As filed with the Securities and Exchange Commission on August 20, 2007

Registration No. 333-144238

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1 to

Form S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

HOLOGIC, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	3844	04-2902449
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

35 Crosby Drive, Bedford, Massachusetts 01730

Telephone: (781) 999-7300

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Glenn P. Muir

Executive Vice President

Finance and Administration

35 Crosby Drive, Bedford, Massachusetts 01730

Telephone: (781) 999-7300

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copies to:

A. Suzanne Meszner-Eltrich, Esq.

Senior Vice President,

General Counsel and Secretary

Cytyc Corporation

250 Campus Drive

Marlborough, MA 01752

(508) 263-2900

and

Philip J. Flink, Esq. Samuel P. Williams, Esq. Matthew S. Gilman, Esq. Brown Rudnick Berlack Israels LLP One Financial Center Boston, MA 02111 (617) 856-8200	Joseph E. Gilligan, Esq. Joseph G. Connolly, Jr., Esq. Amit Saluja, Esq. Hogan & Hartson LLP 555 Thirteenth Street, N.W. Washington, D.C. 2004 (202) 637-5600

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box:  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this joint proxy statement/prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This joint proxy statement/prospectus is not an offer to sell and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY—SUBJECT TO COMPLETION, DATED AUGUST 20, 2007

MERGER PROPOSED—YOUR VOTE IS VERY IMPORTANT

The boards of directors of Hologic, Inc., or Hologic, and Cytyc Corporation, or Cytyc, have approved a business combination of the two companies pursuant to the terms of an Agreement and Plan of Merger dated as of May 20, 2007. Pursuant to the terms of the merger agreement, Cytyc will be merged into a wholly owned subsidiary of Hologic. Following the completion of the merger, Cytyc stockholders will own approximately 55% of the outstanding common stock of the combined company and Hologic stockholders will own approximately 45% of the outstanding common stock of the combined company.

The combined company will be named Hologic, Inc., and the shares of the combined company will be traded on the Nasdaq Global Select Market, under the symbol “HOLX.”

Under the terms of the merger agreement, Cytyc’s stockholders will receive 0.52 of a share of Hologic common stock and $16.50 in cash for each share of Cytyc common stock. Cytyc stockholders will receive cash for any fractional shares which they would otherwise receive in the merger. Hologic stockholders will continue to own their existing shares after the merger. Hologic common stock is traded on the Nasdaq Global Select Market under the symbol “HOLX.” On [    ], 2007, the last practicable day before the mailing of this joint proxy statement/prospectus, the closing price per share of Hologic common stock as reported by the Nasdaq Global Select Market was $[            ].

YOUR VOTE IS IMPORTANT. The merger cannot be completed unless, among other things, Cytyc stockholders adopt the merger agreement, and Hologic stockholders approve an amendment to Hologic’s certificate of incorporation, which we refer to as the Hologic charter, and approve the issuance of Hologic common stock to Cytyc stockholders in the merger.

The Hologic board of directors unanimously recommends that Hologic stockholders vote “FOR” the amendment to the Hologic charter to increase the number of authorized shares of Hologic common stock and “FOR” the issuance of Hologic common stock to Cytyc stockholders in the merger. The Cytyc board of directors unanimously recommends that Cytyc stockholders vote “FOR” the adoption of the merger agreement and the transactions contemplated thereby, including the merger.

Hologic and Cytyc will each hold a special meeting of their respective stockholders to vote on these proposals. Whether or not you plan to attend your company’s special meeting, please take the time to vote by completing and mailing the enclosed proxy card or submitting your proxy by telephone or through the Internet using the procedures in the proxy voting instructions included with your proxy card. Even if you return the proxy, you may attend your company’s special meeting and vote your shares in person.

This joint proxy statement/prospectus describes the proposed merger and related transactions in more detail. Hologic and Cytyc encourage you to read the entire joint proxy statement/prospectus carefully, including the merger agreement, which is attached as Annex A, and the section entitled “ Risk Factors” beginning on page 26.

We strongly support the combination of our companies and join with our respective boards of directors in recommending that you vote in favor of the proposals presented in this joint proxy statement/prospectus.

Sincerely,	Sincerely,

John W. Cumming Chairman and Chief Executive Officer HOLOGIC, INC.	Patrick J. Sullivan Chairman, Chief Executive Officer and President CYTYC CORPORATION

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under this joint proxy statement/prospectus or determined if this joint proxy statement/prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This joint proxy statement/prospectus is dated [    ], 2007 and, together with the accompanying proxy card, is first being mailed or otherwise distributed to stockholders of Hologic and Cytyc on or about [    ], 2007.

THIS JOINT PROXY STATEMENT/PROSPECTUS INCORPORATES

ADDITIONAL INFORMATION

Hologic

This joint proxy statement/prospectus incorporates by reference important business and financial information about Hologic from other documents filed with the Securities and Exchange Commission, which is referred to as the SEC, that are not included in or delivered with this joint proxy statement/prospectus. This information is available to you without charge upon your written or oral request. For a list of the documents incorporated by reference into this joint proxy statement/prospectus, see “Where You Can Find More Information” beginning on page 197. You can obtain the documents that are incorporated by reference into this joint proxy statement/prospectus, without charge, from the Investor Relations section of Hologic’s website at www.hologic.com or by requesting them in writing or by telephone as set forth below:

By Mail:	Hologic, Inc.
35 Crosby Drive
Bedford, MA 01730

By Telephone:	(781) 999-7300

If you would like to request any documents, please do so by [    ], 2007 in order to receive them before the Hologic special meeting.

Cytyc

Cytyc is subject to the informational filing requirements of the Securities Exchange Act of 1934, as amended, which is referred to as the Exchange Act, and, in accordance therewith, is obligated to file reports, proxy statements and other information with the SEC relating to its business, financial condition and other matters. The information filed by Cytyc with the SEC may be inspected at the SEC’s public reference library at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Copies of such information may be obtained by mail, upon payment of the SEC’s customary charges, by writing to the SEC’s principal office at 100 F Street, N.E., Washington D.C. 20549. The SEC also maintains a website at www.sec.gov that contains the information that Cytyc has filed with the SEC via the EDGAR system. Documents filed with the SEC by Cytyc also are available free of charge on the investor relations portion of the Cytyc website at www.cytyc.com. At the present time, Cytyc is not eligible to incorporate by reference the information filed with the SEC into this joint proxy statement/prospectus and accordingly has included the required business and financial information in this joint proxy statement/prospectus. The business and financial information about Cytyc is attached hereto as Annex B.

Use of Non-GAAP Financial Measures

This joint proxy statement/prospectus includes non-GAAP financial measures, such as adjusted earnings per share, or adjusted EPS, and EBITDA. Adjusted EPS excludes the write-off and amortization of acquisition-related intangible assets, and tax provisions/benefits related thereto. EBITDA is defined as net earnings (loss) before interest, taxes, depreciation and amortization expense. Hologic and Cytyc believe that the use of these non-GAAP measures helps investors to gain a better understanding of our respective core operating results and future prospects, consistent with how management measures and forecasts our respective performance, especially when comparing such results to previous periods or forecasts. When analyzing Hologic’s operating performance, investors should not consider these non-GAAP financial measures as a substitute for net income prepared in accordance with U.S. generally accepted accounting principles, referred to as U.S. GAAP or GAAP.

VOTING ELECTRONICALLY, BY TELEPHONE, BY MAIL OR IN PERSON

Hologic stockholders of record as of the close of business on [    ], 2007 may submit their proxies:

•	through the Internet, by visiting the website established for that purpose at www.voteproxy.com and following the instructions set forth therein;

•	by telephone, by calling toll-free 1-800-PROXIES (1-800-776-9437) in the United States, Canada or Puerto Rico on a touch-tone phone and following the recorded instructions; or

•	by mail, by marking, signing, and dating your proxy card and returning it in the postage-paid envelope provided or pursuant to the instructions set out in the proxy card.

In addition, a Hologic stockholder may attend the Hologic special meeting in person and vote in person. If your shares are held in “street name,” you must request a legal proxy from your nominee as proof of ownership in order to vote in person at the special meeting.

Cytyc stockholders of record as of the close of business on [    ], 2007 may submit their proxies:

•	through the Internet, by visiting the website established for that purpose at www.investorvote.com and following the instructions set forth therein;

•	by telephone, by calling toll-free 1-800-652-VOTE (1-800-652-8683) in the United States, Canada or Puerto Rico on a touch-tone phone and following the recorded instructions; or

•	by mail, by marking, signing, and dating your proxy card and returning it in the postage-paid envelope provided or pursuant to the instructions set out in the proxy card.

In addition, a Cytyc stockholder may attend the Cytyc special meeting and vote in person. If your shares are held in “street name,” you must request a legal proxy from your nominee as proof of ownership in order to vote in person at the special meeting.

If you hold your shares in “street name”, please refer to your proxy card or the information forwarded by your bank, broker or other holder of record to see which options are available to you.

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To Be Held On [    ], 2007

Dear Stockholder:

NOTICE IS HEREBY GIVEN that a special meeting of stockholders of Hologic, Inc. will be held on [    ], 2007 at 9:00 a.m., local time, at Hologic’s principal executive offices located at 35 Crosby Drive, Bedford, Massachusetts 01730 (the “Hologic special meeting”).

The purpose of the Hologic special meeting is to consider and to vote on the following proposals:

•

to approve an amendment to Hologic’s Certificate of Incorporation, as amended, which is referred to as the Hologic charter, effective immediately prior to the effective time of the merger, to increase the authorized number of shares of Hologic common stock from 90,000,000 to 300,000,000;

•

to approve the issuance of shares of Hologic common stock to stockholders of Cytyc Corporation in connection with the merger contemplated by the Agreement and Plan of Merger dated as of May 20, 2007, among Hologic, Cytyc and Nor’easter Corp., a wholly owned subsidiary of Hologic formed for the purpose of the merger;

•	to approve the Hologic, Inc. Senior Executive Short-Term Incentive Plan;

•	to approve an amendment to Hologic’s Second Amended and Restated 1999 Equity Incentive Plan, which amendment will become effective if the merger is completed; and

•

if submitted to a vote of Hologic stockholders, to approve an adjournment of the special meeting, including, if necessary, to solicit additional proxies in favor of the foregoing proposals if there are not sufficient votes for those proposals.

The Hologic board of directors has unanimously determined that the merger agreement, the merger and the other transactions contemplated therein, including the amendment to the Hologic charter and the issuance of Hologic common stock in the merger, are advisable and in the best interests of Hologic and its stockholders. The Hologic board of directors recommends that Hologic stockholders vote “FOR” the amendment to the Hologic charter, “FOR” the issuance of Hologic common stock in the merger, “FOR” the approval of the Hologic, Inc. Senior Executive Short-Term Incentive Plan, “FOR” the approval of an amendment to Hologic’s Second Amended and Restated 1999 Equity Incentive Plan and “FOR” the adjournment of the special meeting, including, if necessary, to solicit additional proxies in favor of any of the proposals to be acted upon at the Hologic special meeting.

Hologic and Cytyc cannot complete the merger unless:

•	the proposed amendment to the Hologic charter is approved by the affirmative vote of a majority of the outstanding shares of Hologic common stock entitled to vote on the proposal; and

•	the issuance of shares of Hologic common stock to Cytyc stockholders in the merger is approved by the affirmative vote of a majority of the votes cast in person or by proxy on the proposal.

Your failure to vote will have the same effect as a vote against the approval of the Hologic charter amendment.

The close of business on [    ], 2007 has been fixed as the record date, which is referred to as the Hologic record date, for the determination of Hologic stockholders who are entitled to notice of, and to vote at, the Hologic special meeting or any adjournments or postponements of the Hologic special meeting. Only holders of Hologic common stock of record at the close of business on [    ], 2007 are entitled to notice of, and to vote at, the

Hologic special meeting or any adjournments or postponements of the Hologic special meeting. A complete list of the holders of Hologic common stock entitled to vote at the Hologic special meeting will be available for examination by any Hologic stockholder, for any purpose germane to the Hologic special meeting, at Hologic’s principal executive offices at 35 Crosby Drive, Bedford, Massachusetts 01730, for a period of ten days before the Hologic special meeting, between the hours of 9:00 a.m. and 4:00 p.m., local time, and at the Hologic special meeting during the entire time of the meeting.

We direct your attention to the joint proxy statement/prospectus accompanying this notice for a more complete statement regarding the matters proposed to be acted upon at the Hologic special meeting. We encourage you to read the entire joint proxy statement/prospectus carefully, including the merger agreement, which is attached as Annex A to the joint proxy statement/prospectus, and the section entitled “Risk Factors” beginning on page 26.

YOUR VOTE IS VERY IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE HOLOGIC SPECIAL MEETING, PLEASE VOTE AS SOON AS POSSIBLE BY MAIL, BY TELEPHONE OR THROUGH THE INTERNET. INSTRUCTIONS ON THESE DIFFERENT WAYS TO VOTE YOUR PROXY ARE FOUND ON THE ENCLOSED PROXY CARD. YOU MAY REVOKE YOUR PROXY AT ANY TIME BEFORE IT IS VOTED AT THE HOLOGIC SPECIAL MEETING BY FOLLOWING THE PROCEDURES SET FORTH IN THE ACCOMPANYING JOINT PROXY STATEMENT/PROSPECTUS. REMEMBER, YOUR VOTE IS IMPORTANT, SO PLEASE VOTE PROMPTLY!

By Order of the Board of Directors,

John W. Cumming Chairman of the Board and Chief Executive Officer

[    ], 2007

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To Be Held On [    ], 2007

To the Stockholders of Cytyc Corporation:

Cytyc Corporation (“Cytyc”) is pleased to invite you to attend a special meeting of the stockholders of Cytyc which will be held on [    ], 2007 at [    ] a.m., local time, at The Hilton Boston Logan Airport, 85 Terminal Road, Boston, Massachusetts 02128 (the “Cytyc special meeting”).

The purpose of the Cytyc special meeting is to consider and to vote on the following proposals:

•

to adopt the Agreement and Plan of Merger, dated as of May 20, 2007, among Cytyc, Hologic, Inc. (“Hologic”) and Nor’easter Corp., a wholly owned subsidiary of Hologic formed for the purpose of the merger (“MergerSub”), a copy of which is attached as Annex A to the joint proxy statement/prospectus, and the transactions contemplated thereby, including the merger, pursuant to which Cytyc will merge with and into MergerSub, with MergerSub continuing as the surviving corporation under the name “Cytyc Corporation” and as a wholly owned subsidiary of Hologic; and

•

if submitted to a vote of Cytyc stockholders, to approve an adjournment of the Cytyc special meeting, including, if necessary, to solicit additional proxies in favor of the proposal to adopt the merger agreement if there are not sufficient votes for that proposal at the time of the meeting.

The Cytyc board of directors has unanimously determined that the merger agreement and the transactions contemplated thereby are advisable and fair to and in the best interests of Cytyc and its stockholders, unanimously authorized, adopted and approved the merger agreement and the transactions contemplated thereby, including the merger, and recommends that Cytyc stockholders vote “FOR” the adoption of the merger agreement and the transactions contemplated thereby, including the merger, and “FOR” the adjournment of the Cytyc special meeting, including, if necessary, to solicit additional proxies in favor of the adoption of the merger agreement.

Hologic and Cytyc cannot complete the merger unless the proposal to adopt the merger agreement is approved by the affirmative vote of a majority of the outstanding shares of Cytyc common stock entitled to vote at the Cytyc special meeting.

Your failure to vote will have the same effect as a vote against the adoption of the merger agreement. Therefore, your vote is very important.

The close of business on [    ], 2007 has been fixed as the record date, which is referred to as the Cytyc record date, for the determination of Cytyc stockholders entitled to notice of, and to vote at, the Cytyc special meeting or any adjournments or postponements of the Cytyc special meeting. Only holders of record of Cytyc common stock at the close of business on the Cytyc record date are entitled to notice of, and to vote at, the Cytyc special meeting. A complete list of stockholders entitled to vote at the Cytyc special meeting will be available for examination by any Cytyc stockholder, during normal business hours, at Cytyc’s headquarters at 250 Campus Drive, Marlborough, Massachusetts 01752 for purposes pertaining to the Cytyc special meeting for a period of ten days before the Cytyc special meeting, and at the Cytyc special meeting during the entire time of the meeting.

We direct your attention to the joint proxy statement/prospectus accompanying this notice for more detailed information regarding the matters proposed to be acted upon at the Cytyc special meeting. You are encouraged to read the entire joint proxy statement/prospectus carefully, including the merger agreement, which is attached as Annex A to the joint proxy statement/prospectus, and the section entitled “Risk Factors” beginning on page 26 of the joint proxy statement/prospectus.

Holders of Cytyc common stock who do not vote in favor of adopting the merger agreement and who otherwise comply with the requirements of Delaware law will be entitled to appraisal rights. A summary of the applicable Delaware law provision, including the requirements a Cytyc stockholder must follow in order to exercise his or her appraisal rights, is contained in the accompanying joint proxy statement/prospectus.

SO THAT YOUR SHARES WILL BE REPRESENTED WHETHER OR NOT YOU PLAN TO ATTEND THE CYTYC SPECIAL MEETING, PLEASE VOTE AS SOON AS POSSIBLE BY: (1) ACCESSING THE INTERNET WEBSITE SPECIFIED ON YOUR PROXY CARD; (2) CALLING THE TOLL-FREE NUMBER SPECIFIED ON YOUR PROXY CARD; OR (3) SIGNING, DATING AND MAILING THE ENCLOSED PROXY CARD. YOU MAY REVOKE YOUR PROXY AT ANY TIME BEFORE IT IS VOTED AT THE CYTYC SPECIAL MEETING BY FOLLOWING THE PROCEDURES SET FORTH IN THE ACCOMPANYING JOINT PROXY STATEMENT/PROSPECTUS. REMEMBER, YOUR VOTE IS IMPORTANT, SO PLEASE ACT PROMPTLY.

By Order of the Board of Directors,

Patrick J. Sullivan Chairman, Chief Executive Officer and President

[    ], 2007

-i-

-ii-

-iii-

LIST OF ANNEXES

Annex A	Agreement and Plan of Merger

Annex B	Information about Cytyc, Cytyc Financial Statements and Adeza Financial Statements

Annex C	Opinion of Goldman, Sachs & Co.

Annex D	Opinion of Jefferies & Company, Inc.

Annex E	Opinion of Morgan Stanley & Co. Incorporated

Annex F	Opinion of J.P. Morgan Securities Inc.

Annex G	Section 262 of the General Corporation Law of the State of Delaware

Annex H	Amendment to Certificate of Incorporation of Hologic, Inc.

Annex I	Second Amended and Restated Bylaws of Hologic, Inc.

Annex J	Hologic, Inc. Senior Executive Short-Term Incentive Plan

Annex K	Amendment to Hologic’s Second Amended and Restated 1999 Equity Incentive Plan

-iv-

QUESTIONS AND ANSWERS ABOUT THE MERGER

The following are some questions that you, as a stockholder of Hologic or Cytyc, may have regarding the merger and the other matters being considered at the stockholders’ meetings and the answers to those questions. Hologic and Cytyc urge you to read carefully the entire joint proxy statement/prospectus because the information in this section does not provide all the information that might be important to you with respect to the merger and the other matters being considered at the stockholders’ meetings. Additional important information is also contained in the annexes to and the documents incorporated by reference into this joint proxy statement/prospectus.

Q:	Why am I receiving this joint proxy statement/prospectus?

A:	Hologic and Cytyc are proposing to combine the two companies in a merger transaction pursuant to the terms of a merger agreement that is described in this joint proxy statement/prospectus. In the merger, Cytyc will be merged with and into a wholly owned subsidiary of Hologic that was formed for the purpose of the merger, with the Hologic subsidiary surviving the merger and remaining a wholly owned subsidiary of Hologic under the name “Cytyc Corporation.” A copy of the merger agreement is attached to this joint proxy statement/prospectus as Annex A.

In order to complete the merger, Hologic stockholders must approve an amendment to Hologic’s charter to increase the number of authorized shares of Hologic common stock and approve the issuance of shares of Hologic common stock in connection with the merger, and Cytyc stockholders must adopt the merger agreement and the transactions contemplated thereby, including the merger. In addition, all other conditions to the merger must be satisfied or waived.

Neither the amendment to the Hologic charter nor the issuance of Hologic common stock in connection with the merger will take place unless both of these proposals are approved by Hologic stockholders and the merger is completed. Hologic will hold a special meeting of its stockholders, referred to as the Hologic special meeting, to obtain the required approvals of Hologic stockholders, and Cytyc will hold a special meeting of its stockholders, referred to as the Cytyc special meeting, to obtain the required approval of Cytyc stockholders.

Q:	What will I receive in the merger?

A:	Hologic stockholders. Each share of Hologic common stock held by Hologic stockholders immediately before the merger will continue to represent one share of Hologic common stock after the effective time of the merger. In other words, Hologic stockholders will receive no consideration in the merger and the merger will not change the number of shares a Hologic stockholder currently owns.

Cytyc stockholders. For each share of Cytyc common stock held immediately before the effective time of the merger, Cytyc stockholders will have the right to receive 0.52 of a share of Hologic common stock and $16.50 in cash without interest. Cytyc stockholders will also receive cash for any fractional shares of Hologic common stock that they would otherwise receive in the merger. The amount of cash for fractional shares will be calculated by multiplying the fraction of a share of Hologic common stock to which the Cytyc stockholder would be entitled to receive in the merger by the closing sale price of a share of Hologic common stock on the closing date of the merger.

Hologic and Cytyc expect that, upon completion of the merger, assuming conversion of all of Cytyc’s outstanding 2.25% Senior Convertible Notes due 2024, approximately 55% of the outstanding common stock of Hologic will be held by former Cytyc stockholders, and approximately 45% of the outstanding common stock of Hologic will be held by current Hologic stockholders.

Q:	How will Hologic pay for the cash portion of the merger consideration?

A:	Hologic has received a firm financing commitment from Goldman Sachs Credit Partners L.P., Bank of America, N.A., Banc of America Securities LLC, Banc of America Bridge LLC, Citigroup Global Markets Inc., JPMorgan Chase Bank, N.A., and J.P. Morgan Securities Inc., collectively referred to as the arrangers, in which the arrangers committed to provide, in the aggregate, financing of up to approximately $2.55 billion to pay for the cash portion of the merger consideration, for repayment of existing debt of Hologic and Cytyc, for expenses relating to the merger and for working capital following the completion of the merger. For a more detailed description of the terms of the financing and the commitment letter, see “The Merger—Financing of the Merger” beginning on page 59, and for information about certain risks related to the financing, see “Risk Factors—Risks Related to Indebtedness of the Combined Company” beginning on page 30.

Q:	Is the merger expected to be taxable to stockholders?

A:	Hologic and Cytyc intend for the merger to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, which we refer to as the Code. If you are a Cytyc stockholder, you generally will recognize income or gain for U.S. federal income tax purposes equal to the lesser of (i) the amount of cash (excluding cash that you receive in lieu of fractional shares of Hologic common stock) that you receive and (ii) the amount of gain that you realize, which generally is equal to the sum of (a) the amount of cash that you receive plus (b) the fair market value of any Hologic common stock that you receive, over your tax basis in the shares of Cytyc common stock that you surrender pursuant to the merger. In addition, if you receive cash in lieu of a fractional share of Hologic common stock, you will recognize gain or loss based on the difference between the cash you receive for such fractional share and your tax basis allocable to the fractional share.

You should read “Material United States Federal Income Tax Consequences of the Merger” beginning on page 111 for a more complete discussion of the United States federal income tax consequences of the merger.

If you are a Hologic stockholder, you will simply retain your shares of Hologic common stock, and the merger therefore will not be taxable to you.

Tax matters can be complicated and the tax consequences of the merger to you will depend on your particular tax situation. We recommend that you consult your tax advisor to determine the tax consequences of the merger to you.

Q:	When and where are the Hologic and Cytyc special meetings?

A:	Hologic special meeting. The Hologic special meeting will be held on [ ], 2007 at 9:00 a.m., local time, at Hologic’s principal executive offices located at 35 Crosby Drive, Bedford, Massachusetts 01730, to consider and vote on the proposals related to the merger and certain other proposals.

Cytyc special meeting. The Cytyc special meeting will be held on [ ], 2007 at [ ] a.m., local time, at The Hilton Boston Logan Airport, 85 Terminal Road, Boston, Massachusetts 02128 to consider and vote on the proposals related to the merger.

Q:	What are Hologic stockholders being asked to vote on?

A:	Hologic stockholders are being asked to vote (i) to approve an amendment to the Hologic charter to increase the number of authorized shares of Hologic common stock, (ii) to approve the issuance of shares of Hologic common stock to Cytyc stockholders in connection with the merger, (iii) to approve the Hologic, Inc. Senior Executive Short-Term Incentive Plan, (iv) to approve an amendment to Hologic’s Second Amended and Restated 1999 Equity Incentive Plan, and (v) if submitted to a vote of Hologic stockholders, to approve the adjournment of the Hologic special meeting, including, if necessary, to solicit additional proxies in favor of any of the foregoing proposals.

Q:	Why are Hologic stockholders being asked to approve the Hologic, Inc. Senior Executive Short-Term Incentive Plan?

A:	Hologic is submitting the Hologic, Inc. Senior Executive Short-Term Incentive Plan for stockholder approval as required by Section 162(m) of the Code. If the plan is approved by stockholders and the terms of the plan are satisfied, the payment of bonuses to certain executive officers of Hologic will be fully deductible by Hologic as qualified performance-based compensation under Section 162(m) of the Code.

Q:	Why are Hologic stockholders being asked to approve an amendment to Hologic’s Second Amended and Restated 1999 Equity Incentive Plan?

A:	Hologic is submitting the amendment to Hologic’s Second Amended and Restated 1999 Equity Incentive Plan for stockholder approval for the purpose of increasing the number of shares of common stock available for issuance under that plan by 4,000,000 shares effective upon completion of the merger. Following completion of the merger, the combined company will be a much larger company with significantly more employees. The Hologic board of directors believes the combined company will need a significant number of shares available to provide equity-based incentive compensation to the directors, officers and other employees of the combined company following the merger.

Q:	What are Cytyc stockholders being asked to vote on?

A:	Cytyc stockholders are being asked to vote (i) to adopt the merger agreement and the transactions contemplated thereby, including the merger, and (ii) if submitted to a vote of the Cytyc stockholders, to approve the adjournment of the Cytyc special meeting, including, if necessary, to solicit additional proxies in favor of the proposal to adopt the merger agreement.

Q:	What vote by Hologic stockholders is required to approve the proposals to be submitted to Hologic stockholders at the Hologic special meeting?

A:	The affirmative vote of a majority of the outstanding shares of Hologic common stock entitled to vote at the Hologic special meeting is required for approval of the amendment to Hologic’s charter to increase the number of authorized shares of Hologic common stock from 90,000,000 to 300,000,000.

The affirmative vote of a majority of the votes cast in person or by proxy at the Hologic special meeting is required to approve the proposals relating to the issuance of Hologic common stock to Cytyc stockholders in the merger, the approval of the Hologic, Inc. Senior Executive Short-Term Incentive Plan and the approval of the amendment to Hologic’s Second Amended and Restated 1999 Equity Incentive Plan.

The affirmative vote of a majority of votes cast in person or by proxy, whether or not a quorum is present at the Hologic special meeting, is required for stockholders to approve the proposal to adjourn the Hologic special meeting.

Q:	What vote by Cytyc stockholders is required to approve the proposals to be submitted to Cytyc stockholders at the Cytyc special meeting?

A:	The affirmative vote of a majority of the outstanding shares of Cytyc common stock entitled to vote at the Cytyc special meeting is required to adopt the merger agreement and the transactions contemplated thereby, including the merger.

The affirmative vote of a majority of votes cast in person or by proxy, whether or not a quorum is present at the Cytyc special meeting, is required for stockholders to approve the proposal to adjourn the Cytyc special meeting.

Q:	Who can vote at the Hologic special meeting?

A:	Hologic stockholders can vote at the Hologic special meeting if they owned shares of Hologic common stock at the close of business on [ ], 2007, the record date for the Hologic special meeting. As of the close of business on that day, [ ] shares of Hologic common stock were outstanding.

Q:	Who can vote at the Cytyc special meeting?

A:	Cytyc stockholders can vote at the Cytyc special meeting if they owned shares of Cytyc common stock at the close of business on [ ], 2007, the record date for the Cytyc special meeting. As of the close of business on that day, [ ] shares of Cytyc common stock were outstanding.

Q:	Why is my vote important?

A:	In order to complete the merger, Hologic stockholders must approve the amendment to the Hologic charter to increase the number of authorized shares of Hologic common stock and the issuance of Hologic common stock to Cytyc stockholders in the merger, and Cytyc stockholders must adopt the merger agreement and the transactions contemplated thereby, including the merger.

Hologic stockholders.

•

If you abstain from voting or do not vote (either in person or by proxy), or fail to direct your broker how to vote, it will have the same effect as a vote AGAINST the proposal to approve the amendment to the Hologic charter.

•

If you abstain from voting or do not vote (either in person or by proxy), or fail to direct your broker how to vote, it will have NO EFFECT on the proposals to approve the issuance of shares of Hologic common stock to Cytyc stockholders in the merger, the Hologic, Inc. Senior Executive Short-Term Incentive Plan, the amendment to Hologic’s Second Amended and Restated 1999 Equity Incentive Plan or to adjourn the Hologic special meeting to solicit additional proxies in favor of any of the foregoing proposals to be acted upon at the Hologic special meeting.

Cytyc stockholders.

•

If you abstain from voting or do not vote (either in person or by proxy), or fail to direct your broker how to vote, it will have the same effect as a vote AGAINST the proposal to adopt the merger agreement and the transactions contemplated thereby, including the merger.

•

If you abstain from voting or do not vote (either in person or by proxy), or fail to direct your broker how to vote, it will have NO EFFECT on the proposal to adjourn the Cytyc special meeting to solicit additional proxies in favor of the proposal to adopt the merger agreement.

Q:	If my shares are held in “street name” by my broker, will my broker vote my shares for me?

A:	Your broker is not permitted to decide how your shares should be voted. Your broker will only vote your shares on a proposal if you provide your broker with voting instructions on that proposal. You should instruct your broker to vote your shares by following the directions that your broker provides you. Please check the voting information form used by your broker to see if it offers telephone or Internet voting.

Q:	What if I fail to instruct my broker?

A:	If you fail to instruct your broker to vote your shares, they will not be voted at your company’s special meeting and will have the consequences set forth under “Why is my vote important?”

Q:	What will happen if I return my proxy card without indicating how to vote?

A.	If you sign and send in your proxy and do not indicate how you want to vote on any particular proposal, the Hologic or Cytyc common stock represented by your proxy will be voted “FOR” that proposal.

Q:	What do I do if I want to change my vote?

A:	You can change your vote at any time before your proxy is voted at your company’s special meeting. You can do this in one of four ways:

•	you can send a signed notice of revocation;

•	you can grant a new, valid proxy by executing a new proxy card bearing a later date;

•	you can vote at a later time by telephone or through the Internet; or

•	if you are a holder of record, you can attend the applicable special meeting and vote in person, but your attendance alone will not revoke any proxy that you have previously given.

If you choose either of the first two methods, your notice of revocation or your new proxy must be received by your company’s corporate secretary at the address provided under “The Companies” beginning on page 7 no later than the beginning of the applicable special meeting. If you are a Hologic stockholder, you can find further details on how to revoke your proxy in “The Hologic Special Meeting—Revocation of Proxies” beginning on page 139. If you are a Cytyc stockholder, you can find further details on how to revoke your proxy in “The Cytyc Special Meeting—Revocation of Proxies” beginning on page 142.

If you hold your shares in “street name,” please refer to your proxy card or the information forwarded by your bank, broker or other holder of record to see which options are available to you.

Q:	Can I dissent and require appraisal of my shares?

A:	Hologic stockholders. Under Delaware law, Hologic stockholders have no right to an appraisal of the “fair value” of their shares in connection with the merger.

Cytyc stockholders. Under Delaware law, instead of receiving the merger consideration, Cytyc stockholders are entitled to demand to have the “fair value” of their shares at the effective time of the merger judicially determined and paid to them in cash. A stockholder who desires to exercise appraisal rights must (i) not vote in favor of the merger, (ii) deliver a written demand for appraisal of his or her shares to the corporate secretary of Cytyc before the vote on the merger at the Cytyc special meeting and (iii) otherwise comply with the provisions of Delaware law. You should carefully read and follow the instructions under “The Merger—Appraisal Rights” beginning on page 107 if you wish to exercise your appraisal rights.

Q:	What do I do now?

A:	Carefully read and consider the information contained in and incorporated by reference into this joint proxy statement/prospectus, including its annexes.

In order for your shares to be represented at your special stockholders’ meeting:

•	you can vote by telephone or through the Internet by following the instructions included on your proxy card;

•	you can indicate on the enclosed proxy card how you would like to vote and sign and return the proxy card in the accompanying pre-addressed postage paid envelope; or

•	you can attend your special meeting and vote in person.

If you hold your shares in “street name,” please refer to your proxy card or the information forwarded by your bank, broker or other holder of record to see which options are available to you.

Q:	Should stockholders send in their stock certificates with their proxies?

A:	No. Cytyc stockholders should not send in their stock certificates at this time. If the merger is completed, Hologic’s exchange agent will send former Cytyc stockholders a letter of transmittal and written instructions explaining what they must do to exchange their Cytyc stock certificates or transfer uncertificated shares for the merger consideration payable to them.

Hologic stockholders will retain their current stock certificates after the merger and should not send in their stock certificates.

Q:	When do you expect to complete the merger?

A:	Hologic and Cytyc are working to complete the merger as quickly as practicable. However, Hologic and Cytyc cannot assure you when or if the merger will be completed. Completion of the merger is subject to satisfaction or waiver of the conditions specified in the merger agreement, including receipt of the necessary approvals of each of Hologic’s and Cytyc’s stockholders at their respective special meetings and any necessary regulatory approvals. It is possible that factors outside the control of both companies could result in the merger being completed later than expected. Although the exact timing of completion of the merger cannot be predicted with certainty, Hologic and Cytyc anticipate completing the merger in late September or early October 2007. See “The Merger Agreement—Conditions to Completion of the Merger” beginning on page 129.

Q:	Whom should I call with questions?

A:	Hologic Stockholders. If you have additional questions about the merger or the other matters to be voted on at the Hologic special meeting or if you desire additional copies of this joint proxy statement/prospectus or you need assistance voting your shares, you should contact:

105 Madison Avenue

New York, NY 10016

(212) 929-5500 (Call Collect)

or

Call Toll-Free (800) 322-2885

Email: proxy@mackenziepartners.com

Cytyc Stockholders. If you have additional questions about the merger or the other matters to be voted on at the Cytyc special meeting or if you desire additional copies of this joint proxy statement/prospectus or you need assistance voting your shares, you should contact:

Morrow & Co., Inc.

470 West Avenue

Stamford, CT 06902

(203) 658-9400

Banks and Brokerage Firms, Please Call: (203) 658-9400

Stockholders Call Toll-Free: (800) 607-0088

SUMMARY

This summary highlights information contained elsewhere in this joint proxy statement/prospectus. It does not contain all of the information that may be important to you. You are urged to read carefully this entire joint proxy statement/prospectus, including the attached annexes, and the other documents to which this joint proxy statement/prospectus refers you in order for you to fully understand the proposed merger. See “Where You Can Find More Information” beginning on page 197. Each item in this summary refers to the page of this joint proxy statement/prospectus on which that subject is discussed in more detail.

The Companies

Hologic, Inc. (see page 115)

Hologic, Inc.

35 Crosby Drive

Bedford, MA 01730

(781) 999-7300

http://www.hologic.com1

Hologic is a leading developer, manufacturer and supplier of diagnostic and medical imaging systems primarily dedicated to serving the healthcare needs of women. Hologic focuses its resources on developing systems and subsystems offering superior image quality and diagnostic accuracy, which has enabled it to capture significant market share and customer loyalty, despite the presence of large competitors.

Hologic’s core women’s healthcare business units are focused on mammography and breast care, and osteoporosis assessment. Its mammography and breast care products include a broad product line of breast imaging and related products, including film-based and digital mammography systems, computer-aided detection (CAD), breast biopsy systems and breast biopsy and tissue extraction devices. Hologic’s Lorad line of mammography systems and its bone densitometry product line are premier brands in their markets. Hologic’s newly acquired CAD product lines from R2 Technology, Inc. and breast biopsy devices and tissue extraction product lines from Suros Surgical Systems, Inc. also hold positions of industry prominence in their areas of application. Hologic’s osteoporosis assessment products primarily consist of dual-energy X-ray bone densitometry systems and an ultrasound-based osteoporosis assessment product. Hologic’s other business unit includes: Fluoroscan mini C-arm imaging products, Esaote line of extremity MRI (Magnetic Resonance Imaging) systems which are manufactured by an original equipment manufacturer and photoconductor coating business, which Hologic acquired in connection with its acquisition of AEG Electrofotografie GmbH and its group of related companies. Hologic’s customers include hospitals, imaging clinics and private practices, many of the leading healthcare organizations in the world and major pharmaceutical companies utilizing Hologic’s products in conducting clinical trials.

[1]	The information contained on Hologic’s website is expressly not incorporated by reference into this joint proxy statement/prospectus.

Nor’easter Corp. (see page 115)

Nor’easter Corp.

35 Crosby Drive

Bedford, MA 01730

(781) 999-7300

Nor’easter Corp. is a wholly owned subsidiary of Hologic that was incorporated in Delaware in May 2007. Nor’easter does not engage in any operations and exists solely to facilitate the merger.

Cytyc Corporation (see page 116)

Cytyc Corporation

250 Campus Drive

Marlborough, MA 01752

(508) 263-2900

http://www.cytyc.com2

Cytyc is a diversified diagnostic and medical device company that designs, develops, manufactures, and markets innovative and clinically effective diagnostic and surgical products. Cytyc’s products cover a range of cancer and women’s health applications, including cervical cancer screening, pre-term birth risk assessment treatment of excessive menstrual bleeding, radiation treatment of early-stage breast cancer, and radiation treatment of patients with malignant brain tumors.

Cytyc operates its business in three reportable segments: domestic diagnostic products, domestic surgical products and international. Cytyc’s domestic diagnostic products segment develops and markets the ThinPrep® System in the United States primarily for use in cytology testing applications, such as cervical cancer screening, and FullTerm®, The Fetal Fibronectin Test, acquired as part of Cytyc’s purchase of Adeza Biomedical Corporation, which offers clinical and cost benefits for the assessment of the risk of pre-term birth. Cytyc’s domestic surgical products segment develops and markets the NovaSure® System, an innovative endometrial ablation device to treat menorrhagia, or excessive menstrual bleeding, the MammoSite® Radiation Therapy System, a device for the treatment of early-stage breast cancer that positions radiation sources directly into the post-lumpectomy site to optimize radiation treatment delivery while minimizing damage to healthy tissue, and the GliaSite® Radiation Therapy System for the treatment of malignant brain tumors. The domestic surgical segment, as part of Cytyc’s purchase of Adiana Inc., acquired the Adiana Complete Transcervical Sterilization System®, TCS, which is a form of permanent female contraception intended as an alternative to tubal ligation and for which Cytyc is in the process of seeking a pre-market approval from the U.S. Food and Drug Administration. The domestic surgical products segment markets these products in the United States. Cytyc’s international segment markets its diagnostic and surgical products outside of the United States.

Recent Developments

On June 20, 2007, Hologic entered into a definitive agreement to acquire BioLucent, Inc. and its MammoPad breast cushion business. The purchase price for the transaction will be $70 million (subject to adjustment), plus a two-year earn out. The closing consideration will consist of $5 million in cash and an

[2]	The information contained on Cytyc’s website is expressly not incorporated by reference into this joint proxy statement/prospectus.

additional $65 million payable, at the election of Hologic, in cash, shares of Hologic common stock or a combination thereof. The earn-out will be payable in two annual cash installments not to exceed $15 million in the aggregate based upon BioLucent achieving certain revenue targets. This transaction is expected to close by the end of the third calendar quarter of 2007, after completion of a California fairness hearing, and will be subject to customary closing conditions, including BioLucent stockholder approval.

The Merger

The Agreement and Plan of Merger, dated as of May 20, 2007, among Hologic, Cytyc and Nor’easter Corp., which is referred to as the merger agreement, is attached as Annex A to this joint proxy statement/prospectus. Cytyc and Hologic encourage you to read carefully the merger agreement in its entirety because it is the principal legal agreement that governs the merger.

Structure of the Merger (see page 117)

Subject to the terms and conditions of the merger agreement, at the effective time of the merger, Cytyc will merge with and into Nor’easter Corp., a wholly owned subsidiary of Hologic that was formed for the purpose of the merger, with Nor’easter Corp. surviving the merger as a direct, wholly owned subsidiary of Hologic. At the effective time of the merger, Nor’easter Corp. will be renamed “Cytyc Corporation.”

Merger Consideration (see page 117)

Cytyc stockholders. As a result of the merger, Cytyc stockholders will be entitled to receive, for each issued and outstanding share of Cytyc common stock that they own immediately prior to the effective time of the merger, 0.52 of a share, referred to as the exchange ratio, of Hologic common stock, referred to as the stock merger consideration, and $16.50 in cash without interest, referred to as the cash merger consideration. The combined company will not issue any fractional shares of Hologic common stock in the merger. Instead, Cytyc stockholders will receive cash in lieu of any fractional shares of Hologic common stock that they would have otherwise received in the merger. The amount of cash for fractional shares will be calculated by multiplying the fraction of a share of Hologic common stock to which the Cytyc stockholder would be entitled to receive in the merger by the closing sale price of a share of Hologic common stock on the closing date of the merger. The stock merger consideration, together with the cash merger consideration and any cash received in lieu of fractional shares, is referred to as the merger consideration.

Hologic stockholders. Hologic stockholders will continue to own their existing shares of Hologic common stock after the merger. Hologic stockholders should not send in their stock certificates in connection with the merger.

Ownership of the Combined Company After the Merger

Hologic will issue approximately 65.1 million shares of Hologic common stock to Cytyc stockholders in the merger based on the number of shares of Cytyc common stock outstanding on June 30, 2007, assuming conversion of all of Cytyc’s outstanding 2.25% Senior Convertible Notes due 2024. At the completion of the merger, it is expected that there will be outstanding approximately 119.1 million shares of common stock of the combined company. The shares of Hologic common stock issued to former Cytyc stockholders in the merger will represent approximately 55% of the outstanding common stock of the combined company immediately after the merger. Shares of Hologic common stock held by current Hologic stockholders will represent approximately 45% of the outstanding common stock of the combined company immediately after the merger.

Recommendations to Stockholders

Recommendations to Hologic stockholders. The Hologic board of directors has unanimously determined that the merger agreement and the merger and other transactions contemplated therein, including an amendment to the Hologic charter and the issuance of Hologic common stock in the merger are advisable to and in the best interests of Hologic and its stockholders. The Hologic board of directors recommends that Hologic stockholders vote:

•	“FOR” an amendment to the Hologic charter to increase the authorized number of shares of Hologic common stock from 90,000,000 to 300,000,000 shares;

•	“FOR” the issuance of Hologic common stock to Cytyc stockholders in the merger;

•	“FOR” the approval of the Hologic, Inc. Senior Executive Short-Term Incentive Plan;

•	“FOR” the approval of the amendment to the Hologic’s Second Amended and Restated 1999 Equity Incentive Plan; and

•	“FOR” the adjournment of the special meeting, including, if necessary, to solicit additional proxies in favor of any of the foregoing proposals.

For additional information see “The Hologic Special Meeting—Board Recommendations” beginning on page 135.

Recommendations to Cytyc stockholders. The Cytyc board of directors has unanimously determined that the merger agreement and the transactions contemplated thereby, including the merger, are advisable and fair to and in the best interests of Cytyc and its stockholders. The Cytyc board of directors recommends that Cytyc stockholders vote:

•	“FOR” the adoption of the merger agreement and the transactions contemplated thereby, including the merger; and

•	“FOR” the adjournment of the special meeting, including, if necessary, to solicit additional proxies in favor of the foregoing proposal.

For additional information see “The Cytyc Special Meeting—Board Recommendations” beginning on page 140.

Opinions of Financial Advisors (see pages 62 and 84)

Hologic (See page 62)

Hologic’s financial advisors, Goldman, Sachs & Co., which is referred to as Goldman Sachs, and Jefferies & Company, Inc., which is referred to as Jefferies, each delivered their respective opinions to the Hologic board of directors that, as of the date of the fairness opinion and based upon and subject to the assumptions, procedures, factors, limitations and qualifications set forth therein, the merger consideration to be paid for each outstanding share of Cytyc common stock, taken in the aggregate, to be paid pursuant to the merger agreement was fair, from a financial point of view, to Hologic.

The full text of the written opinion of each of Goldman Sachs and Jefferies, each dated May 20, 2007, which sets forth assumptions made, procedures followed, matters considered and qualifications and limitations on the review undertaken in connection with each of their opinions, is attached hereto as Annex C and Annex D, respectively. Goldman Sachs and Jefferies provided their opinions for the information and assistance of the Hologic board of directors in connection with its consideration of the merger. The Goldman Sachs and Jefferies opinions are not a recommendation as to how any holder of Hologic common stock or Cytyc common stock should vote at any stockholders’ meeting to be held in connection with, or take any action with respect to, the merger.

Cytyc (See page 84)

Cytyc’s financial advisors, Morgan Stanley & Co. Incorporated, which is referred to as Morgan Stanley, and J.P. Morgan Securities Inc., which is referred to as JPMorgan, each delivered their respective opinions to the Cytyc board of directors to the effect that, as of the date of the fairness opinion and based upon and subject to the factors and assumptions set forth therein, the merger consideration to be received by the holders of Cytyc common stock pursuant to the merger agreement was fair from a financial point of view to such holders.

The full text of the written opinion of each of Morgan Stanley and JPMorgan, each dated May 20, 2007, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with each of their opinions, is attached hereto as Annex E and Annex F, respectively. Morgan Stanley and JPMorgan provided their opinions for the information and assistance of the Cytyc board of directors in connection with its consideration of the merger. The Morgan Stanley and JPMorgan opinions are not recommendations as to how any holder of Cytyc common stock or Hologic common stock should vote on, or take any action with respect to, the merger.

Treatment of Cytyc Stock Options and Other Equity–Based Awards (see page 118)

Outstanding Cytyc stock options at the effective time of the merger will be converted into options to purchase Hologic common stock, with appropriate adjustments made to the number of shares and the exercise price under those options based on the value of the merger consideration. Outstanding Cytyc restricted stock units at the effective time of the merger will be converted into the right to receive, on the same terms and conditions as were applicable to the Cytyc restricted stock units, Hologic common stock, with appropriate adjustments made to the number of shares based on the value of the merger consideration. Outstanding Cytyc performance shares and accrued shares issuable to Cytyc directors will vest as of the effective time of the merger and the holders thereof will be entitled to receive the merger consideration on the same basis as all other shares of Cytyc common stock. Outstanding deferred shares granted under Cytyc’s amended and restated director compensation plan will, at the effective time of the merger, be converted into shares of Hologic common stock based on the value of the merger consideration.

Interests of Hologic’s and Cytyc’s Executive Officers and Directors in the Merger (see pages 75 and 95)

When you consider the Hologic and Cytyc board of directors’ respective recommendations that stockholders vote in favor of the proposals described in this joint proxy statement/prospectus, you should be aware that (i) some Cytyc executive officers and directors may have interests that may be different from, or in addition to, Cytyc stockholders’ interests, including but not limited to, their receipt of change of control payments under existing Cytyc change of control agreements in connection with the merger, entry into new change of control agreements and retention and severance agreements with Hologic, new employment arrangements with Hologic, accelerated vesting of Cytyc stock options and other equity awards at the effective time of the merger, and the right of Cytyc’s executive officers and directors to continued indemnification and insurance coverage for acts or omissions occurring before the merger; and (ii) some Hologic executive officers and directors may have interests that may be different from, or in addition to, Hologic stockholders’ interests, including but not limited to, accelerated vesting of stock options and other equity awards upon completion of the merger, payments under change of control agreements in connection with the merger, and a new retention and severance agreement for one executive officer.

Appraisal Rights (see page 107)

Under the General Corporation Law of the State of Delaware, referred to as the DGCL, instead of receiving the merger consideration, Cytyc stockholders are entitled to demand to have the “fair value” of their shares at the effective time of the merger judicially determined and paid to them in cash. A stockholder who desires to exercise appraisal rights must (i) not vote in favor of the merger, (ii) deliver a written demand for appraisal of his or her shares to the corporate secretary of Cytyc before the vote on the merger at the Cytyc special meeting and (iii) otherwise comply with the provisions of the DGCL. You should carefully read and follow the instructions under “The Merger—Appraisal Rights” commencing on page 107 if you wish to exercise your appraisal rights.

Under the DGCL, Hologic stockholders have no right to an appraisal of the “fair value” of their shares in connection with the merger.

Material United States Federal Income Tax Consequences of the Merger (see page 111)

Hologic and Cytyc intend for the merger to qualify as a reorganization within the meaning of Section 368(a) of the Code. If you are a Cytyc stockholder, you generally will recognize income or gain for U.S. federal income tax purposes equal to the lesser of (i) the amount of cash (excluding cash that you receive in lieu of fractional shares of Hologic common stock) that you receive and (ii) the amount of gain that you realize, which generally is equal to the sum of (a) the amount of cash that you receive plus (b) the fair market value of any Hologic common stock that you receive, over your tax basis in the shares of Cytyc common stock that you surrender pursuant to the merger. Your income or gain may vary if you acquired your Cytyc common stock in more than one transaction. In addition, if you receive cash in lieu of a fractional share of Hologic common stock, you will recognize gain or loss based on the difference between the cash you receive for such fractional share and your tax basis allocable to the fractional share.

You should read “Material United States Federal Income Tax Consequences of the Merger” beginning on page 111 for a more complete discussion of the U.S. federal income tax consequences of the merger.

If you are a Hologic stockholder, you will simply retain your shares of Hologic common stock, and the merger therefore will not be taxable to you.

Tax matters can be complicated and the tax consequences of the merger to you will depend on your particular tax situation. We recommend that you consult your tax advisor to determine the tax consequences of the merger to you.

Accounting Treatment (see page 105)

Hologic prepares its financial statements in accordance with U.S. GAAP. The merger will be accounted for using the purchase method of accounting. As discussed under “The Merger—Accounting Treatment” on page 105, based on the facts that Hologic board members and senior management will control and represent a majority of the board of directors and senior management of the combined company, as well as the terms of the exchange, pursuant to which Cytyc stockholders will receive a premium of approximately 32.5% (as of the date preceding the merger announcement) over the fair market value of their shares on such date and cash of $16.50 per share (or approximately 36.0% of the merger consideration), Hologic is considered to be the acquirer of Cytyc for accounting purposes. This means that Hologic will allocate the purchase price to the fair value of Cytyc’s assets and liabilities at the effective time of the merger, with the excess purchase price being recorded as goodwill. Under the purchase method of accounting, goodwill is not amortized but is tested for impairment at least annually.

Regulatory Approvals (see page 114)

Hologic and Cytyc have each agreed to use their reasonable best efforts in order to obtain all regulatory approvals required in order to complete the merger. These approvals include approvals by the U.S. Federal Trade Commission, the U.S. Department of Justice and state antitrust authorities. Hologic and Cytyc each submitted their antitrust filings with the U.S. Department of Justice and the U.S. Federal Trade Commission on June 1, 2007, which commenced the initial waiting period of 30 days. On July 2, 2007, the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, referred to as the HSR Act, expired without a request for additional information. Based on the review and analyses performed, Hologic and Cytyc do not believe that any other antitrust related filings are required in any foreign jurisdictions.

Listing of Hologic Common Stock (see page 128)

Hologic has agreed to use its commercially reasonable efforts to cause the shares of Hologic common stock to be issued in the merger to be approved for listing on the Nasdaq Global Select Market.

Conditions to Completion of the Merger (see page 129)

The obligations of each of Hologic and Cytyc to complete the merger are subject to the satisfaction at or before the effective time of the merger of a number of mutual conditions, including the following:

•	adoption of the merger agreement and the transactions contemplated thereby, including the merger, by Cytyc stockholders;

•	approval of the amendment to the Hologic charter to increase the number of authorized shares of common stock and the issuance of the Hologic common stock in the merger, by Hologic stockholders;

•	absence of any applicable law, rule, order, injunction or judgment prohibiting or preventing the completion of the merger;

•

the applicable waiting period under the HSR Act or under any similar foreign statutes or regulations applicable to the merger shall have expired or terminated or, where applicable, approval shall have been obtained, except where the failure of which to expire, terminate or be obtained would not reasonably be expected to materially and adversely affect Cytyc or Hologic, taken as a whole, or would not reasonably be expected to result in criminal liability;

•	Hologic’s registration statement on Form S-4, which includes this joint proxy statement/prospectus, being effective and not subject to any SEC stop order;

•	approval for the listing on the Nasdaq Global Select Market of the shares of Hologic common stock to be issued in the merger subject to official notice of issuance;

•

receipt of all required approvals of any governmental body, agency, official or authority, except those that would not reasonably be expected to (i) materially and adversely diminish the benefits expected to be derived by the parties on the date of the merger agreement from the combination of Hologic and Cytyc (the combined business to be taken as a whole); or (ii) otherwise have a regulatory material adverse effect as described in the merger agreement; and

•

absence of any applicable law, rule, order, injunction or judgment enacted or deemed applicable to the merger that would reasonably be expected to (i) materially and adversely diminish the benefits expected to be derived by the parties on the date of the merger agreement from the combination of Hologic and Cytyc (the combined business to be taken as a whole); or (ii) otherwise have a regulatory material adverse effect as described in the merger agreement.

In addition, the obligations of each of Hologic and Cytyc to complete the merger are subject to the satisfaction or waiver at or before the effective time of the merger of the following additional conditions:

•	the other party shall have performed in all material respects all of its obligations required to be performed by it at or prior to the effective time;

•	the representations and warranties of the other party shall be accurate, to the extent specified in the merger agreement;

•	no material adverse effect, as defined in the merger agreement, shall have occurred and be continuing with respect to the other party since May 20, 2007; and

•

receipt of opinions of counsel to that party that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Code, and that Hologic, Cytyc and Nor’easter Corp. will qualify as parties to a reorganization within the meaning of Section 368(b) of the Code.

The obligations of Hologic to complete the merger are further conditioned on the requirement that holders of no greater than 10% of the issued and outstanding common stock of Cytyc shall have demanded appraisal for such shares in accordance with the DGCL.

Termination of the Merger Agreement (see page 130)

Hologic and Cytyc can mutually agree to terminate the merger agreement at any time. Either company may also terminate the merger agreement, under specified circumstances, if the merger is not completed by November 16, 2007, or under other circumstances described in this joint proxy statement/prospectus.

Expenses and Termination Fees (see page 132)

Generally, all fees and expenses incurred in connection with the merger agreement and the transactions contemplated by the merger agreement will be paid by the party incurring those expenses, subject to the specific exceptions discussed in this joint proxy statement/prospectus. The merger agreement provides that, upon termination of the merger agreement under specified circumstances described elsewhere in this joint proxy statement/prospectus, Cytyc may be required to pay Hologic a termination fee of $50 million (referred to as a Hologic reduced fee) or $150 million (referred to as a Hologic rejection fee) or Hologic may be required to pay Cytyc a termination fee of $33 million (referred to as a Cytyc reduced fee) or $100 million (referred to as a Cytyc rejection fee), in each case, depending on the termination event.

Headquarters (see page 106)

The combined company’s corporate headquarters will be located at 35 Crosby Drive, Bedford, Massachusetts 01730. The headquarters of the Cytyc business will continue to be located in Marlborough, Massachusetts.

Executive Officers (see page 106)

Hologic and Cytyc have agreed that at the effective time of the merger, John W. Cumming will be the chief executive officer of Hologic and Patrick J. Sullivan will be the chairman of the Hologic board of directors. In addition, at the effective time of the merger, Dr. Jay A. Stein, currently chairman emeritus, director and chief technical officer of Hologic, will serve as chairman emeritus and chief technical officer of Hologic.

Board of Directors and Corporate Governance After the Merger (see page 105)

In connection with the merger, the parties have reached certain agreements regarding the governance of Hologic at the effective time of the merger, including the following:

•

Hologic Board of Directors. The board of directors of Hologic will consist of eleven directors, six of whom will be designated by Hologic and five of whom will be designated by Cytyc. Four of the six persons designated by Hologic will be “independent” directors as defined under applicable Nasdaq listing standards, and the remaining two persons will be John W. Cumming, current chairman and chief executive officer of Hologic, and Glenn P. Muir, current chief financial officer of Hologic. Three of the five persons designated by Cytyc will be “independent” directors as defined under applicable Nasdaq listing standards, and the remaining two persons will be Patrick J. Sullivan, current chairman, chief executive officer and president of Cytyc, and Daniel J. Levangie, current executive vice president of Cytyc and president of Cytyc surgical products.

•

Committees of the Hologic Board of Directors. The board of directors of Hologic will have audit, compensation, nominating and corporate governance, and corporate development committees. The audit, nominating and corporate governance and corporate development committees will each consist of an odd number of directors, consisting of one more continuing Hologic director than continuing Cytyc directors, and the chairman of each of these committees will be a continuing Hologic director. The compensation committee will consist of an even number of directors, consisting of an equal number of continuing Cytyc directors and continuing Hologic directors, and the chairman of the compensation committee will be a continuing Cytyc director.

Hologic Bylaws Amendment (see page 156)

In connection with approving the merger agreement, Hologic’s board of directors approved amendments to Hologic’s bylaws, which will become effective only upon completion of the merger. These amendments include provisions giving effect to the governance provisions described above under “—Board of Directors and Corporate Governance After the Merger” and providing for mandatory indemnification for directors and officers to the extent permitted by Delaware law.

Special Meetings of Hologic and Cytyc Stockholders

Hologic Special Meeting (see page 135)

Meeting. The Hologic special meeting will be held on [    ], 2007, at 9:00 a.m., local time, at Hologic’s principal executive offices located at 35 Crosby Drive, Bedford, Massachusetts 01730. At the Hologic special meeting, Hologic stockholders will be asked:

•

to approve an amendment to Hologic’s charter, effective immediately prior to the effective time of the merger, to increase the authorized number of shares of Hologic common stock from 90,000,000 to 300,000,000 shares;

•	to approve the issuance of Hologic common stock to Cytyc stockholders in the merger;

•	to approve the Hologic, Inc. Senior Executive Short-Term Incentive Plan;

•	to approve the amendment to Hologic’s Second Amended and Restated 1999 Equity Incentive Plan; and

•

if submitted to a vote of Hologic stockholders, to approve an adjournment of the Hologic special meeting, including, if necessary, to solicit additional proxies in favor of any of the foregoing proposals.

Record Date; Votes. Hologic has fixed the close of business on [    ], 2007 as the record date, which is referred to as the Hologic record date, for determining the Hologic stockholders entitled to receive notice of and to vote at the Hologic special meeting. Only holders of record of Hologic common stock on the Hologic record date are entitled to receive notice of and vote at the Hologic special meeting, and any adjournment or postponement thereof.

Each share of Hologic common stock is entitled to one vote. On the Hologic record date, there were approximately [    ] shares of Hologic common stock entitled to vote at the Hologic special meeting.

Required Vote. The Hologic proposals require different percentages of votes for approval:

•	the proposal to amend the Hologic charter requires the affirmative vote of a majority of the outstanding shares of Hologic common stock entitled to vote on the proposal;

•

the proposal to issue shares of Hologic common stock to Cytyc stockholders in the merger, the proposal to approve the Hologic, Inc. Senior Executive Short-Term Incentive Plan, and the proposal to approve the amendment to Hologic’s Second Amended and Restated Equity Incentive Plan each require the affirmative vote of a majority of the votes cast in person or by proxy at the Hologic special meeting; and

•

the proposal to adjourn the Hologic special meeting, including, if necessary, to solicit additional proxies if there are not sufficient votes for the foregoing proposals requires the affirmative vote of a majority of votes cast in person or by proxy, whether or not a quorum is present at the Hologic special meeting.

The proposal to amend the Hologic charter and the proposal to issue shares of Hologic common stock to Cytyc stockholders in the merger are conditioned on one another and the approval of each of these proposals is a condition to the completion of the merger. Neither the amendment to the Hologic charter nor the issuance of the Hologic common stock to Cytyc stockholders in the merger will take place unless both of these proposals are approved by the Hologic stockholders. Therefore, the merger cannot be completed without the approval of both proposals.

Stock Ownership of Hologic Directors and Executive Officers. On [    ], 2007, the Hologic record date, directors and executive officers of Hologic and their respective affiliates owned and were entitled to vote approximately [    ] shares of Hologic common stock, or approximately [    ]% of the shares of Hologic common stock outstanding on that date. To Hologic’s knowledge, the directors and executive officers of Hologic and their respective affiliates intend to vote their shares of Hologic common stock in favor of all Hologic proposals at the Hologic special meeting.

Cytyc Special Meeting (see page 140)

Meeting. The Cytyc special meeting will be held on [    ], 2007, at [    ] a.m., local time, at The Hilton Boston Logan Airport, 85 Terminal Road, Boston, Massachusetts 02128. At the Cytyc special meeting, Cytyc stockholders will be asked:

•	to adopt the merger agreement and the transactions contemplated thereby, including the merger, pursuant to which Cytyc will become a wholly owned subsidiary of Hologic; and

•

if submitted to a vote of Cytyc stockholders, to approve an adjournment of the Cytyc special meeting, including, if necessary, to solicit additional proxies in favor of the adoption of the merger agreement if there are not sufficient votes for such proposal.

Record Date; Votes. Cytyc has fixed the close of business on [    ], 2007 as the record date, which is referred to as the Cytyc record date, for determining the Cytyc stockholders entitled to receive notice of and to vote at the Cytyc special meeting. Only holders of record of Cytyc common stock on the Cytyc record date are entitled to receive notice of and vote at the Cytyc special meeting, and any adjournment or postponement thereof.

Each share of Cytyc common stock is entitled to one vote. On the Cytyc record date, there were [    ] shares of Cytyc common stock entitled to vote at the Cytyc special meeting.

Required Vote. The proposals require different percentages of votes in order to approve them:

•

the proposal for the adoption of the merger agreement and the transactions contemplated thereby, including the merger, requires the affirmative vote of a majority of the outstanding shares of Cytyc common stock entitled to vote at the Cytyc special meeting; and

•

the proposal to adjourn the Cytyc special meeting, including, if necessary, to solicit additional proxies in favor of the proposal to adopt the merger agreement, requires the affirmative vote of a majority of the votes cast by stockholders present in person or represented by proxy, whether or not a quorum is present, at the Cytyc special meeting.

Adoption of the merger agreement and the transactions contemplated thereby, including the merger, by Cytyc stockholders is a condition to the completion of the merger.

Stock Ownership of Directors and Executive Officers. On [    ], 2007, the Cytyc record date, directors and executive officers of Cytyc and their respective affiliates owned and were entitled to vote [    ] shares of Cytyc common stock, or approximately [    ]% of the shares of Cytyc common stock outstanding on that date. To Cytyc’s knowledge, the directors and executive officers of Cytyc and their respective affiliates intend to vote their shares of Cytyc common stock in favor of all Cytyc proposals at the Cytyc special meeting.

Selected Historical Consolidated Financial Data of Hologic

The following tables set forth the selected historical consolidated financial and operating data for Hologic. The selected consolidated statement of income data for the fiscal years ended September 30, 2006, September 24, 2005 and September 25, 2004, and the selected balance sheet data as of September 30, 2006 and September 24, 2005 are derived from Hologic’s audited consolidated financial statements incorporated by reference into this joint proxy statement/prospectus. The selected consolidated statement of income data for the fiscal years ended September 27, 2003 and September 28, 2002, and the selected balance sheet data as of September 25, 2004, September 27, 2003 and September 28, 2002 are derived from Hologic’s audited consolidated financial statements not included or incorporated by reference into this joint proxy statement/prospectus. The selected consolidated statement of income data for the nine months ended June 30, 2007 and June 24, 2006, and the selected balance sheet data as of June 30, 2007 have been derived from Hologic’s unaudited consolidated condensed financial statements incorporated by reference into this joint proxy statement/prospectus. The interim consolidated financial data, in the opinion of Hologic management, reflect all adjustments of a normal recurring nature necessary for a fair statement of Hologic’s financial position and results of operations at the dates and for the periods indicated. The results for the nine months ended June 30, 2007 are not necessarily indicative of results that may be expected for any other interim period or the entire fiscal year.

Hologic’s historical financial data may not be indicative of the results of operations or financial position to be expected in the future.

You should read this selected historical consolidated financial data of Hologic in conjunction with Hologic’s consolidated financial statements and the related notes to those financial statements and the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section included in Hologic’s Annual Report on Form 10-K for the fiscal year ended September 30, 2006 and Hologic’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2007, which have been filed with the SEC and are incorporated by reference into this joint proxy statement/prospectus.

	Nine Months Ended		Fiscal Years Ended
	June 30, 2007	June 24, 2006	September 30, 2006	September 24, 2005	September 25, 2004	September 27, 2003	September 28, 2002
			(In thousands, except per share data)
Consolidated Statement of Income Data
Revenues:
Product sales	$457,337	$257,604	$388,111	$229,075	$177,936	$156,734	$144,684
Service and other revenue	78,467	51,021	74,569	58,609	50,769	47,301	45,508

	535,804	308,625	462,680	287,684	228,705	204,035	190,192

Costs and Expenses:
Cost of product sales	193,526	124,642	186,862	116,478	94,762	86,506	84,230
Cost of product sales—amortization of intangible assets	8,335	2,113	4,784	911	911	911	911
Cost of service and other revenue	85,925	53,491	77,502	58,181	48,574	43,949	34,146
Research and development	33,221	18,288	28,294	18,617	16,659	18,381	20,362
Selling and marketing	61,660	34,838	55,910	34,199	31,761	29,978	28,319
General and administrative	47,738	27,156	42,551	26,667	23,452	21,285	17,997
Amortization of acquired intangible assets	4,145	518	1,631	—	—	—	—
Net gain on sale of intellectual property	—	—	(5,093)	—	—	—	—
Acquired research and development	—	4,800	19,900	—	—	—	—
Restructuring and relocation	—	—	—	—	—	—	2,070

	434,550	265,846	412,341	255,053	216,119	201,010	188,035

	Nine Months Ended		Fiscal Years Ended
	June 30, 2007	June 24, 2006	September 30, 2006	September 24, 2005	September 25, 2004	September 27, 2003	September 28, 2002
			(In thousands, except per share data)
Income from operations	101,254	42,779	50,339	32,631	12,586	3,025	2,157
Interest income	1,630	3,454	4,082	2,219	540	685	573
Interest/other expense	(2,126)	(536)	(1,198)	(155)	(199)	(445)	(2,980)

Income (loss) before provision (benefit) for income taxes and cumulative effect of change in accounting principle	100,758	45,697	53,223	34,695	12,927	3,265	(250)
Provision (benefit) for income taxes	38,290	16,800	25,800	6,439	763	176	(429)

Income before cumulative effect of change in accounting principle	62,468	28,897	27,423	28,256	12,164	3,089	179
Cumulative effect of change in accounting principle	—	—	—	—	—	(207)	—

Net income	$62,468	$28,897	$27,423	$28,256	$12,164	$2,882	$179

	Nine Months Ended		Fiscal Years Ended
	June 30, 2007	June 24, 2006	September 30, 2006	September 24, 2005	September 25, 2004	September 27, 2003	September 28, 2002
			(In thousands, except per share data)
Basic income per common and common equivalent share (1):
Income before cumulative effect of change in accounting principle	$1.17	$0.64	$0.59	$0.66	$0.30	$0.08	$0.00
Cumulative effect of change in accounting principle	—	—	—	—	—	(0.01)	—

Net income	$1.17	$0.64	$0.59	$0.66	$0.30	$0.07	$0.00

Diluted income per common and common equivalent share (1):
Income before cumulative effect of change in accounting principle	$1.14	$0.61	$0.56	$0.63	$0.29	$0.08	$0.00
Cumulative effect of change in accounting principle	—	—	—	—	—	(0.01)	—

Net income	$1.14	$0.61	$0.56	$0.63	$0.29	$0.07	$0.00

Weighted average number of common shares outstanding (1):
Basic	53,246	45,039	46,512	42,824	40,516	39,258	36,837

Diluted	54,722	47,221	48,620	45,126	42,593	40,261	38,383

Consolidated Balance Sheet Data (at period end)
Working capital	$184,883		$115,743	$172,615	$118,238	$102,699	$97,738
Total assets	933,909		856,205	279,839	211,751	188,603	184,147
Line of credit	—		55,000	—	—	—	—
Long-term debt	7,064		6,163	—	472	1,550	2,268
Total stockholders’ equity	700,060		605,750	217,834	166,275	148,927	142,409

(1)	All share and per share data have been retroactively restated to reflect the 2-for-1 stock split effected on November 30, 2005.

Selected Historical Consolidated Financial Data of Cytyc

The following tables set forth the selected historical consolidated financial and operating data for Cytyc. The selected consolidated statement of income data for the fiscal years ended December 31, 2006, 2005 and 2004, and the selected balance sheet data as of December 31, 2006 and 2005 are derived from Cytyc’s audited consolidated financial statements included in this joint proxy statement/prospectus under Annex B. The selected consolidated statement of income data for the fiscal years ended December 31, 2003 and 2002, and the selected balance sheet data as of December 31, 2004, 2003 and 2002 are derived from Cytyc’s selected financial data from its annual report on Form 10-K/A (Amendment No. 2) not included in this joint proxy statement/prospectus. The selected consolidated statement of (loss) income data for the six months ended June 30, 2007 and 2006, and the selected balance sheet data as of June 30, 2007 have been derived from Cytyc’s unaudited consolidated condensed financial statements included in this joint proxy statement/prospectus under Annex B. Cytyc’s unaudited condensed consolidated financial data, in the opinion of Cytyc management, reflect all adjustments of a normal recurring nature necessary for a fair statement of Cytyc’s financial position and results of operations at the dates and for the periods indicated. The results for the six months ended June 30, 2007 are not necessarily indicative of results that may be expected for any other interim period or the entire fiscal year.

Subsequent to the filing of its annual report on Form 10-K for fiscal year ended December 31, 2006, Cytyc restated its consolidated financial statements as a result of certain stock option exercise activities. See Note 15 in the notes to Cytyc’s audited consolidated financial statements included in Annex B of this joint proxy statement/prospectus for additional information on the restatement.

Cytyc’s historical financial data may not be indicative of the results of operations or financial position to be expected in the future.

You should read this selected historical consolidated financial data of Cytyc in conjunction with Cytyc’s consolidated financial statements and the related notes to those financial statements and the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section included in this joint proxy statement/prospectus under Annex B.

	Six Months Ended June 30,		Years Ended December 31,
	2007	2006	2006	2005	2004	2003	2002
							(As Previously Reported)	(Restatement Adjustments)	(As Restated)
	(In thousands, except per share amounts)
Statement of (Loss) Income Data:
Net Sales	$357,721	$290,937	$608,250	$508,251	$393,593	$303,060	$236,493	$—	$236,493
Cost of Sales(1)	90,379	62,852	134,184	107,149	82,523	57,420	48,622	—	48,622

Gross profit	267,342	228,085	474,066	401,102	311,070	245,640	187,871	—	187,871
Operating Expenses:
Research and development(1)	21,063	20,992	44,134	32,330	20,820	14,724	14,524	—	14,524
Sales and marketing(1)	89,352	82,122	161,925	131,346	102,011	79,547	69,971	—	69,971
General and administrative(1)	46,490	28,834	63,452	45,298	35,274	28,008	23,125	(17,205)	5,920
Restructuring(2)	—	—	2,885	—	—	—	—	—	—
Arbitration decision(3)	—	—	—	7,807	—	—	—	—	—
In-process research and development(4)	89,500	—	—	—	19,100	—	—	—	—
Expenses related to terminated merger(5)	—	—	—	—	—	—	5,705	—	5,705

Total operating expenses	246,405	131,948	272,396	216,781	177,205	122,279	113,325	(17,205)	96,120

	Six Months Ended June 30,		Years Ended December 31,
	2007	2006	2006	2005	2004	2003	2002
							(As Previously Reported)	(Restatement Adjustments)	(As Restated)
	(In thousands, except per share amounts)
Income from operations	20,937	96,137	201,670	184,321	133,865	123,361	74,546	17,205	91,751
Other income (expense), net(6)	(2,056)	(5)	13,002	(5,603)	(3,468)	2,622	2,711	—	2,711

Income before provision for income taxes	18,881	96,132	214,672	178,718	130,397	125,983	77,257	17,205	94,462
Provision for income taxes	36,550	35,088	75,135	65,232	56,809	49,763	29,363	3,699	33,062

Net (loss) income	$(17,669)	61,044	$139,537	$113,486	$73,588	$76,220	$47,894	$13,506	$61,400

Net (loss) income per common and potential common share:
Basic	$(0.15)	$0.53	$1.22	$1.00	$0.66	$0.69	$0.40	$0.11	$0.51

Diluted	$(0.15)	$0.51	$1.16	$0.94	$0.63	$0.68	$0.39	$0.11	$0.50

Weighted average common and potential common shares outstanding:
Basic	115,197	114,917	114,009	113,528	111,148	110,983	120,114	—	120,114
Diluted	115,197	125,014	123,759	125,446	121,922	112,807	122,782	—	122,782

Balance Sheet Data:
Cash, cash equivalents and investment securities	$33,323		$297,710	$220,619	$232,295	$177,897	$163,744	$—	$163,744
Total assets(7)	1,302,818		1,164,714	1,039,879	809,350	390,900	361,626	1,563	363,189
Long-term debt	250,000		250,000	250,000	250,000	—	—	—	—
Total stockholders’ equity(7)	791,339		758,973	628,351	487,445	353,631	324,728	1,563	326,291

(1)	During the six months ended June 30, 2007 and in fiscal year 2006, Cytyc incurred stock-based compensation expense under SFAS No. 123R (see Note 8 in the notes to the Cytyc interim condensed consolidated financial statements (unaudited) and Note 9 in the notes to the Cytyc consolidated financial statements included in Annex B of this joint proxy statement/prospectus starting on page B-F-2).

(2)	Cytyc incurred a charge during the fourth quarter of 2006 for severance resulting from its planned transition of its Mountain View, California operations to its operations in Costa Rica and Massachusetts.

(3)	Cytyc incurred a charge in connection with the DEKA Products Limited Partnership arbitration panel decision in the first quarter of 2005.

(4)	During the six months ended June 30, 2007, Cytyc incurred in-process research and development charges totaling approximately $43.5 million and $46.0 million related to its acquisition of Adeza Biomedical Corporation and Adiana Inc., respectively, and in fiscal year 2004, approximately $19.1 million related to its acquisition of Novacept.

(5)	Cytyc incurred charges totaling approximately $5.7 million in 2002 related to its terminated merger with Digene Corporation.

(6)	Other income (expense), net includes a gain on sale of Vision Systems Limited shares of $13.1 million in 2006, including a realized foreign currency gain of $1.9 million related to this transaction.

(7)	See Note 15 in the notes to the Cytyc consolidated financial statements included in Annex B of this joint proxy statement/prospectus starting on page B-F-2 for an explanation of the restatement of Cytyc’s consolidated financial statements as a result of certain stock option exercise activities. This restatement affected the statement of income in 2002 presented above, as well as certain balance sheet data (i.e., additional paid-in capital and retained earnings, with no change to total stockholders’ equity, as of December 31, 2006, 2005, 2004 and 2003 and deferred tax assets and total stockholders’ equity as of December 31, 2002) also presented above, primarily to reflect the impact of the restatement on the statements of (loss) income in the years ended December 31, 1996 through 2001, which are not presented above.

(8)	Cytyc has not issued dividends in any period presented.

Summary Unaudited Pro Forma Financial Data

The following unaudited pro forma statements of operations data for the fiscal year ended September 30, 2006 and the nine months ended June 30, 2007 reflect the merger as if it had occurred on September 25, 2005. The following unaudited pro forma balance sheet data at June 30, 2007 reflect the merger as if it had occurred on that date. Such pro forma financial data is based on the historical financial statements of Hologic and Cytyc and gives effect to the merger under the purchase method of accounting for business combinations. As a result, the pro forma financial information is based on certain assumptions and adjustments as discussed in the section titled “Unaudited Pro Forma Condensed Combined Financial Information”, including assumptions relating to the consideration paid and the allocation thereof for the assets and liabilities of Cytyc based on preliminary estimates of their fair value. The following should be read in connection with the sections titled “Unaudited Pro Forma Condensed Combined Financial Information,” and other information included in or incorporated by reference into this joint proxy statement/prospectus. Actual financial statement information in the future may be materially different from the pro forma financial information presented below.

Statement of Operations Data	Year Ended September 30, 2006	Nine Months Ended June 30, 2007
	(In thousands, except per share data)

Revenue	$1,184,573	$1,082,133

Income from operations	$124,590	$161,410

Net income (loss)	$(17,867)	$31,743

Net income (loss) per common and common equivalent share:
Basic	$(0.15)	$0.27
Diluted	(0.15)	0.26

Weighted average number of common shares outstanding:
Basic	117,040	118,384

Diluted	117,040	119,860

Balance Sheet Data		As of June 30, 2007
		(In thousands)
Working Capital		$284,573
Total Assets		$7,905,205
Long-term Debt		$2,125,109
Stockholder’s Equity		$4,335,284

Equivalent and Comparative Per Share Information

We present below per common share data regarding the income (loss) and book value of Hologic and Cytyc on both historical and unaudited pro forma condensed combined bases and on a per share equivalent unaudited pro forma condensed combined basis for Cytyc. We have derived the unaudited pro forma condensed combined per share information from the unaudited pro forma condensed combined financial statements presented elsewhere in this joint proxy statement/prospectus. You should read the information below in conjunction with the financial statements and accompanying notes of Hologic that are incorporated by reference into this joint proxy statement/prospectus, with the financial statements and accompanying notes of Cytyc that are presented elsewhere in this joint proxy statement/prospectus under Annex B and with the unaudited pro forma condensed combined information included under the section entitled “Unaudited Pro Forma Condensed Combined Financial Statements.” Actual financial statement information in the future may be materially different from the pro forma financial information presented below.

Hologic Per Share Data:

	As of and for
	Fiscal Year Ended September 30, 2006	Nine Months Ended June 30, 2007
Basic Net Income (Loss) per Common Share
Historical	$0.59	$1.17
Pro Forma	(0.15)	0.27
Diluted Net Income (Loss) per Common Share
Historical	$0.56	$1.14
Pro Forma	(0.15)	0.26
Cash Dividends
Historical	$—	$—
Pro Forma	—	—
Book Value per Common Share
Historical	$11.51	$12.97
Pro Forma	—	36.41

Cytyc Per Share Data:

	As of and for
	Fiscal Year Ended December 31, 2006	Six Months Ended June 30, 2007
Basic Net Income (Loss) per Common Share:
Historical	$1.22	$(0.15)
Equivalent Pro Forma	(0.08)	0.14
Diluted Net Income (Loss) per Common Share:
Historical	$1.16	$(0.15)
Equivalent Pro Forma	(0.08)	0.14
Cash Dividends
Historical	$—	$—
Equivalent Pro Forma	—	—
Book Value per Common Share
Historical	$6.62	$6.79
Equivalent Pro Forma	—	18.93

COMPARATIVE PER SHARE MARKET PRICE AND DIVIDEND INFORMATION

Shares of Hologic common stock and shares of Cytyc common stock are both currently listed and principally traded on the Nasdaq Global Select Market. Hologic common stock is listed for trading under the symbol “HOLX” and Cytyc common stock is listed for trading under the symbol “CYTC.” The following table sets forth, for the periods indicated, the high and low sales prices per share of Hologic common stock and Cytyc common stock as reported on the Nasdaq Global Select Market and its predecessor, the Nasdaq National Market.

Hologic:

Fiscal Year Ended September 24, 2005	High	Low
First Quarter	$14.50	$8.89
Second Quarter	19.42	12.31
Third Quarter	20.36	14.77
Fourth Quarter	27.40	18.34

Fiscal Year Ended September 30, 2006	High	Low
First Quarter	$40.01	$34.52
Second Quarter	55.61	35.26
Third Quarter	56.71	35.36
Fourth Quarter	50.70	38.07

Fiscal Year Ended September 29, 2007	High	Low
First Quarter	$52.34	$41.94
Second Quarter	60.24	45.88
Third Quarter	63.18	50.96
Fourth Quarter (through August 10, 2007)	58.32	47.80

Cytyc:

Fiscal Year Ended December 31, 2005	High	Low
First Quarter	$27.78	$21.02
Second Quarter	24.50	19.83
Third Quarter	27.50	21.26
Fourth Quarter	29.60	23.76

Fiscal Year Ended December 31, 2006	High	Low
First Quarter	$30.77	$26.64
Second Quarter	28.34	23.80
Third Quarter	25.63	22.79
Fourth Quarter	29.17	22.88

Fiscal Year Ended December 31, 2007	High	Low
First Quarter	$34.85	$27.80
Second Quarter	44.62	34.02
Third Quarter (through August 10, 2007)	45.10	40.29

The table below sets forth the closing sale prices of Hologic common stock and Cytyc common stock as reported on the Nasdaq Global Select Market, each on May 18, 2007, the last trading day prior to the public announcement of the transaction, and on [    ], 2007. The table also shows the implied value of one share of Cytyc common stock, which was calculated by multiplying the closing price of Hologic common stock on those dates by the exchange ratio of 0.52 and then adding to this amount $16.50 per share for the cash portion of the merger consideration. The market prices of Hologic and Cytyc common stock likely will fluctuate between the date of this joint proxy statement/prospectus and the time of the special meetings and the completion of the merger. No assurance can be given concerning the market prices of Hologic common stock or Cytyc common stock before the completion of the merger or the market price of Hologic common stock after the completion of the merger. The merger consideration is fixed in the merger agreement and will not be adjusted for changes in the market value of the common stock of Hologic or Cytyc. One result of this is that the market value of the Hologic common stock that Cytyc stockholders will receive in the merger may vary significantly from the prices shown in the table below.

	Cytyc Common Stock			Hologic Common Stock			Implied Value of Cytyc Common Stock
May 18, 2007		$35.05			$57.61			$46.46
[ ], 2007	$	[	]	$	[	]	$	[	]

Cytyc stockholders should obtain current market prices for shares of Hologic common stock and Cytyc common stock in deciding whether to vote for the adoption of the merger agreement and the transactions contemplated thereby, including the merger. Hologic stockholders should obtain current market prices for shares of Hologic and Cytyc common stock in deciding whether to vote for the approval of the amendment to the Hologic charter to increase the number of authorized shares of Hologic common stock and the issuance of Hologic common stock to Cytyc stockholders in the merger.

Dividends

Hologic has never declared or paid cash dividends on its capital stock and does not plan to pay any cash dividends in the foreseeable future. Hologic’s current policy is to retain all of its earnings to finance future growth. In addition, Hologic’s $150 million credit facility with Bank of America N.A., as administrative agent, prohibits it from declaring or paying any cash dividends. The proposed new credit facilities expected to be obtained by Hologic in connection with the merger will also contain restrictions on the payment of dividends following the merger.

Cytyc has never declared nor paid cash dividends on its capital stock and does not expect to pay any cash dividends in the foreseeable future.

RISK FACTORS

In addition to the other information included in or incorporated by reference into this joint proxy statement/prospectus, including the matters addressed in “Cautionary Statement Regarding Forward-Looking Statements” below and the additional risks relating to Cytyc included in Annex B of this joint proxy statement/prospectus under the heading “Information about Cytyc—Risk Factors,” you should carefully consider the following risk factors before deciding whether to vote for the adoption of the merger agreement and the transactions contemplated thereby, including the merger, in the case of Cytyc stockholders, or for the amendment to the Hologic charter or the issuance of shares of Hologic common stock in the merger, in the case of Hologic stockholders. If any of the risks described below, elsewhere in this joint proxy statement/prospectus or in the periodic reports incorporated by reference into this joint proxy statement/prospectus actually occurs, the respective businesses, financial results, financial condition, operating results or stock prices of Hologic, Cytyc or the combined company could be materially adversely affected. See “Where You Can Find More Information,” beginning on page 197 and Annex B, “Information about Cytyc—Risk Factors.”

RISKS RELATED TO THE MERGER

Because the market price of Hologic common stock may fluctuate, and the closing date of the merger is not yet ascertainable, Cytyc stockholders cannot be certain of the precise value of the merger consideration they will receive in the merger.

Upon completion of the merger, each share of Cytyc common stock outstanding immediately prior to the merger will be cancelled and converted into the right to receive merger consideration equal to 0.52 of a share of Hologic common stock and $16.50 in cash. The merger consideration is fixed and will not be adjusted due to any increases or decreases in the price of Hologic common stock or Cytyc common stock. However, the value of Hologic common stock to be received by Cytyc stockholders in the merger will depend upon the market price of a share of Hologic common stock upon the completion of the merger. Therefore, if the price of Hologic common stock declines, Cytyc stockholders will receive less value for their shares upon the completion of the merger than the implied value of the merger consideration calculated on the date the merger agreement was signed or on the date of the Cytyc special meeting.

The merger may not be completed until a period of time after the Hologic special meeting and the Cytyc special meeting, during which time the market value of Hologic common stock and Cytyc common stock will likely fluctuate. Therefore, at the time of their respective special meetings, Hologic and Cytyc stockholders will not know the exact market value of Hologic common stock that will be issued in connection with the merger. The market price of a share of Hologic common stock at the time the merger is completed is likely to be different, and may be lower, than it was at the time the merger agreement was signed and at the time of the special meetings. The closing price of Hologic common stock on the Nasdaq Global Select Market on May 18, 2007 was $57.61 per share. From May 21, 2007 through the date of this joint proxy statement/prospectus, the trading price of Hologic common stock ranged from a high of $[            ] per share to a low of $[            ] per share. For Hologic and Cytyc historical market prices, see “Comparative Per Share Market Price and Dividend Information” beginning on page 24.

Stock price changes may result from a variety of factors, including, but not limited to:

•	changes in the business, operations or prospects of Hologic or Cytyc;

•	catastrophic events, both natural and man-made;

•	governmental, litigation and regulatory developments or considerations;

•	quarterly fluctuations in either of the companies’ actual or anticipated operating results;

•	announcements of technological innovations;

•	new products or product enhancements by either of the companies or their respective competitors;

•	developments in patents or other intellectual property rights and litigation;

•	developments in relationships with either of the companies’ customers and suppliers;

•	interest rates;

•	general market and economic conditions;

•	market assessments as to whether and when the merger will be completed and market assessments of the condition, results or prospects of either company’s business; and

•	changes in reimbursement rates.

Stockholders of Hologic and Cytyc are urged to obtain current market prices for Hologic and Cytyc common stock when they consider whether to approve the proposals required to complete the merger at their respective special meetings.

Failure to complete the merger could negatively impact the stock prices and the future business and financial results of Hologic and Cytyc.

If the merger is not completed, the ongoing businesses of Hologic or Cytyc may be adversely affected and Hologic and Cytyc will be subject to several risks, including the following:

•

being required, under certain circumstances under the merger agreement, to pay a termination fee of between $50 million and $150 million, in the case of a payment by Cytyc to Hologic, or between $33 million and $100 million, in the case of a payment by Hologic to Cytyc;

•	having to pay significant costs relating to the merger, such as legal, accounting, financial advisor and printing fees;

•

the attention of management of Hologic and Cytyc will have been diverted to the merger instead of on such company’s own operations and pursuit of other opportunities that could have been beneficial to such company; and

•	customer perception may be negatively impacted which could affect the ability of Hologic and Cytyc to compete for, or to win, new and renewal business in the marketplace.

Obtaining required approvals and satisfying closing conditions may delay or prevent completion of the merger or reduce the anticipated benefits of the merger.

Completion of the merger is conditioned upon the receipt of all material governmental authorizations, consents, orders and approvals, including the expiration or termination of the applicable waiting periods under the HSR Act. Hologic and Cytyc intend to pursue all required approvals in accordance with the merger agreement. If the companies do not receive these approvals, or do not receive them on terms that satisfy the conditions set forth in the merger agreement, then neither company will be obligated to complete the merger. On July 2, 2007, the waiting period under the HSR Act expired without a request for additional information.

The governmental agencies from which the companies will seek these approvals have broad discretion in administering the governing regulations. As a condition to approval of the merger, agencies may impose requirements, limitations or costs or require divestitures or place restrictions on the conduct of the combined company’s business. These requirements, limitations, costs, divestitures or restrictions could jeopardize or delay the completion of the merger or may reduce the anticipated benefits of the merger. Further, no assurance can be given that the required consents and approvals will be obtained or that the required conditions to closing will be satisfied, and, if all required consents and approvals are obtained and the conditions to the completion of the merger are satisfied, no assurance can be given as to the terms, conditions and timing of the approvals.

The combined company may be unable to successfully integrate Hologic’s and Cytyc’s operations or to realize the anticipated cost savings, revenues and other benefits of the merger. As a result, the value of the combined company’s common stock may be adversely affected.

Hologic and Cytyc entered into the merger agreement because each company believes that the merger will be beneficial to each of Hologic, Cytyc and their respective stockholders. Currently, each company operates as an independent public company. Achieving the anticipated benefits of the merger will depend in part upon whether the two companies integrate their businesses in an efficient and effective manner. The companies may not be able to accomplish this integration process smoothly or successfully. The necessity of coordinating geographically separated organizations, systems and facilities and addressing possible differences in business backgrounds, corporate cultures and management philosophies may increase the difficulties of integration. The companies operate numerous systems, including those involving management information, purchasing, accounting and finance, sales, billing, employee benefits, payroll and regulatory compliance. The integration of certain operations following the merger will require the dedication of significant management resources, which may temporarily distract management’s attention from the day-to-day business of the combined company. Employee uncertainty and lack of focus during the integration process may also disrupt the business of the combined company and result in undesired employee attrition. Any inability of management to successfully integrate the operations of the two companies could have a material adverse effect on the business and results of operations of the combined company. The companies may not be able to achieve the anticipated operating and cost synergies or long-term strategic benefits of the merger. An inability to realize the full extent of, or any of, the anticipated benefits of the merger, as well as any delays encountered in the integration process, could have an adverse effect on the business and results of operations of the combined company, which may affect the value of the shares of the combined company’s common stock after the completion of the merger.

Due to legal restrictions, Cytyc and Hologic have been able to conduct only limited planning regarding the integration of the two companies following the merger and have not yet determined the exact nature of how the businesses and operations of the two companies will be combined after the merger. The actual integration may result in additional and unforeseen expenses, and the anticipated benefits of the integration plan may not be realized.

The combined company will incur significant transaction and merger-related costs in connection with the merger.

Hologic and Cytyc expect to incur significant costs associated with combining the operations of the two companies. The substantial majority of the expenses resulting from the merger will be comprised of transaction costs related to the merger, systems consolidation costs, and business integration and employment–related costs. Hologic and Cytyc will also incur transaction fees and costs related to formulating integration plans. Additional unanticipated costs may be incurred in the integration of the two companies’ businesses. Due to legal restrictions, Cytyc and Hologic have been able to conduct only limited planning regarding the integration of the two companies and have not yet been able to formulate detailed integration plans to deliver anticipated synergies. Although Hologic and Cytyc expect that the elimination of duplicative costs, as well as the realization of other efficiencies related to the integration of the businesses, should allow them to offset incremental transaction and merger-related costs over time, this net benefit may not be achieved in the near term, or at all.

Whether or not the merger is completed, the announcement and pendency of the merger could impact or cause disruptions in Cytyc’s and Hologic’s businesses, which could have an adverse effect on their results of operations and financial condition.

Specifically:

•

current and prospective customers and suppliers of Hologic and Cytyc may experience uncertainty associated with the merger, including with respect to current or future business relationships with Hologic, Cytyc or the combined company and may attempt to negotiate changes in existing business relationships or consider entering into business relationships with parties other than Hologic, Cytyc or the combined company, either before or after completion of the merger;

•	Cytyc and Hologic employees may experience uncertainty about their future roles with the combined company, which might adversely affect Cytyc’s and Hologic’s ability to retain and hire key employees;

•

if the merger is completed, the accelerated vesting of stock options and other equity-based awards and payment of “change in control” benefits to some members of Cytyc’s and Hologic’s management on completion of the merger could result in increased difficulty or cost in retaining Cytyc’s and Hologic’s officers and employees; and

•

the attention of management of each of Cytyc and Hologic may be directed toward the completion of the merger and transaction-related considerations and may be diverted from the day-to-day business operations of their respective companies.

Certain directors and executive officers of Hologic and Cytyc have interests that may be different from, or in addition to, interests of Hologic and Cytyc stockholders generally.

Some directors and executive officers of Hologic and Cytyc may have interests that differ from yours. For example, some directors and executive officers have employment, indemnification and severance arrangements, rights to acceleration of stock options and other equity-based awards, and other benefits they may receive on a change in control of Hologic or Cytyc, as the case may be, that provide them with interests in the merger that may be different from yours. You should be aware of these interests when you consider your board of directors’ recommendation that you vote in favor of the proposals submitted at your stockholder meeting.

The deal-protection provisions of the merger agreement may deter alternative business combinations and could negatively impact the stock prices of Hologic and Cytyc if the merger agreement is terminated.

As a result of certain provisions of the merger agreement, it is possible that a third party who might be interested in pursuing a business combination proposal with Hologic or Cytyc would be discouraged from doing so. Any such proposal might be advantageous to the stockholders of Hologic and Cytyc when compared to the terms and conditions of the transaction described in this joint proxy statement/prospectus. In particular, the termination fee provision of the merger agreement may deter third parties from proposing alternative business combinations that might result in greater value to Hologic and Cytyc stockholders than the merger. In addition, in the event the merger agreement is terminated by Hologic or Cytyc in circumstances that obligate either party to pay a termination fee to the other party, Hologic’s or Cytyc’s stock price may decline as a result of its payment of the termination fee.

The merger is expected to have a dilutive effect on Hologic’s earnings per share calculated in accordance with U.S. GAAP, which may adversely affect the market price of Hologic’s common stock following the merger.

The merger is expected to have a dilutive effect on earnings per share of Hologic calculated in accordance with U.S. GAAP primarily due to the amortization of the intangible assets in connection with the merger. These expectations are based on preliminary estimates which may materially change after the completion of the merger. The combined company could also encounter additional transaction and integration-related costs or other factors such as the failure to realize all of the benefits anticipated in the merger. All of these factors could cause further dilution to the earnings per share of the combined company or cause a decrease in the price of common stock of the combined company.

Charges to earnings resulting from the application of the purchase method of accounting may adversely affect the market value of the combined company’s common stock following the merger.

In accordance with U.S. GAAP, Hologic will be considered the acquirer of Cytyc for accounting purposes. Hologic will account for the merger using the purchase method of accounting, which will result in charges to the combined company’s earnings that could adversely affect the market value of Hologic’s common stock following the completion of the merger. Under the purchase method of accounting, Hologic will allocate the total purchase price to the assets acquired and liabilities assumed from Cytyc based on their fair values as of the date of the effective time of the merger, and record any excess of the purchase price over those fair values as goodwill. For certain tangible and intangible assets, recording their fair values as of the completion date of the merger will result in the combined company incurring significant additional depreciation and/or amortization expense that exceed the combined amounts recorded by Hologic and Cytyc prior to the merger. This increased expense will be recorded by the combined company over the useful lives of the underlying assets. In addition, to the extent the value of goodwill or intangible assets were to become impaired, the combined company may be required to incur charges relating to the impairment of those assets.

RISKS RELATED TO INDEBTEDNESS OF THE COMBINED COMPANY

Hologic will incur significant indebtedness in order to finance the merger, which will limit the combined company’s operating flexibility, and could adversely affect the combined company’s operations and financial results and prevent the combined company from fulfilling its obligations.

In order to finance the cash portion of the merger consideration and other expenses incurred in connection with the merger, Hologic intends to incur up to approximately $2.55 billion of new indebtedness, including approximately $1.35 billion under a 5.5 year senior secured tranche B term loan facility and approximately $1.0 billion under an 18 month senior secured capital markets term loan facility. Additionally, Hologic will have the ability to incur up to $200 million of additional indebtedness under its proposed new five year revolving credit facility, and certain other of Hologic’s and Cytyc’s current indebtedness may remain outstanding. These new credit facilities are anticipated to bear interest at variable rates dependent upon the credit rating of the combined company. This level of indebtedness may:

•	make it more difficult for the combined company to satisfy its obligations with respect to its outstanding indebtedness;

•	increase the combined company’s vulnerability to general adverse economic and industry conditions, including increases in interest rates;

•

require the combined company to dedicate a substantial portion of its cash flow from operations to interest and principal payments on its indebtedness, which would reduce the availability of its cash flow to fund working capital, capital expenditures, expansion efforts and other general corporate purposes;

•	limit the combined company’s flexibility in planning for, or reacting to, changes in its business and the industry in which it operates;

•	place the combined company at a competitive disadvantage compared to its competitors that have less debt; and

•	limit the combined company’s ability to borrow additional funds for working capital, capital expenditures, general corporate purposes or acquisitions.

In addition, the terms of the financing obligations to be incurred by the combined company in connection with the merger will contain covenants that restrict the combined company’s ability, and that of its subsidiaries, to engage in certain transactions and may impair the combined company’s ability to respond to changing business and economic conditions, including, among other things, limitations on the ability to:

•	incur additional indebtedness;

•	pay dividends and make distributions;

•	repurchase stock;

•	make certain investments;

•	create liens;

•	engage in transactions with affiliates;

•	merge with or acquire another company; and

•	transfer and sell assets.

The combined company’s proposed new revolving credit facility is also anticipated to require the combined company to satisfy certain financial covenants.

The combined company’s ability to comply with these provisions may be affected by general economic conditions, political decisions, industry conditions and other events beyond the combined company’s control. The combined company’s failure to comply with the covenants contained in the proposed new credit facilities could result in an event of default, which could materially and adversely affect the combined company’s results of operation and financial condition.

If there were an event of default under one of the combined company’s debt instruments or a change of control of the combined company, the holders of the defaulted debt could cause all amounts outstanding with respect to that debt to be due and payable immediately and may be cross-defaulted to other debt. The combined company’s assets or cash flow may not be sufficient to fully repay borrowings under its outstanding debt instruments if accelerated upon an event of default, and there is no guarantee that the combined company would be able to repay, refinance or restructure the payments on those debt securities.

See “The Merger—Financing of the Merger” beginning on page 59.

The combined company may not be able to generate sufficient cash flow to service all of its obligations, including its obligations under its new credit facilities.

The combined company’s ability to make payments on and to refinance its indebtedness, including the indebtedness incurred under the proposed new credit facilities, and to fund planned capital expenditures, strategic transactions and expansion efforts will depend on the combined company’s ability to generate cash in the future. This, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond the control of the combined company.

The combined company’s business may not be able to generate sufficient cash flow from operations, and the combined company cannot assure that future borrowings will be available to it in amounts sufficient to enable it to pay its indebtedness as such indebtedness matures and to fund its other liquidity needs. If this is the case, the combined company will need to refinance all or a portion of its indebtedness on or before maturity, and there can be no assurance that it will be able to refinance any of its indebtedness, including its new credit facilities, on commercially reasonable terms, or at all. The combined company may need to adopt one or more alternatives, such as reducing or delaying planned expenses and capital expenditures, selling assets, restructuring debt, or obtaining additional equity or debt financing. These financing strategies may not be affected on satisfactory terms, if at all. The combined company’s ability to refinance its indebtedness or obtain additional financing, or to do so on commercially reasonable terms, will depend on, among other things, its financial condition at the time, restrictions in agreements governing its indebtedness, and other factors, including the condition of the financial markets and the markets in which the combined company will compete.

If the combined company does not generate sufficient cash flow from operations, and additional borrowings, refinancings or proceeds of asset sales are not available to it, the combined company may not have sufficient cash to enable it to meet all of its obligations.

The combined company may not be able to effect its plans for a refinancing of a substantial portion of its new credit facilities with convertible debt or other equity or equity-linked financing, which could adversely affect the combined company’s liquidity and results of operations, and, even if completed, such refinancing could result in substantial dilution to existing stockholders of the combined company.

As soon as practicable after the effective time of the merger, Hologic intends to cause the combined company to refinance a substantial portion of the debt incurred under the proposed new credit facilities with convertible debt or other equity or equity-linked financing, with reduced interest rates, extended maturity and limited or no restrictive or other financial covenants. The combined company’s ability to effect this refinancing on commercially reasonable terms will depend on, among other things, its financial condition at the time and other factors, including the condition of the financial markets and the markets in which the combined company will compete. The combined company cannot assure that it will be able to effect this refinancing on a timely basis or on favorable terms, if at all, or that such financing will not result in significant dilution to existing stockholders. Failure of the combined company to effect timely such a refinancing would likely result in an increase in the ongoing interest expense and restrictive covenants, and could otherwise adversely effect the combined company’s liquidity and results of operations.

The combined company will be required to enter into hedging transactions for its variable interest rate exposure under its proposed new credit facilities which could adversely affect its ability to repay all or a portion of those facilities without incurring additional costs, and will subject the combined company to risks of default by the counterparties to those transactions.

The terms of the combined company’s proposed new credit facility will obligate the combined company to enter into hedging transactions to hedge a substantial portion of the interest rate risk under those facilities. If the combined company repays, redeems or repurchases (voluntarily or mandatorily) all or a portion of its new credit facilities prior to their scheduled maturities, the combined company’s obligations under those hedging transactions may cease to match the combined company’s obligations under the credit facilities, and could result in significant additional expense to the combined company. These hedging transactions may not qualify for effective hedge treatment in accordance with U.S. GAAP and as a result, any changes in fair value of hedge contracts could be required to be recorded to the statement of income. In addition, default by the counterparties to the combined company’s hedging transactions could result in the combined company having to make interest payments at the variable rates payable under the new credit facilities and expose the combined company further to interest rate fluctuation risk under those credit facilities.

RISKS RELATED TO HOLOGIC, CYTYC AND COMBINED COMPANY

Sales and market acceptance of the combined company’s products will be dependent on third party reimbursement. Failure of third party payors to provide appropriate levels of reimbursement for use of the combined company’s products could harm the combined company’s business and prospects.

Sales and market acceptance of the combined company’s medical products in the United States and other countries will be dependent on the reimbursement of patient’s medical expenses by government healthcare programs and private health insurers. The costs of Hologic’s and Cytyc’s products to customers are substantial, and market acceptance of the combined company’s products will continue to depend upon their customers’ ability to obtain an appropriate level of reimbursement from third-party payors for use of their products. In the United States, the Centers for Medicare & Medicaid Services, known as CMS, establish guidelines for the reimbursement of healthcare providers treating Medicare and Medicaid patients. Under current CMS guidelines, varying reimbursement levels have been established for Hologic’s and Cytyc’s products and procedures. The actual reimbursement amounts are determined by individual state Medicare carriers and, for non-Medicare and Medicaid patients, private insurance carriers. There are often delays between the reimbursement approvals by CMS and by a state Medicare carrier and private insurance carriers. Moreover, states as well as private insurance carriers may choose not to follow the CMS reimbursement guidelines. The use of the combined company’s products outside the United States will be similarly affected by reimbursement policies adopted by foreign governments’ reimbursements and regulatory positions and insurance carriers.

In November 2006, the CMS announced reductions to the 2007 reimbursement levels for bone density assessments, CAD and breast biopsy. The most significant reductions applicable to the combined company’s products were an approximately 40% decline in 2007 in reimbursement for osteoporosis (DXA) testing, which increases to an approximately 70% decline over four years, an approximately 30% decline in 2007 in reimbursement for stereotactic biopsy, which increases to an approximately 63% decline over four years, and an approximately 16% decline in reimbursement for CAD in 2007, which increases to an approximately 50% decline over four years. These reductions or any other reduction or adverse change in reimbursement policies for the use of the combined company’s products could harm the combined company’s business and prospects.

The combined company’s business may be harmed by Hologic’s and Cytyc’s recently completed acquisitions.

Hologic and Cytyc have recently acquired a number of businesses, technologies, product lines, and products, including Suros Surgical Systems, Inc., R2 Technology, Inc. and AEG Elektrofotografie GmbH, in the case of Hologic, and Adeza Biomedical Corporation and Adiana, Inc., in the case of Cytyc. In addition, Hologic has recently entered into an agreement to acquire BioLucent, Inc. The success of these acquisitions will depend on the combined company’s ability to realize the anticipated benefits from combining the acquired businesses with the combined company’s business. The combined company may fail to realize these anticipated benefits for a number of reasons, including the following:

•

problems may arise with the combined company’s ability to successfully integrate the acquired businesses, which may result in the combined company not operating as effectively and efficiently as expected, and may include:

•

diversion of management time, as well as a shift of focus from operating the businesses to issues related to integration and administration or inadequate management resources available for integration activity and oversight;

•	failure to retain and motivate key employees;

•	failure to successfully manage relationships with customers, distributors and suppliers;

•	failure of customers to accept new products;

•	failure to effectively coordinate sales and marketing efforts;

•	failure to combine product offerings and product lines quickly and effectively;

•	failure to effectively enhance acquired technology and products or develop new products relating to the acquired businesses;

•	potential difficulties and inefficiencies in managing and operating businesses in multiple locations or operating businesses in which the combined company has either limited or no direct experience;

•	potential difficulties integrating financial reporting systems;

•	potential difficulties in the timely filing of required reports with the SEC; and

•

potential difficulties in implementing controls, procedures and policies, including disclosure controls and procedures and internal controls over financial reporting, appropriate for a larger public company at companies that, prior to the acquisition of such companies, had lacked such controls, procedures and policies, which may result in ineffective disclosure controls and procedures or material weaknesses in internal controls over financial reporting;

•	the combined company may not be able to achieve the expected synergies from an acquisition or it may take longer than expected to achieve those synergies;

•	an acquisition may result in future impairment charges related to diminished fair value of businesses acquired as compared to the price Hologic or Cytyc paid for them;

•	an acquisition may involve restructuring operations or reductions in workforce which may result in substantial charges to the combined company’s operations;

•	an acquisition may involve unexpected costs or liabilities, or the effects of purchase accounting may be different from the combined company’s expectations; and

•	the acquired businesses may be adversely affected by future legislative, regulatory, or tax decisions and/or changes as well as other economic, business and/or competitive factors.

Hologic’s acquisition of AEG Elektrofotografie, which conducts its business worldwide, with headquarters in Germany and manufacturing operations in Germany and China, is also subject to the additional challenges and risks associated with volatility in the market for organic photoconductor coatings used for laser printer cartridges, and the combined company’s international operations, including those related to integration of operations across different cultures and languages, currency risk and the particular economic, legal, political and regulatory risks associated with specific countries. Failure of the combined company to realize the anticipated benefits from combining the acquired businesses could harm the combined company’s business and prospects and adversely affect the market price of the combined company’s common stock.

The market for Hologic’s direct-to-digital full-field mammography products is relatively new and may not develop as expected.

The markets for Hologic’s direct-to-digital full-field mammography products may not continue to develop as expected. There is a significant installed base of conventional screen-film mammography products in hospitals and radiological practices. The use of Hologic’s direct-to-digital mammography products in many cases would require these potential customers to either modify or replace their existing x-ray imaging equipment. Moreover, as direct-to-digital mammography products are generally more expensive than conventional screen-film mammography products, Hologic believes that a major factor in the market’s acceptance of direct-to-digital mammography products has been and will continue to be based upon the benefits of direct-to-digital technology as compared to less expensive technologies. As a result, the market for Hologic’s direct-to-digital mammography products has and will continue to be affected by published studies and reports relating to the comparative efficacy of digital mammography products. The publication of an adverse study could significantly impair the adoption of this technology and harm the combined company’s business. The implementation of digital mammography technology is also affected by the trend toward transition by the healthcare industry from conventional film archiving systems to hospital Picture Archiving and Communications Systems, known as PACS, to store x-ray images electronically. Because the benefits of Hologic’s direct-to-digital mammography technology may not be fully realized by customers until they install a PACS platform, a large potential market for these products may not develop until PACS environments are more widely used. Because the markets for these products are relatively new, it is likely that the combined company’s evaluation of the potential markets for these products will materially vary with time.

Current levels of growth in the market for endometrial ablation procedures, such as Cytyc’s NovaSure System, for the treatment of excessive menstrual bleeding may not be indicative of future growth.

Demand for newly introduced technologies or treatments can initially be exaggerated as supply increases to meet pre-existing demand. However, once the pre-existing demand is met, growth in the market may abruptly stop or significantly slow. Some of the current growth in the market for new endometrial ablation procedures may be the result of a considerable pre-existing unmet demand for products of this nature. Cytyc cannot predict when, or at what rate, this demand may stop or decline in growth. Cytyc cannot assure you that it will be successful in continuing to attract physicians and women to use the NovaSure System, or whether or not evolving trends in the treatment of excessive menstrual bleeding will favor new endometrial ablation procedures as compared to traditional approaches. If the demand for treatments like the NovaSure System were to stop abruptly or begin to decline, the combined company’s operating results and profitability could be adversely affected.

The success of Cytyc’s ThinPrep System depends upon the cost and continued market acceptance of Cytyc’s ThinPrep System products.

The success of Cytyc’s ThinPrep System depends on the continued market acceptance of its ThinPrep System and ThinPrep Imaging System, including any follow-on applications of ThinPrep technology. The laboratory cost of using the ThinPrep System and ThinPrep Imaging System for cervical cancer screening, both together and individually, is higher than that of a conventional Pap smear and, Cytyc believes, competing liquid-based slide preparation systems. Due in part to increased competitive pressures in the cytology screening market and healthcare industry to reduce costs, the combined company’s ability to continue gaining market acceptance of the ThinPrep System and follow-on products will depend on its ability to demonstrate that the higher cost of using the ThinPrep System is offset by (i) a reduction in costs often associated with conventional Pap smears or competing liquid-based slide preparation systems, such as inaccurate diagnoses and the need for repeat Pap smears, as well as (ii) the ability to conduct additional testing, such as testing for the HPV, Chlamydia trachomatis and Neisseria gonorrhea on samples collected in a ThinPrep vial of preservative. In particular, for the ThinPrep Imaging System, the combined company will need to work with healthcare providers, insurance companies and other third-party payors, and clinical laboratories to reinforce the known clinical efficacy and cost-effectiveness of the ThinPrep Imaging System.

Cytyc is dependent upon a relatively small number of large clinical laboratory customers in the United States for a significant portion of its sales of the ThinPrep System.

Cytyc is dependent upon a relatively small number of large clinical laboratory customers in the United States for a significant portion of its sales of the ThinPrep System. The business and prospects of the combined company may be harmed if the combined company is unable to increase sales to, or maintain pricing levels with Cytyc’s existing customers and establish new customers both within and outside the United States. Due in part to a trend toward consolidation of clinical laboratories in recent years and the relative size of the largest United States laboratories, it is likely that a significant portion of ThinPrep System sales will continue to be concentrated among a relatively small number of large clinical laboratories.

The combined company’s success will depend on new product development.

Each of Hologic and Cytyc has continuing research and development programs designed to develop new products and to enhance and improve its products. Hologic is expending significant resources on the development of digital x-ray imaging products, including the development of a digital mammography product to perform breast tomosynthesis, a 3-dimensional imaging technique. Cytyc is expending significant resources on continued product line enhancements. The successful development of the combined company’s products and product enhancements is subject to numerous risks, both known and unknown, including:

•	unanticipated delays;

•	access to capital;

•	budget overruns;

•	technical problems; and

•

other difficulties that could result in the abandonment or substantial change in the design, development and commercialization of these new products, including, for example, changes requested by the FDA in connection with pre-market approval applications for products or 510(k) notification.

Given the uncertainties inherent with product development and introduction, there can be no assurance that any of the combined company’s product development efforts will be successful on a timely basis or within budget, if at all. The failure of the combined company to develop new products and product enhancements, such as Hologic’s digital mammography tomosynthesis product, on a timely basis or within budget could harm the combined company’s business and prospects and could adversely affect the market price of the combined company’s common stock.

The markets for and future growth of the combined company’s products and treatments may not develop as expected.

There can be no assurance that the combined company’s existing products or treatments, or the enhancement of products or treatments will be commercially successful. The successful commercialization of the combined company’s products and treatments are subject to numerous risks, both known and unknown, including:

•	uncertainty of the development of a market for such product or treatment;

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trends relating to, or the introduction or existence of, competing products, technologies or alternative treatments or therapies that may be more effective, safer or easier to use than the combined company’s products, technologies, treatments or therapies;

•	perceptions of the combined company’s products or treatments as compared to other products and treatments;

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recommendation and support for the use of the combined company’s products or treatments by influential customers, such as hospitals, radiological practices, breast surgeons and radiation oncologists and treatment centers;

•	the availability and extent of data demonstrating the clinical efficacy of the combined company’s products or treatments;

•	competition, including the presence of competing products sold by companies with longer operating histories, more recognizable names and more established distribution networks; and

•	other technological developments.

Often, the development of a significant market for a product or treatment will depend upon the establishment of a reimbursement code or an advantageous reimbursement level for use of the product or treatment. Moreover, even if addressed, such reimbursement codes or levels frequently are not addressed until after a product or treatment is developed and commercially introduced, which can delay the successful commercialization of a product or treatment. If the combined company is unable to successfully commercialize and create a significant market for its products and treatments, such as Hologic’s digital mammography tomosynthesis product, due to, among other things, the lack of reimbursement codes or disadvantageous reimbursement levels for such products or treatments, the combined company’s business and prospects could be harmed and the market price of the combined company’s common stock could be adversely affected.

The combined company may not be successful in growing its international sales, which could have a material adverse effect on its business and financial condition.

The combined company cannot guarantee that it will successfully continue to develop international sales channels or capabilities that will enable it to generate significant revenue from international sales. The combined company may not be able to obtain favorable third-party reimbursements and required regulatory approvals in foreign countries. Failure to continue to increase international sales could harm the business and prospects of the combined company.

The combined company’s success depends on its ability to manage growth effectively.

The operations and facilities, including the number of employees and the geographic area of operations, of Hologic and Cytyc have grown rapidly, and the combined company’s operations and facilities are expected to continue to grow. The failure of the combined company to manage growth effectively could harm the business and prospects of the combined company. The growth of the combined company may significantly strain the combined company’s managerial, operational and financial resources and systems. To manage the combined company’s growth effectively, it is expected that the combined company will continue to implement and improve additional management and financial systems and controls, and to effectively retain, expand, train and manage its employee base.

The business of the combined company could be harmed if it infringes upon the intellectual property rights of others.

There has been substantial litigation regarding patent and other intellectual property rights in the medical device and related industries. Hologic and Cytyc have each been involved in infringement litigation, and may in the future be notified that the combined company may be infringing intellectual property rights possessed by third parties.

For example, in March 2005, Hologic was served with a complaint alleging that Hologic’s HTC™ grid infringes U.S. Patent Number 5,970,118. The plaintiff sought to preliminarily and permanently enjoin Hologic from infringing the patent, as well as damages resulting from the alleged infringement, treble damages and reasonable attorney fees, and such other and further relief as may be available. In March 2007, the court granted Hologic’s motion for summary judgment and dismissed the complaint with prejudice. The plaintiff has a right to appeal the matter after conclusion of the case as a whole.

On June 16, 2003, Cytyc filed a suit for Declaratory Judgment in United States District Court for the District of Massachusetts asking the court to determine and declare that certain of TriPath Imaging, Inc.’s patents are invalid and not infringed by Cytyc’s ThinPrep Imaging System. On June 17, 2003, TriPath announced that it had filed a lawsuit against Cytyc in the United States District Court for the Middle District of North Carolina alleging patent infringement, false advertising, defamation, intentional interference, unfair competition, and unfair and deceptive trade practices. In its complaint TriPath sought the issuance of a preliminary and permanent injunction enjoining Cytyc from infringing the asserted patents and to award unspecified damages, unspecified treble damages and attorneys’ fees, and the impounding and destruction of the alleged infringing products. As to the non-patent claims, TriPath sought unspecified damages, punitive damages and attorneys’ fees. The non-patent claims have been dismissed and the patent cases have since been consolidated into a single action. A hearing occurred on August 2, 2006 in the United States District Court for the District of Massachusetts to hear oral arguments on summary judgment motions. Rulings on these motions are still pending. A trial is expected to occur beginning late October 2007. See Annex B under “Information about Cytyc—Legal Proceedings.”

In connection with litigation or if any claims are asserted against the combined company’s intellectual property rights, the combined company may seek to enter into royalty or licensing arrangements. There is a risk in these situations that no license will be available or that a license will not be available on reasonable terms.

Alternatively, the combined company may decide to litigate such claims or to design around the patented technology. These actions could be costly and would divert the efforts and attention of the combined company’s management and technical personnel. As a result, any infringement claims by third parties or claims for indemnification by customers resulting from infringement claims, whether or not proven to be true, may harm the combined company’s business and prospects.

If Hologic fails to achieve and maintain the high manufacturing standards that Hologic’s direct radiography products require, the combined company may not be successful in developing and marketing those products.

The manufacture of Hologic’s direct radiography detectors is highly complex and requires precise high quality manufacturing that is difficult to achieve. Hologic has in the past and the combined company may in the future experience difficulties in manufacturing these detectors in commercial quantities, primarily related to delays and difficulties in obtaining critical components for these detectors that meet Hologic’s high manufacturing standards. Hologic’s initial difficulties led to increased delivery lead-times and increased costs of manufacturing these products. The combined company’s failure, including the failure of its contract manufacturers, to achieve and maintain the required high manufacturing standards could result in further delays or failures in product testing or delivery, cost overruns, product recalls or withdrawals, or other problems that could harm the combined company’s business and prospects.

Interruptions, delays, shutdowns or damage at the combined company’s manufacturing facilities could harm its business.

Hologic manufactures most of its products at its manufacturing facilities in Danbury, Connecticut, Bedford, Massachusetts, Indianapolis, Indiana and Newark, Delaware. In addition, Hologic manufactures the selenium coatings used in the digital x-ray image capture radiographic systems in Germany and its selenium and organic photoconductor coatings for other uses in Germany and China. Cytyc assembles and manufactures its ThinPrep products at its facilities in Marlborough, Massachusetts and Londonderry, New Hampshire. In addition, Cytyc manufactures its NovaSure System and MammoSite System in Costa Rica. An interruption in manufacturing capabilities at any of these facilities, as a result of equipment failure or other reasons, could reduce, delay or prevent the production of the combined company’s products. The manufacturing facilities of the combined company will be subject to the risk of catastrophic loss due to unanticipated events, such as fires, earthquakes, explosions, floods or weather conditions. The combined company’s manufacturing facilities may experience plant shutdowns, strikes or other labor disruptions, or periods of reduced production as a result of equipment failures, loss of power, gray outs, delays in deliveries or extensive damage to any of its facilities, which could harm the business and prospects of the combined company. Because some of the combined company’s manufacturing operations will be located in Germany, China and Costa Rica, those manufacturing operations will also be subject to additional challenges and risks associated with international operations described below.

The uncertainty of healthcare reform could harm the combined company’s business and prospects.

In recent years, the healthcare industry has undergone significant change driven by various efforts to reduce costs, including efforts at national healthcare reform, trends toward managed care, cuts in Medicare, consolidation of healthcare distribution companies and collective purchasing arrangements by office-based healthcare practitioners. Healthcare reform proposals and medical cost containment measures in the United States and in many foreign countries could:

•	limit the use of the combined company’s products;

•	reduce reimbursement available for such use; or

•	adversely affect the use of new therapies for which the combined company’s products may be targeted.

These reforms or cost containment measures, including the uncertainty in the medical community regarding their nature and effect, could harm the combined company’s business and prospects.

The combined company’s business could be harmed if products contain undetected errors or defects or do not meet customer specifications.

Hologic and Cytyc are continuously developing new products and improving their existing products. Newly introduced products can contain undetected errors or defects. In addition, these products may not meet their performance specifications under all conditions or for all applications. If, despite internal testing and testing by customers, any of the combined company’s products contain errors or defects or fail to meet customer specifications, then the combined company may be required to enhance or improve those products or technologies. The combined company may not be able to do so on a timely basis, if at all, and may only be able to do so at considerable expense. In addition, any significant reliability problems could result in adverse customer reaction, negative publicity or legal claims and could harm the combined company’s business and prospects.

The combined company will rely on one or only a limited number of suppliers for some key components or subassemblies for its products, which could harm the combined company’s business and prospects.

Hologic and Cytyc each rely on one or only a limited number of suppliers for some key components or subassemblies for their products. In particular, Hologic has a limited number of suppliers for the panel for its direct radiography products and AEG, one of Hologic’s subsidiaries, is Hologic’s sole source provider for Selenium coatings. In addition, Hologic has only limited sources of supply for some key components used in its mini C-arm systems and its Suros biopsy systems. Cytyc currently obtains certain key components of its products, including the proprietary filter material and microscope slides used in the ThinPrep Pap Test, radioisotopes, certain balloons and other items used in the design and manufacture of the MammoSite System and the Iotrex liquid isotope used with the GliaSite System, from single or a limited number of sources due to technology, availability, price, quality and other considerations. Additionally, the NovaSure System utilizes several components that may become obsolete or no longer be manufactured.

Obtaining alternative sources of supply of these components could involve significant delays and other costs and regulatory challenges, and may not be available to the combined company on reasonable terms, if at all. The failure of a component supplier or contract assembler to provide sufficient quantities, acceptable quality and timely components or assembly service at an acceptable price, or an interruption of supplies from such a supplier could harm the business and prospects of the combined company. Any disruption of supplies of key components could delay or reduce shipments, which could result in lost or deferred sales for the combined company.

The combined company will face intense competition from other companies and may not be able to compete successfully.

A number of companies have developed, or are expected to develop, products that compete or will compete with the combined company’s products. Some of combined company’s competitors will be large companies that may enjoy significant competitive advantages over the combined company, including:

•	significantly greater name recognition;

•	established distribution networks;

•	additional lines of products, and the ability to offer rebates or bundle products to offer discounts or incentives to gain competitive advantage;

•	more extensive research, development, sales, marketing and manufacturing capabilities; and

•	better positioning to continue to improve their technology in order to compete in an evolving industry.

The markets in which the combined company will sell in are intensely competitive, subject to rapid change and may be significantly affected by new product introductions and other market activities of industry participants. Other companies may develop products that are superior to or less expensive, or both, than the combined company’s products. Improvements in existing competitive products or the introductions of new competitive products may reduce the combined company’s ability to compete for sales, particularly if those competitive products demonstrate better safety or effectiveness, clinical results, ease of use or lower costs.

If the combined company is unable to compete effectively against existing and future competitors and existing and future alternative treatments, the business and prospects of the combined company could be harmed.

The combined company’s success will depend upon its ability to adapt to rapid changes in technology and customer requirements.

The markets for Hologic’s and Cytyc’s products have been characterized by rapid technological change, frequent product introductions and evolving customer requirements. These trends will likely continue into the foreseeable future. The combined company’s success will depend, in part, upon its ability to enhance the existing products of Hologic and Cytyc, successfully develop new products that meet increasing customer requirements and gain market acceptance. If the combined company fails to do so its products may be rendered obsolete or uncompetitive by new industry standards or changing technology.

The combined company’s results of operations will be subject to significant quarterly variation and seasonal fluctuation.

Hologic’s and Cytyc’s results of operations have been and may continue to be subject to significant quarterly variation. The combined company’s results for a particular quarter may also vary due to a number of factors, including:

•	the overall state of healthcare and cost containment efforts;

•	the timing and level of reimbursement for the combined company’s products domestically and internationally;

•	the development status and demand for the combined company’s products;

•	the development status and demand for therapies to treat breast cancer and osteoporosis;

•	economic conditions in the combined company’s markets;

•	foreign exchange rates;

•	the timing of orders;

•	the timing of expenditures in anticipation of future sales;

•	the mix of products the combined company sells;

•	the introduction of new products and product enhancements by the combined company or its competitors;

•	pricing and other competitive conditions; and

•	unanticipated expenses.

Customers may also cancel or reschedule shipments. Production difficulties could also delay shipments. Any of these factors also could harm the combined company’s business and prospects.

The combined company’s delay or inability to obtain any necessary United States or foreign regulatory clearances or approvals for its products could harm the combined company’s business and prospects.

Hologic’s and Cytyc’s products are, and the combined company’s products will be, medical devices that are the subject of a high level of regulatory oversight. The combined company’s delay or inability to obtain any necessary United States or foreign regulatory clearances or approvals for its products, such as Hologic’s digital mammography tomosynthesis product, could harm its business and prospects and could adversely affect the market price of the combined company’s common stock. The process of obtaining clearances and approvals can be costly and time-consuming. There is a risk that any approvals or clearances, once obtained, may be withdrawn or modified.

Medical devices cannot be marketed in the United States without clearance or approval by the FDA. Any modifications to a device that has received a pre-market approval that affect its safety or effectiveness require a pre-market approval supplement or possibly a separate pre-market approval, either of which is likely to be time-consuming, expensive and uncertain to obtain. If the FDA requires the combined company to seek one or more pre-market approval supplements or new pre-market approvals for any modification to a previously approved device, the combined company may be required to cease marketing or to recall the modified device until it obtains approval, and the combined company may be subject to significant criminal and/or civic sanctions, including but not limited to, regulatory fines or penalties.

Medical devices sold in the United States must also be manufactured in compliance with FDA Good Manufacturing Practices, which regulate the design, manufacture, packing, storage and installation of medical devices. Moreover, medical devices are required to comply with FDA regulations relating to investigational research and labeling. States may also regulate the manufacture, sale and use of medical devices, particularly those that employ x-ray technology. The combined company’s products will also be subject to approval and regulation by foreign regulatory and safety agencies.

Recent proposed changes to reclassify full-field digital mammography to permit 510(k) clearance could increase competition for Hologic’s digital mammography products.

On May 23, 2006 the FDA Radiological Devices Panel recommended the reclassification of full-field digital mammography systems from Class III to Class II devices. The FDA has not taken any additional steps to act on the panel’s recommendation. If the FDA implements the panel’s recommendation, the reclassification would allow full-field digital mammography systems to be cleared for commercialization through the 510(k) process, which is less rigorous than the present pre-market approval process. If and when implemented, the reclassification for full-field digital mammography systems from Class III to Class II devices may lower barriers of entry into the digital mammography market, may result in more competitors entering the United States market and could harm sales of Hologic’s digital mammography systems.

The combined company’s products may be subject to recalls even after receiving FDA clearance or approval, which could harm the combined company’s business and prospects.

The FDA and similar governmental bodies in other countries have the authority to require the recall of medical products in the event of material deficiencies or defects in design or manufacture. A government mandated or voluntary recall by the combined company could occur as a result of component failures, manufacturing errors or design defects, including defects in labeling. Any recall could harm the reputation of the combined company’s products and adversely affect the combined company’s business and prospects.

Some of the combined company’s activities may subject the combined company to risks under federal and state laws prohibiting “kickbacks” and false or fraudulent claims.

Hologic and Cytyc are, and the combined company will be, subject to the provisions of a federal law commonly known as the Medicare/Medicaid anti-kickback law, and several similar state laws, which prohibit payments intended to induce physicians or others either to refer patients or to acquire or arrange for or recommend the acquisition of healthcare products or services. While the federal law applies only to referrals, products or services for which payment may be made by a federal healthcare program, state laws often apply regardless of whether federal funds may be involved. These laws constrain the sales, marketing and other promotional activities of manufacturers of medical devices by limiting the kinds of financial arrangements, including sales programs, with hospitals, physicians, laboratories and other potential purchasers of medical devices. Other federal and state laws generally prohibit individuals or entities from knowingly presenting, or causing to be presented, claims for payment from Medicare, Medicaid, or other third-party payors that are false or fraudulent, or are for items or services that were not provided as claimed. Anti-kickback and false claims laws prescribe civil and criminal penalties (including fines) for noncompliance that can be substantial. While Hologic and Cytyc continually strive, and the combined company will strive, to comply with these complex requirements, interpretations of the applicability of these laws to marketing practices is ever evolving and even an unsuccessful challenge could cause adverse publicity and be costly to respond to, and thus could harm the business and prospects of the combined company.

The combined company is subject to the risk of product liability claims relating to its products.

Hologic’s and Cytyc’s businesses involve, and the combined company’s business will involve, the risk of product liability and other claims inherent to the medical device business. If even one of the combined company’s products is found to have caused or contributed to injuries or deaths, the combined company could be held liable for substantial damages. Hologic and Cytyc maintain, and the combined company will maintain, product liability insurance subject to deductibles and exclusions. There is a risk that the insurance coverage will not be sufficient to protect the combined company from product and other liability claims, or that product liability insurance will not be available to the combined company at a reasonable cost, if at all. An under-insured or uninsured claim could harm the business and prospects of the combined company. In addition, claims could adversely affect the reputation of the related product, which could damage that product’s competitive position in the market.

The sale and use of one of the combined company’s diagnostic products could also lead to the filing of product liability claims if someone were to allege that one of the combined company’s products contained a design or manufacturing defect that resulted in the failure to detect a disorder for which it was being used to screen or caused injuries to a patient. Any product liability claim brought against the combined company, with or without merit, could result in the increase of the combined company’s product liability insurance rates or the inability to secure additional coverage in the future. Also, even a meritless or unsuccessful product liability claim could be time consuming and expensive to defend, which could result in a diversion of management’s attention from the combined company’s business and could adversely affect the perceived safety and efficacy of the combined company’s products, and could harm the business and prospects of the combined company.

The combined company will use hazardous materials and products.

Hologic’s and Cytyc’s research and development involves, and the combined company’s research and development will involve, the controlled use of hazardous materials, such as toxic and carcinogenic chemicals and various radioactive compounds. Although Hologic and Cytyc believe that their safety procedures for handling and disposing of such materials comply with the standards prescribed by federal, state and local regulations, the risk of accidental contamination or injury from these materials cannot be eliminated. In the event of this type of accident, the combined company could be held liable for any resulting damages, and any such liability could be extensive. Hologic and Cytyc are also subject, and the combined company will be subject, to substantial regulation relating to occupational health and safety, environmental protection, hazardous substance control, and waste management and disposal. The failure to comply with such regulations could subject the combined company to, among other things, fines and criminal liability.

Fluctuations in the exchange rates of European currencies and the other foreign currencies in which the combined company will conduct its business, in relation to the U.S. dollar, could harm the combined company’s business and prospects.

Hologic maintains a sales and service office in Belgium, and Hologic’s AEG Elektrofotografie subsidiary conducts its business worldwide, with headquarters in Germany and manufacturing operations in Germany and China. The expenses of these offices are denominated in local currencies, and Hologic’s foreign sales may be denominated in local currencies, the Euro or U.S. dollars.

Cytyc’s business outside the United States is conducted primarily in local currencies, except at its Costa Rica subsidiary, where the majority of business is conducted in U.S. dollars.

Fluctuations in foreign currency exchange rates could affect the combined company’s cost of goods and operating margins and could result in exchange losses. In addition, currency devaluation can result in a loss to the combined company if it holds deposits of that currency. Hologic has hedged its foreign currency exposure by borrowing funds in local European currencies to pay the expenses of its foreign offices. In addition, Hologic’s recently acquired AEG operation has engaged in hedging activities, such as currency swaps, to hedge its foreign currency exposure. There is a risk that any hedging activities will not be successful in mitigating the combined company’s foreign exchange risk exposure.

The combined company’s international operations expose the combined company to additional operational challenges that it might not otherwise face.

Hologic and Cytyc are, and the combined company will be, subject to a number of additional risks and expenses due to their international operations. Any of these risks or expenses could have a material adverse effect on the combined company’s operating results. These risks and expenses include:

•	difficulties in staffing and managing operations in multiple locations as a result of, among other things, distance, language and cultural differences;

•	protectionist laws and business practices that favor local companies;

•	greater difficulties in trade accounts receivable collection;

•	difficulties and expenses related to implementing internal controls over financial reporting and disclosure controls and procedures;

•	expenses associated with customizing products for clients in foreign countries;

•	possible adverse tax consequences;

•	governmental currency controls;

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multiple, conflicting and changing government laws and regulations (including, among other things, antitrust and tax requirements, international trade regulations and the Foreign Corrupt Practices Act);

•	reduced protection for intellectual property rights in some countries;

•	political and economic changes and disruptions;

•	export/import controls; and

•	tariff regulations.

The business of the combined company could be harmed if it is unable to protect its proprietary technology.

Hologic and Cytyc have relied, and the combined company will rely, primarily on a combination of trade secrets, patents, copyright and trademark laws and confidentiality procedures to protect its products and technology. Despite these precautions, unauthorized third parties may infringe, copy or reverse engineer portions of the combined company’s technology. Hologic and Cytyc do not know if current or future patent applications will be issued with the scope of the claims sought, if at all, or whether any patents issued will be challenged or invalidated. In addition, Hologic and Cytyc have each obtained or applied for corresponding patents and patent applications in several foreign countries for some of its patents and patent applications. There is a risk that these patent applications will not be granted or that the patent or patent application will not provide significant protection for Hologic’s, Cytyc’s or the combined company’s products and technology. Competitors of the combined company may independently develop similar technology that Hologic’s, Cytyc’s or the combined company’s patents do not cover. In addition, because patent applications in the United States are not generally publicly disclosed until eighteen months after the application is filed, applications may have been filed by third parties which relate to Hologic’s, Cytyc’s or the combined company’s technology. Moreover, there is a risk that foreign intellectual property laws will not protect the intellectual property rights of the combined company to the same extent as United States intellectual property laws. In the absence of significant patent protection, the combined company may be vulnerable to competitors who attempt to copy its products, processes or technology.

The combined company’s future success will depend on the continued services of key personnel.

The loss of any key personnel of the combined company, particularly key research and development personnel, could harm the combined company’s business and prospects and could impede the achievement of the combined company’s research and development, operational or strategic objectives. The combined company’s success will also depend upon its ability to attract and retain other qualified managerial and technical personnel. Competition for such personnel, particularly software engineers and other technical personnel, is intense. The combined company may not be able to attract and retain personnel necessary for the development of its business.

The combined company’s business may be harmed by acquisitions it completes in the future.

The combined company’s identification of suitable acquisition candidates involves risks inherent in assessing the values, strengths, weaknesses, risks and profitability of acquisition candidates, including the effects of the possible acquisition on its business, diversion of its management’s attention and risks and costs associated with unanticipated problems or latent liabilities, such as litigation, investigations or inquiries in connection with acquisitions that it completes. If the combined company is successful in pursuing future acquisitions, it will be required to expend significant funds, incur additional debt or issue additional securities, which may negatively affect its results of operations and be dilutive to the combined company’s stockholders. If the combined company spends significant funds or incurs additional debt, its ability to obtain financing for working capital or other purposes could decline, and it may be more vulnerable to economic downturns and competitive pressures. Neither Hologic nor Cytyc can guarantee that the combined company will be able to finance additional acquisitions or that the combined company will realize any anticipated benefits from acquisitions that it completes. Should the combined company acquire another business, the process of integrating acquired operations into its existing operations may result in unforeseen operating difficulties and may require significant financial resources that would otherwise be available for the ongoing development or expansion of its existing business.

The combined company’s failure to manage current or future alliances or joint ventures effectively may harm the combined company’s business and prospects.

Hologic and Cytyc have entered into, and the combined company may enter into, alliances, joint ventures or other business relationships. Alliances with certain partner or companies could make it more difficult for the combined company to enter into advantageous business transactions or relationships with others. Moreover, the combined company may not be able to:

•	identify appropriate candidates for alliances or joint ventures;

•	assure that any alliance or joint venture candidate will provide the combined company with the support anticipated;

•	successfully negotiate an alliance or joint venture on terms that are advantageous to the combined company; or

•	successfully manage any alliance or joint venture.

Furthermore, any alliance or joint venture may divert management time and resources. Entering into a disadvantageous alliance or joint venture, failing to manage an alliance or joint venture effectively, or failing to comply with obligations in connection therewith, could harm the combined company’s business and prospects.

The combined company will be exposed to potential risks and it will continue to incur significant costs as a result of the internal control testing and evaluation process mandated by Section 404 of the Sarbanes-Oxley Act of 2002.

Hologic assessed the effectiveness of its internal control over financial reporting as of September 30, 2006 and assessed all deficiencies on both an individual basis and in combination to determine if, when aggregated, they constitute a material weakness. As a result of this evaluation, no material weaknesses were identified.

Cytyc assessed the effectiveness of its internal control over financial reporting as of December 31, 2006, and determined that it did not implement controls necessary to provide reasonable assurance that the accounting for certain stock option exercise activity that occurred during the period from 1996 through 2002 was properly recorded in its financial statements included in its annual report on Form 10-K for the year ended December 31, 2006, in accordance with Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees. To remedy this material weakness Cytyc enhanced its policies surrounding consultations on complex technical accounting matters to include third-party subject matter experts, including experts with additional specific knowledge of the accounting for the types of stock option exercise activity described above, to assist Cytyc in reaching a conclusion regarding the accounting for this stock option exercise activity in accordance with Accounting Principles Board Opinion No. 25. This remediation effort was tested and found to be effective as of the date of the filing of Cytyc’s amendment to its annual report on Form 10-K for the year ended December 31, 2006.

Following the completion of the merger, the combined company expects to continue to incur significant costs, including increased accounting fees and increased staffing levels, in order to maintain compliance with Section 404 of the Sarbanes-Oxley Act. The combined company will continue to monitor controls for any weaknesses or deficiencies. No evaluation can provide complete assurance that the combined company’s internal controls will detect or uncover all failures of persons within the company to disclose material information otherwise required to be reported. The effectiveness of the combined company’s controls and procedures could also be limited by simple errors or faulty judgments. In addition, as the combined company continues to expand globally, the challenges involved in implementing appropriate internal controls will increase and will require that the combined company continues to improve its internal controls over financial reporting.

Hologic’s assessment of internal controls in fiscal 2006 did not include Hologic’s recently acquired entities of AEG, R2 and Suros. In 2007, Cytyc acquired Adeza Biomedical Corporation and Adiana, Inc. Hologic’s assessment of internal control over financial reporting is expected to include AEG, R2 and Suros in fiscal 2007, and is expected to include Cytyc, Adeza Biomedical Corporation and Adiana Inc. in fiscal 2008. The combined company expects to face additional challenges in implementing the required processes, procedures and controls as a result of the merger and other acquired operations. For example, Hologic’s recently acquired companies do not have disclosure controls and procedures or internal control over financial reporting that are as thorough or effective as those required by securities law applicable to public companies in the United States. Although the combined company intends to devote substantial time and incur substantial costs, as necessary, to ensure ongoing compliance, the combined company cannot be certain that it will be successful in complying with Section 404 of the Sarbanes-Oxley Act.

In the future, if the combined company fails to complete the Sarbanes-Oxley 404 evaluation in a timely manner, or if its independent registered public accounting firm cannot attest in a timely manner to the combined company’s evaluation, the combined company could be subject to regulatory scrutiny and a loss of public confidence in the combined company’s internal controls which could adversely impact the market price of Hologic common stock. The combined company or its independent registered public accounting firm may identify material weaknesses in internal controls over financial reporting which may result in a loss of public confidence in the combined company’s internal controls and adversely impact the market price of Hologic common stock. In addition, any failure to implement required, new or improved controls, or difficulties encountered in their implementation, could harm the combined company’s operating results or cause the combined company to fail to meet its reporting obligations.

RISKS RELATED TO HOLOGIC COMMON STOCK

Provisions in Hologic’s charter and bylaws and its stockholder rights plan may have the effect of discouraging advantageous offers for Hologic’s business or common stock and limit the price that investors might be willing to pay in the future for shares of Hologic common stock.

Hologic’s charter, bylaws and the provisions of the DGCL include provisions that may have the effect of discouraging or preventing a change in control. In addition, Hologic has a stockholder rights plan that may have the effect of discouraging or preventing a change in control. These provisions could limit the price that Hologic stockholders might receive in the future for shares of Hologic common stock.

Hologic’s stock price is volatile.

The market price of Hologic common stock has been, and may continue to be, highly volatile. Hologic believes that a variety of factors could cause the price of its common stock to fluctuate, perhaps substantially, including:

•	announcements and rumors of developments related to Hologic’s business, including changes in reimbursement rates, proposed and completed acquisitions, or the industry in which Hologic competes;

•	quarterly fluctuations in Hologic’s actual or anticipated operating results and order levels;

•	general conditions in the worldwide economy;

•	announcements of technological innovations;

•	new products or product enhancements by Hologic or its competitors;

•	developments in patents or other intellectual property rights and litigation; and

•	developments in relationships with Hologic’s customers and suppliers.

In addition, in recent years the stock market in general and the markets for shares of “high-tech” companies, have experienced extreme price fluctuations which have often been unrelated to the operating performance of affected companies. Any such fluctuations in the future could adversely affect the market price of Hologic’s common stock, and the market price of Hologic common stock may decline.

CAUTIONARY STATEMENT REGARDING

FORWARD-LOOKING STATEMENTS

This joint proxy statement/prospectus contains certain forward-looking information about Hologic, Cytyc and the combined company that is intended to be covered by the safe harbor for “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995. These statements may be made directly in this joint proxy statement/prospectus or may be incorporated into this joint proxy statement/prospectus by reference to other documents and may include statements for the period following the completion of the merger. Representatives of Hologic and Cytyc may also make forward-looking statements. Forward-looking statements are statements that are not historical facts. Words such as “expect,” “believe,” “will,” “may,” “might,” “anticipate,” “plan,” “estimate,” “intend,” “should,” “can,” “likely,” “could” and similar expressions are intended to identify forward-looking statements. These statements include, but are not limited to statements about the expected benefits of the merger, information about the combined company, including expected synergies and projected revenues and cash flows, combined operating and financial data, including future financial and operating results, the combined company’s objectives, plans and expectations, the likelihood of satisfaction of certain conditions to the completion of the merger and whether and when the merger will be completed. These statements are subject to risks and uncertainties, including the risks described in this joint proxy statement/prospectus under the section “Risk Factors,” those listed in Annex B under “Information about Cytyc—Risk Factors” with respect to Cytyc, and those that are incorporated by reference into this joint proxy statement/prospectus with respect to Hologic that could cause actual results to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements.

Forward-looking statements are not guarantees of performance. These statements are based upon the current beliefs and expectations of management of Hologic and Cytyc and are subject to a number of factors that could cause actual outcomes and results to be materially different from those projected or anticipated. In light of these risks, uncertainties, assumptions and factors, the forward-looking statements discussed in this joint proxy statement/prospectus or made by representatives of Hologic or Cytyc may not occur. Readers are cautioned not to place undue reliance on these forward-looking statements which speak only as of the date hereof or, in the case of statements incorporated by reference, on the date of the document incorporated by reference, or, in the case of statements made by representatives of Hologic or Cytyc, on the date those statements are made. All subsequent written and oral forward-looking statements concerning the merger or the combined company or other matters addressed in this joint proxy statement/prospectus and attributable to Hologic or Cytyc or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Except to the extent required by applicable law or regulation, neither Hologic nor Cytyc undertakes any obligation to update or publish revised forward-looking statements to reflect events or circumstances after the date hereof or the date of the forward-looking statements or to reflect the occurrence of unanticipated events.

THE MERGER

The following discussion contains important information relating to the merger. You are urged to read this discussion together with the merger agreement and related documents attached as annexes to this joint proxy statement/prospectus before voting on the merger agreement and the merger or the amendment to Hologic’s charter and issuance of Hologic common stock in the merger.

Structure of the Merger

The merger agreement provides for the merger of Cytyc with and into Nor’easter Corp., a wholly owned subsidiary of Hologic that was formed for the purpose of the merger, with Nor’easter Corp. surviving the merger. At the effective time of the merger, the surviving entity will remain a wholly owned subsidiary of Hologic, and Nor’easter Corp. will be renamed “Cytyc Corporation.” The merger will become effective when Nor’easter Corp. and Cytyc file a certificate of merger with the Secretary of State of the State of Delaware (or at such later time as Hologic and Cytyc mutually agree and specify in the certificate of merger). The time the merger becomes effective is referred to as the effective time of the merger.

Merger Consideration

At the effective time of the merger, each issued and outstanding share of Cytyc common stock will be converted into the right to receive 0.52 of a share, referred to as the exchange ratio, of Hologic common stock, referred to as the stock merger consideration, and $16.50 in cash without interest, referred to as the cash merger consideration. The stock merger consideration, together with the cash merger consideration and any cash received in lieu of fractional shares, is referred to as the merger consideration. Cytyc stockholders will receive cash in lieu of any fractional shares of Hologic common stock that would have otherwise been received in the merger. See “The Merger Agreement—Fractional Shares” beginning on page 118.

Hologic and Cytyc expect that, upon completion of the merger, assuming conversion of all of Cytyc’s outstanding 2.25% Senior Convertible Notes due 2024, the Cytyc stockholders immediately prior to the merger will own approximately 55% of the outstanding common stock of the combined company, and the Hologic stockholders immediately prior to the merger will own approximately 45% of the outstanding common stock of the combined company.

Background of the Merger

Each of Hologic’s and Cytyc’s board of directors has from time to time in recent years engaged with senior management in strategic reviews and considered ways to enhance its company’s performance and prospects in light of the business and economic environment. For each company, these reviews have included consideration of potential transactions with third parties that would further its strategic objectives and the potential benefits and risks of those transactions. With respect to both Hologic and Cytyc, these strategic reviews have on several occasions related to informal exploratory discussions regarding potential strategic transactions, including possible business combinations with each other and other companies in the life sciences/healthcare industry.

Given the relative close proximity and similar business focus of Hologic and Cytyc, both being Massachusetts-based public companies focused on women’s health, the companies have been familiar with each other’s businesses for a number of years.

Approximately three years ago, Thomas Umbel, senior vice president of business development of Hologic contacted a business development representative of Cytyc, to discuss whether the parties would be interested in further exploring potential business opportunities. Nothing materialized from these conversations at that time.

Later, in May 2006, Mr. Umbel and Eric von Stetten, director of research of Hologic, and John P. McDonough, senior vice president of Cytyc, had informal discussions regarding the merits of a possible business combination between Hologic and Cytyc. These discussions remained preliminary and were not pursued further at that time.

On September 11, 2006, at a regular meeting of the board of directors of Hologic, Mr. von Stetten reviewed and discussed with the board of directors strategic initiatives and diversification opportunities within the women’s healthcare market, which included a discussion of the preliminary inquiries made to Cytyc.

On January 30, 2007, John W. Cumming, chairman and chief executive officer of Hologic, and Mr. Umbel met with representatives of Goldman Sachs to discuss possible strategic transactions with a number of companies, including Cytyc.

In February 2007, Mr. Umbel contacted Mr. McDonough to determine if Cytyc would be interested in re-examining a possible business combination.

On February 22, 2007, Mr. Umbel met with Mr. McDonough at Cytyc’s executive offices in Marlborough, Massachusetts to exchange views with respect to a possible business combination between Hologic and Cytyc.

On February 23, 2007, Patrick J. Sullivan, chairman, chief executive officer and president of Cytyc, and Mr. Cumming spoke by telephone regarding the possibility of combining the two companies and agreed to meet in person to discuss further.

During the week of February 26, 2007, Messrs. Cumming and Sullivan spoke by telephone and further discussed the possibility of a business combination between Hologic and Cytyc. Mr. Sullivan informed Mr. Cumming that he would discuss their conversation with certain members of senior management of Cytyc and its board of directors.

On March 6, 2007, at a meeting of the board of directors of Hologic, Mr. Cumming reviewed and discussed with the Hologic board of directors an overview of the women’s healthcare market and possible opportunities for Hologic in those markets, including the potential benefits of a possible business combination with Cytyc. In connection with that discussion, Mr. Cumming advised the board of directors of the preliminary status of discussions between Hologic and Cytyc. Following the discussion, Mr. Cumming was authorized to continue to pursue those discussions.

At a meeting of the Cytyc board of directors on March 14, 2007, members of Cytyc senior management reviewed with the Cytyc board of directors the prior discussions between representatives of Cytyc and Hologic and discussed with the Cytyc board of directors the strategic rationale for a potential business combination. In addition, representatives of Hogan & Hartson LLP, Cytyc’s outside legal counsel, referred to as Hogan & Hartson, discussed the fiduciary duties applicable to the Cytyc board of directors in the context of the ongoing discussions. Following questions and discussions among the participants at the meeting, the Cytyc board of directors authorized and directed Cytyc’s senior management to continue discussions with Hologic.

On March 21, 2007, Messrs. Cumming and Sullivan spoke by telephone and agreed to meet with each other and certain other members of senior management of each company to further explore a potential business combination between the parties.

On March 23, 2007, Messrs. Umbel and McDonough spoke by telephone to arrange future meetings and identify discussion topics.

On the evening of March 27, 2007, Messrs. Cumming and Umbel met with Messrs. Sullivan and McDonough. During this meeting, the parties had an in-depth conversation concerning the merits of a possible business combination between Hologic and Cytyc.

On the morning of March 28, 2007, Messrs. Cumming and Sullivan met to continue their discussion from the previous night.

On April 5, 2007, the parties entered into a mutual confidentiality agreement, with customary standstill provisions, so that both parties could have access to more detailed information to explore further the possibility of a business combination.

On the evening of April 5, 2007, Messrs. Cumming, Umbel, and von Stetten, Robert A. Cascella, president and chief operating officer of Hologic, Glenn P. Muir, executive vice president of finance and chief financial officer of Hologic, and David Brady, senior vice president of human resources of Hologic, met with Mr. McDonough, Timothy M. Adams, chief financial officer of Cytyc, and Daniel J. Levangie, executive vice president of Cytyc and president of Cytyc surgical products. During this meeting, the parties discussed in further detail a possible business combination between Hologic and Cytyc and the possible synergies between the companies. Immediately prior to this meeting, representatives of Hologic had informed Mr. McDonough that Hologic would be prepared to consider offering, subject to, among other things, the satisfactory completion of due diligence and the negotiation of mutually agreeable definitive agreements, a significant premium to the current market price to acquire Cytyc and to use a combination of cash and shares of Hologic common stock as consideration in the transaction.

On April 6, 2007, at a special meeting of the board of directors of Hologic, the board of directors met with members of senior management and its outside legal counsel, Brown Rudnick Berlack Israels LLP, referred to as Brown Rudnick. During this meeting, senior management discussed its conversations with senior management of Cytyc, and reviewed the background and recent preliminary discussions that certain members of management had with representatives of Cytyc. Management and the board of directors discussed the potential benefits and risks associated with a business combination with Cytyc, the business and financial results of Cytyc, a possible range of prices and the mix of consideration to be offered to stockholders of Cytyc, and possible sources of financing for the transaction. Management also reported to the board of directors that follow-up meetings were planned with Cytyc management to further pursue this possible transaction. The board of directors also discussed with counsel its fiduciary duties applicable to the proposed transaction. Following these discussions, the board of directors of Hologic unanimously supported the continuance of further discussions with Cytyc.

On April 9, 2007, representatives of Hologic’s senior management team met with representatives of Cytyc’s senior management team at the Westin Hotel in Waltham, Massachusetts. During this meeting, the parties further discussed the possible benefits of a business combination, and commenced initial financial and business due diligence.

On April 23, 2007, the Cytyc board of directors held a telephonic meeting, together with members of Cytyc senior management and representatives of Hogan & Hartson and Morgan Stanley, Cytyc’s financial advisor. Management updated the Cytyc board of directors on the status of discussions with Hologic, including the proposed amount and mix of stock and cash consideration to be offered to Cytyc stockholders, and reviewed with the Cytyc board of directors the business, operations and products of Hologic. Representatives of Morgan Stanley reported on certain preliminary financial analyses with respect to the proposed transaction, and representatives from Hogan & Hartson discussed the fiduciary duties applicable to the Cytyc board of directors in the context of the proposed transaction. Following questions and discussions among those in attendance, the Cytyc board of directors authorized Cytyc management to continue discussions with Hologic.

Throughout the remainder of the month of April and the first week of May 2007, senior management and representatives of Hologic and Cytyc continued to meet to further explore a potential business combination transaction. During these meetings, the parties made presentations on a variety of aspects of each party’s business. The parties also continued to discuss the possible synergies between the companies, the benefits and challenges of the business combination, corporate governance and board composition matters, employee matters, and the mix of cash and stock consideration to be offered to Cytyc stockholders. The parties also conducted mutual financial, legal and other customary due diligence. During this period, representatives of Cytyc informed representatives of Hologic that Cytyc would seek a premium of at least 30% to the current market price and would seek to have at least 25-30% of the merger consideration be in cash. Further, Cytyc also requested significant board representation and that Mr. Sullivan assume the chairmanship of the combined company’s board of directors.

On April 30, 2007, at a special meeting of the board of directors of Hologic, the board of directors met with members of senior management and Brown Rudnick. During this meeting, senior management discussed its conversations with senior management of Cytyc and conversations between their respective investment bankers, and further discussed the amount and mix of cash and stock consideration to be offered to Cytyc stockholders. Following these discussions, the board of directors reaffirmed the authority of Mr. Cumming to continue to pursue the discussions with Cytyc.

On May 1, 2007, at the request of Hologic, Goldman Sachs contacted Morgan Stanley to offer 0.52 of a share of Hologic common stock and $16.25 in cash for each share of Cytyc common stock as merger consideration in the proposed business combination.

On the afternoon of May 2, 2007, the finance committee of the Cytyc board of directors met in Boston, Massachusetts, together with members of Cytyc senior management and outside legal counsel. Representatives of Morgan Stanley, Cytyc’s outside financial advisor, attended telephonically. Management updated the members of the committee on the status of discussions with Hologic and representatives of Morgan Stanley reported on certain preliminary financial analysis. Representatives of Hogan & Hartson discussed various legal issues with respect to the proposed transaction.

On the morning of May 3, 2007, the finance committee of the Cytyc board of directors met again in executive session to discuss the proposed transaction with Hologic. Later that morning, the full Cytyc board of directors met together with members of Cytyc senior management and outside legal and financial advisors. Management updated the Cytyc board of directors on the status of discussions with Hologic, including the proposed amount and mix of consideration to be offered to Cytyc stockholders, and the proposed governance and management of the combined company. Representatives of Morgan Stanley reported on certain preliminary financial analyses with respect to the proposed transaction based on the proposed amount and mix of cash and stock consideration to be offered to stockholders of Cytyc. Representatives from Hogan & Hartson discussed various legal issues with respect to the proposed transaction and reviewed the fiduciary duties applicable to the Cytyc board of directors in the context of the proposed transaction. Following questions and discussions among those in attendance, the Cytyc board of directors authorized Cytyc management to continue negotiations with Hologic and to work toward finalizing definitive terms regarding the potential transaction. Also, on May 3, 2007, the Cytyc board authorized Cytyc senior management to negotiate appropriate terms with Morgan Stanley and JP Morgan to serve as financial advisors to the board of directors in connection with the transaction, subject to review and approval of such arrangements by the board.

On May 4, 2007, further discussions were held between the members of the senior management teams of Hologic and Cytyc and representatives of Goldman Sachs and Morgan Stanley regarding the form and structure of a proposed business combination and to finalize the amount and value of the cash and stock components of the merger consideration. In these discussions, the parties agreed in principle that each share of Cytyc common stock would be converted into 0.52 of a share of Hologic common stock and $16.50 in cash. During the course of these discussions, on May 4, 2007, a special meeting of the finance committee of the Cytyc board of directors was held and Mr. Sullivan discussed with Cytyc’s directors the status of the negotiations between Cytyc and Hologic.

On May 4, 2007, at the direction of Hologic’s board of directors, members of Hologic’s senior management, together with representatives of Brown Rudnick, Goldman Sachs and representatives of Hologic’s due diligence advisors, engaged by Hologic to assist with accounting, financial and tax due diligence, had a telephone conference call to discuss the possible business combination with Cytyc. During this conference call, the participants discussed the proposed timeline for the negotiation and completion of a definitive agreement, preliminary terms for the proposed transaction, including a preliminary agreement on the mix of stock and cash merger consideration to be offered to Cytyc stockholders, the proposed due diligence process, and Hologic’s financing options.

On May 6, 2007, outside legal counsel for Hologic and Cytyc had a telephone conference call to discuss timing, principal issues to be addressed in the merger agreement, and the due diligence process.

On May 7, 2007, senior management of Hologic, together with Brown Rudnick, Goldman Sachs, and representatives of Hologic’s due diligence advisors, had a telephone conference call to discuss an internal draft of the merger agreement.

From May 7, 2007 through May 19, 2007, Mr. Sullivan and other members of Cytyc senior management discussed with individual members of the Cytyc board of directors on multiple occasions the status of negotiations with Hologic.

On May 8, 2007, senior management of Hologic and Cytyc together with their financial advisors met to conduct business due diligence.

On May 9, 2007, at a special meeting of the board of directors of Hologic, the board of directors of Hologic met together with members of senior management and Brown Rudnick and Goldman Sachs. Management updated the board of directors regarding the status of discussions with Cytyc, and reported on its initial due diligence investigation of Cytyc. Representatives from Goldman Sachs presented its preliminary financial analyses with respect to the proposed transaction, and possible financing alternatives for the proposed transaction. Representatives from Brown Rudnick and Goldman Sachs also reviewed and discussed with the board of directors the terms contained in a proposed initial draft of the merger agreement. The representative of Brown Rudnick also discussed with the Hologic board of directors the fiduciary duties of the Hologic board of directors applicable to the proposed transaction. After discussion, the board of directors authorized management to continue the discussions and negotiations with Cytyc. The board of directors also discussed and approved the engagement of Goldman Sachs as Hologic’s financial advisor and to provide a fairness opinion in the transaction, and also discussed and authorized Hologic management to engage Jefferies to provide a second fairness opinion in the transaction.

On May 9, 2007, Hologic formally retained Goldman Sachs as an outside financial advisor, to advise Hologic in connection with this potential transaction.

On May 9, 2007, after the special meeting of Hologic’s board of directors, Brown Rudnick distributed an initial draft merger agreement to Cytyc and its advisors. Later that day, outside legal counsel for Hologic and outside legal counsel for Cytyc discussed the principal terms proposed in the initial draft of the merger agreement, including the structure of the transaction, the merger consideration, corporate governance matters, board composition, deal protection provisions and break-up fees. Outside legal counsel also further discussed due diligence matters.

From May 9, 2007 through May 20, 2007, Cytyc, Hologic, their outside legal counsel and financial advisors continued to work to finalize the terms of the merger agreement and the related transaction documents, while continuing to conduct mutual financial, legal and other customary due diligence.

On May 11, 2007, at a special meeting of the board of directors of Hologic, the board of directors of Hologic met together with members of management and Brown Rudnick. During the meeting, management updated the board of directors on the status of the discussions with Cytyc regarding the merger agreement, including outstanding issues relating to corporate governance under the merger agreement, discussions with Cytyc’s management regarding their continuing employment arrangements following the merger, and due diligence matters. Management also advised the board of directors of the status of the anticipated Goldman Sachs commitment for the financing for the proposed merger. Following these discussions the board of directors met in executive session with a representative of outside legal counsel. During the executive session representatives of Hologic’s outside legal counsel further discussed with the directors their fiduciary duties.

On May 14, 2007, at a special meeting of the board of directors of Hologic, the board of directors, together with members of senior management and Brown Rudnick, reviewed and discussed in detail the merger agreement, including outstanding issues that were being negotiated. These issues included matters relating to deal protection provisions, break-up fees, corporate governance and board composition matters, and employee matters, such as change of control agreements and retention agreements for certain employees of Cytyc.

On May 15, 2007, Hologic formally retained Jefferies as an outside financial advisor, to provide a second fairness opinion in connection with this potential transaction.

On May 15, 2007, Messrs. Cumming and Brady, met with Messrs. Sullivan and Levangie and Bradley Thomas, senior vice president of human resources and organizational development of Cytyc, to further discuss employee benefits, corporate governance and board composition matters, and change of control agreements for Messrs. Sullivan and Levangie and retention packages for various levels of Cytyc employees, including Messrs. Sullivan and Levangie, certain senior vice presidents of Cytyc and certain vice presidents of Cytyc. See “—Interests of Cytyc Executive Officers and Directors in the Merger” commencing on page 95 for a further discussion of these agreements.

On May 15, 2007, at a special meeting of the board of directors of Hologic, the board of directors met with members of senior management and Brown Rudnick. During this meeting, management reviewed and discussed with the board of directors materials relating to the proposed financing for the proposed business combination. These discussions included a review of the proposed debt financing structure, sources and uses of funds, the combined company’s anticipated debt service capabilities, the initial financing structure, an indicative term sheet, including proposed fees and rates, the proposed terms of a takeout financing structure and a proposed timeline. Management also further updated the board of directors on the status of the negotiations with Cytyc, including the status of ongoing negotiations regarding change of control and retention agreements for certain Cytyc employees.

Later in the day on May 15, 2007, Hologic received a draft financing commitment letter, engagement letter and fee letter relating the financing for the transaction. Senior management of Hologic and Brown Rudnick continued to negotiate the financing commitment letter, engagement letter and fee letter through May 19, 2007.

On May 16, 2007, Mr. Cumming and Mr. Sullivan agreed in principle on the governance structure for the combined company that would result from the proposed transaction, with the board of directors of the combined company to consist of six Hologic designees and five Cytyc designees. The parties also agreed in principle that at the effective time of the merger the standing committees of the board of directors of Hologic would include an audit, a compensation, a nominating and corporate governance and a corporate development committee. Each of the audit, nominating and corporate governance and corporate development committees would consist of an odd number of directors, consisting of one more continuing Hologic director than continuing Cytyc directors, and the chairman of each of these committees would be a continuing Hologic director. The compensation committee would consist of an even number of continuing Hologic directors and continuing Cytyc directors, and the chairman would be a continuing Cytyc director.

On May 16, 2007, at a special meeting of the board of directors of Hologic, the board of directors met with members of senior management, Brown Rudnick and Cooper & Dunham LLP, Hologic’s separate intellectual property legal counsel. During this meeting, Cooper & Dunham LLP reported its due diligence findings. Following this report, Mr. Cumming discussed compensation matters relating to Hologic’s management team in the context of the proposed business combination, including the proposed conditional waiver by himself and Messrs. Cascella and Muir of their change of control rights, and a proposed retention agreement for Mr. Cascella. See “—Interests of Hologic’s Executive Officers and Directors in the Merger” commencing on page 75 for a further discussion of these waivers and agreements.

On May 18, 2007, at a special meeting of the board of directors of Hologic, the board of directors met with members of senior management, Brown Rudnick, and representatives of Hologic’s due diligence advisors who had been conducting accounting, tax and other financial due diligence of Cytyc. During this meeting, representatives of Hologic’s due diligence advisors discussed their due diligence report relating to accounting, tax and financial matters. Mr. Cumming and Brown Rudnick then further updated the board of directors on the status of the negotiations and outstanding issues on the merger agreement.

On May 19, 2007, at a special meeting of the board of directors of Hologic, the board of directors met with members of senior management and Brown Rudnick and financial advisors. At the meeting, Brown Rudnick and members of senior management presented their final due diligence findings to the board of directors. Hologic senior management also summarized with the board of directors the rationale, opportunities, benefits, prospects and risks associated with a potential transaction with Cytyc. Brown Rudnick also reviewed and discussed in detail the final merger agreement, including changes made in the merger agreement since the draft discussed in detail at the May 14, 2007 meeting of the board of directors, the proposed amendment to Hologic’s certificate of incorporation to increase the number of authorized shares of common stock, the proposed amendments to Hologic’s amended and restated bylaws, and the proposed amendment to Hologic’s stockholder rights agreement. Mr. Muir and Brown Rudnick also reviewed and discussed the terms of the final financing commitment letter, including the terms and conditions and covenants associated with the contemplated financing, and the execution risk regarding the documentation of the loans.

At different times during the special meeting of the board of directors of Hologic, representatives of each of Goldman Sachs and Jefferies joined the meeting and reviewed their respective presentations with the board of directors of Hologic. At the conclusion of each of their respective presentations and responses to questions from the board of directors regarding their presentations, each of Goldman Sachs and Jefferies rendered to the Hologic board of directors its oral opinion (each of which opinions was later confirmed in writing), as described under “—Opinions of Financial Advisors to the Hologic Board of Directors” that, as of the date of its opinion, and based upon and subject to the assumptions, procedures, factors, limitations and qualifications set forth in its opinion, the merger consideration to be paid for each outstanding share of Cytyc common stock, taken in the aggregate, to be paid pursuant to the merger agreement, was fair, from a financial point of view, to Hologic.

During the meeting, the board of directors of Hologic met in executive session with Brown Rudnick to further discuss the final merger agreement and the transactions contemplated by the merger agreement. The compensation committee of the Hologic board of directors also met to review and discuss the proposed employment arrangements with officers of Hologic and Cytyc in connection with the merger. After review and discussion, the compensation committee approved each of these employee related agreements contemplated by the merger agreement.

Following review and discussion among the members of the Hologic board of directors, including consideration of the factors described under “— Hologic Reasons for the Merger” beginning on page 55, the Hologic board of directors unanimously determined that the transactions contemplated by the merger agreement, including the amendment to Hologic’s charter to increase the number of authorized shares of Hologic common stock and the issuance of shares of Hologic common stock in the merger, are advisable and in the best interests of Hologic and its stockholders, and the Hologic directors voted unanimously to approve the merger and the merger agreement, resolved to recommend these and related matters to Hologic’s stockholders for their approval and authorized Hologic’s management to take certain actions to bring the transaction negotiations to a successful conclusion, including, without limitation, the execution and delivery of the financing commitment and transactions contemplated thereby.

On May 20, 2007, the Cytyc board of directors convened a special meeting with Cytyc senior management, Hogan & Hartson, Morgan Stanley and JPMorgan. Representatives of Cytyc senior management updated the Cytyc board on the status of discussions with Hologic and with respect to certain terms of the proposed merger agreement that had been finalized over the past several days. Cytyc senior management then discussed with the

Cytyc board the rationale, opportunities, benefits, prospects and risks associated with a potential transaction with Hologic based on the terms outlined in the proposed merger agreement. Representatives of each of Morgan Stanley and JPMorgan reviewed their respective presentations with the board of directors of Cytyc. At the conclusion of each of their respective presentations and responses to questions from the board of directors regarding their presentations, each of Morgan Stanley and JPMorgan rendered to the Cytyc board of directors its oral opinion (subsequently confirmed in writing) to the effect that, as of the date of its opinion, and subject to and based on the factors, assumptions, limitations and qualifications set forth in its opinion, the merger consideration to be received by the holders of Cytyc common stock pursuant to the merger agreement was fair, from a financial point of view, to such holders. See “—Opinions of Financial Advisors to the Cytyc Board of Directors.” Members of senior management and representatives of Hogan & Hartson then provided the board of directors an overview of the due diligence review conducted with respect to Hologic by representatives of Cytyc, financial and accounting advisors, and Hogan & Hartson, and discussed the results of such review. Representatives of Hogan & Hartson then summarized the terms of the merger agreement with Hologic and related documents, including those areas that had been finalized in the past several days, and also discussed fiduciary duties of the Cytyc board of directors under the circumstances and the proposed amendment to the Cytyc stockholder rights agreement. Following these discussions, and further review and discussion among the members of the Cytyc board of directors, the Cytyc board of directors unanimously determined that the transactions contemplated by the merger agreement and the merger are advisable and fair to and in the best interests of Cytyc and its stockholders, and the Cytyc directors voted unanimously to approve the merger and to approve and adopt the merger agreement and the transactions contemplated thereby, including the merger.

Following the approvals of the boards of directors of each of Hologic and Cytyc, both companies executed the merger agreement and later that day issued a joint press release on May 20, 2007 announcing the transaction.

Hologic Reasons for the Merger

In reaching its decision to approve the merger agreement and recommend approval of an amendment to the Hologic charter to increase the number of authorized shares of common stock and the issuance of Hologic common stock in the merger, the Hologic board of directors consulted with Hologic’s management, as well as with its legal and financial advisors, and considered a number of factors, including the following factors which the Hologic board of directors viewed as generally supporting its decision to approve the merger and the merger agreement and recommend that Hologic stockholders vote “FOR” the proposal to amend the Hologic charter to increase the number of authorized shares of Hologic common stock and “FOR” the proposal to issue shares of Hologic common stock in the merger.

Strategic Considerations. Hologic’s board of directors considered a number of factors pertaining to the strategic rationale for the merger as supporting its decision to approve the merger, including the following:

•	the combined company will provide Hologic with a stronger financial base and a more diversified and balanced product portfolio while maintaining Hologic’s focus on women’s health;

•

the likelihood of the enhancement of the strategic position of the combined company, which combines Hologic’s and Cytyc’s complementary businesses, and creates a broader company with enhanced operational and financial flexibility and increased opportunities for growth;

•

the combined company’s complementary products and technologies position the combined company to offer a comprehensive product portfolio that addresses many screening and treatment needs for women. This product portfolio will enable the combined company to provide integrated solutions in screening, diagnostics and therapeutics for women’s health, including breast cancer, cervical cancer, menorrhagia, pre-natal health, osteoporosis, endometriosis and permanent contraception;

•	the combined company will be able to offer an expanded product portfolio with over 90% of its total revenue from products that have leading market shares in the United States;

•

the combined company will have a comprehensive sales and service organization exclusively focused on women’s health in the diagnostic and medical technology industry in the United States, which is expected to significantly increase the combined company’s presence in hospitals, private practices and healthcare organizations;

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the combined company’s integrated product offering and broader channel coverage should provide significant cross-selling opportunities across the organization, with increasing penetration of key customer segments, such as OB/GYNs and breast cancer treatment specialists;

•

the significantly greater scale and scope of the combined company’s operations is expected to better enable the combined company to take advantage of growth opportunities and creates a strong platform for further expanding operations through product development and complementary strategic transactions;

•

the complementary nature of the businesses, the relative close proximity of the two companies and the strong executive teams with proven records of successfully executing strategic transactions, are expected to facilitate an efficient integration of the two companies;

•	the combined company’s operations are expected to result in improved margins for Hologic;

•	the combination of the cross-selling opportunities, expanded international reach, and the penetration of new and existing markets are expected to enhance revenue growth;

•

the transaction is expected to generate annual cost savings from the enhanced efficiency of sales and marketing efforts, increased purchasing scale, sourcing and logistics efficiencies, and shared administrative services;

•	the transaction is expected to be accretive to Hologic’s adjusted earnings per share in the first year after the transaction closes and significantly accretive thereafter; and

•

the transaction is expected to enable the combined company to generate significant cash flows, which should enable the combined company to rapidly repay indebtedness incurred in connection with the transaction and reduce the leverage of the combined company resulting from the transaction.

Other Factors Considered by the Hologic Board of Directors. In addition to considering the factors described above, the Hologic board of directors considered the following additional factors, all of which it viewed as supporting its decision to approve the merger:

•	the business, operations, financial condition, earnings and prospects of each of Cytyc, Hologic and the combined company;

•

current and historical prices and trading information with respect to each of Cytyc’s and Hologic’s common stock, which assisted the Hologic board of directors in its conclusion that the merger was fairly priced;

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the fact that the merger consideration represented a premium to Cytyc stockholders of approximately 33% based on the closing prices of each company’s stock on the Nasdaq Global Select Market on May 18, 2007, the last trading day before the merger was publicly announced, and that the exchange ratio and cash merger consideration is fixed, which the Hologic board believed was consistent with market practice for mergers of this type and with the strategic purpose of the merger;

•

the expected qualification of the merger as a reorganization under Section 368(a) of the Code, as described in the section entitled “Material United States Federal Income Tax Consequences of the Merger”;

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the current and prospective competitive climate in the industries in which Hologic and Cytyc operate, including the potential for consolidation, and the alternatives reasonably available to Hologic if it did not pursue the merger;

•	the expected benefits to customers and suppliers of Hologic and Cytyc, and the opportunities for the employees of the combined company;

•	the belief that the terms and conditions of the merger agreement are reasonable, including:

•	the fact that the representations and warranties and covenants are generally reciprocal;

•	the fact that the conditions to closing are limited;

•

the governance agreements with respect to the combined company post-merger, as further described under “—Board of Directors and Management of Hologic Following the Merger; Headquarters,” including the fact that (i) Mr. John W. Cumming will serve as chief executive officer of the combined company; (ii) the Hologic board of directors will consist of six continuing Hologic directors and five continuing Cytyc directors; (iii) the audit, nominating and corporate governance and corporate development committees will consist of an odd number of directors, with one more continuing Hologic director than continuing Cytyc directors and each such committee will be chaired by a Hologic director, and the compensation committee will consist of an even number of continuing Hologic directors and continuing Cytyc directors and such committee will be chaired by a continuing Cytyc director; and (iv) the principal executive offices of the combined company will continue to be located in Bedford, Massachusetts;

•

the fact that Hologic is permitted to provide material non-public information to and engage in negotiations with a third party that makes an acquisition proposal that is or is reasonably likely to lead to a superior proposal (as described in “The Merger Agreement—Certain Covenants—No Solicitation” beginning on page 122), on the terms and subject to the conditions of the merger agreement;

•

the ability of Hologic, under certain circumstances, to terminate the merger agreement in order to enter into an alternative transaction that is deemed by the Hologic board of directors to be a superior proposal;

•

the fact that the merger agreement permits the Hologic board of directors, under certain circumstances, to change its recommendation with respect to the merger in response to a material development or change in circumstances occurring or arising after the date of execution of the merger agreement that was not known to the Hologic board of directors as of, or prior to, the date of execution of the merger agreement, provided that the change or development is not, and does not result from, a change in the market price of the common stock of Cytyc primarily as a result of the announcement of the merger agreement and the transactions contemplated thereby;

•

the circumstances under which the termination fees are payable by Hologic or Cytyc under the merger agreement and the view of the Hologic board of directors that these provisions should not preclude a bona fide alternative proposal involving Hologic;

•	the fact that the termination fee provisions are the product of negotiations; and

•	the fact that the size of the termination fees are reasonable in light of the size and benefits of the merger;

•

the waivers executed by Messrs. Cumming, Cascella and Muir conditionally waiving certain change of control payments, the retention agreement to be entered into with Mr. Cascella, and the change of control agreements, retention and severance agreements and other similar retention arrangements to be offered to key employees of Cytyc should assist the combined company in retaining key employees;

•

the fact that Hologic secured fully committed debt financing in the amount of approximately $2.55 billion for the cash portion of the merger consideration, the repayment of existing debt and the expenses associated with the transaction and continued operations of the combined company;

•

the terms and conditions of the financing commitment letter, including the likelihood of completing the financing contemplated by the commitment letter on the anticipated schedule without significant risk;

•

the financial analyses and presentations of each of Goldman Sachs and Jefferies, and their respective opinions, dated May 20, 2007, to the effect that, as of that date and based upon and subject to the assumptions, procedures, factors, limitations and qualifications set forth in their respective opinions, the merger consideration to be paid for each outstanding share of Cytyc common stock, taken in the aggregate, to be paid pursuant to the merger agreement, was fair, from a financial point of view, to Hologic. See “—Opinions of Financial Advisors to the Hologic Board of Directors” beginning on page 62; and

•	the anticipated market capitalization, earnings and adjusted earnings per share and capital structure of the combined company.

The Hologic board of directors weighed these advantages and opportunities against a number of other factors identified in its deliberations weighing negatively against the merger, including:

•	the possibility that the merger might not be completed or that completion might be delayed or subject to conditions that may be imposed by governmental authorities;

•	the challenges inherent in the combination of two businesses of the size and scope of Hologic and Cytyc and the possible diversion of management’s attention for an extended period of time;

•	the risk that the combined company might not retain key employees despite its best efforts;

•	the risk of not capturing all the anticipated cost savings and operational synergies between Hologic and Cytyc and the risk that other anticipated benefits might not be realized;

•	regulatory and litigation risks associated with the transaction or with the combination of the two companies;

•	the fees and expenses associated with completing the merger and retaining key personnel;

•

risks associated with the incurrence of significant indebtedness to complete the merger, such as the increased leverage of the combined company and restrictions on operations of the combined company following the completion of the merger;

•

the fact that the stockholders of Hologic immediately prior to the merger will own approximately 45% of the combined company immediately following the merger (assuming conversion of all of Cytyc’s outstanding 2.25% Senior Convertible Notes due 2024);

•	the fact that the merger is expected to have a dilutive effect on earnings per share of Hologic calculated in accordance with U.S. GAAP;

•	the fact that Hologic expects to incur additional charges related to write-offs in connection with in-process research and development;

•

the fact that upon termination of the merger agreement under specified circumstances, Hologic may be required to pay Cytyc a termination fee of either $33 million or $100 million depending on the termination event and this termination fee may discourage other parties that may otherwise have an interest in a business combination with, or an acquisition of, Hologic; and

•	the other risks of the type and nature described under “Risk Factors”, and the matters described under “Cautionary Statement Regarding Forward-Looking Statements.”

In view of the wide variety of factors considered in connection with its evaluation of the merger and the complexity of these matters, the Hologic board of directors did not find it useful and did not attempt to quantify or assign any relative or specific weights to the various factors that it considered in reaching its determination (i) to approve the merger agreement and the transactions contemplated thereby, and (ii) to recommend that Hologic stockholders vote “FOR” the proposal to amend the Hologic charter to increase the number of authorized shares of Hologic common stock and “FOR” the proposal to issue shares of Hologic common stock in the merger. In addition, individual members of the Hologic board of directors may have given differing weights to different factors. The Hologic board of directors conducted an overall analysis of the factors described above, including through discussions with, and questioning of, Hologic’s management and outside legal counsel and financial advisors.

In considering the recommendation of the Hologic board of directors with respect to the proposal to amend the Hologic charter to increase the authorized shares of common stock and issue shares of Hologic common stock in the merger, you should be aware that certain Hologic directors and officers have arrangements that may cause them to have interests in the transaction that are different from, or are in addition to, the interests of Hologic stockholders generally. See “—Interests of Hologic Executive Officers and Directors in the Merger” beginning on page 75.

Hologic’s board of directors considered all these factors together and, on the whole, thought them to be favorable to and to support its determination to recommend approval by Hologic stockholders of the proposals necessary to complete the merger.

Recommendation of the Hologic Board of Directors

At its May 19, 2007 meeting, after due consideration with members of Hologic’s senior management and Hologic’s outside legal counsel and financial advisors, the Hologic board of directors unanimously determined that the merger agreement, and the transactions contemplated by the merger agreement, including the amendment to the Hologic charter to increase the number of authorized shares of common stock and the issuance of Hologic common stock in the merger, are advisable to and in the best interests of Hologic and its stockholders. Accordingly, the Hologic board of directors unanimously recommends to its stockholders that they vote “FOR” the proposal to amend the Hologic charter to increase the number of authorized shares of Hologic common stock, “FOR” the proposal to issue shares of Hologic common stock in the merger, “FOR” the approval of the Hologic, Inc. Senior Executive Short-Term Plan, “FOR” the approval of the amendment to Hologic’s Seconded Amended and Restated 1999 Equity Incentive Plan and “FOR” the adjournment of the special meeting, including, if necessary, to solicit additional proxies in favor of any of the foregoing proposals.

Financing of the Merger

At the time Hologic signed the merger agreement, it entered into a commitment letter with Goldman Sachs Credit Partners L.P., dated as of May 20, 2007. The commitment letter was amended and restated on June 26, 2007 to include Banc of America Securities LLC, Bank of America, N.A., Banc of America Bridge LLC, Citigroup Global Markets Inc., JPMorgan Chase Bank, N.A. and J.P. Morgan Securities Inc. as additional arrangers of the financing. These arrangers, together with Goldman Sachs Credit Partners L.P., are referred to as the arrangers. Under the amended and restated commitment letter, referred to as the commitment letter, the arrangers have agreed to provide senior secured financing in an aggregate principal amount of up to $2.55 billion to Hologic at or about the closing date of the merger. Hologic will use the proceeds of new senior secured credit facilities together with the combined company’s available cash:

•	to pay the cash consideration of the merger totaling approximately $2.1 billion;

•	to repay in full all borrowings outstanding, if any, and terminate all commitments under Cytyc’s existing first lien senior secured credit facility;

•	to repay in full all borrowings outstanding, if any, and terminate all commitments under Hologic’s existing senior secured revolving credit facility;

•	to pay fees, commissions and expenses, estimated to be approximately $100 million, incurred by the combined company in connection with the merger transaction; and

•	for certain permitted acquisitions, working capital and general corporate purposes.

Hologic may also use the proceeds of the new senior secured credit facility, together with the combined company’s available cash, to redeem all of Cytyc’s outstanding $250 million 2.25% Senior Convertible Notes due 2024, which have not been converted into Cytyc common stock and which have been delivered to Cytyc or Hologic for redemption.

The following is a summary of the material provisions of the proposed new credit facilities as set forth in the commitment letter. The terms, conditions and covenants of the new credit facilities are subject to the negotiation, execution and delivery of definitive credit documents. Accordingly, some of the actual terms, conditions and covenants of the new credit facilities may differ in important respects from those we describe below.

Hologic Loan Parties. The commitment letter contemplates that Hologic will be the borrower under the new facilities and that all obligations under the facilities will be guaranteed by all domestic subsidiaries of Hologic, including Cytyc and its subsidiaries, provided that neither immaterial subsidiaries of Hologic nor any subsidiary of Hologic that is a Massachusetts securities corporation will be a guarantor. Hologic and the subsidiary guarantors under the new facilities are referred to as the Hologic loan parties.

Credit Facilities. It is contemplated that Hologic will obtain up to $2.55 billion principal amount of credit facilities on the closing date of the merger. The credit facilities to be obtained on the merger closing date will consist of:

•	a senior secured tranche B term loan facility, known as the term loan B facility, in a total principal amount of up to $1.35 billion;

•	a senior secured capital markets term loan, known as the term loan X facility, in a total principal amount of up to $1.0 billion; and

•	a revolving credit facility in a total available principal amount of up to $200 million, provided that no more than $100 million of this facility may be drawn on the merger closing date.

The commitment letter contemplates that Hologic may elect, after the closing date and subject in certain circumstances to pro forma compliance by the Hologic loan parties with a specified ratio of total debt to adjusted consolidated EBITDA and other conditions, to increase, under terms and conditions to be determined, the total principal amount of borrowings available under the credit facilities by up to $1.0 billion, subject to reduction for up to $500 million of prepayment of the term loan X facility. EBITDA means earnings before interest, taxes, depreciation and amortization.

Security. The commitment letter contemplates that the obligations of the Hologic loan parties under the credit facilities will be secured by first-priority liens on, and first-priority security interests in, substantially all of their assets and a first priority security interest in 100% of the capital stock of each guarantor, 65% of the capital stock of each of the first-tier foreign subsidiaries of Hologic (other than immaterial foreign subsidiaries) and all intercompany debt.

Maturity and Principal Payments. The commitment letter contemplates that the final maturity dates for the credit facilities will be as follows:

•	for the term loan B facility, 5.5 years after the merger closing date;

•	for the term loan X facility, 18 months after the merger closing date; and

•	for the revolving loan facility, 5 years after the merger closing date.

The commitment letter contemplates that Hologic will be required to make scheduled principal payments under the term facility, in equal quarterly installments of 0.25% of the total principal amount of the term loan B facility as of the merger closing date during the first 21 quarters after the merger closing date with the remaining balance due at the maturity of the term loan B facility. The revolving credit facility and the term loan X facility are contemplated to become due at maturity. The commitment letter contemplates that no amortizations will be required under the revolving facility or the capital markets facility.

The commitment letter contemplates that Hologic will be required to make principal repayments first, pro rata to the term loan B facility and term loan X facility and second to the revolving credit facility from specified excess cash flows from operations and from the net proceeds of specified types of asset sales, debt issuances, insurance recoveries and equity offerings.

The commitment letter contemplates that Hologic may voluntarily prepay any of the credit facilities without premium or penalty (other than applicable breakage costs related to interest on Eurodollar loans).

Interest Payments; Revolver Commitment Fee. The commitment letter contemplates that borrowings outstanding under the facilities will bear interest, at Hologic’s option, at an annual rate equal to either:

•	a specified “base rate” plus a margin based on corporate family-corporate credit ratings; or

•	a specified Eurodollar rate plus a margin based on corporate family-corporate credit rating.

The margin applicable to loans under the revolving credit facility is subject to specified reductions based on certain reductions in a specified leverage ratio to be negotiated.

The commitment letter contemplates that borrowings outstanding under the new credit facilities with reference to a base rate generally will be payable by Hologic on a quarterly basis. For credit facilities bearing interest with reference to Eurodollar rates, interest shall be payable on the last day of selected interest periods (which shall be one, two, three and six months) unless the interest period exceeds three months, in which case, interest will be due at the end of every three months.

The commitment letter contemplates that Hologic will pay a quarterly commitment fee, at an annual rate of 0.50%, on the undrawn commitments available under the revolving credit facility, subject to reduction based on a leverage ratio to be negotiated.

Covenants. The commitment letter contemplates that the new credit facilities will contain affirmative and negative covenants customarily applicable to senior secured credit facilities, including covenants restricting the ability of the Hologic loan parties, subject to negotiated exceptions, to:

•	incur additional indebtedness and additional liens on their assets;

•	engage in mergers or acquisitions or dispose of assets;

•	enter into sale-leaseback transactions;

•	pay dividends or make other distributions;

•	voluntarily prepay other indebtedness;

•	enter into transactions with affiliated persons;

•	make investments; and

•	change the nature of their businesses.

The commitment letter contemplates that, under the revolving credit facility, the Hologic loan parties will be required to maintain a maximum leverage ratio.

Other Provisions. The commitment letter contemplates that the definitive loan documents will contain customary representations and warranties by the Hologic loan parties, as well as customary events of default, including an event of default upon a change of control of Hologic. Hologic expects that an event of default will occur under the new credit facilities if it or, in some circumstances, another Hologic loan party fails to make any payment when due, fails to comply with affirmative or negative covenants, makes a misrepresentation, defaults on other specified indebtedness, fails to discharge specified judgments, becomes subject to specified claims under ERISA, or becomes subject to specified events of bankruptcy. If an event of default occurs and is not cured within any applicable grace period or is not waived, the lenders would have the right to accelerate repayment of the indebtedness under the credit facilities to the extent provided in the credit documents and applicable law. If its indebtedness were accelerated, Hologic may not have sufficient funds to pay such indebtedness. In such event, Hologic’s lenders would be entitled to enforce their security interests in the collateral securing the indebtedness, which will include substantially all of the assets of Hologic and its subsidiaries.

Anticipated Post-merger Refinancing. As soon as practicable after the effective time of the merger, Hologic intends to cause the combined company to seek to refinance a substantial portion of the debt incurred under the proposed new credit facilities with convertible debt or other equity or equity-linked financing, with reduced interest rates, extended maturity and limited or no restrictive or other financial covenants.

Opinions of Financial Advisors to the Hologic Board of Directors

Hologic retained Goldman Sachs and Jefferies as financial advisors to the Hologic board of directors in connection with the merger.

On May 19, 2007, at a meeting of the Hologic board of directors held to evaluate the proposed merger, each of Goldman Sachs and Jefferies delivered to the Hologic board of directors separate oral opinions, which opinions were confirmed by delivery of separate written opinions dated May 20, 2007, to the effect that, as of that date and based on and subject to the assumptions, procedures, factors, limitations and qualifications set forth in each such opinion, the merger consideration to be paid for each outstanding share of Cytyc common stock, taken in the aggregate, to be paid pursuant to the merger agreement, was fair, from a financial point of view, to Hologic.

Goldman Sachs’ and Jefferies’ opinions dated May 20, 2007, the full texts of which describe the assumptions made, procedures followed, matters considered and qualifications and limitations on the review undertaken by Goldman Sachs and Jefferies, are attached hereto as Annex C and Annex D, respectively, and are incorporated into this joint proxy statement/prospectus by reference. Goldman Sachs’ and Jefferies’ opinions were directed only to the fairness to Hologic, from a financial point of view, of the merger consideration provided for in the merger and do not address any other aspect of the merger. The opinions do not address the relative merits of the merger as compared to other business strategies or transactions that might be available with respect to Hologic or Hologic’s underlying business decision to effect the merger. The opinions do not constitute a recommendation as to how any holder of Hologic common stock or Cytyc common stock should vote at any stockholders’ meeting to be held in connection with, or take any action with respect to, the merger. Holders of Hologic common stock are encouraged to read the opinions carefully in their entirety. The summaries of Goldman Sachs’ and Jefferies’ opinions described below are qualified in their entirety by reference to the full texts of the opinions.

Opinion of Goldman Sachs. At the special meeting of the Hologic board of directors on May 19, 2007, Goldman Sachs rendered its oral opinion, subsequently confirmed in writing, to the Hologic board of directors that, as of that date and based upon and subject to the assumptions, procedures, factors, limitations and qualifications set forth in such opinion, the merger consideration to be paid for each outstanding share of Cytyc common stock, taken in the aggregate, to be paid pursuant to the merger agreement, was fair, from a financial point of view, to Hologic.

The full text of the written opinion of Goldman Sachs, dated May 20, 2007, which sets forth the assumptions made, procedures followed, matters considered and qualifications and limitations on the review undertaken in connection with its opinion, is attached as Annex C to this joint proxy statement/ prospectus and is incorporated herein by reference. Hologic stockholders should read the opinion in its entirety. Goldman Sachs provided its opinion for the information and assistance of the Hologic board of directors in connection with its consideration of the merger. The Goldman Sachs opinion is not a recommendation as to how any holder of Hologic common stock or Cytyc common stock should vote at any stockholders’ meeting to be held in connection with, or take any action with respect to, the merger.

In connection with rendering the opinion described above and performing its related financial analyses, Goldman Sachs has reviewed, among other things:

•	the merger agreement;

•

annual reports to stockholders and annual reports on Form 10-K of Hologic and Cytyc for the five fiscal years ended on the Saturday closest to September 30, 2006 for Hologic, and December 31, 2006 for Cytyc;

•	certain interim reports to stockholders and quarterly reports on Form 10-Q of Hologic and Cytyc;

•	certain other communications from Hologic and Cytyc to their respective stockholders;

•

certain internal financial analyses and forecasts for Cytyc prepared by its management, as reviewed by the management of Hologic, and certain internal financial analyses and forecasts for Hologic prepared by its management and certain internal pro forma analyses and forecasts of Hologic and Cytyc prepared by the management of Hologic; and

•	certain cost savings and operating synergies projected by the respective managements of Hologic and Cytyc to result from the transaction.

Goldman Sachs also held discussions with members of the senior management of Hologic and Cytyc regarding their assessment of the strategic rationale for, and the potential benefits of, the transaction and the past and current business operations, financial condition, and future prospects of Hologic and Cytyc. In addition, Goldman Sachs reviewed the reported price and trading activity for the shares of Hologic common stock and the shares of Cytyc common stock, compared certain financial and stock market information for Hologic and Cytyc with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the medical device and diagnostics industry specifically and in other industries generally, and performed such other studies and analyses, and considered such other factors, as it considered appropriate.

Goldman Sachs has relied upon the accuracy and completeness of all of the financial, accounting, legal, tax and other information discussed with or reviewed by it and assumed such accuracy and completeness for purposes of the opinion described above. Goldman Sachs assumed, with the consent of the Hologic board of directors, that the financial forecasts and the cost savings and operating synergies projected by Hologic and Cytyc, were reasonably prepared on a basis reflecting the then best currently available estimates and judgments of the management of Hologic and Cytyc. In addition, Goldman Sachs did not make an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or off-balance-sheet assets and liabilities) of Hologic or Cytyc or any of their respective subsidiaries and no such evaluation or appraisal was furnished to Goldman Sachs.

Goldman Sachs’ opinion did not address the underlying business decision of Hologic to engage in the merger, nor did Goldman Sachs express any opinion as to the prices at which shares of Hologic common stock or Cytyc common stock will trade at any time. Goldman Sachs also assumed that all governmental, regulatory or other consents and approvals necessary for completion of the transaction will be obtained without any adverse effect on Hologic or Cytyc or on the expected benefits of the transaction in any way meaningful to its analysis. Goldman Sachs’ opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to Goldman Sachs as of, the date therein.

Goldman Sachs’ advisory services and opinion were provided for the information and assistance of the Hologic board of directors in connection with its consideration of the transaction and its opinion did not constitute a recommendation as to how any holder of Hologic common stock should vote in respect of the transaction.

The following is a summary of the material financial analyses used by Goldman Sachs and presented to the board in connection with rendering the opinion described above. The following summary, however, does not purport to be a complete description of the financial analyses performed by Goldman Sachs, nor does the order of analyses described represent relative importance or weight given to those analyses by Goldman Sachs. Some of the summaries of the financial analyses include information presented in tabular form. The tables must be read together with the full text of each summary and are alone not a complete description of Goldman Sachs’ financial analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before May 18, 2007 and is not necessarily indicative of current market conditions.

Cytyc Implied Financial Analysis

Transaction Overview and Valuation Statistics. Goldman Sachs reviewed with the Hologic board of directors the basic structure of the transaction as described to Goldman Sachs by Hologic management, including the following:

•	consideration of $16.50 and 0.52 shares of Hologic common stock for each share of Cytyc common stock;

•	the implied offer price of $46.46 per share (based on the May 18, 2007 closing price of Hologic’s common stock of $57.61); and

•	pro forma ownership, based on 132.4 million diluted shares of Cytyc common stock outstanding, by current Hologic stockholders of approximately 45% of the combined company.

Goldman Sachs calculated for the Hologic board of directors various multiples and premiums resulting from the merger, based on information provided by Hologic management and Cytyc management (as used herein, reference to information provided by Cytyc management refers to such information as reviewed and adjusted by Hologic management). The following table presents the results of Goldman Sachs’ calculations:

	Implied Transaction Multiples Without Synergies	Implied Transaction Multiples With Synergies (1)
FY 2008E EBITDA	16.3x	15.2x
FY 2009E EBITDA	13.3x	12.5x
FY 2008E Cash Net Income	28.6x	26.6x
FY 2009E Cash Net Income	22.8x	21.3x
FY 2008E GAAP Net Income	30.9x	28.5x
FY 2009E GAAP Net Income	24.5x	22.8x

(1)	Potential cost synergies of $25 million to $30 million within two years, based on Hologic and Cytyc management preliminary projections.

Comparable Trading Multiple Analysis. Goldman Sachs reviewed and compared certain financial information of Cytyc to corresponding financial information, ratios and public market multiples for these publicly traded companies in the medical device and specialized diagnostics industry:

•	Ventana Medical Systems, Inc.;

•	Hologic;

•	Digene Corp.;

•	Immucor, Inc.;

•	Gen-Probe Inc.; and

•	American Medical Systems Holdings, Inc.

Although none of the selected companies is directly comparable to Cytyc, the companies included were chosen because they are publicly traded companies with operations that for purposes of analysis may be considered similar to certain operations of Cytyc.

Goldman Sachs calculated and compared various financial multiples and ratios for the selected companies and for Cytyc, based on financial data as of May 18, 2007, estimates for the selected companies from Institutional Brokerage Estimate System (IBES), and Cytyc management’s projections of Cytyc as adjusted to Hologic’s September fiscal year end. With respect to the selected companies and Cytyc, Goldman Sachs calculated enterprise value, which is the market value of common equity plus the estimated market value of debt less cash, as a multiple of 2007E and 2008E earnings before interest, taxes and depreciation and amortization (EBITDA). Goldman Sachs also calculated, based on fiscal year end Cytyc management projections adjusted to Hologic September fiscal year end, the implied transaction value multiples for 2007E and 2008E EBITDA (with and without synergies projected by Cytyc’s and Hologic’s respective managements ). Goldman Sachs compared the multiples of the selected companies to the implied transaction multiples. The result of this analysis is summarized as follows:

Implied Transaction Value Multiples
Enterprise value as a multiple of:	Selected Companies Range	Without Synergies	With Synergies
2007E EBITDA	14.8x –28.9x	21.0x	20.3x
2008E EBITDA	11.7x –19.0x	16.3x	15.2x

With respect to the selected companies, Goldman Sachs also calculated the ratio of market price to earnings (P/E ratio) for 2007E and 2008E earnings (based on generally accepted accounting principles (GAAP) net income). Goldman Sachs compared the P/E ratios of the selected companies to the implied transaction value P/E ratios. With respect to Cytyc, Goldman Sachs calculated the implied transaction value P/E ratios for 2007E and 2008E earnings for:

•	projected GAAP net income;

•	cash net income without synergies; and

•	cash net income with synergies projected by Cytyc’s and Hologic’s respective managements.

Each of the implied transaction value P/E ratio calculations above was based on fiscal year end Cytyc management projections adjusted to Hologic’s September fiscal year end. The result of this analysis is summarized as follows:

Implied Transaction Value P/E Ratios
P/E ratio	Selected Companies Range	GAAP Net Income	Cash Net Income Without Synergies	Cash Net Income With Synergies
2007E	33.1x –39.2x	40.9x	37.3x	35.9x
2008E	19.2x –33.2x	30.9x	28.6x	26.6x

Comparison of Selected Transactions. Goldman Sachs analyzed certain publicly available information relating to the following selected completed and pending transactions in the medical device and diagnostics industry since 1999:

Announcement Date	Buyer	Target
May 14, 2007	Cardinal Health, Inc.	Viasys Healthcare Inc.
May 9, 2007	Inverness Medical Innovations, Inc.	Biosite Inc.
February 26, 2007	Cytyc	Adiana Inc.
February 12, 2007	Cytyc	Adeza Biomedical Corp.
January 29, 2007	MDS Inc.	Molecular Devices Corp.
January 18, 2007	General Electric Co.	Abbott Laboratories—Diagnostics
January 8, 2007	Advanced Medical Optics, Inc.	IntraLase Corp.
October 9, 2006	Danaher Corp.	Vision Systems
August 14, 2006	Becton, Dickinson and Co.	TriPath Imaging, Inc.
June 29, 2006	Siemens AG	Bayer AG—Diagnostics
June 5, 2006	American Medical Systems Holdings, Inc.	Laserscope
May 8, 2006	Thermo Electron Corp.	Fisher Scientific International Inc.
April 27, 2006	Siemens AG	Diagnostic Products Corp.
April 25, 2006	Millipore Corp.	Serologicals Corp.
April 24, 2006	Hologic	R2 Technology, Inc.
April 17, 2006	Hologic	Suros Surgical Systems, Inc.
March 27, 2006	Coloplast A/S	Mentor Corp. (Urology division)
December 16, 2005	Johnson & Johnson	Animas Corp.
March 7, 2005	Cytyc	Proxima Therapeutics, Inc.
November 9, 2004	Advanced Medical Optics, Inc.	VISX, Inc.
June 15, 2004	American Medical Systems Holdings, Inc.	TherMatrx, Inc.
March 1, 2004	Cytyc	Novacept, Inc.
December 16, 2002	American Medical Systems Holdings, Inc.	CryoGen, Inc.
December 16, 1999	American Medical Systems Holdings, Inc.	Influence, Inc.

Although none of the selected transactions or the companies party to the transactions is directly comparable to the merger or to Hologic or Cytyc, the above transactions were chosen because they involve transactions that, for purposes of analysis, may be considered similar to the merger and/or involve publicly traded companies with operations that, for purposes of analysis, may be considered similar to certain operations of Hologic and Cytyc.

For each of the selected transactions, Goldman Sachs calculated and, to the extent information was publicly available, compared enterprise value as a multiple of each of sales, EBITDA and earnings before interest and taxes (EBIT), in each case, on a GAAP net income basis and for the latest twelve months, or LTM, prior to the date that the merger was announced, and compared such multiples to the implied Cytyc transaction value multiples. The following tables present the results of this analysis:

	Implied Transaction Value as Multiple of LTM
Selected Transactions	Sales		EBITDA		EBIT
High	8.8	x	42.5	x	60.4	x
Mean	4.8	x	20.6	x	29.6	x
Median	4.5	x	18.4	x	27.5	x
Low	2.0	x	12.2	x	13.9	x
Implied Cytyc transaction value multiples (1)	9.0	x	20.0	x	26.7	x

(1)	Implied Cytyc transaction value as multiples of LTM Sales, EBITDA and EBIT are pro forma for historical acquisitions and one-time adjustments, based on information from Cytyc management.

Goldman Sachs also calculated the premiums paid based on the closing stock price of the target one day prior to the announcement of each transaction, and premium paid based on the closing stock price of the target one month prior to the announcement of each transaction or the undisturbed stock price in contested situations, and compared such premiums to the premium derived from the implied Cytyc transaction value multiples. The following tables present the results of this analysis:

Selected Transactions	Premium one day prior	Premium one month prior
High	117.4%	163.2%
Mean	46.7%	50.3%
Median	44.8%	43.6%
Low	5.6%	13.1%
Implied Cytyc transaction multiples (1)	32.5%	32.4%

(1)	Implied Cytyc transaction value as multiples of LTM Sales, EBITDA and EBIT are pro forma for historical acquisitions and one-time adjustments, based on information from Cytyc management

Cytyc Discounted Cash Flow Analysis. Goldman Sachs performed a discounted cash flow analysis on Cytyc using the financial forecasts provided by Cytyc management. Goldman Sachs calculated implied net present values of projected free cash flows for Cytyc, as provided by Cytyc management, for the years 2007 through 2011 using discount rates ranging from 8.0% to 10.0% and using terminal values in the year 2011 based on forward after tax earnings before interest, taxes and amortization (EBITA) multiples ranging from 18.0x to 22.0x. These analyses indicated implied Cytyc equity value per share from $50.38 to $63.25 per share. In addition, for the benefit of Hologic management and the Hologic board of directors, Goldman Sachs ran a downside sensitivity case analysis based on a 9.0% discount rate and a 20.0x forward after tax EBITA multiple with a range of decrease in Cytyc margin from 0.0% to 4.0% and a range of decrease in Cytyc revenue growth between 0.0% to 6.0%, which analysis indicated implied Cytyc equity value per share from $42.76 to $56.65 per share.

Comparative and Contribution Analysis

Comparative Discounted Cash Flow Analyses. Goldman Sachs performed a comparative discounted cash flow analysis on Hologic and the combined company using the financial forecasts provided by Hologic management, Cytyc management and, in the case of the combined company, the savings from synergies and benefits projected by Hologic and Cytyc management to be realized following the merger.

Goldman Sachs calculated implied net present values of projected free cash flows for Hologic on a standalone and pro forma basis based on forecasts provided by Hologic management and Cytyc management, for the years 2007 through 2011 using discount rates ranging from 9.0% to 11.0% and using terminal values in the year 2011 based on forward after tax EBITA multiples ranging from 18.0x to 22.0x. Hologic management provided two alternative forecasts, management’s base case and an upside sensitivity case (the primary difference of which is, for illustrative sensitivity purposes, increases in the compounded annual growth rates for revenue and improvements in the operating margins). Goldman Sachs calculated implied equity values per share without synergies for Hologic on a standalone and with and without synergies on a pro forma basis, based on Hologic management’s and Cytyc management’s preliminary estimates of synergies. The pro forma values exclude the impact of Hologic and Cytyc net operating losses, assume a mid-year convention and 37.0% tax rate, and are discounted to September 30, 2007. The pro forma discounted cash flow analysis assumes $2.186 billion of pro forma net debt based on total cash financing needs and cash balances as of September 30, 2007, and 125.8 million pro forma fully diluted shares (including Hologic shares to be issued in a small, pending private acquisition).

The analysis based on the forecasts resulted in implied standalone Hologic equity value per share ranges ranging from $45.68 to $68.62. With respect to the combined company, the analysis resulted in implied pro forma equity value per share ranges ranging from $54.73 to $78.68 with synergies and $52.38 to $75.76 without synergies.

Illustrative Contribution Analysis. Goldman Sachs analyzed and compared the relative contributions to be made by each of Hologic and Cytyc, based on the forecasts of EBITDA and cash net income for fiscal years 2008 through 2011 provided by Hologic management and Cytyc management, for both the management base case and the upside sensitivity case and with and without synergies provided by Hologic management and Cytyc management preliminary estimates.

For comparison to the approximately 45% ownership that will be retained by Hologic in the combined company, Goldman Sachs calculated the implied percentage of equity for both Hologic and Cytyc based on their relative contribution to EBITDA and Cash Net Income by using Hologic’s implied trading multiples for the alternative forecasts. Included in these analyses were potential cost synergies based on Hologic management’s and Cytyc management’s preliminary estimates. The following table presents the results of these analyses on a blended range basis:

	% Contribution FY 2008E – FY 2011E		Implied % of Equity Based on Hologic Current Trading Multiples Without Synergies FY 2008E – FY 2011E		Implied % of Equity Based on Hologic Current Trading Multiples With Synergies FY 2008E – FY 2011E
	High	Low	High	Low	High	Low
EBITDA
Hologic	36.9%	27.1%	53.6%	35.5%	50.7%	34.2%
Cytyc	72.9%	63.1%	64.5%	46.4%	65.8%	49.3%

Cash Net Income
Hologic	45.0%	30.0%	58.9%	34.8%	55.1%	33.5%
Cytyc	70.0%	55.0%	65.2%	41.1%	66.5%	44.9%

The above analysis assumes equivalent multiples are applied to both Hologic and Cytyc. Goldman Sachs derived the implied equity value of the pro forma company by adjusting Cytyc’s implied enterprise value for transaction debt of $2.286 billion and cash of $42 million. Each analyses also assumes that Hologic’s equity value was $3.283 billion as of May 18, 2007, that Hologic completes a small, pending private acquisition and assumes the pro forma capital structure as applied to Cytyc, which would result in an after tax pro forma interest expense deduction to Cytyc cash net income.

Pro Forma Analysis

Pro Forma Accretion/Dilution Analysis. Goldman Sachs compared, for each of the years 2008 and 2009, the forecast earnings per share, referred to as EPS, of Hologic, on a cash EPS and GAAP EPS standalone basis, in relation to the estimated GAAP EPS and the estimated cash EPS of the combined company, with and without synergies. In connection with the analysis, Goldman Sachs used EPS estimates under the forecast alternatives prepared by Hologic management and EPS estimates provided by Cytyc management. Goldman Sachs considered the potential cost synergies, based on Hologic management and Cytyc management preliminary estimates, and the 2008 figures included a $10 million management retention expense as provided by Hologic management. The analysis indicated that, while the transaction would be meaningfully dilutive on a GAAP basis, it would be accretive on a cash EPS basis taking into account synergies. In addition, such analysis was based on preliminary purchase accounting assumptions reviewed with Goldman Sachs by Hologic management.

The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Goldman Sachs’ opinion. In arriving at its fairness determination, Goldman Sachs considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis considered by it. Rather, Goldman Sachs made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses. No company or transaction used in the above analyses as a comparison is directly comparable to Hologic or the contemplated transaction.

Goldman Sachs prepared these analyses for purposes of Goldman Sachs providing its opinion to the Hologic board of directors that, as of May 20, 2007 and based upon and subject to the assumptions, procedures, factors, limitations and qualifications set forth in such opinion, the merger consideration to be paid for each outstanding share of Cytyc common stock, taken in the aggregate, pursuant to the merger agreement was fair, from a financial point of view, to Hologic. These analyses do not purport to be appraisals nor do they necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of Hologic, Goldman Sachs or any other person assumes responsibility if future results are materially different from those forecast.

The merger consideration was determined through arm’s-length negotiations between Hologic and Cytyc and was approved by the Hologic board of directors. Goldman Sachs provided advice to Hologic during these negotiations. Goldman Sachs did not, however, recommend any specific amount of consideration to Hologic or its board of directors or that any specific merger consideration constituted the only appropriate consideration for the merger.

As described above, the opinion of Goldman Sachs to the Hologic board of directors was one of many factors taken into consideration by the Hologic board of directors in making its determination to approve the transaction. The foregoing summary does not purport to be a complete description of the analyses performed by Goldman Sachs in connection with the fairness opinion and is qualified in its entirety by reference to the written opinion of Goldman Sachs attached as Annex C.

Goldman Sachs and its affiliates, as part of their investment banking business, are continually engaged in performing financial analyses with respect to businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and other transactions as well as for estate, corporate and other purposes. Goldman Sachs has acted as financial advisor to Hologic in connection with, and has participated in certain of the negotiations leading to, the transaction contemplated by the merger agreement. In addition, Goldman Sachs has provided certain investment banking services to Hologic and Cytyc from time to time, for which Goldman Sachs has received, and may receive, compensation. Goldman Sachs also may provide investment banking services to Hologic in the future for which Goldman Sachs may receive compensation. In addition, Goldman Sachs expects that it and its affiliates will arrange and/or provide financing to Hologic specifically in connection with the transaction for additional compensation.

Goldman Sachs is a full service securities firm engaged, either directly or through its affiliates, in securities trading, investment management, financial planning and benefits counseling, risk management, hedging, financing and brokerage activities for both companies and individuals. In the ordinary course of these activities, Goldman Sachs and its affiliates may provide such services to Hologic, Cytyc and their respective affiliates, may actively trade the debt and equity securities (or related derivative securities) of Hologic and Cytyc for their own account and for the accounts of their customers and may at any time hold long and short positions of such securities.

The Hologic board of directors selected Goldman Sachs as its financial advisor because it is an internationally recognized investment banking firm that has substantial experience in transactions similar to the contemplated transaction. Pursuant to a letter agreement, dated May 8, 2007, Hologic engaged Goldman Sachs to act as its financial advisor in connection with the transaction. Pursuant to the terms of this letter agreement, Hologic has agreed to pay Goldman Sachs a transaction fee of $16 million upon completion of the merger. In addition, Hologic has agreed to reimburse Goldman Sachs’ expenses incurred in connection with this engagement and to indemnify Goldman Sachs and related persons against various liabilities, including certain liabilities under the federal securities laws.

Opinion of Jefferies. Jefferies was engaged to render an opinion to Hologic’s board of directors as to whether the merger consideration to be paid by Hologic pursuant to the merger agreement is fair, from a financial point of view, to Hologic. On May 19, 2007, Jefferies delivered to the Hologic board of directors its oral opinion, subsequently confirmed in writing, that, as of the date of its opinion, based upon and subject to the assumptions, limitations, qualifications and factors contained in its opinion, the merger consideration to be paid by Hologic pursuant to the merger agreement is fair, from a financial point of view, to Hologic.

The full text of the written opinion of Jefferies is attached to this joint proxy statement/prospectus as Annex D and incorporated into this joint proxy statement/prospectus by reference. We urge you to read that opinion carefully and in its entirety for the assumptions made, procedures followed, other matters considered and limits of the review undertaken in arriving at that opinion.

Jefferies’ opinion is for the use and benefit of the Hologic board of directors in its consideration of the merger, and Jefferies’ opinion does not address the relative merits of the transactions contemplated by the merger agreement as compared to any alternative transaction or opportunity that might be available to Hologic, nor does it address the underlying business decision by Hologic to engage in the merger or the terms of the merger agreement or the documents referred to therein. Jefferies’ opinion does not constitute a recommendation as to how any holder of shares of Hologic common stock should vote on the merger or any matter related thereto. In addition, Hologic did not ask Jefferies to address, and Jefferies’ opinion does not address, the fairness to, or any other consideration of, the holders of any class of securities, creditors or other constituencies of Hologic. Jefferies expresses no opinion as to the price at which shares of Hologic common stock would trade at any time.

In arriving at its opinion, Jefferies, among other things:

(i)	reviewed a draft dated May 19, 2007 of the merger agreement;

(ii)	reviewed certain publicly available financial and other information about Hologic and Cytyc;

(iii)	reviewed certain information furnished to Jefferies by Hologic’s management, including financial forecasts and analyses, relating to the business, operations and prospects of Hologic;

(iv)	reviewed certain information furnished to Jefferies by Cytyc’s management and Hologic’s management, including financial forecasts and analyses, relating to the business, operations and prospects of Cytyc;

(v)	held discussions with members of senior management of Hologic concerning the matters described in clauses (ii), (iii) and (iv) above;

(vi)	held discussions with members of senior management of Cytyc concerning the matters described in clause (ii) and (iv) above;

(vii)	reviewed certain publicly available information, including share trading price history and valuation multiples, of certain publicly traded companies that Jefferies deemed comparable to Cytyc;

(viii)	compared the proposed financial terms of the merger with the financial terms of certain other transactions that Jefferies deemed relevant; and

(ix)	conducted such other financial studies, analyses, and investigations as Jefferies deemed appropriate.

In Jefferies’ review and analysis and in rendering its opinion, Jefferies assumed and relied upon, but did not independently investigate or verify, the accuracy and completeness of all financial and other information that was supplied or otherwise made available by Hologic or Cytyc or that was publicly available to Jefferies, or that was otherwise reviewed by Jefferies. In Jefferies’ review, Jefferies did not obtain any independent evaluation or appraisal of any of the assets or liabilities of, nor did Jefferies conduct a physical inspection of any of the properties or facilities of Hologic or Cytyc, nor was Jefferies furnished with any such evaluations or appraisals of such physical inspections, nor does Jefferies have any responsibility to obtain any such evaluations or appraisals.

With respect to the financial forecasts provided to and examined by Jefferies, Jefferies notes that projecting future results of Hologic and Cytyc is inherently subject to uncertainty. Hologic and Cytyc informed Jefferies, and Jefferies assumed, that such financial forecasts were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of Hologic and Cytyc as to the future financial performance of Hologic and Cytyc, respectively. Jefferies expresses no opinion as to such financial forecasts or the assumptions on which they were made.

Jefferies made no independent investigation of any legal or accounting matters affecting Hologic or Cytyc, and assumed the correctness in all respects material to Hologic’s analysis of all legal and accounting advice given to Hologic and its board of directors, including, without limitation, advice as to the legal, accounting and tax consequences of the terms of, and transactions contemplated by, the merger agreement to Hologic and its stockholders. In addition, in preparing its opinion, Jefferies did not take into account any tax consequences of the transaction to Hologic. Jefferies assumed that the final form of the merger agreement would be substantially similar to the last draft reviewed by Jefferies. Jefferies also assumed that in the course of obtaining the necessary regulatory or third party approvals, consents and releases for the merger, no delay, limitation, restriction or condition would be imposed that would have an adverse effect on Hologic, Cytyc or the contemplated benefits of the merger.

Jefferies’ opinion was based on economic, monetary, regulatory, market and other conditions existing and that could be evaluated as of the date of its opinion. Jefferies has no obligation to advise any person of any change in any fact or matter affecting its opinion of which Jefferies may have become aware of or of which Jefferies could become aware after the date of its opinion.

The following is a brief summary of the analyses performed by Jefferies in connection with its opinion. This summary is not intended to be an exhaustive description of the analyses performed by Jefferies but includes all material factors considered by Jefferies in rendering its opinion. Jefferies drew no specific conclusions from any individual analysis, but subjectively factored its observations from all of these analyses into its qualitative assessment of the merger consideration. Each analysis performed by Jefferies is a common methodology utilized in determining valuations. Although other valuation techniques may exist, Jefferies believes that the analyses described below, when taken as a whole, provide the most appropriate analyses for Jefferies to arrive at its opinion.

Comparable Public Company Analysis

Jefferies utilized comparable public company analysis, which values a target company by reference to publicly-traded companies with similar products, similar operating and financial characteristics and similar markets. Jefferies reviewed and compared selected financial data for six publicly traded companies chosen by Jefferies that were deemed to be comparable to Cytyc based on similar market capitalizations; revenue growth rates; gross margins and EBITDA (earnings before interest, taxes, depreciation and amortization) margins; similar business models; and participation in similar, high-growth medical device markets. The comparable companies chosen by Jefferies included:

Digene Corporation	Meridian Bioscience, Inc.
Gen-Probe Incorporated	Quidel Corporation
Inverness Medical Innovations, Inc.	Ventana Medical Systems, Inc.

For each of the comparable companies, Jefferies calculated the ratios of the company’s total enterprise value (“TEV”) as of May 18, 2007 to analyst estimates of that company’s 2007 EBITDA. TEV was calculated as market capitalization, plus total debt, less cash and cash equivalents. Jefferies also calculated price-to-earnings ratio for each comparable company by dividing each company’s respective closing stock price on May 18, 2007 by (i) consensus analyst estimates of that company’s 2007 and 2008 GAAP earnings per share (“EPS”), including the impact of stock option expenses, and (ii) analyst estimates of that company’s 2007 and 2008 cash EPS, including the impact of stock option expenses. Jefferies used information available in publicly available research reports for estimated EBITDA, estimated GAAP EPS and estimated cash EPS.

Jefferies next calculated the corresponding implied multiples for Cytyc in the merger on the same basis, but defining equity market capitalization (for purposes of calculating TEV) as the $46.46 proposed per share merger consideration multiplied by the sum of the number of diluted shares outstanding plus the additional shares that would be issued upon conversion of convertible notes. Such calculations consisted of the ratios of Cytyc’s TEV (based on the $46.46 proposed per share merger consideration) to Hologic management’s projections of Cytyc EBITDA for the current fiscal year ending December 31, 2007. In addition, Jefferies calculated price-to-earnings ratios based on the $46.46 proposed per share merger consideration to (i) Hologic management’s projections of Cytyc GAAP earnings per share and cash earnings per share for the current fiscal year ending December 31, 2007; and (ii) Hologic management’s projections of Cytyc GAAP earnings per share and cash earnings per share for the next full fiscal year ending December 31, 2008. Jefferies then compared such implied multiples for Cytyc in the merger to the multiples for the comparable companies.

The resulting multiples and implied multiples are set forth in the table below:

Comparable Companies	High Comparable Multiple	Low Comparable Multiple	Mean Comparable Multiple	Median Comparable Multiple	Implied Multiple Cytyc at $46.46
1) Multiple of TEV/2007E EBITDA	29.6x	12.3x	18.4x	18.2x	19.0x

2) Multiple of Price/2007E GAAP Earnings	49.7x	23.0x	36.2x	36.8x	33.7x

3) Multiple of Price/2007E Cash Earnings	38.0x	22.1x	32.0x	34.5x	31.3x

4) Multiple of Price/2008E GAAP Earnings	34.3x	18.6x	26.0x	27.9x	26.1x

5) Multiple of Price/2008E Cash Earnings	33.4x	16.0x	24.7x	27.7x	24.2x

No company utilized in the comparable public company analysis is identical to Cytyc. Jefferies made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions, and other matters, many of which are beyond the control of Cytyc. Mathematical analysis of comparable public companies (such as determining means and medians) in isolation from other analyses is not an effective method of evaluating transactions.

Comparable Transaction Analysis

Jefferies utilized comparable transaction analysis, a method of valuing a business relative to recent merger and acquisition transactions involving similar businesses. Jefferies analyzed eleven previous outright acquisitions of small- and mid-cap public target companies and emerging growth private target companies with one or more of the following characteristics: market leader in high-growth niches of medical technology; focus on diagnostics and women’s health; and strong strategic fit with the acquirer based on similar physician call point/complementary products. The comparable transactions chosen by Jefferies included:

Announcement Date	Acquirer	Target
April 4, 2007	Inverness Medical Innovations, Inc.	Biosite, Inc.

February 12, 2007	Cytyc Corporation	Adeza Biomedical Corp.

January 5, 2007	Advanced Medical Optics Inc.	IntraLase Corp.

August 14, 2006	Becton, Dickinson and Company	TriPath Imaging, Inc.

June 5, 2006	American Medical Systems Holdings	Laserscope

April 17, 2006	Hologic, Inc.	Suros Surgical Systems, Inc.

November 14, 2005	Allergan, Inc.	Inamed Corporation

March 18, 2005	Siemens Medical Solutions USA, Inc.	CTI Molecular Imaging, Inc.

February 9, 2005	Cytyc Corporation	Proxima Therapeutics, Inc.

November 9, 2004	Advanced Medical Optics, Inc.	VISX, Inc.

March 1, 2004	Cytyc Corporation	Novacept, Inc.

For each of these transactions, Jefferies initially calculated the ratios of the TEV of the transaction (based on the acquisition price) to the target company’s EBITDA for the latest twelve month period (“LTM”) ended on the last day of the period covered by the target company’s Form 10-K or Form 10-Q, as applicable, last filed prior to the announcement of the relevant transaction. In calculating such ratios, Jefferies calculated TEV of the transaction as the market value of the relevant target company’s equity securities plus its indebtedness and minority interests less its cash and cash equivalents.

Jefferies also calculated the ratios of the total equity value in each comparable transaction to (i) estimates of GAAP earnings and cash earnings for the target company’s then current fiscal year and (ii) the target company’s next full fiscal year. The estimates used by Jefferies for each target company’s forward earnings were available in publicly available research reports.

Jefferies next calculated corresponding implied multiples for Cytyc in the Merger. Such calculations consisted of the ratio of Cytyc’s TEV (based on the $46.46 proposed per share merger consideration) to Cytyc’s EBITDA from March 31, 2006 to March 31, 2007. In addition, Jefferies calculated price-to-earnings ratios based on the $46.46 proposed per share merger consideration to (i) Hologic management’s projections of Cytyc GAAP earnings and cash earnings for the current fiscal year ending December 31, 2007; and (ii) Hologic management’s projections of Cytyc GAAP earnings and cash earnings for the next full fiscal year ending December 31, 2008. Jefferies then compared such implied multiples for Cytyc in the merger to the multiples for the precedent transactions.

The following table sets forth Jefferies’ analysis:

Comparable Transactions	High Comparable Multiple	Low Comparable Multiple	Mean Comparable Multiple	Median Comparable Multiple	Implied Multiple Cytyc at $46.46
Multiple of TEV /LTM EBITDA	29.4x	10.8x	22.5x	24.6x	24.5x

Multiple of Price/1-Year Forward Cytyc GAAP Earnings (12/31/07)	44.0x	32.8x	37.5x	36.8x	33.7x

Multiple of Price/1-Year Forward Cytyc Cash Earnings (12/31/07)	41.4x	33.7x	36.8x	35.9x	31.3x

Multiple of Price/2-Year Forward Cytyc GAAP Earnings (12/31/08)	36.6x	28.1x	31.8x	30.9x	26.1x

Multiple of Price/2-Year Forward Cytyc Cash Earnings (12/31/08)	35.7x	26.7x	30.6x	30.6x	24.2x

The transactions utilized in the comparable transaction analysis are not identical to the merger. In evaluating the transactions, Jefferies made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of either Hologic or Cytyc. Mathematical analysis of comparable transaction data in isolation from other analyses is not an effective method of evaluating transactions.

Discounted Cash Flow Analysis

Jefferies utilized discounted cash flow analysis, which values a company as the sum of its unlevered (before financing costs) free cash flows over a forecast period and the company’s terminal or residual value at the end of the forecast period. Jefferies examined the value of Cytyc based on projected free cash flow estimates, which were generated utilizing financial projections from June 30, 2007 through September 30, 2012 that were provided by Cytyc management and revised by Hologic management. A range of terminal values at September 30, 2011 was determined based on free cash flow in 2012 and applying perpetual growth rates from 5.0% to 6.0%, and discount rates of 11.5% to 12.5%. Jefferies selected its range of perpetual growth rates (5.0% - 6.0%) based on an average of growth rates over the long-term, which Jefferies deemed appropriate in light of projected above average growth in the near- and medium-term and an eventual maturing of the growth of free cash flows over the long-term.

Jefferies selected discount rates of 11.5% - 12.5% based on the Capital Asset Pricing Model, using a target capital structure for Cytyc. Based on the selected range of perpetual growth rates (5.0% - 6.0%) and discount rates (11.5% - 12.5%), Jefferies calculated implied Cytyc equity values per share ranging from $42.39 to $56.96 per share.

While discounted cash flow analysis is a widely accepted and practiced valuation methodology, it relies on a number of assumptions, including growth rates and discount rates. The valuation derived from the discounted cash flow analysis is not necessarily indicative of Cytyc’s present or future value or results. Discounted cash flow analysis in isolation from other analyses is not an effective method of evaluating transactions.

Premiums Paid Analysis

Jefferies utilized premiums paid analysis, a method of valuing a target business by analyzing the premiums paid in selected merger and acquisition transactions. Using publicly available information, Jefferies conducted premiums paid analysis of 24 change of control transactions involving target companies in the medical device industry announced since January 13, 2004.

For each of the target companies involved in the 24 transactions, Jefferies examined the closing stock price one day prior to announcement of the relevant transaction in order to calculate the mean, median, minimum and maximum premiums paid by the acquirer over the target company’s closing stock price at those points in time. Jefferies then compared those premiums to the premium implied by the $46.46 proposed merger consideration over Cytyc’s undisturbed stock price of $35.05 on May 18, 2007, the date one trading day prior to the announcement of the merger. A summary of the one day premiums observed in this premiums paid analysis is set forth in the table below:

Premiums Paid	1-Day
Mean	33.0%
Median	25.3%
Maximum	120.8%
Minimum	5.1%
Proposed Merger Consideration (Cytyc)	32.6%

Conclusion

The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. In arriving at its opinion, Jefferies considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor considered by it. Furthermore, Jefferies believes that selecting any portion of its analysis, without considering all analyses, would create an incomplete view of the process underlying its opinion.

In performing its analyses, Jefferies made numerous assumptions with respect to industry performance, and general business and economic conditions and other matters, many of which are beyond the control of Hologic and Cytyc. The analyses performed by Jefferies are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. Jefferies did not recommend any specific consideration to the Hologic board of directors or that any specific consideration constituted the only appropriate consideration with respect to the merger agreement and the transactions contemplated thereby, including the merger.

Miscellaneous

Pursuant to an engagement letter dated May 15, 2007, the Hologic board of directors agreed to cause Hologic to pay Jefferies a fee in connection with rendering its opinion to the Hologic board of directors that is customary for transactions similar to the merger, and such fee was paid upon delivery of Jefferies’ opinion. The Hologic board of directors also agreed to cause Hologic to reimburse Jefferies for its expenses incurred in connection with rendering its opinion to the Hologic board of directors and to indemnify Jefferies against liabilities arising out of or in connection with the services rendered by Jefferies in connection to its engagement by the Hologic board of directors.

Jefferies maintains a market in Hologic securities and, in the ordinary course of business, Jefferies and its affiliates may trade or hold such securities for their own account and the accounts of their customers and, accordingly, may at any time hold long or short positions in those securities. Jefferies may seek to, in the future, provide financial advisory and financing services to Hologic or entities that are affiliated with Hologic, for which Jefferies would expect to receive compensation.

Interests of Hologic Executive Officers and Directors in the Merger

In considering the recommendation of the Hologic board of directors with respect to the merger, Hologic stockholders should be aware that certain executive officers of Hologic and members of the Hologic board of directors may have interests in the transactions contemplated by the merger agreement that are different than, or in addition to, the interests of the Hologic stockholders generally. The Hologic board of directors was aware of these interests and considered them, among other matters, in approving the merger and making its recommendation. These interests are summarized below.

Payments and Consideration to Executive Officers and Directors in Connection with the Merger.

Change of Control Agreements; Waivers. Each of Mr. John W. Cumming, Hologic’s current chairman and chief executive officer, Mr. Glenn P. Muir, Hologic’s current chief financial officer, Mr. Robert A. Cascella, Hologic’s current president and chief operating officer, and Dr. Jay A. Stein, Hologic’s current chairman emeritus and chief technical officer, have change of control agreements with Hologic, which provide that such officers are entitled to receive certain payments and benefits in connection with a change of control of Hologic. In addition, certain stock options and restricted stock unit award agreements for each of these officers provide that the officer’s unvested options and restricted stock units accelerate upon a change of control, except for restricted stock unit awards granted as a part of such officer’s existing retention and severance agreements.

In connection with entering into the merger agreement, each of Messrs. Cumming, Muir and Cascella agreed to waive, solely with respect to the change of control resulting from the merger, the change of control payment and special bonus they would have been entitled to receive under their respective change of control agreements and any accelerated vesting of the stock options and restricted stock units that were entitled to fully vest in connection with the merger. Each officer’s waiver provides that if such officer is terminated by Hologic other than for cause or if the officer resigns for good reason before the second anniversary of the merger then the waiver is rescinded. In connection with any rescission of the waiver, a change of control is deemed to have occurred at the effective time of the merger and the officer is entitled to receive all payments and benefits under his change of control agreement and all unvested options and restricted stock units that absent such waiver would have vested at the effective time of the merger shall become vested. These waivers do not apply to any change of control that may occur with respect to Hologic other than the merger. The following table sets forth the payments and other benefits that each of Messrs. Cumming, Muir and Cascella have conditionally waived under their respective change of control agreements that would become payable if their employment were terminated within two years of the effective date of the merger under the circumstances described above.

Name and Principal Position	Cash Change in Control Payment ($)(1)	Special Bonus($) (2)($)	Number of Unvested Options that Would Vest and Become Exercisable (#)(3)	Value of Unvested Options that Would Vest and Become Exercisable ($)(4)	Number of Unvested Restricted Stock Units that Would Vest(3)	Value of Unvested Restricted Stock Units that Would Vest ($)(4)	Estimated Aggregate Dollar Value ($)(5)
John W. Cumming Chairman and Chief Executive Officer	3,825,000	1,275,000	60,000	2,872,500	5,176	284,680	8,257,180

Robert A. Cascella President and Chief Operating Officer	2,812,500	937,500	35,000	1,675,625	3,623	199,265	5,624,890

Glenn P. Muir Executive Vice President, Finance and Administration, Chief Financial Officer	2,325,000	775,000	35,000	1,675,625	3,106	170,830	4,946,555

(1)	Represents a lump sum payment in cash equal to the sum of the executive’s annual base salary for fiscal 2007 plus the executive’s highest annual bonus (as defined in the officer’s change of control agreement), multiplied by three.

(2)	Represents the sum of the executive’s annual base salary plus the executive’s highest annual bonus.

(3)	All unvested stock options and restricted stock units, other than those restricted stock units issued in connection with the officer’s retention and severance agreement, would vest in connection with a change of control. More detail relating to the number and exercise price of such stock options is as follows (assuming the merger has a closing date of October 1, 2007):

•	John W. Cumming: 60,000 options with an exercise price of $7.125 per share.

•	Robert A. Cascella: 35,000 options with an exercise price of $7.125 per share.

•	Glenn P. Muir: 35,000 options with an exercise price of $7.125 per share.

(4)	For purposes of the table set forth above, values are calculated (i) with respect to restricted stock units, by assuming that Hologic’s common stock price at the effective time of the merger is $55.00 per share and (ii) with respect to stock options, by subtracting the exercise price of the applicable stock option from the assumed $55.00 per share stock price of Hologic’s common stock at the effective time of the merger.

(5)	Amounts do not reflect any additional amounts paid to the executive which are necessary to pay any excise tax imposed upon the executive’s change of control payments and benefits pursuant to Section 4999 of the Code.

Under the terms of Dr. Stein’s change of control agreement he is entitled to a change of control payment in the amount of $1,800,000, which is equal to his base salary plus his highest annual bonus (as defined in his change of control agreement), multiplied by three. As a result of the merger, Dr. Stein will also be immediately vested in outstanding, unvested stock options to purchase 10,000 shares of Hologic common stock (having a value of $478,750, calculated by subtracting the exercise price of the stock options from an assumed $55.00 per share stock price of Hologic’s common stock price at the effective time of the merger) and 2,070 restricted stock units representing shares of Hologic common stock (having a value of $113,850, calculated by assuming that Hologic’s common stock price at the effective time of the merger is $55.00 per share). In addition, on the one year anniversary of the merger, Dr. Stein is entitled to receive a special bonus if he remains employed by Hologic. The special one time bonus is $600,000, which is equal to his then base salary plus his highest annual bonus. If Dr. Stein is terminated without cause or resigns for good reason prior to the one year anniversary of the merger, then Hologic is obligated to pay him the special bonus within thirty days of the termination date. Hologic is also obligated to gross up the amount paid Dr. Stein for excise taxes, if any, arising under Section 280G of the Code.

Non-Continuing Directors of Hologic. The compensation committee of the board of directors of Hologic approved certain benefits to be received at the effective time of the merger by those current independent directors of Hologic who will not continue as directors of Hologic following the merger. As of the date of this joint proxy statement/prospectus, the current independent directors of Hologic who will continue to serve as directors of Hologic following the merger have not been determined. Accordingly, the information provided below has been provided for each of the current independent directors of Hologic.

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Stock Options Held by Non-Continuing Hologic Directors. Stock options to purchase shares of Hologic’s common stock held by independent directors who will not continue as directors of Hologic following the merger will vest and become fully exercisable upon the effective time of the merger and will remain exercisable until December 2009. The table below sets forth the name of each current Hologic director and the number of options that would vest assuming a closing date of October 1, 2007 and further assuming that individual did not continue as a director of Hologic after the merger:

Name	Number of Shares Underlying Stock Options that will Vest in connection with the Merger
Laurie Fajardo(1)	46,000

Irwin Jacobs(2)	8,000

David LaVance, Jr.(3)	8,000

Arthur Lerner(4)	38,000

Nancy Leaming(5)	18,000

Lawrence M. Levy(6)	36,000

(1)	Consists of options to purchase 6,000 shares with an exercise price of $47.28; and options to purchase 40,000 shares with an exercise price of $48.17.

(2)	Consists of options to purchase 2,000 shares with an exercise price of $37.92; and options to purchase 6,000 shares with an exercise price of $47.28.

(3)	Consists of options to purchase 2,000 shares with an exercise price of $37.92; and options to purchase 6,000 shares with an exercise price of $47.28.

(4)	Consists of options to purchase 30,000 shares with an exercise price of $18.475; options to purchase 2,000 shares with an exercise price of $37.92; and options to purchase 6,000 shares with an exercise price of $47.28.

(5)	Consists of options to purchase 10,000 shares with an exercise price of $6.80; options to purchase 2,000 shares with an exercise price of $37.92; and options to purchase 6,000 shares with an exercise price of $47.28.

(6)	Consists of options to purchase 30,000 shares with an exercise price of $35.68; and options to purchase 6,000 shares with an exercise price of $47.28.

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Director Fees for Non-Continuing Directors. The compensation committee of the board of directors of Hologic also determined to accelerate the annual fees that otherwise would have been payable through March 2008 to those independent directors of Hologic who will not continue as directors after the merger. Accordingly, upon the effective time of the merger, each independent director of Hologic who will not continue as a director of Hologic following the merger will be entitled to receive the full amount of any unpaid annual fees payable through March 2008 to Hologic’s directors. The total amount of the annual fee payable to a director is $60,000 plus $7,500 for each chair of Hologic’s compensation, audit and corporate development committees. Assuming an effective time of the merger on October 1, 2007, the unpaid amounts that will be paid to each independent director of Hologic assuming such director does not continue as a director of Hologic following the merger is as follows: Ms. Fajardo: $15,000; Mr. Jacobs: $15,000; Mr. LaVance: $16,875; Dr. Lerner: $15,000; Ms. Leaming: $16,875; and Mr. Levy: $16,875.

Continuing Hologic Directors. As described under “Amendment to Hologic’s Second Amended and Restated 1999 Equity Incentive Plan,” each continuing Cytyc director that becomes an independent director of Hologic at the effective time of the merger will receive an automatic grant of options to purchase 50,000 shares of Hologic common stock pursuant to the terms of Hologic’s Second Amended and Restated 1999 Equity Incentive Plan. In

connection with entering into the merger agreement, the parties agreed to treat all independent directors who will serve as directors of Hologic on the effective time of the merger similarly. Accordingly, subject to discretion and approval of the compensation committee of the board of directors of Hologic, it is expected that each continuing Hologic director who is an independent director will be granted options to purchase 50,000 shares of common stock of Hologic under Hologic’s Second Amended and Restated 1999 Equity Incentive Plan at the effective time of the merger.

The options to purchase 50,000 shares of Hologic common stock to be granted to all independent directors of Hologic at the effective time of the merger will become exercisable in 20% installments beginning on January 1 of the first year after the grant date, and on January 1 of each year thereafter, until such options are fully exercisable on January 1 of the fifth year following the grant. If the continuing Hologic directors receive their discretionary grant of options to purchase 50,000 shares of Hologic common stock, they have agreed to forego their automatic grant of options to purchase 8,000 shares of Hologic common stock that they would have otherwise received on January 1, 2008 pursuant to the terms of Hologic’s Second Amended and Restated 1999 Equity Incentive Plan. The continuing Cytyc directors are not eligible for the automatic grant of options to purchase 8,000 shares under Hologic’s Second Amended and Restated 1999 Equity Incentive Plan because such persons would not have been serving as a Hologic director for a period of six months before January 1, 2008.

Retention and Severance Agreements. In connection with Mr. Cascella’s waiver described above, Hologic and Mr. Cascella also agreed to the principal terms of a three year retention agreement, which will become effective upon and is subject to the completion of the merger. Mr. Cascella’s existing retention and severance agreement entered into in May 2006, will also remain in effect following the merger. Under the terms of the new retention agreement, Mr. Cascella will be entitled to a retention bonus in the amount equal to approximately $2,000,000 payable 50% in cash and 50% in restricted stock units if he remains employed by Hologic for three years following the effective time of the merger. The payment will be accelerated if Hologic terminates Mr. Cascella without cause or if Mr. Cascella resigns for good reason prior to such date. Termination for cause requires that 75% of Hologic’s independent directors determine that cause exists.

Other than as described above, no other employment arrangements with any Hologic executive officer were amended in connection with the merger agreement.

Board and Committee Composition of the Combined Company. Certain members of the Hologic board of directors will continue as directors of the combined company. As of the effective time of the merger, the board of directors of Hologic will consist of eleven directors, six of whom will be designated by Hologic and five of whom will be designated by Cytyc. Four of the six persons designated by Hologic will be “independent” directors, as defined under applicable Nasdaq listing standards, and the remaining two persons will be John W. Cumming, current chairman and chief executive officer of Hologic, and Glenn P. Muir, current chief financial officer of Hologic.

Hologic’s audit, nominating and corporate governance and corporate development committees following the merger will each consist of an odd number of directors, consisting of one more continuing Hologic director than continuing Cytyc directors. The chairman of each of these committees will be a continuing Hologic director. The compensation committee of Hologic following the merger will consist of an even number of directors, consisting of an equal number of continuing Cytyc directors and continuing Hologic directors. The chairman of the compensation committee will be a continuing Cytyc director. See “—Board of Directors and Management of Hologic Following the Merger; Headquarters” beginning on page 105.

Indemnification of Officers and Directors. In connection with entering into the merger agreement, Hologic’s board of directors approved an amendment to the indemnification provisions contained in Hologic bylaws. Such amendment will become effective only upon the effective time of the merger. The amended Hologic bylaws provide that Hologic will indemnify any person who was or is or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director or officer of Hologic or, while a director or officer of Hologic, is or was serving at the request of Hologic as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, where the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent, against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such person in connection with such proceeding. The amended bylaws also provide that Hologic will indemnify any person seeking indemnification in connection with a proceeding brought by that person only if the proceeding (or part thereof) was authorized by the Hologic board of directors. The current Hologic bylaws permit indemnification of officers and directors, but do not require Hologic to provide such persons with indemnification. Hologic has entered into indemnification agreements with each of its current directors and certain of its officers, which provide for mandatory indemnification, and has also agreed to enter into similar indemnification agreements with each of the directors of Cytyc who will become directors of Hologic at the effective time of the merger.

Cytyc Reasons for the Merger

At a meeting held on May 20, 2007, the Cytyc board of directors unanimously determined that the merger agreement and the transactions contemplated by the merger agreement were advisable and fair to and in the best interests of the Cytyc stockholders and approved and adopted the merger agreement and the transactions contemplated thereby, including the merger. In evaluating the merger, the Cytyc board of directors consulted with Cytyc’s management, as well as with Cytyc’s legal and financial advisors. In reaching its conclusion to approve the merger agreement and the transactions contemplated thereby, the Cytyc board of directors considered a variety of factors weighing favorably towards the merger, including, without limitation, the material factors listed below:

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Strategic Considerations. The Cytyc board of directors considered a number of factors pertaining to the strategic rationale for the merger as supporting its decision to enter into the merger agreement, including the following:

•	the fact that the merger is a combination of two companies that will provide a strong financial base and a diversified product portfolio in the increasingly competitive women’s healthcare marketplace;

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the complementary aspects of the respective businesses of Cytyc and Hologic, creating the potential for the combined company to be a global leader in women’s healthcare; the combined company will offer a product portfolio that meets many of a woman’s screening and treatment needs throughout her life, including integrated solutions in screening, diagnostics and therapeutics for women’s health, including breast cancer, cervical cancer, menorrhagia, pre-natal health, osteoporosis, endometriosis and permanent contraception;

•	the combined company will be able to offer an expanded product portfolio with over 90% of its total revenue from products that are the leader in market share in the United States;

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the combined company will have comprehensive sales coverage creating one of the largest sales and service organizations exclusively focused on women’s healthcare in the diagnostic and medical technology industry in the United States with over 900 sales and service professionals in the United States;

•	the combined company will provide significant cross-selling synergies;

•	the combined company will have an enhanced international presence with direct operations in over 20 countries and a commercial presence in over 125 countries worldwide; and

•	the Cytyc board of directors’ belief that the combined company will provide significantly greater capabilities and competitiveness than Cytyc currently has on its own, including:

•	greater financial, research and development, and marketing resources to better serve its customers;

•	the acceleration of the introduction of new and improved products and services; and

•	greater ability to develop next-generation products and services.

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Strategic Alternatives. The Cytyc board of directors considered the strategic alternatives to the merger available to Cytyc, including remaining a stand-alone entity and pursuing acquisitions of strategic assets and alternative acquisition candidates, and the determination of the Cytyc board of directors that a combination with Hologic is expected to yield greater strategic benefits than other reasonably likely alternatives because of the factors described above in “—Strategic Considerations.”

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Financial Considerations. The Cytyc board of directors considered a number of financial factors pertaining to the merger as supporting its decision to enter into the merger agreement, including the following:

•	the financial performance and condition, business operations and prospects of each of Cytyc, Hologic and the combined company;

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that Cytyc stockholders will own approximately 55% of the combined company’s outstanding shares immediately after the effective time of the merger (assuming conversion of all of Cytyc’s outstanding 2.25% Senior Convertible Notes due 2024), which will allow Cytyc stockholders to participate in all of the benefits of the combined company, including future growth and expected synergies of the combined company while retaining the flexibility of selling all or a portion of those shares for cash into a very liquid market at any time;

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the financial terms of the transaction, including the fixed exchange rate of 0.52 of a share of Hologic common stock for each share of Cytyc common stock and the payment of $16.50 in cash per share of Cytyc common stock to be paid in connection with the merger. Based upon Hologic’s closing stock price of $57.61 per share on May 18, 2007 (the last trading day before the merger agreement was announced), the transaction represented a purchase price of $46.46 per share of Cytyc common stock or a 32.5% premium to the Cytyc common stock closing price on May 18, 2007 and representing premiums of 36.9%, 32.2%, 38.2%, 50.1% and 67.0% over the average closing share price during the 15-day, 1-month, 3-month, 6-month and 1-year periods ended May 18, 2007, respectively;

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the expected merger benefits estimated to be more than $75 million in anticipated synergies primarily from cross-selling opportunities and $25 million in annual cost savings. See “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors” beginning on pages 47 and 26, respectively;

•	the opportunity for Cytyc stockholders to benefit from any increase in the trading of Hologic common stock between announcement of the merger and the closing of the merger;

•	the expectation that the merger would allow the combined company to generate significant cash flows;

•	the expectation that the merger would be accretive to the adjusted earnings per share of the combined company beginning in fiscal year 2008;

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that the merger is expected to result in a 20% annual revenue growth rate and 20% growth rate in adjusted earnings per share (excluding the write-off and amortization of acquisition-related intangible assets and related tax effect) in future years; and

•	the fact that Hologic has secured fully committed debt financing for the approximately $2.2 billion cash portion of the merger consideration.

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Governance Considerations. The Cytyc board of directors considered a number of governance factors pertaining to the merger as supporting its decision to enter into the merger agreement, including the following:

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the fact that the board of directors of the combined company would be comprised of eleven directors, including five designees from Cytyc (including the chief executive officer of Cytyc) and six designees from Hologic;

•	the fact that Patrick J. Sullivan will become chairman of the combined company;

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the fact that, while the combined company’s headquarters would be located in Bedford, Massachusetts, the headquarters of the Cytyc business would continue to be located in Marlborough, Massachusetts; and

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the strong management team to be drawn from both Cytyc and Hologic that will manage the combined company, the complementary cultural fit and organizational structure of both companies and the demonstrated ability of both management of Cytyc and management of Hologic to integrate and obtain benefits from previous business combinations.

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Tax Considerations. The Cytyc board of directors considered the ability to complete the merger as a reorganization for U.S. federal income tax purposes with the Cytyc stockholders being taxed on an amount not to exceed the cash portion of the merger consideration that they receive.

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Opinions of Financial Advisors. The Cytyc board of directors considered Morgan Stanley’s and JPMorgan’s separate opinions, each dated May 20, 2007, to Cytyc’s board of directors as to the fairness, from a financial point of view and as of the date of the opinion, of the merger consideration to be received by Cytyc stockholders pursuant to the merger agreement, as more fully described in “—Opinions of Financial Advisors to the Cytyc Board of Directors” beginning on page 84.

•	Terms of the Merger Agreement. The Cytyc board of directors considered that the terms of the merger agreement are reasonable, including:

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the merger agreement permits Cytyc to provide material non-public information to, and engage in negotiations with, a third party that makes an acquisition proposal that is or is reasonably likely to lead to a superior proposal (as described in “The Merger Agreement—Certain Covenants—No Solicitation” beginning on page 122), on the terms and subject to the conditions of the merger agreement;

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the merger agreement provides Cytyc, under certain circumstances, with the ability to terminate the merger agreement in order to enter into an alternative transaction that is deemed by the directors of Cytyc to be a superior proposal;

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the merger agreement permits the Cytyc board of directors, under certain circumstances, to change its recommendation with respect to the merger in response to a material development or change in circumstances occurring or arising after the date of execution of the merger agreement that was not known to the Cytyc board of directors as of, or prior to, the date of execution of the merger agreement, provided that the change or development is not, and does not result from, a change in the market price of the common stock of Hologic primarily as a result of the announcement of the merger agreement and the transactions contemplated thereby;

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the circumstances under which the Cytyc termination fees are payable under the merger agreement and the view of the Cytyc board of directors that these provisions should not preclude a bona fide alternative proposal involving Cytyc;

•	the fact that the termination fee provisions are the product of negotiations;

•	the fact that the size of the termination fees are reasonable in light of the size and benefits of the merger;

•	the circumstances under which the Hologic termination fees are payable to Cytyc under the merger agreement; and

•	the fact that the representations, warranties and covenants of Cytyc and Hologic are generally reciprocal.

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Regulatory Approvals. The Cytyc board of directors considered the regulatory approvals required to complete the merger, including expiration or termination of any waiting period or extension thereof under the HSR Act, and the belief of Cytyc’s management that the merger would be approved by the requisite authorities, without the imposition of conditions sufficiently material to preclude or materially diminish the benefits expected from the merger, and would otherwise be completed in accordance with the terms of the merger agreement.

•	Due Diligence. The Cytyc board of directors considered the results of Cytyc’s due diligence review of Hologic.

The Cytyc board of directors weighed the aforementioned material factors against a number of other factors identified in its deliberations that weighted negatively against the merger, including, without limitation, the following material factors:

•	the challenges inherent in the combination of two businesses of the size and scope of Cytyc and Hologic and the possible diversion of management’s attention for an extended period of time;

•	the risk of not capturing all of the anticipated synergies between Cytyc and Hologic and the risk that other anticipated benefits of the merger might not be realized;

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because the exchange ratio is fixed, in the event of a decrease in the price of Hologic common stock between the date of execution of the merger agreement and the closing of the merger, Cytyc stockholders may receive less value for their shares upon the closing of the merger than calculated pursuant to the exchange ratio on the date of execution of the merger agreement and on the date of the Cytyc special meeting;

•	certain provisions of the merger agreement that could have the effect of discouraging proposals for alternative transactions involving Cytyc, including:

•	the restrictions on Cytyc’s ability to solicit proposals for alternative transactions involving Cytyc; and

•	that Cytyc may be required to pay to Hologic a termination fee of either $50 million or $150 million depending upon the termination event;

•	the fees and expenses associated with completing the merger;

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the risk that the merger may not be completed despite the parties’ efforts or that the closing may be unduly delayed and the effects on Cytyc as a stand-alone company because of such failure or delay; and

•	the other risks described in “Risk Factors” beginning on page 26.

After consideration of these factors, the Cytyc board of directors determined that these risks could be mitigated or managed by Cytyc or Hologic or by the combined company following the merger, were reasonably acceptable under the circumstances or, in light of the anticipated benefits, the risks were unlikely to have a materially adverse impact on the merger or on the combined company following the merger, and that, overall, these risks were significantly outweighed by the potential benefits of the merger.

Although this discussion of the information and factors considered by the Cytyc board of directors is believed to include the material factors considered by the Cytyc board of directors, it is not intended to be exhaustive and may not include all of the factors considered by the Cytyc board of directors. In reaching its determination to approve and recommend the merger and the merger agreement, the Cytyc board of directors did not quantify or assign any relative or specific weights to the various factors that it considered in reaching its determination that the merger and the merger agreement are advisable and fair to and in the best interests of Cytyc and its stockholders. Rather, the Cytyc board of directors based its position and recommendation on the totality of the information presented to and factors considered by it. In addition, individual members of the Cytyc board of directors may have given differing weights to different factors.

In considering the recommendation of the Cytyc board of directors with respect to the merger and the merger agreement, you should be aware that certain Cytyc directors and officers have arrangements that may cause them to have interests in the transaction that are different from, or are in addition to, the interests of Cytyc stockholders generally. See “—Interests of Cytyc Executive Officers and Directors in the Merger” beginning on page 95.

Recommendations of the Cytyc Board of Directors

The Cytyc board of directors has unanimously determined that the merger agreement and the transactions contemplated thereby, including the merger, are advisable and fair to and in the best interests of Cytyc and the Cytyc stockholders and unanimously recommends that the Cytyc stockholders vote “FOR” the proposal to adopt the merger agreement and the transactions contemplated thereby, including the merger, and “FOR” the proposal to adjourn the Cytyc special meeting, including, if necessary, to solicit additional proxies in favor of such adoption.

Opinions of Financial Advisors to the Cytyc Board of Directors

Cytyc has retained Morgan Stanley and JPMorgan as its financial advisors in connection with the merger.

On May 20, 2007, at a meeting of the Cytyc board of directors held to evaluate the proposed merger, Morgan Stanley and JPMorgan delivered to the Cytyc board of directors separate oral opinions, which opinions were confirmed by delivery of separate written opinions each dated May 20, 2007, to the effect that, as of that date and based on and subject to various assumptions, matters considered and limitations described in such opinions, the merger consideration to be received by the holders of Cytyc common stock pursuant to the merger agreement was fair, from a financial point of view, to such holders.

Morgan Stanley’s and JPMorgan’s opinions, the full texts of which describe the assumptions made, procedures followed, matters considered and limitations on the review undertaken by Morgan Stanley and JPMorgan, are attached hereto as Annex E and Annex F, respectively, and are incorporated into this joint proxy statement/prospectus by reference. Morgan Stanley’s and JPMorgan’s opinions were directed only to the fairness, from a financial point of view, of the merger consideration provided for in the merger agreement and do not address any other aspect of the merger. The opinions do not address the relative merits of the merger as compared to other business strategies or transactions that might be available with respect to Cytyc or Cytyc’s underlying business decision to effect the merger. The opinions do not constitute a recommendation to any stockholder as to how such stockholder should vote or act with respect to any matters relating to the merger. Holders of Cytyc common stock are encouraged to read the opinions carefully in their entirety. The summaries of Morgan Stanley’s and JPMorgan’s opinions described below are qualified in their entirety by reference to the full texts of the opinions.

Opinion of Morgan Stanley. Cytyc retained Morgan Stanley to provide it with financial advisory services and a financial opinion in connection with a possible merger or sale of Cytyc. Morgan Stanley was selected by Cytyc to act as its financial advisor based on Morgan Stanley’s qualifications, expertise, reputation and its knowledge of the business and affairs of Cytyc. At the special meeting of Cytyc’s board of directors on May 20, 2007, Morgan Stanley rendered its oral opinion, subsequently confirmed in writing, that, as of May 20, 2007, based upon and subject to the various considerations set forth in the opinion, the merger consideration to be received by the holders of the Cytyc common stock pursuant to the merger agreement was fair from a financial point of view to such holders.

The full text of the written opinion of Morgan Stanley, dated as of May 20, 2007, is attached hereto as Annex E to this joint proxy statement/prospectus. The opinion sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken by Morgan Stanley in rendering its opinion. You should read the entire opinion carefully. Morgan Stanley’s opinion is directed to Cytyc’s board of directors and addresses only the fairness of the consideration to be received by the holders of the Cytyc common stock pursuant to the merger agreement to such holders as of the date of the opinion. It does not address any other aspect of the merger and does not constitute a recommendation to the stockholders of Cytyc or Hologic as to how to vote at the stockholders meetings to be held in connection with the merger. The summary of the opinion of Morgan Stanley set forth in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of the opinion.

In connection with rendering its opinion, Morgan Stanley, among other things:

•	reviewed certain publicly available financial statements and other business and financial information of Cytyc and Hologic, respectively;

•	reviewed certain internal financial statements and other financial and operating data concerning Cytyc and Hologic, respectively;

•	reviewed certain financial projections prepared by the managements of Cytyc and Hologic, respectively;

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discussed the past and current operations and financial condition and the prospects of Cytyc and Hologic, including information relating to certain strategic, financial and operational benefits anticipated from the merger, with senior executives of Cytyc and Hologic, respectively;

•	reviewed the reported prices and trading activity for the Cytyc common stock and the Hologic common stock;

•	reviewed the pro forma impact of the merger on Hologic’s earnings per share, cash flow, consolidated capitalization and financial ratios;

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compared the financial performance of Cytyc and Hologic and the prices and trading activity of the Cytyc common stock and Hologic common stock with that of certain other comparable publicly-traded companies and their securities, respectively;

•	reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

•	participated in discussions and negotiations among representatives of Cytyc and Hologic and certain other parties and their financial and legal advisors;

•	reviewed the merger agreement and certain related documents; and

•	performed such other analyses and considered such other factors as Morgan Stanley deemed appropriate.

Morgan Stanley assumed and relied upon, without independent verification, the accuracy and completeness of the information reviewed by it for the purposes of its opinion. With respect to the financial projections, including information relating to certain strategic, financial and operational benefits anticipated from the merger, Morgan Stanley assumed that they had been reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of Cytyc and Hologic. In addition, Morgan Stanley assumed that the merger will be completed in accordance with the terms set forth in the merger agreement without any waiver, amendment or delay of any terms or conditions, including, among other things, that the merger will be treated as a tax-free reorganization and/or exchange, each pursuant to the Code. Morgan Stanley relied upon, without independent verification, the assessment by the managements of Cytyc and Hologic of: (i) the strategic, financial and other benefits expected to result from the merger; (ii) the timing and risks associated with the integration of Cytyc and Hologic; (iii) their ability to retain key employees of Cytyc and Hologic, respectively; and (iv) the validity of and risks associated with Cytyc and Hologic’s existing and future technologies, intellectual property, products, services and business models. Morgan Stanley is not a legal, tax or regulatory advisor. Morgan Stanley is a financial advisor only and relied upon, without independent verification, the assessment of Hologic and Cytyc, and their legal, tax or regulatory advisors with respect to such matters. Morgan Stanley did not make any independent valuation or appraisal of the assets or liabilities of Cytyc, nor was it furnished with any such appraisals. Morgan Stanley’s opinion was necessarily based on economic, market and other conditions as in effect on, and the information made available to it as of the date of the opinion. Events occurring after the date of the opinion may affect Morgan Stanley’s opinion and the assumptions used in preparing it, and Morgan Stanley did not assume any obligation to update, revise or reaffirm its opinion.

In arriving at its opinion, Morgan Stanley was not authorized to solicit, and did not solicit, interest from any party with respect to the acquisition, business combination or other extraordinary transaction, involving Cytyc or any of its assets, nor did Morgan Stanley negotiate with any party other than Hologic.

Summary of Certain Financial Analyses Conducted by Morgan Stanley

The following is a brief summary of the material analyses performed by Morgan Stanley in connection with its opinion dated May 20, 2007. This summary of financial analyses includes information presented in tabular format. In order to fully understand the financial analyses used by Morgan Stanley, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses.

Equity Research Analyst Price Targets Analysis

Morgan Stanley reviewed and analyzed future public market trading price targets for Cytyc common stock prepared and published by equity research analysts. These targets reflect each analyst’s estimate of the future public market trading price of Cytyc common stock. Morgan Stanley noted that the range of equity analyst price targets of Cytyc common stock was between $37.00 and $42.00 per share. Morgan Stanley further calculated that using a discount rate of 8.5% and a discount period of one year, the present value of the equity analyst price target range was $34.10 to $38.71.

The public market trading price targets published by securities research analysts do not necessarily reflect current market trading prices for Cytyc common stock and these estimates are subject to uncertainties, including the future financial performance of Cytyc and future financial market conditions.
Comparable Company Analysis

Morgan Stanley compared selected financial information for Cytyc with publicly available information for comparable healthcare companies that shared similar characteristics with Cytyc. The companies used in this comparison included those companies listed below:

•	American Medical Systems Holdings Inc.

•	Gen-Probe Inc.

•	ArthroCare Corp.

•	Ventana Medical Systems Inc.

•	Immucor Inc.

•	Digene Corp.

Based upon IBES consensus estimates for calendar year 2008 earnings per share and long-term growth of earnings per share, and using the closing prices as of May 18, 2007 for shares of the comparable companies listed above, Morgan Stanley calculated the following ratios for each of these companies:

•	the closing stock price divided by the estimated IBES consensus earnings per share for calendar year 2008, referred to below as the P/E Multiple; and

•	the P/E Multiple divided by the estimated IBES consensus long-term growth rate of earnings per share, referred to below as the P/E/G Ratio.

Based on the analysis of the relevant metrics for each of the comparable companies, Morgan Stanley selected representative ranges of P/E Multiples and P/E/G Ratios for the comparable companies and applied these ranges to the relevant Cytyc financial statistic(s) as provided by Cytyc management and publicly available information. Based on this analysis, Morgan Stanley calculated the implied value per share of Cytyc common stock as of May 18, 2007, as follows:

Financial Metric	Cytyc Calendar Year 2008 EPS	Cytyc IBES Consensus Long-Term Growth	Comparable Company Multiple Statistics	Implied Value Per Share Range for Cytyc
P/E Multiple	$1.64	NA	20.0x - 28.0x	$32.88 - $46.03
P/E/G Ratio	$1.64	17.0%	0.7x - 1.0x	$19.56 - $27.95

No company included in the comparable company analysis is identical to Cytyc. In evaluating the comparable companies, Morgan Stanley made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters. Many of these matters are beyond the control of Cytyc, such as the impact of competition on the business of Cytyc and the industry in general, industry growth and the absence of any material adverse change in the financial condition and prospects of Cytyc or the industry or in the financial markets in general. Mathematical analysis, such as determining the arithmetic mean or median, or the high or low, is not in itself a meaningful method of using comparable company data.

Analysis of Precedent Transactions

Morgan Stanley compared the premia paid in 57 selected transactions from January 1, 2002 through May 16, 2007 in which the target company was a U.S. based company and was publicly traded. The following table summarizes Morgan Stanley’s analysis:

Precedent Transactions Premia	Premium to 1-Day Prior Price	Premium to 4-Weeks Prior Price
Mean	19.5%	25.6%
Median	15.6%	24.5%
High	75.4%	74.8%
Low	(4.6)%	(1.2)%
Representative Range	10.0% - 30.0%	25.0% - 40.0%
Implied Value per Share	$38.56 - $45.57	$43.85 - $49.11

Discounted Cash Flow Analysis

Morgan Stanley calculated ranges of implied equity values per share for Cytyc, based on discounted cash flow analyses utilizing Cytyc management projections for the calendar years 2007 through 2017. In arriving at the estimated equity values per share of Cytyc common stock, Morgan Stanley calculated a terminal value as of December 31, 2017 by applying a range of perpetual free cash flow growth rates ranging from 1.0% to 3.0%. The unlevered free cash flows from calendar years 2007 through 2017 and the terminal value were then discounted to present values using a range of discount rates from 8.0% to 9.0%. Based on the calculations set forth above, this analysis implied a range for Cytyc common stock of $33.10 to $45.42 per share.

Morgan Stanley also calculated ranges of implied value per share to be received by Cytyc stockholders in exchange for their Cytyc common stock in the form of shares of the pro forma combined entity plus cash consideration per share. This calculation was based on a discounted cash flow analysis utilizing Cytyc’s management projections discussed above, and projections relating to Hologic prepared by Cytyc management for the fiscal years 2007 through 2017, each ending September 30. In calculating the implied value per share to be received by Cytyc stockholders in exchange for their Cytyc common stock in the form of shares of the pro forma combined entity plus cash consideration, Morgan Stanley calculated a terminal value as of September 30, 2017 by applying a range of perpetual free cash flow growth rates from 2.5% to 3.5%. The pro forma unlevered free cash flows from fiscal years 2007 through 2017 and the terminal value were then discounted to present values using a range of discount rates from 8.0% to 9.0%. Morgan Stanley noted the range of implied value per share to be received by Cytyc stockholders assuming the 0.52 exchange ratio plus $16.50 in cash per share of Cytyc common stock was $38.96 to $50.24.

Morgan Stanley also noted the range of implied value per share to be received by Cytyc stockholders in exchange for their Cytyc common stock when including cost synergies from the merger as estimated by Cytyc management, plus $16.50 in cash per share of Cytyc common stock, was $40.00 to $51.67.

Morgan Stanley also noted that the range of implied value per share to be received by Cytyc stockholders in exchange for their Cytyc common stock when including revenue and cost synergies from the merger as estimated by Cytyc management, plus $16.50 in cash per share of Cytyc common stock, was $41.80 to $54.12.

In connection with the review of the merger by Cytyc’s board of directors, Morgan Stanley performed a variety of financial and comparative analyses for purposes of rendering its opinion. The preparation of a financial opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. In arriving at its opinion, Morgan Stanley considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor it considered. Morgan Stanley believes that selecting any portion of its analyses, without considering all analyses as a whole, would create an incomplete view of the process underlying its analyses and opinion. In addition, Morgan Stanley may have given various analyses and factors more or less weight than other analyses and factors, and may have deemed various assumptions more or less probable than other assumptions. As a result, the ranges of valuations resulting from any particular analysis described above should not be taken to be Morgan Stanley’s view of the actual value of Cytyc. In performing its analyses, Morgan Stanley made numerous assumptions with respect to industry performance, general business and economic conditions and other matters. Many of these assumptions are beyond the control of Cytyc. Any estimates contained in Morgan Stanley’s analyses are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by such estimates.

Morgan Stanley conducted the analyses described above solely as part of its analysis of the fairness of the merger consideration pursuant to the merger agreement from a financial point of view to holders of shares of Cytyc common stock and in connection with the delivery of its opinion to Cytyc’s board of directors. These analyses do not purport to be appraisals or to reflect the prices at which shares of common stock of Cytyc might actually trade.

The merger consideration was determined through arm’s-length negotiations between Cytyc and Hologic and was approved by Cytyc ‘s board of directors. Morgan Stanley provided advice to Cytyc during these negotiations. Morgan Stanley did not, however, recommend any specific merger consideration to Cytyc or that any specific merger consideration constituted the only appropriate merger consideration for the merger.

Morgan Stanley’s opinion and its presentation to Cytyc’s board of directors was one of many factors taken into consideration by Cytyc’s board of directors in deciding to approve, adopt and authorize the merger agreement. Consequently, the analyses as described above should not be viewed as determinative of the opinion of Cytyc’s board of directors with respect to the merger consideration or of whether Cytyc’s board of directors would have been willing to agree to a different merger consideration.

Morgan Stanley is an internationally recognized investment banking and advisory firm. Morgan Stanley, as part of its investment banking and financial advisory business, is continuously engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate, estate and other purposes. In the ordinary course of its trading, brokerage, investment management and financing activities, Morgan Stanley or its affiliates may actively trade the equity securities of Cytyc for its own accounts or for the accounts of its customers and, accordingly, may at any time hold long or short positions in such securities. In the past, Morgan Stanley and its affiliates have provided financial advisory services for Cytyc and have received fees for the rendering of these services.

Under the terms of its engagement letter, Morgan Stanley provided Cytyc financial advisory services and a financial opinion in connection with the merger, and Cytyc agreed to pay Morgan Stanley a customary fee, which is contingent upon completion of the merger. Cytyc has also agreed to reimburse Morgan Stanley for its expenses incurred in performing its services. In addition, Cytyc has agreed to indemnify Morgan Stanley and its affiliates, their respective directors, officers, agents and employees and each person, if any, controlling Morgan Stanley or any of its affiliates against certain liabilities and expenses, including certain liabilities under the federal securities laws, related to or arising out of Morgan Stanley’s engagement.

Opinion of JPMorgan. Pursuant to an engagement letter dated May 16, 2007, Cytyc retained JPMorgan to act as its financial advisor for the purpose of rendering to the Cytyc board of directors an opinion as to the fairness, from a financial point of view, of the merger consideration to be received by the holders of Cytyc common stock in the merger. At the meeting of the Cytyc board of directors on May 20, 2007, JPMorgan rendered its oral opinion, subsequently confirmed in writing, to the Cytyc board of directors to the effect that, as of that date and based upon and subject to the matters set forth in JPMorgan’s opinion, the merger consideration to be received by holders of Cytyc common stock in the merger was fair, from a financial point of view, to those holders.

The full text of the written opinion of JPMorgan, dated May 20, 2007, which sets forth the assumptions made, matters considered and limits on the review undertaken by JPMorgan in rendering its opinion, is attached as Annex F to this joint proxy statement/prospectus. Cytyc encourages its stockholders to read the opinion carefully in its entirety. JPMorgan’s written opinion was addressed to the Cytyc board of directors, was directed only to the fairness, from a financial point of view, of the consideration to be received by holders of Cytyc common stock in the merger, and does not constitute a recommendation to any Cytyc stockholder as to how such stockholder should vote with respect to the merger or any other matter. The summary of the opinion of JPMorgan set forth in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of the opinion.

In arriving at its opinion, JPMorgan, among other things:

•	reviewed the merger agreement;

•	reviewed certain publicly available business and financial information concerning Cytyc and Hologic and the industries in which they operate;

•

compared the proposed financial terms of the merger with the publicly available financial terms of certain transactions involving companies JPMorgan deemed relevant and the consideration received for such companies;

•

compared the financial and operating performance of Cytyc and Hologic with publicly available information concerning certain other companies JPMorgan deemed relevant and reviewed the current and historical market prices of Cytyc common stock and Hologic common stock and certain publicly traded securities of such other companies;

•	reviewed certain internal financial analyses and forecasts prepared by Hologic management relating to the business of Hologic;

•

reviewed certain internal financial analyses and forecasts prepared by Cytyc management relating to the businesses of Cytyc and Hologic, as well as the estimated amount and timing of the cost savings and related expenses and synergies expected to result from the merger, which are referred to below as the synergies; and

•	performed other financial studies and considered other information as JPMorgan deemed appropriate for the purposes of its opinion.

JPMorgan also held discussions with certain members of Cytyc management and Hologic management with respect to certain aspects of the merger, the past and current business operations of Cytyc and Hologic, the financial condition and future prospects and operations of Cytyc and Hologic, the effects of the merger on the financial condition and future prospects of Cytyc and Hologic, and certain other matters that JPMorgan believed necessary or appropriate to its inquiry.

In giving its opinion, JPMorgan relied upon and assumed, without assuming responsibility or liability for independent verification, the accuracy and completeness of all information that was publicly available or was furnished to or discussed with JPMorgan by Cytyc and Hologic or otherwise reviewed by or for JPMorgan. JPMorgan did not conduct and was not provided with any valuation or appraisal of any assets or liabilities, nor did JPMorgan evaluate the solvency of Cytyc or Hologic under any state or federal laws relating to bankruptcy, insolvency or similar matters. In relying on financial analyses and forecasts provided to JPMorgan, including the synergies, JPMorgan assumed that they were reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by Cytyc management as to the expected future results of operations and financial condition of Cytyc and Hologic to which those analyses or forecasts relate. JPMorgan expressed no view as to those analyses or forecasts, including the synergies, or the assumptions on which they were based. JPMorgan also assumed that the merger will qualify as a tax-free reorganization for United States federal income tax purposes, and that the other transactions contemplated by the merger agreement will be completed as described in the merger agreement. JPMorgan also assumed that the representations and warranties made by Cytyc and Hologic in the merger agreement and the related agreements will be true and correct in all ways material to JPMorgan’s analysis. JPMorgan relied as to all legal, regulatory and tax matters relevant to the rendering of its opinion upon the advice of advisors to Cytyc. JPMorgan further assumed that all material governmental, regulatory or other consents and approvals necessary for the completion of the merger will be obtained without any adverse effect on Cytyc, Hologic or on the contemplated benefits of the merger.

JPMorgan’s opinion was based on economic, market and other conditions as in effect on, and the information made available to JPMorgan as of, the date of its opinion. Subsequent developments may affect the opinion, and JPMorgan does not have any obligation to update, revise or reaffirm its opinion. JPMorgan’s opinion was limited to the fairness, from a financial point of view, of the consideration to be received by holders of Cytyc common stock in the merger, and JPMorgan expressed no opinion as to the fairness of the merger to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors or other constituencies of Cytyc or as to the underlying decision by Cytyc to engage in the merger. JPMorgan expressed no opinion as to the price at which Cytyc common stock or Hologic common stock will trade at any future time.

JPMorgan was not requested to and did not provide advice concerning the structure, the specific amount of the merger consideration, or any other aspects of the merger, or to provide services other than the delivery of its opinion. JPMorgan was not authorized to and did not solicit any expressions of interest from any other parties with respect to the sale of all or any part of Cytyc or any other alternative transaction, and did not participate in negotiations with respect to the terms of the merger and related transactions.

In accordance with customary investment banking practice, JPMorgan employed generally accepted valuation methods in reaching its opinion. The following is a summary of the material financial analyses utilized by JPMorgan in connection with providing its opinion. The financial analyses summarized below include information presented in tabular format. In order to fully understand JPMorgan’s financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data described below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of JPMorgan’s financial analyses.

Transaction Overview

Based upon the closing price per share of Hologic common stock of $57.61 on May 18, 2007, which was the last trading day prior to the public announcement of the merger, the exchange ratio of 0.52 of a share of Hologic common stock per share of Cytyc common stock, and the cash consideration of $16.50 per share of Cytyc common stock, JPMorgan noted that the implied value of the merger consideration pursuant to the merger as of May 18, 2007 was $46.46 per share of Cytyc common stock. JPMorgan also noted that the implied merger consideration of $46.46 per share of Cytyc common stock represented:

•	a premium of 32.5% over the closing price per share of Cytyc common stock on May 18, 2007 of $35.05;

•	a premium of 25.2% over the highest closing price per share of Cytyc common stock for the 52-weeks ending May 18, 2007;

•	a premium of 32.2% over the average closing price per share of Cytyc common stock for the 1-month ending May 18, 2007;

•	a premium of 38.2% over the average closing price per share of Cytyc common stock for the 3-months ending May 18, 2007;

•	a premium of 50.1% over the average closing price per share of Cytyc common stock for the 6-months ending May 18, 2007; and

•	a premium of 67.0% over the average closing price per share of Cytyc common stock for the 1-year ending May 18, 2007.

Cytyc Analysis

Historical Share Price Analysis. JPMorgan reviewed the price performance of Cytyc common stock during various periods ending on May 18, 2007, on a stand-alone basis and also in relation to Hologic common stock, the S&P 500, and a composite index consisting of the following publicly traded companies:

•	American Medical Systems, Inc.;

•	ArthroCare Corporation;

•	Digene Corporation;

•	Gen-Probe Incorporated;

•	Immucor, Inc.; and

•	Ventana Medical Systems, Inc.

JPMorgan noted that the low and high trading prices per share of Cytyc common stock during the 52-week period ending on May 18, 2007 were approximately $22.79 and $37.10, compared to the closing price per share of Cytyc common stock of $35.05 on May 18, 2007 and the implied merger consideration of $46.46 per share of Cytyc common stock.

Analyst Price Targets. JPMorgan reviewed price targets for Cytyc common stock published by Wall Street equity research analysts from April 26, 2007 through May 15, 2007. These price targets for Cytyc common stock ranged from $32.00 to $42.00 per share, compared to the closing price per share of Cytyc common stock of $35.05 on May 18, 2007 and the implied merger consideration of $46.46 per share of Cytyc common stock.

Selected Companies Analysis. Using publicly available information and information provided by Cytyc management, JPMorgan compared selected financial data of Cytyc with similar data for the group of companies listed above under “- Historical Share Price Analysis.” In its analysis, JPMorgan derived and compared multiples for Cytyc and the selected companies, calculated as follows:

•	the price per share divided by estimated earnings per share, or EPS, for calendar year 2007, which is referred to below as “2007E P/E”; and

•

the price per share divided by the product obtained by multiplying estimated EPS for calendar year 2007 by the estimated long-term earnings per share growth rate, which is referred to below as “2007E PEG.”

This analysis indicated the following:

Selected Companies Analysis

Benchmark	High	Low
2007E P/E	39.2x	28.0x
2007E PEG	1.68x	1.10x

Using a reference range of 25.0x to 33.0x Cytyc’s 2007E EPS and 1.20x to 1.70x Cytyc’s 2007E PEG, JPMorgan determined a range of implied equity values for Cytyc. This analysis indicated a range of implied values per share of Cytyc common stock of approximately $33.00 to $43.50 using Cytyc’s 2007E EPS and $27.00 to $38.25 using Cytyc’s 2007E PEG, compared in each case to the closing price per share of Cytyc common stock of $35.05 on May 18, 2007 and the implied merger consideration of $46.46 per share of Cytyc common stock.

It should be noted that no company utilized in the analysis above is identical to Cytyc.

Selected Transactions Analysis. Using publicly available information, JPMorgan reviewed the following transactions involving companies in the focused diagnostics/women’s health industry. The transactions considered and the month and year each transaction was announced were as follows:

Acquiror	Target	Month and Year Announced
Inverness Medical Innovations, Inc.	Biosite Incorporated	May 2007
Cytyc Corporation	Adeza Biomedical Corporation	February 2007
General Electric Company	Abbott Diagnostics	January 2007
Danaher Corporation	Vision Systems Limited	October 2006
Becton Dickinson and Company	TriPath Imaging, Inc.	August 2006
Siemens AG	Bayer Diagnostics	June 2006
Siemens AG	Diagnostic Products Corporation	April 2006
Hologic	R2 Technology, Inc.	April 2006
Hologic	Suros Surgical Systems, Inc.	April 2006
Cytyc	Novacept Inc.	March 2004

Using publicly available estimates, JPMorgan reviewed the transaction value as a multiple of the target company’s latest twelve months, or LTM, earnings before interest, taxes, depreciation and amortization, or EBITDA, immediately preceding announcement of the transaction, which is referred to below as “Firm Value/LTM EBITDA.”

This analysis indicated the following:

Selected Transactions Analysis

Benchmark	High	Low	Mean	Median
Firm Value/LTM EBITDA	27.3x	11.2x	16.7x	15.1x

Using a reference range of 15.0x to 20.0x Cytyc’s LTM EBITDA, JPMorgan determined a range of implied enterprise values for Cytyc, which were then adjusted for Cytyc’s cash and total debt as of March 31, 2007 to determine a range of implied equity values. This analysis indicated a range of implied values per share of Cytyc common stock of approximately $34.25 to $44.75, compared to the closing price per share of Cytyc common stock of $35.05 on May 18, 2007 and the implied merger consideration of $46.46 per share of Cytyc common stock.

It should be noted that no company utilized in the analysis above is identical to Cytyc and no transaction is identical to the merger.

Discounted Cash Flow Analysis. JPMorgan conducted a discounted cash flow analysis for the purpose of determining the implied fully diluted equity value per share for Cytyc common stock on a standalone basis without giving effect to the proposed merger or any potential synergies, using financial forecasts prepared by Cytyc management for the fiscal years 2007 through 2017. JPMorgan calculated the unlevered free cash flows that Cytyc is expected to generate during fiscal years 2007 through 2017. JPMorgan then calculated an implied range of terminal values for Cytyc using a range of perpetuity growth rates for free cash flows from 2.5% to 3.5% and a range of discount rates from 8.5% to 9.5%. The unlevered free cash flows and the range of terminal values were then discounted to present value using a range of discount rates from 8.5% to 9.5%. The present value of the unlevered free cash flows and the range of terminal values were then adjusted for Cytyc’s cash and total debt as of March 31, 2007. This analysis indicated a range of implied values per share of Cytyc common stock of approximately $34.00 to $43.75, compared to the closing price per share of Cytyc common stock of $35.05 on May 18, 2007 and the implied merger consideration of $46.46 per share of Cytyc common stock.

Hologic Analysis

Historical Share Price Analysis. JPMorgan reviewed the price performance of Hologic common stock during various periods ending on May 18, 2007, on a stand-alone basis and also in relation to Cytyc common stock, the S&P 500, and a composite index consisting of the following publicly traded companies:

•	Accuray Incorporated;

•	Intuitive Surgical, Inc.;

•	ResMed, Inc.;

•	Respironics, Inc.;

•	SonoSite Inc.; and

•	Varian Medical Systems, Inc.

JPMorgan noted that the low and high trading prices per share of Hologic common stock during the 52-week period ending on May 18, 2007 were approximately $35.36 and $63.18, compared to the closing price per share of Hologic common stock of $57.61 on May 18, 2007.

Analyst Price Targets. JPMorgan reviewed price targets for Hologic common stock published by Wall Street equity research analysts from March 3, 2007 through May 2, 2007. These price targets for Hologic common stock ranged from $63.00 to $70.00, compared to the closing price per share of Hologic common stock of $57.61 on May 18, 2007.

Selected Companies Analysis. Using publicly available information and information provided by Cytyc management, JPMorgan compared selected financial data of Hologic with similar data for the group of companies listed above under “Historical Share Price Analysis.” In its analysis, JPMorgan derived and compared multiples for Hologic and the selected companies, calculated as follows:

•	the price per share divided by estimated EPS for calendar year 2008, which is referred to below as “2008E P/E”; and

•

the price per share divided by the product obtained by multiplying estimated EPS for calendar year 2008 by the estimated long-term earnings per share growth rate, which is referred to below as “2008E PEG.”

This analysis indicated the following:

Selected Companies Analysis

Benchmark	High	Low
2008E P/E	34.9x	19.2x
2008E PEG	1.29x	0.76x

Using a reference range of 26.0x to 33.0x Hologic’s 2008E EPS and 0.75x to 1.00x Hologic’s 2008E PEG, JPMorgan determined a range of implied equity values for Hologic. This analysis indicated a range of implied values per share of Hologic common stock of approximately $57.00 to $72.25 using Hologic’s 2008E EPS and $57.50 to $76.50 using Hologic’s 2008E PEG, compared to the closing price per share of Hologic common stock of $57.61 on May 18, 2007.

It should be noted that no company utilized in the analysis above is identical to Hologic.

Discounted Cash Flow Analysis. JPMorgan conducted a discounted cash flow analysis for the purpose of determining the implied fully diluted equity value per share for Hologic common stock on a standalone basis without giving effect to the proposed merger or any potential synergies, using financial forecasts prepared by Hologic management as adjusted by Cytyc management for the fiscal years 2007 through 2017.

JPMorgan calculated the unlevered free cash flows that Hologic is expected to generate during fiscal years 2007 through 2017. JPMorgan calculated an implied range of terminal values for Hologic using a range of perpetuity growth rates for free cash flows from 3.0% to 4.0% and a range of discount rates from 8.5% to 9.5%. The unlevered free cash flows and the range of terminal values were then discounted to present value using a range of discount rates from 8.5% to 9.5%. The present value of the unlevered free cash flows and the range of terminal values were then adjusted for Hologic’s cash and total debt as of March 31, 2007. This analysis indicated a range of implied values per share of Hologic common stock of approximately $49.50 to $66.75, compared to the closing price per share of Hologic common stock of $57.61 on May 18, 2007.

Pro Forma Analysis. JPMorgan analyzed the potential pro forma impact of the merger on Hologic’s pro forma earnings per share on a cash basis, which excludes the estimated impact of the amortization of identifiable intangibles relating to Hologic’s acquisition of Cytyc, and on a GAAP basis. In this analysis, 2008 and 2009 earnings projections for Hologic were based on earnings projections prepared by Hologic management as adjusted by Cytyc management, and earnings projections for Cytyc were prepared by Cytyc management. JPMorgan assumed for purposes of this analysis that the merger would close on September 30, 2007.

Based on this analysis, JPMorgan observed that the merger would result in earnings per share accretion for Hologic stockholders on a cash basis and excluding synergies of 4.0% and 17.1% for 2008 and 2009, respectively, and earnings per share accretion for Hologic stockholders on a cash basis and including synergies of 9.9% and 23.3% for 2008 and 2009, respectively. JPMorgan also observed that the merger would result in earnings per share dilution for Hologic stockholders on a GAAP basis and excluding synergies of 21.2% and 4.4% for 2008 and 2009, respectively, and earnings per share dilution for Hologic stockholders on a GAAP basis and including synergies of 14.8% for 2008 and earnings per share accretion on a GAAP basis and including synergies of 2.2% for 2009.

The summary set forth above does not purport to be a complete description of the analyses or data utilized by JPMorgan. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. JPMorgan believes that the summary set forth above and its analyses must be considered as a whole and that selecting portions thereof, without considering all of its analyses, could create an incomplete view of the processes underlying its analyses and opinion. JPMorgan based its analyses on assumptions that it deemed reasonable, including assumptions concerning general business and economic conditions and industry-specific factors. The other principal assumptions upon which JPMorgan based its analyses are set forth above under the description of each analysis. JPMorgan’s analyses are not necessarily indicative of actual values or actual future results that might be achieved, which values may be higher or lower than those indicated. Moreover, JPMorgan’s analyses are not and do not purport to be appraisals or otherwise reflective of the prices at which businesses actually could be bought or sold.

As a part of its investment banking business, JPMorgan and its affiliates are continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, investments for passive and control purposes, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. JPMorgan was selected to deliver an opinion to the Cytyc board of directors with respect to the merger on the basis of JPMorgan’s experience and its familiarity with Cytyc.

For services rendered, Cytyc agreed to pay JPMorgan a fee of $4.0 million payable upon delivery of its opinion. In addition, Cytyc has agreed to reimburse JPMorgan for its reasonable expenses incurred in connection with its services, including reasonable fees of outside counsel, and will indemnify JPMorgan against certain liabilities, including liabilities arising under federal securities laws.

In addition, JPMorgan and its affiliates maintain commercial and investment banking and other business relationships with Cytyc, Hologic and their respective affiliates, for which it receives customary fees. In the ordinary course of their businesses, JPMorgan and its affiliates may actively trade the debt and equity securities of Cytyc or Hologic for their own accounts or for the accounts of customers and, accordingly, they may at any time hold long or short positions in those securities. In addition, JPMorgan served as financial advisor to Cytyc in connection with its acquisition of Adeza Biomedical Corporation in 2007 and as financial advisor to Hologic in connection with its acquisition of R2 Technology, Inc. in 2006. After JPMorgan delivered its opinion to the Cytyc board of directors and the merger agreement was entered into, JPMorgan and one of its affiliates became parties to an amended and restated commitment letter with Hologic to provide a portion of the financing required by Hologic in connection with the merger, for which JPMorgan and such affiliate would expect to receive compensation.

Interests of Cytyc Executive Officers and Directors in the Merger

In considering the recommendation of the Cytyc board of directors with respect to the merger, Cytyc stockholders should be aware that executive officers of Cytyc and members of the Cytyc board of directors may have interests in the transactions contemplated by the merger agreement that are different from, or in addition to, the interests of the Cytyc stockholders generally. The Cytyc board of directors was aware of these interests and considered them, among other matters, in approving the merger agreement and making its recommendation. These interests are summarized below.

Board and Committee Composition of Hologic After the Merger. The following summarizes certain changes that will take effect at the effective time of the merger. At the effective time of the merger, the board of directors of Hologic will be comprised of eleven members, with six nominated by Hologic and five nominated by Cytyc. Mr. Sullivan, currently the chairman, chief executive officer and president of Cytyc, will serve as chairman of the board of directors of Hologic. See “—Board of Directors and Management of Hologic Following the Merger; Headquarters” beginning on page 105.

At the effective time of the merger, each of the audit committee, the nominating and corporate governance committee and the corporate development committee of the board of directors of Hologic will be comprised of an odd number of directors, consisting of one more continuing Hologic director than continuing Cytyc directors. The chairman of each of these committees will be a continuing Hologic director. In addition, at the effective time of the merger, the compensation committee of the board of directors of Hologic will be comprised of an even number of directors, consisting of an equal number of continuing Cytyc directors and continuing Hologic directors. The chairman of the compensation committee will be a continuing Cytyc director. See “—Board of Directors and Management of Hologic Following the Merger; Headquarters” beginning on page 105.

Equity-Based Awards

Stock Options. All of the options held by executive officers and directors of Cytyc under the equity compensation plans maintained by Cytyc will vest (to the extent not already vested at the time of the merger) and become fully exercisable in connection with the merger. Based upon options outstanding as of August 10, 2007, the number of unvested options to acquire shares of Cytyc common stock held by Patrick J. Sullivan, Timothy M. Adams, Daniel J. Levangie, John P. McDonough and A. Suzanne Meszner-Eltrich, Cytyc’s named executive officers, that will become fully vested and exercisable at the effective time of the merger is 1,335,291 in the aggregate. The number of unvested options to acquire shares of Cytyc common stock held by David Harding, Stuart A. Kingsley, Ellen E. Sheets, M.D. and Bradley Thomas, Cytyc’s executive officers who are not named executive officers, that will become fully vested and exercisable at the effective time of the merger is 614,999 in the aggregate. The number of unvested options to acquire shares of Cytyc common stock held by the non-employee directors of Cytyc that will become fully vested and exercisable at the effective time of the merger is 364,000 in the aggregate. However, of the options held by Cytyc’s executive officers and directors, [    ] will vest in any event in the ordinary course consistent with the terms and conditions of these options between the date of this joint proxy statement/prospectus and [    ], the date of the Cytyc special meeting.

In connection with the merger, each Cytyc option that is outstanding immediately prior to the effective time of the merger will remain outstanding following the completion of the merger and will be converted into the right to acquire shares of Hologic common stock as described in the section entitled “The Merger Agreement—Cytyc Stock Options, Restricted Stock Units, Performance Shares, Deferred Shares, Employee Stock Purchase Plan” beginning on page 118. Any option so converted shall as a general rule be exercisable for the remainder of such option’s original term as granted by Cytyc.

Restricted Stock Units. All of the restricted stock units held by executive officers of Cytyc under the equity compensation plans maintained by Cytyc will vest (to the extent not already vested at the time of the merger) and be converted into the right to receive Hologic common stock at the effective time of the merger. Based upon restricted stock units outstanding as of August 10, 2007, the number of unvested restricted stock units representing shares of Cytyc common stock held by Cytyc’s named executive officers that will become fully vested and be converted into the right to receive Hologic common stock at the effective time of the merger is 30,000, which are held solely by Timothy M. Adams. No other executive officers hold any restricted stock units. See “The Merger Agreement—Cytyc Stock Options, Restricted Stock Units, Performance Shares, Deferred Shares, Employee Stock Purchase Plan” beginning on page 118.

Performance Shares. All of the Cytyc performance shares held by executive officers of Cytyc under the equity compensation plans maintained by Cytyc will vest at the target award level in connection with the merger. Based upon the performance shares outstanding as of August 10, 2007, the number of unvested performance shares representing shares of Cytyc common stock held by Cytyc’s named executive officers that will become fully vested in connection with the merger is 82,000 in the aggregate. The number of unvested performance shares representing shares of Cytyc common stock held by the executive officers (other than Cytyc’s named executive officers) that will become fully vested in connection with the merger is 25,000 in the aggregate. See “The Merger Agreement—Cytyc Stock Options, Restricted Stock Units, Performance Shares, Deferred Shares, Employee Stock Purchase Plan” beginning on page 118.

Other Interests of Directors. Each Cytyc non-employee director is entitled, under the equity compensation plans maintained by Cytyc, to receive payment of annual retainer fees for any calendar year either in cash or in shares of Cytyc common stock. Each non-employee director is also entitled to receive an annual stock award of 1,000 shares of Cytyc common stock, which is earned monthly based on service and which is issued on January 1 of the following calendar year. Lastly, each Cytyc non-employee director is paid a cash fee for every meeting attended. Each non-employee director may elect to defer for tax purposes the payment of the annual retainer, annual stock award and meeting attendance fees.

Under the terms of the merger agreement, each share of Cytyc common stock deferred by a director under the amended and restated director compensation method plan maintained by Cytyc will be converted into shares of Hologic common stock in connection with the merger. Based upon the number of shares of Cytyc common stock deferred as of August 10, 2007, the number of deferred shares of Cytyc common stock that will be converted into shares of Hologic common stock in connection with the merger is 7,051 in the aggregate. In addition, under the terms of the merger agreement and in connection with the annual stock award to Cytyc non-employee directors, holders of each share of Cytyc common stock accrued in 2007 for issuance to members of the board of directors of Cytyc on January 1, 2008 will be entitled to receive the merger consideration on the same basis as all other shares of Cytyc common stock.

Hologic plans to grant options to purchase 50,000 shares of its common stock to each Cytyc director who becomes a Hologic independent director following the merger. See “—Interests of Hologic Executive Officers and Directors in the Merger—Payments and Considerations to Executive Officers and Directors in Connection with the Merger—Continuing Hologic Directors” for more information.

For additional information about the directors and the executive officers of Cytyc, see Annex B under the sections entitled “Information about Cytyc—Executive Officers and Directors of Cytyc Corporation,” “Security Ownership of Certain Beneficial Owners and Management of Cytyc” and “Cytyc Executive and Director Compensation.”

Change of Control Agreements. Cytyc has entered into change of control agreements with its executive officers that provide for payments and benefits in connection with specified terminations of employment after a change of control of Cytyc.

Each change of control agreement provides that the executive officer who is a party to a change of control agreement will be entitled to receive the following payments and benefits from Cytyc if a change of control occurs during the term of the agreement and the executive’s employment is terminated by (i) the executive officer for good reason (as defined in the agreement) during the period commencing upon a change of control event and ending two years after a change of control (the “change of control period”), (ii) Cytyc other than for cause (as defined in the agreement) during the change of control period or (iii) Cytyc other than for cause in anticipation of a change of control:

•	the sum of (a) unpaid annual base salary through the termination date, (b) the annual bonus prorated for the year through the termination date, and (c) unpaid compensation previously deferred by the executive officer, if any (together with any accrued interest or earnings thereon), and unpaid accrued vacation pay (collectively, “accrued obligations”);

•

the amount equal to product of (a) the executive officer’s annual base salary and bonus and (b) 1.5 for Messrs. Adams, McDonough, Harding, Kingsley and Thomas, Ms. Meszner-Eltrich and Dr. Sheets, and 3 for Messrs. Sullivan and Levangie, to be paid in a cash lump sum within 30 days of the termination date;

•

continuation of all medical and welfare benefits provided by Cytyc to the executive and/or family prior to the termination date for a period of 1.5 years for Messrs. Adams, McDonough, Harding, Kingsley and Thomas, Ms. Meszner-Eltrich and Dr. Sheets, and 3 years for Messrs. Sullivan and Levangie or, if Cytyc is not able to provide such benefits, then reimbursement to the executive for 125% of Cytyc’s cost for such benefits; and

•	outplacement services the scope and provisions of which will be at the highest level provided by Cytyc to peer employees.

In the event that any payment by Cytyc to an executive officer in connection with a change of control would be subject to the excise tax imposed under Section 4999 of the Code, Cytyc will be obligated to make whole the executive officer with respect to such excise tax.

An executive officer’s receipt of severance benefits pursuant to a change of control agreement is subject to the following conditions: (i) execution of a general release of Cytyc by the executive officer; (ii) presentation of satisfactory evidence that the executive has returned all of Cytyc’s company property, confidential information and documentation to Cytyc; (iii) compliance with the provisions of the confidentiality agreement and non-competition agreement that the executive officer has entered into with Cytyc; and (iv) submission to Cytyc of a signed written resignation of the executive officer’s status as an officer and/or director of Cytyc or of any of Cytyc’s affiliates, if applicable.

Amendment to Change of Control Agreements. In connection with entering into the merger agreement, Cytyc plans to enter into amendments to the change of control agreements it has in place with its executive officers. Each amendment is expected to become effective immediately prior to the effective time of the merger, but will have no further force and effect in the event the merger agreement is terminated prior to the effective time of the merger. Each amendment will provide that, immediately prior to the effective time of the merger, Cytyc will pay to the executive officer the change of control payment described in the second bullet point under “—Change of Control Agreements,” notwithstanding the requirement that the executive officer experience a termination of employment to receive the payment. Each amendment also will provide that in the event that any payment by Cytyc to an executive officer in connection with a change in control would be subject to the excise tax imposed under Section 409A of the Code, Cytyc will be obligated to make whole the executive officer with respect to such tax and any interest or penalties thereon.

The following are the payments and benefits Cytyc’s executive officers would receive if the merger is completed. The following calculations assume an effective time of the merger of October 1, 2007.

Payment and Benefits Resulting from the Merger/Change of Control for Cytyc’s Executive Officers

Equity Award Benefits Resulting from the Merger/Change of Control for Cytyc’s Executive Officers

Name and Principal Position	Number of Unvested Options that will Vest and Become Exercisable in Connection with the Merger (#)(1)(2)	Number of Unvested Restricted Stock Units that will Vest in Connection with the Merger (#)(1)(3)	Number of Unvested Performance Share Units that will Vest in Connection with the Merger (#)(1)(3)	Estimated Dollar Value of Unvested Equity Awards that will Vest in Connection with the Merger (4)(5)	Estimated Dollar Value of Options that have Vested in the Ordinary Course (5)	Estimated Aggregate Dollar Value
Patrick J. Sullivan, Chairman, Chief Executive Officer and President	462,000	—	30,000	$10,053,218	$43,905,364	$53,958,582

Timothy M. Adams, Senior Vice President, Chief Financial Officer and Treasurer	200,208	30,000	12,000	4,847,333	2,744,570	7,591,902

Daniel J. Levangie, President, Cytyc Surgical Products Division and Executive Vice President, Cytyc	348,500	—	20,000	7,648,496	21,541,648	29,190,144

John P. McDonough, President, Cytyc Development Company and Senior Vice President of Corporate Development, Cytyc	199,583	—	10,000	3,914,347	4,057,508	7,971,855

A. Suzanne Meszner-Eltrich, Senior Vice President, General Counsel and Secretary	125,000	—	10,000	2,650,802	1,548,967	4,199,769

David Harding, President, International Division and Senior Vice President, Cytyc	143,125	—	10,000	2,619,070	2,025,560	4,644,630

Stuart A. Kingsley, President, Cytyc Diagnostic Products Division and Senior Vice President, Cytyc	192,082	—	5,000	3,746,050	1,365,404	5,111,454

Ellen E. Sheets, M.D., Senior Vice President and Chief Medical Officer	100,625	—	10,000	2,227,232	206,769	2,434,000

Bradley Thomas, Senior Vice President, Human Resources and Organizational Development	179,167	—	—	1,353,643	157,397	1,511,040

(1)	More detail relating to the number and exercise price of the options that will vest and become exercisable in connection with the merger for each individual named in the chart above is as follows (assuming the merger has a closing date of October 1, 2007):

•

Patrick J. Sullivan: 112,000 options with an exercise price of $12.65, 100,000 options with an exercise price of $24.31, 150,000 options with an exercise price of $28.39 and 100,000 options with an exercise price of $28.17.

•

Timothy M. Adams: 67,708 options with an exercise price of $26.10, 10,000 options with an exercise price of $24.31, 82,500 options with an exercise price of $28.39 and 40,000 options with an exercise price of $28.17.

•

Daniel J. Levangie: 96,000 options with an exercise price of $12.65, 75,000 options with an exercise price of $24.31, 112,500 options with an exercise price of $28.39 and 65,000 options with an exercise price of $28.17.

•

John P. McDonough: 2,083 options with an exercise price of $14.95, 20,000 options with an exercise price of $12.65, 10,000 options with an exercise price of $19.35, 50,000 options with an exercise price of $24.31, 82,500 options with an exercise price of $28.39 and 35,000 options with an exercise price of $28.17.

•

Suzanne Meszner-Eltrich: 20,000 options with an exercise price of $12.65, 30,000 options with an exercise price of $24.31, 45,000 options with an exercise price of $28.39 and 30,000 options with an exercise price of $28.17.

•

David Harding: 26,723 options with an exercise price of $25.23, 10,000 options with an exercise price of $24.31, 26,042 options with an exercise price of $27.63, 45,000 options with an exercise price of $28.39 and 35,000 options with an exercise price of $28.17.

•	Stuart A. Kingsley: 177,082 options with an exercise price of $23.91 and 15,000 options with an exercise price of $28.17.

•

Ellen E. Sheets, M.D.: 20,000 options with an exercise price of $12.65, 10,000 options with an exercise price of $24.31, 22,500 options with an exercise price of $28.39, 18,125 options with an exercise price of $28.10 and 30,000 options with an exercise price of $28.17.

•	Bradley Thomas: 179,167 options with an exercise price of $35.08.

(2)	The number of options set forth in the column above does not include options that will have vested by October 1, 2007 in the ordinary course consistent with the terms and conditions of those options. The number of such vested options held by the executive officers are: 1,923,294 for Patrick J. Sullivan; 169,792 for Timothy M. Adams; 867,347 for Daniel J. Levangie; 187,938 for John P. McDonough; 85,054 for A. Suzanne Meszner-Eltrich; 121,875 for David Harding; 72,918 for Stuart A. Kingsley; 14,375 for Ellen E. Sheets, M.D.; and 20,883 for Bradley Thomas.

(3)	None of the restricted stock units and performance shares will vest in the ordinary course before the assumed closing date of October 1, 2007.

(4)	The “Estimated Dollar Value” in this column is based on the equity awards reflected in the first three columns of the table set forth above.

(5)	For purposes of the table set forth above, values are calculated (i) with respect to restricted stock units and performance shares by assuming per share merger consideration of $42.64 (assuming Hologic common stock price of $50.26 (based on the closing price of Hologic common stock on August 10, 2007) plus $16.50 in cash) and (ii) with respect to stock options by subtracting the exercise price of the stock option from the assumed per share merger consideration of $42.64.

Cash Payments and Other Benefits Resulting from the Merger/Change of Control for Cytyc’s Executive Officers

Name	Change of Control Cash Payments (1)	Estimated Aggregate Dollar Value of Hologic Retention Bonus		Estimated Aggregate Dollar Value
Patrick J. Sullivan	$4,830,000	$3,000,000	(2)	$7,830,000

Timothy M. Adams	1,001,250	375,000	(3)	1,376,250

Daniel J. Levangie	2,601,000	1,500,000	(2)	4,101,000

John P. McDonough	907,800	340,000	(3)	1,247,800

A. Suzanne Meszner-Eltrich	867,750	325,000	(3)	1,192,750

David Harding	867,750	325,000	(3)	1,192,750

Stuart A. Kingsley	867,750	325,000	(3)	1,192,750

Ellen E. Sheets, M.D.	841,050	315,000	(3)	1,156,050

Bradley Thomas	867,750	325,000	(3)	1,192,750

(1)	Consists of estimated payments of base salary and bonus due at the closing of the merger as a result of a change of control event pursuant to each executive officer’s existing change of control agreement, as amended, with Cytyc. Estimated payments were calculated using each executive officer’s salary and bonus information as of August 10, 2007. Due to the structure of the merger, Cytyc does not believe these payments would be “excess parachute payments” under Section 280G of the Code and therefore would not be subject to the excise tax imposed under Section 4999 of the Code.

(2)	Each of Patrick J. Sullivan and Daniel J. Levangie has entered into a retention and severance agreement with Hologic. One-half of the amount set forth above consists of a cash retention bonus and the other one-half consists of the value of Hologic restricted stock units to be received by each of Messrs. Sullivan and Levangie, subject to the terms and conditions (including continued employment with Hologic) set forth in the retention and severance agreements. Under the retention and severance agreements, Messrs. Sullivan and Levangie may receive additional benefits if their employment with Hologic is terminated. The retention and severance agreements are described in this joint proxy statement/prospectus under “—Employment Arrangements with Hologic—Hologic Retention and Severance Agreements.”

(3)	Hologic has agreed to offer positions with Hologic or the surviving corporation after the completion of the merger to the executive officer listed above and has provided a term sheet to each such executive officer that establishes the basic terms and conditions of such executive officer’s employment thereafter. The amount set forth above consists of the cash retention bonus provided for in the term sheet, subject to the terms and conditions (including continued employment with Hologic or the surviving corporation) set forth in the term sheet. Under the term sheet, the executive officer may receive additional benefits if his or her employment with Hologic or the surviving corporation is terminated. The term sheets are described in this joint proxy statement/prospectus under “—Employment Arrangements with Hologic—Term Sheets with Certain Other Executives.”

Employment Arrangements with Hologic. In connection with the merger, Hologic has agreed to employ each of Patrick J. Sullivan, current chairman, chief executive officer and president of Cytyc, and Daniel J. Levangie, current executive vice president of Cytyc and president of Cytyc surgical products, as of the effective time of the merger. Mr. Sullivan will be employed as chairman and an executive officer of Hologic and will receive an annual salary of $700,000. Mr. Levangie will be employed as president of Cytyc surgical products which, as of the effective time of the merger, will be a division of Hologic, and will receive an annual salary of $425,000. For the employment period through December 31, 2007, Messrs. Sullivan and Levangie will be eligible for annual bonus awards as determined in accordance with Cytyc’s executive incentive plan. Effective January 1, 2008, Mr. Sullivan will be eligible to receive an annual bonus of up to 150% of his base salary and Mr. Levangie will be eligible to receive an annual bonus of 50% - 100% of his base salary, in each case subject to the terms and conditions of Hologic’s executive bonus plan.

In addition, in connection with entering into the merger agreement, Hologic entered into a retention and severance agreement and a change of control agreement with each of Messrs. Sullivan and Levangie, which would become effective upon and are subject to the completion of the merger.

Hologic Change of Control Agreements. Each change of control agreement of Hologic provides that 30 days after a change of control, Hologic will pay the executive a lump sum in cash equal to three times the executive’s annual salary for the fiscal year immediately preceding the change of control plus the executive’s highest annual bonus (as defined in the change of control agreements). In addition, the change of control agreements provide that, notwithstanding any provision to the contrary contained in any option, restricted stock agreement or other equity compensation agreement or plan, upon a change of control, all unvested stock options, restricted stock or stock appreciation rights held by the executive will become immediately exercisable for a one-year period following the executive’s termination date. The change of control agreements confer no benefits prior to a change of control.

In the event that any payments received by the executive in connection with a change of control are subject to the excise tax imposed upon certain change of control payments under federal tax laws, the agreements provide that Hologic’s auditing firm immediately preceding the change of control will compute the excise tax imposed on the executive and Hologic will pay that amount to the executive to provide the executive with a payment that is economically equivalent to the payment he would have received but for the imposition of the excise tax.

Under the terms of the change of control agreements, if the executive remains employed through the one-year anniversary of a change of control, then the executive will also receive a special bonus (the “Special Bonus”) equal to the sum of the executive’s annual salary and the greater of the annual bonus (as defined in the change of control agreement) paid or payable for the most recently completed fiscal year during the employment period or the highest annual bonus. In addition, if termination of an executive’s employment occurs within the two-year period following a change of control of Hologic and such termination is by Hologic (or its successor) other than for cause or by the executive for good reason, then the executive will be entitled to receive, among other things: (i) all accrued and unpaid compensation; (ii) the Special Bonus, to the extent not previously paid or accrued; and (iii) continued welfare benefits for a period of one year. In addition, such executive’s life insurance policy will be transferred to him.

Hologic Retention and Severance Agreements. Each retention and severance agreement provides that the executive will be paid a retention bonus ($1,500,000 in the case of Mr. Sullivan and $1,000,000 in the case of Mr. Levangie) on the date that is two years after the date of closing of the merger (the retention date) if such executive is continuously employed by Hologic in the capacity specified in the retention and severance agreement during that time. Subject to the exceptions set forth in the following paragraph and as more fully set forth in the retention and severance agreement, the retention bonus will not be paid to the executive in the event he ceases to serve in the specified capacity prior to the retention date for any reason, including, without limitation, his death, disability, resignation or termination of his employment by Hologic for any reason. In addition, on the effective date of the retention and severance agreement, Hologic will issue to the executive the specified amount of restricted stock units ($1,500,000 in the case of Mr. Sullivan and $500,000 in the case of Mr. Levangie) based upon the fair market value of Hologic common stock. These restricted stock units are subject to the terms and conditions of the applicable restricted stock unit agreement.

However, if the executive is terminated without cause or if the executive notifies Hologic that he has been assigned duties that are inconsistent with the duties typically assigned to other executive officers of Hologic in similar positions (in the event there are no Hologic officers serving in similar positions, then to officers at comparable public companies), and Hologic fails to cure such occurrence within the time period set forth in the agreement, then the executive will be paid the applicable retention bonus and all restricted stock units will immediately and irrevocably vest within fifteen days of such termination.

In consideration for the benefits provided under the retention and severance agreement, each executive has agreed to execute Hologic’s intellectual property rights and non-competition agreement.

If the executive’s employment is terminated during the term of the retention and severance agreement, then the executive will be entitled to the following compensation and benefits:

•

If the executive’s employment is terminated (i) by Hologic for cause or disability, (ii) by reason of the executive’s death or (iii) by the executive other than for good reason, then Hologic will pay to the executive accrued compensation only;

•	If the executive’s employment is terminated by Hologic without cause or by the executive for good reason, then the executive will be entitled to each and all of the following:

•	all accrued compensation;

•	a pro rata bonus;

•	a lump sum equal to the executive base salary plus bonus amount;

•	continued medical and dental benefits on the same terms and conditions provided to other executives of Hologic for a period of one year from the date of termination; and

•	out-placement services provided by Crenshaw Associates, Inc. or comparable search firm or, in the alternative, reimburse the executive with $50,000.

In the event that any payment by Hologic to the executive under the retention and severance agreement would be subject to the excise tax imposed upon certain change of control payments under federal tax laws, the payments will be reduced if and to the extent necessary so that no such payment will be subject to the excise tax.

Term Sheets with Certain Other Executives. Hologic has agreed to offer positions with Hologic or the surviving corporation after the completion of the merger to certain officers and vice presidents of Cytyc. These officers include all of the executive officers of Cytyc. Hologic has provided each officer with term sheets that establish the basic terms and conditions of each officer’s employment thereafter. The main provisions of the term sheets are summarized below.

Each term sheet provides that the executive will continue his or her existing salary and will be eligible for a bonus determined in accordance with the Cytyc Executive Incentive Plan, which plan will remain in force until December 31, 2007. The term sheet also contains certain restrictive covenants applicable to the executive, including noncompetition and nonsolicitation restrictions.

Each term sheet provides for a retention bonus. Senior vice presidents will receive a retention bonus in an amount equal to such executive officer’s base salary determined as of the date of execution of merger agreement, which will be paid out as follows: 67% on the twelve month anniversary of the closing date of the merger and 33% on the eighteen month anniversary of the closing date of the merger. Vice presidents will receive a retention bonus in an amount equal to the executive officer’s annual base salary determined as of the date of execution of merger agreement on the twelve month anniversary of the closing date of the merger. In addition, certain vice presidents are eligible to receive an additional one-time incentive bonus of up to $100,000 subject to satisfaction of performance objectives.

If Hologic terminates the executive without cause or the executive resigns for good reason, then Hologic will pay to the executive:

•	all accrued obligations;

•	if the executive is a senior vice president and

•	if the termination or resignation occurs prior to the twelve month anniversary of the closing date of the merger, then the remaining balance of the executive’s retention bonus; or

•

if the termination or resignation occurs after the twelve month anniversary of the closing date of the merger, but prior to the eighteen month anniversary of the closing date of the merger, then the remaining balance of the executive’s retention bonus plus six months severance; or

•	if the termination or resignation occurs after the eighteen month anniversary of the closing date of the merger, then severance in accordance with Hologic’s policies;

•	if the executive is a vice president and

•	if the termination or resignation occurs prior to the twelve month anniversary of the closing date of the merger, then the retention bonus plus six months salary continuation; or

•	if the termination or resignation occurs after the twelve month anniversary of the closing date of the merger, then severance in accordance with Hologic’s policies; and

•	any other amounts or benefits required to be paid or provided that the executive is eligible to receive under any plan, program, policy or practice, contract or agreement of Hologic.

In addition, Hologic, at its sole expense, will provide the executive with outplacement services the scope and provider of which will be at the highest level provided by Hologic to its peer employees.

Cytyc Employee Stock Purchase Plan. Under the Cytyc Employee Stock Purchase Plan, or Cytyc ESPP, employees of Cytyc and its subsidiaries are eligible to purchase Cytyc common stock at a price equal to the lesser of 85% of the average market price of Cytyc common stock on the first business day of the payment period and 85% of the average market price of Cytyc common stock on the last business day of the payment period. Each employee may purchase annually up to $25,000 of Cytyc common stock under this plan. Typically, Cytyc common stock is purchased under this plan on the last trading date of any ordinary pay period for employees of Cytyc and its subsidiaries. Under the terms of the merger agreement, each Cytyc ESPP participant’s outstanding right to purchase shares of Cytyc common stock under the Cytyc ESPP will terminate on the day immediately prior to the effective time of the merger. All amounts allocated to each participant’s account as of that date will be used to purchase from Cytyc whole shares of Cytyc common stock at the applicable price determined under the terms of the Cytyc ESPP. The Cytyc ESPP will terminate immediately following these purchases of Cytyc common stock.

Insurance and Indemnification. The merger agreement provides that, following the merger, Hologic will cause the surviving corporation to assume the obligations with respect to indemnification and exculpation from liabilities, including advancement of expenses, for acts and omissions occurring at or prior to the effective time of the merger now existing in favor of all past and present officers and directors of Cytyc or its subsidiaries to the same extent as provided under Cytyc’s certificate of incorporation, bylaws or any indemnification contract between such individuals and Cytyc in effect as of the date of the merger agreement, without further action, as of the effective time of the merger and such obligations will survive the merger and will continue in full force and effect in accordance with their terms. Hologic also will continue to maintain for a period of six years after the completion of the merger, policies of directors’ and officers’ liability insurance with respect to claims arising from acts or omissions occurring prior to the completion of the merger on terms with respect to coverage and amounts no less favorable than the terms of the directors’ and officers’ liability insurance policies maintained by Cytyc prior to the completion of the merger, but in no event will Hologic be required to pay in any one year an amount in excess of 200% of the annual premiums paid by Cytyc for such insurance in the last full fiscal year. In the event such coverage cannot be obtained for such amount or less in the aggregate, Hologic will only be obligated to provide such coverage as may be obtained for such aggregate amount.

Accounting Treatment

The merger will be accounted for using the purchase method of accounting under U.S. GAAP. Statement of Financial Accounting Standards No. 141, BUSINESS COMBINATIONS, referred to as SFAS 141, provides guidance for determining the accounting acquirer in a business combination when equity interests are exchanged between two entities. SFAS 141 provides that in a business combination effected through an exchange of equity interests, such as the merger, the entity that issues the equity interests is generally the acquiring entity. In some business combinations, however, the acquired entity issues the equity interests. Commonly, the acquiring entity is the larger entity. However, the facts and circumstances surrounding a business combination sometimes indicate that a smaller entity acquires a larger one. SFAS 141 further provides that in identifying the acquiring entity in a combination effected through an exchange of equity interests, all pertinent facts and circumstances must be considered, including: the relative voting rights of the stockholders of the constituent companies in the combined entity, the composition of the board of directors and senior management of the combined company and the terms of the exchange of equity securities in the business combination, including payment of any premium.

Based on the facts that Hologic board members and senior management will control and represent a majority of the board and senior management of the combined company, as well as the terms of the exchange, pursuant to which the Cytyc shareholders will receive a premium of approximately 32.5% (as of the date preceding the merger announcement) over the fair market value of their shares on such date and cash of $16.50 per share (or approximately 36% of the merger consideration), Hologic is considered to be the acquirer of Cytyc for accounting purposes. This means that the total purchase price will be allocated to the assets acquired and liabilities assumed from Cytyc based on their fair values as of the date of the completion of the merger and any excess of purchase price over those fair values will be recorded as goodwill. Reported financial condition and results of operations of Hologic issued after completion of the merger will reflect Cytyc’s balances and results after completion of the merger, but will not be restated retroactively to reflect the historical financial position or results of operations of Cytyc. Following the completion of the merger, the earnings of the combined company will reflect purchase accounting adjustments, including increased amortization and other expense for acquired tangible and intangible assets. For further discussion of the accounting treatment, please see “Unaudited Pro Forma Condensed Combined Financial Statements” commencing on page 175.”

Board of Directors and Management of Hologic Following the Merger; Headquarters

Board of Directors. As of the effective time of the merger, the board of directors of Hologic will consist of eleven directors, six of whom will be designated by Hologic and five of whom will be designated by Cytyc. Four of the six persons designated by Hologic will be “independent” directors as defined under applicable Nasdaq listing standards, and the remaining two persons will be John W. Cumming, current chairman and chief executive officer of Hologic, and Glenn P. Muir, current chief financial officer of Hologic. Three of the five persons designated by Cytyc will be “independent” directors as defined under applicable Nasdaq listing standards, and the remaining two persons will be Patrick J. Sullivan, current chairman, chief executive officer and president of Cytyc, and Daniel J. Levangie, current executive vice president of Cytyc and president of Cytyc surgical products.

From the effective time of the merger until immediately prior to Hologic’s annual meeting of stockholders to be held in 2009, vacancies on the board of directors of Hologic will be filled as follows: (i) all vacancies created by the cessation of service of a continuing Hologic director (“Continuing Hurricane Director” as defined in the merger agreement) who is an independent director will be filled by a nominee proposed to the nominating and corporate governance committee by a majority of the remaining continuing Hologic directors, (ii) all vacancies created by the cessation of service of a continuing Cytyc director (“Continuing Cyclone Director” as defined in the merger agreement) who is an independent director will be filled by a nominee proposed to the nominating and corporate governance committee by a majority of the remaining continuing Cytyc directors, and (iii) all remaining vacancies will be filled by a nominee proposed and selected by the nominating and corporate governance committee.

Committees of the Board of Directors. At the effective time of the merger, the board of directors of Hologic will have an audit, a compensation, a nominating and corporate governance committee and a corporate development committee. Directors serving on each of these committees are required to meet the independence standards under applicable Nasdaq listing standards, and, in addition, each member of the audit committee is required to meet the additional listing standards applicable to audit committee members.

Each of the audit, nominating and corporate governance and corporate development committees will consist of an odd number of directors, consisting of one more continuing Hologic director than continuing Cytyc directors. The chairman of each of these committees will be a continuing Hologic director. The compensation committee will consist of an even number of directors, consisting of an equal number of continuing Cytyc directors and continuing Hologic directors. The chairman of the compensation committee will be a continuing Cytyc director.

Chairman; Chairman Emeritus and CEO of Hologic. At the effective time of the merger, Mr. John W. Cumming, Hologic’s current chairman and chief executive officer, will serve as the chief executive officer of Hologic, and Mr. Patrick J. Sullivan, currently Cytyc’s chairman, chief executive officer and president will serve as chairman of Hologic’s board of directors. In addition, at the effective time of the merger, Dr. Jay A. Stein, currently chairman emeritus, director and chief technical officer of Hologic, will serve as chairman emeritus and chief technical officer of Hologic.

See “—Interests of Hologic Executive Officers and Directors in the Merger” beginning on page 75 and “—Interests of Cytyc Executive Officers and Directors in the Merger” beginning on page 95 for a description of the material interests of executive officers and directors of Hologic and Cytyc, respectively, in the merger that are in addition to, or different than, the interests of stockholders. Additional information about the current directors and executive officers of Hologic can be found in the “Proposal 1—Election of Directors,” “Executive Officers,” “Share Ownership of Directors, Officers and Certain Beneficial Owners,” “Executive Compensation” and “Report of the Compensation Committee on Executive Compensation” in the definitive proxy statement for Hologic’s 2007 Annual Meeting of stockholders filed with the SEC on January 25, 2007, which is incorporated by reference into this joint proxy statement/prospectus.

See “Where You Can Find More Information” beginning on page 197.

For additional information about the directors and executive officers of Cytyc, see “Information about Cytyc—Executive Officers and Directors of Cytyc Corporation” and “Cytyc Executive and Director Compensation” in Annex B to this joint proxy statement/prospectus.

Headquarters. At the effective time of the merger, the location of the corporate offices of Hologic will be 35 Crosby Drive, Bedford, Massachusetts 01730. The headquarters of the Cytyc business will continue to be located in Marlborough, Massachusetts.

Federal Securities Laws Consequences; Stock Transfer Restriction Agreements

All shares of Hologic common stock that Cytyc stockholders receive in the merger will be freely transferable, except for shares of Hologic common stock received by persons who are deemed to be “affiliates” of Cytyc under the Securities Act of 1933, as amended, and the related SEC rules and regulations (the “Securities Act”), at the time of the Cytyc special meeting. These “affiliates” may resell their shares of Hologic common stock only in transactions permitted by Rule 145 under the Securities Act or as otherwise allowed under that Act. Persons who may be deemed to be affiliates of Cytyc for these purposes generally include individuals or entities that control, are controlled by, or are under common control with Cytyc and may include some officers, directors and principal stockholders of Cytyc. The merger agreement requires Cytyc to use commercially reasonable efforts to deliver or cause to be delivered from affiliates of Cytyc to Hologic on or before the effective time of the merger an executed letter agreement to the effect that those persons will not offer, sell or otherwise dispose of any shares of Hologic common stock issued to them in the merger in violation of the Securities Act or the related SEC rules and regulations.

Under Rule 145 of the Securities Act, former Cytyc stockholders who are affiliates of Cytyc at the time of the Cytyc special meeting and who are not affiliates of Hologic after completion of the merger, may sell their Hologic common stock at any time subject to the volume and manner of sale limitations and the current public information requirements of Rule 144 under the Securities Act. Further, so long as such former Cytyc affiliates are not considered affiliates of Hologic following completion of the merger, and a period of at least one year has elapsed from completion of the merger, such former affiliates may sell their Hologic common stock without regard to the volume and manner of sale limitations of Rule 144 under the Securities Act so long as there is adequate current public information available about Hologic in accordance with Rule 144 under the Securities Act. After a period of two years has elapsed from the completion of the merger, and so long as such former affiliates are not, and have not been, for at least three months prior to such sale, affiliates of Hologic, such former affiliates may freely sell their Hologic common stock. Former Cytyc stockholders who become affiliates of Hologic after completion of the merger will be subject to the volume and manner of sale limitations and the current public information requirements of Rule 144 under the Securities Act until each such stockholder is no longer an affiliate of Hologic.

This joint proxy statement/prospectus does not cover any resales of the shares of Hologic common stock to be received by Cytyc stockholders upon completion of the merger, and no person is authorized to make any use of this joint proxy statement/prospectus in connection with a resale.

Appraisal Rights

Cytyc Stockholders. If the merger is completed, record holders of Cytyc common stock who comply with the procedures summarized below will be entitled to appraisal rights. Under Section 262 of the DGCL as a result of completion of the merger, holders of shares of Cytyc common stock with respect to which appraisal rights are properly demanded and perfected and not withdrawn or lost are entitled to have the “fair value” of their shares at the effective time of the merger (exclusive of any element of value arising from the accomplishment or expectation of the merger) judicially determined and paid to them in cash by complying with the provisions of Section 262. Cytyc is required to send a notice to that effect to each stockholder not less than 20 days prior to the special meeting. This joint proxy statement/prospectus constitutes that notice to you. The following summary does not constitute any legal or other advice, nor does it constitute a recommendation that Cytyc stockholders exercise their right of appraisal under Section 262. The following is a brief summary of Section 262, which sets forth the procedures for demanding statutory appraisal rights. This summary is not a complete statement of the law pertaining to appraisal rights under Section 262 and is qualified in its entirety by reference to Section 262, a copy of the text of which is attached hereto as Annex G. The statutory right of appraisal granted by Section 262 requires strict compliance with the procedures in Section 262. Failure to follow any of these procedures may result in a termination or waiver of appraisal rights under Section 262.

Cytyc stockholders of record who desire to exercise their appraisal rights must satisfy all of the following conditions.

A Cytyc stockholder of record who desires to exercise appraisal rights must: (i) not vote in favor of the adoption of merger agreement; (ii) deliver a written demand for appraisal of his or her shares of Cytyc common stock to the secretary of Cytyc before the vote on the merger at Cytyc the special meeting; (iii) hold of record his or her shares of Cytyc common stock on the date the written demand for appraisal is made and must continuously hold his or her shares of Cytyc common stock through the effective time of the merger; and (iv) strictly comply with the procedures set forth in Section 262.

A demand for appraisal must be executed fully and correctly, by or for the stockholder of record, as such stockholder’s name appears on the certificates representing shares, or if the shares are held as direct registration shares, as such stockholder’s name appears on the books and records of the transfer agent as the owner of shares. If shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, such demand must be executed by the fiduciary. If shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, such demand must be executed by all joint owners. An authorized agent, including an agent of two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner and expressly disclose that, in exercising the demand, he is acting as agent for the record owner.

A record owner, such as a broker, who holds shares as a nominee for others may exercise appraisal rights with respect to the shares held for all or less than all beneficial owners of shares as to which the holder is the record owner. In such case the written demand must set forth the number of shares covered by such demand. Where the number of shares is not expressly stated, the demand will be presumed to cover all shares outstanding in the name of such record owner.

Beneficial owners who are not record owners and who intend to exercise appraisal rights should instruct the record owner to comply strictly with the statutory requirements with respect to the exercise of appraisal rights before the vote on the merger agreement at the Cytyc special meeting. A holder of shares held in “street name” who desires appraisal rights with respect to such shares must take such actions as may be necessary to ensure that a timely and proper demand for appraisal is made by the record owner of such shares. Shares held through brokerage firms, banks and other financial institutions are frequently deposited with and held of record in the name of a nominee of a central security depositary, such as Cede & Co., The Depository Trust Company’s nominee. Any holder of shares desiring appraisal rights with respect to such shares who held his or her shares through a brokerage firm, bank or other financial institution is responsible for ensuring that the demand for appraisal is made by the record holder thereof and are urged to consult with such nominee to determine the appropriate procedures that must be followed. The stockholder should instruct such firm, bank or institution that the demand for appraisal must be made by the record holder of the shares, which might be the nominee of a central security depositary if the shares have been so deposited.

As required by Section 262, a demand for appraisal must be in writing and must reasonably inform Cytyc of the identity of the record holder (which might be a nominee as described above) and of such holder’s intention to seek appraisal of such shares.

Stockholders of record who elect to demand appraisal of their shares must mail or deliver their written demand to:

Cytyc Corporation

250 Campus Drive

Marlborough, MA 01752

Attention: Secretary

The written demand for appraisal should specify the stockholder’s name and mailing address, the number of shares owned, and that the stockholder is thereby demanding appraisal of his or her shares and such written demand must be received by Cytyc prior to the Cytyc special meeting. Neither voting (in person or by proxy) against, abstaining from voting on or failing to vote on the proposal to adopt the merger agreement will alone suffice to constitute a written demand for appraisal within the meaning of Section 262.

In addition, the stockholder must not vote his or her shares of common stock in favor of the adoption of the merger agreement. Because a proxy that does not contain voting instructions will, unless revoked, be voted in favor of the adoption of the merger agreement, a stockholder who votes by proxy and who wishes to exercise appraisal rights must vote against the adoption of the merger agreement or abstain from voting on the adoption of the merger agreement. Further, the stockholder must continuously hold the shares of record from the date of making the demand through the effective time of the merger.

Within ten days after the effective time of the merger, the surviving corporation will provide notice of such effective time to each stockholder who, in response to this joint proxy statement/prospectus, has timely delivered and properly made a written demand of appraisal as set forth in this section.

At any time within 60 days after the effective time of the merger, any stockholder who has demanded appraisal will have the right to withdraw his or her demand for appraisal and to accept the merger consideration to which such stockholder is entitled pursuant to the merger. After this period, such holder may withdraw his or her demand for appraisal only with the consent of the surviving corporation in the merger.

Within 120 days after the effective time of the merger, either the surviving corporation in the merger or any stockholder who has timely and properly demanded appraisal of his or her shares and who has complied with the required conditions of Section 262 and is otherwise entitled to appraisal rights may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares of all stockholders who have properly demanded appraisal. Stockholders seeking to exercise appraisal rights should not assume that the surviving corporation will file a petition with respect to the appraisal of the fair value of their shares or that the surviving corporation will initiate any negotiations with respect to the fair value of those shares. The surviving corporation will be under no obligation to take any action in this regard. Accordingly, it is the obligation of stockholders who wish to seek appraisal of their shares of Cytyc common stock to initiate all necessary action with respect to the perfection of their appraisal rights within the time periods and in the manner prescribed in Section 262.

If no petition for appraisal is filed with the Delaware Court of Chancery within 120 days after the effective time of the merger, stockholders’ rights to appraisal will cease and all stockholders will be entitled only to receive the merger consideration as provided for in the merger agreement. No petition timely filed in the Delaware Court of Chancery demanding appraisal will be dismissed as to any stockholders without the approval of the Delaware Court of Chancery, and such approval may be conditioned upon such terms as the Delaware Court of Chancery deems just.

Within 120 days after the effective time of the merger, any stockholder who has complied with subsections (a) and (d) of Section 262 will be entitled, upon written request, to receive from the surviving corporation a statement setting forth the total number of shares of Cytyc common stock not voted in favor of the adoption of the merger agreement with respect to which demands for appraisal have been received by Cytyc and the aggregate number of holders of those shares. This statement must be mailed to the stockholder within ten days after the surviving corporation has received the written request or within ten days after the time for delivery of demands for appraisal under subsection (d) of Section 262 has expired, whichever is later.

If a petition for an appraisal is timely filed by a stockholder and a copy thereof is served upon the surviving corporation, the surviving corporation will then be obligated within 20 days to file with the Delaware Register in Chancery a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares and with whom agreements as to the value of their shares have not been reached. After notice to such stockholders as required by the Court, the Delaware Court of Chancery is empowered to conduct a hearing on such petition to determine those stockholders who have complied with Section 262 and who have become entitled to appraisal rights thereunder. The Delaware Court of Chancery may require the holders of shares of capital stock who demanded payment for their shares to submit their stock certificates to the Delaware Register in Chancery for notation thereon of the pendency of the appraisal proceeding, and if any stockholder fails to comply with such direction, the Delaware Court of Chancery may dismiss the proceedings as to such stockholder.

After determining the stockholders entitled to appraisal of their shares, the Delaware Court of Chancery will determine the fair value of those shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, to be paid, if any, upon the amount determined to be the fair value. In determining the fair value of the shares and, if applicable, a fair rate of interest, the Delaware Court of Chancery will take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods that are generally considered acceptable in the financial community and otherwise admissible in court” should be considered. Section 262 provides that fair value is to be determined “exclusive of any element of value arising from the accomplishment or expectation of the merger.” Delaware courts have decided that the statutory appraisal remedy, depending on factual circumstances, may or may not be a dissenter’s exclusive remedy. The Delaware Court of Chancery will also determine the amount of interest, if any, to be paid upon the amounts to be received by persons whose shares of common stock of Cytyc have been appraised.

Stockholders considering seeking appraisal should bear in mind that the fair value of their shares determined under Section 262 could be more than, the same as or less than the merger consideration they are entitled to receive pursuant to the merger agreement if they do not seek appraisal of their shares. Furthermore stockholders should bear in mind that opinions of investment banking firms as to fairness from a financial point of view are not necessarily opinions as to fair value under Section 262.

The cost of the appraisal proceeding may be determined by the Delaware Court of Chancery and taxed upon the parties as the Delaware Court of Chancery deems equitable in the circumstances. Upon application of a stockholder seeking appraisal rights, the Delaware Court of Chancery may order that all or a portion of the expenses incurred by such stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, be charged pro rata against the value of all shares entitled to appraisal. In the absence of such a determination of assessment, each party bears its own expenses.

Any stockholder who has duly demanded an appraisal in compliance with Section 262 will not, after the effective time of the merger, be entitled to vote the shares subject to the demand for appraisal rights for any purpose or be entitled to the payment of dividends or other distributions on those shares (except for any dividends or other distributions payable to stockholders of record as of a record date prior to the effective time of the merger).

In view of the complexity of Section 262 of the DGCL, any Cytyc stockholder who is considering exercising appraisal rights should consult a legal advisor, since failure to comply strictly with the provisions of the DGCL may defeat their appraisal rights.

The foregoing is a summary of Section 262, which sets forth the procedures for demanding statutory appraisal rights. This summary is not intended to be complete and is qualified in its entirety by reference to Section 262, a copy of the text of which is attached hereto as Annex G.

Hologic Stockholders. Hologic stockholders are not entitled to appraisal rights in connection with the merger agreement and the transactions contemplated thereby.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

Cytyc Stockholders

In the opinions of Hogan & Hartson LLP (“Hogan & Hartson”) and Brown Rudnick Berlack Israels LLP (“Brown Rudnick”), the following are the anticipated material United States federal income tax consequences to “U.S. holders” (as defined below) of Cytyc common stock of the receipt of shares of Hologic common stock and cash in exchange for Cytyc common stock pursuant to the merger. This summary is based upon the provisions of the Code, applicable current and proposed United States Treasury Regulations, judicial authorities and administrative rulings and practice, all as in effect as of the date of this registration statement and all of which are subject to change, possibly on a retroactive basis.

For purposes of this discussion, the term “U.S. holder” means a beneficial owner of Cytyc common stock that is for United States federal income tax purposes: (i) a citizen or resident of the United States; (ii) a corporation, or other entity taxable as a corporation for United States federal income tax purposes, created or organized in or under the laws of the United States or any state thereof or the District of Columbia; (iii) a trust if it (a) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (b) has a valid election in effect under applicable United States Treasury Regulations to be treated as a United States person; or (iv) an estate the income of which is subject to United States federal income tax regardless of its source.

Holders of Cytyc common stock who are not U.S. holders may have different tax consequences than those described below and are urged to consult their own tax advisors regarding the tax treatment to them under United States and non-United States tax laws.

The United States federal income tax consequence to a partner in an entity treated as a partnership, for United States federal income tax purposes, that holds Cytyc common stock generally will depend on the status of the partner and the activities of the partnership. Partners in a partnership holding Cytyc common stock should consult their own tax advisors.

This discussion assumes that a U.S. holder holds Cytyc common stock as a capital asset within the meaning of Section 1221 of the Code. This discussion does not address all aspects of United States federal income taxation that may be relevant to a U.S. holder in light of its personal circumstances or to U.S. holders subject to special treatment under the United States federal income tax laws (for example, insurance companies, dealers or brokers in securities or currencies, traders in securities who elect mark-to-market accounting, tax-exempt organizations, financial institutions, mutual funds, partnerships or other pass-through entities (and persons holding Cytyc common stock through a partnership or other pass-through entity), United States expatriates and stockholders subject to alternative minimum tax, U.S. holders who hold Cytyc common stock as part of a hedging, “straddle,” conversion or other integrated transaction, a person whose functional currency for United States federal income tax purposes is not the U.S. dollar or U.S. holders who acquired their Cytyc common stock through the exercise of employee stock options or other compensation arrangements). In addition, the discussion does not address any aspect of foreign, state, local, estate or gift taxation that may be applicable to a U.S. holder.

Holders of Cytyc common stock are strongly urged to consult with their own tax advisors as to the tax consequences of the merger with respect to their particular circumstances, including the applicability and effect of the alternative minimum tax and any state, local or foreign and other tax laws and of changes in those laws.

Tax Consequences of the Merger Generally. In the opinions of Hogan & Hartson and Brown Rudnick, the merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. It is a condition to Cytyc’s and Hologic’s respective obligations to complete the merger that Hogan & Hartson and/or Brown Rudnick will have rendered opinions, dated the closing date of the merger, substantially to the effect that the merger will be treated as a reorganization within the meaning of Section 368(a) of the Code. These opinions are and will be based on facts, representations and assumptions set forth in the respective opinions and representations set forth in certificates to be received from Hologic and Cytyc. None of the tax opinions given in connection with the merger or as set forth herein will be binding on the Internal Revenue Service, and neither Hologic nor Cytyc intends to request any ruling from the Internal Revenue Service as to the United States federal income tax consequences of the merger.

Consequently, no assurance can be given that the Internal Revenue Service will not assert, or that a court would not sustain, a position contrary to any of those set forth herein. In addition, if any of the facts, representations or assumptions upon which those opinions are based is inconsistent with the actual facts, the United States federal income tax consequences of the merger could be adversely affected.

It is assumed for purposes of the remainder of the discussion that the merger will qualify as a reorganization within the meaning of the Code. Based on this assumption, upon the exchange of Cytyc common stock for a combination of Hologic common stock and cash, a U.S. holder will generally recognize gain (but not loss) in an amount equal to the lesser of:

•

the amount of gain realized (i.e., the excess, if any, of the sum of the cash and the fair market value of the Hologic common stock a U.S. holder received over its tax basis in the Cytyc common stock surrendered in the merger); and

•	the amount of cash received in the merger (other than cash received instead of a fractional share of the Hologic common stock).

For this purpose, gain or loss must be calculated separately for each identifiable block of shares surrendered in the exchange, and a loss realized on one block of shares may not be used to offset a gain realized on another block of shares. If a U.S. holder has different bases or holding periods in respect of shares of Cytyc common stock, a U.S. holder should consult its tax advisor prior to the exchange with regard to identifying the bases or holding periods of the particular shares of Hologic common stock received in the merger.

Any recognized gain will generally be long-term capital gain if the U.S. holder’s holding period with respect to the Cytyc common stock surrendered is more than one year at the effective time of the merger. In some cases, where a U.S. holder actually or constructively owned Hologic common stock immediately before the merger, such cash received in the merger could be treated as having the effect of the distribution of a dividend, under the tests set forth in Section 302 of the Code, in which case such gain would be treated as dividend income. These rules are complex and dependent upon the specific factual circumstances particular to each U.S. holder. Consequently, each U.S. holder that may be subject to those rules should consult its tax advisor as to the application of these rules to the particular facts relevant to such U.S. holder.

Tax Basis and Holding Period. A U.S. holder’s aggregate tax basis in the shares of Hologic common stock received in the merger, including any fractional share interests deemed received by the U.S. holder under the treatment described below, will equal its aggregate adjusted tax basis in the Cytyc common stock surrendered in the merger, increased by the amount of taxable gain, if any, recognized in the merger (including any portion of the gain that is treated as a dividend but excluding any gain or loss resulting from the deemed receipt and redemption of a fractional share interest described below) and decreased by the amount of any cash received in the merger (excluding any cash received instead of a fractional share interest). The holding period for the shares of Hologic common stock received in the merger (including a fractional share interest deemed received and redeemed as described below) will include the holding period for the shares of Cytyc common stock surrendered in the merger.

Cash Instead of a Fractional Share. A U.S. holder who receives cash instead of a fractional share of Hologic common stock will be treated as having received the fractional share of Hologic common stock pursuant to the merger and then as having exchanged the fractional share of Hologic common stock for cash in a redemption by Hologic. In general, this deemed redemption will be treated as a sale or exchange, provided the redemption is not essentially equivalent to a dividend. The determination of whether a redemption is essentially equivalent to a dividend depends upon whether and to what extent the redemption reduces the U.S. holder’s deemed percentage stock ownership of Hologic. While this determination is based on each U.S. holder’s particular facts and circumstances, the Internal Revenue Service has ruled that a redemption is not essentially equivalent to a dividend and will therefore result in sale or exchange treatment in the case of a stockholder of a publicly held company whose relative stock interest is minimal and who exercises no control over corporate affairs if the redemption results in even a minor reduction in the stock interest of the stockholder. As a result, the redemption of a fractional share of Hologic common stock is generally treated as a sale or exchange and not as a dividend, and a U.S. holder generally will recognize capital gain or loss equal to the difference between the amount of cash received and the basis in its fractional share of Hologic common stock as set forth above. This capital gain or loss generally will be long-term capital gain or loss if, as of the effective time of the merger, the holding period for the shares is greater than one year. The deductibility of capital losses is subject to limitations.

Information Reporting and Backup Withholding. Cash payments received in the merger by a U.S. holder may, under certain circumstances, be subject to information reporting and backup withholding (currently at a rate of 28%) of the cash payable to the holder, unless the holder provides proof of an applicable exemption or furnishes its taxpayer identification number, and otherwise complies with all applicable requirements of the backup withholding rules. Any amounts withheld from payments to a U.S. holder under the backup withholding rules are not additional tax and will be allowed as a refund or credit against the U.S. holder’s United States federal income tax liability, provided that the required information is timely furnished to the Internal Revenue Service.

Reporting Requirements. A U.S. holder who receives shares of Hologic common stock as a result of the merger will be required to retain records pertaining to the merger and will be required to file with its United States federal income tax return for the year in which the merger takes place a statement setting forth certain facts relating to the merger.

Hologic Stockholders

If you are a Hologic stockholder, the merger will not be taxable to you.

REGULATORY AND OTHER APPROVALS REQUIRED FOR THE MERGER

Under the merger agreement, subject to the terms of the merger agreement, each of Hologic and Cytyc has agreed to use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable law to complete the merger and the other transactions contemplated by the merger agreement, including (i) preparing and filing as promptly as practicable with any governmental authority or other third party all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents; and (ii) obtaining and maintaining all approvals, consents, waivers, licenses, orders, registrations, permits, authorizations, clearances and other confirmations required to be obtained from any governmental authority or other third party that are necessary, proper or advisable to complete the merger and the other transactions contemplated by the merger agreement.

A condition to Hologic’s and Cytyc’s respective obligations to complete the merger is that any waiting period applicable to the merger under the HSR Act will have expired or been terminated. A further condition is that all required governmental regulatory consents and approvals will have been obtained except those that in the aggregate fall below the materiality standard described in the merger agreement. See “The Merger Agreement—Conditions to Completion of the Merger” beginning on page 129.

Under the HSR Act and the rules and regulations promulgated thereunder, certain transactions, including the merger, may not be completed unless certain waiting period requirements have expired or been terminated. Each of Hologic and Cytyc filed a Pre-Merger Notification and Report Form pursuant to the HSR Act with the U.S. Department of Justice and the U.S. Federal Trade Commission on June 1, 2007. Under the HSR Act, the merger may not be completed until approximately 30 days after the initial filing (unless early termination of this waiting period is granted) or, if the Antitrust Division of the U.S. Department of Justice or the U.S. Federal Trade Commission issues a request for additional information, 30 days after Hologic and Cytyc have “substantially complied” with such request for additional information (unless this period is shortened pursuant to a grant of earlier termination). Under the merger agreement, subject to the conditions and limitations described in the merger agreement, Hologic and Cytyc have agreed to take all actions necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act. On July 2, 2006, the waiting period under the HSR Act expired without a request for additional information. Notwithstanding such expiration, at any time before or after the effective time of the merger the U.S. Federal Trade Commission, the U.S. Department of Justice or others could take action under the antitrust laws with respect to the merger, including seeking to enjoin the completion of the merger, to rescind the merger or to conditionally approve the merger upon the divestiture of assets of Hologic or Cytyc or to impose restrictions on the operations of the combined company post-closing. There can be no assurance that the merger will not be challenged on antitrust grounds or, if such a challenge is made, that the challenge will not be successful. In addition, state antitrust authorities and private parties in certain circumstances may bring legal action under the antitrust laws seeking to enjoin the merger or seeking conditions to the completion of the merger.

Other than the filings described above, neither Hologic nor Cytyc is aware of any regulatory approvals required to be obtained, or waiting periods required to expire, to complete the merger. If Hologic and Cytyc discover that other approvals or waiting periods are necessary, Hologic and Cytyc will seek to obtain or comply with them in accordance with the merger agreement.

THE COMPANIES

Hologic

Hologic is a leading developer, manufacturer and supplier of diagnostic and medical imaging systems primarily dedicated to serving the healthcare needs of women. Hologic focuses its resources on developing systems and subsystems offering superior image quality and diagnostic accuracy, which has enabled it to capture significant market share and customer loyalty, despite the presence of large competitors.

Hologic’s core women’s healthcare business units are focused on mammography and breast care, and osteoporosis assessment. Hologic’s mammography and breast care products include a broad product line of breast imaging and related products, including film-based and digital mammography systems, computer-aided detection (CAD), breast biopsy systems and breast biopsy and tissue extraction devices. Hologic’s Lorad line of mammography systems and its bone densitometry product line are premier brands in its markets. Hologic’s newly acquired CAD product lines from R2 Technology, Inc. and breast biopsy devices and tissue extraction product lines from Suros Surgical Systems, Inc. also hold positions of industry prominence in their areas of application. Hologic’s osteoporosis assessment products primarily consist of dual-energy X-ray bone densitometry systems and an ultrasound-based osteoporosis assessment product. Hologic’s other business unit includes: Fluoroscan mini C-arm imaging products; Esaote line of extremity MRI (Magnetic Resonance Imaging) systems which are manufactured by an original equipment manufacturer; and photoconductor coating business, which Hologic acquired in connection with its acquisition of AEG Electrofotografie GmbH and its group of related companies. Hologic’s customers include hospitals, imaging clinics and private practices, many of the leading healthcare organizations in the world and major pharmaceutical companies utilizing Hologic’s products in conducting clinical trials.

Hologic’s principal executive offices are located at 35 Crosby Drive, Bedford, Massachusetts 01730 and its telephone number is (781) 999-7300.

This joint proxy statement/prospectus incorporates important business and financial information about Hologic from other documents that are not included in or delivered with this joint proxy statement/prospectus. For a list of the documents incorporated by reference in this joint proxy statement/prospectus, see “Where You Can Find More Information” beginning on page 197.

Nor’easter Corp.

Nor’easter Corp. is a wholly owned subsidiary of Hologic that was incorporated in Delaware in May 2007. Nor’easter does not engage in any operations and exists solely to facilitate the merger.

Cytyc

Cytyc Corporation is a diversified diagnostic and medical device company that designs, develops, manufactures, and markets innovative and clinically effective diagnostic and surgical products. Cytyc’s products cover a range of cancer and women’s health applications, including cervical cancer screening, pre-term risk assessment, treatment of excessive menstrual bleeding, radiation treatment of early-stage breast cancer, and radiation treatment of patients with malignant brain tumors. Cytyc operates its business in three reportable segments: domestic diagnostic products, domestic surgical products and international. Cytyc’s domestic diagnostic products segment develops and markets the ThinPrep® System in the United States primarily for use in cytology testing applications, such as cervical cancer screening, and FullTerm®, The Fetal Fibronectin Test, acquired as part of Cytyc’s purchase of Adeza Biomedical Corporation, which offers clinical and cost benefits for the assessment of the risk of pre-term birth. Cytyc’s domestic surgical products segment develops and markets the NovaSure® System, an innovative endometrial ablation device to treat menorrhagia, or excessive menstrual bleeding, the MammoSite® Radiation Therapy System, a device for the treatment of early-stage breast cancer that positions radiation sources directly into the post-lumpectomy site to optimize radiation treatment delivery while minimizing damage to healthy tissue, and the GliaSite® Radiation Therapy System for the treatment of malignant brain tumors. The domestic surgical segment, as part of Cytyc’s purchase of Adiana Inc., acquired the Adiana Complete Transcervical Sterilization System®, TCS, which is a form of permanent female contraception intended as an alternative to tubal ligation and for which Cytyc is in the process of seeking a pre-market approval from the FDA. The domestic surgical products segment markets these products in the United States. Cytyc’s international segment markets its diagnostic and surgical products outside of the United States.

Cytyc’s executive offices are located at 250 Campus Drive, Marlborough, Massachusetts 01752, and its telephone number is (508) 263-2900.

For more information about Cytyc, see Annex B to this joint proxy statement/prospectus.

THE MERGER AGREEMENT

The following is a summary of the material terms of the merger agreement. This summary does not purport to describe all the terms of the merger agreement and is qualified by reference to the complete merger agreement, a copy of which is attached as Annex A to this joint proxy statement/prospectus and incorporated by reference. The rights and obligations of the parties are governed by the express terms and conditions of the merger agreement and not by this summary or any other information contained in this joint proxy statement/prospectus. All stockholders of Hologic and Cytyc are urged to read the merger agreement carefully and in its entirety.

Explanatory Note Regarding Summary of Merger Agreement and Representations and Warranties in the Merger Agreement

The summary of the terms of the merger agreement is intended to provide information about the terms of the merger. The terms and information in the merger agreement should not be relied on as disclosures about Hologic or Cytyc without consideration of the entirety of public disclosure by Hologic and Cytyc as set forth in their respective public reports with the SEC. The terms of the merger agreement (such as the representations and warranties) govern the contractual rights and relationships and allocate risks between the parties in relation to the merger. In particular, the representations and warranties made by the parties to each other in the merger agreement have been negotiated between the parties with the principal purpose of setting forth their respective rights with respect to their obligation to close the merger should events or circumstances change or be different from those stated in the representations and warranties. The representations and warranties may also be subject to a contractual standard of materiality different from those generally applicable to stockholders under federal securities laws. Matters may change from the state of affairs contemplated by the representations and warranties. Hologic and Cytyc will provide additional disclosure in their public reports to the extent that they are aware of the existence of any material facts that are required to be disclosed under federal securities laws and will update such disclosure as required by federal securities laws.

Structure of the Merger

The merger agreement provides for the merger of Cytyc with and into Nor’easter Corp., a wholly owned subsidiary of Hologic that was formed for the purpose of the merger, with Nor’easter Corp. surviving the merger. At the effective time of the merger, the separate existence of Cytyc will cease and the surviving entity will remain a wholly owned subsidiary of Hologic, and Nor’easter Corp. will be renamed “Cytyc Corporation.” The merger will become effective when Nor’easter Corp. and Cytyc file a certificate of merger with the Secretary of State of the State of Delaware (or at such later time as Hologic and Cytyc mutually agree and specify in the certificate of merger). The time the merger becomes effective is referred to as the effective time of the merger.

Merger Consideration

At the effective time of the merger, each issued and outstanding share of Cytyc common stock will be converted into the right to receive 0.52 of a share of Hologic common stock and $16.50 in cash without interest. Cytyc stockholders will receive cash in lieu of any fractional shares of Hologic common stock that would have otherwise been received in the merger. See “—Fractional Shares” beginning on page 118. If between the date of the merger agreement and the effective time of the merger there is a reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, or any stock dividend with respect to the capital stock of Hologic or Cytyc, the merger consideration will be appropriately adjusted.

Hologic and Cytyc expect that, upon completion of the merger, assuming conversion of all of Cytyc’s outstanding 2.25% Senior Convertible Notes due 2024, the Cytyc stockholders immediately prior to the merger will own approximately 55% of the outstanding common stock of the combined company and the Hologic stockholders immediately prior to the merger will own approximately 45% of the outstanding common stock of the combined company.

Exchange of Shares

Prior to the effective time of the merger, Hologic will appoint American Stock Transfer & Trust Company or another bank or trust company reasonably satisfactory to Cytyc to act as an exchange agent to handle the exchange of Cytyc common stock in the merger for the merger consideration. Promptly after the effective time of the merger, and in any event within ten business days after the effective time of the merger, Hologic will send, or will cause the exchange agent to send, to each holder of Cytyc common stock at the effective time of the merger a letter of transmittal for use in the exchange and instructions explaining how to surrender stock certificates or transfer uncertificated shares of Cytyc common stock to the exchange agent. Holders of Cytyc common stock that surrender their stock certificates or transfer their uncertificated shares to the exchange agent, together with a properly completed letter of transmittal, will be entitled to receive the appropriate merger consideration. You should not return stock certificates with the enclosed proxy card.

After the effective time of the merger, holders of unexchanged shares of Cytyc common stock will not be entitled to receive any dividends or other distributions payable by Hologic after the closing until their shares of Cytyc common stock are surrendered. However, once those shares are surrendered, Hologic will pay or will cause the exchange agent to pay the holder, without interest, any dividends with a record date after the effective time of the merger that were previously paid to Hologic stockholders or are payable at the time the shares of Cytyc common stock are surrendered.

Fractional Shares

Hologic will not issue fractional shares of Hologic common stock in the merger. All fractional shares of Hologic common stock that a holder of shares of Cytyc common stock would otherwise be entitled to receive as a result of the merger will be aggregated. For any fractional share that results from such aggregation, the exchange agent will pay the holder an amount of cash, without interest, equal to the fraction of a share of Hologic common stock to which the Cytyc stockholder would otherwise be entitled in the merger multiplied by the closing sale price of a share of Hologic common stock on the closing date.

Cytyc Stock Options, Restricted Stock Units, Performance Shares, Deferred Shares, Employee Stock Purchase Plan

Under the merger agreement, the board of directors of Cytyc, as soon as practicable following the date of the merger agreement, must adopt resolutions or take any other actions as may be required to effect the following:

•

each stock option to purchase shares of common stock of Cytyc outstanding immediately prior to the effective time of the merger will be amended and converted into an option to acquire, on the same terms and conditions (after giving effect to any applicable acceleration of vesting thereunder) as were applicable under the Cytyc stock option, the number of shares of Hologic common stock (rounded down to the nearest whole share) equal to the sum of:

•	the product of (A) the number of shares of Cytyc common stock subject to the Cytyc stock option and (B) the exchange ratio; and

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the product of (A) the number of shares of Cytyc common stock subject to the Cytyc stock option and (B) the quotient obtained by dividing (x) $16.50 by (y) the average of the per share closing sale prices of Hologic common stock for the ten consecutive trading days ending on (and including) the date that is three trading days prior to the closing date,

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at an exercise price per share of Hologic common stock (rounded up to the nearest whole cent) equal to the quotient obtained by dividing (i) the aggregate exercise price for the shares of Cytyc common stock subject to the Cytyc stock option by (ii) the aggregate number of shares of Hologic common stock to be subject to the Cytyc stock option after giving effect to the adjustments in this bullet point and the two sub-bullet points immediately above;

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each restricted stock unit of Cytyc outstanding immediately prior to the effective time of the merger will be amended and converted into the right to receive, on the same terms and conditions (after giving effect to any applicable acceleration of vesting thereunder) as were applicable under the Cytyc restricted stock unit, the number of shares of Hologic common stock (rounded down to the nearest whole share) equal to the sum of:

•	the product of (A) the number of shares of Cytyc common stock subject to the Cytyc restricted stock unit and (B) the exchange ratio; and

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the product of (A) the number of shares of Cytyc common stock subject to the Cytyc restricted stock unit and (B) the quotient obtained by dividing (x) $16.50 by (y) the average of the per share closing sale prices of Hologic common stock for the ten consecutive trading days ending on (and including) the date that is three trading days prior to the closing date;

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each performance share of Cytyc outstanding immediately prior to the effective time of the merger will vest at the target award level in accordance with the terms and conditions applicable under the Cytyc performance share and holders thereof will be entitled to receive the merger consideration on the same basis as all other shares of common stock of Cytyc;

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each share of common stock of Cytyc deferred, a “share unit”, under the Cytyc amended and restated director compensation method plan will be converted into, on the same terms and conditions (after giving effect to any applicable acceleration of vesting thereunder) as are applicable under the Cytyc amended and restated director compensation method plan, a number of shares of Hologic common stock (rounded down to the nearest whole share) equal to the sum of:

•	the product of (A) the number of shares of Cytyc common stock subject to the Cytyc share unit and (B) the exchange ratio; and

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the product of (A) the number of shares of Cytyc common stock subject to the Cytyc share unit and (B) the quotient obtained by dividing (x) $16.50 by (y) the average of the per share closing sale prices of Hologic common stock for the ten consecutive trading days ending on (and including) the date that is three trading days prior to the closing date;

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holders of each share of Cytyc common stock accrued in 2007 for issuance to members of the board of directors of Cytyc on January 1, 2008 will be entitled to receive the merger consideration on the same basis as all other shares of Cytyc common stock.

The merger agreement further provides that the board of directors of Cytyc, as soon as practicable following the date of the merger agreement, must adopt any resolutions or take any other actions as may be required to provide that with respect to the Cytyc employee stock purchase plan:

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each participant’s outstanding right to purchase shares of Cytyc common stock under the Cytyc employee stock purchase plan will terminate on the day immediately prior to the day on which the effective time of the merger occurs, provided that all amounts allocated to each participant’s account under the Cytyc employee stock purchase plan as of that date will then be used to purchase from Cytyc whole shares of Cytyc common stock at the applicable price determined under the terms of the Cytyc employee stock purchase plan for the then outstanding offering periods using that date as the final purchase date for each particular offering period; and

•	the Cytyc employee stock purchase plan will terminate immediately following those purchases of Cytyc common stock.

Hologic has agreed that, as soon as practicable following the effective time of the merger, it will deliver to the holders of Hologic stock options, restricted stock units, and share units that were converted from Cytyc stock options, restricted stock units and share units appropriate notices setting forth those holders’ rights pursuant to the respective stock incentive plans and the contracts evidencing the grants of those converted options, restricted stock units and share units, as the case may be, which will provide, among other things, that those converted options, restricted stock units, share units and contracts have been assumed by Hologic and will continue in effect on the same terms and conditions (subject to the adjustments described above after giving effect to the merger).

The merger agreement provides that, except as otherwise described above and except to the extent required under the respective terms of the converted options, restricted stock units and share units, as the case may be, all restrictions or limitations on transfer and vesting with respect to such converted options, restricted stock units and share units, to the extent that those restrictions or limitations shall not have already lapsed, and all other terms of thereof, will remain in full force and effect with respect to those converted options, restricted stock units and share units after giving effect to the merger and their assumption by Hologic as set forth above.

Hologic has agreed to take all action necessary for the assumption of the Cytyc stock options, restricted stock units and share units as described above, including the reservation, issuance and listing of a sufficient number of shares of Hologic common stock as is necessary to effectuate the transactions described above. Subject to receiving full cooperation from Cytyc and its independent registered public accounting firm, within one business day of the closing date, Hologic is required to file a registration statement on an appropriate form, or a post-effective amendment to a previously filed registration statement, with respect to the shares of Hologic common stock subject to the above converted options, restricted stock units and share units and, where applicable, is required to use all commercially reasonable efforts to have the registration statement declared effective as soon as practicable after the effective time of the merger.

Representations and Warranties

The merger agreement contains a number of substantially reciprocal representations and warranties made by each of Hologic and Cytyc to the other. The most significant representations and warranties relate to:

•	due organization, good standing and qualification;

•	corporate authority to enter into the merger agreement and complete the merger;

•	adoption of the merger agreement and related matters by the board of directors;

•	required stockholder vote to approve the merger;

•	required consents and filings with government entities;

•	absence of any breach of organizational documents, laws or agreements as a result of the merger;

•	capitalization;

•	ownership of subsidiaries;

•	accuracy and sufficiency of documents filed with the SEC;

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conformity of the financial statements with applicable accounting principles and that the financial statements fairly present, in all material respects, the consolidated financial positions of Hologic and Cytyc, as the case may be;

•	maintenance of disclosure controls and procedures, sufficiency of internal controls, and the absence of loans to any executive officers or directors;

•	information supplied for use in this joint proxy statement/prospectus;

•	absence of certain changes or events;

•	absence of undisclosed liabilities;

•	existence of contracts and the absence of violations or defaults thereunder;

•	compliance with laws and court orders and validity of permits;

•	regulatory compliance;

•	absence of pending or threatened legal proceedings;

•	title to properties;

•	tax matters;

•	employee benefits plans;

•	labor matters;

•	environmental matters;

•	intellectual property matters;

•	tax treatment of the transactions contemplated by the merger;

•	brokers’ fees;

•	opinions of financial advisors;

•	inapplicability of antitakeover statutes to the merger;

•	inapplicability of each party’s stockholder rights agreement to the merger agreement and the transactions contemplated thereby, including the merger;

•	ownership of a party’s stock by affiliates or associates of the other party; and

•	in the case of Hologic, Hologic’s sufficiency of funds.

The representations and warranties set forth in the merger agreement as described above should not be relied upon by any person as statements of factual information. Please see “—Explanatory Note Regarding Summary of Merger Agreement and Representations and Warranties in the Merger Agreement” commencing on page 117.

Significant portions of the representations and warranties of Cytyc and Hologic are qualified as to “materiality” or “material adverse effect.” Under the merger agreement, a material adverse effect means, when used in connection with Hologic or Cytyc, any change, effect, event, occurrence or state of facts that is, or would reasonably be expected to be, materially adverse to the business, financial condition or results of operation of that entity and its subsidiaries, taken as a whole, except any change, effect, event, occurrence or state of facts to the extent resulting from or arising in connection with, any of the following (but no exception set forth in the first four bullet points below applies to the extent such change, effect, event, occurrence or fact has a disproportionate effect on Hologic or Cytyc, as the case may be, and their respective subsidiaries, taken as a whole, relative to other comparable companies in the industry in which Hologic or Cytyc, as the case may be, operates):

•	changes, circumstances or conditions generally affecting any industry in which Hologic or Cytyc, as the case may be, or any of their respective subsidiaries, participate;

•	changes generally affecting United States economic conditions or financial markets;

•	changes resulting from a change in U.S. GAAP;

•	changes resulting from any act of war or terrorism (or any escalation thereof);

•	changes, facts, circumstances or conditions that can be shown to have been proximately caused by the announcement or existence of the merger agreement or any transaction contemplated thereby;

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any change in the market price of the common stock of Hologic or Cytyc, as the case may be, after May 20, 2007 (excluding any underlying circumstance or effect that may have caused that change in market price);

•	compliance with the terms of, or the taking of any action required by, the merger agreement, or the failure to take any action prohibited by the merger agreement;

•	any actions taken, or failure to take such action, to which the other party to the merger agreement has expressly consented or requested; or

•	the receipt of a Nasdaq de-listing notice directly resulting from Cytyc’s filing with the SEC of its Quarterly Report on Form 10-Q for the period ending March 31, 2007.

The representations and warranties in the merger agreement do not survive the completion of the merger or the termination of the merger agreement.

Certain Covenants

Hologic and Cytyc have agreed to certain covenants in the merger agreement, including:

Stockholder Meetings. Each of Hologic and Cytyc has agreed to use all commercially reasonable efforts in accordance with and subject to the DGCL, its certificate of incorporation and bylaws and Nasdaq rules to cause a meeting of its stockholders to be called and held as soon as reasonably practicable for the purpose of voting on the adoption of the merger agreement and the transactions contemplated thereby, including the merger, in the case of Cytyc, and for the purpose of securing stockholder approval of the stock issuance in connection with the merger and the charter amendment to increase the authorized shares of capital stock, in the case of Hologic. In addition, each party has agreed to use all commercially reasonable efforts to obtain from its stockholders the required stockholder vote, in the case of Hologic, in favor of the and the charter amendment proposal and the stock issuance proposal, and in the case of Cytyc, in favor of adoption of the merger agreement and the transactions contemplated thereby, including the merger.

No Solicitation. The merger agreement provides that, from the time of the execution of the merger agreement until the completion of the merger or the termination of the merger agreement, subject to certain exceptions, neither Hologic nor Cytyc will, nor will either party authorize or permit any of their respective subsidiaries, or any of their respective directors, officers or employees, investment bankers, attorneys, accountants, consultants or other agents or advisors to, directly or indirectly:

•	solicit, initiate or take any action to knowingly facilitate or knowingly encourage the submission of any “acquisition proposal” of the type described below;

•

enter into, continue or otherwise participate in any discussions or negotiations with, furnish any information relating to itself or any of its subsidiaries to or afford access to the business, properties, assets, books or records of itself or any of its subsidiaries to, otherwise cooperate in any way with, or knowingly assist, participate in, knowingly facilitate or knowingly encourage any effort by any third party seeking to make or who has made an acquisition proposal;

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make an “adverse recommendation change,” which means either of the following as the context may indicate: any recommendation by its board of directors of an acquisition proposal or any failure by its board of directors to make, or any withdrawal or modification in a manner adverse to the other party of, its recommendation to its stockholders that, in the case of Hologic stockholders, they approve the amendment of the Hologic charter and the issuance of Hologic common stock to Cytyc stockholders in the merger, or in the case of Cytyc stockholders, they adopt the merger agreement;

•	grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of itself or any of its subsidiaries;

•

enter into any agreement in principle, letter of intent, term sheet or other similar instrument relating to an acquisition proposal (other than a confidentiality agreement of the sort and in the circumstances described in the following paragraph); or

•	propose publicly or agree to do any of the foregoing related to any acquisition proposal.

Notwithstanding the foregoing, the board of directors of each of Hologic and Cytyc may, prior to the receipt of the relevant stockholder approval, (i) engage in discussions or negotiations with any third party in response to an unsolicited bona fide written acquisition proposal that the party’s board of directors has determined in good faith (after consultation with its outside legal counsel and financial advisors of nationally recognized reputation) constitutes or is reasonably likely to lead to a superior proposal (as described and defined below); and (ii) after making such determination furnish to such third party non-public information relating to that party or any of its subsidiaries pursuant to a confidentiality agreement with terms no less favorable than those contained in the existing confidentiality agreement between Hologic and Cytyc, if, in each case, the board of directors of such party determines in good faith by a majority vote, after considering the advice of outside legal counsel, that failing to take such action would be inconsistent with its fiduciary duties under applicable law.

The merger agreement prohibits a party from engaging in such discussions or negotiations or providing such information unless that party has delivered to the other party prior written notice advising the other party that it intends to take such action. The merger agreement also requires that the parties notify each other if any acquisition proposals are presented to either party, and the parties are required to keep each other reasonably informed, on a current basis, of the status and details of any acquisition proposals.

Subject to compliance with the terms of the merger agreement, each party is permitted to take and disclose to its stockholders a position with respect to any acquisition proposal as may be contemplated by Rule 14e-2(a) under the Exchange Act or make a statement required under Rule 14d-9 under the Exchange Act or make any disclosure of factual matters to its stockholders if, in the good faith judgment of its board of directors (after consultation with its outside legal counsel), it is required to disclose in order not to breach its fiduciary duties to its stockholders under applicable law.

An “acquisition proposal” for Cytyc is any inquiry, proposal or offer relating to, or any third party indication of interest in, (i) any direct or indirect acquisition or purchase of 20% or more of the consolidated net assets of Cytyc and its subsidiaries or 20% or more of any class of equity or voting securities of Cytyc or any of its subsidiaries whose assets, individually or in the aggregate, constitute more than 20% of the consolidated assets of Cytyc; (ii) any tender offer (including a self-tender offer) or exchange offer that, if completed, would result in such third party beneficially owning 20% or more of any class of equity or voting securities of Cytyc or any of its subsidiaries whose assets, individually or in the aggregate, constitute more than 20% of the consolidated assets of Cytyc; or (iii) a merger, consolidation, share exchange, business combination, sale of substantially all of the assets, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving Cytyc or any of its subsidiaries whose assets, individually or in the aggregate, constitute more than 20% of the consolidated assets of that person, in each case, subject to certain exceptions set forth in the merger agreement.

An “acquisition proposal” for Hologic is any inquiry, proposal or offer relating to, or any third party indication of interest in, (i) any direct or indirect acquisition or purchase of 20% or more of the consolidated net assets of Hologic and its subsidiaries or 20% or more of any class of equity or voting securities of Hologic or any of its subsidiaries that, if completed, would result in the third party beneficially owning 20% or more of any class of equity or voting securities of Hologic or any of its subsidiaries whose assets, individually or in the aggregate, constitute more than 20% of the consolidated assets of Hologic; or (ii) any tender offer (including a self-tender offer) or exchange offer that, if completed, would result in such third party beneficially owning 20% or more of any class of equity or voting securities of Hologic or any of its subsidiaries whose assets, individually or in the aggregate, constitute more than 20% of the consolidated assets of Hologic, in each case, subject to certain exceptions set forth in the merger agreement. Notwithstanding the foregoing, Hologic is permitted to engage in acquisition discussions, which includes any inquiries, proposals or offerings relating to a proposed acquisition or purchase by Hologic of 50% or more of any class of equity or voting securities of a third party or any purchase or acquisition of the business or assets of a third party.

A “superior proposal” is a bona fide, unsolicited written acquisition proposal (which definition is read, for this purpose, without the word “inquiry”) for at least a majority of the outstanding shares of common stock of Cytyc or Hologic (as the case may be) or a sale or purchase of all or substantially all of the assets of Cytyc or Hologic (as the case may be) on terms that the board of directors of such party determines in good faith by a majority vote, after consultation with its legal advisor and financial advisors of nationally recognized reputation and taking into account such matters deemed relevant in good faith by such board of directors, including among other things, all the terms and conditions of the acquisition proposal, including any break-up fees, expense reimbursement provisions, conditions to completion and long-term strategic considerations, are more favorable from a financial point of view to the stockholders of such party than the merger and for which (i) financing, if a cash transaction (whether in whole or in part), is then fully committed or reasonably determined to be available; and (ii) such proposed transaction is reasonably capable of being completed on the terms set forth in the acquisition proposal, in each case as determined by the board of directors of that party.

Each party has agreed to terminate, and to cause its subsidiaries, advisors, employees and other agents to terminate, any discussions or negotiations with any person with respect to any acquisition proposal that began before the date of the merger agreement.

Board of Directors’ Covenant to Recommend. The board of directors of Hologic has agreed to recommend the approval by Hologic stockholders of (i) a proposal to be effective immediately prior to the effective time of the merger, to amend the Hologic charter, to increase the authorized number of shares of Hologic common stock and (ii) a proposal to issue shares of Hologic common stock to Cytyc stockholders in the merger on the terms and conditions set forth in the merger agreement. The board of directors of Cytyc has agreed to recommend the approval by Cytyc stockholders of a proposal to adopt the merger agreement and the transactions contemplated thereby, including the merger.

Notwithstanding the foregoing, subject to the terms of the merger agreement, including applicable notice requirements, each party’s board of directors can make an adverse recommendation change, other than in response to an acquisition proposal, if (i) it has not received the approval of its stockholders in connection with the merger; and (ii) in response to a material development or change in circumstances occurring or arising after May 20, 2007 that was not known to such party’s board of directors as of or prior to May 20, 2007 (which change or development does not relate to an acquisition proposal and which is not, and does not result from, a change in the market price of the common stock of the other party primarily as a result of the announcement of the transactions contemplated by the merger agreement) (referred to as an “intervening event”), the board of directors of such party determines in good faith (after consultation with, and taking into account the advice of, legal counsel) that, in light of such intervening event, the failure of the board of directors to effect such an adverse recommendation change would result in a breach of its fiduciary duties under applicable law.

In addition, subject to the terms of the merger agreement, including applicable notice requirements, each party and its board of directors can make an adverse recommendation change, in response to an acquisition proposal, and, subject to payment of applicable termination fees, immediately terminate the merger agreement, if (i) it has not received the approval of its stockholders in connection with the merger; (ii) it has received an unsolicited bona fide written acquisition proposal from a third party; (iii) its board of directors has determined in good faith (after consultation with its outside legal counsel and financial advisors of a national recognized reputation and taking into account any adjustments to the terms and conditions of the merger agreement proposed by the other party) that the acquisition proposal constitutes a superior proposal; and (iv) its board of directors, after consultation with outside legal counsel, determines in good faith that failing to take such action would be inconsistent with its fiduciary duties under applicable law.

Unless the merger agreement is otherwise terminated in accordance with its terms, whether or not (i) the Hologic board of directors has made an adverse recommendation change; or (ii) an acquisition proposal has been publicly proposed or announced or otherwise submitted to Hologic or any of its advisors, the Hologic proposals described above must be submitted to Hologic stockholders at a meeting of its stockholders called for these purposes. Unless the merger agreement is otherwise terminated in accordance with its terms, whether or not (i) Cytyc’s board of directors has made an adverse recommendation change; or (ii) an acquisition proposal has been publicly proposed or announced or otherwise submitted to Cytyc or any of its advisors, the Cytyc proposals described above must be submitted to Cytyc stockholders at a meeting of its stockholders called for this purpose.

Interim Operations of Hologic and Cytyc. Each of Hologic and Cytyc has undertaken a separate covenant that places restrictions on it and its subsidiaries until the earlier of the effective time and the date the merger agreement is terminated. In general, Hologic and its subsidiaries and Cytyc and its subsidiaries are required to conduct their respective businesses in the ordinary course consistent with past practice and to use all commercially reasonable efforts to preserve intact their respective business organizations and relationships with third parties. The companies have also agreed to some specific restrictions which (subject to exceptions described in the merger agreement) are substantially, but not entirely, comparable, because, in a number of instances, an action is applicable to only one of the companies by nature. The most significant activities that each company has agreed not to do, and not to permit its subsidiaries to do, are as follows:

•	amend its organizational documents;

•	split, combine or reclassify its shares of capital stock or those of its subsidiaries;

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declare dividends or redeem, repurchase or otherwise acquire or offer to redeem, repurchase or otherwise acquire any of its capital stock or those of its subsidiaries, except for dividends by any of its subsidiaries on a pro rata basis to the equity owners thereof and any transaction between the company and any of its subsidiaries or between its subsidiaries;

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issue, deliver, sell or authorize the issuance, delivery or sale of any equity securities, options or other securities convertible into or exchangeable or exercisable for equity securities, except under limited circumstances;

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amend the terms of equity securities, options or other securities convertible into or exchangeable or exercisable for equity securities other than in connection with a transaction between the company and any of its subsidiaries or between it subsidiaries;

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acquire or dispose of assets, except for acquisitions or dispositions (i) in the ordinary course of business consistent with past practice, (ii) below certain dollar thresholds, (iii) between the company and any of its subsidiaries or between its subsidiaries or (iv) that are identified as permitted acquisitions or dispositions;

•

other than in connection with permitted acquisitions, make any loans, advances or capital contributions to, or investments in, any other person, other than in the ordinary course of business consistent with past practice or between the company and any of its subsidiaries or between its subsidiaries;

•

create, incur or assume any indebtedness for borrowed money or guarantees thereof, other than in the ordinary course consistent with past practice, under existing lines of credit for specified purposes, or between the company and any of its subsidiaries or between its subsidiaries;

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enter into any agreement that limits or otherwise restricts in any material respect such party, or that would reasonably be expected to limit or restrict the combined company after the effective time of the merger, from engaging or competing in any material line of business;

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grant or increase any severance or termination pay or supplemental retirement or post employment benefit to (or amend any existing arrangement with) any director or specified officers of the company or any of its subsidiaries;

•	increase benefits payable under any existing severance or termination pay policies or employment agreements;

•	enter into any employment, deferred compensation or other similar agreement (or amend any such existing agreement) with any director or specified officers of the company or any of its subsidiaries;

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establish, adopt or amend (except as required by applicable law) any collective bargaining, bonus, profit-sharing, thrift, pension, retirement, deferred compensation, compensation, stock option, restricted stock, or other benefit plan or arrangement covering any director or specified officers of the company or any of its subsidiaries;

•	grant or award any compensation, bonus or other benefits payable to any director or specified officers of the company or any of its subsidiaries;

•

enter into or amend any provision of the company’s certificate of incorporation, bylaws or indemnification contract between any director or specified officers of the company or any of its subsidiaries;

•	change in any material respect its methods of financial accounting;

•	revalue any of its assets other than in the ordinary course of business consistent with past practice;

•	adopt or change accounting methods, principles or practices, except as may be required by U.S. GAAP;

•	adopt or change any material tax election or settle or compromise any material income tax liability;

•	adopt or change any material method of tax accounting, other than any method adopted or changed pursuant to a request made by a taxing authority or as required by applicable law;

•	fail to use commercially reasonable efforts to maintain in full force and effect insurance coverage substantially similar to insurance coverage maintained on the date of the merger agreement;

•	settle, or offer to propose to settle, any legal proceedings that arise out of the transactions contemplated by the merger agreement; or

•	agree or commit to do any of the foregoing.

Reasonable Best Efforts Covenant. Hologic and Cytyc have each agreed to use their respective reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable law to complete the merger and the other transactions contemplated by the merger agreement, including taking all necessary actions to satisfy the closing conditions as promptly as practicable, preparing and filing requisite documents with governmental entities or other third parties and obtaining and maintaining all necessary approvals, consents and authorizations. However, neither Hologic nor Cytyc is required to enter into a settlement or other agreement with any governmental entity in connection with the transactions contemplated by the merger agreement or divest or take any other action with respect to any of its subsidiaries or any of their respective affiliates’ businesses, assets or properties if the result would reasonably be expected to:

•

materially and adversely diminish the benefits expected to be derived by the parties on the date of the merger agreement from the combination of Hologic and Cytyc via the merger (such combined business to be taken as a whole), in such a manner that either Hologic or Cytyc would not have entered into the merger agreement in the face of such materially and adversely diminished benefits, or

•

otherwise have a material adverse effect (but ignoring the exception for effects caused by the announcement of the merger in the definition of material adverse effect) after the effective time of the merger on Hologic and its subsidiaries, taken as a whole, which is referred to as a regulatory material adverse effect.

Corporate Governance and Other Matters.

Board of Directors. As of the effective time of the merger, the board of directors of Hologic will consist of eleven directors, six of whom will be designated by Hologic and five of whom will be designated by Cytyc. Four of the six persons designated by Hologic will be “independent” directors as defined under applicable listing standards, and the remaining two persons will be John W. Cumming, current chairman and chief executive officer of Hologic, and Glenn P. Muir, current chief financial officer of Hologic. Three of the five persons designated by Cytyc will be “independent” directors under applicable Nasdaq listing standards, and the remaining two persons will be Patrick J. Sullivan, current chairman, chief executive officer and president of Cytyc, and Daniel Levangie, current executive vice president of Cytyc and president of Cytyc surgical products.

From the effective time of the merger until immediately prior to Hologic’s annual meeting of stockholders to be held in 2009, vacancies on the board of directors of Hologic will be filled as follows: (i) all vacancies created by the cessation of service of a continuing Hologic director (“Continuing Hurricane Director” as defined in the merger agreement) who is an independent director will be filled by a nominee proposed to the nominating and corporate governance committee by a majority of the remaining continuing Hologic directors; (ii) all vacancies created by the cessation of service of a continuing Cytyc director (“Continuing Cyclone Director” as defined in the merger agreement) who is an independent director will be filled by a nominee proposed to the nominating and corporate governance committee by a majority of the remaining continuing Cytyc directors; and (iii) all remaining vacancies will be filled by a nominee proposed and selected by the nominating and corporate governance committee. This agreement between the parties will be reflected in the amendments to Hologic’s bylaws. The amendment of this provision of Hologic’s bylaws will require the affirmative vote of at least 75% of the full board of directors of Hologic. See “Hologic Bylaws Amendment” beginning on page 156.

Committees of a Board of Directors. At the effective time of the merger, the board of directors of Hologic will have an audit, a compensation, a nominating and corporate governance and a corporate development committee. Directors serving on each of these committees, are required to meet the independence standards under applicable Nasdaq listing standards, and, in addition, each member of the audit committee is required to meet the additional listing standards applicable to audit committee members.

The audit, nominating and corporate governance and corporate development committees will each consist of an odd number of directors, consisting of one more continuing Hologic director than continuing Cytyc directors. The chairman of each of these committees will be a continuing Hologic director. The compensation committee will consist of an even number of directors, consisting of an equal number of continuing Cytyc directors and continuing Hologic directors. The chairman of the compensation committee will be a continuing Cytyc director.

Chairman; Chairman Emeritus and CEO of Hologic. At the effective time of the merger, Mr. John W. Cumming, currently Hologic’s chairman and chief executive officer, will serve as the chief executive officer of Hologic, and Mr. Patrick J. Sullivan, currently Cytyc’s chairman, chief executive officer and president, will serve as chairman of Hologic’s board of directors. In addition, at the effective time of the merger, Dr. Jay A. Stein, currently chairman emeritus, director and chief technical officer of Hologic, will serve as chairman emeritus and chief technical officer of Hologic.

Headquarters. At the effective time of the merger, the location of the corporate headquarters and principal executive offices of Hologic will be 35 Crosby Drive, Bedford, Massachusetts.

Certain Employee Benefits Matters. The merger agreement provides that Hologic will honor all accrued and vested benefit obligations to and contractual rights of current and former employees of Cytyc and Hologic and their respective subsidiaries, referred to as covered employees, under their respective existing employee plans, to the extent accrued and vested as of the effective time of the merger. Hologic and Cytyc, acting in good faith, will cooperate in reviewing their existing employee plans with a view towards developing appropriate employee benefit and compensation plans, which are referred to as the new benefit plans, after the effective time of the merger, and which among other things: (i) will treat similarly situated covered employees on a substantially equivalent basis, taking into account all relevant factors, including duties, responsibilities, geographic location, tenure and qualifications; and (ii) will not discriminate between covered employees who at the effective time of the merger are covered by Cytyc employee plans, on the one hand, and those covered by Hologic employee plans, on the other hand. Hologic has agreed to adopt the new benefit plans, subject to customary rights to subsequently amend or terminate the plans as Hologic deems appropriate.

The new benefit plans will provide for the following:

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eligible participants will receive service credit for purposes of eligibility, participation, vesting and levels of benefits for all periods of employment with Cytyc or Hologic or any of their respective subsidiaries before the effective time of the merger;

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all pre-existing conditions or limitations under any new benefit plan which is a welfare plan will be waived to the extent waived under the corresponding plan in which the employee participated immediately before the effective time of the merger; and

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credit will be given for the plan year in which the effective time of the merger occurs towards applicable deductibles and annual out-of-pocket limits for expenses incurred before the effective time of the merger.

Please see “The Merger—Interests of Hologic Executive Officers and Directors in the Merger,” beginning on page 75 and “The Merger—Interests of Cytyc Executive Officers and Directors in the Merger” beginning on page 95 for additional information on employee benefits matters covered in the merger agreement.

Indemnification and Insurance. Hologic has agreed to cause the surviving corporation and the surviving corporation has agreed to do the following:

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assume the obligations with respect to rights to indemnification and exculpation from liabilities (including advancement of expenses), for acts or omissions occurring at or before the effective time of the merger in favor of the current or former directors or officers of Cytyc or its subsidiaries as provided under Cytyc’s certificate of incorporation, bylaws or any indemnification contract between such directors or officers as in effect on May 20, 2007, without further action, as of the effective time of the merger, and those obligations will survive the merger and will continue in full force and effect in accordance with their terms; and

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for six years after the effective time of the merger, Hologic will, or will cause the surviving corporation to, provide officers’ and directors’ liability insurance in respect of acts or omissions occurring before the effective time of the merger covering each current or former director or officer of Cytyc or its subsidiaries that is currently covered by Cytyc’s directors’ and officers’ liability insurance policies. This insurance tail coverage must be no less favorable than the Cytyc policy in effect on May 20, 2007, except that Hologic or the surviving corporation, as the case may be, will only be obligated to pay up to 200% of the annual premium paid by Cytyc for such insurance as of May 20, 2007. In lieu of the foregoing, Cytyc may obtain prepaid policies prior to the effective time of the merger that provide the officers and directors of Cytyc with coverage of equivalent amount and on no more favorable terms than the Cytyc policy in effect on May 20, 2007.

Listing of Hologic Stock. Hologic has agreed to use all commercially reasonable efforts to cause the shares of Hologic common stock to be issued in the merger to be listed on the Nasdaq, subject to official notice of issuance. Hologic will continue to use the trading symbol “HOLX” for the shares of Hologic common stock issuable to the Cytyc stockholders in the merger.

Cooperation with Respect to Financing. Cytyc has agreed to provide on a timely basis, and use all commercially reasonable efforts to cause its officers, employees and advisors to provide on a timely basis, all reasonable cooperation in connection with the arrangement of financing contemplated by the financing commitment letter between the arrangers and Hologic or any alternative financing Hologic may seek in order to complete the merger. For more information regarding the Commitment Letter, please see “The Merger—Financing of the Merger” on page 59.

Certain Other Covenants. The merger agreement contains additional mutual covenants, which include, among other things, agreements by each party to:

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take such action required to be taken by such party pursuant to Cytyc’s indenture, dated as of March 22, 2004, between Cytyc and U.S. Bank Trust National Association, with respect to Cytyc’s 2.25% Convertible Notes due 2024, as may be necessary to complete the merger;

•	not take any action to jeopardize the intended tax treatment of the merger; and

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take all further actions reasonably requested by the other party to render the rights issuable pursuant to the party’s stockholder rights agreement inapplicable to the merger and the other transactions contemplated by the merger agreement. In addition, Cytyc has agreed to amend the rights agreement, if necessary, to extend the expiration date of such agreement to expire on a date no earlier than November 16, 2007 (or such later date as the merger agreement may be extended pursuant to its terms).

Conditions to Completion of the Merger

The obligations of each of Hologic and Cytyc to complete the merger are subject to the satisfaction of the following mutual conditions:

•	approval by the Hologic and Cytyc stockholders of the proposals required to complete the merger (as further described in this joint proxy statement/prospectus);

•	absence of any applicable law, rule, order, injunction or judgment prohibiting or preventing the completion of the merger;

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the applicable waiting period under the HSR Act or under any similar foreign statutes or regulations applicable to the merger shall have expired, terminated or, where applicable, approval shall have been obtained (except where the failure of the waiting period to expire or terminate or the approval to be obtained would not reasonably be expected to, individually or in the aggregate, materially and adversely affect Cytyc or Hologic, taken as a whole, or would not reasonably be expected to result in criminal liability);

•	Hologic’s registration statement on Form S-4, which includes this joint proxy statement/prospectus, being effective and not subject to any SEC stop order;

•	approval for the listing on the Nasdaq of the shares of Hologic common stock to be issued in the merger, subject to official notice of issuance;

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receipt of all required approvals of any governmental body, agency, official or authority, except those that would not reasonably be expected to (i) materially and adversely diminish the benefits expected to be derived by the parties on the date of the merger agreement from the combination of Hologic and Cytyc via the merger (the combined business to be taken as a whole), in such a manner that either Hologic or Cytyc would not have entered into the merger agreement in the face of such materially and adversely diminished benefits; or (ii) otherwise have a regulatory material adverse effect;

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absence of any applicable law, rule, order, injunction or judgment enacted or deemed applicable to the merger that would reasonably be expected to (i) materially and adversely diminish the benefits expected to be derived by the parties on the date of the merger agreement from the combination of

Hologic and Cytyc via the merger (the combined business to be taken as a whole), in such a manner that either Hologic or Cytyc would not have entered into the merger agreement in the face of such materially and adversely diminished benefits; or (ii) otherwise have a regulatory material adverse effect; and

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completion of all actions necessary to cause the amended Hologic charter and amended Hologic bylaws to be effective at the effective time of the merger and ensure that the composition of the Hologic board of directors is consistent with the terms of the merger agreement.

The obligations of Hologic to complete the merger are subject to the satisfaction of the following further conditions:

•	Cytyc shall have performed in all material respects all of its obligations under the merger agreement required to be performed by it at or prior to the effective time of the merger;

•	the representations and warranties made by Cytyc to Hologic shall be accurate as of the effective time of the merger to the extent specified in the merger agreement;

•	Hologic shall have received a certificate signed by the chief executive officer of Cytyc stating that the two preceding conditions have been satisfied;

•	no Cytyc material adverse effect shall have occurred since May 20, 2007 and be continuing;

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holders of no greater than 10% of the issued and outstanding shares of Cytyc stock shall have demanded appraisal for such shares in accordance with the DGCL (excluding such holders who have failed to perfect, have withdrawn or otherwise lost such right to appraisal); and

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Hologic shall have received an opinion of counsel that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Code, and Hologic, Cytyc and Nor’easter Corp. will qualify as parties to a reorganization within the meaning of Section 368(b) of the Code.

The obligations of Cytyc to complete the merger are subject to the satisfaction of the following further conditions:

•	Hologic shall have performed in all material respects all of its obligations under the merger agreement required to be performed by it at or prior to the effective time of the merger;

•	the representations and warranties made by Hologic to Cytyc shall be accurate as of the effective time of the merger to the extent specified in the merger agreement;

•	Cytyc shall have received a certificate signed by the chief executive officer of Hologic stating that the two preceding conditions have been satisfied;

•	no Hologic material adverse effect shall have occurred since May 20, 2007 and be continuing; and

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Cytyc shall have received an opinion of counsel that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Code, and Hologic, Cytyc and Nor’easter Corp. will qualify as parties to a reorganization within the meaning of Section 368(b) of the Code.

Termination

Right to Terminate. The merger agreement may be terminated at any time before the effective time of the merger in any of the following ways:

(a) by mutual written agreement of Hologic and Cytyc;

(b) by either Hologic or Cytyc if:

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the merger has not been completed by November 16, 2007 (provided, that this right to terminate is not available to any party whose breach of any provision of the merger agreement results in the failure of the merger to be completed by such date);

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there is any applicable law that makes the completion of the merger illegal or otherwise prohibited or enjoins either party from completing the merger and such enjoinment shall have become final and nonappealable;

•	Cytyc stockholders fail to adopt the merger agreement and the transactions contemplated thereby, including the merger, at the Cytyc special meeting; or

•	Hologic stockholders fail to approve the amendment to the Hologic charter and the issuance of Hologic common stock to Cytyc stockholders in the merger at the Hologic special meeting;

(c) by Hologic:

•	if the Cytyc board of directors has made an adverse recommendation change;

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if Cytyc (directly or indirectly, through any officer, director, banker or counsel of Cytyc) has willfully and materially breached its covenant not to solicit any acquisition proposal as described under “—Certain Covenants—No Solicitation” beginning on page 122 or its covenant to use all commercially reasonable efforts to cause a meeting of its stockholders to be held to vote on the adoption of the merger agreement and the transactions contemplated thereby, including the merger;

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if a breach of any representation or warranty or failure to perform any covenant or agreement on the part of Cytyc has occurred that (i) would cause any closing condition set forth in the first three bullet points of the second paragraph under “—Conditions to Completion of the Merger” beginning on page 129 not to be satisfied, and (ii) is not capable of being cured prior to November 16, 2007, or, if capable of being cured, has not been cured by Cytyc within 30 days following receipt of written notice of such breach or failure to perform from Hologic; or

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immediately prior to Hologic entering into a definitive agreement with respect to a superior proposal, provided that (i) Hologic has not materially breached or violated the terms of the merger agreement relating to its covenant not to solicit any acquisition proposal or covenants in connection with a superior proposal (or any acquisition proposal that was a precursor thereto); (ii) the board of directors of Hologic has determined to terminate the merger agreement subject to and in accordance with its terms in connection with a superior proposal and has authorized Hologic to enter into a definitive agreement for a superior proposal; (iii) immediately prior to the termination, Hologic pays Cytyc the Cytyc rejection fee; and (iv) immediately following the termination, Hologic enters into such definitive agreement to effect such superior proposal. See “—Certain Covenants—No Solicitation” beginning on page 122; “—Certain Covenants—Board of Directors’ Covenant to Recommend” beginning on page 124; and “—Termination Fees” beginning on page 132.

(d) by Cytyc:

•	if the Hologic board of directors has made an adverse recommendation change;

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if Hologic (directly or indirectly, through any officer, director, banker or counsel of Hologic) has willfully and materially breached its covenant not to solicit any acquisition proposal as described under “—Certain Covenants—No Solicitation” beginning on page 122 or its covenant to use all commercially reasonable efforts to cause a meeting of its stockholders to be held to vote on the proposals to amend the Hologic charter and to issue shares of Hologic common stock to Cytyc stockholders in the merger;

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if a breach of any representation or warranty or failure to perform any covenant or agreement on the part of Hologic has occurred that (i) would cause any closing condition set forth in the first three bullet points of the third paragraph under “—Conditions to Completion of the Merger” not to be satisfied, and (ii) is not capable of being cured prior to November 16, 2007, or, if capable of being cured, has not been cured by Hologic within 30 days following receipt of written notice of such breach or failure to perform from Cytyc; or

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immediately prior to Cytyc entering into a definitive agreement with respect to a superior proposal, provided that (i) Cytyc has not materially breached or violated the terms of the merger agreement relating to its covenant not to solicit any acquisition proposal or covenants in connection with a superior proposal (or any acquisition proposal that was a precursor thereto); (ii) the board of directors of Cytyc has determined to terminate the merger agreement subject to and in accordance with its terms in connection with a superior proposal and has authorized Cytyc to enter into a definitive agreement for a superior proposal; (iii) immediately prior to the termination, Cytyc pays Hologic the Hologic rejection fee; and (iv) immediately following the termination, Cytyc enters into such definitive agreement to effect such superior proposal. See “—Certain Covenants—No Solicitation” beginning on page 122; “—Certain Covenants—Board of Directors’ Covenant to Recommend” beginning on page 124; and “—Termination Fees” beginning on page 132.

If the merger agreement is validly terminated, the merger agreement will become void and of no effect without any liability of any party to the other party to the merger agreement (except as provided in “—Termination Fees,” below) unless the party is in willful breach of its obligations.

Termination Fees

Termination Fee Payable by Hologic. In the event that (i) Hologic engages in negotiations or discussions with any third party that has made an unsolicited bona fide written acquisition proposal that Hologic’s board of directors has determined in good faith (after consultation with outside legal counsel and financial advisors of nationally recognized reputation) constitutes or is reasonably likely to lead to a superior proposal and that acquisition proposal has been made directly to the stockholders of Hologic generally or shall have otherwise become publicly known or any person shall have publicly announced an intention to make an acquisition proposal; and (ii) the merger agreement is terminated because Hologic’s stockholders fail to approve the amendment to the Hologic charter and the issuance of Hologic common stock to Cytyc stockholders in the merger at the Hologic special meeting, then Hologic has agreed to pay a fee of $33 million to Cytyc, referred to as the Cytyc reduced fee, within two business days of such termination; provided, that if within 12 months of such termination, (A) Hologic merges with or into or is acquired by a third party; (B) a third party acquires more than 50% of the total assets of Hologic and its subsidiaries, taken as a whole; (C) a third party acquires more than 50% of the outstanding shares of Hologic common stock; or (D) Hologic or any of its subsidiaries enter into an agreement providing for any of the foregoing, Hologic will pay Cytyc a fee equal to the difference between $100 million and the amount of any previously paid Cytyc reduced fee.

Hologic has agreed to pay a fee of $100 million to Cytyc, referred to as the Cytyc rejection fee, if the merger agreement is terminated:

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by either Hologic or Cytyc if Hologic’s stockholders fail to approve the proposals to amend the Hologic charter and issue Hologic common stock to Cytyc stockholders in the merger (if there has been an adverse recommendation change by Hologic’s board of directors, whether or not such adverse recommendation change has been withdrawn, modified or changed);

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by Hologic immediately prior to Hologic entering into a definitive agreement with respect to a superior proposal, provided that, as explained in paragraph (c) in “—Right to Terminate” above, Hologic is not permitted to terminate the merger agreement to enter into an agreement for a superior proposal unless (i) Hologic has not materially breached or violated the terms of the merger agreement relating to its covenant not to solicit any acquisition proposal or covenants in connection with a superior proposal (or any acquisition proposal that was a precursor thereto), (ii) the board of directors of Hologic has determined to terminate the merger agreement subject to and in accordance with its terms in connection with a superior proposal and has authorized Hologic to enter into a definitive agreement for a superior proposal, (iii) immediately prior to the termination, Hologic pays Cytyc the Cytyc rejection fee and (iv) immediately following the termination, Hologic enters into such definitive agreement to effect such superior proposal;

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by Cytyc (i) if the board of directors of Hologic makes an adverse recommendation change or (ii) in the event of a willful and material breach by Hologic (directly or indirectly, through any director, officer, banker or counsel of Hologic) of either the no solicitation provisions of the merger agreement, as described in “—Certain Covenants—No Solicitation” beginning on page 122, or the provisions of the merger agreement that require Hologic to use all commercially reasonable efforts to cause a stockholders’ meeting to be held to vote on the proposals to amend the Hologic charter and issue Hologic common stock to Cytyc stockholders in the merger;

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(i) by either Hologic or Cytyc if the merger is not completed by November 16, 2007, (ii) by either Hologic or Cytyc if Hologic’s stockholders fail to approve the proposals to amend the Hologic charter and issue of Hologic common stock to Cytyc stockholders in the merger, or (iii) by Cytyc if Hologic breaches any representation or warranty or fails to perform any covenant or agreement set forth in the merger agreement that (A) causes any closing condition set forth in the first three bullet points of the third paragraph under “—Conditions to Completion of the Merger,” above, not to be satisfied, and (B) is not capable of being cured prior to November 16, 2007, or, if capable of being cured, has not been cured by Hologic within 30 days following receipt of written notice of such breach or failure to perform from Cytyc, and in each case, only if the following two conditions are met:

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prior to the Hologic special meeting an acquisition proposal has been made to Hologic or has been made directly to the stockholders of Hologic generally or has otherwise become publicly known or any person has publicly announced an intention to make an acquisition proposal; and

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within 12 months of the termination of the merger agreement, (i) Hologic merges with or into or is acquired by a third party, (ii) a third party acquires more than 50% of the total assets of Hologic and its subsidiaries, taken as a whole, (iii) a third party acquires more than 50% of the outstanding shares of Hologic common stock or (iv) Hologic or any of its subsidiaries enter into an agreement providing for any of the foregoing.

Termination Fee Payable by Cytyc. In the event that (i) Cytyc engages in negotiations or discussions with any third party that has made an unsolicited bona fide written acquisition proposal that Cytyc’s board of directors has determined in good faith (after consultation with outside legal counsel and financial advisors of nationally recognized reputation) constitutes or is reasonably likely to lead to a superior proposal and that acquisition proposal has been made directly to the stockholders of Cytyc generally or shall have otherwise become publicly known or any person shall have publicly announced an intention to make an acquisition proposal; and (ii) the merger agreement is terminated because Cytyc’s stockholders fail to adopt the merger agreement at the Cytyc special meeting, then Cytyc has agreed to pay a fee of $50 million to Hologic, referred to as the Hologic reduced fee, within two business days of such termination; provided, that if within 12 months of such termination, Cytyc (A) merges with or into or is acquired by a third party; (B) a third party acquires more than 50% of the total assets of Cytyc and its subsidiaries, taken as a whole, (C) a third party acquires more than 50% of the outstanding shares of Cytyc common stock; or (D) Cytyc or any of its subsidiaries enter into an agreement providing for any of the foregoing, Cytyc will pay Hologic a fee equal to the difference between $150 million and the amount of any previously paid Hologic reduced fee.

Cytyc has agreed to pay a fee of $150 million to Hologic, referred to as the Hologic rejection fee, if the merger agreement is terminated:

•

by either Hologic or Cytyc if Cytyc’s stockholders fail to adopt the merger agreement (if there has been an adverse recommendation change by Cytyc’s board of directors, whether or not such adverse recommendation change has been withdrawn, modified or changed);

•

by Cytyc immediately prior to Cytyc entering into a definitive agreement with respect to a superior proposal, provided that, as explained in paragraph (d) in “—Right to Terminate” above, Cytyc is not permitted to terminate the merger agreement to enter into an agreement for a superior proposal unless (i) Cytyc has not materially breached or violated the terms of the merger agreement relating to its covenant not to solicit any acquisition proposal or covenants in connection with a superior proposal (or any acquisition proposal that was a precursor thereto), (ii) the board of directors of Cytyc has determined to terminate the merger agreement subject to and in accordance with its terms in connection with a superior proposal and has authorized Cytyc to enter into a definitive agreement for a superior proposal, (iii) immediately prior to the termination, Cytyc pays Hologic the Hologic rejection fee and (iv) immediately following the termination, Cytyc enters into such definitive agreement to effect such superior proposal;

•

by Hologic (i) if the board of directors of Cytyc makes an adverse recommendation change or (ii) in the event of a willful and material breach by Cytyc (directly or indirectly, through any director, officer, banker or counsel of Cytyc) of either the no solicitation provisions of the merger agreement, as described in “—Certain Covenants—No Solicitation” beginning on page 122, or the provisions of the merger agreement that require Cytyc to use all commercially reasonable efforts to cause a stockholders’ meeting to be held to vote on the proposal to adopt the merger agreement;

•

(i) by either Hologic or Cytyc if the merger is not completed by November 16, 2007, (ii) by either Hologic or Cytyc if Cytyc’s stockholders fail to adopt the merger agreement, or (iii) by Hologic if Cytyc breaches any representation or warranty or fails to perform any covenant or agreement set forth in the merger agreement that (A) causes any closing condition set forth in the first three bullet points of the second paragraph under “—Conditions to Completion of the Merger,” above, not to be satisfied, and (B) is not capable of being cured prior to November 16, 2007, or, if capable of being cured, has not been cured by Cytyc within 30 days following receipt of written notice of such breach or failure to perform from Hologic, and in each case, only if the following two conditions are met:

•

prior to the Cytyc special meeting an acquisition proposal has been made to Cytyc or has been made directly to the stockholders of Cytyc generally or has otherwise become publicly known or any person has publicly announced an intention to make an acquisition proposal; and

•

within 12 months of the termination of the merger agreement, (i) Cytyc merges with or into or is acquired by a third party, (ii) a third party acquires more than 50% of the total assets of Cytyc and its subsidiaries, taken as a whole, (iii) a third party acquires more than 50% of the outstanding shares of Cytyc common stock or (iv) Cytyc or any of its subsidiaries enter into an agreement providing for any of the foregoing.

Other Expenses

Except as described above (and subject to an exception relating to the payment of (i) filing fees due in connection with filings required under the HSR Act or (ii) fees and expenses incurred in respect of the printing, filing and mailing of this joint proxy statement/prospectus, each of which will be shared equally by the parties), all costs and expenses incurred in connection with the merger agreement, the merger and the other related transactions will be paid by the party incurring such costs or expenses.

Amendments; Waivers

Any provision of the merger agreement may be amended before the effective time of the merger if, but only if, the amendment is in writing and is signed by each party to the merger agreement, provided that after the stockholders of either Hologic or Cytyc have approved the applicable proposals set forth in this joint proxy statement/prospectus, any amendment that requires stockholder approval may not be made without that approval. Any provision of the merger agreement may be waived before the effective time of the merger if, but only if, such waiver is in writing and is signed by each party against whom the waiver is to be effective.

THE HOLOGIC SPECIAL MEETING

The Hologic board of directors is using this joint proxy statement/prospectus to solicit proxies from holders of shares of Hologic common stock on the Hologic record date for use at the special meeting of Hologic stockholders. Hologic is first mailing this joint proxy statement/prospectus and accompanying form of proxy to Hologic stockholders on or about [    ], 2007.

Date, Time and Place

The special meeting of Hologic stockholders will be held on [    ], 2007 at 9:00 a.m., local time, at Hologic’s principal executive offices located at 35 Crosby Drive, Bedford, Massachusetts 01730.

Purpose of the Hologic Special Meeting

At the Hologic special meeting, Hologic stockholders will be asked to consider and vote upon the following proposals:

1.	to approve an amendment of the Hologic charter, effective immediately prior to the effective time of the merger, to increase the authorized number of shares of Hologic common stock from 90,000,000 shares to 300,000,000 shares, as described in “Hologic Charter Amendment” beginning on page 144;

2.	to approve the issuance of shares of Hologic common stock to Cytyc stockholders on the terms and subject to the conditions of the merger agreement, as described in “The Merger Agreement—Structure of the Merger” beginning on page 117;

3.	to approve the Hologic, Inc. Senior Executive Short-Term Incentive Plan, as described in “Approval of Hologic, Inc. Senior Executive Short-Term Incentive Plan” beginning on page 144;

4.	to approve an amendment to Hologic’s Second Amended and Restated 1999 Equity Incentive Plan to increase the number of shares issuable thereunder by 4,000,000 shares, as described in “Amendment to Hologic’s Second Amended and Restated 1999 Equity Incentive Plan” beginning on page 146;

5.	if submitted to a vote of Hologic stockholders, to approve any adjournment of the Hologic special meeting, including, if necessary, to solicit additional proxies in favor of any of the foregoing proposals, as described in “—Proposal to Adjourn Hologic Special Meeting” beginning on page 156.

Board Recommendations

The Hologic board of directors has unanimously determined that the merger agreement and the transactions contemplated by it, including the merger, are advisable to and in the best interests of Hologic and its stockholders. The Hologic board of directors unanimously recommends that the Hologic stockholders vote “FOR” the amendment to the Hologic charter, “FOR” the issuance of shares of Hologic common stock to Cytyc stockholders in the merger, “FOR” the approval of the Hologic, Inc. Senior Executive Short-Term Incentive Plan, “FOR” the approval of the amendment to Hologic’s Second Amended and Restated 1999 Equity Incentive Plan, and “FOR” the approval of the adjournment of the special meeting, including, if necessary, in order to solicit additional proxies in favor of any of the foregoing proposals.

Hologic Record Date; Shares Entitled to Vote

The Hologic board of directors has fixed the close of business on [    ], 2007 as the record date for Hologic stockholders entitled to notice of and to vote at the Hologic special meeting of Hologic stockholders or any adjournment or postponement of the Hologic special meeting.

The only outstanding voting securities of Hologic are the shares of Hologic common stock. Only holders of record of the shares of Hologic common stock on the Hologic record date are entitled to notice of and to vote at the Hologic special meeting. Under the Hologic charter, each share of Hologic common stock is entitled to one vote on all matters submitted to Hologic stockholders.

On the Hologic record date, there were approximately [    ] outstanding shares of Hologic common stock entitled to vote at the Hologic special meeting. Votes are exercisable in person, through the Internet, by telephone or by a properly executed and delivered proxy card with respect to the Hologic special meeting as described in “—Voting of Proxies” beginning on page 138.

Quorum Requirement

Under Delaware law and the Hologic bylaws, a quorum of Hologic stockholders at the special meeting is necessary to transact business at the Hologic special meeting. The presence of holders representing at least a majority of the votes of all outstanding Hologic common stock entitled to vote at the Hologic special meeting, whether present in person or by properly executed and delivered proxy, will constitute a quorum for the transaction of business at the Hologic special meeting.

All shares of Hologic common stock represented in person or by proxy at the Hologic special meeting, including abstentions and broker non-votes (as defined below) will be treated as present for purposes of determining the presence or absence of a quorum at the Hologic special meeting.

Under NASD rules, brokers who hold shares in street name for customers have the authority to vote on certain “routine” proposals when they have not received instructions from beneficial owners. Under NASD rules, such brokers are precluded from exercising their voting discretion with respect to the approval and adoption of non-routine matters, such as the amendment to the Hologic charter and the issuance of shares of Hologic common stock in the merger, the approval of the Hologic, Inc. Senior Executive Short-Term Incentive Plan or the approval of the amendment to Hologic’s Second Amended and Restated 1999 Equity Incentive Plan. Therefore, absent specific instructions from the beneficial owner of such shares, brokers are not empowered to vote such shares with respect to the approval of these non-routine proposals.

Stock Ownership of Hologic Executive Officers and Directors

On [    ], 2007, the Hologic record date, executive officers and directors of Hologic and their affiliates beneficially owned and were entitled to vote approximately [    ] shares of Hologic common stock (excluding exercisable options). These shares represent approximately [    ]% of the aggregate voting power of Hologic shares entitled to vote at the Hologic special meeting.

Votes Required to Approve Hologic Proposals

Each of the Hologic proposals to be considered at the Hologic special meeting requires the vote percentage described below. You may vote for or against any or all of the proposals submitted at the Hologic special meeting or abstain from voting.

Required Vote for Hologic Charter Amendment (Proposal 1). The affirmative vote of at least a majority of the outstanding shares of Hologic common stock entitled to vote on the proposal, is required to approve the amendment to the Hologic charter. Consequently, an abstention from voting or a broker non-vote on Proposal 1 will have the effect of a vote against Proposal 1.

Required Vote for Issuance of Hologic Common Stock in the Merger (Proposal 2). The approval of the issuance of shares of Hologic common stock to Cytyc stockholders in the merger requires the affirmative vote of a majority of the votes cast in person or by proxy at the Hologic special meeting. Abstentions and broker non-votes are not deemed to be votes cast. Accordingly, assuming a quorum is present, an abstention or a failure to vote, including broker non-votes, will have no effect in determining whether the issuance of shares of Hologic common stock in the merger will be approved.

Required Vote for the Hologic, Inc. Senior Executive Short-Term Incentive Plan (Proposal 3). The approval of the Hologic, Inc. Senior Executive Short-Term Incentive Plan requires the affirmative vote of a majority of the votes cast in person or by proxy at the Hologic special meeting. Abstentions and broker non-votes are not deemed to be votes cast. Accordingly, assuming a quorum is present, the abstention or failure to vote, including broker non-votes, will have no effect in determining whether the Hologic, Inc. Senior Executive Short-Term Incentive Plan will be approved.

Required Vote for the Amendment to the Hologic, Inc. Second Amended and Restated 1999 Equity Incentive Plan (Proposal 4). The approval of the amendment to the Hologic’s Second Amended and Restated 1999 Equity Incentive Plan requires the affirmative vote of a majority of the votes cast in person or by proxy at the Hologic special meeting. Abstentions and broker non-votes are not deemed to be votes cast. Accordingly, assuming a quorum is present, the abstention or failure to vote, including broker non-votes, will have no effect in determining whether the amendment to the Hologic’s Second Amended and Restated 1999 Equity Incentive Plan will be approved.

Required Vote for Adjournment of the Hologic Special Meeting (Proposal 5). The approval of any adjournment of the Hologic special meeting, including, if necessary, to solicit additional proxies if there are not sufficient votes for any of the foregoing proposals requires the affirmative vote of a majority of the votes cast in person or by proxy, whether or not a quorum is present at the Hologic special meeting.

Each of Proposal 1 and Proposal 2 are conditioned upon the other and the approval of each such proposal is a condition to the completion of the merger. Neither the issuance of Hologic common stock in connection with the merger nor the amendment the Hologic charter will take place or be effective unless both of these proposals are approved by the Hologic stockholders. Therefore, the merger cannot be completed without the approval of both Proposal 1 and Proposal 2.

Voting Procedures—Stockholders of Record and Beneficial Owners

You are a stockholder of record if your shares of Hologic common stock are registered directly in your own name with Hologic’s transfer agent, American Stock Transfer and Trust Company, Inc. (“AST”). You are a beneficial owner if a brokerage firm, bank, trustee or other agent (called a “nominee”) holds your stock. This is often called ownership in “street name” because your name does not appear in the records of AST.

Voting of Proxies

Your vote is important. Accordingly, please sign, date and return the enclosed proxy card whether or not you plan to attend the Hologic special meeting in person.

By Mail. A proxy card is enclosed for your use. To submit your proxy by mail, Hologic asks that you complete and sign the accompanying proxy and, if you are a stockholder of record, return it to MacKenzie Partners, Inc. as soon as possible in the enclosed postage-paid envelope or pursuant to the instructions set out in the proxy card. If you hold your shares in “street name”, please refer to your proxy card or the information provided to you by your bank, broker, custodian or record holder. When the accompanying proxy is returned properly executed, the shares of Hologic common stock represented by it will be voted at the Hologic special meeting in accordance with the instructions contained in the proxy.

If proxies are returned properly executed without indication as to how to vote, the Hologic common stock represented by each such proxy will be considered to be voted in favor of all matters for consideration at the Hologic special meeting as follows: “FOR” the proposal to amend the Hologic charter; “FOR” the proposal to approve the issuance of shares of Hologic common stock to Cytyc stockholders in the merger; “FOR” the proposal to adopt the Hologic, Inc. Senior Executive Short-Term Incentive Plan; “FOR” the proposal to approve the amendment to the Hologic’s Second Amended and Restated 1999 Equity Incentive Plan; and “FOR” the proposal to adjourn the special meeting, including, if necessary, to permit further solicitation of the proxies on any of the foregoing proposals.

Voting in Person. If you wish to vote in person at the Hologic special meeting, a ballot will be provided at the Hologic special meeting. However, if your shares are held in “street name” by your bank, broker, custodian or other record holder, you must obtain a proxy, executed in your favor, from the holder of record to be able to vote at the meeting.

By Telephone. If you are a stockholder of record, you may also submit your proxy by telephone by dialing the toll-free telephone number on your proxy card and providing the unique control number indicated on the enclosed proxy card. Telephone voting is available 24 hours a day, seven days a week, and will be accessible until 11:59 p.m., New York City time, on [    ], 2007. Easy-to-follow voice prompts allow you to submit your proxy and confirm that your instructions have been properly recorded. If you hold your shares in “street name,” please refer to your proxy card or the information provided by your bank, broker, custodian or record holder for information on telephone voting. If you are located outside the United States, Canada and Puerto Rico, see your proxy card or other materials for additional instructions. If you submit your proxy by telephone, you do not need to return your proxy card.

By Internet. If you are a stockholder of record, you may also choose to submit your proxy on the Internet. The website for Internet voting and the unique control number you will be required to provide are on your proxy card. Internet voting is available 24 hours a day, seven days a week, and will be accessible until 11:59 p.m., New York City time, on [    ], 2007. If you hold your shares in “street name,” please refer to your proxy card or the information provided by your bank, broker, custodian or record holder for information on Internet voting. As with telephone voting, you will be given the opportunity to confirm that your instructions have been properly recorded. If you submit your proxy on the Internet, you do not need to return your proxy card.

Revocation of Proxies

You have the power to revoke your proxy at any time before your proxy is voted at the Hologic special meeting. Your proxy can be revoked in one of four ways:

•	you can send a signed notice of revocation;

•	you can grant a new, valid proxy by executing a new proxy card bearing a later date;

•	you can vote at a later time by telephone or through the Internet; or

•

if you are a holder of record, you can attend the Hologic special meeting (or, if the special meeting is adjourned or postponed, attend the adjourned or postponed meeting) and vote in person which will automatically cancel any proxy previously given, but your attendance alone will not revoke any proxy previously given.

If you choose either of the first two methods, your notice of revocation or new proxy must be received by Hologic’s corporate secretary no later than the beginning of the Hologic special meeting or, if the special meeting is adjourned or postponed, before the adjourned or postponed meeting is actually held.

If your shares are held in “street name,” you may change your vote by submitting new voting instructions to your broker or nominee.

Solicitation of Proxies

This solicitation is made on behalf of the Hologic board of directors and Hologic will pay the costs of soliciting and obtaining proxies, including the cost of reimbursing banks and brokers for forwarding proxy materials to their principals. Proxies may be solicited, without extra compensation, by Hologic’s officers and employees by mail, telephone, fax, personal interviews or other methods of communication. Hologic has engaged MacKenzie Partners, Inc. to assist it in the distribution and solicitation of proxies at a fee of approximately $15,000, plus expenses. Hologic and Cytyc will also reimburse brokers and other custodians, nominees and fiduciaries for their expenses in sending these materials to you and getting your voting instructions.

Do not send any stock certificates with your proxy cards.

THE CYTYC SPECIAL MEETING

The Cytyc board of directors is using this joint proxy statement/prospectus to solicit proxies from the holders of shares of Cytyc common stock on the Cytyc record date for use at the special meeting of Cytyc stockholders. Cytyc is first mailing this joint proxy statement/prospectus and accompanying form of proxy to Cytyc stockholders on or about [    ], 2007.

Date, Time and Place

The special meeting of Cytyc stockholders will be held on [    ], 2007 at [    ] a.m., local time, at The Hilton Boston Logan Airport, 85 Terminal Road, Boston, Massachusetts 02128.

Purpose of the Cytyc Special Meeting

At the Cytyc special meeting, Cytyc stockholders will be asked to:

1.	adopt the merger agreement and the transactions contemplated thereby, including the merger; and

2.	if submitted to a vote of Cytyc stockholders, approve an adjournment of the Cytyc special meeting, including, if necessary, to solicit additional proxies in favor of the proposal to adopt the merger agreement if there are not sufficient votes for that proposal at the time of the meeting, as described in “Proposal to Adjourn Cytyc Special Meeting” beginning on page 143.

Board Recommendations

The Cytyc board of directors has unanimously determined that the merger agreement and the transactions contemplated thereby, including the merger, are advisable and fair to and in the best interests of Cytyc and the Cytyc stockholders and unanimously recommends that the Cytyc stockholders use the proxy card to vote “FOR” the proposal to adopt the merger agreement and the transactions contemplated thereby, including the merger, and “FOR” the proposal to approve the adjournment, including, if necessary, in order to solicit additional proxies in favor of the adoption of the merger agreement.

Cytyc Record Date; Shares Entitled to Vote

The Cytyc board of directors has fixed the close of business on [    ], 2007, as the Cytyc record date for the Cytyc special meeting. Accordingly, only holders of record of Cytyc common stock as of the close of business on the Cytyc record date will be entitled to notice of, and to vote at, the Cytyc special meeting or any adjournment or postponement thereof. As of the Cytyc record date, an aggregate of [    ] shares of Cytyc common stock were issued and outstanding. The holders of Cytyc common stock are entitled to one vote per share on any proposal presented at the Cytyc special meeting.

Shares of Cytyc common stock held by Cytyc as treasury shares and shares of Cytyc common stock held by its subsidiaries will not be entitled to vote.

Stock Ownership of Directors and Executive Officers

On [ ], 2007, the Cytyc record date, directors and executive officers of Cytyc and their respective affiliates owned and were entitled to vote [ ] shares of Cytyc common stock, or approximately [ ]% of the shares of Cytyc common stock outstanding on that date. To Cytyc’s knowledge, the directors and executive officers of Cytyc and their respective affiliates intend to vote their shares of Cytyc common stock in favor of all Cytyc proposals at the Cytyc special meeting.

Quorum Requirement

The presence in person or by proxy of at least a majority of the voting power of the shares of Cytyc common stock issued and outstanding and entitled to vote at the Cytyc special meeting is necessary to establish a quorum for the transaction of business at the Cytyc special meeting. Abstentions and broker “non-votes” are counted as present or represented for purposes of determining the presence or absence of a quorum. A “non-vote” occurs when a broker holding shares for a beneficial owner votes on one proposal, but does not vote on another proposal because, in respect of such other proposal, the broker does not have discretionary voting power and has not received instructions from the beneficial owner.

Under NASD rules, brokers who hold shares in street name for customers have the authority to vote on certain “routine” proposals when they have not received instructions from beneficial owners. Under NASD rules, such brokers are precluded from exercising their voting discretion with respect to the approval and adoption of non-routine matters, such as the merger agreement. Therefore, absent specific instructions from the beneficial owner of such shares, brokers are not empowered to vote such shares with respect to the approval of these non-routine proposals.

An automated system administered by Cytyc’s transfer agent tabulates the votes. The vote on each matter submitted to stockholders is tabulated separately. Abstentions and broker “non-votes” are included in the number of shares present or represented for purposes of quorum, but are not considered as shares voting or as votes cast with respect to any matter presented at the Cytyc special meeting.

Votes Required to Approve Cytyc Proposals

Required Vote for Adoption of Merger Agreement (Proposal 1). The affirmative vote of a majority of the outstanding shares of Cytyc common stock entitled to vote is required to adopt the merger agreement and the transactions contemplated thereby, including the merger. Consequently, an abstention from voting or a broker non-vote on Proposal 1 will have the effect of a vote against Proposal 1.

Adoption of the merger agreement and the transactions contemplated thereby, including the merger, by the requisite vote of the Cytyc stockholders is required to complete the merger.

Required Vote for Adjournment of the Cytyc Special Meeting (Proposal 2). Stockholder approval of any adjournment of the Cytyc special meeting, including, if necessary, to solicit additional proxies if there are not sufficient votes for the foregoing proposal, requires the affirmative vote of a majority of the votes cast by stockholders present in person or by proxy, whether or not a quorum is present at the meeting. Abstentions and broker non-votes will have no effect on the vote on Proposal 2.

Voting of Proxies

By Mail. A proxy card is enclosed for your use. To submit your proxy by mail, Cytyc asks that you sign and date the accompanying proxy and, if you are a stockholder of record, return it as soon as possible in the enclosed postage-paid envelope or according to the instructions provided in the proxy card. If the envelope is missing, please see the instructions on your proxy card. If you hold your shares in “street name”, please refer to your proxy card or the information provided to you by your bank, broker, custodian or record holder. When the accompanying proxy is returned properly executed, the shares of Cytyc common stock represented by it will be voted at the Cytyc special meeting in accordance with the instructions contained in the proxy.

If proxies are returned properly executed without indication as to how to vote, the Cytyc common stock represented by each such proxy will be considered to be voted in favor of all matters for consideration at the Cytyc special meeting as follows: “FOR” the proposal to adopt the merger agreement and the transactions contemplated thereby, including the merger, and “FOR” the proposal to approve the adjournment, including, if necessary, in order to solicit additional proxies in favor of the adoption of the merger agreement.

There are no voting agreements in place in respect of any outstanding shares of Cytyc common stock entitled to vote at the Cytyc special meeting.

Your vote is important. Accordingly, please sign, date and return the enclosed proxy card whether or not you plan to attend the Cytyc special meeting in person.

By Telephone. If you are a stockholder of record, you may also submit your proxy by telephone by dialing the toll-free telephone number on your proxy card and providing the unique control number indicated on the enclosed proxy card. Telephone voting is available 24 hours a day, seven days a week, and will be accessible until 11:59 p.m., New York City time, on [        ], 2007. Easy-to-follow voice prompts allow you to submit your proxy and confirm that your instructions have been properly recorded. If you hold your shares in “street name,” please refer to your proxy card or the information provided by your bank, broker, custodian or record holder for information on telephone voting. If you are located outside the United States, Canada and Puerto Rico, see your proxy card or other materials for additional instructions. If you submit your proxy by telephone, you do not need to return your proxy card.

By Internet. If you are a stockholder of record, you may also choose to submit your proxy on the Internet. Internet voting is available 24 hours a day, seven days a week, and will be accessible until 11:59 p.m., New York City time, on [            ], 2007. Please refer to the enclosed proxy card for information about the website for Internet voting and the unique control number you will be required to provide. If you hold your shares in “street name,” please refer to your proxy card or the information provided by your bank, broker, custodian or record holder for information on Internet voting. As with telephone voting, you will be given the opportunity to confirm that your instructions have been properly recorded. If you submit your proxy on the Internet, you do not need to return your proxy card.

Voting In Person. If you wish to vote in person at the Cytyc special meeting, a ballot will be provided at the Cytyc special meeting. However, if your shares are held in “street name” by your bank, broker, custodian or other record holder, you must obtain a proxy, executed in your favor, from the holder of record to be able to vote at the meeting.

Revocation of Proxies

You have the power to revoke your proxy at any time before your proxy is voted at the Cytyc special meeting. Your proxy can be revoked in one of four ways:

•	you can send a signed notice of revocation;

•	you can grant a new, valid proxy by executing a new proxy card bearing a later date;

•	you can vote at a later time by telephone or through the Internet; or

•

if you are a holder of record, you can attend the Cytyc special meeting (or, if the special meeting is adjourned or postponed, attend the adjourned or postponed meeting) and vote in person which will automatically cancel any proxy previously given, but your attendance alone will not revoke any proxy previously given.

If you choose either of the first two methods, your notice of revocation or new proxy must be received by Cytyc’s corporate secretary no later than the beginning of the Cytyc special meeting or, if the special meeting is adjourned or postponed, before the adjourned or postponed meeting is actually held.

If your shares are held in “street name,” you may change your vote by submitting new voting instructions to your broker or nominee.

Solicitation of Proxies

All costs of this solicitation of proxies will be borne by Cytyc. In addition to solicitations by mail, certain of Cytyc’s directors, officers and regular employees, without additional remuneration, may solicit proxies in person or by telephone or telegraph. Brokers, custodians and fiduciaries will be requested to forward proxy soliciting material to the owners of Cytyc common stock held in their names, and Cytyc will reimburse them for their reasonable out-of-pocket costs. Solicitation by Cytyc officers and employees may also be made of some Cytyc stockholders in person or by mail, telephone or telegraph following the original solicitation. In addition, Cytyc has engaged Morrow & Co., Inc. to assist it in the distribution and solicitation of proxies at a fee of $25,000, plus expenses.

Do not send any stock certificates with your proxy cards. If Cytyc stockholders adopt the merger agreement at the Cytyc special meeting, the other conditions to closing are satisfied and the merger is completed, the exchange agent will mail transmittal forms with instructions for the surrender of stock certificates for shares of Cytyc common stock as soon as practicable after completion of the merger.

Householding

In accordance with notices sent to Cytyc stockholders who share a single address and own their Cytyc shares through a bank, broker or other holder of record, Cytyc is sending only one proxy statement to that address unless it received contrary instructions from any stockholder at that address. This “householding” practice reduces Cytyc’s printing and postage costs. Cytyc stockholders may request or discontinue householding, or may request a separate copy of the proxy statement. Cytyc stockholders who wish to either discontinue or begin householding should contact their bank, broker or other record holder. Any householded stockholder may request prompt delivery of a copy of the proxy statement by visiting the Investor Information section of Cytyc’s website, www.cytyc.com, or may write to Cytyc at Investor Relations, 250 Campus Drive, Marlborough, Massachusetts 01752.

PROPOSAL TO ADJOURN CYTYC SPECIAL MEETING

The Cytyc stockholders are being asked to consider and vote upon a proposal to approve an adjournment of the special meeting, if necessary, including adjournments to permit further solicitation of proxies in favor of the proposal to adopt the merger agreement and the transactions contemplated thereby, including the merger.

If a quorum is not present at the Cytyc special meeting, Cytyc stockholders may be asked to vote on the proposal to adjourn the Cytyc special meeting to solicit additional proxies. If a quorum is present at the Cytyc special meeting, but there are not sufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement, Cytyc stockholders may also be asked to vote on the proposal to approve the adjournment of the special meeting to permit further solicitation of proxies in favor of that proposal.

If the adjournment proposal in submitted for a vote at the Cytyc special meeting, and if the Cytyc stockholders vote to approve the adjournment proposal, the meeting will be adjourned to enable the Cytyc board of directors to solicit additional proxies in favor of the proposal to adopt the merger agreement. If the adjournment proposal is approved, and the Cytyc special meeting is adjourned, the Cytyc board of directors will use the additional time to solicit additional proxies in favor of the proposal to adopt the merger agreement, including the solicitation of proxies from stockholders that have previously voted against the proposal to adopt the merger agreement. Among other things, approval of the adjournment proposal could mean that, even though Cytyc may have received proxies representing a sufficient number of votes against the proposal to adopt the merger agreement to defeat it, management could present the adjournment proposal for a vote of stockholders and thereby cause the Cytyc special meeting to be adjourned without a vote on the proposal to adopt the merger agreement and seek during that period of adjournment to convince the holders of those shares to change their votes to vote in favor of the proposal to adopt the merger agreement.

Cytyc’s board of directors believes that if the number of shares of Cytyc common stock voting in favor of the proposal to adopt the merger agreement is insufficient to approve that proposal, it is in the best interests of Cytyc’s stockholders to enable Cytyc’s board of directors, for a limited period of time, to continue to seek to obtain a sufficient number of additional votes in favor of the proposal.

HOLOGIC CHARTER AMENDMENT

At the Hologic special meeting, Hologic stockholders will be asked to approve the amendment (described below) of Hologic’s certificate of incorporation, as amended, which is referred to as the Hologic charter. The amendment will increase the number of authorized shares of Hologic common stock from 90,000,000 shares to 300,000,000 shares. As a condition to the completion of the merger, the Hologic stockholders must approve the amendment to the Hologic charter described in this section. Annex H to this joint proxy statement/prospectus contains the complete text of the proposed amendment to the Hologic charter, which you are urged to read in its entirety. See “Comparison of Stockholder Rights,” beginning on page 159. If the merger is not completed for any reason, Hologic’s board of directors will abandon the amendment described in this section and the amendment will be of no force and effect.

Increase of Authorized Common Stock

Under the Hologic charter, 90,000,000 shares of common stock are currently authorized. On [    ], 2007, the Hologic record date, approximately [    ] shares of Hologic common stock were issued and outstanding (not counting shares held in Hologic’s treasury).

To complete the merger, assuming conversion of all of Cytyc’s outstanding 2.25% Senior Convertible Notes due 2024, Hologic expects that approximately 65.1 million shares of Hologic common stock will be required to be issued to holders of shares of Cytyc common stock based on the number of shares of Cytyc common stock outstanding as of June 30, 2007 and that approximately 12.6 million shares of Hologic common stock will be required to be reserved for issuance under Cytyc options and other Cytyc equity-based awards.

Accordingly, the shares of Hologic common stock currently authorized under the Hologic charter will not be sufficient to complete the merger. Hologic therefore asks Hologic stockholders to approve the proposed amendment, which will change Article FOURTH of the Hologic charter to increase the number of authorized shares of Hologic common stock from 90,000,000 to 300,000,000 shares.

The increased number of authorized shares will give Hologic sufficient shares to complete the merger. At present, Hologic has no plans to issue shares for any other purpose, other than in connection with Hologic’s acquisition of BioLucent, Inc., pursuant to that certain Agreement and Plan of Merger dated as of June 20, 2007 by and among Hologic, Bravo Transition, Inc., and BioLucent, Inc. See “Summary—Recent Developments” beginning on page 8. Hologic believes, however, that it is desirable to have additional shares available for other corporate purposes that might arise in the future. For example, such shares could be used for acquisitions or to raise capital or to effect a stock split.

Whether any future issuance of shares unrelated to the merger would be submitted for stockholder vote depends upon the nature of the issuance, legal and stock exchange requirements and the judgment of the board of directors of the combined company at the time.

APPROVAL OF THE HOLOGIC, INC. SENIOR EXECUTIVE SHORT-TERM INCENTIVE PLAN

The Hologic, Inc. Senior Executive Short-Term Incentive Plan (STIP) was approved by the board of directors, upon recommendation of Hologic’s compensation committee, on June 25, 2007, subject to stockholder approval. Hologic is submitting the STIP for stockholder approval as required by Section 162(m) of the Code. If the STIP is approved by stockholders and terms therein are satisfied, then the payment of bonus awards under the STIP to the chief executive officer and the three other executive officers (other than principal financial officer) whose compensation is described each year in the summary compensation table of Hologic’s proxy statement (the covered employees) will be fully deductible as qualified performance-based compensation under Section 162(m). The STIP will be effective for determination of annual bonuses for the next fiscal year beginning on October 1, 2007. The following summary of the STIP should be read in conjunction with, and is qualified in its entirety by reference to, the complete text of the STIP, which is attached to this joint proxy statement/prospectus as Annex J.

Summary of the STIP

The STIP provides objective performance-based awards for covered employees, subject to a maximum limit, as described in more detail below. Amounts paid under the STIP are intended to qualify as “qualified performance-based compensation,” which is excluded from the $1.0 million limit on deductible compensation set forth in Section 162(m) of the Code.

Administration. The STIP will be administered by the compensation committee appointed by the board of directors, which is authorized to designate as participants, and grant awards to, employees of Hologic who are covered employees. The compensation committee must be comprised of at least such number of directors as is required from time to time to satisfy the performance-based compensation exception provided for under Section 162(m) of the Code, each of whom must be an “outside director” within the meaning of Section 162(m).

Under the STIP, the compensation committee may designate participants and establish performance targets and target awards for each participant not later than 90 days after the beginning of a calendar year or fiscal year of Hologic, or such other period designated by the compensation committee, provided such performance targets and target awards are established before 25% of such period has elapsed. The performance targets may relate to the attainment of specified levels of one or more of the following measures, as defined below: economic value added; earnings before interest, taxes, depreciation and amortization; adjusted earnings before interest, taxes, depreciation and amortization; earnings before interest and taxes; earnings per share; operating income; adjusted operating income; income before income taxes; adjusted income before income taxes; net income; adjusted net income; operating margin return on equity; return on assets; revenue; and total shareholder return.

Shortly after the end of each performance period, the compensation committee must certify whether or not the performance targets have been achieved. The compensation committee has the right, in its sole discretion, to reduce the amount of the award to any participant to reflect the compensation committee’s assessment of the participant’s individual performance or for any other reason. These awards are payable in cash as soon as practicable thereafter.

To receive payment of an award, the participant must have remained in Hologic’s continuous employ through the end of the applicable performance period. However, if (i) Hologic terminates a participant’s employment other than for cause; (ii) a participant terminates his or her employment for good reason; or (iii) a participant becomes permanently disabled or dies during a performance period, the participant or his or her estate shall be awarded, unless his or her employment agreement provides otherwise, a pro rata portion of the award earned for the performance period. The compensation committee has the right, in its sole discretion, to reduce the amount of the award to reflect the compensation committee’s assessment of the participant’s individual performance prior to the applicable termination event or for any other reason. Unless otherwise specifically defined in an employment agreement or a benefit plan document, a determination as to whether a participant’s employment has been terminated for cause, for good reason or due to permanent disability shall be made by the compensation committee in its sole discretion.

Maximum Award. The STIP provides that the maximum award to any participant for any performance period is determined by multiplying a participant’s salary by a factor of four. As of the date of this joint proxy statement/prospectus, the highest salary of any participant was $510,000. As such, the maximum dollar amount of compensation that could be payable to any participant for any performance period under the STIP is $2.04 million.

Adjustments. In the event that, during a performance period, any recapitalization, reorganization, merger, acquisition, divestiture, consolidation, spin-off, combination, liquidation, dissolution, sale of assets or other similar corporate transaction or event, or any other extraordinary event, occurs, or any other event or circumstance occurs that has the effect, as determined by the compensation committee in its sole and absolute discretion, of distorting the applicable performance targets, including, without limitation, changes in accounting standards, the compensation committee may, to the extent consistent with Section 162(m), adjust or modify, in its sole and absolute discretion, the calculation of the performance targets, to the extent necessary to prevent reduction or enlargement of participants’ awards under the STIP for such performance period attributable to such transaction, circumstance or event.

Transfer Restrictions. The rights of a participant with respect to any award under the STIP are not transferable other than by will or the laws of descent and distribution. No award under the STIP will be construed as giving any employee a right to continued employment with Hologic.

Amendment. The board of directors may at any time alter, amend, suspend or terminate the STIP in whole or in part; provided, however, that no alteration or amendment will be effective without the approval of Hologic’s stockholders if their approval is required by law.

AMENDMENT TO HOLOGIC’S SECOND AMENDED AND RESTATED

1999 EQUITY INCENTIVE PLAN

Description of the Proposed Amendment

The stockholders of Hologic are being asked to consider and vote upon a proposal to approve an amendment to Hologic’s Second Amended and Restated 1999 Equity Incentive Plan, which is referred to as the 1999 Plan, at the Hologic special meeting to increase the number of shares of Hologic common stock available for issuance under the 1999 Plan by an additional 4,000,000 shares effective upon completion of the merger.

Currently the 1999 Plan provides that the maximum aggregate number of shares of Hologic common stock available for issuance under the 1999 Plan is 600,000 shares, plus an annual increase to be made on the first day of each fiscal year equal to the lesser of (i) 2 1/2% of the Issued Shares (as defined below) on the last day of the immediately preceding fiscal year; (ii) 1,000,000 shares; or (iii) an amount determined by the Hologic board of directors. As of July 28, 2007, since the adoption of the 1999 Plan in March 1999 and taking into account the annual adjustments to the maximum number of shares available for issuance under the 1999 Plan, there have been an aggregate of 7,660,000 shares authorized to be issued under the 1999 Plan, of which 4,249,418 shares have been issued, 2,405,524 shares are reserved for issuance pursuant to outstanding awards, and 1,005,058 shares are available for future issuances.

As a result of the merger, the board of directors of Hologic believes that the combined company, which will be a much larger company with significantly more employees, will need additional shares of common stock available for awards under the 1999 Plan to attract and retain employees and directors to provide an incentive for them to assist the combined company in achieving long-range performance goals, and to enable them to participate in the long-term growth of the combined company. Accordingly, on June 25, 2007, upon the recommendation of Hologic’s compensation committee, the board of directors unanimously approved, subject to stockholder approval, an amendment to Section 5(a) of the 1999 Plan to provide that an additional 4,000,000 shares of common stock of Hologic will be available for issuance under the 1999 Plan effective upon completion of the merger. If the amendment is approved by Hologic stockholders and the merger between Hologic and Cytyc is completed, the first sentence of Section 5(a) of the 1999 Plan will be deleted in its entirety and replaced with the following:

“Effective on the effective time of the merger between the Corporation and Cytyc Corporation pursuant to that certain Agreement and Plan of Merger, dated as of May 20, 2007, by and among Hologic, Inc., Cytyc Corporation and Nor’easter Corp., subject to adjustment under subsection (b), the maximum aggregate number of shares of common stock available for issuance under the Plan is 600,000 shares, plus (A) an annual increase to be made on the first day of each fiscal year equal to the lesser of (i) 2  1/2% of the Issued Shares (as defined below) on the last day of the immediately preceding fiscal year, (ii) 1,000,000 shares, or (iii) an amount determined by the board of directors, plus (B) 4,000,000 shares.”

The amendment to the 1999 Plan will become effective if it is approved by Hologic stockholders at the Hologic special meeting, but only if the merger contemplated by the merger agreement is completed. Under the merger agreement, approval of the amendment to the 1999 Plan by Hologic stockholders is not a condition to the obligations of the parties to complete the merger. Accordingly, even if the amendment to the 1999 Plan is not approved by Hologic stockholders at the special meeting, the parties will be obligated to complete the merger if the closing conditions to the merger are satisfied.

If the amendment to the 1999 Plan is not approved by Hologic stockholders, the 1999 Plan will continue in effect in its current form. In connection with the merger, Hologic is assuming any grants outstanding under Cytyc’s 2004 Omnibus Plan and, if the 1999 Plan is not approved by Hologic stockholders, Hologic may determine to assume Cytyc’s 2004 Omnibus Plan in connection with the merger, and may continue to grant equity awards to former Cytyc employees on an as-converted basis, in accordance with the mergers and acquisitions exemption to the equity compensation plan stockholder approval requirement under applicable Nasdaq listing standards. An aggregate of 12,250,000 shares of Cytyc common stock have been reserved for issuance under Cytyc’s 2004 Omnibus Plan and, as of August 10, 2007, an aggregate of 12,250,000 shares have been authorized to be issued under the plan, of which 1,071,195 shares have been issued, 8,565,922 shares are reserved for issuance pursuant to outstanding awards, and 2,612,883 shares are available for future issuances. Any awards made pursuant to Cytyc’s 2004 Omnibus Plan after the effective time of the merger would be made in shares of common stock of Hologic on an as-converted basis in accordance with the terms of Cytyc’s 2004 Omnibus Plan. If the amendment to the 1999 Plan is approved by the Hologic stockholders, it is not expected that any further awards will be made under Cytyc’s 2004 Omnibus Plan.

Description of the 1999 Plan

The following summary of the 1999 Plan, as amended, is qualified by its entirety to the complete text of the Second Amended and Restated 1999 Equity Incentive Plan, as amended, a copy of which is attached to this joint proxy statement/prospectus as Annex K. Other than the changes described above to increase the authorized number of shares of Hologic common stock issuable under the 1999 Plan upon the effective time of the merger, the material terms and conditions of the 1999 Plan will not change.

Purpose. The 1999 Plan was approved by Hologic’s stockholders in March 1999 and amendments to the 1999 Plan were approved by Hologic’s stockholders in February 2004 and in February 2006. The purposes of the 1999 Plan are to attract and retain employees and directors to provide an incentive for them to assist Hologic in achieving long-range performance goals, and to enable them to participate in the long-term growth of Hologic.

Effective Date. The amendment to the 1999 Plan will become effective at the effective time of the merger, if it is approved by Hologic stockholders.

Term. The term of the 1999 Plan expires on March 3, 2009.

Awards Under the Plan. Awards under the 1999 Plan may be made in the form of:

•	stock options, which may be either incentive stock options or non-qualified stock options;

•	restricted stock;

•	restricted stock units;

•	stock appreciation rights either in tandem with an option or alone and unrelated to an option, or SARs;

•	performance shares;

•	award shares;

•	other stock-based awards; or

•	any combination of the foregoing.

Eligible Participants. All employees, and in the case of awards other than incentive stock options, directors of Hologic or any affiliate (as that term is defined in the 1999 Plan) capable of contributing significantly to the successful performance of Hologic, other than a person who has irrevocably elected not to be eligible, are eligible to participate in the 1999 Plan.

Administration. The 1999 Plan is currently administered by the compensation committee of Hologic’s board of directors. The compensation committee serves at the pleasure of Hologic’s board of directors which can, at its sole discretion, discharge any member of the compensation committee, appoint additional new members in substitution for those previously appointed and/or fill vacancies regardless of how they are caused. The board of directors of Hologic has the authority to adopt, alter and repeal administrative rules, guidelines and practices governing the operation of the 1999 Plan and to interpret provisions of the Plan. The board of directors may delegate, to the extent permitted by applicable law, to the compensation committee the power to make awards to participants and all determinations under the 1999 Plan with respect thereto.

Securities to be Offered. If the amendment to the 1999 Plan is approved by Hologic stockholders and the merger between Cytyc and Hologic becomes effective, the 1999 Plan, as amended, would provide that the maximum aggregate number of shares of common stock available for issuance under the 1999 Plan is 600,000 shares, plus (A) an annual increase to be made on the first day of each fiscal year equal to the lesser of (i) 2 1/2% of the Issued Shares (as defined below) on the last day of the immediately preceding fiscal year, (ii) 1,000,000 shares, or (iii) an amount determined by Hologic’s board of directors, plus (B) 4,000,000 shares. “Issued Shares” means the number of shares of Hologic’s common stock outstanding on the last day of the immediately preceding fiscal year, plus any shares reacquired by Hologic during the fiscal year that ends on that date. The shares of common stock available for issuance under the 1999 Plan are subject to adjustment for any stock dividend, recapitalization, stock split, stock combination or certain other corporate reorganizations.

Shares issued may consist in whole or in part of authorized but unissued shares or treasury shares. Shares subject to an award that expires or is terminated unexercised or is forfeited for any reason or settled in a manner that results in fewer shares outstanding than were initially awarded will again be available for award under the 1999 Plan. The maximum number of shares which may be granted to an individual in a fiscal year is limited to 1,000,000 shares. As of June 30, 2007, an aggregate of 7,660,000 shares of common stock are authorized for issuance under the 1999 Plan, of which 1,005,058 shares are available for future awards under the 1999 Plan. The closing price of Hologic’s common stock on the Nasdaq Global Select Market on August 14, 2007 was $51.19.

Nonqualified and Incentive Stock Options. Subject to the provisions of the 1999 Plan, the board of directors may award incentive stock options and nonqualified stock options and determine the number of shares to be covered by each option, the option price therefore and the conditions and limitations applicable to the exercise of the option. Each option shall be exercisable at such times and subject to such terms and conditions as the board of directors may specify in the applicable award or thereafter. The board of directors may provide for the automatic award of an option upon the delivery of shares to Hologic in payment of an option for up to the number of shares so delivered.

The terms and conditions of incentive stock options shall be subject to and comply with Section 422 of the Code and any regulations thereunder. No incentive stock option granted under the 1999 Plan may be granted more than ten years after the effective date of the 1999 Plan and no such grant may be exercisable more than ten years from the date of grant (five years after the date of grant for incentive stock options granted to holders of more than ten percent of the common stock). Incentive stock options shall be granted only to employees of Hologic and shall be transferable by the optionee only by the laws of descent and distribution, and shall be exercisable only by the employee during his or her lifetime.

The exercise price of options granted under the 1999 Plan may not be less than the fair market value of the common stock on the date of grant. Incentive stock options may be granted to holders of more than 10% of Hologic’s outstanding voting capital stock only at an exercise price of at least 110% of the fair market value of such stock on the date of grant.

Options Granted to Non-Employee Directors. The 1999 Plan provides that, unless otherwise determined by the board of directors, each director of Hologic who is not an employee of Hologic or affiliated with any holder of more than 5% of the outstanding voting stock of Hologic shall automatically be granted a nonqualified option to acquire 50,000 shares of common stock as of the date he or she is first elected to the board of directors or, with respect to such directors serving on the board of directors as of the effective date of the 1999 Plan, as of the date of Hologic’s 1999 Annual Meeting. In each case, the option price for such options will be the fair market value of the common stock on the date of grant and the expiration date shall be the tenth anniversary thereof. The compensation committee has the discretion to determine the terms, including the vesting schedule of the award. Under the compensation committee’s current practice, each such nonqualified option will become exercisable in 20% installments beginning on January 1 of the first year after the grant date, and on January 1 of each year thereafter, until such option is fully exercisable on January 1 of the fifth year following the grant date.

Furthermore, the 1999 Plan provides that, unless otherwise determined by the board of directors, each director of Hologic who is not an employee of Hologic and who has served as a director for six months shall automatically be granted a nonqualified option to acquire 8,000 shares of common stock as of January 1 of each year. The option price of these automatically granted options is the fair market value of the common stock on such date and the expiration date will be the tenth anniversary thereof. Under the compensation committee’s current practice, each of these options are exercisable in equal six month installments over two years after the date of grant.

In addition, the board of directors may provide for such other terms and conditions of these options as it may determine, as shall be set forth in the applicable option agreements, including, without limitation, acceleration of exercise upon a change of control of Hologic, termination of the options, and the effect on such options of the death, retirement or other termination of service as a director of the optionholder. Under the terms of the 1999 Plan, the Hologic board of directors may also grant additional awards to the non-employee directors.

Restricted Stock. Subject to provisions of the 1999 Plan, the board of directors may grant shares of restricted stock to participants, with such restricted periods and other conditions as the board of directors may determine and for no cash consideration or such minimum consideration as may be required by applicable law. During the restricted period, unless otherwise determined by the board of directors, stock certificates evidencing the restricted shares will be held by Hologic and may not be sold, assigned, transferred, pledged or otherwise encumbered, except as permitted by the board of directors. At the expiration of the restricted period, Hologic will deliver such certificates to the participant or, if the participant has died, to the beneficiary designed by the participant.

Restricted Stock Units. Subject to provisions of the 1999 Plan, the board of directors may grant restricted stock unit awards. A restricted stock unit is a contractual promise to issue shares at a specified future date, subject to fulfillment of vesting conditions specified by the board of directors. A restricted stock unit award carries no voting or dividend rights or other rights associated with stock ownership. A restricted stock unit award may be settled in common stock, cash, or in any combination of common stock and/or cash; provided, however, that a determination to settle a restricted stock unit award in whole or in part in cash shall be made by the board of directors in its sole discretion.

Stock Appreciation Rights. Subject to the provisions of the 1999 Plan, the board of directors may award SARs in tandem with an option (at or after the award of the option) or alone and unrelated to an option. A SAR entitles the holder to receive from Hologic an amount equal to the excess, if any, of the fair market value of the common stock over the reference price. SARs granted in tandem with an option will terminate to the extent that the related option is exercised, and the related option will terminate to the extent that the tandem SARs are exercised.

Performance Shares. Subject to the provisions of the 1999 Plan, the board of directors may grant performance shares to participants in the form of grants of shares of common stock. Performance shares are earned over a period of time (a performance cycle) selected by the board of directors from time to time. There may be more than one performance cycle in existence at any one time and the duration of the performance cycles may differ from each other. Unless otherwise determined by the board of directors, the payment value of the performance shares will be equal to the fair market value of the common stock on the date the performance shares are earned or on the date the board of directors determines that the performance shares have been earned. The board of directors shall establish performance goals for each cycle for the purpose of determining the extent to which performance shares awarded for such cycle are earned. As soon as practicable after the end of a performance cycle, the board of directors shall determine the number of performance shares which have been earned on the basis of performance in relation to the established performance goals. Payment values of earned performance shares are distributed to the participant or, if the participant has died, to the beneficiary designated by the participant.

Stock Awards. Subject to the provisions of the 1999 Plan, the board of directors may award stock awards, which may be designated as award shares by the board of directors, subject to such terms, restrictions, conditions, performance criteria, vesting requirements and payment needs, if any, as the board of directors shall determine. Shares of common stock or other rights awarded in connection with a stock award shall be issued for no cash consideration or such minimum consideration as may be required by law.

General Provisions. Each award shall be evidenced by a written document delivered to the participant specifying the terms and conditions thereof and containing such other terms and conditions not inconsistent with the provisions of the 1999 Plan as the board of directors considers necessary or advisable. Each type of award may be made alone, in addition to, or in relation to any other type of award. The terms of each type of award need not be identical and the board of directors need not treat participants uniformly. The board of directors may amend, modify or terminate any outstanding award, including substituting therefor another award, changing the date of exercise or realization and converting an incentive stock option to a nonqualified stock option, provided that the participant’s consent to such action shall be required unless the board of directors determines that the action would not materially and adversely affect the participant.

The board of directors will determine whether awards granted pursuant to the 1999 Plan are settled in whole or in part in cash, common stock, other securities of Hologic, other property or such other methods as the board of directors may deem appropriate. The board of directors may permit a participant to defer all or any portion of a payment under the 1999 Plan. In the board of directors’ discretion, tax obligations required to be withheld in respect of an award may be paid in whole or in part in shares of common stock, including shares retained from such award. The board of directors will determine the effect on an award of the death, disability, retirement or other termination of employment of a participant and the extent to which and period during which the participant’s legal representative, guardian or designated beneficiary may receive payment of an award or exercise rights thereunder. Except as otherwise provided by the board of directors, awards under the 1999 Plan are not transferable other than as designated by the participant by will or by the laws of descent and distribution.

The board of directors in its discretion may take certain actions in order to preserve a participant’s rights under an award in the event of a change in control of Hologic, including (i) providing for the acceleration of any time period relating to the exercise or realization of the award, (ii) providing for the purchase of the award for an amount of cash or other property that could have been received upon the exercise or realization of the award had the award been currently exercisable or payable, (iii) adjusting the terms of the award in order to reflect the change in control, (iv) causing the award to be assumed, or new rights substituted therefor, by another entity, or (v) making such other provision as the board of directors may consider equitable and in the best interest of Hologic, provided that, in the case of an action taken with respect to an outstanding award, the participant’s consent to such action shall be required unless the board of directors determines that the action, taking into account any related action, would not materially and adversely affect the participant.

The board of directors of Hologic may amend, suspend or terminate the 1999 Plan or any portion thereof at any time; provided that no amendment shall be made without stockholder approval if such approval is necessary to comply with any applicable law, rules or regulations.

Benefits under the Plan. Pursuant to the terms of the 1999 Plan, as such terms will continue to be in effect following the amendment to the plan, each non-employee director is automatically granted a nonqualified option to acquire 50,000 shares of common stock as of the date he or she is first elected to the board of directors. In addition, each non-employee who has served as a director for six months is granted a nonqualified option to purchase 8,000 shares of common stock as of January 1 of each year. The exercise prices of these options will be 100% of the fair market value of Hologic’s common stock on the date of grant. Future awards under the 1999 Plan to executive officers and employees, and any additional future discretionary awards to non-employee directors in addition to those granted automatically pursuant to the grant formula, are discretionary and cannot be determined at this time.

In accordance with the terms of the 1999 Plan, each independent continuing Cytyc director that becomes a director of Hologic at the effective time of the merger will receive an automatic grant of options to purchase 50,000 shares of Hologic common stock in accordance with the terms of the 1999 Plan, regardless of whether the amendment to the 1999 Plan is approved. In connection with entering into the merger agreement, the parties agreed to treat all independent directors who will serve as directors of Hologic at the effective time of the merger similarly. Accordingly, subject to discretion and approval of the compensation committee of the board of directors of Hologic by Hologic stockholders, it is expected that each independent continuing Hologic director will be granted options to purchase 50,000 shares of common stock of Hologic under 1999 Plan at the effective time of the merger. The options to purchase 50,000 shares of Hologic common stock to be granted to all independent directors of Hologic at the effective time of the merger will become exercisable in 20% installments beginning on January 1 of the first year after the grant date, and on January 1 of each year thereafter, until such options are fully exercisable on January 1 of the fifth year following the grant.

The 1999 Plan also provides that each non-employee who has served as a director for six months is granted a nonqualified option to purchase 8,000 shares of common stock as of January 1 of each year. If the independent continuing Hologic directors receive their discretionary grant of options to purchase 50,000 shares of Hologic common stock, they have agreed to forego their automatic grant of options to purchase 8,000 shares of Hologic common stock that they would have otherwise received on January 1, 2008 pursuant to the terms of the 1999 Plan. The independent continuing Cytyc directors are not eligible for the automatic grant of options to purchase 8,000 shares under Hologic’s 1999 Plan because such persons would not have been serving as a Hologic director for a period of six months before January 1, 2008.

United States Federal Income Tax Consequences

The following general discussion of the Federal income tax consequences of the issuance and exercise of options granted under the 1999 Plan is based upon the provisions of the Code as in effect on the date hereof, current regulations thereunder and existing administrative rulings of the Internal Revenue Service. This discussion is not intended to be a complete discussion of all of the Federal income tax consequences of the 1999 Plan or of all of the requirements that must be met in order to qualify for the tax treatment described herein. Changes in the law and regulations may modify the discussion, and in some cases the changes may be retroactive. No information is provided as to state tax laws. In addition, because tax consequences may vary, and certain exceptions to the general rules discussed herein may be applicable, depending upon the personal circumstances of individual holders of securities, each holder of an award should consider his personal situation and consult with his tax advisor with respect to the specific tax consequences applicable to him. The 1999 Plan is not qualified under Section 401 of the Code, nor is it subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended. The tax treatment of each kind of award under the 1999 Plan is as follows:

Incentive Stock Options. Incentive stock options granted under the 1999 Plan are intended to qualify as incentive stock options under Section 422 of the Code.

A participant generally will not recognize taxable income upon the grant or exercise of an incentive stock option. Under certain circumstances, however, there may be alternative minimum tax or other tax consequences, as described below. If an option holder does not make a “disqualifying disposition” (as defined below), then the option holder will not recognize any taxable income until shares are sold or exchanged, and any gain recognized upon disposition of shares will be taxable as long-term capital gain. A “disqualifying disposition” means any disposition of shares acquired on the exercise of an incentive stock option where such disposition occurs within two years of the date the option was granted or within one year of the date the shares were transferred to the option holder. The use of the shares acquired pursuant to the exercise of an incentive stock option to pay the option exercise price under another stock option is treated as a disposition for this purpose.

In general, if the option holder makes a disqualifying disposition, then the excess of (a) the lesser of (i) the fair market value of the shares on the date of exercise or (ii) the amount realized upon disposition of the shares over (b) the option exercise price will be taxable to the option holder as ordinary income. In the case of a gift or certain other transfers, the amount of taxable ordinary income is not limited to the gain that would have resulted from a sale. Instead, it is equal to the excess of the fair market value of the shares on the date of exercise over the option exercise price. In the case of a disqualifying disposition, if the amount realized on disposition of the shares exceeds the fair market value of the shares on the date of exercise, the excess will be taxed as either long-term or short-term capital gain depending on the option holder’s holding period for the shares. The holding period for the shares generally would begin on the date the shares were acquired and would not include the period of time during which the option was held.

Certain option holders are subject to Section 16(b) of the Exchange Act upon their sale of shares of common stock. If an option holder is subject to Section 16(b), the date on which the fair market value of the shares is determined may similarly be postponed. The Treasury regulations have not yet been amended to conform with the most recent revision to Section 16(b). However, it is generally anticipated that the date on which the fair market value of the shares is determined will be the earlier of (i) the date six months after the date the stock option was granted, or, (ii) the first day on which the sale of the shares would not subject the individual to liability under Section 16(b). It is possible that the six-month period will instead run from the option holder’s most recent grant or purchase of common stock prior to his or her exercise of the stock option. On the determination date, the option holder will generally recognize ordinary taxable income in an amount equal to the excess of the fair market value of the shares of common stock at that time over the option exercise price.

Despite the general rule, in the case of a substantial risk of forfeiture, or in the case of recipients subject to Section 16(b) (if the determination date is after the date of exercise), the option holder may make an election pursuant to Section 83(b) of the Code, in which case the option holder will recognize ordinary taxable income at the time the stock option is exercised and not on the later date. In order to be effective, the Section 83(b) election must be made and filed with the IRS within 30 days after exercise.

In general, the fair market value of the shares on the date of exercise, less the exercise price, will be included in the option holder’s alternative minimum taxable income in the year the option is exercised. However, if in the same year, the shares are disposed of at a lower price, then alternative minimum taxable income is calculated using this lower price instead of the shares’ fair market value on the date of exercise. The application of the alternative minimum tax rules for option holders subject to Section 16(b) or who receive shares that are not “substantially vested” is more complex and may depend upon whether such holders are entitled to and make a Section 83(b) election. Because of the many adjustments that apply to the computation of the alternative minimum tax, it is not possible to predict the application of such tax to any particular option holder. An option holder may owe alternative minimum tax even though he has not disposed of the shares or otherwise received any cash with which to pay the tax. The alternative minimum tax rate is higher than the rate applicable to long-term capital gains.

Hologic will not be entitled to any deduction with respect to the grant or exercise of incentive stock options. In addition, no deduction will be allowed to Hologic upon the disposition of stock acquired upon the exercise of an incentive stock option, unless the disposition is a disqualifying disposition. In the case of a disqualifying disposition, Hologic generally will be entitled to a deduction equal to the amount of compensation income that is recognized by the employee as a result of the disqualifying disposition.

Nonqualified Stock Options. A recipient of a nonqualified stock option generally will not recognize any income for federal tax purposes with respect to the option until the option is exercised. At that time, subject to certain limited exceptions, the recipient will recognize ordinary income in an amount equal to the excess of the fair market value of the shares on the date acquired over the option exercise price.

The application of the tax rules to an option holder who receives shares that are subject to a substantial risk of forfeiture (for example, if the shares must be returned to Hologic if the recipient does not work for Hologic for a period of time, if any, specified in the award) are more complex. In that case, the recipient generally will not recognize income until the date the shares are no longer subject to the substantial risk of forfeiture, unless a Section 83(b) election (described below) is made.

Certain option holders are subject to Section 16(b) of the Exchange Act upon their sale of shares of common stock. If an option holder is subject to Section 16(b), the date on which the fair market value of the shares is determined may similarly be postponed. The Treasury regulations have not yet been amended to conform with the most recent revision to Section 16(b). However, it is generally anticipated that the date on which the fair market value of the shares is determined will be the earlier of (i) the date six months after the date the stock option was granted, or (ii) the first day on which the sale of the shares would not subject the individual to liability under Section 16(b). It is possible that the six month period will instead run from the option holder’s most recent grant or purchase of common stock prior to his or her exercise of the stock option. On the determination date, the option holder will generally recognize ordinary taxable income in an amount equal to the excess of the fair market value of the shares of common stock at that time over the option exercise price.

Despite the general rule, in the case of a substantial risk of forfeiture, or in the case of recipients subject to Section 16(b) (if the determination date is after the date of exercise), the option holder may make an election pursuant to Section 83(b) of the Code, in which case the option holder will recognize ordinary taxable income at the time the stock option is exercised and not on the later date. In order to be effective, the Section 83(b) election must be made and filed with the IRS within 30 days after exercise.

When an option recipient recognizes income, Hologic will generally be entitled to a compensation deduction for federal income tax purposes in an amount equal to the taxable income recognized by the recipient, provided that Hologic reports the income on a timely provided and filed Form W-2 or 1099, whichever is applicable.

Upon a subsequent sale of shares acquired by the exercise of a nonqualified stock option, a recipient generally will recognize capital gain (or loss) equal to the amount by which the selling price of the shares exceeds (or is exceeded by) their fair market value on the date of exercise. The capital gain or loss will be short-term or long-term depending upon how long the shares were held. Any capital gain or loss would be long-term if the holding period for the shares was more than twelve months. The holding period for the shares generally would begin on the date the shares were acquired, and would not include the period of time during which the option was held.

Stock Appreciation Rights. A recipient of a SAR will not be considered to receive any income at the time an SAR is granted, nor will Hologic be entitled to a deduction at that time. Upon the exercise of an SAR, the holder will have ordinary income equal to the cash received upon the exercise. At that time, Hologic will be entitled to a tax deduction equal to the amount of ordinary income realized by the holder.

Restricted Stock and Performance Shares. The recipient of restricted stock or performance shares will be treated in the same manner as a person who has exercised a nonqualified stock option, as described above, for which Hologic has imposed restrictions on the shares received, and for which the exercise price is either zero or a nominal amount. In general, this means that the holder may either wait until the restrictions have elapsed (or the performance goals have been met), and then pay tax at ordinary income tax rates, based upon the fair market value of the shares at that time, or he or she can file a Section 83(b) election, and pay tax based on the fair market value of the shares at the time they are received. Again, Hologic will get a deduction that corresponds to the income recognized by the recipient.

Restricted Stock Unit Awards. The grant of a restricted stock unit award will not result in income for the grantee or in a deduction for Hologic. Upon the lapse of the restrictions of a restricted stock unit, the grantee will recognize ordinary income and Hologic will be entitled to a deduction measured by the fair market value of the shares plus any cash received.

Stock Awards. A person who receives a stock award that includes common stock will be treated, with regard to such common stock, in the same manner as a person who has exercised a nonqualified stock option, as described above. In general, this means that the holder will have taxable income at the time the shares are received if they are not subject to restrictions, or as described in the preceding paragraph for restricted stock, if they are subject to restrictions. The tax treatment of a stock award that consists of other rights will depend on the provisions of the award. It may be immediately taxable if there are no restrictions on the receipt of the cash or other property that the stock award represents, or the tax consequences may be deferred if the receipt of cash or other property for the stock award is restricted, or subject to vesting or performance goals. In those situations in which a participant receives property subject to restrictions, the participant may wish to make a Section 83(b) election, as described above. At the time that the holder of the stock award has ordinary income, Hologic will be entitled to a tax deduction equal to the amount of ordinary income realized by the holder.

Deductibility of Awards. Section 162(m) of the Code places a $1 million annual limit on the compensation deductible by Hologic paid to certain of its executives. The limit, however, does not apply to performance-based compensation. Hologic believes that awards under the 1999 Plan will qualify for the performance-based compensation exception to the deductibility limit.

Equity Compensation Plan Information

Hologic maintains a number of equity compensation plans for employees, officers, directors and others whose efforts contribute to Hologic’s success. The table below sets forth certain information as of Hologic’s fiscal year ended September 30, 2006 regarding the shares of Hologic’s common stock available for grant or granted under stock option plans that (i) were approved by Hologic’s stockholders, and (ii) were not approved by Hologic’s stockholders.

Plan Category	Number Of Securities To Be Issued Upon Exercise Of Outstanding Options, Warrants And Rights (a)	Weighted-Average Exercise Price Of Outstanding Options, Warrants And Rights (b)	Number Of Securities Remaining Available For Future Issuance Under Equity Compensation Plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders (1)	3,650,734	$16.85	32,014
Equity compensation plans not approved by security holders (2)	567,331	$6.94	0

Total	4,218,065	$15.52	1,016,520

(1)	Includes the following plans: Amended and Restated 1990 Non-employee Director Stock Option Plan; 1995 Combination Stock Option Plan; Second Amended and Restated 1999 Equity Incentive Plan; and 2000 Employee Stock Purchase Plan. Also includes the following plans which Hologic assumed in connection with its acquisition of Fluoroscan Imaging Systems in 1996: FluoroScan Imaging Systems, Inc. 1994 Amended and Restated Stock Incentive Plan and FluoroScan Imaging Systems, Inc. 1995 Stock Incentive Plan. For a description of these plans, please refer to Footnote 9 contained in Hologic’s consolidated financial statements in its Annual Report on Form 10-K for the fiscal year ended September 30, 2006.

(2)	Includes the following plans: 1997 Employee Equity Incentive Plan and 2000 Acquisition Equity Incentive Plan. A description of each of these plans is as follows:

1997 Employee Equity Incentive Plan. The purposes of the 1997 Employee Equity Incentive Plan, the 1997 Plan, adopted by the board of directors in May 1997, are to attract and retain key employees, consultants and advisors, to provide an incentive for them to assist us in achieving long-range performance goals, and to enable such person to participate in Hologic’s long-term growth. In general, under the 1997 Plan, all employees, consultants, and advisors who are not executive officers or directors are eligible to participate in the 1997 Plan. The 1997 Plan is administered by a committee consisting of at least three members of the board appointed by the board of directors. Participants in the 1997 Plan are eligible to receive non-qualified stock options, stock appreciation rights, restricted stock and performance shares. A total of 2,200,000 shares of common stock were reserved for issuance under the 1997 Plan. Of the shares reserved for issuance under the 1997 Plan, options to purchase 502,784 shares have been granted and are outstanding. In September 2005, Hologic’s board of directors determined that no further awards would be made under this plan and cancelled all remaining 166,084 shares available for issuance under the 1997 Plan that are not subject to outstanding stock option awards.

2000 Acquisition Incentive Plan. The purpose of the 2000 Acquisition Equity Incentive Plan, the 2000 Plan, adopted by the board of directors in April 2001, is to attract and retain (a) employees, consultants and advisors of newly acquired businesses who have been or are being hired as employees, consultants or advisors of Hologic or any of its consolidated subsidiaries, and (b) employees, consultants and advisors of Hologic who have or are anticipated to provide significant assistance in connection with the acquisition of a newly acquired business or its integration with Hologic, and to provide such persons an incentive for them to achieve long-range performance goals, and to enable them to participate in Hologic’s long-term growth. In general, under the 2000 Plan, only employees, consultants and advisors who are not officers or directors of Hologic are eligible to participate in the 2000 Plan. The 2000 Plan is administered by the board of directors or, at its option, a committee consisting of at least three members of the Board appointed by the board of directors. Participants in the 2000 Plan are eligible to receive non-qualified stock options, stock appreciation rights, restricted stock and performance shares. A total of 1,600,000 shares of common stock were reserved for issuance under the 2000 Plan. Of the shares reserved for issuance under the 2000 Plan, options to purchase 360,820 shares have been granted and are outstanding. In September 2005, the board of directors determined that no further awards would be made under this plan and cancelled all remaining 417,704 shares available for issuance under the 2000 Plan that are not subject to outstanding stock option awards.

PROPOSAL TO ADJOURN HOLOGIC SPECIAL MEETING

The stockholders of Hologic are being asked to consider and vote upon a proposal to approve an adjournment of the special meeting, if necessary, including adjournments to permit further solicitation of proxies in favor of each of the proposals to amend the Hologic charter, approve the issuance of shares of Hologic common stock in the merger, approve the Hologic, Inc. Senior Executive Short-Term Incentive Plan and approve of the amendment to Hologic’s Second Amended and Restated 1999 Equity Incentive Plan.

If a quorum is not present at the Hologic special meeting, Hologic stockholders may be asked to vote on the proposal to adjourn the Hologic special meeting to solicit additional proxies. If a quorum is present at the Hologic special meeting, but there are not sufficient votes at the time of the special meeting to approve one or more of the proposals, Hologic stockholders may also be asked to vote on the proposal to approve the adjournment of the special meeting to permit further solicitation of proxies in favor of the other proposals; provided, however, that if (i) there are sufficient votes to approve the Hologic charter and the issuance of the shares of Hologic common stock in the merger and (ii) all of the other conditions to the merger are satisfied, Hologic will not delay completion of the merger to solicit additional proxies in favor of the proposals to approve the Hologic, Inc. Senior Executive Short-Term Incentive Plan or the amendment to Hologic’s Second Amended and Restated 1999 Equity Incentive Plan.

If the adjournment proposal is submitted for a vote at the Hologic special meeting, and if the stockholders vote to approve the adjournment proposal, the meeting will be adjourned to enable the Hologic board of directors to solicit additional proxies in favor of one or more proposals. If the adjournment proposal is approved, and the Hologic special meeting is adjourned, the Hologic board of directors will use the additional time to solicit additional proxies in favor of any of the proposals to be presented at the special meeting, including the solicitation of proxies from stockholders that have previously voted against the relevant proposal. Among other things, approval of the adjournment proposal could mean that, even though Hologic may have received proxies representing a sufficient number of votes against a proposal to defeat it, management could present the adjournment proposal for a vote of stockholders and thereby cause the Hologic special meeting to be adjourned without a vote on the proposal and seek during that period to convince the holders of those shares to change their votes to vote in favor of the proposal.

Hologic’s board of directors believes that, if the number of shares of common stock voting in favor of any of the proposals presented at the Hologic special meeting is insufficient to approve a proposal, it is in the best interests of Hologic’s stockholders to enable Hologic’s board of directors, for a limited period of time, to continue to seek to obtain a sufficient number of additional votes in favor of the proposal.

HOLOGIC BYLAWS AMENDMENT

In connection with entering into the merger agreement, the Hologic board of directors approved amending and restating Hologic’s current bylaws, which are referred to as the Hologic bylaws. The amendments to the Hologic bylaws will become effective no later than, but only upon, the effective time of the merger. If the merger is not completed for any reason, the changes described in this section will be of no force and effect. The following discussion describes the material changes to the Hologic bylaws and is qualified in its entirety by reference to the amended and restated bylaws of Hologic attached as Annex I to this joint proxy statement/prospectus, which contains the complete text of the Hologic bylaws that will take effect only upon completion of the merger. Additional changes to Hologic’s bylaws made in connection with entering into the merger agreement are described under “Comparison of Stockholders Rights” beginning on page 159. Unless otherwise discussed, the current Hologic bylaws do not contain provisions discussed below and such amendments will be additions.

Board Composition.

The amended Hologic bylaws will provide that at the effective time of the merger, the Hologic board of directors will be comprised of eleven directors. The board of directors of Hologic will consist of six continuing Hologic directors, four designated by the continuing Hologic directors, each of whom will be independent and two persons who are not independent, and five continuing Cytyc directors, three designated by the continuing Cytyc directors, each of whom will be independent and two persons who are not independent.

Before the annual meeting of stockholders to be held in 2009 (the “2009 Annual Meeting”) all vacancies resulting from the cessation of service of an independent continuing Hologic director will be filled by a nominee proposed by a majority of the remaining continuing Hologic directors and all vacancies resulting from the cessation of service of an independent continuing Cytyc director will be filled by a nominee proposed by a majority of the remaining continuing Cytyc directors. All remaining vacancies shall be filled by a nominee proposed and selected by the nominating and corporate governance committee of the board of directors. The terms “continuing Hologic directors” and “continuing Cytyc directors” shall mean, respectively, the directors of Hologic or Cytyc, as the case may be, who were selected to be directors of Hologic as of the effective time of the merger by Hologic or Cytyc, as the case may be, prior to the effective time of the merger, and any additional directors of Hologic who take office after the effective time of the merger who are nominated, or proposed to the nominating and corporate governance committee, by a majority of the continuing Hologic directors or the continuing Cytyc directors, as the case may be. Any continuing Hologic director or continuing Cytyc director who is then serving as a Hologic director shall be nominated by the nominating and corporate governance committee for election as a Hologic director at Hologic’s annual meeting of stockholders to be held in 2008, subject to the fiduciary duties of the members of the nominating and corporate governance committee. For the 2009 Annual Meeting and thereafter, the combined company’s nominations for persons to serve on the board of directors shall be determined by the nominating and corporate governance committee. Prior to the 2009 Annual Meeting, any amendment of or change to the provisions of the amended Hologic bylaws providing for board composition shall require the affirmative vote of at least 75% of the full board of directors.

Board Committees.

The amended Hologic bylaws provide that the board of directors shall designate a compensation committee, an audit committee, and a nominating and corporate governance committee.

Indemnification.

The amended Hologic bylaws provide that Hologic will indemnify any person who was or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director or officer of Hologic or, while a director or officer of Hologic, is or was serving at the request of Hologic as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, where the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent, against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such person in connection with such proceeding. Hologic will indemnify any person seeking indemnification in connection with a proceeding brought by that person only if the proceeding (or part thereof) was authorized by the Hologic board of directors. The current Hologic bylaws permit indemnification of officers and directors, but do not require Hologic to provide such persons with indemnification.

Chief Executive Officer.

The amended Hologic bylaws provide that the chief executive officer will be an officer of Hologic as appointed by the board of directors. Unless there is a chairman of the board, or the board of directors votes otherwise, when present, the chief executive officer will preside at meetings of the stockholders and the board of directors. The board of directors will designate the duties and powers of such office.

Chairman Emeritus.

The amended Hologic bylaws also provide that the board of directors may appoint one or more positions for former directors designated as “director emeritus” or “chairman emeritus.” Former directors filling these positions will function as advisors to the board of directors and be able to attend all meetings of the board of directors, but will have no right to vote as a director on any matter.

DESCRIPTION OF HOLOGIC CAPITAL STOCK

The following summary of the material terms of the capital stock of Hologic is not intended to be a complete summary of all the rights and preferences of Hologic’s capital stock. Hologic and Cytyc urge you to read the Hologic charter, the Hologic bylaws, the amended Hologic charter and the amended Hologic bylaws in their entirety, and refer to the applicable provisions of Delaware law, for a complete description of the rights and preferences of Hologic’s capital stock. Copies of the Hologic charter and Hologic bylaws will be sent to holders of shares of Hologic common stock or Cytyc common stock upon request. See “Where You Can Find More Information” beginning on page 197. The proposed amendment of the Hologic charter is described in “Hologic Charter Amendment” beginning on page 144 and the full text of the amendment of the Hologic charter is attached as Annex H to this joint proxy statement/prospectus. The proposed amended Hologic bylaws are described in “Hologic Bylaws Amendment” beginning on page 156 and the full text of the amended and restated Hologic bylaws is attached as Annex I to this joint proxy statement/prospectus.

Authorized Capital Stock

Before the Merger. Under the Hologic charter, Hologic’s authorized capital stock consists of 90,000,000 shares of Hologic common stock, $0.01 par value, 1,622,685 shares of preferred stock, $0.01 par value, of which 30,000 shares have been designated series A junior participating preferred stock. At [    ], 2007, the Hologic record date, there were issued and outstanding:

•	approximately [ ] shares of Hologic common stock;

•	employee stock options and other equity-based awards to acquire an aggregate of approximately [ ] shares of Hologic common stock; and

•	no shares of preferred stock.

After the Merger. Immediately prior to the effective time of the merger, the Hologic charter will be amended to increase the authorized number of shares of Hologic common stock to 300,000,000. See “Hologic Charter Amendment” beginning on page 144.

Hologic Common Stock

Hologic Common Stock Outstanding. The outstanding shares of Hologic common stock are, and the shares of Hologic common stock issued pursuant to the merger will be duly authorized, validly issued, fully paid and nonassessable.

Voting Rights. Each holder of a share of Hologic common stock is entitled to one vote for each share held of record on the applicable record date on all matters submitted to a vote of stockholders.

Dividend Rights. Subject to any preferential dividend rights granted to the holders of any shares of Hologic preferred stock that may at the time be outstanding, holders of shares of Hologic common stock are entitled to receive such dividends as may be declared from time to time by the Hologic board of directors out of funds legally available therefor.

Transfer Agent and Registrar

The American Stock Transfer & Trust Company is the transfer agent and registrar for the shares of Hologic common stock.

Stock Exchange Listing; Delisting and Deregistration of Cytyc Common Stock

It is a condition to the merger that the shares of Hologic common stock issuable in the merger be approved for listing on the Nasdaq Global Select Market on or before the effective time of the merger, subject to official notice of issuance. If the merger is completed, shares of Cytyc common stock will cease to be listed on the Nasdaq Global Select Market.

COMPARISON OF STOCKHOLDER RIGHTS

Hologic and Cytyc are both incorporated under Delaware law. Any differences, therefore, in the rights of Hologic stockholders and Cytyc stockholders arise primarily from differences in their respective certificates of incorporation and bylaws. Upon completion of the merger, the charter and bylaws of Hologic will be identical in all respects to the Hologic charter and Hologic bylaws after giving effect to the proposed Hologic charter amendment and Hologic bylaw amendments contemplated by the merger agreement and described in “Hologic Charter Amendment” and “Hologic Bylaws Amendment,” beginning on pages 144 and 156, respectively. Consequently, after the effective time of the merger, the rights of the former Cytyc stockholders will be determined by reference to the amended Hologic charter and amended Hologic bylaws. The following table compares the material differences between the current rights of Cytyc stockholders under the Cytyc certificate of incorporation and bylaws (which are referred to as the Cytyc certificate of incorporation and Cytyc bylaws, respectively), and the current rights of Hologic stockholders under the Hologic charter and Hologic bylaws, as well as the rights that those stockholders will have as Hologic stockholders under the amended Hologic charter and amended Hologic bylaws following the completion of the merger. This summary does not purport to be complete and is qualified in its entirety by reference to Cytyc’s certificate of incorporation and bylaws, Hologic’s charter and bylaws, Hologic’s and Cytyc’s respective rights plans and the relevant provisions of Delaware law.

Annexes H and I of this joint proxy statement/prospectus contain the complete text of the proposed amended Hologic charter and the complete text of the amended Hologic bylaws, respectively, that will, in each case, take effect as of the effective time of the merger. Copies of the Hologic charter, the Hologic bylaws, the Cytyc certificate of incorporation and the Cytyc bylaws will be sent to you upon request. See “Where You Can Find More Information” beginning on page 197.

	Cytyc Stockholder Rights	Hologic Stockholder Rights
Corporate Governance

The rights of Cytyc stockholders are currently governed by Delaware law and the Cytyc certificate of incorporation and the Cytyc bylaws.

Upon completion of the merger, the rights of Cytyc stockholders who become Hologic stockholders in the merger will be governed by Delaware law, the amended Hologic charter and the amended Hologic bylaws.

The rights of Hologic stockholders are currently governed by Delaware law and the Hologic charter and the Hologic bylaws.

Upon completion of the merger, the rights of Hologic stockholders will be governed by Delaware law, the amended Hologic charter and the amended Hologic bylaws.

Authorized Capital	The authorized capital stock of Cytyc is 400,000,000 shares of common stock, $0.01 par value, 200,000 shares of Series A junior participating preferred stock, $0.01 par value, and 4,800,000 shares of other preferred stock, $0.01 par value.	The authorized capital stock of Hologic is set forth under “Description of Hologic Capital Stock—Authorized Capital Stock” beginning on page 158.

Voting	Each holder of Cytyc common stock shall have one vote in respect of each share of Cytyc common stock.	Each holder of Hologic common stock has the right to one vote for each share of Hologic common stock.

	Cytyc Stockholder Rights	Hologic Stockholder Rights
Number of Directors	Cytyc’s certificate of incorporation and bylaws provide that the number of directors shall be determined by resolution of the board of directors, but in no event shall the number be less than three. The Cytyc board of directors currently consists of nine directors.

The Hologic charter provides and, upon completion of the merger the amended Hologic charter will provide, that the number of directors shall be fixed by or in the manner provided in the bylaws.

The Hologic bylaws provide and, upon completion of the merger the amended Hologic bylaws will provide, that the number of directors shall be fixed by the board of directors before each annual meeting of the stockholders, but in no event shall the number be less than three. The number of the directors may be changed by vote of a majority of the directors then in office or by the stockholders by vote of 80% of the shares of voting stock outstanding.

The Hologic board of directors currently consists of nine directors. Following the merger, the board of directors will consist of eleven directors. See “Hologic Bylaws Amendment—Board Composition” beginning on page 156 for a description of the composition of the Hologic board of directors as of the effective time of the merger.

Classification of Board of Directors	The Cytyc certificate of incorporation and Cytyc bylaws provide for the division of the Cytyc board of directors into three classes with staggered three-year terms, with no class having more than one director more than any other class. If the number of directors is changed, any increase or decrease will be apportioned among the three classes so as to ensure that no one class has more than one director more than any other class.	Hologic does not have, and Hologic will not upon completion of the merger, have a classified board of directors.

Removal of Directors	Under Delaware law, where there is a classified board of directors, any director may be removed only for cause, unless the corporation’s certificate of incorporation provides otherwise. The Cytyc certificate of incorporation provides that a director may be removed from office without cause only by the holders of at least 75% of the shares then entitled to vote at an election of directors. The Cytyc certificate of incorporation further provides that a	Upon completion of the merger, the amended Hologic bylaws will provide that a director may be removed from office only for cause by vote of the holders of 80% of the voting stock then outstanding. Hologic’s bylaws prior to the merger provide that a director may be removed from office only for cause by vote of the holders of 80% of the voting stock then outstanding or by a vote of a majority of the directors then in office but only after

	Cytyc Stockholder Rights	Hologic Stockholder Rights
	director may be removed for cause only by the holders of at least a majority of the shares then entitled to vote at an election of directors.	reasonable notice and opportunity to be heard before those proposing to remove such director.

Vacancies on the Board of Directors	The Cytyc certificate of incorporation provides that unless and until filled by the stockholders, any vacancy in the board of directors, however occurring, including a vacancy resulting from an enlargement of the board of directors, may be filled only by vote of a majority of the directors then in office, even if less than a quorum, or by a sole remaining director. Any director elected to fill a vacancy shall be elected for the unexpired term of his or her predecessor in office, if applicable, and a director chosen to fill a position resulting from an increase in the number of directors shall hold office until the next election of the class for which such director shall have been chosen and until his or her successor is elected and qualified, or until his or her earlier death, resignation or removal.

The Hologic bylaws provide, and upon completion of the merger the amended Hologic bylaws will provide, that vacancies and newly created directorships resulting from death, resignation, disqualification or other causes, including a vacancy resulting from enlargement of the board, may be filled by a vote of a majority of the directors then in office, even if less than a quorum. The director appointed or elected shall hold office until his successor is chosen and qualified or his earlier resignation or removal.

See also “Hologic Bylaws Amendment—Board of Directors—Board Composition” beginning of page 156, which describes how vacancies in the board of directors will be filled following the merger until immediately prior to Hologic’s 2009 annual meeting of stockholders.

Board Quorum	The Cytyc certificate of incorporation and bylaws provide that a majority of the whole board of directors will constitute a quorum for the transaction of business and the act of a majority of the directors present at any meeting at which a quorum is present shall be the act of the board of directors of Cytyc, unless a different vote is specified by law, the certificate of incorporation or by the bylaws.	The Hologic bylaws provide, and upon completion of the merger the amended Hologic bylaws will provide, that a majority of the directors shall constitute a quorum for the transaction of business and the act of a majority of the directors present at any meeting at which there is a quorum shall be the act of the board of directors of Hologic, except where a different vote is required by law, by the charter or by the bylaws.

Stockholder Quorum	The Cytyc bylaws provide that the holders of a majority of the voting power of the shares of the capital stock of the corporation issued and outstanding and entitled to vote at a meeting, present in person or represented by proxy, shall constitute a quorum, unless the representation of a different number is required by law, the certificate of incorporation or the bylaws.	The Hologic bylaws provide, and upon completion of the merger the amended Hologic bylaws will provide, that the presence in person or by proxy at a meeting of the holders of a majority of the shares issued, outstanding and entitled to vote will constitute a quorum for all purposes, unless the representation of a different number is required by law.

Stockholder Action by Written Consent	The Cytyc certificate of incorporation and bylaws provide that Cytyc stockholders may not take any action by written consent in lieu of a meeting.	Under Delaware law, any action required or permitted to be taken at a meeting of the stockholders may be taken without a meeting if the holders of the outstanding

	Cytyc Stockholder Rights	Hologic Stockholder Rights
stock having not less than the minimum number of votes required to take or authorize such action provide their written consent. The Hologic charter does not, and the amended Hologic charter following the merger will not, include a provision which prohibits actions by written consent.

Special Meetings of Stockholders

Under Delaware law, a special meeting of stockholders may be called by the board of directors or by any other person authorized to do so in the corporation’s certificate of incorporation or bylaws. Under Delaware law, the written notice of the special meeting must set forth the purpose or purposes for which the meeting is called.

Cytyc’s certificate of incorporation and bylaws provide that special meetings of the stockholders may be called at any time only by Cytyc’s president, its chairman of the board (if any) or a majority of the board of directors. The business to be transacted at a Cytyc special meeting of stockholders must be limited to the purposes stated in the notice of meeting.

Under Delaware law, a special meeting of stockholders may be called by the board of directors or by any other person authorized to do so in the corporation’s charter or bylaws. Under Delaware law, the written notice of the special meeting must set forth the purpose or purposes for which the meeting is called.

Upon completion of the merger, the amended Hologic bylaws will provide that special meetings of stockholders may be called at any time by the president, chief executive officer or the board of directors. Hologic’s current bylaws provide that the president or the board of directors may call such meetings.

Stockholder Proposals and Nominations	The Cytyc bylaws provide that a Cytyc stockholder wishing to bring business before the annual Cytyc stockholders’ meeting must provide proper and timely written notice to Cytyc’s secretary. To be timely, the notice must be delivered to Cytyc’s secretary at Cytyc’s principal executive offices not later than the close of business on the day that is the 120th day nor earlier than the close of business on the 150th day before the first anniversary of the date of the proxy statement delivered in connection with the preceding year’s annual meeting. However, if either (i) the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date or (ii) no proxy statement was delivered to stockholders in connection with the preceding year’s annual meeting, then notice by a stockholder to be timely must be delivered not earlier than the close of business on the 90th day before the annual meeting

Currently, the Hologic bylaws do not contain any provisions that govern the submission of proposals by stockholders. Stockholders may, however, make recommendations to Hologic’s nominating committee of candidates for its consideration as nominees for director. The persons so recommended should at a minimum meet the criteria and qualifications referred to in Hologic’s nominating committee charter.

Upon completion of the merger, the amended Hologic bylaws will provide that for nominations of directors or other business to be properly brought before an annual meeting of stockholders by a stockholder, the stockholder must have given timely notice thereof in writing to the secretary of Hologic and any such proposed business other than the nominations of persons for election to the board of directors must constitute a proper matter for stockholder action. To be

Cytyc Stockholder Rights	Hologic Stockholder Rights

and not later than the close of business on the later of the 60th day prior to such annual meeting or the close of business on the 10th day following the day on which public announcement of the date of such meeting is first made by Cytyc.

A stockholder’s notice to Cytyc regarding the proposal of business to be brought before an annual meeting must contain certain required information as described in the Cytyc bylaws.

timely, a stockholder’s notice must be delivered to the secretary at the principal executive offices of Hologic not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting

Such stockholder’s notice must contain required information as described in the amended Hologic bylaws.

Stockholder nominations at an annual meeting. The Cytyc bylaws provide that Cytyc stockholders wishing to nominate candidates for election to the Cytyc board of directors at an annual meeting must give proper and timely written notice to Cytyc’s secretary. Except as set forth below, to be timely, the notice must be delivered to Cytyc’s secretary at Cytyc’s principal executive offices within the timeframe described under “—Stockholder Proposals and Nominations” above with respect to the submission of stockholder proposals.

In the event that the number of directors to be elected to the board of directors is increased and there is no public announcement by Cytyc naming all of the nominees for director or specifying the size of the increased board of directors at least 70 days prior to the first anniversary of the preceding year’s annual meeting (or, if the annual meeting is held more than 30 days before or 60 days after such anniversary date, at least 70 days prior to such meeting), a stockholder’s notice shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it is delivered to Cytyc’s secretary not later than the close of business on the 10th day following the day on which such public announcement is first made by Cytyc.

Stockholder nominations at a special meeting. The Cytyc bylaws provide that if Cytyc calls a special meeting of stockholders for the purpose of electing

	Cytyc Stockholder Rights	Hologic Stockholder Rights

one or more directors, then any stockholder who is a stockholder of record at the time of giving of notice of the special meeting, who shall be entitled to vote at the meeting and who complies with the notice procedures set forth in the bylaws may nominate a candidate or candidates (as the case may be) for election at such special meeting. In order to make a nomination at a special meeting, a stockholder must provide proper and timely written notice to Cytyc’s secretary. To be timely, the notice must be delivered to Cytyc’s secretary at Cytyc’s principal executive offices not earlier than the 90th day prior to such special meeting nor later than the later of (i) the close of business of the 60th day prior to such special meeting or (ii) the close of business of the 10th day following the day on which public announcement is first made of the date of such special meeting and of the nominees proposed by the board of directors to be elected at such meeting.

A stockholder’s notice to Cytyc regarding director nominations must contain certain required information as described in the Cytyc bylaws.

Vote Required for Certain Stockholder Actions

Under Delaware law, except as otherwise required by Delaware law and unless the certificate of incorporation or bylaws of the corporation provide otherwise, in all matters other than the election of directors, the affirmative vote of the majority of voting power present in person or represented by proxy at the meeting and entitled to vote on the subject matter is an act of the stockholders. Cytyc’s bylaws alter this default rule.

Under Cytyc’s bylaws, except as otherwise required by Delaware law and unless the certificate of incorporation or bylaws of the corporation provide otherwise (and except with respect to the vote required to approve any amendments to the Cytyc certificate of incorporation or bylaws described below under “—Amendment to Certificate of Incorporation” and “—Amendment of Bylaws”) in all matters other than the election of directors, the affirmative vote

Under Delaware law, except as otherwise required by Delaware law and unless the certificate of incorporation or bylaws of the corporation provide otherwise, in all matters other than the election of directors, the affirmative vote of the majority of voting power present in person or represented by proxy at the meeting and entitled to vote on the subject matter is an act of the stockholders.

Under Hologic’s bylaws, and following completion of the merger under the amended Hologic bylaws, except as otherwise required by Delaware law and unless the Hologic charter or Hologic bylaws provide otherwise (see “—Certain Business Combinations Anti-takeover Provisions,” “—Amendment to Certificate of Incorporation,” “—Amendment of Bylaws” and “—Removal of Directors”) in all matters, the affirmative vote of the majority of the votes cast by stockholders present in person or represented by proxy at the

	Cytyc Stockholder Rights	Hologic Stockholder Rights

of the majority of the votes cast by stockholders present in person or represented by proxy at the meeting and entitled to vote on the subject matter is an act of the stockholders.

Generally, under Delaware law, the approval of any merger or consolidation or a sale of all or substantially all of a corporation’s assets requires the affirmative vote of a majority of the total votes represented by the outstanding stock of the corporation entitled to vote on such matter.

meeting and entitled to vote on the subject matter is an act of the stockholders.

Generally, under Delaware law, the approval of any merger or consolidation or a sale of all or substantially all of a corporation’s assets requires the affirmative vote of a majority of the total votes represented by the outstanding stock of the corporation entitled to vote on such matter.

Amendment of Certificate of Incorporation

Under Delaware law, the Cytyc certificate of incorporation may be amended by the adoption of a resolution of the board of directors, followed by the vote of a majority of the outstanding voting power entitled to vote thereon and a majority of the outstanding stock of each class entitled to vote thereon separately as a class (if any). Except for the matters specified below, the Cytyc certificate of incorporation alters this general rule.

Except as set forth in the next sentence, the Cytyc certificate of incorporation provides that the affirmative vote of the holders of shares of voting stock representing at least 66-2/3% of the voting power of all of the then outstanding shares of the capital stock entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend the certificate of incorporation. However, amendments to Article FIRST (corporation’s name), Article SECOND (name of registered agent and address of registered office), Article THIRD (nature of the business to be conducted) and any amendment to increase the authorized number of shares or change the par value of the capital stock

Under Delaware law, the Hologic charter may be amended by the adoption of a resolution of the board of directors, followed by the vote of a majority of the outstanding voting power entitled to vote thereon and a majority of the outstanding stock of each class entitled to vote thereon separately as a class (if any). Except for the matters specified below, the Hologic charter generally provides, and upon completion of the merger the amended Hologic charter will generally provide, that charter amendments may be made in accordance with the default provisions of Delaware law.

The Hologic charter provides, and upon completion of the merger, the amended Hologic charter will provide, that the affirmative vote of the holders of 80% of the outstanding common stock is required to approve amendments to Hologic’s charter or to approve extraordinary transactions that are required to be approved by stockholders under Delaware law, including mergers, sales of substantially all of the Company’s assets and dissolution, if the actions are not approved by a majority of Hologic’s continuing directors (as defined below).

	Cytyc Stockholder Rights	Hologic Stockholder Rights

set forth in Article FOURTH (capitalization) may be made in accordance with the default positions of Delaware law discussed above.

The Cytyc certificate of incorporation further provide that no amendment or repeal of Article EIGHTH (limitation on liability) shall apply to or have any effect on the liability or alleged liability of any director for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

Hologic’s charter provides, and upon completion of the merger, the amended Hologic charter will provide, that the affirmative vote of the holders of only a majority of the outstanding common stock is required to approve such matters if they have been approved by Hologic’s continuing directors. The term “continuing director” is defined to mean:

•     any member of the board of directors who is unaffiliated with a related person and was a member of the board of directors prior to the time any such person became a related person; and

•     any successor to such a continuing director who is not affiliated with any related person and is recommended to succeed a continuing director by a majority of the continuing directors then on the board of directors.

Amendment of Bylaws	The Cytyc bylaws may be amended, altered or repealed by the Cytyc stockholders by holders of at least 66 2/3% of the voting power of the shares of the outstanding shares of capital stock entitled to vote generally in the election of directors. The Cytyc certificate of incorporation and bylaws provide that the Cytyc board of directors may also adopt, amend, alter or repeal the Cytyc bylaws.

Hologic’s charter expressly authorizes, and upon completion of the merger, the amended Hologic charter will expressly authorize, the board of directors to adopt, amend or repeal any or all of the bylaws of the corporation.

The Hologic bylaws provide, and upon completion of the merger the amended bylaws will provide, that they may be amended, altered or repealed by the stockholders at any annual or special meeting by vote of a majority of all shares outstanding and entitled to vote, except that where the effect of the amendment would be to reduce any voting requirement otherwise required by law, Hologic’s charter or Hologic’s bylaws, such amendment shall require the vote that would have been required by such other provision. Further, the Hologic bylaws provide, and upon completion of the merger the amended bylaws will provide, that the bylaws may be amended or altered by the board of directors at a meeting duly called for the purpose by majority vote of the directors then in office, except that directors shall not amend the bylaws in a

	Cytyc Stockholder Rights	Hologic Stockholder Rights
manner which changes the stockholder voting requirements for any action, alters or abolishes any preferential right or right of redemption applicable to a class or series of stock with shares already outstanding, or alters the provision for amendment of bylaws itself.

Limitation on Liability

The Cytyc certificate of incorporation provides that no director (including any advisory director) will be personally liable to the corporation or its stockholders for monetary damages for breaches of fiduciary duty, except for:

•     any breach of the director’s duty of loyalty to Cytyc or its stockholders;

•     acts or omissions not in good faith or which involve intentional misconduct or knowing violation of the law;

•     any violation of Section 174 of the DGCL relating to the unlawful payment of a dividend or unlawful stock purchases or redemptions; or

•     any transaction from which the director derived an improper personal benefit.

As set forth above under “—Amendment to Certificate of Incorporation,” the Cytyc certificate of incorporation further provides that no amendment or repeal of this provision of the certificate of incorporation shall apply to or have any effect on the liability or alleged liability of any director for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

The Hologic charter provides, and upon completion of the merger the amended Hologic charter will provide, that no director shall be personally liable to the corporation or its stockholders for monetary damages for any breach of fiduciary duty by such director as a director. Notwithstanding the foregoing, the Hologic charter provides, and the amended Hologic charter will continue to provide, that a director shall be liable to the extent provided by applicable law for:

•     breach of the director’s duty of loyalty to the corporation or its stockholders;

•     acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•     unlawful payment of dividend or unlawful stock purchase or redemption; or

•     any transaction from which the director derived an improper personal benefit.

Indemnification	Proceedings other than by or in the right of Cytyc. The Cytyc certificate of incorporation provides that any person who was or is, or is threatened to be made a party to any threatened, pending or completed proceeding (other than a proceeding by or in the right of Cytyc), by	The Hologic bylaws provide that Hologic may, and upon completion of the merger, the amended Hologic bylaws will provide, that Hologic will indemnify its directors and officers for any proceedings in which they are involved by reason of the fact that they are or were a director or officer of corporation to the fullest extent permitted by Delaware law.

Cytyc Stockholder Rights	Hologic Stockholder Rights

reason of the fact that he is or was, or has agreed to become, a director or officer of Cytyc, or is or was serving, or has agreed to serve, at the request of Cytyc, as a director, officer or in a similar capacity with another entity, will be indemnified against all expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interest of Cytyc, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The Cytyc certificate of incorporation also provides that Cytyc may provide indemnification to other employees and agents of Cytyc.

Proceeding by or in the rights of Cytyc. The Cytyc certificate of incorporation provides that any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of Cytyc by reason of the fact that he is or was, or has agreed to become, a director or officer of Cytyc, or is or was serving, or has agreed to serve, at the request of Cytyc, as a director, officer or in a similar capacity with another entity, will be indemnified against all expenses and amounts paid in settlement actually and reasonably incurred by him if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of Cytyc. However, indemnification shall not be made if such person shall have been adjudged to be liable to the corporation unless and only to the extent that the court shall determine upon application that, despite the adjudication of such liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnification for such expenses as the court shall deem proper.

In addition, subject to certain exceptions, in the event that Cytyc does not assume the defense of any proceeding, Cytyc is required

The Hologic bylaws provide that Hologic may pay, and upon completion of the merger the amended Hologic bylaws will provide that Hologic will pay, for the expenses incurred by an officer or director in defending any civil or criminal proceeding in advance of the final disposition of the proceeding to the fullest extent permitted by Delaware law. Under Delaware law, such expenses may be paid upon receipt of an undertaking by or on behalf of a director or officer to repay the amount if it is ultimately determined that he or she is not entitled to be indemnified by the corporation.

The Hologic bylaws provide, and upon completion of the merger the amended

Hologic bylaws will provide, that the corporation may, by action of the board of directors, provide indemnification to employees and agents of the corporation to the extent the board of directors determines is appropriate and authorized by Delaware law.

In addition, the Hologic bylaws provide, and upon completion of the merger the amended Hologic bylaws will provide, that the corporation has the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation against any expense, liability or loss incurred by such person in any such capacity, whether or not the corporation would have the power to indemnify him against such liability under Delaware law.

Hologic has also entered into indemnification agreements with its directors. The indemnification agreements are intended to provide the maximum protection permitted by Delaware law with respect to the indemnification of directors. Hologic may also enter into similar agreements with certain of its officers who are not also directors. Hologic maintains directors’ and officers’ liability insurance.

	Cytyc Stockholder Rights	Hologic Stockholder Rights

to pay expenses incurred in connection with a proceeding in advance of the final disposition of the proceeding. However, the payment of the expenses in advance of the final disposition will be made only upon delivery to Cytyc of an undertaking, by or on behalf of such director or officer, to repay all amounts advanced if it is ultimately determined that such director or officer is not entitled to be indemnified.

In addition, the Cytyc certificate of incorporation provides that the corporation has the power to purchase and maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the corporation or another enterprise against any expense, loss or liability incurred by such person in any such capacity, whether or not the corporation would have the power to indemnify him against such liability under Delaware law.

The Cytyc certificate of incorporation provides that if Delaware law is amended to expand further the indemnification permitted to indemnities covered by the certificate of incorporation, then Cytyc shall indemnify such persons to the fullest extent permitted by Delaware law, as so amended.

The Cytyc certificate of incorporation provides that if Cytyc is merged into or consolidated with another corporation and it is not the surviving corporation, the surviving corporation shall assume the obligations of Cytyc under the Cytyc certificate of incorporation with respect to any proceeding arising out of or relating to matters occurring prior to the date of such merger or consolidation.

Dividends	Under Delaware law, except as set forth in the certificate of incorporation, a corporation is generally permitted to declare and pay dividends out of surplus (defined as the excess, if any, of net assets over capital) or, if no surplus exists, out of net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year. However, the directors of a	Under Delaware law, except as set forth in the charter, a corporation is generally permitted to declare and pay dividends out of surplus (defined as the excess, if any, of net assets over capital) or, if no surplus exists, out of net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year. However, the directors of a corporation may not pay any

	Cytyc Stockholder Rights	Hologic Stockholder Rights

corporation may not pay any dividends out of net profits if the capital of the corporation has been reduced to an amount less than the aggregate amount of capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets.

The Cytyc certificate of incorporation provides that dividends may be declared and paid on the common stock from funds lawfully available as and when determined by the board of directors and subject to any preferential dividend rights of any then outstanding preferred stock.

dividends out of net profits if the capital of the corporation has been reduced to an amount less than the aggregate amount of capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets.

The Hologic bylaws provide, and upon completion of the merger the amended Hologic bylaws will provide, that dividends upon the capital stock may, in its discretion, be declared by the board of directors.

Stockholder Rights Plan

Cytyc has adopted a stockholder rights plan pursuant to a rights agreement between Cytyc and Computershare Trust Company, N.A. (successor to EquiServe Trust Company, N.A., which was a successor to BankBoston, N.A.), as rights agent.

In connection with the adoption of the rights plan, on August 6, 1997, the board of directors declared a dividend of one preferred stock purchase right for each outstanding share of common stock to stockholders of record at the close of business on September 5, 1997. Each right entitles the holder, subject to the terms and conditions in the rights plan, to purchase from the company a unit consisting of one one-hundredth of a share of Series A junior participating preferred stock, $0.01 par value, at a purchase price of $110 per unit, subject to adjustment.

The rights are represented by Cytyc’s common stock certificates and are not immediately exercisable. The rights only become exercisable and begin to trade separately from shares of common stock after the occurrence of certain events as described in the rights plan. If the rights have become exercisable and certain triggering events described in the rights plan have occurred, all holders of rights, other than the acquiring person or group, would be entitled to acquire shares of Cytyc’s common stock at a 50% discount to the then-current market price. In addition, if

Hologic’s board of directors has adopted a stockholder rights plan. As a result, Hologic issued one preferred share purchase right for each outstanding share of common stock. One preferred share purchase right will be issued for each additional share of common stock that the company issues. The rights become exercisable if, without the prior approval of Hologic’s board of directors, a person or group acquires 15% or more of Hologic’s outstanding common stock or commences or announces a tender or exchange offer which would result in such ownership. Each right that becomes exercisable entitles the registered holder to purchase one half of one-thousandth of a share of the junior participating preferred stock at a purchase price of $60.00 per one-thousandth of a share, subject to adjustment.

If, after the rights become exercisable, Hologic was to be acquired through a merger or other business combination transaction or 50% or more of the assets or earning power were sold, each right would permit the holder to purchase, for the purchase price, common stock of the surviving company having a market value of twice the purchase price.

The rights expire on January 1, 2013, unless earlier redeemed or exchanged by Hologic. The purchase price payable and the shares of preferred stock issuable upon

	Cytyc Stockholder Rights	Hologic Stockholder Rights

certain triggering events have occurred and Cytyc is acquired in a merger, each right will entitle the holder to purchase shares of the acquiring company at a 50% discount to the then-current market price. The rights expire on September 5, 2007. In addition, Cytyc’s board of directors retains the authority to redeem, at $0.01 per right, the rights at any time until ten days following the acquisition by a person or group of 15% or more of the outstanding common stock. In addition, Cytyc’s board of directors retains the authority to redeem, at $0.01 per right, the rights at any time until ten days following the acquisition by a person or group of 15% or more of the outstanding common stock.

Cytyc’s stockholder rights agreement was amended on May 20, 2007, to render it inapplicable to the merger agreement, the merger and the other transactions specifically contemplated thereby, and to provide that the rights agreement will automatically terminate upon the effective time of the merger.

exercise of the rights are subject to adjustment as described in the rights plan. In addition, Hologic’s board of directors retains the authority to redeem, at $0.001 per right, the rights at any time prior to the acquisition by a person or group of 15% or more of the outstanding common stock.

On May 20, 2007, in connection with the signing of the merger agreement, Hologic amended its rights plan to render it inapplicable to the merger agreement, merger and the other transactions contemplated thereby.

Certain Business Combinations / Anti –takeover Provisions

Under Delaware law, a corporation can elect not to be governed by Section 203 of the DGCL, which generally protects publicly held Delaware corporations from unfair transactions and tactics by persons who acquire large blocks of stocks without prior board approval. Cytyc has not made this election and is therefore subject to the restrictions of Section 203 of the DGCL.

In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested” stockholder for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination or the transaction by which the person became an interested stockholder is approved in a prescribed manner. A “business combination” includes certain mergers, asset sales and other transactions resulting in a financial

Hologic’s charter and bylaws both before and after the merger and Hologic’s shareholder rights plan contain additional provisions, which may render more difficult an unfriendly tender offer, proxy contest, merger or other change in control. These provisions include a so-called “anti-greenmail” provision, a super-majority voting provision, and a provision that requires the board of directors to consider social, economic and other factors in evaluating whether certain types of corporate transactions proposed by another party are in the best interests of Hologic and its stockholders.

Charter and Bylaws. Hologic’s charter and the amended Hologic charter include several other provisions in addition to the authorization of blank check preferred stock which may have the effect of making an unfriendly tender offer, proxy contest, merger or other change in control of Hologic more difficult. These

Cytyc Stockholder Rights	Hologic Stockholder Rights

benefit to the interested stockholder. Subject to exceptions, an “interested” stockholder is a person who, alone or together with his affiliates and associates, owns 15% or more of the corporation’s voting stock.

These provisions could have the effect of delaying, deferring or preventing a change in control of Cytyc or reducing the price that certain investors might be willing to pay in the future for Cytyc common stock.

provisions are intended to enhance the likelihood of continuity and stability in the composition of Hologic’s board of directors and in the policies formulated by the board of directors and to discourage certain types of transactions that may involve a change in control. These provisions are also designed to reduce Hologic’s vulnerability to unsolicited acquisition proposals and to discourage certain tactics that may be used in proxy fights. These provisions, however, could have the effect of discouraging others from making tender offers for the shares of Hologic’s common stock and, as a consequence, they also may inhibit fluctuations in the market price of the shares of the common stock which could result from actual or rumored takeover attempts.

Hologic’s charter and the amended Hologic charter contain a so-called “anti-greenmail” provision. This provision is intended to discourage speculators who accumulate beneficial ownership of a significant block of stock of a company and then, under the threat of making a tender offer or instigating a proxy contest or some other corporate disruption, succeed in extracting from the company a premium price to repurchase the shares acquired by the speculator. This tactic has become known as greenmail. The anti-greenmail provision prohibits Hologic from purchasing any shares of its common stock from a related person, who has beneficially owned such common stock or right to purchase such common stock for less than two years prior to the date of such purchase, at a per share price in excess of the fair market value at the time of the purchase unless the purchase is approved by the holders of two-thirds of the outstanding shares of Hologic’s common stock, excluding any votes cast by the related person. The term “related person” means any person (other than the

Cytyc Stockholder Rights	Hologic Stockholder Rights

company or a subsidiary of the company or a founder of the company) who acquires more than 5% of Hologic’s voting stock. Stockholder approval is not required for such purchases when the offer is made available on the same terms to all holders of shares of the common stock or when the purchases are effected on the open market.

The Hologic charter also provides, and upon completion of the merger, the amended Hologic charter will provide, that the affirmative vote of the holders of 80% of the outstanding common stock is required to approve amendments to Hologic’s charter or to approve extraordinary transactions that are required to be approved by stockholders under Delaware law, including mergers, sales of substantially all of the Company’s assets and dissolution, if the actions are not approved by a majority of Hologic’s continuing directors.

Another provision included in Hologic’s charter and the amended Hologic charter requires the board of directors to consider social, economic and other factors in evaluating whether certain types of corporate transactions proposed by another party are in the best interests of the company and its stockholders. These transactions include (i) the purchase or exchange of securities or property for any of Hologic’s outstanding equity securities; (ii) the merger or consolidation of Hologic with another corporation; and (iii) the purchase or other acquisition of all or substantially all of the company’s properties and assets.

The authority of Hologic’s board of directors to issue authorized but unissued shares of common stock might be considered as having the effect of discouraging an attempt by another person or entity to effect a takeover or otherwise gain control of Hologic, since the issuance of additional shares of common stock would dilute the voting power of Hologic’s common stock then outstanding.

Cytyc Stockholder Rights	Hologic Stockholder Rights

Hologic’s bylaws provide, and upon completion of the merger the amended Hologic bylaws will provide, that stockholders seeking to nominate candidates for election as directors at an annual or special meeting of stockholders must meet specified procedural requirements. These provisions may preclude stockholders from making nominations for directors at an annual or special meeting of stockholders.

Upon completion of the merger, the amended Hologic bylaws will provide that prior to the annual meeting of stockholders to be held in 2009, a vote of at least 75% of the full board of directors will be required to amend the provisions regarding board composition, as further described above in “Hologic Bylaws Amendment—Board Composition” beginning on page 156.

See also the description of the Rights Plan above under “Stockholders Rights Plan.”

Section 203 of the DGCL. The Hologic charter subjects, and upon completion of the merger the amended Hologic charter will subject, the corporation to the restrictions on business combinations of Section 203 of the DGCL. This section prohibits publicly held Delaware corporations from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. A “business combination” includes certain mergers, asset sales and the other transactions resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an “interested stockholder” is a person who, alone or together with his or her affiliates and associates, owns 15% or more of a corporation’s voting stock.

The foregoing provisions could have the effect of delaying, deferring or preventing a change in control of Hologic or reducing the price that certain investors might be willing to pay in the future for shares of Hologic common stock.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial statements of Hologic have been prepared to give effect to the proposed merger of Hologic and Cytyc. The unaudited pro forma condensed combined balance sheet as of June 30, 2007, and the unaudited pro forma condensed combined statements of operations for the nine months ended June 30, 2007 and the year ended September 30, 2006, are presented herein to reflect the proposed merger. The unaudited pro forma condensed combined balance sheet combines the unaudited condensed balance sheets of Hologic and Cytyc as of June 30, 2007 and gives effect to the merger as if it had been completed on that date. The unaudited pro forma condensed combined statements of operations for the nine months ended June 30, 2007 combines the historical results of Hologic and the unaudited pro forma combined results of Cytyc and gives effect to the merger as if it had occurred on September 25, 2005. The unaudited proforma condensed combined statement of operations for the year ended September 30, 2006 combines the unaudited pro forma combined results of Hologic for the year ended September 30, 2006 and the unaudited pro forma combined results of Cytyc for the year ended December 31, 2006 and gives effect to the merger as if it occurred on September 25, 2005. Hologic’s unaudited pro forma condensed combined statement of operations for the year ended September 30, 2006 gives effect to Hologic’s July 2006 acquisitions of R2 Technology, Inc. and Suros Surgical Systems, Inc. as if they had occurred on September 25, 2005. Cytyc’s unaudited pro forma condensed combined statements of operations for the year ended December 31, 2006 and the nine months ended June 30, 2007 gives effect to Cytyc’s March and April 2007 acquisitions of Adiana, Inc. and Adeza Biomedical Corporation, respectively, as if they had occurred on January 1, 2006. Hologic and Cytyc have different fiscal year end dates. However, as the difference is less than 93 days, Cytyc’s results for the year ended December 31, 2006 have been used to prepare the unaudited pro forma condensed combined statement of operations for the year ended September 30, 2006, as permitted under Rule 11-02 of Regulation S-X. As a result, Cytyc’s results of operations for the three months ended December 31, 2006 are included in the unaudited pro forma condensed combined statements of operations for both the year ended December 31, 2006 and the nine months ended June 30, 2007.

The unaudited pro forma condensed combined financial statements presented are based on the assumptions and adjustments described in the accompanying notes. The unaudited pro forma condensed combined financial statements are presented for illustrative purposes and do not purport to represent what the financial position or results of operations would actually have been if the merger occurred as of the dates indicated or what such financial position or results will be for any future periods. The unaudited pro forma condensed combined financial statements are based upon the respective historical and pro forma consolidated financial information of Hologic and Cytyc, and should be read in conjunction with:

•	the accompanying notes to the unaudited pro forma condensed combined financial statements;

•

the separate historical consolidated financial statements of Hologic as of and for the nine months ended June 30, 2007 included in Hologic’s quarterly report on Form 10-Q for the nine months ended June 30, 2007, which is incorporated by reference into this joint proxy statement/prospectus;

•

the separate historical consolidated financial statements of Hologic as of and for the year ended September 30, 2006 included in Hologic’s annual report on Form 10-K for the year ended September 30, 2006, which is incorporated by reference into this joint proxy statement/prospectus;

•

the separate historical consolidated financial statements of Cytyc as of and for the six months ended June 30, 2007, including the purchase price allocations for Adiana, Inc. and Adeza Biomedical Corporation in Note 3 included in Annex B of this joint proxy statement/prospectus under the heading “Cytyc Condensed Consolidated Financial Statements (Unaudited);” and

•

the separate historical consolidated financial statements of Cytyc as of and for the year ended December 31, 2006 included in Annex B of this joint proxy statement/prospectus under the heading “Cytyc Consolidated Financial Statements.”

The unaudited pro forma condensed combined financial information was prepared using the purchase method of accounting. Based on the facts that Hologic board members and senior management will control and represent a majority of the board and senior management of the combined company, as well as the terms of the exchange, pursuant to which Cytyc stockholders will receive a premium of approximately 32.5% (as of the date preceding the merger announcement) over the fair market value of their shares on such date and cash of $16.50 per share (or approximately 36.0% of the merger consideration), Hologic is considered to be the acquirer of Cytyc for accounting purposes. Accordingly, we have adjusted the historical consolidated financial information to give effect to the impact of the consideration issued in connection with the merger. In the unaudited pro forma condensed combined balance sheet, Hologic’s cost to acquire Cytyc has been allocated to the assets acquired and liabilities assumed based upon management’s preliminary estimate of their respective fair values as of the date of the merger. Any differences between fair value of the consideration issued and the fair value of the assets and liabilities acquired will be recorded as goodwill. The amounts allocated to acquired assets and liabilities in the unaudited pro forma condensed combined financial statements are based on management’s preliminary valuation estimates. Definitive allocations will be performed and finalized based on certain valuations and other studies that will be performed by Hologic with the services of outside valuation specialists after the closing of the merger. Accordingly, the purchase price allocation adjustments and related amortization reflected in the following unaudited pro forma condensed combined financial statements are preliminary, have been made solely for the purpose of preparing these statements and are subject to revision based on a final determination of fair value after the closing of the merger. For example, if the value of the definite-lived intangible assets increased by 10%, annual pro forma income from operations would decrease by approximately $10,000.

The unaudited pro forma condensed combined statements of operations also include certain purchase accounting adjustments, including items expected to have a continuing impact on the combined results, such as increased depreciation and amortization expense on acquired tangible and intangible assets, increased interest expense on the assumed debt incurred to complete the merger, decreased interest income related to the assumed reduction in cash used to complete the merger, increased compensation expense related to Cytyc’s non-vested stock options assumed to be converted into Hologic stock options upon the completion of the merger and the tax impact related to these pro forma adjustments.

The unaudited pro forma condensed combined statements of income do not include the impacts of any revenue, cost or other operating synergies that may result from the merger or any related restructuring costs. Cost savings, if achieved, could result from material sourcing and elimination of redundant costs including headcount and facilities.

The unaudited pro forma condensed combined financial statements reflect the contemplated borrowings of $2,118,000 under the $2,350,000 term loan facilities described under “The Merger—Financing of the Merger.” Amounts borrowed under term loan facilities and the applicable interest rates have been estimated for the purposes of preparing these unaudited pro forma condensed combined financial statements and are subject to change based on the actual cash portion of the merger consideration, related fees and expenses and market changes that may result in a change in the actual interest rate applied to borrowings as compared to the rates assumed. For example, if the Libor rate increased by 10% as compared to the Libor rate assumed, annual pro forma income before provision for income taxes would decrease $11,400. Similarly, if the applicable rate applied to the Libor rate increased 25 basis points compared to the rate assumed annual pro forma income before provision for income taxes would decrease $5,300. The unaudited pro forma condensed combined financial statements do not reflect the impact of any re-financing of the debt incurred in connection with the merger, liquidity or other balance sheet repositioning that may be undertaken in connection with or subsequent to the merger.

The unaudited pro forma condensed combined financial statements do not reflect certain amounts resulting from the merger because we consider them to be of a non-recurring nature and are anticipated to be included in the income of Hologic within 12 months succeeding the transaction. These amounts include the estimated charge for acquired in-process research and development of approximately $282,900, the cost of revenue impact of approximately $37,200 for the write up of inventory to fair value and the reduction of deferred revenue of approximately $500 for amounts that would not represent a legal obligation at the close of the transaction. Hologic and Cytyc have just recently begun collecting information in order to formulate detailed integration plans to deliver planned synergies. However, any potential merger related synergies and/or cost savings as a result of the integration have not been included in the pro forma financial information.

Based on Hologic’s preliminary review of Cytyc’s summary of significant accounting policies disclosed in Cytyc’s financial statements, the nature and amount of any adjustments to the historical financial statements of Cytyc to conform their accounting policies to those of Hologic are not expected to be significant. Upon completion of the merger, further review of Cytyc’s accounting policies and financial statements may result in required revisions to Cytyc’s policies and classifications to conform to Hologic’s.

Unaudited Pro Forma Condensed Combined Balance Sheet

As of June 30, 2007

(In thousands)

	Reported As of
	June 30, 2007	June 30, 2007
	Hologic	Cytyc	Pro Forma Adjustments		Pro Forma Combined
Assets
Current Assets:
Cash and cash equivalents	$93,800	$31,268	$2,118,045	A	$50,000
			(2,193,113)	A
Investment securities	—	2,055	—		2,055
Trade receivables, net of allowances	131,567	113,742	—		245,309
Inventories	92,545	32,653	37,247	B	162,445
Deferred tax assets	20,346	21,869	—		42,215
Prepaid expenses and other current assets	12,359	18,092	—		30,451

Total current assets	$350,617	$219,679	$(37,821)		$532,475

Property and equipment, net	67,921	161,001	10,450	B	239,372
Intangible assets, net	146,058	316,959	(316,959)	C	2,932,058
			2,786,000	D
Goodwill, net	354,615	595,100	(595,100)	C	4,148,470
			3,793,855	D
Other assets, net	14,698	10,079	(3,947)	A	52,830
			32,000	A

Total assets	$933,909	$1,302,818	$5,668,478		$7,905,205

Liabilities, preferred stock and stockholders’ equity
Current liabilities:
Line of credit	$—	$55,244	$(55,244)	A	$—
Current portion of notes payable	2,536	—	—		2,536
Accounts payable	36,808	13,766	—		50,574
Accrued expenses	85,540	63,336	—		148,876
Deferred revenue	40,850	5,523	(457)	B	45,916

Total current liabilities	$165,734	$137,869	$(55,701)		$247,902

Long-term bank and other debt	7,064	250,000	2,118,045	A	2,125,109
			(250,000)	A
Deferred income tax liabilities	49,757	92,570	1,133,662	E	1,154,576
			(121,413)	C
Deferred revenue—long term	7,223	—	—		7,223
Other non-current liabilities	4,071	31,040	—		35,111

Stockholders’ equity:
Preferred stock	—	—	—		—
Common stock	539	1,387	(1,387)	F	1,190
			651	G
Capital in excess of par value	562,605	739,952	(739,952)	F	4,480,078
			3,621,764	G
			295,709	G
Retained earnings (deficit)	136,343	379,477	(379,477)	F	(146,557)
			(282,900)	D
Accumulated other comprehensive income	1,037	3,130	(3,130)	F	1,037
Treasury stock, at cost	(464)	(332,607)	332,607	F	(464)

Total stockholders’ equity	$700,060	$791,339	$2,843,885		$4,335,284

Total liabilities and stockholders’ equity	$933,909	$1,302,818	$5,668,478		$7,905,205

Unaudited Pro Forma Condensed Combined Statement of Operations

Year Ended September 30, 2006

(In thousands, except per share data)

	Hologic	Cytyc
	Pro Forma Combined	Pro Forma Combined	Pro Forma		Pro Forma
	September 30, 2006	December 31, 2006	Adjustments		Combined(L)
Revenue	$524,340	$660,233	$—		$1,184,573
Costs and expenses:
Cost of revenue	284,322	149,692	(7,584)	C	429,762
			1,700	B
			1,632	H
Cost of revenue—amortization of intangible assets	11,577	—	81,073	D	92,650
Research and development	39,917	56,195	(10,896)	C	89,023
			3,807	H
Selling and marketing	76,789	189,614	11,964	H	278,367
General and administrative	55,630	73,303	9,788	H	138,721
Restructuring	—	2,885	—		2,885
Acquired in-process research and development	4,800	—	—		4,800
Amortization of acquired intangible assets	5,988	—	22,880	D	28,868
Net gain on sale of intellectual property	(5,093)	—	—		(5,093)

	473,930	471,689	114,364		1,059,983

Income from operations	50,410	188,544	(114,364)		124,590
Interest income	1,347	6,237	(2,935)	A	4,649
Interest and other income (expense), net	(4,008)	(10,596)	(163,509)	A	(159,017)
			19,096	K

Income (loss) before provision for income taxes	47,749	184,185	(261,712)		(29,778)
Provision (benefit) for income taxes	19,100	64,465	(95,476)	I	(11,911)

Net income (loss)	$28,649	$119,720	$(166,236)		$(17,867)

Net income (loss) per common and common equivalent share:
Basic	$0.55	$1.05			$(0.15)

Diluted	$0.53	$1.00			$(0.15)

Weighted average number of common shares outstanding:
Basic	51,902	114,009	(48,871)	J	117,040

Diluted	54,010	123,759	(60,729)	J	117,040

Unaudited Pro Forma Condensed Combined Statement of Operations

Nine Months Ended June 30, 2007

(In thousands, except per share data)

	Hologic As Reported June 30, 2007	Cytyc Pro Forma Combined June 30, 2007	Pro Forma Adjustments		Pro Forma Combined
Revenue	$535,804	$546,329	$—		$1,082,133
Costs and expenses:
Cost of revenue	279,451	134,735	(12,339)	C	403,641
			519	H
			1,275	B
Cost of revenue—amortization of intangible assets	8,335	—	64,204	D	72,539
Research and development	33,221	36,919	(3,972)	C	67,380
			1,212	H
Selling and marketing	61,660	144,437	3,806	H	209,903
General and administrative	47,738	81,094	3,113	H	131,945
Restructuring	—	2,885	—		2,885
Acquired in process research and development	—	—	—		—
Amortization of acquired intangible assets	4,145	—	28,285	D	32,430

	434,550	400,070	86,103		920,723

Income from operations	101,254	146,259	(86,103)		161,410
Interest income	1,630	8,338	(2,201)	A	7,767
Interest and other income (expense), net	(2,126)	(4,893)	(122,631)	A	(116,272)
			13,378	K

Income before provision for income taxes	100,758	149,704	(197,557)		52,905
Provision for income taxes	38,290	51,173	(68,301)	I	21,162

Net income	$62,468	$98,531	$(129,256)		$31,743

Net income per common and common equivalent share:
Basic	$1.17	$0.86			$0.27

Diluted	$1.14	$0.80			$0.26

Weighted average number of common shares outstanding:
Basic	53,246	114,617	(49,479)	J	118,384

Diluted	54,722	126,937	(61,799)	J	119,860

Notes to Unaudited Pro Forma Condensed Combined Financial Statements

(In thousands, except per share information)

1.	Basis of Presentation

The following unaudited pro forma condensed combined financial statements of Hologic have been prepared to give effect to the proposed merger of Hologic and Cytyc. The unaudited pro forma condensed combined balance sheet as of June 30, 2007, and the unaudited pro forma condensed combined statements of operations for the nine months ended June 30, 2007 and the year ended September 30, 2006, are presented herein to reflect the proposed merger. The unaudited pro forma condensed combined balance sheet combines the unaudited condensed balance sheets of Hologic and Cytyc as of June 30, 2007 and gives effect to the merger as if it had been completed on that date. The unaudited pro forma condensed combined statements of operations for the nine months ended June 30, 2007 combines the historical results of Hologic and the unaudited pro forma combined results of Cytyc and gives effect to the merger as if it had occurred on September 25, 2005. The unaudited proforma condensed combined statement of operations for the year ended September 30, 2006 combines the unaudited pro forma combined results of Hologic for the year ended September 30, 2006 and the unaudited pro forma combined results of Cytyc for the year ended December 31, 2006 and gives effect to the merger as if it occurred on September 25, 2005. Hologic’s unaudited pro forma condensed combined statement of operations for the year ended September 30, 2006 gives effect to Hologic’s July 2006 acquisitions of R2 Technology, Inc. and Suros Surgical Systems, Inc. as if they had occurred on September 25, 2005. Cytyc’s unaudited pro forma condensed combined statement of operations for the year ended September 30, 2006 and the nine months ended June 30, 2007 gives effect to Cytyc’s March and April 2007 acquisitions of Adiana, Inc. and Adeza Biomedical Corporation, respectively, as if they had occurred on January 1, 2006. Hologic and Cytyc have different fiscal year end dates. However, as the difference is less than 93 days, Cytyc’s results for the year ended December 31, 2006 have been used to prepare the unaudited pro forma condensed combined statement of operations for the year ended September 30, 2006, as permitted under Rule 11-02 of Regulation S-X. As a result, Cytyc’s results of operations for the three months ended December 31, 2006 are included in the unaudited pro forma condensed combined statements of operations for both the year ended December 31, 2006 and the nine months ended June 30, 2007.

The unaudited pro forma condensed combined financial information was prepared using the purchase method of accounting. As discussed under “—Accounting Treatment” beginning on page 105, based on the facts that Hologic board members and senior management will control and represent a majority of the board of directors and senior management of the combined company, as well as the terms of the exchange, pursuant to which the Cytyc stockholders will receive a premium of approximately 32.5% (as of the date preceding the merger announcement) over the fair market value of their shares on such date and cash of $16.50 per share (or approximately 36% of the merger consideration), Hologic is considered to be the acquirer of Cytyc for accounting purposes. Accordingly, we have adjusted the historical consolidated financial information to give effect to the impact of the consideration issued in connection with the merger. In the unaudited pro forma condensed combined balance sheet, Hologic’s cost to acquire Cytyc has been allocated to the assets acquired and liabilities assumed based upon management’s preliminary estimate of their respective fair values as of the date of the merger. Any differences between fair value of the consideration issued and the fair value of the assets and liabilities acquired will be recorded as goodwill. The amounts allocated to acquired assets and liabilities in the unaudited pro forma condensed combined financial statements are based on management’s preliminary internal valuation estimates. Definitive allocations will be performed and finalized based on certain valuations and other studies that will be performed by Hologic with the services of outside valuation specialists after the closing of the merger. Accordingly, the purchase price allocation adjustments and related amortization reflected in the foregoing unaudited pro forma condensed combined financial statements are preliminary, have been made solely for the purpose of preparing these statements and are subject to revision based on a final determination of fair value after the closing of the merger. For example, if the value of the definite-lived intangible assets increased by 10%, annual pro forma income from operations would decrease by approximately $10,000.

2.	Purchase Price

The following is a preliminary estimate of the purchase price for Cytyc:

		(In thousands)
Estimated number of Cytyc shares to be acquired (in thousands)(a)	125,265
Exchange ratio	0.52

Number of shares of Hologic to be issued to Cytyc stockholders (in thousands)	65,138
Multiplied by the assumed price per share of Hologic common stock(b)	$55.61	$3,622,300
Estimated cash to be paid to Cytyc stockholders based on consideration of $16.50 per share		2,067,000
Cytyc outstanding debt assumed		55,200
Estimated fair value of outstanding vested Cytyc stock options to be exchanged for Hologic stock options		295,700
Estimated transaction costs		39,000

Estimated purchase price		$6,079,200

For purposes of this pro forma analysis, the above purchase price has been allocated based on a preliminary estimate of the fair value of net assets acquired.

Purchase Price Allocation
(In thousands)
Book value of net assets acquired (c)	$1,096,600
Less: write-off of existing deferred financing costs, goodwill and intangible assets, including related deferred taxes	(794,600)

Adjusted book value of assets acquired	302,000
Remaining allocation:
Increase inventory to fair value	37,200
Decrease deferred revenue to fair value	500
Increase property and equipment to fair value	10,500
Identifiable intangible assets at fair value	2,786,000
Acquired in process research and development	282,900
Deferred taxes(d)	(1,133,700)
Goodwill	3,793,800

Estimated purchase price	$6,079,200

(a)	Includes 116,581 shares outstanding at June 30, 2007, 158 shares to satisfy restricted stock units, and 100 shares estimated to be issued under Cytyc’s Employee Stock Purchase Plan and 8,426 shares to be issued assuming conversion of all of Cytyc’s outstanding $250,000 2.25% Senior Convertible Notes due 2024.

The assumption that all of the holders of Cytyc’s 2.25% Senior Convertible Notes will choose to convert their notes prior to the completion of the merger is based on the following: Each one thousand dollars in principal amount of Cytyc’s 2.25% Senior Convertible Notes is currently convertible into approximately 33.70 shares of Cytyc common stock. At the effective time of the merger, for each one thousand dollars in principal amount of Convertible Notes a holder would be entitled to receive 17 shares of Hologic common stock together with cash in lieu of any fractional shares, plus approximately five hundred fifty-six dollars in cash. The Convertible Notes are assumed to be converted into the merger consideration as of the effective time of the merger because the approximately five hundred fifty-six dollars cash merger consideration each holder would receive in the merger will remain fixed without any increase to reflect the time value of money and, thus, will be diminished following completion of the merger. In addition, the Convertible Notes may be redeemed at par any time on or after March 20, 2009 and prior to maturity.

(b)	Represents the average Hologic closing stock price beginning three trading days before and ending three trading days after May 20, 2007, the date of the public announcement of the merger agreement.

(c)	Represents total Cytyc’s stockholder’s equity as of June 30, 2007 of $791,339 plus the conversion of Cytyc’s outstanding $250,000, 2.25% Senior Convertible Notes due 2024 and the assumption of $55,200 outstanding under Cytyc’s line of credit.

(d)	The deferred income tax liability at statutory tax rates related to acquired tangible and intangible assets for which the amortization is not deductible for tax purposes ($2,834,200 x 40% = $1,133,700).

3.	Valuation of Intangibles Assets and Goodwill

The estimated purchase price for the merger with Cytyc will be allocated to assets acquired and liabilities assumed based on their estimated fair values. Hologic will then allocate the purchase price in excess of net tangible assets acquired to identifiable intangible assets, including in process research and development, based upon a detailed valuation that uses information and assumptions provided by management, as further described below. Any excess purchase price over the fair value of the net tangible and intangible assets acquired is allocated to goodwill.

Identifiable Intangible Assets

As part of the preliminary purchase price allocation Cytyc’s identifiable intangible assets include existing technology and market based intangible assets. Cytyc’s existing technology relates to patents, patent applications and know-how with respect to the technologies embedded in its currently marketed products. In determining the allocation of the purchase price to existing technology, consideration was only given to patent and patent applications that relate to products that have been approved by the FDA. Cytyc’s marketing based intangible assets relate to its customer relationships with OB/GYNS, breast surgeons and other physicians as well as its distributor networks and product brands.

Hologic used the income approach to value the existing technology and marketing based intangibles. This approach calculates fair value by discounting the after-tax cash flows back to a present value. The baseline data for this analysis was the cash flow estimates used to price the transaction. Cash flows were forecasted for each intangible asset, then discounted based on an appropriate discount rate. The discount rates applied were benchmarked with reference to the implied rate of return from the transaction model as well as the weighted average cost of capital for the combined company based on the capital asset pricing model.

In estimating the useful life of the acquired assets, Hologic considered paragraph 11 of SFAS No. 142, Goodwill and Other Intangible Assets, which lists the pertinent factors to be considered when estimating the useful life of an intangible asset. These factors included a review of the expected use by the combined company of the assets acquired, the expected useful life of another asset (or group of assets) related to the acquired assets, legal, regulatory or other contractual provisions that may limit the useful life of an acquired asset or may enable the extension of the useful life of an acquired asset without substantial cost, the effects of obsolescence, demand, competition and other economic factors, and the level of maintenance expenditures required to obtain the expected future cash flows from the asset.

Acquired In-Process Research and Development

As part of the preliminary purchase price allocation for Cytyc, approximately $283 million of the purchase price has been allocated to acquired in-process research and development projects. The amount allocated to acquired in-process research and development represents the estimated value based on risk-adjusted cash flows related to in-process projects that have not yet reached technological feasibility and have no alternative future uses as of the date of the acquisition. The primary basis for determining the technological feasibility of these projects is obtaining regulatory approval to market the underlying products. The value attributable to these in-process projects will be expensed at the time of the acquisition. If the projects are not successful or completed in a timely manner, Hologic may not realize the financial benefits expected for these projects or for the transaction as a whole.

The value assigned to acquired in-process technology was determined by estimating the costs to develop the acquired technology into commercially viable products, estimating the resulting net cash flows from the projects, and discounting the net cash flows to their present value. The revenue projection used to value the acquired in-process research and development was based on estimates of relevant market sizes and growth factors, expected trends in technology, and the nature and expected timing of new product introductions by us and our competitors. The resulting net cash flows from such projects were based on our estimates of cost of sales, operating expenses, and income taxes from such projects.

The rates utilized to discount the net cash flows to their present value were based on estimated cost of capital calculations and the implied rate of return from the transaction model plus a risk premium. Due to the nature of the forecasts and the risks associated with the developmental projects, appropriate risk-adjusted discount rates were used for the in-process research and development projects. The discount rates are based on the stage of completion and uncertainties surrounding the successful development of the purchased in-process technology projects.

The purchased in-process technology of Cytyc relates to the following research and development projects: NovaSure Expanded Labeling; Complete TransCervical Sterilization System; Gestiva; Induction Test; ThinPrep Imager; ThinPrep Processor; and Helica.

The most significant purchased in-process technology relates to the NovaSure Endometrial Ablation System for which Hologic has estimated a value of $170 million to $200 million. The NovaSure Endometrial Ablation System is used for the treatment of excessive menstrual bleeding in a minimally invasive manner to eliminate or reduce bleeding. Currently, we plan to perform clinical trials to expand the labeling on this product for elective use, i.e., for women who have completed child bearing and who wish to end their menstrual periods. It is anticipated that NovaSure Endometrial Ablation System will be available in 2010 or 2011, subject to receipt of appropriate regulatory approvals. Material net cash inflows (net of operating costs, including costs to complete clinical trials) from this elective use of the NovaSure System are expected to commence in 2011 or 2012. The estimated the remaining costs to complete the clinical trials are expected to be approximately $2 million to $4 million.

Cytyc’s other in-process research and development projects are at different stages of development, ranging from the early stages of development to Phase IIb prototype building, ongoing clinical trials and submission to the FDA of PMA and drug applications. FDA approval or clearance has not been granted for any of the products classified as in-process research and development, nor has Cytyc received any foreign approvals or clearances for any of these products. All products classified as in-process research and development require various levels of in-house and external testing, clinical trials and approvals from the FDA before these future products can be marketed. The expected timing of commercial release for these products ranges from early 2008 through 2012. The estimated cash requirements in the aggregate to complete these remaining products is expected to be approximately $20 million to $ 30 million.

The successful development of new products and product enhancements is subject to numerous risks and uncertainties, both known and unknown, including, unanticipated delays, access to capital, budget overruns, technical problems and other difficulties that could result in the abandonment or substantial change in the design, development and commercialization of these new products and enhancements, including, for example changes requested by the FDA in connection with pre-market approval applications for products or 510(k) notification. Given the uncertainties inherent with product development and introduction, there can be no assurance that any of the combined company’s product development efforts will be successful on a timely basis or within budget, if at all. The failure of the combined company to develop new products and product enhancements on a timely basis or within budget could harm the combined company’s results of operations and financial condition. For additional risks that may affect the combined company’s business and prospects following completion of the merger, see “Risk Factors” commencing on page 26 of this joint proxy statement/prospectus.

In addition, we will re-assess all on-going research and development projects upon the closing of the transaction to determine whether each project qualifies as in-process research and development and reflect any additional development to date.

Goodwill

The preliminary purchase price allocation has resulted in goodwill of approximately $3.8 billion. The factors contributing to the recognition of this amount of goodwill are based upon several strategic and synergistic benefits that are expected to be realized from the combination. These benefits include the expectation that the combined company’s complementary products and technologies will create a leading women’s healthcare company with an enhanced presence in hospitals, private practices and healthcare organizations. Hologic also expects to realize substantial synergies through the use of Cytyc’s OB/GYN and breast surgeon sales channel to cross-sell Hologic’s existing and future products. The merger provides both companies broader channel coverage within the United States and expanded geographic reach internationally, as well as increased scale and scope for further expanding operations through product development and complementary strategic transactions.

4.	Pro Forma Adjustments

The following pro forma adjustments are based on preliminary estimates, which may change as additional information is obtained:

(A) To reflect the assumed increase in debt of $2,118,000 incurred to complete the merger and related estimated deferred financing costs of $32,000, to record the cash paid for the merger and related transaction costs of $2,138,000 and repayment of $55,200 outstanding under Cytyc’s existing line of credit. To record the conversion of Cytyc’s $250,000 2.25% senior convertible note due 2024 and to write off Cytyc’s related deferred financing costs. To record estimated increase in interest expense and estimated decrease in interest income.

Hologic has secured a fully committed debt financing from Goldman Sachs Credit Partners L.P. for the cash portion of the merger consideration. For purposes of the unaudited condensed combined financial statements Hologic has assumed that it will borrow approximately $2,118,000 of the committed funding and use available cash of approximately $75,100 to finance the cash portion of the merger, repay amounts outstanding under Cytyc’s existing line of credit and pay merger related fees and expenses. Accordingly, additional interest expense has been recorded for the borrowing of such amounts estimated to complete the merger using the borrowing rate under the firm commitment letter from Goldman Sachs Credit Partners L.P. of 7.11% (Libor rate as of June 30, 2007 plus 1.75%). The amortization of anticipated deferred financing costs, estimated to be approximately $32 million, and an annual $1 million commitment fee was also considered to determine the total increase in interest expense. The amortization of the deferred financing costs was based on the assumed weighted average term of the credit facility. The repayment of the estimated financing requirements was not assumed for any of the income statement periods presented. The calculation of additional interest expense for the pro forma periods presented is as follows:

Cash Portion of Merger Consideration	$2,066,900
Amount outstanding under Cytyc’s LOC as of June 30, 2007	55,200
Merger Related Fees and Expenses	71,000 (a)

Total Cash Required	2,193,100
Cash available as of June 30, 2007	(75,100)

Financing Requirement	2,118,000
Interest Rate	7.11%

Twelve Months Ended September 30, 2006
Interest Expense	150,600
Amortization of Deferred Financing Costs	11,900
Commitment Fee	1,000

Total Increase in Interest Expense	$163,500

Nine Months Ended June 30, 2007
Interest Expense	$112,900
Amortization of Deferred Financing Costs	8,900
Commitment Fee	800

Total Increase in Interest Expense	$122,600

The decrease in interest income is based on the estimated decrease in cash available for investment as a result of estimated cash utilized for the acquisition of $75,100. The weighted average rate of return for the average cash balance of both Hologic and Cytyc was calculated to be approximately 3.91% based on the interest income earned by each entity during the nine months ended June 30, 2007, divided by the average interest bearing cash balance during this period. This rate was applied to the anticipated decrease in cash available for investment to estimate the decrease in interest income.

Weighted Average Rate of Return on cash available for investment	3.91%
Cash available assumed to be utilized for payment of cash portion of merger consideration	$(75,100)
Twelve Months Ended September 30, 2006	$(2,900)
Nine Months Ended June 30, 2007	$(2,200)

(B) To adjust Cytyc’s inventory, property and equipment and deferred revenue to their estimated fair value. To record estimated depreciation expense related to the step up of property and equipment, primarily equipment under customer usage agreements with an estimated remaining useful life of 6 years. The cost of revenue impact of the write-up of inventory to fair value of $37,200 and reduction of deferred revenue of $500 for amounts that would not represent a legal obligation at the close of the transaction have been excluded from the pro forma condensed combined statement of income as they are non-recurring items which are anticipated to be included in the income of Hologic within the 12 months succeeding the transaction.

(C) To eliminate Cytyc’s existing goodwill, intangible assets, related deferred tax liability and pro forma combined amortization of the intangible assets.

(D) To record goodwill and $2,786,000 of acquired definite-lived intangible assets and related amortization based on expected future cash flows which Hologic has determined reflects the economic benefits which the intangible assets are expected to be utilized over a weighted average life of 15 years for both existing technology and marketing based intangibles. Based on the estimated value of these intangibles and their estimated useful lives, Hologic anticipates recording amortization expense of approximately $759,000 over the 5 years succeeding the close of the transaction. The calculation of amortization expense is as follows:

	Asset Value	Amortization Year Ended September 30, 2006	Amortization Nine Months ended June 30, 2007
Developed Technology	$1,829,000	81,073	64,204
Percentage of cash flows		4%	4%

Customer Relationship	$904,200	21,161	26,916
Percentage of cash flows		2%	3%

Trade Name	$52,800	1,719	1,369
Percentage of cash flows		3%	3%

The estimated charge of $283,000 of acquired in-process research and development has been excluded from the pro forma condensed combined statement of income as it is a non-recurring item which is anticipated to be included in the income of Hologic within the 12 months succeeding the transaction.

(E) To record deferred taxes related to identified intangible assets and fair value adjustments, where required for step-up in basis for book purposes, at 40%, the estimated statutory tax rate in effect as of June 30, 2007.

(F) To eliminate the historical stockholders equity accounts of Cytyc.

(G) To record the issuance of Hologic common stock and to record the fair value of Cytyc’s stock options. The fair value of Cytyc’s vested and unvested options was calculated under SFAS 123(R) using the Binominal Option Pricing Model. The most significant assumptions utilized in this model include the market price, expected life, expected volatility, dividend yield and the risk-free interest rate. The market price was calculated in accordance with Emerging Issues Task Force Issue No. 99-12, Determination of the Measurement Date for the Market Price of Acquirer Securities Issued in a Purchase Business Combination, utilizing the average closing price of Hologic’s common stock beginning the three trading days before and ending the three trading days after the announcement of the merger agreement. The expected life for each option was determined based on both the “in-the-money” level of each option and the historical exercise behavior of Cytyc’s employees resulting in a weighted average expected life of 2.20 years. The expected volatility utilized of 33.66% was determined based on a weighted average of both the historical and implied volatilities of Hologic and Cytyc’s common stock. The dividend yield was assumed to be zero based on the fact that Hologic does not issue a dividend under its dividend policy and has no plans to amend this policy in the foreseeable future. The risk free interest rate was based on the expected life of each option using the Zero Coupon Treasury rates as of June 29, 2007 resulting in a weighted average risk free-interest rate of 4.91%.

(H) To record incremental stock option compensation expense based on the fair value, as determined under SFAS 123(R) and further described in Note G above, of Cytyc’s non-vested stock options assumed to be converted into Hologic stock options upon the completion of the merger.

(I) To record the tax provision/(benefit) on pro forma income (loss) before provision (benefit) before income taxes, to reflect the estimated statutory tax rate of 40%. Hologic has included the tax benefit related to the incremental stock-based compensation expense pro forma adjustment based on the estimate that the majority of the Cytyc unvested options are non-qualified stock options. If the estimated statutory tax rate of 40% were to change by 10%, the effect on pro forma net income (loss) for the nine months ended June 30, 2007 and the twelve months ended September 30, 2006, would be approximately $2,100 and $1,200, respectively.

(J) To reflect the estimated weighted average basic and diluted shares expected to outstanding as of the close of the merger. Based on the 0.52 conversion rate, Hologic expects to issue 65,138 common shares to Cytyc stockholders. Therefore, 65,138 shares were added to the Hologic weighted average, basic and diluted, shares outstanding for all periods presented to determine the pro forma weighted average shares outstanding. The impact of options issued in connection with the merger has been determined to be antidilutive.

(K) To eliminate interest expense included in Cytyc pro forma combined condensed statements of operations as all of Cytyc’s debt arrangements are being settled in connection with the merger.

(L) The pro forma condensed combined statements of operations do not reflect estimated charges related to change of control payments of approximately $15,000 and stock based compensation expenses for the acceleration of vesting of outstanding stock options for certain members of Cytyc executive management, such charges will be recorded by Cytyc in the period that the proposed merger is completed. The pro forma combined condensed statement of income also excluded a $1,800 charge related to a change of control payment for a certain executive officer of Hologic. This charge will be recorded by Hologic in the period that the proposed merger is completed.

HOLOGIC, INC.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED

STATEMENT OF OPERATIONS

For the Fiscal Year Ended September 30, 2006

(In thousands, except per share data)

	September 30, 2006 Hologic	July 13, 2006 R2	July 25, 2006 Suros	Pro Forma Adjustments		Hologic Pro Forma Combined (G and L)
Revenue	$462,680	$39,545	$29,914	7,799	D	$524,340
				(7,469)	I
Costs and expenses:
Cost of revenue	264,364	15,942	11,815	(330)	D	284,322
				(7,469)	I
Cost of revenue—amortization of intangible assets	4,784	—	—	2,920	A	11,577
				3,873	H
Research and development	28,294	8,744	2,879	—		39,917
Selling and marketing	55,910	10,816	10,063	—		76,789
General and administrative	42,551	7,884	24,799	(19,604)	E	55,630
Amortization of acquired intangible assets	1,631	—	—	2,238	A	5,988
				1,539	H
				256	A
				324	H
Acquired in-process research and development	19,900	—	—	(10,200)	L	4,800
				(4,900)	G
Net gain on sale of intellectual property	(5,093)	—	—	—		(5,093)

Total operating expenses	412,341	43,386	49,556	(31,353)		473,930

Income (loss) from operations	50,339	(3,841)	(19,642)	23,554		50,410
Interest income	4,082	52	161	(2,948)	B	1,347
Interest and other income (expense), net	(1,198)	(1,025)	(26)	(1,759)	C	(4,008)

Income (loss) before provision for income taxes	53,223	(4,814)	(19,507)	18,847		47,749
Provision (benefit) for income taxes	25,800	—	—	(6,700)	K	19,100

Net income (loss)	$27,423	$(4,814)	$(19,507)	$25,547		$28,649

Net income per common and common equivalent share:
Basic	$0.59					$0.55

Diluted	$0.56					$0.53

Weighted average number of common shares outstanding:
Basic	46,512			1,911	F	51,902

				3,479	J
Diluted	48,620			1,911	F	54,010

				3,479	J

Adjustments to record Hologic’s July, 2006 acquisition of Suros as if it happened at the beginning of the year ended September 30, 2006:

A	Gives effect to amortization of developed technology and know how, customer relationship and tradename, as if the transaction had occurred at the beginning of the period.

B	Gives effect to a reduction in interest income related to the utilization of $82,000 of available cash for the acquisition, as if the transaction had occurred at the beginning of the period.

C	To record additional interest expense for assumption of debt to finance the acquisition, as if the transaction had occurred at the beginning of the period.

D	To eliminate revenue and associated expense for transactions between Hologic and Suros, as if the transaction had occurred at the beginning of the period.

E	Eliminate stock based compensation and change in control bonuses as a result of the transaction.

F	To record issuance of additional shares of Hologic common stock as if the acquisition occurred the beginning of fiscal 2006.

G	As required by Article 11 of Regulation S-X, the unaudited pro forma combined condensed statements of operations excludes material non-recurring charges which result directly from the acquisition and which will be recorded within twelve months following the acquisition. Thus, the write-off of acquired in-process research and development, the cost of revenue impact of the write-up of inventory to fair value and revenue impact for amounts that would not represent legal obligation at the close of the transaction have been excluded from the pro forma condensed consolidated statement of income as they are non-recurring items.

Adjustments to record Hologic’s July, 2006 acquisition of R2 as if it happened at the beginning of the year ended September 30, 2006:

H	Gives effect to amortization of developed technology and know how, customer relationship and tradename, as if the transaction had occurred at the beginning of the period.

I	To eliminate revenue and associated expense for transactions between Hologic and R2 as if the transaction had occurred at the beginning of the period.

J	To record issuance of additional shares of Hologic common stock as if the acquisition occurred at the beginning of fiscal 2006.

K	To reflect the income tax effect of the pro forma adjustments to pro forma combined income related to the acquisitions, in order to reflect a pro forma combined tax (benefit) at a statutory rate tax rate of 40%.

L

As required by Article 11 of Regulation S-X, the unaudited pro forma combined condensed statements of operations excludes material non-recurring charges which result directly from the acquisition and which will be recorded within twelve months following the acquisition. Thus, the write-off of acquired in-process research and development, the cost of revenue impact of the write-up of inventory to fair value and revenue impact for amounts that would not represent legal obligation at the close of the transaction have been excluded from the pro forma condensed consolidated statement of income as they are non-recurring items.

Cytyc Corporation

Unaudited Pro Forma Combined Condensed Consolidated Statements of Income

For the Nine months ended June 30, 2007

(in thousands, except per share data)

	Cytyc	Adeza	Adiana	Pro Forma Adjustments		Cytyc Pro Forma Combined As Adjusted
Net sales	$520,778	$25,551	$—	$—		$546,329
Cost of sales	126,628	3,805	—	4,302	(A)	134,735

Gross profit	394,150	21,746	—	(4,302)		411,594

Operating expenses:
Research and development	32,797	1,758	2,364	—		36,919
Sales and marketing	130,363	14,074	—	—		144,437
General and administrative	65,660	11,946	3,488	—		81,094
Restructuring	2,885	—	—	—		2,885
In-process research and development	89,500	—	—	(89,500)		—

Total operating expenses	321,205	27,778	5,852	(89,500)		265,335

Income (loss) from continuing operations	72,945	(6,032)	(5,852)	85,198		146,259

Other income (expense), net	11,133	2,431	61	(5,287	)(B)	8,338

				(4,893	)(C)	(4,893)

Income (loss) from continuing operations before provision for income taxes	84,078	(3,601)	(5,791)	75,018		149,704
Provision for income taxes	59,334	1,855	—	(10,016	)(D)	51,173

Net income (loss) from continuing operations	$24,744	$(5,456)	$(5,791)	$85,034		$98,531

Net income per common and potential common share:
Basic	$0.22					$0.86

Diluted	$0.22					$0.80

Weighted average common and potential common shares outstanding:
Basic	114,617					114,617

Diluted	126,937					126,937

Cytyc Corporation

Unaudited Pro Forma Combined Condensed Consolidated Statements of Income

For the Year Ended December 31, 2006

(in thousands, except per share data)

	Cytyc	Adeza	Adiana	Pro Forma Adjustments		Pro Forma As Adjusted (I)
Net sales	$608,250	$51,983	$—	$—		$660,233
Cost of sales	134,184	7,924	—	7,584	(E)	149,692

Gross profit	474,066	44,059	—	(7,584)		510,541

Operating expenses:
Research and development	44,134	6,903	5,158	—		56,195
Sales and marketing	161,925	27,689	—	—		189,614
General and administrative	63,452	8,131	1,720	—		73,303
Restructuring	2,885	—	—	—		2,885
In-process research and development	—	—	—	—		—

Total operating expenses	272,396	42,723	6,878	—		321,997

Income (loss) from continuing operations	201,670	1,336	(6,878)	(7,584)		188,544

Other income (expense), net	13,002	4,693	132	(11,590	)(F)	6,237

				(10,596	)(G)	(10,596)

Income (loss) from continuing operations before provision for income taxes	214,672	6,029	(6,746)	(29,770)		184,185
Provision for income taxes	75,135	3,502	—	(14,172	)(H)	64,465

Net income (loss) from continuing operations	$139,537	$2,527	$(6,746)	$(15,598)		$119,720

Net income per common and potential common share:
Basic	$1.22					$1.05

Diluted	$1.16					$1.00

Weighted average common and potential common shares outstanding:
Basic	114,009					114,009

Diluted	123,759					123,759

Pro Forma Adjustments for the Nine Months Ended June 30, 2007

(A)	To record amortization of patents and developed technology for the nine months ended June 30, 2007 using the cash flow method over 12-15 years.

(B)	To record interest expense for the nine months ended June 30, 2007 related to the $200,000 borrowed on the line-of-credit facility (less interest expense already recorded by Cytyc related to the amount borrowed).

(C)	To reflect a reduction in Cytyc interest income for the nine months ended June 30, 2007 related to its assumed use of $311,700 of available cash to fund the balance of both the Adeza and Adiana acquisition prices, at an estimated annual yield of 3.4% (less the reduction in interest income already reflected by Cytyc on actual results of operations).

(D)	To reflect the income tax effects of the pro forma adjustments, taking into account both Adeza's and Adiana’s non-deductible deal costs.

Pro Forma Adjustments for the Year Ended December 31, 2006

(E)	To record amortization of patents and developed technology using the cash flow method over 12-15 years. Amortization of the patents and developed technology is estimated to approximate $7,600, $8,800, $10,000, $9,900 and $10,100 for the pro forma years ending December 31, 2006, 2007, 2008, 2009 and 2010, respectively.

(F)	To record interest expense related to the $200,000 borrowed under Cytyc’s existing line-of-credit facility.

(G)	To reflect a reduction in Cytyc interest income related to the assumed use of $311,700 of available cash, cash equivalents and investment securities to fund the balance of both the Adeza and Adiana acquisition prices, at an estimated annual yield of approximately 3.4%.

(H)	To reflect the income tax effects of the pro forma adjustments.

(I)	The combined condensed statements of income do not reflect the non-recurring charge of $89,500 for acquired in-process research and development related to the acquisitions of Adeza and Adiana in March 2007.

LEGAL MATTERS

Before this registration statement becomes effective, Brown Rudnick will provide an opinion regarding the validity of the Hologic common stock to be issued to Cytyc stockholders in the merger. It is a condition to Cytyc’s and Hologic’s respective obligations to complete the merger that Hogan & Hartson and/or Brown Rudnick will have rendered opinions, dated the closing date of the merger, substantially to the effect that the merger will be treated as a reorganization within the meaning of Section 368(a) of the Code.

EXPERTS

The consolidated financial statements of Hologic appearing in Hologic’s annual report on Form 10-K for the year ended September 30, 2006, and Hologic’s management’s assessment of the effectiveness of internal control over financial reporting as of September 30, 2006 included therein, have been audited by Ernst & Young, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements and management’s assessment are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

The financial statements of Suros Surgical Systems, Inc. as of December 31, 2005 and 2004, and for each of the years in the three-year period ended December 31, 2005, have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The consolidated financial statements of R2 Technology, Inc. as of December 31, 2005 and 2004 and for each of the three years in the period ended December 31, 2005 appearing in Hologic Inc.’s Current Report (Form 8-K) dated June 30, 2006 have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The financial statements as of December 31, 2006 and 2005 and for each of the three years in the period ended December 31, 2006, of Cytyc Corporation included in this joint proxy statement/prospectus have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report appearing herein and elsewhere in this joint proxy statement/prospectus which report expresses an unqualified opinion on the financial statements and include explanatory paragraphs referring to effects of the restatement of the consolidated financial statements as discussed in Note 15 and the adoption of Statement of Financial Accounting Standards No. 123R, Share-Based Payment as discussed in Note 9, and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The financial statements of Adeza Biomedical Corporation as of December 31, 2006 and 2005, and for each of the three years in the period ended December 31, 2006, included in the joint proxy statement/prospectus and registration statement of Hologic, Inc., have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

FUTURE STOCKHOLDER PROPOSALS

Hologic

Stockholder proposals for inclusion in the Hologic’s proxy materials for Hologic’s 2008 annual meeting of stockholders must be received by Hologic no later than September 24, 2007. These proposals must also meet the other requirements of the rules of the SEC and Hologic’s bylaws relating to stockholder proposals.

Stockholders who wish to make a proposal at Hologic’s 2008 Annual Meeting—other than one that will be included in Hologic’s proxy materials—should notify Hologic no later than December 8, 2007. If a stockholder who wishes to present such a proposal fails to notify Hologic by this date, the proxies that management solicits for the meeting will have discretionary authority to vote on the stockholder’s proposal if it is properly brought before the meeting. If a stockholder makes a timely notification, the proxies may still exercise discretionary voting authority under circumstances consistent with the proxy rules of the SEC.

Stockholders may make recommendations to the nominating committee of candidates for its consideration as nominees for director at Hologic’s 2008 annual meeting of stockholders by submitting the name, qualifications, experience and background of such person, together with a statement signed by the nominee in which he or she consents to act as such, to Hologic’s nominating committee, c/o Secretary, Hologic, Inc., 35 Crosby Drive, Bedford, Massachusetts 01730. Notice of such recommendations should be submitted in writing as early as possible, but in any event not later than 90 days prior to the anniversary date of the immediately preceding annual meeting or special meeting in lieu thereof and must contain specified information and conform to certain requirements set forth in the Hologic’s bylaws, including a written notice that sets forth: (i) the name and address of the stockholder who intends to make the nomination and of the persons or person to be nominated; (ii) a representation that the stockholder is a holder of record of stock of Hologic entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (iii) a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder; (iv) such other information regarding each nominee proposed by such stockholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the SEC; and (v) the consent of each nominee to serve as a director of Hologic if so elected. The nominating committee may refuse to acknowledge the nomination of any person not made in compliance with the procedures set forth herein or in Hologic’s bylaws.

Cytyc

Cytyc held its 2006 annual meeting of stockholders on May 2, 2006. If the merger agreement is adopted by the requisite vote of the Cytyc stockholders and the merger is completed, Cytyc will merge into wholly owned subsidiary of Hologic and, consequently, will not hold an annual meeting of its stockholders in 2007. Cytyc stockholders will be entitled to participate, as stockholders of the combined company, in the 2008 annual meeting of stockholders of the combined company.

If the merger agreement is not adopted by the requisite vote of the Cytyc stockholders or if the merger is not completed for any reason, Cytyc will hold an annual meeting of its stockholders in 2007.

In the event that Cytyc holds a 2007 annual meeting of its stockholders, stockholders interested in presenting a proposal for inclusion in Cytyc’s proxy statement and proxy relating to Cytyc’s 2007 annual meeting of stockholders may do so by following the procedures prescribed in Rule 14a-8 under the Exchange Act and Cytyc’s bylaws. Because the 2007 annual meeting date will represent a change of more than 30 days from the anniversary of Cytyc’s 2006 annual meeting, Cytyc will announce a new deadline for the receipt of any stockholder proposals submitted pursuant to Rule 14a-8 for inclusion in Cytyc’s proxy materials for the 2007 annual meeting. As required by Rule 14a-8, such new deadline will be a reasonable time before Cytyc begins to print and mail its proxy materials.

In addition, in accordance with the requirements for advance notice set forth in Cytyc’s bylaws, in order for a stockholder proposal submitted outside of Rule 14a-8 or a director nomination to be considered timely for the 2007 annual meeting, such proposal or nomination must be received by Cytyc’s Corporate Secretary by no earlier than the close of business on the 90th day before the 2007 annual meeting and not later than the close of business on the later of the 60th day prior to the 2007 annual meeting or the close of business on the 10th day following the day on which public announcement of the date of the 2007 annual meeting is first made by Cytyc. In the event that Cytyc holds a 2007 annual meeting of its stockholders, Cytyc will announce a new deadline for the receipt of any stockholder proposals submitted outside of Rule 14a-8 or a director nomination. Any notification to bring any proposal before the 2007 annual meeting must comply with the requirements of Cytyc’s bylaws.

WHERE YOU CAN FIND MORE INFORMATION

Hologic and Cytyc file annual, quarterly and periodic reports, proxy statements and other information with the SEC. You may read and copy any of this information filed at the SEC’s public reference rooms located at:

Public Reference Room

100 F Street N.E.

Room 1024

Washington, DC 20549

You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. These SEC filings are also available to the public from commercial document retrieval services and at the website maintained by the SEC at http://www.sec.gov. The information contained on the SEC’s website is expressly not incorporated by reference into this joint proxy statement/prospectus.

Hologic has filed a registration statement on Form S-4 to register with the SEC the Hologic common stock to be issued to Cytyc stockholders upon completion of the merger. This joint proxy statement/prospectus is a part of that registration statement and constitutes a prospectus of Hologic in addition to being a proxy statement of Hologic and Cytyc for their special meetings. As allowed by SEC rules, this joint proxy statement/prospectus does not contain all of the information you can find in the registration statement or the exhibits to the registration statement.

The SEC allows Hologic to incorporate by reference information into this joint proxy statement/prospectus, which means that Hologic can disclose important information to you by referring you to other documents filed separately with the SEC. The information incorporated by reference is considered part of this joint proxy statement/prospectus, except for any information superseded by information contained directly in this joint proxy statement/prospectus or in later filed documents incorporated by reference into this joint proxy statement/prospectus.

This joint proxy statement/prospectus incorporates by reference the documents listed below that Hologic has previously filed with the SEC. These documents contain important business and financial information about Hologic that is not included in or delivered with this joint proxy statement/prospectus.

Hologic SEC Filings (File No. 001-18281)	Period
Annual Report on Form 10-K	For the fiscal year ended September 30, 2006.

Quarterly Reports on Form 10-Q	Quarters ended December 30, 2006, March 31, 2007 and June 30, 2007.

Current Reports on Form 8-K	Filed on June 30, 2006 (regarding the financial statements of Suros Surgical Systems, Inc. and R2 Technology, Inc), May 21, 2007, June 4, 2007 and June 25, 2007.

Proxy Statement on Schedule 14A	Filed on January 25, 2007.

The description of Hologic’s preferred stock, set forth in Hologic’s 8-A	Filed on December 4, 2002, as amended on May 21, 2007.

Hologic is also incorporating by reference additional documents that it files with the SEC under Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act between the date of this joint proxy statement/prospectus and the date of the Hologic special meeting.

Documents incorporated by reference are available without charge from Hologic, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this joint proxy statement/prospectus. You can obtain documents incorporated by reference into this joint proxy statement/prospectus by requesting them in writing or by telephone from Hologic at the following address:

Hologic Inc.

35 Crosby Drive

Bedford, MA 01730

Attention: Investor Relations

Telephone: (781) 999-7300

If you wish to request documents, the applicable company must receive your request by [    ], 2007, in order to receive them before the special meetings.

At the present time, Cytyc is not eligible to incorporate by reference the information filed with the SEC (File No. 000-27558) into this joint proxy statement/prospectus and accordingly has included the required business and financial information in this joint proxy statement/prospectus. The business and financial information about Cytyc is attached hereto as Annex B.

Hologic has supplied all information contained or incorporated by reference into this joint proxy statement/prospectus relating to Hologic, and Cytyc has supplied all information contained in this joint proxy statement/prospectus relating to Cytyc.

Neither Hologic nor Cytyc has authorized anyone to give any information or make any representation about the merger or the two companies that is different from, or in addition to, that contained in this joint proxy statement/prospectus or in any of the materials that have been incorporated by reference into this joint proxy statement/prospectus. Therefore, if anyone gives you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this joint proxy statement/prospectus or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this joint proxy statement/prospectus does not extend to you. The information contained in this joint proxy statement/prospectus speaks only as of the date of this joint proxy statement/prospectus unless the information specifically indicates that another date applies.

ANNEX A

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

HOLOGIC, INC.

NOR’EASTER CORP.

AND

CYTYC CORPORATION

Dated: May 20, 2007

TABLE OF CONTENTS1

[1]	The Table of Contents is not part of this Agreement.

i

ii

Exhibits
Exhibit A	-	Hurricane Charter Amendment
Exhibit B	-	Certificate of Incorporation of the Surviving Corporation
Exhibit C	-	Bylaws of the Surviving Corporation
Exhibit D	-	Initial Officers of the Surviving Corporation
Exhibit E	-	Hurricane Tax Representation Letter
Exhibit F	-	Cyclone Tax Representation Letter
Exhibit G	-	New Hurricane Bylaws
Exhibit H	-	Board of Directors Committee Composition

iii

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (as the same may be amended from time to time in accordance with its terms, this “Agreement”) dated as of May 20, 2007, by and among Cytyc Corporation, a Delaware corporation (“Cyclone”), Hologic, Inc., a Delaware corporation (“Hurricane”), and Nor’easter Corp., a Delaware corporation and a wholly owned subsidiary of Hurricane (“MergerSub”).

WHEREAS, the respective Boards of Directors of Hurricane and Cyclone deem it advisable and in the best interests of each corporation and its respective stockholders that Hurricane and Cyclone engage in a business combination in order to advance the long-term strategic business interests of Hurricane and Cyclone;

WHEREAS, the business combination of Hurricane and Cyclone shall be effected through a merger of Cyclone with and into MergerSub (the “Merger”) in accordance with the terms and conditions of this Agreement and the applicable provisions of the General Corporation Law of the State of Delaware (“Delaware Law”);

WHEREAS, in furtherance of the foregoing, the respective Boards of Directors of Hurricane, Cyclone and MergerSub have approved this Agreement and the Merger, upon the terms and subject to the conditions of this Agreement, pursuant to which each share of capital stock of Cyclone issued and outstanding immediately prior to the Effective Time (as defined in Section 2.02), other than shares of Cyclone capital stock directly owned by Hurricane, MergerSub or Cyclone and Dissenting Shares (as defined in Section 2.11), will be converted into the right to receive the consideration specified in Section 2.04; and

WHEREAS, it is intended that the Merger shall qualify for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the U.S. Internal Revenue Code of 1986 (the “Code”) and the regulations promulgated thereunder.

NOW, THEREFORE, in consideration of the foregoing, and of the representations, warranties, covenants and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties to this Agreement (each, a “party” and collectively, the “parties”) agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.01 Definitions.

(a) As used in this Agreement, the following terms have the following meanings:

“1933 Act” means the Securities Act of 1933, as amended, including the rules and regulations promulgated thereunder.

“1934 Act” means the Securities Exchange Act of 1934, as amended, including the rules and regulations promulgated thereunder.

“Acquisition Proposal” means, (i) in respect of Cyclone, any inquiry, proposal or offer relating to, or any Third Party indication of interest in, (A) any direct or indirect acquisition or purchase of 20% or more of the consolidated net assets of Cyclone and its Subsidiaries, (B) any direct or indirect acquisition or purchase of 20% or more of any class of equity or voting securities of Cyclone or any of its Subsidiaries whose assets, individually or in the aggregate, constitute more than 20% of the consolidated assets of Cyclone, (C) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in such Third Party beneficially owning 20% or more of any class of equity or voting securities of Cyclone or any of its Subsidiaries whose assets, individually or in the aggregate, constitute more than 20% of the consolidated assets of Cyclone or (D) a merger, consolidation, share exchange, business combination, sale of substantially all of the assets, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving Cyclone or any of its Subsidiaries whose assets, individually or in the aggregate, constitute more than 20% of the consolidated assets of that Person, in each case other than the transactions contemplated by this Agreement or as set forth in the Cyclone Disclosure Schedule, and (ii) in respect of Hurricane, any inquiry, proposal or offer relating to, or any Third Party indication of interest in, (A) any direct or indirect acquisition or purchase of 20% or more of the consolidated net assets of Hurricane and its Subsidiaries, (B) any direct or indirect acquisition or purchase (including without limitation by way of merger, consolidation, share exchange, business combination, reorganization, recapitalization or other similar transaction) of 20% or more of any class of equity or voting securities of Hurricane or any of its Subsidiaries that, if consummated, would result in such Third Party beneficially owning 20% or more of any class of equity or voting securities of Hurricane or any of its Subsidiaries whose assets, individually or in the aggregate, constitute more than 20% of the consolidated assets of Hurricane, or (C) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in such Third Party beneficially owning 20% or more of any class of equity or voting securities of Hurricane or any of its Subsidiaries whose assets, individually or in the aggregate, constitute more than 20% of the consolidated assets of Hurricane, in each case other than (x) the transactions contemplated by this Agreement (including without limitation, the Financing or any subsequent refinancings of the Financing (in whole or in part)), (y) any offerings through one or more underwriters, initial purchasers or placement agents, other than an offering intended, after the distribution thereof, to result in a transaction described in clause (ii)(B) above, or (z) as set forth in the Hurricane Disclosure Schedule; provided, however, that, notwithstanding the foregoing, in the case of a Hurricane Acquisition Discussions, the percentages in clause (ii) shall be increased from 20% to 50%.

“Adverse Recommendation Change” means either of the following, as the context may indicate, (i) either (A) any failure by the Board of Directors of Hurricane to make, or any withdrawal or modification in a manner adverse to Cyclone of, the Hurricane Board Recommendation or (B) any recommendation by Hurricane’s Board of Directors of an Acquisition Proposal or (ii) either (A) any failure by the Board of Directors of Cyclone to make, or any withdrawal or modification in a manner adverse to Hurricane of, the Cyclone Board Recommendation or (B) any recommendation by Cyclone’s Board of Directors of an Acquisition Proposal.

“Affiliate” means, as applied to any Person, any other Person who, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” means the possession, directly or indirectly through one or more intermediaries, of the power to direct the management and policies of a Person, whether through the ownership of capital stock, by contract, or otherwise.

“Applicable Law” means, with respect to any Person, any United States federal, state or local or any foreign law (in each case, statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority that is binding upon or applicable to that Person.

“Business Day” means a day, other than Saturday, Sunday or any other day on which commercial banks in New York, New York are authorized or required by Applicable Law to close.

“Closing Date” means the date of the Closing.

“Contract” means any loan or credit agreement, bond, debenture, note, mortgage, indenture, lease, sublease, supply agreement, license agreement, development agreement or other contract, agreement, obligation, commitment, arrangement, understanding, instrument, permit, franchise or license, whether oral or written, including all amendments thereto.

“Cyclone Balance Sheet” means the consolidated balance sheet of Cyclone as of March 31, 2007 and the footnotes thereto set forth in the most recent Quarterly Report on Form 10-Q filed by Cyclone with the SEC.

“Cyclone Balance Sheet Date” means March 31, 2007.

“Cyclone Disclosure Schedule” means the disclosure schedule dated the date hereof regarding this Agreement that has been provided by Cyclone to Hurricane.

“Cyclone ESPP” means Cyclone’s 2004 Employee Stock Purchase Plan, as amended.

“Cyclone Rights Agreement” means that certain Rights Agreement, dated as of August 27, 1997, between Cyclone and Computershare Trust Company (formerly BankBoston N.A.), as rights agent, as amended through the date hereof.

“Cyclone Stock” means the common stock, $0.01 par value, of Cyclone.

“Cyclone Stock Plans” means 2004 Omnibus Stock Plan, Pro Duct Health, Inc. 1998 Stock Plan, Amended and Restated 1995 Non-Employee Director Stock Option Plan, 1995 Stock Plan, as amended, and 2001 Non-Employee Director Stock Plan.

“Cyclone Subsidiary” means a Subsidiary of Cyclone.

“Cyclone 10-K” means Cyclone’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006.

“Employee Benefit Plan” means any “employee pension benefit plan” (as defined in Section 3(2) of ERISA), any “employee welfare benefit plan” (as defined in Section 3(1) of ERISA), and any other written or oral plan, agreement or arrangement involving material compensation, including insurance coverage, severance benefits, disability benefits, nonqualified or qualified deferred compensation, bonuses, stock options, stock purchase, phantom stock, stock appreciation rights or other forms of fringe benefits, perquisites, incentive compensation or post-retirement compensation and all material employment, change in control, severance or similar agreements, written or otherwise, for the benefit of, or relating to, any current or former employee, officer or director of Cyclone or any of its Subsidiaries or Hurricane or any of its Subsidiaries, as applicable, or any ERISA Affiliate.

“Environmental Laws” means any Applicable Laws or any agreement with any Governmental Authority relating in any way to the environment, preservation or reclamation of natural resources, the presence, management, Release or threat of Release of, or exposure to, Hazardous Materials, or to human health and safety.

“Environmental Permits” means all permits, licenses, franchises, certificates, approvals and other similar authorizations of Governmental Authorities required by Environmental Laws for the operation of the business of Cyclone or Hurricane, as the case may be, or any of its respective Subsidiaries, as currently conducted.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” of any entity means any other entity that, together with such entity, would be treated as a single employer under Section 414 of the Code.

“Financing” means any financing contemplated by the Commitment Letter or any alternative financing Hurricane may seek to consummate the Merger and the other transactions contemplated by this Agreement, including, without limitation, any refinancing thereof.

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Authority” means any transnational, domestic or foreign, federal, state or local governmental authority, department, bureau, court, administrative or regulatory agency, commission or official, including any political subdivision thereof.

“Hazardous Materials” means (i) petroleum products and by-products, asbestos and asbestos-containing materials, urea formaldehyde foam insulation, medical or infectious wastes, polychlorinated biphenyls, radon gas, radioactive substances, chlorofluorocarbons and all other ozone-depleting substances or (ii) any chemical, material, substance, waste, pollutant or contaminant that is prohibited, limited or regulated by or pursuant to any Environmental Law.

“Hurricane Acquisition Discussions” means any inquiry, proposal or offering relating to a proposed acquisition or purchase by Hurricane (including without limitation by way of merger, consolidation, share exchange, business combination, reorganization, recapitalization or other similar transaction) of 50% or more of any class of equity or voting securities of a Third Party or any purchase or acquisition of the business or assets of a Third Party.

“Hurricane Balance Sheet” means the consolidated balance sheet of Hurricane as of March 31, 2007 and the footnotes thereto set forth in the most recent Quarterly Report on Form 10-Q filed by Hurricane with the SEC.

“Hurricane Balance Sheet Date” means March 31, 2007.

“Hurricane Charter Amendment” means the amendment of Hurricane’s certificate of incorporation to read as set forth in Exhibit A to this Agreement, which amendment shall become effective at the Effective Time, subject to the terms and conditions set forth in this Agreement.

“Hurricane Disclosure Schedule” means the disclosure schedule dated the date hereof regarding this Agreement that has been provided by Hurricane to Cyclone.

“Hurricane Share Issuance” means the issuance of shares of Hurricane Stock to holders of Cyclone Stock as a result of the Merger pursuant to the terms and subject to the conditions of this Agreement.

“Hurricane Stock” means the common stock, $0.01 par value, of Hurricane.

“Hurricane Stock Plans” means 1986 Combination Stock Option Plan, Amended and Restated 1990 Non-Employee Director Stock Option Plan, Savings and Investment Plan, Fluoroscan Imaging Systems, Inc. 1994 Amended and Restated Stock Incentive Plan, 1995 Combination Stock Option Plan, 1997 Employee Equity Incentive Plan, Second Amended and Restated 1999 Equity Incentive Plan and 2000 Acquisition Equity Incentive Plan.

“Hurricane Subsidiary” means a Subsidiary of Hurricane.

“Hurricane 10-K” means Hurricane’s Annual Report on Form 10-K for the fiscal year ended September 30, 2006.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Knowledge” means (i) in respect of Hurricane, the actual knowledge of the persons listed in Section 1.01 of the Hurricane Disclosure Schedule and (ii) in respect of Cyclone, the actual knowledge of the persons listed in Section 1.01 of the Cyclone Disclosure Schedule.

“Lien” means, with respect to any property or asset, any lien, pledge, hypothecation, levy, mortgage, deed of trust, security interest, claim, lease, charge, option, right of first refusal, easement, or other real estate declaration, transfer or voting restriction under any stockholder or similar agreement, encumbrance, community property interest, equitable interest or any other similar restriction.

“Material Adverse Effect” means, with respect to any Person, any change, effect, event, occurrence or state of facts that is, or would reasonably be expected to be, materially adverse to the business, financial condition or results of operations of that Person and its Subsidiaries, taken as a whole, other than any such change, effect, event, occurrence or state of facts to the extent resulting from or arising in connection with (i) any change in the market price of the common stock of that Person after the date of this Agreement (provided that this clause (i) shall not exclude any underlying circumstance, change, effect, event, occurrence or fact that may have caused that change in market price), (ii) changes, circumstances or conditions generally affecting any industry in which that Person or any of its Subsidiaries participate, (iii) changes generally affecting United States economic conditions or financial markets, (iv) changes resulting from a change in GAAP, (v) changes resulting from any act of war or terrorism (or any escalation thereof), (vi) changes, facts, circumstances or conditions that can be shown to have been proximately caused by the announcement or existence of this Agreement or any transaction contemplated hereby, (vii) compliance with the terms of, or the taking of any action required by, this Agreement, or the failure to take any action prohibited by this Agreement, (viii) any actions taken, or failure to take action, to which the other party to this Agreement has expressly consented or requested, or (ix) receipt of a Nasdaq de-listing notice directly resulting from Cyclone’s filing with the SEC of its Quarterly Report on Form 10-Q for the period ending March 31, 2007; provided that no exception enumerated in any of the immediately preceding clauses (ii)-(v) shall apply to the extent any such change, effect, event, occurrence or fact has a disproportionate effect on that Person and its Subsidiaries, taken as a whole, relative to other comparable companies in the industry in which that Person operates.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing or migrating into or through the environment or any natural or man-made structure.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended, including the rules and regulations promulgated thereunder.

“SEC” means the Securities and Exchange Commission.

“Subsidiary” means, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at any time directly or indirectly owned by such Person.

“Third Party” means any Person, including as defined in Section 13(d) of the 1934 Act, other than Hurricane or any of its Affiliates (in respect of Cyclone) or Cyclone or any of its Affiliates (in respect of Hurricane).

(b) Each of the following terms is defined in the Section set forth opposite that term:

Term	Section
2009 Annual Meeting	8.16(d)
368 Reorganization	4.21
Adjusted Option	2.06(a)
Adjusted Restricted Stock Unit	2.06(a)
Adjusted Share Unit	2.06(a)
Affiliate Agreement	8.13
Agreement	Preamble
Amended Hurricane Charter	8.16(a)
Cash Merger Consideration	2.04(a)

Term	Section
Cash Portion Exchange Multiple	2.06(f)
Certificate of Merger	2.02
Certificates	2.05(a)
Closing	2.03
Code	Preamble
Commitment Letter	5.26
Confidentiality Agreement	8.07(b)
Continuing Cyclone Directors	8.16(d)
Continuing Hurricane Directors	8.16(d)
Covered Employees	8.18(a)
Cyclone	Preamble
Cyclone Board Recommendation	4.02(b)
Cyclone Debentures	4.05(a)
Cyclone Designated Officer	4.09(b)
Cyclone Employee Plans	4.17(a)
Cyclone Payment Event	11.04(b)
Cyclone Performance Stock Unit Awards	4.05(a)
Cyclone Preferred Stock	4.05(a)
Cyclone Recommendation	8.04(a)
Cyclone Registered Intellectual Property	4.20(a)
Cyclone Reduced Fee	11.04(c)
Cyclone Rejection Fee	11.04(c)
Cyclone Restricted Stock Units	4.05(a)
Cyclone Rights	4.05(a)
Cyclone SEC Documents	4.07(a)
Cyclone Securities	4.05(d)
Cyclone Share Unit	2.06(a)
Cyclone Stock-Based Awards	4.05(a)
Cyclone Stock Option	2.06(a)
Cyclone Stockholder Approval	4.02(a)
Cyclone Stockholder Meeting	8.04(a)
Cyclone Subsidiary Securities	4.06(c)
Delaware Law	Preamble
Director Compensation Plan	2.06(a)
Dissenting Shares	2.11
Effective Time	2.02
End Date	10.01(b)
Exchange Agent	2.05(a)
Exchange Ratio	2.04(a)
FDA	4.13(a)
FDCA	4.12(b)
HSR Filing	8.01(b)
Hurricane	Preamble
Hurricane Board Recommendation	5.02(b)
Hurricane Designated Officer	5.09(b)
Hurricane Employee Plans	5.17(a)
Hurricane Payment Event	11.04(c)
Hurricane Preferred Stock	5.05(a)
Hurricane Recommendation	8.04(b)
Hurricane Registered Intellectual Property	5.20(a)

Term	Section
Hurricane Reduced Fee	11.04(b)
Hurricane Rejection Fee	11.04(b)
Hurricane Restricted Stock	5.05(a)
Hurricane Restricted Stock Units	5.05(a)
Hurricane Rights	5.05(a)
Hurricane Rights Agreement	5.25
Hurricane SEC Documents	5.07(a)
Hurricane Securities	5.05(d)
Hurricane Stock-Based Awards	5.05(a)
Hurricane Stockholder Approval	5.02(a)
Hurricane Stockholder Meeting	8.04(b)
Hurricane Subsidiary Securities	5.06(c)
Indemnified Person	8.05(a)
Intellectual Property	4.20(g)
internal controls	4.07(e)
Intervening Event	8.07(d)
Joint Proxy Statement	4.08
Medical Device	4.13(a)
Merger	Preamble
Merger Communication	8.03(b)
Merger Consideration	2.04(a)
MergerSub	Preamble
Nasdaq	2.06
New Benefit Plan(s)	8.18(a)
New Hurricane Bylaws	8.16(a)
New Hurricane Charter	8.16(a)
No-Shop Party	8.07(a)
Notice of Superior Proposal	8.07(d)
party	Preamble
Permits	4.12(b)
Qualified Plan	4.17(f)
Registered Intellectual Property	4.20(a)
Registration Statement	4.08
Regulatory Material Adverse Effect	8.01(a)
Social Security Act	4.13(f)
Stock Merger Consideration	2.04(a)
Superior Proposal	8.07(f)
Surviving Corporation	2.01(a)
Takeover Response	8.07(b)
Tax or Taxes	4.16(m)
Tax Return	4.16(m)
Tax Sharing Agreements	4.16(m)
Taxing Authority	4.16(m)
Uncertificated Shares	2.05(a)

Section 1.02 Other Definitional and Interpretative Provisions. The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The table of contents and captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural and any plural term the singular. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the phrase “but not limited to”, whether or not they are in fact followed by those words or words of like import. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof; provided that with respect to any agreement or contract listed on the Hurricane Disclosure Schedule, the Cyclone Disclosure Schedule or any other schedule to this Agreement, all such amendments, modifications or supplements must also be listed in the appropriate schedule (subject in all cases to the terms of Section 11.05). Any reference in this Agreement to a statute shall be to that statute, as amended from time to time, and to the rules and regulations promulgated at that time under that statute. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. References to “law” or “laws” shall be deemed also to include any Applicable Law. All parties will be considered drafters of this Agreement and any ambiguity shall not be construed against any particular party.

ARTICLE 2

THE MERGER

Section 2.01 The Merger.

(a) At the Effective Time, Cyclone shall be merged with and into MergerSub in accordance with Delaware Law, at which time the separate existence of Cyclone shall cease, and MergerSub shall be the surviving corporation (the “Surviving Corporation”), and shall be a wholly owned, direct subsidiary of Hurricane.

(b) From and after the Effective Time, the Surviving Corporation shall possess all of the rights, privileges, powers and franchises and be subject to all of the obligations, liabilities, restrictions and disabilities of Cyclone and MergerSub, all as provided under Delaware Law.

Section 2.02 Effective Time. At the Closing the parties shall file a certificate of merger (the “Certificate of Merger”) with the Delaware Secretary of State in such form as is required by and executed and completed in accordance with the relevant provisions of Delaware Law and make all other filings or recordings required by Delaware Law to effect the Merger. The Merger shall become effective at such time (the “Effective Time”) as the Certificate of Merger is duly filed with the Delaware Secretary of State (or at such later time as Hurricane and Cyclone mutually agree and specify in the Certificate of Merger).

Section 2.03 Closing. Upon the terms and subject to the conditions set forth in Article 9, the closing of the Merger (the “Closing”) will take place as soon as practicable, but in no event later than five (5) Business Days, after the satisfaction or waiver of the conditions (excluding conditions that, by their nature, cannot be satisfied until the Closing), or such other time and date as the parties may agree to in writing. The Closing shall be held at the offices of Brown Rudnick Berlack Israels LLP in Boston, Massachusetts, unless another place is agreed to in writing by the parties hereto.

Section 2.04 Conversion of Shares. At the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof:

(a) subject to this Article 2, each share of Cyclone Stock issued and outstanding immediately prior to the Effective Time (other than shares to be cancelled in accordance with Section 2.04(b) and Dissenting Shares referred to in Section 2.11), shall be cancelled and converted into the right to receive (i) 0.52 (the “Exchange Ratio”) shares of Hurricane Stock (the “Stock Merger Consideration”) and (ii) $16.50 in cash without interest (the “Cash Merger Consideration” and, together with the Stock Merger Consideration and cash in lieu of fractional shares of Hurricane Stock as specified below, the “Merger Consideration”);

(b) each share of Cyclone Stock that is (i) held by Cyclone as treasury stock or (ii) owned by Hurricane or any Hurricane Subsidiary, in each case immediately prior to the Effective Time, shall be canceled and shall cease to exist, and no payment shall be made with respect thereof in accordance with this Article 2; and

(c) each share of common stock, par value $.01 per share, of MergerSub issued and outstanding immediately prior to the Effective Time shall remain issued, outstanding and unchanged as a validly issued, fully paid and nonassessable share of common stock, par value $.01 per share, of the Surviving Corporation.

Section 2.05 Surrender and Payment.

(a) Prior to the Effective Time, Hurricane shall designate its transfer agent, American Stock Transfer & Trust Company, or another bank or trust company reasonably satisfactory to Cyclone to act as the exchange agent hereunder (the “Exchange Agent”) for the purpose of exchanging for the Merger Consideration (i) certificates representing shares of Cyclone Stock (the “Certificates”) or (ii) uncertificated shares of Cyclone Stock (the “Uncertificated Shares”). At the Effective Time, Hurricane shall deposit with the Exchange Agent, to be held in trust for the holders of Cyclone Stock, stock certificates (if such shares shall be certificated) representing shares of Hurricane Stock issuable pursuant to Section 2.04 in exchange for outstanding shares of Cyclone Stock and an amount of cash sufficient to deliver to the holders of Cyclone Stock (other than the Dissenting Shares) the aggregate Merger Consideration. From time to time after the Effective Time, Hurricane shall make available to the Exchange Agent, as needed, cash in amounts that are sufficient to pay cash in lieu of fractional shares pursuant to Section 2.07 and any dividends or other distributions pursuant to Section 2.05(f), in each case, to be paid in respect of the Certificates and the Uncertificated Shares. Promptly after the Effective Time, but in any event within ten (10) Business Days after the Effective Time, Hurricane shall send, or shall cause the Exchange Agent to send, to each holder of shares of Cyclone Stock at the Effective Time a letter of transmittal and instructions (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates or transfer of the Uncertificated Shares to the Exchange Agent) for use in such exchange.

(b) Each holder of shares of Cyclone Stock shall be entitled to receive, upon (i) surrender to the Exchange Agent of a Certificate, together with a properly completed letter of transmittal, or (ii) receipt of an “agent’s message” by the Exchange Agent (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request) in the case of a book-entry transfer of Uncertificated Shares, the aggregate Merger Consideration that such holder has a right to receive pursuant to Section 2.04. The shares of Hurricane Stock constituting part of such Merger Consideration, at Hurricane’s option, shall be in uncertificated book-entry form, unless a physical certificate is requested by a holder of shares of Cyclone Stock or is otherwise required under Applicable Law. As a result of the Merger, at the Effective Time, all shares of Cyclone Stock shall cease to be outstanding and each holder thereof shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration payable in respect thereof and any dividends or other distributions payable in respect thereof in accordance with Section 2.05(f).

(c) If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificate or the transferred Uncertificated Share is registered, it shall be a condition to such payment that (i) either such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer or such Uncertificated Share shall be properly transferred and (ii) the Person requesting such payment shall pay to the Exchange Agent any transfer or other Taxes required as a result of such payment to a Person other than the registered holder of such Certificate or Uncertificated Share or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

(d) At the Effective Time, the stock transfer books of Cyclone shall be closed and thereafter there shall be no further registration of transfers on the transfer books of Cyclone or the Surviving Corporation of the shares of Cyclone Stock which were outstanding immediately prior to such time. If, after the Effective

Time, Certificates or Uncertificated Shares are presented to the Surviving Corporation, they shall be canceled and exchanged for the Merger Consideration payable in respect thereof provided for, and in accordance with the procedures set forth, in this Article 2.

(e) Any portion of the Merger Consideration made available to the Exchange Agent pursuant to Section 2.05(a) that remains unclaimed by the holders of shares of Cyclone Stock six months after the Effective Time shall be returned to Hurricane, upon demand, and any such holder who has not exchanged shares of Cyclone Stock for the Merger Consideration in accordance with this Section 2.05 prior to that time shall thereafter look only to Hurricane for payment of the Merger Consideration, and any dividends and distributions with respect thereto, in respect of such shares without any interest thereon. Notwithstanding the foregoing, Hurricane shall not be liable to any holder of shares of Cyclone Stock for any amounts properly paid to a public official pursuant to applicable abandoned property, escheat or similar laws. Any amounts remaining unclaimed by holders of shares of Cyclone Stock six years after the Effective Time (or such earlier date, immediately prior to such time when the amounts would otherwise escheat to or become property of any Governmental Authority) shall become, to the extent permitted by Applicable Law, the property of Hurricane, free and clear of any claims or interest of any Person previously entitled thereto.

(f) No dividends or other distributions with respect to securities of Hurricane constituting part of the Merger Consideration, and no cash payment in lieu of fractional shares as provided in Section 2.07, shall be paid to the holder of any Certificates not surrendered or of any Uncertificated Shares not transferred until such Certificates or Uncertificated Shares are surrendered or transferred, as the case may be, as provided in this Section 2.05. Following such surrender or transfer, Hurricane shall pay or shall cause the Exchange Agent to pay, without interest, to the Person in whose name the securities of Hurricane have been registered, (i) at the time of such surrender or transfer, the amount of any cash payable in lieu of fractional shares to which such Person is entitled pursuant to Section 2.07 and the amount of all dividends or other distributions with a record date after the Effective Time previously paid or payable on the date of such surrender with respect to such securities, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time and prior to surrender or transfer and with a payment date subsequent to surrender or transfer payable with respect to such securities.

Section 2.06 Stock Options; Restricted Stock Units; Performance Shares; ESPP.

(a) As soon as practicable following the date of this Agreement, the Board of Directors of Cyclone (or, if appropriate, any committee thereof administering the Cyclone Stock Plans) shall adopt such resolutions or take such other actions as may be required to effect the following:

(i) each option to purchase shares of Cyclone Stock under any employee stock option or compensation plan or arrangement of Cyclone (a “Cyclone Stock Option”) outstanding immediately prior to the Effective Time shall be amended and converted into an option to acquire, on the same terms and conditions (giving effect to any applicable acceleration of vesting thereunder) as were applicable under such Cyclone Stock Option, the number of shares of Hurricane Stock (rounded down to the nearest whole share) equal to the sum of (x) the product of (A) the number of shares of Cyclone Stock subject to such Cyclone Stock Option and (B) the Exchange Ratio and (y) the product of (A) the number of shares of Cyclone Stock subject to such Cyclone Stock Option and (B) the Cash Portion Exchange Multiple, at an exercise price per share of Hurricane Stock (rounded up to the nearest whole cent) equal to the quotient obtained by dividing (1) the aggregate exercise price for the shares of Cyclone Stock subject to such Cyclone Stock Option by (2) the aggregate number of shares of Hurricane Stock to be subject to such Cyclone Stock Option after giving effect to the adjustments in this clause (i) (each, as so adjusted, an “Adjusted Option”);

(ii) each Cyclone Restricted Stock Unit outstanding immediately prior to the Effective Time shall be amended and converted into the right to receive, on the same terms and conditions (giving effect to any applicable acceleration of vesting thereunder) as were applicable under such Cyclone Restricted Stock Unit, the number of shares of Hurricane Stock (rounded down to the nearest whole share) equal to the sum of (x) the product of (A) the number of shares of Cyclone Stock subject to such Cyclone Restricted Stock Unit and (B) the Exchange Ratio and (y) the product of (A) the number of shares of Cyclone Stock subject to such Cyclone Restricted Stock Unit and (B) the Cash Portion Exchange Multiple (each, as so adjusted, an “Adjusted Restricted Stock Unit”);

(iii) each Cyclone Performance Share outstanding immediately prior to the Effective Time shall vest at the target award level in accordance with the terms and conditions applicable under such Cyclone Performance Share and holders thereof shall be entitled to receive the Merger Consideration on the same basis as all other shares of Cyclone Stock;

(iv) each share of Cyclone Stock deferred (a “Cyclone Share Unit”) under the Amended and Restated Director Compensation Method Plan (the “Director Compensation Plan”) shall be converted into, on the same terms and conditions (giving effect to any applicable acceleration of vesting thereunder) as are applicable under the Director Compensation Plan, a number of shares of Hurricane Stock (rounded down to the nearest whole share) equal to the sum of (x) the product of (A) the number of shares of Cyclone Stock subject to such Cyclone Share Unit and (B) the Exchange Ratio and (y) the product of (A) the number of shares of Cyclone Stock subject to such Cyclone Share Unit and (B) the Cash Portion Exchange Multiple (each, as so adjusted, an “Adjusted Share Unit”);

(v) holders of each share of Cyclone Stock accrued in 2007 for issuance to members of the Board of Directors of Cyclone on January 1, 2008 shall be entitled to receive the Merger Consideration on the same basis as all other shares of Cyclone Stock; and

(vi) prior to the Effective Time, Cyclone shall make any amendments to the terms of such stock option or compensation plans or arrangements that are necessary to give effect to the adjustments contemplated by this Section 2.06.

(b) As soon as practicable following the date of this Agreement, the Board of Directors of Cyclone (or, if appropriate, any committee of the Board of Directors of Cyclone administering the Cyclone ESPP), shall adopt such resolutions or take such other actions as may be required to provide that with respect to the Cyclone ESPP (i) each participant’s outstanding right to purchase shares of Cyclone Stock under the Cyclone ESPP shall terminate on the day immediately prior to the day on which the Effective Time occurs, provided that all amounts allocated to each participant’s account under the Cyclone ESPP as of such date shall thereupon be used to purchase from Cyclone whole shares of Cyclone Stock at the applicable price determined under the terms of the Cyclone ESPP for the then outstanding offering periods using such date as the final purchase date for each such offering period, and (ii) the Cyclone ESPP shall terminate immediately following such purchases of Cyclone Stock.

(c) The adjustments provided in Section 2.06(a) with respect to any Cyclone Stock Option to which Section 421(a) of the Code applies shall be and are intended to be effected in a manner which is consistent with Section 424(a) of the Code. As soon as practicable following the Effective Time, Hurricane shall deliver to the holders of Adjusted Options, Adjusted Restricted Stock Units and Adjusted Share Units appropriate notices setting forth such holders’ rights pursuant to the respective Cyclone Stock Plans and the Contracts evidencing the grants of such Adjusted Options, Adjusted Restricted Stock Units or Adjusted Share Units, as the case may be, which shall provide, among other things, that such Adjusted Options, Adjusted Restricted Stock Units, Adjusted Share Units and Contracts have been assumed by Hurricane and shall continue in effect on the same terms and conditions (subject to the adjustments required by this Section 2.06 after giving effect to the Merger).

(d) Except as otherwise contemplated by this Section 2.06 and except to the extent required under the respective terms of the Adjusted Options, Adjusted Restricted Stock Units or Adjusted Share Units, as the case may be, all restrictions or limitations on transfer and vesting with respect to such Adjusted Options, Adjusted Restricted Stock Units or Adjusted Share Units, to the extent that such restrictions or limitations shall not have already lapsed, and all other terms thereof, shall remain in full force and effect with respect to such Adjusted Options, Adjusted Restricted Stock Units or Adjusted Share Units after giving effect to the Merger and the assumption by Hurricane as set forth above.

(e) Hurricane shall take such actions as are necessary for the assumption of Cyclone Stock Options, Cyclone Restricted Stock Units and Cyclone Share Units pursuant to this Section 2.06, including the reservation, issuance and listing of Hurricane Stock as is necessary to effectuate the transactions contemplated by this Section 2.06. Subject to receiving full cooperation from Cyclone and its independent registered public accounting firm, within one (1) Business Day of the Closing Date, Hurricane shall file with the SEC a registration statement on an appropriate form, or a post-effective amendment to a registration statement previously filed under the 1933 Act, with respect to the shares of Hurricane Stock subject to Adjusted Options, Adjusted Restricted Stock Units and Adjusted Share Units and, where applicable, shall use all commercially reasonable efforts to have such registration statement declared effective as soon as practicable following the Effective Time. With respect to those individuals, if any, who, subsequent to the Effective Time, will be subject to the reporting requirements under Section 16(a) of the 1934 Act, where applicable, Hurricane shall use all commercially reasonable efforts to administer Cyclone Stock Options and Cyclone Restricted Stock Units assumed pursuant to this Section 2.06 in a manner that complies with Rule 16b-3 promulgated under the 1934 Act.

(f) For purposes of this Agreement, “Cash Portion Exchange Multiple” means the quotient obtained by dividing (x) the Cash Merger Consideration by (y) the average of the per share closing sale prices of Hurricane Stock on The NASDAQ Stock Market (the “Nasdaq”) for the ten consecutive trading days ending on (and including) the date that is three (3) trading days prior to the Closing Date.

Section 2.07 Fractional Shares. No certificates, scrip or shares of Hurricane Stock representing fractional shares of Hurricane Stock or book-entry credit of the same shall be issued upon the surrender for exchange of Certificates or Uncertificated Shares, and such fractional share interests shall not entitle the owner thereof to vote or to have any rights as a stockholder of Hurricane by virtue of such fractional share interests. All fractional shares of Hurricane Stock that a holder of shares of Cyclone Stock would otherwise be entitled to receive as a result of the Merger shall be aggregated and if a fractional share results from such aggregation, such holder shall be entitled to receive, in lieu thereof, an amount in cash without interest determined by multiplying the closing sale price of a share of Hurricane Stock on the Nasdaq on the Closing Date by the fraction of a share of Hurricane Stock to which such holder would otherwise have been entitled. Hurricane shall deposit with the Exchange Agent the funds required to make the cash payments required by this Section 2.07 when and as needed.

Section 2.08 Withholding Rights. Hurricane, the Surviving Corporation or the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Article 2 such amounts as Hurricane, the Surviving Corporation or the Exchange Agent is required to deduct and withhold with respect to the making of such payment under any provision of federal, state, local or foreign tax law. If Hurricane, the Surviving Corporation or the Exchange Agent so withholds amounts, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which Hurricane, the Surviving Corporation or the Exchange Agent made such deduction and withholding.

Section 2.09 Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Hurricane, delivery by such Person of an agreement in a form reasonably satisfactory to Hurricane or, as Hurricane may reasonably deem necessary, the posting by such Person of a bond, in such reasonable amount as Hurricane may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to be paid in respect of the shares of Cyclone Stock represented by such Certificate, as contemplated by this Article 2.

Section 2.10 Adjustments. If at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of Hurricane or Cyclone shall occur by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, or any stock dividend thereon with a record date during such period, the Exchange Ratio and any amounts payable pursuant to Section 2.05(f) or Section 2.07 of this Agreement shall be appropriately adjusted.

Section 2.11 Dissenting Stockholders. Notwithstanding any provision of this Agreement to the contrary, shares of Cyclone Stock that are outstanding immediately prior to the Effective Time and that are held by a holder thereof who has not voted in favor of or consented to the adoption of this Agreement and has properly exercised and perfected appraisal rights for such shares in accordance with Section 262 of Delaware Law (the “Dissenting Shares”) shall not be converted into the right to receive the Merger Consideration, but shall become the right to receive such consideration as may be determined to be due to such holder pursuant to the procedures set forth in Section 262 of Delaware Law to be paid by the Surviving Corporation; provided, however, that if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal and payment under Delaware Law, the right of such holder to such appraisal of its shares of Cyclone Stock shall cease and such shares of Cyclone Stock shall be deemed converted as of the Effective Time into the right to receive the Merger Consideration to which any such holder is entitled pursuant to Section 2.04(a), any cash in lieu of fractional shares payable to any such holder pursuant to Section 2.07 and any dividends or other distributions to which any such holder is entitled pursuant to Section 2.05(f), in each case without interest. Cyclone shall give Hurricane (a) prompt notice of any written demands for appraisal received by Cyclone, withdrawals of such demands, and any other related instruments served pursuant to Section 262 of Delaware Law and received by Cyclone and (b) the opportunity to direct all negotiations and proceedings with respect to demands for appraisals under Delaware Law. Cyclone shall not, except with prior written consent of Hurricane, (i) voluntarily make any payment with respect to any demands for appraisal for Dissenting Shares, (ii) offer to settle, or settle, any such demands, (iii) waive any failure to timely deliver a written demand for appraisal in accordance with Delaware Law, or (iv) agree to do any of the foregoing.

Section 2.12 Affiliates. Notwithstanding any provision of this Agreement to the contrary, to the fullest extent permitted by law, no Stock Merger Consideration shall be delivered to a Person who is an “affiliate” of Cyclone in accordance with Section 8.13 until such Person has executed and delivered an Affiliate Agreement to Hurricane.

Section 2.13 Reservation of Right to Revise Transaction Structure. Not later than the effective time of the Joint Proxy Statement, to the fullest extent permitted by Applicable Law, and subject to compliance by the directors of Cyclone and Hurricane with their respective fiduciary duties, the parties may amend this Agreement to change the method of effecting the business combination among Hurricane, MergerSub, and Cyclone, and each party shall reasonably cooperate and enter into good faith negotiations with respect to such efforts, including to provide for (a) a merger of MergerSub with and into Cyclone, (b) a merger of Cyclone directly into Hurricane, (c) a series of steps pursuant to which Hurricane and Cyclone become wholly-owned subsidiaries of a newly-formed corporation that is in turn owned by the former stockholders of Hurricane and Cyclone or (d) some other substantially similar structure; provided, however, that no such change shall (i) alter or change the amount or kind of consideration to be issued to holders of Cyclone Stock, as provided for in this Agreement, (ii) result in the transaction no longer qualifying for non-recognition treatment for federal income tax purposes, either as a reorganization within the meaning of Section 368(a) of the Code or as a transaction qualifying for such treatment under Section 351 of the Code, (iii) materially delay receipt of any approval required for the consummation of the transactions contemplated by this Agreement, (iv) require either party to obtain the agreement, approval or consent of any person whose agreement, approval or consent is not required in connection with the Merger described herein (unless the other party shall waive the requirement to obtain such agreement, approval or consent in a manner satisfactory to the other party), (v) impair or delay the consummation of the Merger or any other transaction contemplated hereby or the ability of any party hereto to perform its obligations hereunder by more than fifteen (15) calendar days, or (vi) cause a party to breach any of its representations, warranties, covenants or agreements set forth herein (unless the other party shall waive compliance with such representation, warranty, covenant or agreement in a manner satisfactory to the other party).

ARTICLE 3

THE SURVIVING CORPORATION

Section 3.01 Certificate of Incorporation of the Surviving Corporation. At the Effective Time, the certificate of incorporation of MergerSub shall be amended and restated to read as set forth on Exhibit B, and, as so amended and restated, shall be the certificate of incorporation of the Surviving Corporation, unless and until thereafter changed or amended in accordance with Applicable Law.

Section 3.02 Bylaws of the Surviving Corporation. At the Effective Time, the bylaws of MergerSub shall be amended and restated to read as set forth on Exhibit C, and, as so amended and restated, shall be the bylaws of the Surviving Corporation, unless and until thereafter changed or amended in accordance with Applicable Law.

Section 3.03 Directors and Officers of the Surviving Corporation.

(a) The directors of MergerSub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation and shall hold office from the Effective Time until their respective successors are duly elected or appointed and qualified in the manner provided in the certificate of incorporation or bylaws of the Surviving Corporation or as otherwise provided by law.

(b) The individuals listed on Exhibit D shall be the initial officers of the Surviving Corporation and shall hold the office set forth therein from the Effective Time until their respective successors are duly elected or appointed and qualified in the manner provided in the certificate of incorporation or bylaws of the Surviving Corporation or as otherwise provided by law.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF CYCLONE

Subject in all respects to Section 11.05, except as set forth in the Cyclone Disclosure Schedule or as disclosed in the Cyclone SEC Documents filed on or after December 1, 2006 and before the date of this Agreement, Cyclone represents and warrants that:

Section 4.01 Corporate Existence and Power. Cyclone is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all corporate power and authority and possesses all governmental licenses, authorizations, permits, consents and approvals necessary to own, lease or otherwise hold and operate its properties and other assets and to carry on its business as currently conducted, except where the failure to have such governmental licenses, authorizations, permits, consents and approvals would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Cyclone. Cyclone is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification or license is necessary, except for those jurisdictions where failure to be so qualified, licensed or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Cyclone. Cyclone has heretofore made available to Hurricane true and complete copies of the certificate of incorporation and bylaws of Cyclone as currently in effect.

Section 4.02 Corporate Authorization.

(a) The execution, delivery and performance by Cyclone of this Agreement and the consummation by Cyclone of the transactions contemplated hereby are within the corporate powers of Cyclone and, except for the required approval of Cyclone’s stockholders in connection with the consummation of the Merger, have been duly authorized by all necessary corporate action on the part of Cyclone. The affirmative vote of the holders of a majority of the outstanding shares of the Cyclone Stock voting to adopt this Agreement (the “Cyclone Stockholder Approval”) is the only vote of the holders of any of Cyclone’s capital stock necessary in connection with the consummation of the transactions contemplated by this Agreement.

Assuming due authorization, execution and delivery by Hurricane and MergerSub, this Agreement constitutes a legal, valid and binding agreement of Cyclone, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Applicable Laws relating to creditors’ rights and remedies generally and to general principles of equity.

(b) At a meeting duly called and held, Cyclone’s Board of Directors has (i) unanimously determined that this Agreement and the transactions contemplated hereby are advisable and in the best interests of Cyclone’s stockholders, and declared the Merger and this Agreement to be advisable, (ii) unanimously approved and adopted this Agreement and the transactions contemplated hereby and (iii) unanimously resolved (subject to Section 8.07) to recommend Cyclone’s stockholders grant the Cyclone Stockholder Approval (such recommendation, the “Cyclone Board Recommendation”).

Section 4.03 Governmental Authorization. Neither the execution, delivery and performance by Cyclone of this Agreement, nor the consummation by Cyclone of the transactions contemplated hereby, require any consent, approval, order, license, authorization, expiration or termination of any waiting period, registration, declaration or permit of, or filing with, any Governmental Authority other than (i) the filing of a certificate of merger with respect to the Merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which Cyclone is qualified to do business, (ii) as may be required for compliance with any applicable requirements of the HSR Act, (iii) as may be required under any foreign antitrust or competition law, (iv) as may be required for compliance with any applicable requirements of the 1933 Act, the 1934 Act, and any other applicable U.S. state or federal securities laws, (v) any filings with and approvals of the Nasdaq and (vi) any consents, approvals, orders, licenses, authorizations, registrations, declarations or permits of, or filings which, if not obtained, would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Cyclone or would not materially impair the ability of Cyclone to consummate the transactions contemplated by this Agreement.

Section 4.04 Non-contravention. The execution, delivery and performance by Cyclone of this Agreement and the consummation by Cyclone of the transactions contemplated hereby do not and will not (i) contravene, conflict with, or result in any violation or breach of any provision of the certificate of incorporation or bylaws of Cyclone, (ii) assuming compliance with the matters referred to in Section 4.03, contravene, conflict with or result in a violation or breach of any provision of any Applicable Law, (iii) assuming compliance with the matters referred to in Section 4.03, contravene, require any consent, approval, authorization or other action by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default, under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which Cyclone or any of its Subsidiaries is entitled under any provision of any agreement or other instrument binding upon Cyclone or any of its Subsidiaries or any license, franchise, permit, certificate, approval or other similar authorization affecting, or relating in any way to, the assets or business of Cyclone and its Subsidiaries or (iv) result in the creation or imposition of any Lien on any asset of Cyclone or any of its Subsidiaries, except for such contraventions, conflicts, violations and breaches referred to in clause (ii) and for such failures to obtain any such consent, approval, authorization or other action, defaults, terminations, cancellations, accelerations, changes, losses or Liens referred to in clauses (iii) and (iv) that would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect (ignoring, for this purpose only, clause (vi) of that definition) on Cyclone or materially to impair or preclude the ability of Cyclone to consummate the transactions contemplated by this Agreement.

Section 4.05 Capitalization.

(a) The authorized capital stock of Cyclone consists of 400,000,000 shares of Cyclone Stock and 5,000,000 shares of preferred stock, par value $.01 per share (the “Cyclone Preferred Stock”). At the close of business on May 17, 2007, (i) 137,344,961 shares of Cyclone Stock were issued and outstanding (none of which shares of Cyclone Stock are subject to vesting or other forfeiture restrictions or repurchase conditions), (ii) 22,152,770 shares of Cyclone Stock were held by Cyclone in its treasury, (iii) 19,509,321 shares of

Cyclone Stock were reserved and available for issuance pursuant to the Cyclone Stock Plans, of which 16,489,654 shares of Cyclone Stock were subject to outstanding Cyclone Stock Options, (iv) 1,684,252 shares of Cyclone Stock were reserved and available for issuance pursuant to the Cyclone ESPP, (v) 8,426,000 shares of Cyclone Stock were reserved for issuance upon conversion of the 2.25% Convertible Notes due 2024 (the “Cyclone Debentures”), (vi) 230,024 shares of Cyclone Stock were reserved for issuance with respect to outstanding Cyclone restricted stock units (the “Cyclone Restricted Stock Units”), (vii) 6,993 Cyclone Share Units were deferred pursuant to the Director Compensation Plan, (viii) 2,331 shares of Cyclone Stock have accrued through April 30, 2007 for issuance to members of the Board of Directors on January 1, 2008, (ix) a maximum of 275,975 shares of Cyclone Stock could be issued pursuant to outstanding performance stock units (“Cyclone Performance Stock Unit Awards”), and (x) no shares of Cyclone Preferred Stock were issued or outstanding or were held by Cyclone as treasury shares. At the close of business on May 17, 2007, 200,000 shares of Cyclone Preferred Stock designated as Series A Junior Participating Preferred Stock were reserved for issuance in connection with the rights (the “Cyclone Rights”) to be issued pursuant to the Cyclone Rights Agreement. Except as set forth above in this Section 4.05, at the close of business on May 17, 2007, no shares of capital stock or other voting securities or equity interests of Cyclone were issued, reserved for issuance or outstanding. There are no outstanding stock appreciation rights, “phantom” stock rights, performance units, restricted stock units, rights to receive shares of Cyclone Stock on a deferred basis or other rights (other than Cyclone Debentures, Cyclone Stock Options and rights under the Cyclone ESPP) that are linked to the value of Cyclone Stock or the value of Cyclone or any part thereof granted under the Cyclone Stock Plans or otherwise (collectively, “Cyclone Stock-Based Awards”), other than the Cyclone Restricted Stock Units and the Cyclone Performance Stock Units.

(b) Section 4.05 of the Cyclone Disclosure Schedule sets forth a complete and accurate list, as of May 17, 2007, of all (i) outstanding options to purchase shares of Cyclone Stock from Cyclone pursuant to the Cyclone Stock Plans or otherwise (other than rights under the Cyclone ESPP), the grant dates, vesting schedules (including any acceleration provisions), expiration dates, exercise or base prices (if applicable) and the names of the holders thereof, and (ii) outstanding Cyclone Restricted Stock Units and Cyclone Stock-Based Awards, the number of shares of Cyclone Stock (or other stock) subject thereto (or, in the case of Cyclone Performance Stock Unit Awards, the maximum number of shares of Cyclone Stock that could be issued pursuant thereto), the grant dates, vesting schedules (including any acceleration provisions) and the names of the holders thereof. The exercise price of each Cyclone Stock Option is no less than the fair market value (as defined in the applicable Cyclone Stock Plan) of a share of Cyclone Stock as determined on the date of grant of such Cyclone Stock Option. Cyclone has made available to Hurricane true, complete and correct copies of all Cyclone Stock Plans and the forms of all stock option, restricted stock unit, performance stock unit and other award agreements evidencing Cyclone Stock-Based Awards.

(c) All outstanding shares of capital stock of Cyclone are, and all shares which may be issued pursuant to Cyclone Debentures, Cyclone Stock Options or Cyclone Stock-Based Awards will be, when issued in accordance with the terms thereof, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. Except for the Cyclone Debentures, there are no bonds, debentures, notes or other indebtedness of Cyclone having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of Cyclone may vote.

(d) Except as set forth above in this Section 4.05 and for changes since March 31, 2007 resulting from the exercise of Cyclone Stock Options outstanding on such date, there are not issued, reserved for issuance or outstanding (i) any shares of capital stock or other voting securities or equity interests of Cyclone, (ii) any securities of Cyclone convertible into or exchangeable or exercisable for shares of capital stock or other voting securities or equity interests of Cyclone, (iii) any warrants, calls, options or other rights to acquire from Cyclone or any of its Subsidiaries, and no obligation of Cyclone or any of its Subsidiaries to issue, any capital stock, voting securities, equity interests or securities convertible into or exchangeable or exercisable for capital stock or voting securities of Cyclone or (iv) any Cyclone Stock-Based Awards (the items in clauses (i), (ii), (iii) and (iv) being referred to collectively as the “Cyclone Securities”).

(e) There are no rights or obligations, contingent or otherwise (including rights of first refusal of Cyclone), of Cyclone or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Cyclone Securities or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any such Subsidiary or other entity. There are no stockholder agreements, voting trusts, proxies or other similar agreements, arrangements or understandings to which Cyclone or any of its Subsidiaries is a party, or by which it or they are bound, obligating Cyclone or any of its Subsidiaries with respect to any Cyclone Securities. There are no registration rights or other similar agreements, arrangements or understandings to which Cyclone or any of its Subsidiaries is a party, or by which it or they are bound, obligating Cyclone or any of its Subsidiaries with respect to any Cyclone Securities.

Section 4.06 Subsidiaries.

(a) Each Cyclone Subsidiary is an entity duly incorporated or otherwise duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, has all corporate, limited liability company or comparable powers and authority and possesses all governmental licenses, authorizations, permits, consents and approvals necessary to carry on its business as now conducted, except where the failure to have such governmental licenses, authorizations, permits, consents and approvals would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Cyclone. Each such Cyclone Subsidiary is duly qualified or licensed to do business as a foreign entity and is in good standing in each jurisdiction where such qualification or license is necessary, except for those jurisdictions where failure to be so qualified or licensed would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Cyclone. All Significant Subsidiaries (as defined in Regulation S-X of the 1934 Act) of Cyclone and their respective jurisdictions of incorporation or organization are identified in the Cyclone 10-K.

(b) All of the issued and outstanding capital stock of, or other voting securities or ownership interests in, each Cyclone Subsidiary is owned, directly or indirectly, by Cyclone. All of the issued and outstanding shares of capital stock of, or other voting securities or ownership interests in, each Cyclone Subsidiary owned by Cyclone have been validly issued and are fully paid and nonassessable, and are owned directly or indirectly by Cyclone free and clear of any Lien (other than statutory Liens for Taxes not yet payable) and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other voting securities or ownership interests).

(c) There are no outstanding (i) securities of Cyclone or any of its Subsidiaries convertible into or exchangeable or exercisable for shares of capital stock or voting securities or equity interests of any Subsidiary of Cyclone, (ii) warrants, calls, options or other rights to acquire from Cyclone or any of its Subsidiaries, and no obligation of Cyclone or any of its Subsidiaries to issue, any capital stock, voting securities, equity interests or securities convertible into or exchangeable or exercisable for capital stock or voting securities of any Subsidiary of Cyclone or (iii) obligations of Cyclone or any of its Subsidiaries to repurchase, redeem or otherwise acquire any such outstanding securities or to issue, deliver or sell, or cause to be issued, delivered or sold, any such securities (the items in clauses (i), (ii) and (iii) being referred to collectively as the “Cyclone Subsidiary Securities”).

(d) There are no rights or obligations, contingent or otherwise (including rights of first refusal of Cyclone), of Cyclone or any of the Cyclone Subsidiaries to repurchase, redeem or otherwise acquire any Cyclone Subsidiary Securities or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any such Subsidiary or other entity. There are no stockholder agreements, voting trusts, proxies or other similar agreements, arrangements or understandings to which Cyclone or any of its Subsidiaries is a party, or by which it or they are bound, obligating Cyclone or any of its Subsidiaries with respect to any Cyclone Subsidiary Securities. There are no registration rights or other similar agreements, arrangements or understandings to which Cyclone or any of its Subsidiaries is a party, or by which it or they are bound, obligating Cyclone or any of its Subsidiaries with respect to any Cyclone Subsidiary Securities.

Section 4.07 SEC Filings and the Sarbanes-Oxley Act.

(a) Cyclone has filed all reports, schedules, forms, statements and other documents (including exhibits and other information incorporated therein) with the SEC required to be filed by Cyclone since January 1, 2004 (such documents, together with any documents filed during such period by Cyclone to the SEC on a voluntary basis on Current Reports on Form 8-K, the “Cyclone SEC Documents”). As of their respective filing dates, the Cyclone SEC Documents complied in all material respects with the requirements of the 1933 Act, the 1934 Act and the Sarbanes-Oxley Act applicable to such Cyclone SEC Documents.

(b) Each of the financial statements (including the related notes) of Cyclone included in the Cyclone SEC Documents complied at the time it was filed as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto in effect at the time of such filing, had been prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by the rules and regulations of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presented in all material respects the consolidated financial position of Cyclone and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments). None of the Subsidiaries of Cyclone are, or have at any time since January 1, 2004 been, subject to the reporting requirements of Section 13(a) or 15(d) of 1934 Act.

(c) Each of the principal executive officer of Cyclone and the principal financial officer of Cyclone (or each former principal executive officer of Cyclone and each former principal financial officer of Cyclone, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the 1934 Act and Sections 302 and 906 of the Sarbanes-Oxley Act with respect to the Cyclone SEC Documents, and the statements contained in such certifications are true and accurate. For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act.

(d) Cyclone has established and maintains “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the 1934 Act). Such disclosure controls and procedures are designed to ensure that all information (both financial and non-financial) required to be disclosed by Cyclone in the reports that it files or submits under the 1934 Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to Cyclone’s management as appropriate to allow timely decisions regarding required disclosure.

(e) Cyclone and its Subsidiaries have established and maintained a system of internal control over financial reporting (as defined in Rule 13a-15 and Rule 15(d)-15(f) under the 1934 Act) (“internal controls”) sufficient to provide reasonable assurance regarding the reliability of Cyclone’s financial reporting and the preparation of Cyclone’s financial statements for external purposes in accordance with GAAP. Cyclone has disclosed, based on its most recent evaluation of internal controls prior to the date hereof, to Cyclone’s auditors and audit committee (x) any significant deficiencies and material weaknesses in the design or operation of internal controls which would reasonably be expected to adversely affect Cyclone’s ability to record, process, summarize and report financial information and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in internal controls.

(f) There are no outstanding loans or other extensions of credit made by Cyclone or any of the Cyclone Subsidiaries to any executive officer (as defined in Rule 3b-7 under the 1934 Act) or director of Cyclone. Cyclone has not, since the enactment of the Sarbanes-Oxley Act, taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

Section 4.08 Information Supplied. The information supplied by Cyclone for inclusion or incorporation by reference in the registration statement on Form S-4 or any amendment or supplement thereto pursuant to which shares of Hurricane Stock issuable in the Merger will be registered with the SEC (the “Registration Statement”) shall not at the time the Registration Statement is filed with the SEC and at the time it time it is declared effective by the SEC (or, with respect to any post-effective amendment or supplement, at the time such post-effective amendment or supplement becomes effective) contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The information supplied by Cyclone for inclusion in the joint proxy statement/prospectus, or any amendment or supplement thereto, to be sent to Cyclone stockholders and Hurricane stockholders in connection with the Merger and the other transactions contemplated by this Agreement (the “Joint Proxy Statement”) shall not, on the date the Joint Proxy Statement is first mailed to the stockholders of each of Cyclone and Hurricane, at the time of the Cyclone Stockholder Approval or at the time of the Hurricane Stockholder Approval, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The representations and warranties contained in this Section 4.08 will not apply to statements or omissions included or incorporated by reference in the Joint Proxy Statement based upon information furnished by Hurricane or any of its representatives specifically for use or incorporation by reference therein.

Section 4.09 Absence of Certain Changes.

(a) Since the Cyclone Balance Sheet Date, there has not been any event, occurrence, development or facts that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Cyclone.

(b) Since the Cyclone Balance Sheet Date through the date of this Agreement, the business of Cyclone and its Subsidiaries has been conducted in all material respects in the ordinary course of business consistent with past practices, and there has not been:

(i) any amendment of the certificate of incorporation, bylaws or other similar organizational documents (whether by merger, consolidation or otherwise) of Cyclone or its Subsidiaries;

(ii) any splitting, combination or reclassification of any shares of capital stock of Cyclone or any of its Subsidiaries or declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, or redemption, repurchase or other acquisition or offer to redeem, repurchase, or otherwise acquire any Cyclone Securities or any Cyclone Subsidiary Securities, except for (A) dividends by any of its Subsidiaries on a pro rata basis to the equity owners thereof, and (B) any such transaction solely by a Cyclone Subsidiary or between Cyclone Subsidiaries;

(iii)(A) any issuance, delivery or sale, or authorization of the issuance, delivery or sale of, any shares of any Cyclone Securities or Cyclone Subsidiary Securities, other than the issuance of (1) any shares of Cyclone Stock upon the exercise of Cyclone Stock Options that are outstanding on the date of this Agreement in accordance with the terms of those options on the date of this Agreement, (2) any Cyclone Subsidiary Securities to Cyclone or any Cyclone Subsidiary, (3) Cyclone Securities to satisfy existing contractual obligations under the existing Cyclone compensation and benefit plans listed on Section 4.09(b) of the Cyclone Disclosure Schedule, (4) shares of Cyclone Stock pursuant to the terms and conditions of the Cyclone ESPP in the form in which it exists on the date of this Agreement, and (5) Cyclone Securities to officers, directors and employees listed on Section 4.09(b) of the Cyclone Disclosure Schedule, or (B) any amendment of any term of any Cyclone Security or any Cyclone Subsidiary Security (in each case, whether by merger, consolidation or otherwise);

(iv) any acquisition (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, by Cyclone or any of its Subsidiaries of any assets, securities, properties, interests or businesses, other than (A) inventories and supplies in the ordinary course of the business of Cyclone and its Subsidiaries in a manner that is consistent with past practices, (B) reasonable capital expenditures in connection with the business of Cyclone in the ordinary course consistent with past practices and (C) such transactions between Cyclone and any of its Subsidiaries or between any Subsidiaries of Cyclone;

(v) any sale, lease or other transfer of, or creation or incurrence of any Lien on, any assets, securities, properties, interests or businesses of Cyclone or any of its Subsidiaries, other than (A) sales of inventory in the ordinary course of business of Cyclone and its Subsidiaries in a manner that is consistent with past practices or between any Cyclone Subsidiaries, (B) sales of assets, securities, properties, interests or businesses with a sale price (including any related assumed indebtedness) that does not exceed $5 million individually or $15 million in the aggregate and (C) such transactions between Cyclone and any of its Subsidiaries or between any Subsidiaries of Cyclone;

(vi) the making by Cyclone or any of its Subsidiaries of any loans, advances or capital contributions to, or investments in, any other Person, other than (A) in the ordinary course of business consistent with past practices or (B) between Cyclone and any of its Subsidiaries or between any Subsidiaries of Cyclone;

(vii) the creation, incurrence, assumption or sufferance to exist by Cyclone or any of its Subsidiaries of any indebtedness for borrowed money or guarantees thereof, other than (A) in the ordinary course of business consistent with past practices, (B) borrowings under existing lines of credit or (C) between Cyclone and any of its Subsidiaries or between any Subsidiaries of Cyclone;

(viii) the entering into of any agreement or arrangement that limits or otherwise restricts in any material respect Cyclone or any of its Subsidiaries or any successor thereto or that would be reasonably expected to, after the Effective Time, limit or restrict in any material respect Cyclone, any of its Subsidiaries, the Surviving Corporation or Hurricane, from engaging or competing in any material line of business in which such Person engages in as of the date hereof, in any location or with any Person, other than modifications, renewals or extensions of agreements or arrangements (provided that such modifications, renewals or extensions do not materially increase limitations or restrictions on business);

(ix)(A) the grant or increase of any severance or termination pay or supplemental retirement or post employment benefit to (or amendment of any existing arrangement with) any director or individual with a title of vice president or higher (“Cyclone Designated Officer”) of Cyclone or any of its Subsidiaries (B) any increase in benefits payable under any existing severance or termination pay policies or employment agreements, (C) the entering into of any employment, deferred compensation, consulting, severance, change of control, termination, indemnification or other similar agreement (or amendment of any such existing agreement) with any director or Cyclone Designated Officer of Cyclone or any of its Subsidiaries, (D) the establishment, adoption or amendment (except as required by Applicable Law) of any collective bargaining, bonus, profit-sharing, thrift, pension, retirement, deferred compensation, compensation, stock option, restricted stock or other benefit plan or arrangement covering any director or Cyclone Designated Officer of Cyclone or any of its Subsidiaries or (E) any increase in cash or equity-based compensation, bonus or other benefits payable to any director or Cyclone Designated Officer of Cyclone or any of its Subsidiaries, other than, in the case of each of clauses (A) through (E) above, in the ordinary course of business consistent with past practices or to comply with Section 409A of the Code;

(x) any material labor dispute, other than routine individual grievances, or any activity or proceeding by a labor union or representative thereof to organize any employees of Cyclone or any of its Subsidiaries, which employees were not subject to a collective bargaining agreement as of the Cyclone Balance Sheet Date, or any material lockouts, strikes, slowdowns, work stoppages or threats thereof by or with respect to such employees;

(xi) any material recalls, field notifications, field corrections or safety alerts with respect to products manufactured by or on behalf of Cyclone or any of its Subsidiaries;

(xii) any damage, destruction or loss, whether or not covered by insurance, that individually or in the aggregate has had or would reasonably be expected to have a Material Adverse Effect;

(xiii) any revaluation by Cyclone of any of its assets, including writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business consistent with past practice;

(xiv) any change in accounting methods, principles or practices, except insofar as may have been required by a change in GAAP;

(xv) any material Tax election or any settlement or compromise of any material income Tax liability; or

(xvi) any settlement, or offer or proposal to settle, any litigation, arbitration, proceeding or dispute, in each case, that arises out of the transactions contemplated hereby.

Section 4.10 No Undisclosed Material Liabilities.

(a) There are no liabilities or obligations of Cyclone or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent (as defined under GAAP), absolute, determined, determinable or otherwise, other than:

(i) liabilities or obligations disclosed and provided for in the Cyclone Balance Sheet or in the notes thereto or in the Cyclone SEC Documents filed prior to the date hereof;

(ii) liabilities or obligations incurred in the ordinary course consistent with past practices since the Cyclone Balance Sheet Date; and

(iii) liabilities or obligations that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Cyclone.

(b) Neither Cyclone nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, partnership agreement or any similar contract (including any contract relating to any transaction, arrangement or relationship between or among Cyclone or any of its Subsidiaries, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand) where the purpose or intended effect of such arrangement is to avoid disclosure of any material transaction involving Cyclone or any of its Subsidiaries in Cyclone’s consolidated financial statements.

Section 4.11 Contracts. Except as disclosed in the Cyclone SEC Documents as of the date hereof, neither Cyclone nor any of its Subsidiaries is a party to, and none of their respective properties or other assets is subject to, any Contract that is of a nature required to be filed as an exhibit to a report or filing under the 1933 Act or the 1934 Act. None of Cyclone, any of its Subsidiaries or, to the Knowledge of Cyclone, any other party thereto is in violation of or in default under (nor does there exist any condition which upon the passage of time or the giving of notice or both would cause such a violation of or default by Cyclone or any of its Subsidiaries or, to the Knowledge of Cyclone, any other party thereto under) any Contract to which it is a party or by which it or any of its properties or other assets is bound, except for violations or defaults that individually or in the aggregate have not had and would not reasonably be expected to have a Material Adverse Effect. Neither Cyclone nor any of its Subsidiaries is a party to or otherwise bound by any Contract or covenant restricting Cyclone’s or any of its Subsidiaries’ ability to compete or by any Contract or covenant restricting in any material respect the research, development, distribution, sale, supply, license, marketing or manufacturing of products or services of Cyclone or any of its Subsidiaries.

Section 4.12 Compliance with Laws; Permits.

(a) Except with respect to regulatory compliance, Taxes, Environmental Laws, and ERISA, which are the subjects of Sections 4.13, 4.16, 4.17 and 4.19, respectively, each of Cyclone and its Subsidiaries is in compliance with all Applicable Laws applicable to it, its properties or other assets or its business or operations, except for failures to be in compliance that individually or in the aggregate have not had and would not reasonably be expected to have a Material Adverse Effect.

(b) Each of Cyclone and its Subsidiaries has in effect all approvals, authorizations, certificates, filings, franchises, licenses, notices and permits of or with all Governmental Authorities (collectively, “Permits”), including all Permits under the Federal Food, Drug and Cosmetic Act of 1938, as amended (including the rules and regulations promulgated thereunder, the “FDCA”), necessary for it to own, lease or operate its properties and other assets and to carry on its business and operations as currently conducted, except where the failure to have such Permits individually or in the aggregate has not had and would not reasonably be expected to have a Material Adverse Effect. Since January 1, 2004, there has occurred no default under, or violation of, any such Permit, except for any such default or violation that individually or in the aggregate has not had and would not reasonably be expected to have a Material Adverse Effect. The consummation of the Merger, in and of itself, would not cause the revocation or cancellation of any such Permit that individually or in the aggregate would reasonably be expected to have a Material Adverse Effect.

Section 4.13 Regulatory Compliance.

(a) As to each product subject to the FDCA or similar Applicable Laws in any foreign jurisdiction that are developed, manufactured, tested, distributed and/or marketed by Cyclone or any of its Subsidiaries (a “Medical Device”), each such Medical Device is being developed, manufactured, tested, distributed and/or marketed in compliance with all applicable requirements under the FDCA and similar Applicable Laws, including those relating to investigational use, premarket clearance or marketing approval to market a Medical Device, good manufacturing practices, labeling, advertising, record keeping, filing of reports and security, and in compliance with the Advanced Medical Technology Association Code of Ethics on Interactions with Healthcare Professionals and the American Medical Association’s guidelines on gifts to physicians, except for failures in compliance that individually or in the aggregate have not had and would not reasonably be expected to have a Material Adverse Effect on Cyclone. Neither Cyclone nor any of its Subsidiaries has received any notice or other communication from the Federal Food and Drug Administration (the “FDA”) or any other Governmental Authority (A) contesting the premarket clearance or approval of, the uses of or the labeling and promotion of any products of Cyclone or any of its Subsidiaries or (B) otherwise alleging any violation applicable to any Medical Device of any Applicable Law, in the case of (A) and (B), that individually or in the aggregate have had or would reasonably be expected to have a Material Adverse Effect on Cyclone.

(b) No Medical Device is under consideration by Cyclone or any of its Subsidiaries for recall, withdrawal, suspension, seizure or discontinuance, or has been recalled, withdrawn, suspended, seized or discontinued (other than for commercial or other business reasons) by, Cyclone or any of its Subsidiaries in the United States or outside the United States (whether voluntarily or otherwise), in each case since January 1, 2003. No proceedings in the United States or, to the Knowledge of Cyclone, outside of the United States seeking the recall, withdrawal, suspension, seizure or discontinuance of any Medical Device are pending, or, to the Knowledge of Cyclone, threatened against Cyclone or any of its Subsidiaries or any licensee of any Medical Device which individually or in the aggregate have had or would reasonably be expected to have a Material Adverse Effect on Cyclone.

(c) As to each Medical Device of Cyclone or any of its Subsidiaries for which a premarket approval application, premarket notification, investigational device exemption or similar state or foreign regulatory application has been approved, Cyclone and its Subsidiaries are in compliance with 21 U.S.C. §§ 360 and 360e or 21 C.F.R. Parts 812 or 814, respectively, and all similar Applicable Laws and all terms and conditions of such licenses or applications, except for any such failure or failures to be in compliance which individually or in the aggregate have not had and would not reasonably be expected to have a Material Adverse Effect on Cyclone. In addition, Cyclone and its Subsidiaries are in material compliance with all applicable registration and listing requirements set forth in 21 U.S.C. § 360 and 21 C.F.R. Part 807 and all similar Applicable Law, except for failures to be in compliance which individually or in the aggregate have not had and would not reasonably be expected to have a Material Adverse Effect on Cyclone.

(d) No article of any Medical Device manufactured and/or distributed by Cyclone or any of its Subsidiaries is (A) adulterated within the meaning of 21 U.S.C. § 351 (or similar Applicable Law),

(B) misbranded within the meaning of 21 U.S.C. § 352 (or similar Applicable Law) or (C) a product that is in violation of 21 U.S.C. § 360 or § 360e (or similar Applicable Law), except for failures to be in compliance with the foregoing that individually or in the aggregate have not had and would not reasonably be expected to have a Material Adverse Effect.

(e) Neither Cyclone nor any of its Subsidiaries is the subject, officially or otherwise, of any pending or, to the Knowledge of Cyclone, threatened investigation by the FDA pursuant to its “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” Final Policy set forth in 56 Fed. Reg. 46191 (September 10, 1991) or any similar policy. Neither Cyclone nor any of its Subsidiaries, nor, to the Knowledge of Cyclone, any officer, employee or agent of Cyclone or any of its Subsidiaries, has made an untrue statement of a material fact or fraudulent statement to the FDA or any other Governmental Authority, failed to disclose a material fact required to be disclosed to the FDA or any other Governmental Authority, or committed an act, made a statement, or failed to make a statement that, at the time such disclosure was made, could reasonably be expected to provide a basis for the FDA or any other Governmental Authority to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” set forth in 56 Fed. Reg. 46191 (September 10, 1991) or any similar policy.

(f) Neither Cyclone nor any of its Subsidiaries, nor, to the Knowledge of Cyclone, any officer, employee or agent of Cyclone or any of its Subsidiaries, has been convicted of any crime or engaged in any conduct for which debarment is mandated by 21 U.S.C. § 335a(a) or any similar Applicable Law or authorized by 21 U.S.C. § 335a(b) or any similar Applicable Law. Neither Cyclone nor any of its Subsidiaries, nor, to the Knowledge of Cyclone, any officer, employee or agent of Cyclone or any of its Subsidiaries, has been convicted of any crime or engaged in any conduct for which such person or entity could be excluded from participating in the federal health care programs under Section 1128 of the Social Security Act of 1935, as amended (the “Social Security Act”) or any similar Applicable Law.

(g) Since January 1, 2003, neither Cyclone nor any of its Subsidiaries has received any written notice that the FDA or any other Governmental Authority has (a) commenced, or threatened to initiate, any action to withdraw its approval or request the recall of any Medical Device, (b) commenced, or threatened to initiate, any action to enjoin production of any Medical Device or (c) commenced, or threatened to initiate, any action to enjoin the production of any Medical Device produced at any facility where any Medical Device is manufactured, tested or packaged, except for any such action that individually or in the aggregate has not had and would not reasonably be expected to have a Material Adverse Effect.

(h) To the Knowledge of Cyclone, there are no facts, circumstances or conditions that would reasonably be expected to form the basis for any investigation, suit, claim, action or proceeding against or affecting Cyclone or any of its Subsidiaries relating to or arising under (a) the FDCA or (b) the Social Security Act or regulations of the Office of the Inspector General of the Department of Health and Human Services, in each case individually or in the aggregate that has had or would reasonably be expected to have a Material Adverse Effect.

(i) Cyclone and its Subsidiaries are and at all times in the past three years have been in compliance with: (i) the FDCA; (ii) the provisions of the Health Insurance Portability and Accountability Act of 1996 relating to the privacy and security of individually identifiable health information, and all regulations thereunder; (iii) the federal healthcare programs antikickback statute (42 U.S.C. §1320a-7b(b)) and regulations promulgated thereunder; (iv) the federal health care fraud statute (18 U.S.C. §1347); the federal False Claims Act (31 U.S.C. §3729 et seq); and all state antikickback, false claims, and patient privacy laws and regulations, except for failures to be in compliance which individually or in the aggregate have not had and would not reasonably be expected to have a Material Adverse Effect on Cyclone. Neither Cyclone, nor any Subsidiary has received any written notice or other communication from any Governmental Authority regarding any actual or possible violation of, or failure to comply with, any legal requirement set forth in this Section 4.13(i), except for violations of, or failures to be in compliance, which individually or in the aggregate have not had and would not reasonably be expected to have a Material Adverse Effect on Cyclone.

(j) Neither Cyclone, nor any Subsidiary, nor any officer, director, or, to the Knowledge of Cyclone, any employee, of Cyclone or a Subsidiary, has been excluded from participation in any Federal health care program (including Medicare or Medicaid) or committed any offense in 42 U.S.C. §1320a-7 that would be the basis for such exclusion.

Section 4.14 Litigation; Investigations. Except as disclosed in the Cyclone SEC Documents prior to the date of this Agreement, there are no claims, actions, suits, formal or informal investigations, inquiries or proceedings (or any reasonable basis therefor) pending against, or, to the Knowledge of Cyclone, threatened against or affecting, Cyclone, any of its Subsidiaries, any present or former Cyclone Designated Officer or director of Cyclone or any of its Subsidiaries or any Person for whom Cyclone or any Subsidiary may be liable or any of their respective properties before any court or arbitrator or before or by, before or with any Governmental Authority that, if determined or resolved adversely to Cyclone, would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Cyclone or that, as of the date of this Agreement, in any manner challenges or seeks to prevent, enjoin, alter or delay the Merger or any of the other transactions contemplated hereby. There has not been nor are there currently any internal investigations or inquiries being conducted by Cyclone, the Board of Directors (or any committee thereof) of Cyclone or any third party at the request of any of the foregoing concerning any financial, accounting, tax, conflict of interest, self-dealing, fraudulent or deceptive conduct or other misfeasance or malfeasance issues.

Section 4.15 Title to Properties. Each of Cyclone and its Subsidiaries has valid title to, or valid leasehold or sublease interests or other comparable contract rights in or relating to all of its real properties and other tangible assets necessary for the conduct of its business as currently conducted, except as have been disposed of in the ordinary course of business and except for defects in title, easements, restrictive covenants and similar encumbrances that individually or in the aggregate have not had and would not reasonably be expected to have a Material Adverse Effect. Each of Cyclone and its Subsidiaries has complied with the terms of all leases or subleases to which it is a party and under which it is in occupancy, and all leases to which Cyclone is a party and under which it is in occupancy are in full force and effect, except for such failure to comply or be in full force and effect that individually or in the aggregate has not had and would not reasonably be expected to have a Material Adverse Effect. Neither Cyclone nor any of its Subsidiaries has received any written notice of any event or occurrence that has resulted or could result (with or without the giving of notice, the lapse of time or both) in a default with respect to any lease or sublease to which it is a party, which defaults individually or in the aggregate have had or would reasonably be expected to have a Material Adverse Effect.

Section 4.16 Taxes.

(a) Each of Cyclone and its Subsidiaries has filed or has caused to be filed in a timely manner (within any applicable extension period) all Tax Returns required to be filed, and all such Tax Returns are complete and accurate in all respects, except for any failure to file, error or omission that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each of Cyclone and its Subsidiaries has paid or caused to be paid (or Cyclone has paid on its behalf) all Taxes due and owing, and the most recent financial statements contained in the Cyclone SEC Documents filed as of the date hereof reflect an adequate reserve (determined in accordance with GAAP) (excluding any reserves for deferred Taxes established to reflect timing differences between book and Tax income) for all Taxes payable by Cyclone and its Subsidiaries for all taxable periods and portions thereof accrued through the date of such financial statements.

(b) No Tax Return of Cyclone or any of its Subsidiaries is, or with respect to income Tax Returns has been within the last five years, under audit or examination by any Taxing Authority, and no written notice has been received by Cyclone or any of its Subsidiaries that any audit, examination or similar proceeding is pending, proposed or asserted with regard to any Taxes or Tax Returns of Cyclone or any of its Subsidiaries. The relevant statute of limitations is closed with respect to the income Tax Returns of Cyclone and each of its Subsidiaries for all years through 2001. There is no deficiency, refund litigation, proposed adjustment or matter in controversy with respect to any material amount of Taxes due and owing by Cyclone or any of its

Subsidiaries. Each deficiency resulting from any completed audit or examination relating to Taxes by any Taxing Authority has been timely paid or is being contested in good faith and has been reserved for on the books of Cyclone. There is no currently effective agreement or other document extending, or having the effect of extending, the period of assessment or collection of any Taxes of Cyclone or any of its Subsidiaries, nor has any request been made for any such extension, and no currently effective power of attorney (other than powers of attorney authorizing employees of Cyclone or any of its Subsidiaries to act on behalf of Cyclone or any of its Subsidiaries) with respect to any Taxes has been executed or filed with any Taxing Authority.

(c) Except as included in the determination of deferred income Tax or otherwise accrued or reserved for on the financial statements of Cyclone (or the notes thereto) included in the Cyclone SEC Documents filed as of the date hereof, none of Cyclone or any of its Subsidiaries will be required to include in a taxable period ending after the Effective Time taxable income attributable to income that accrued (for purposes of the financial statements of Cyclone included in Cyclone’s SEC Documents filed as of the date hereof) in a prior taxable period (or portion of a taxable period) but was not recognized for Tax purposes in any prior taxable period as a result of (A) an open transaction disposition made on or before the Effective Time, (B) a prepaid amount received on or prior to the Effective Time, (C) the installment method of accounting, (D) the completed contract method of accounting, (E) the long-term contract method of accounting, (F) the cash method of accounting or Section 481 of the Code or (G) any comparable provisions of state or local Tax law, domestic or foreign, or for any other reason.

(d) Cyclone and each of its Subsidiaries have complied with all Applicable Laws relating to the payment and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 3121 and 3402 of the Code and similar provisions under any Federal, state, local or foreign Tax laws) and have, within the time and the manner prescribed by law, withheld from and paid over to the proper Governmental Authorities all amounts required to be so withheld and paid over under Applicable Laws, except where the failure to comply, withhold or pay would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Cyclone.

(e) During the five-year period ending on the date hereof, neither Cyclone nor any of its Subsidiaries was a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Code.

(f) Neither Cyclone nor any of its Subsidiaries joins or has joined, for any taxable period in the filing of any affiliated, aggregated, consolidated, combined or unitary Tax Return other than consolidated Tax Returns for the consolidated group of which Cyclone is the common parent.

(g) Neither Cyclone nor any of its Subsidiaries has entered into a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(h) No written claim has ever been made by any authority in a jurisdiction where neither Cyclone nor any of its Subsidiaries file a Tax Return that Cyclone or any of its Subsidiaries is, or may be, subject to a material amount of Tax by that jurisdiction.

(i) Neither Cyclone nor any of its Subsidiaries is a party to or bound by any Tax Sharing Agreement, Tax indemnity obligation or similar agreement, arrangement or practice with respect to Taxes (including any advance pricing agreement, closing agreement or other agreement relating to Taxes with any Taxing Authority).

(j) No “ownership change” (as described in Section 382(g) of the Code) has occurred, or is expected to occur prior to the Effective Time, that would have the effect of limiting the use of “pre-change losses” (as described in Section 382(d) of the Code) of Cyclone and its Subsidiaries following the Effective Time.

(k) No Taxing Authority has asserted in writing any Liens for Taxes with respect to any assets or properties of Cyclone or any of its Subsidiaries, except for statutory liens for Taxes not yet due and payable.

(l) Neither Cyclone nor any of its Subsidiaries (other than any Subsidiary that is a member of Cyclone’s consolidated group for United States federal income Tax purposes) has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(m) “Tax” or “Taxes” means (a) any tax or other like assessment or charge of any kind whatsoever (including withholding on amounts paid to or by any Person), together with any interest, penalty, addition to tax or additional amount imposed by any Governmental Authority (a “Taxing Authority”) responsible for the imposition of any such tax (domestic or foreign), and any liability for any of the foregoing as transferee, (b) liability for the payment of any amount of the type described in clause (a) as a result of being or having been before the Effective Time a member of an affiliated, consolidated, combined or unitary group, or a party to any agreement or arrangement, as a result of which liability to a Taxing Authority is determined or taken into account with reference to the activities of any other Person, and (c) liability for the payment of any amount as a result of being party to any Tax Sharing Agreement or with respect to the payment of any amount imposed on any Person of the type described in (a) or (b) as a result of any existing express or implied agreement or arrangement (including an indemnification agreement or arrangement). “Tax Return” means any report, return, document, declaration or other information or filing required to be supplied to any Taxing Authority with respect to Taxes, including information returns, any documents with respect to or accompanying payments of estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information. “Tax Sharing Agreements” means all existing agreements or arrangements (whether or not written) binding a party or any of its Subsidiaries that provide for the allocation, apportionment, sharing or assignment of any Tax liability or benefit, or the transfer or assignment of income, revenues, receipts, or gains for the purpose of determining any Person’s Tax liability (excluding any indemnification agreement or arrangement pertaining to the sale or lease of assets or subsidiaries).

Section 4.17 Employee Benefit Plans.

(a) For purposes of this Agreement, unless otherwise provided herein, “Cyclone Employee Plans” shall mean all Employee Benefit Plans maintained currently or at any time within the past six years, or contributed to by Cyclone, any of Cyclone’s Subsidiaries or any of their respective ERISA Affiliates or to which Cyclone, any of Cyclone’s Subsidiaries or any of their respective ERISA Affiliates is obligated to contribute, or under which any of them has or may have any material liability for premiums or benefits . Section 4.17 of the Cyclone Disclosure Schedule sets forth a complete and accurate list of those Cyclone Employee Plans currently in effect.

(b) With respect to each Cyclone Employee Plan, Cyclone has made available to Hurricane complete and accurate copies of (i) such Cyclone Employee Plan (or a written summary of any unwritten plan) together with all amendments, (ii) in the case of any plan for which Forms 5500 are required to be filed, the annual reports (Form 5500) for the three most recent years with schedules attached, (iii) in the case of any plan that is intended to be qualified under Section 401(a) of the Code, the most recent determination letter from the Internal Revenue Service, (iv) each trust agreement, group annuity contract, administration and similar material agreements, investment management or investment advisory agreements, (v) the most recent summary plan descriptions and employee handbook, or other similar material employee communications relating to employee benefits matters, and (vi) the most recent financial statements for each Cyclone Employee Plan that is funded.

(c) Each Cyclone Employee Plan has been administered in all material respects in accordance with ERISA, the Code and all other Applicable Laws and in accordance with its terms, and each of Cyclone, Cyclone’s Subsidiaries and their respective ERISA Affiliates have in all material respects met their obligations with respect to each Cyclone Employee Plan and in all material respects have timely made (or timely will make) all required contributions thereto. All filings and reports as to each Cyclone Employee Plan required to have been submitted to the Internal Revenue Service or to the United States Department of Labor have been timely submitted. With respect to the Cyclone Employee Plans, no event has occurred, and, to Cyclone’s Knowledge, there exists no condition or set of circumstances in connection with which Cyclone, Hurricane or any of their respective Subsidiaries or any plan participant could be subject to any material liability (including penalties or taxes) under ERISA, the Code or any other Applicable Law, nor will the negotiation or consummation of the transactions contemplated by this Agreement give rise to any such material liability.

(d) With respect to the Cyclone Employee Plans, there are no material benefit obligations for which contributions have not been made or properly accrued and there are no material benefit obligations which have not been accounted for by reserves, or otherwise properly footnoted in accordance with the requirements of GAAP, on the financial statements of Cyclone. The assets of each Cyclone Employee Plan which is funded are reported at their fair market value on the books and records of such Employee Benefit Plan.

(e) No Cyclone Employee Plan (other than Cyclone Stock Plans) has assets that include securities issued by Cyclone, any of Cyclone’s Subsidiaries or any of their ERISA Affiliates.

(f) All Cyclone Employee Plans that are intended to be qualified under Section 401(a) of the Code (each, a “Qualified Plan”) have received determination, opinion or advisory letters from the Internal Revenue Service to the effect that such Cyclone Employee Plans are qualified and the plans and trusts related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, or Cyclone has remaining a period of time under applicable U.S. Department of the Treasury regulations or Internal Revenue Service pronouncements in which to apply for such a letter and to make any amendments necessary to obtain a favorable determination as to the qualified status of each such Qualified Plan. To the Knowledge of Cyclone, no such determination, opinion or advisory letter has been revoked and revocation has not been threatened, and no such Cyclone Employee Plan has been amended or operated since the date of its most recent determination letter or application therefor in any respect, and no act or omission has occurred, that would reasonably be expected to adversely affect in any material respect its qualification or materially increase its cost. There has been no termination, partial termination or discontinuance of contributions to any Qualified Plan that will result in material liability to Cyclone. Each Cyclone Employee Plan which is required to satisfy Section 401(k)(3) or Section 401(m)(2) of the Code has been tested for compliance with, and satisfies in all material respects the requirements of Section 401(k)(3) and Section 401(m)(2) of the Code, as the case may be, for each plan year ending prior to the Closing Date for which testing is required to be completed.

(g) Neither Cyclone, any of Cyclone’s Subsidiaries nor any of their respective ERISA Affiliates has (i) ever maintained a Cyclone Employee Plan which was ever subject to Section 412 of the Code or Title IV of ERISA or (ii) ever been obligated to contribute to a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA). No Cyclone Employee Plan is funded by, associated with or related to a “voluntary employees’ beneficiary association” within the meaning of Section 501(c)(9) of the Code.

(h) To the extent permitted by Applicable Law, each Cyclone Employee Plan (other than Cyclone Stock Plans or an employment, severance, change in control or similar agreement with an individual) is amendable and terminable unilaterally by Cyclone and any of Cyclone’s Subsidiaries party thereto or covered thereby at any time without material liability to Cyclone or any of its Subsidiaries as a result thereof, other than for benefits accrued as of the date of such amendment or termination and routine administrative costs.

(i) Other than as required under Section 601 et seq. of ERISA, none of the Cyclone Employee Plans promises or provides health or other welfare benefits (excluding normal claims for benefits under Cyclone’s group life insurance, accidental death and dismemberment insurance and disability plans and policies) or coverage to any person following retirement or other termination of employment. Section 4.17(i) of the Cyclone Disclosure Schedule lists each Cyclone Employee Plan which provides benefits after termination of employment (other than medical benefits required to be continued under Section 4980B of the Code and part 6 of Subtitle B of Title I of ERISA and normal claims for benefits under Cyclone’s group life insurance, accidental death and dismemberment insurance and disability plans and policies) and the present value of benefits accrued under each such Cyclone Employee Plan are fully funded, fully covered by insurance or reflected on the Cyclone Balance Sheet in accordance with GAAP.

(j) There is no action, suit, proceeding, claim, arbitration, audit or investigation pending or, to Cyclone’s Knowledge, threatened, with respect to any Cyclone Employee Plan, other than claims for benefits in the ordinary course. No Cyclone Employee Plan is or within the last three calendar years has been the subject of, or has received notice that it is the subject of, examination by a government agency or a participant in a government sponsored amnesty, voluntary compliance or similar program.

(k) Each Cyclone Employee Plan maintained or covering employees outside the United States, and the books and records thereof, is in material compliance with all Applicable Laws of each applicable jurisdiction. Section 4.17(k) of the Cyclone Disclosure Schedule lists each country in which Cyclone or any of its Subsidiaries or affiliates has operations and the approximate number of employees in each such country.

(l) Section 4.17(l) of Cyclone Disclosure Schedule sets forth a true, complete and correct list of (i) all employment agreements with employees of Cyclone or any of its Subsidiaries; (ii) all employees or former employees of Cyclone or any of its Subsidiaries who have executed a non-competition agreement with Cyclone or any of its Subsidiaries; (iii) all severance agreements, programs and policies of Cyclone or any of its Subsidiaries with or relating to its employees, excluding programs and policies required to be maintained by Applicable Law; and (iv) all plans, programs, agreements and other arrangements of Cyclone or any of its Subsidiaries pursuant to which payments (or acceleration of benefits or vesting of options or lapse of repurchase rights) may be required, or may become payable directly or indirectly as a result of or in connection with, the negotiation or consummation of the transactions contemplated by, or the execution of, this Agreement. True, complete and correct copies of each of the foregoing agreements to which any employee of Cyclone is a party have been made available to Hurricane.

(m) There are no pending, reasonably anticipated, or to the Knowledge of Cyclone, threatened claims by or on behalf of any Cyclone Employee Plan, by any employee or beneficiary covered under any such Cyclone Employee Plan, or otherwise involving any such Cyclone Employee Plan (other than claims for benefits in the ordinary course).

(n) Section 4.17(n) of the Cyclone Disclosure Schedule lists each Cyclone Employee Plan or other Contract that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to Sections 280G (determined without regard to Section 280G(b)(4) of the Code) or 162(m) of the Code.

(o) As of May 19, 2007, the enrollment period under the Cyclone ESPP for the offering period beginning June 1, 2007 has ended.

Section 4.18 Labor Relations. From the date of the most recent financial statements included in the Cyclone SEC Documents filed with the SEC through the date hereof, there has not been any adoption, material amendment or termination by Cyclone or any of its Subsidiaries of any collective bargaining or other labor union Contract to which Cyclone or any of its Subsidiaries is a party or by which Cyclone or any of its Subsidiaries is bound. There are no collective bargaining or other labor union Contracts to which Cyclone or any of its Subsidiaries is a party or by which Cyclone or any of its Subsidiaries is bound. As of the date of this Agreement, none of the employees of Cyclone or any of its Subsidiaries are represented by any union with respect to their employment by Cyclone or such Subsidiary. Since January 1, 2004, neither Cyclone nor any of its Subsidiaries has experienced any material labor disputes, union organization attempts or work stoppages, slowdowns or lockouts due to labor disagreements.

Section 4.19 Environmental Matters.

Except for those matters that individually or in the aggregate have not had and would not reasonably be expected to have a Material Adverse Effect:

(a) Each of Cyclone and its Subsidiaries is, and has been, in compliance with all applicable Environmental Laws which compliance includes, but is not limited to, the possession of all Environmental Permits required under applicable Environmental Laws and compliance with the terms and conditions thereof.

(b) There have been no Releases or threatened Releases of Hazardous Materials in, on, under or affecting any properties currently or formerly owned, leased or operated by Cyclone, any of its Subsidiaries or any of its former Subsidiaries.

(c) There is no investigation, suit, claim, action or proceeding pending, or to the Knowledge of Cyclone, threatened against or affecting Cyclone or any of its Subsidiaries relating to or arising under Environmental Laws, and neither Cyclone nor any of its Subsidiaries has received any notice of any such investigation, suit, claim, action or proceeding.

(d) Neither Cyclone nor any of its Subsidiaries has entered into or assumed by Contract or operation of law or otherwise, any obligation, liability, order, settlement, judgment, injunction or decree relating to or arising under Environmental Laws.

(e) To the Knowledge of Cyclone, there are no facts, circumstances or conditions that would reasonably be expected to form the basis for any investigation, suit, claim, action, proceeding, compliance obligation or liability against or affecting Cyclone or any of its Subsidiaries relating to or arising under Environmental Laws.

Section 4.20 Intellectual Property

(a) Section 4.20(a) of the Cyclone Disclosure Schedule sets forth as of the date hereof a true, complete and correct list of all Cyclone Registered Intellectual Property. All of the Cyclone Registered Intellectual Property is owned solely by Cyclone or one of its Subsidiaries. “Registered Intellectual Property” means U.S. and foreign (i) patents and pending patent applications; (ii) trademark registrations (including Internet domain registrations) and pending trademark applications; and (iii) copyright registrations and pending copyright applications. “Cyclone Registered Intellectual Property” means all Registered Intellectual Property owned by Cyclone or any of its Subsidiaries.

(b) Cyclone or one or more of its Subsidiaries owns, is validly licensed or has a valid right to use all of the material Intellectual Property (as defined below) that is used in the business of Cyclone and its Subsidiaries as currently conducted.

(c) The Registered Intellectual Property that is used in and material to the business of Cyclone or any of its Subsidiaries as currently conducted, is, to the Knowledge of Cyclone, subsisting (except with respect to applications), and has not expired or been cancelled, or abandoned.

(d) There is no pending or, to the Knowledge of Cyclone, threatened, and at no time within the three years prior to the date of this Agreement has there been pending any, material suit, arbitration or other adversarial proceeding before any court, government agency or arbitral tribunal or in any jurisdiction alleging that any activities or conduct of Cyclone’s or any of its Subsidiaries’ business infringes or will infringe upon, violate or constitute the unauthorized use of the Intellectual Property of any third party or challenging the ownership, validity, enforceability or registerability of any material Intellectual Property owned by Cyclone or any of its Subsidiaries. Neither Cyclone nor any of its Subsidiaries is a party to any settlements, covenants not to sue, consents, decrees, stipulations, judgments, or orders resulting from suits, actions or similar legal proceedings which (i) restrict Cyclone’s or any of its Subsidiaries’ rights to use any Intellectual Property owned by and material to the business of Cyclone or any of its Subsidiaries as currently conducted, (ii) restrict the conduct of the business of Cyclone or any of its Subsidiaries as currently conducted in order to accommodate any third party’s Intellectual Property rights, or (iii) permit third parties to use any material Intellectual Property owned by and used in the business of Cyclone or any of its Subsidiaries as currently conducted.

(e) To the Knowledge of Cyclone, no third party is misappropriating, infringing, diluting or violating any Intellectual Property owned by Cyclone or any of its Subsidiaries that is material to the business of Cyclone and its Subsidiaries as currently conducted, and no Intellectual Property misappropriation, infringement dilution or violation suits, arbitrations or other adversarial proceedings have been brought before any court, government agency or arbitral tribunal against any third party by Cyclone or any of its Subsidiaries which remain unresolved.

(f) Neither Cyclone nor any of its Subsidiaries is in violation of any material license, sublicense, agreement or instrument to which Cyclone or any of its Subsidiaries is party or otherwise bound under which Cyclone or its Subsidiaries derive rights to Intellectual Property that is material to Cyclone’s or its Subsidiaries’ business as currently conducted, nor will the consummation by Cyclone of the transactions contemplated hereby result in any loss or impairment of ownership by Cyclone or any of its Subsidiaries of, or the right of any of them to use, any Intellectual Property that is material to the business of Cyclone and its Subsidiaries as currently conducted, nor, to the Knowledge of Cyclone, require the consent of any Governmental Authority or third party with respect to any such Intellectual Property. Neither Cyclone nor any of its Subsidiaries is a party to any agreement under which a third party would be entitled to receive or expand a license or any other right to any material Intellectual Property of Hurricane or any of Hurricane’s affiliates as a result of the consummation of the transactions contemplated by this Agreement.

(g) For purposes of this Agreement, “Intellectual Property” shall mean trademarks, service marks, trade names, and internet domain names, together with all goodwill, registrations and applications related to the foregoing; patents and industrial design registrations or applications (including any continuations, divisionals, continuations-in-part, renewals, reissues, re-examinations and applications for any of the foregoing); rights in works of authorship protected by copyright for European Union design registrations; copyrights (including any registrations and applications for any of the foregoing); rights in mask works rights; software (including object and source code); and trade secrets and other confidential information, know-how, proprietary processes, formulae, algorithms, models, and methodologies.

(h) Cyclone and its Subsidiaries have taken reasonable measures to protect the proprietary nature of the Intellectual Property owned by Cyclone or such Subsidiary that is material to the business of Cyclone and its Subsidiaries as currently conducted.

Section 4.21 Tax Treatment. Neither Cyclone nor any of its Affiliates has taken or agreed to take any action, or is aware of any fact or circumstance, that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368 of the Code (a “368 Reorganization”).

Section 4.22 Broker’s Fees. No broker, finder, investment banker or other person (other than Morgan Stanley & Co. Incorporated and J.P. Morgan Securities Inc., each of whose brokerage, finder’s or other fees will be paid by Cyclone) is entitled to any brokerage, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Cyclone or any of its Subsidiaries. Cyclone has delivered to Hurricane complete and accurate copies of all agreements under which any such fees or expenses are payable and all indemnification and other agreements related to the engagement of the persons to whom such fees are payable.

Section 4.23 Opinion of Financial Advisor. Prior to the execution of this Agreement, the Board of Directors of Cyclone has received the opinion of each of Morgan Stanley & Co. Incorporated and J.P. Morgan Securities Inc., financial advisors to Cyclone, to the effect that, as of the date of each such opinion, the Merger Consideration is fair, from a financial point of view, to the holders of shares of Cyclone Stock, a signed copy of such opinions have been, or will promptly be, delivered to Hurricane.

Section 4.24 Antitakeover Statutes. Cyclone has taken all action necessary to exempt the Merger, this Agreement and the transactions contemplated hereby from the restrictions on business combinations set forth in Section 203 of Delaware Law, and, accordingly, neither the restrictions on business combinations set forth in such Section nor in any other antitakeover or similar statute or regulation applicable to Cyclone applies or purports to apply to Hurricane or Merger Sub or with respect to or as a result of the Merger or any other transactions contemplated by this Agreement. No other “control share acquisition,” “fair price,” “moratorium” or other antitakeover laws applicable to Cyclone impose restrictions enacted under U.S. state or federal laws that apply to this Agreement or any of the transactions contemplated hereby.

Section 4.25 Rights Agreement. Cyclone has taken all actions necessary to (i) render the Cyclone Rights Agreement inapplicable to this Agreement, the Merger and the other transactions contemplated by this Agreement, (ii) ensure that (x) none of Hurricane, MergerSub or any other Subsidiary of Hurricane is an Acquiring Person or an Adverse Person (each as defined in the Rights Agreement) pursuant to the Rights Agreement, (y) a Distribution Date, Adverse Person Event or a Stock Acquisition Date (as such terms are defined in the Rights Agreement) does not occur and (z) the Cyclone Rights to purchase Cyclone Series A Junior Participating Preferred Stock issued under the Rights Agreement do not become exercisable, in the case of clauses (x), (y) and (z), solely by reason of the execution of this Agreement or the consummation of the Merger or the other transactions contemplated by this Agreement and (iii) provide that the Expiration Date (as defined in the Rights Agreement) shall occur immediately prior to the Effective Time.

Section 4.26 Ownership of Hurricane Stock. Neither Cyclone nor any of Cyclone’s “Affiliates” or “Associates” directly or indirectly “owns,” and at all times since May 1, 2004, neither Cyclone nor any of Cyclone’s Affiliates or Associates directly or indirectly has “owned,” beneficially or otherwise, 15% or more of the outstanding Hurricane Stock, as those terms are defined in Section 203 of Delaware Law.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF HURRICANE

Subject in all respects to Section 11.05, except as set forth in the Hurricane Disclosure Schedule or as disclosed in the Hurricane SEC Documents filed on or after December 1, 2006 and before the date of this Agreement, Hurricane represents and warrants that:

Section 5.01 Corporate Existence and Power. Hurricane is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all corporate power and authority and possesses all governmental licenses, authorizations, permits, consents and approvals necessary to own, lease or otherwise hold and operate its properties and other assets and to carry on its business as currently conducted, except where the failure to have such governmental licenses, authorizations, permits, consents and approvals would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Hurricane. Hurricane is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification or license is necessary, except for those jurisdictions where failure to be so qualified, licensed or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Hurricane. Hurricane has heretofore made available to Cyclone true and complete copies of the certificate of incorporation and bylaws of Hurricane as currently in effect.

Section 5.02 Corporate Authorization.

(a) The execution, delivery and performance by Hurricane of this Agreement and the consummation by Hurricane of the transactions contemplated hereby are within the corporate powers of Hurricane and, except for the required approval of Hurricane’s stockholders in connection with the consummation of the Merger and the Hurricane Charter Amendment, have been duly authorized by all necessary corporate action on the part of Hurricane. The affirmative vote of the holders of a majority of the outstanding shares of the Hurricane Stock voting to approve the Hurricane Share Issuance and the Hurricane Charter Amendment (collectively, the “Hurricane Stockholder Approval”) is the only vote of the holders of any of Hurricane’s capital stock necessary in connection with the consummation of the transactions contemplated by this Agreement. Assuming due authorization, execution and delivery by the other parties hereto, this Agreement constitutes a legal, valid and binding agreement of Hurricane, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Applicable Laws relating to creditors’ rights and remedies generally and to general principles of equity.

(b) At a meeting duly called and held, Hurricane’s Board of Directors (which is comprised of directors, all of whom are “Continuing Directors” as defined in Hurricane’s certificate of incorporation) has (i) unanimously determined that this Agreement and the transactions contemplated hereby are advisable and in the best interests of Hurricane’s stockholders, (ii) unanimously approved and adopted this Agreement and the transactions contemplated hereby, (iii) unanimously resolved (subject to Section 8.07) to recommend Hurricane’s stockholders grant the Hurricane Stockholder Approval and (iv) unanimously declared the advisability of and approved the Hurricane Charter Amendment (such recommendation, the “Hurricane Board Recommendation”).

Section 5.03 Governmental Authorization. Neither the execution, delivery and performance by Hurricane of this Agreement, nor the consummation by Hurricane of the transactions contemplated hereby, require any consent, approval, order, license, authorization, expiration or termination of any waiting period, registration, declaration or permit of, or filing with, any Governmental Authority other than (i) the filing of a certificate of merger with respect to the Merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which Hurricane is qualified to do business, (ii) as may be required for compliance with any applicable requirements of the HSR Act, (iii) as may be required under any foreign antitrust or competition law, (iv) as may be required for compliance with any applicable requirements of the 1933 Act, the 1934 Act, and any other applicable U.S. state or federal securities laws, (v) any filings with and approvals of the Nasdaq and (vi) any consents, approvals, orders, licenses, authorizations, registrations, declarations or permits of, or filings which, if not obtained, would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Hurricane or would not materially impair the ability of Hurricane to consummate the transactions contemplated by this Agreement.

Section 5.04 Non-contravention. The execution, delivery and performance by Hurricane of this Agreement and the consummation by Hurricane of the transactions contemplated hereby do not and will not (i) contravene, conflict with, or result in any violation or breach of any provision of the certificate of incorporation or bylaws of Hurricane, (ii) assuming compliance with the matters referred to in Section 5.03, contravene, conflict with or result in a violation or breach of any provision of any Applicable Law, (iii) assuming compliance with the matters referred to in Section 5.03, contravene, require any consent, approval, authorization or other action by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default, under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which Hurricane or any of its Subsidiaries is entitled under any provision of any agreement or other instrument binding upon Hurricane or any of its Subsidiaries or any license, franchise, permit, certificate, approval or other similar authorization affecting, or relating in any way to, the assets or business of Hurricane and its Subsidiaries or (iv) result in the creation or imposition of any Lien on any asset of Hurricane or any of its Subsidiaries, except for such contraventions, conflicts, violations and breaches referred to in clause (ii) and for such failures to obtain any such consent, approval, authorization or other action, defaults, terminations, cancellations, accelerations, changes, losses or Liens referred to in clauses (iii) and (iv) that would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect (ignoring, for this purpose only, clause (vi) of that definition) on Hurricane or materially to impair or preclude the ability of Hurricane to consummate the transactions contemplated by this Agreement.

Section 5.05 Capitalization.

(a) The authorized capital stock of Hurricane consists of 90,000,000 shares of Hurricane Stock and 1,622,685 shares of preferred stock, par value $.01 per share (the “Hurricane Preferred Stock”). At the close of business on May 17, 2007, (i) 53,918,407 shares of Hurricane Stock were issued and outstanding (73,147 of such shares of Hurricane Stock are subject to vesting or other forfeiture restrictions or repurchase conditions (shares so subject, “Hurricane Restricted Stock”)), (ii) 90,000 shares of Hurricane Stock were held by Hurricane in its treasury, (iii) 3,987,566 shares of Hurricane Stock were reserved and available for issuance pursuant to the Hurricane Stock Plans, of which 2,931,012 shares of Hurricane Stock were subject to outstanding Hurricane Stock Options, (iv) 84,344 shares of Hurricane Stock were reserved for issuance with respect to outstanding Hurricane restricted stock units (the “Hurricane Restricted Stock Units”), and (vi) no shares of Hurricane Preferred Stock were issued or outstanding or were held by Hurricane as treasury shares. At the close of business on May 17, 2007, 30,000 shares of Hurricane Preferred Stock designated as Series A Junior Participating Preferred Stock were reserved for issuance in connection with the rights (the “Hurricane Rights”) to be issued pursuant to the Hurricane Rights Agreement. Except as set forth above in this Section 5.05, at the close of business on May 17, 2007, no shares of capital stock or other voting securities or equity interests of Hurricane were issued, reserved for issuance or outstanding. There are no outstanding stock appreciation rights, “phantom” stock rights, performance units, restricted stock units, rights to receive shares of Hurricane Stock on a deferred basis or other rights (other than Hurricane Restricted Stock and Hurricane Stock Options) that are linked to the value of Hurricane Stock or the value of Hurricane or any part thereof granted under the Hurricane Stock Plans or otherwise (collectively, “Hurricane Stock-Based Awards”), other than the Hurricane Restricted Stock Units.

(b) Section 5.05 of the Hurricane Disclosure Schedule sets forth a complete and accurate list, as of May 17, 2007, of all (i) outstanding options to purchase shares of Hurricane Stock from Hurricane pursuant to the Hurricane Stock Plans or otherwise, the grant dates, vesting schedules (including any acceleration provisions), expiration dates, exercise or base prices (if applicable) and the names of the holders thereof, (ii) outstanding Hurricane Restricted Stock Units and Hurricane Stock-Based Awards, the number of shares of Hurricane Stock (or other stock) subject thereto, the grant dates, vesting schedules (including any acceleration provisions) and the names of the holders thereof and (iii) outstanding shares of Hurricane Restricted Stock, the grant dates, vesting schedules (including any acceleration provisions), repurchase prices (if any) and the names of the holders thereof. The exercise price of each Hurricane Stock Option is no less than the fair market value (as defined in the applicable Hurricane Stock Plan) of a share of Hurricane Stock as determined on the date of grant of such Hurricane Stock Option. Hurricane has made available to Cyclone true, complete and correct copies of all Hurricane Stock Plans and the forms of all stock option, restricted stock, and other award agreements evidencing Hurricane Stock-Based Awards.

(c) All outstanding shares of capital stock of Hurricane are, and all shares which may be issued pursuant to Hurricane Stock Options or Hurricane Stock-Based Awards will be, when issued in accordance with the terms thereof, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. There are no bonds, debentures, notes or other indebtedness of Hurricane having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of Hurricane may vote.

(d) Except as set forth above in this Section 5.05 and for changes since March 31, 2007 resulting from the exercise of Hurricane Stock Options outstanding on such date, there are not issued, reserved for issuance or outstanding (i) any shares of capital stock or other voting securities or equity interests of Hurricane, (ii) any securities of Hurricane convertible into or exchangeable or exercisable for shares of capital stock or other voting securities or equity interests of Hurricane, (iii) any warrants, calls, options or other rights to acquire from Hurricane or any of its Subsidiaries, and no obligation of Hurricane or any of its Subsidiaries to issue, any capital stock, voting securities, equity interests or securities convertible into or exchangeable or exercisable for capital stock or voting securities of Hurricane or (iv) any Hurricane Stock-Based Awards (the items in clauses (i), (ii), (iii) and (iv) being referred to collectively as the “Hurricane Securities”).

(e) There are no rights or obligations, contingent or otherwise (including rights of first refusal of Hurricane), of Hurricane or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Hurricane Securities or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any such Subsidiary or other entity. There are no stockholder agreements, voting trusts, proxies or other similar agreements, arrangements or understandings to which Hurricane or any of its Subsidiaries is a party, or by which it or they are bound, obligating Hurricane or any of its Subsidiaries with respect to any Hurricane Securities. There are no registration rights or other similar agreements, arrangements or understandings to which Hurricane or any of its Subsidiaries is a party, or by which it or they are bound, obligating Hurricane or any of its Subsidiaries with respect to any Hurricane Securities.

Section 5.06 Subsidiaries.

(a) Each Hurricane Subsidiary is an entity duly incorporated or otherwise duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, has all corporate, limited liability company or comparable powers and authority and possesses all governmental licenses, authorizations, permits, consents and approvals necessary to carry on its business as now conducted, except where the failure to have such governmental licenses, authorizations, permits, consents and approvals would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Hurricane. Each such Hurricane Subsidiary is duly qualified or licensed to do business as a foreign entity and is in good standing in each jurisdiction where such qualification or license is necessary, except for those jurisdictions where failure to be so qualified or licensed would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Hurricane. All Significant Subsidiaries (as defined in Regulation S-X of the 1934 Act) of Hurricane and their respective jurisdictions of incorporation or organization are identified in the Hurricane 10-K.

(b) All of the issued and outstanding capital stock of, or other voting securities or ownership interests in, each Hurricane Subsidiary is owned, directly or indirectly, by Hurricane. All of the issued and outstanding shares of capital stock of, or other voting securities or ownership interests in, each Hurricane Subsidiary owned by Hurricane have been validly issued and are fully paid and nonassessable, and are owned directly or indirectly by Hurricane free and clear of any Lien (other than statutory Liens for Taxes not yet payable) and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other voting securities or ownership interests).

(c) There are no outstanding (i) securities of Hurricane or any of its Subsidiaries convertible into or exchangeable or exercisable for shares of capital stock or voting securities or equity interests of any Subsidiary of Hurricane, (ii) warrants, calls, options or other rights to acquire from Hurricane or any of its Subsidiaries, and no obligation of Hurricane or any of its Subsidiaries to issue, any capital stock, voting securities, equity interests or securities convertible into or exchangeable or exercisable for capital stock or voting securities of any Subsidiary of Hurricane or (iii) obligations of Hurricane or any of its Subsidiaries to repurchase, redeem or otherwise acquire any such outstanding securities or to issue, deliver or sell, or cause to be issued, delivered or sold, any such securities (the items in clauses (i), (ii) and (iii) being referred to collectively as the “Hurricane Subsidiary Securities”).

(d) There are no rights or obligations, contingent or otherwise (including rights of first refusal of Hurricane), of Hurricane or any of the Hurricane Subsidiaries to repurchase, redeem or otherwise acquire any Hurricane Subsidiary Securities or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any such Subsidiary or other entity. There are no stockholder agreements, voting trusts, proxies or other similar agreements, arrangements or understandings to which Hurricane or any of its Subsidiaries is a party, or by which it or they are bound, obligating Hurricane or any of its Subsidiaries with respect to any Hurricane Subsidiary Securities. There are no registration rights or other similar agreements, arrangements or understandings to which Hurricane or any of its Subsidiaries is a party, or by which it or they are bound, obligating Hurricane or any of its Subsidiaries with respect to any Hurricane Subsidiary Securities.

Section 5.07 SEC Filings and the Sarbanes-Oxley Act.

(a) Hurricane has filed all reports, schedules, forms, statements and other documents (including exhibits and other information incorporated therein) with the SEC required to be filed by Hurricane since January 1, 2004 (such documents, together with any documents filed during such period by Hurricane to the SEC on a voluntary basis on Current Reports on Form 8-K, the “Hurricane SEC Documents”). As of their respective filing dates, the Hurricane SEC Documents complied in all material respects with the requirements of the 1933 Act, the 1934 Act and the Sarbanes-Oxley Act applicable to such Hurricane SEC Documents.

(b) Each of the financial statements (including the related notes) of Hurricane included in the Hurricane SEC Documents complied at the time it was filed as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto in effect at the time of such filing, had been prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by the rules and regulations of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presented in all material respects the consolidated financial position of Hurricane and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments). None of the Subsidiaries of Hurricane are, or have at any time since January 1, 2004 been, subject to the reporting requirements of Section 13(a) or 15(d) of 1934 Act.

(c) Each of the principal executive officer of Hurricane and the principal financial officer of Hurricane (or each former principal executive officer of Hurricane and each former principal financial officer of Hurricane, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the 1934 Act and Sections 302 and 906 of the Sarbanes-Oxley Act with respect to the Hurricane SEC Documents, and the statements contained in such certifications are true and accurate. For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act.

(d) Hurricane has established and maintains “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the 1934 Act). Such disclosure controls and procedures are designed to ensure that all information (both financial and non-financial) required to be disclosed by Hurricane in the reports that it files or submits under the 1934 Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to Hurricane’s management as appropriate to allow timely decisions regarding required disclosure.

(e) Hurricane and its Subsidiaries have established and maintained a system of internal controls sufficient to provide reasonable assurance regarding the reliability of Hurricane’s financial reporting and the preparation of Hurricane’s financial statements for external purposes in accordance with GAAP. Hurricane has disclosed, based on its most recent evaluation of internal controls prior to the date hereof, to Hurricane’s auditors and audit committee (x) any significant deficiencies and material weaknesses in the design or operation of internal controls which would reasonably be expected to adversely affect Hurricane’s ability to record, process, summarize and report financial information and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in internal controls.

(f) There are no outstanding loans or other extensions of credit made by Hurricane or any of the Hurricane Subsidiaries to any executive officer (as defined in Rule 3b-7 under the 1934 Act) or director of Hurricane. Hurricane has not, since the enactment of the Sarbanes-Oxley Act, taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

Section 5.08 Information Supplied. The information supplied by Hurricane for inclusion or incorporation by reference in the Registration Statement shall not at the time the Registration Statement is filed with the SEC and at the time it is declared effective by the SEC (or, with respect to any post-effective amendment or supplement, at the time such post-effective amendment or supplement becomes effective) contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The information supplied by Hurricane for inclusion in the Joint Proxy Statement shall not, on the date the Joint Proxy Statement is first mailed to the stockholders of each of Cyclone and Hurricane, at the time of the Cyclone Stockholder Approval, or at the time of the Hurricane Stockholder Approval, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The representations and warranties contained in this Section 5.08 will not apply to statements or omissions included or incorporated by reference in the Joint Proxy Statement based upon information furnished by Cyclone or any of its representatives specifically for use or incorporation by reference therein.

Section 5.09 Absence of Certain Changes.

(a) Since the Hurricane Balance Sheet Date, there has not been any event, occurrence, development or facts that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Hurricane.

(b) Since the Hurricane Balance Sheet Date through the date of this Agreement, the business of Hurricane and its Subsidiaries has been conducted in all material respects in the ordinary course of business consistent with past practices, and there has not been:

(i) any amendment of the certificate of incorporation, bylaws or other similar organizational documents (whether by merger, consolidation or otherwise) of Hurricane or its Subsidiaries;

(ii) any splitting, combination or reclassification of any shares of capital stock of Hurricane or any of its Subsidiaries or declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, or redemption, repurchase or other acquisition or offer to redeem, repurchase, or otherwise acquire any Hurricane Securities or any Hurricane Subsidiary Securities, except for (A) dividends by any of its Subsidiaries on a pro rata basis to the equity owners thereof, and (B) any such transaction solely by a Hurricane Subsidiary or between Hurricane Subsidiaries;

(iii)(A) any issuance, delivery or sale, or authorization of the issuance, delivery or sale of, any shares of any Hurricane Securities or Hurricane Subsidiary Securities, other than the issuance of (1) any shares of Hurricane Stock upon the exercise of Hurricane stock options that are outstanding on the date of this Agreement in accordance with the terms of those options on the date of this Agreement, (2) any Hurricane Subsidiary Securities to Hurricane or any Hurricane Subsidiary, (3) Hurricane Securities to satisfy existing contractual obligations under the existing Hurricane compensation and benefit plans listed on Section 5.09(b) of the Hurricane Disclosure Schedule, and (4) Hurricane Securities to officers, directors and employees listed on Section 5.09(b) of the Hurricane Disclosure Schedule, or (B) any amendment of any term of any Hurricane Security or any Hurricane Subsidiary Security (in each case, whether by merger, consolidation or otherwise);

(iv) any acquisition (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, by Hurricane or any of its Subsidiaries of any assets, securities, properties, interests or businesses, other than (A) inventories and supplies in the ordinary course of the business of Hurricane and its Subsidiaries in a manner that is consistent with past practices, (B) reasonable capital expenditures in connection with the business of Hurricane in the ordinary course consistent with past practices and (C) such transactions between Hurricane and any of its Subsidiaries or between any Subsidiaries of Hurricane;

(v) any sale, lease or other transfer of, or creation or incurrence of any Lien on, any assets, securities, properties, interests or businesses of Hurricane or any of its Subsidiaries, other than (A) sales of inventory in the ordinary course of business of Hurricane and its Subsidiaries in a manner that is consistent with past practices or between any Hurricane Subsidiaries, (B) sales of assets, securities, properties, interests or businesses with a sale price (including any related assumed indebtedness) that does not exceed $5 million individually or $15 million in the aggregate and (C) such transactions between Hurricane and any of its Subsidiaries or between any Subsidiaries of Hurricane;

(vi) the making by Hurricane or any of its Subsidiaries of any loans, advances or capital contributions to, or investments in, any other Person, other than (A) in the ordinary course of business consistent with past practices or (B) between Hurricane and any of its Subsidiaries or between any Subsidiaries of Hurricane;

(vii) the creation, incurrence, assumption or sufferance to exist by Hurricane or any of its Subsidiaries of any indebtedness for borrowed money or guarantees thereof, other than (A) in the ordinary course of business consistent with past practices, or (B) between Hurricane and any of its Subsidiaries or between any Subsidiaries of Hurricane;

(viii) the entering into of any agreement or arrangement that limits or otherwise restricts in any material respect Hurricane or any of its Subsidiaries or any successor thereto or that would be reasonably expected to, after the Effective Time, limit or restrict in any material respect Hurricane, any of its Subsidiaries, the Surviving Corporation or Cyclone, from engaging or competing in any material line of business in which such Person engages in as of the date hereof, in any location or with any Person, other than modifications, renewals or extensions of agreements or arrangements (provided that such modifications, renewals or extensions do not materially increase limitations or restrictions on business);

(ix)(A) the grant or increase of any severance or termination pay or supplemental retirement or post employment benefit to (or amendment of any existing arrangement with) any director or individual with a title of senior vice president (“Hurricane Designated Officer”) of Hurricane or any of its Subsidiaries, (B) any increase in benefits payable under any existing severance or termination pay policies or employment agreements, (C) the entering into of any employment, deferred compensation, consulting, severance, change of control, termination, indemnification or other similar agreement (or amendment of any such existing agreement) with any director or Hurricane Designated Officer of Hurricane or any of its Subsidiaries, (D) the establishment, adoption or amendment (except as required by Applicable Law) of any collective bargaining, bonus, profit-sharing, thrift, pension, retirement, deferred compensation, compensation, stock option, restricted stock or other benefit plan or arrangement covering any director or Hurricane Designated Officer of Hurricane or any of its Subsidiaries or (E) any increase in cash or equity-based compensation, bonus or other benefits payable to any director or Hurricane Designated Officer of Hurricane or any of its Subsidiaries, other than, in the case of each of clauses (A) through (E) above, in the ordinary course of business consistent with past practices or to comply with Section 409A of the Code;

(x) any material labor dispute, other than routine individual grievances, or any activity or proceeding by a labor union or representative thereof to organize any employees of Hurricane or any of its Subsidiaries, which employees were not subject to a collective bargaining agreement as of the Hurricane Balance Sheet Date, or any material lockouts, strikes, slowdowns, work stoppages or threats thereof by or with respect to such employees;

(xi) any material recalls, field notifications, field corrections or safety alerts with respect to products manufactured by or on behalf of Hurricane or any of its Subsidiaries;

(xii) any damage, destruction or loss, whether or not covered by insurance, that individually or in the aggregate has had or would reasonably be expected to have a Material Adverse Effect;

(xiii) any revaluation by Hurricane of any of its assets, including writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business consistent with past practice;

(xiv) any change in accounting methods, principles or practices, except insofar as may have been required by a change in GAAP;

(xv) any material Tax election or any settlement or compromise of any material income Tax liability; or

(xvi) any settlement, or offer or proposal to settle, any litigation, arbitration, proceeding or dispute, in each case, that arises out of the transactions contemplated hereby.

Section 5.10 No Undisclosed Material Liabilities.

(a) There are no liabilities or obligations of Hurricane or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent (as defined under GAAP), absolute, determined, determinable or otherwise, other than:

(i) liabilities or obligations disclosed and provided for in the Hurricane Balance Sheet or in the notes thereto or in the Hurricane SEC Documents filed prior to the date hereof;

(ii) liabilities or obligations incurred in the ordinary course consistent with past practices since the Hurricane Balance Sheet Date; and

(iii) liabilities or obligations that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Hurricane.

(b) Neither Hurricane nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, partnership agreement or any similar contract (including any contract relating to any transaction, arrangement or relationship between or among Hurricane or any of its Subsidiaries, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand) where the purpose or intended effect of such arrangement is to avoid disclosure of any material transaction involving Hurricane or any of its Subsidiaries in Hurricane’s consolidated financial statements.

Section 5.11 Contracts. Except as disclosed in the Hurricane SEC Documents as of the date hereof, neither Hurricane nor any of its Subsidiaries is a party to, and none of their respective properties or other assets is subject to, any Contract that is of a nature required to be filed as an exhibit to a report or filing under the 1933 Act or the 1934 Act. None of Hurricane, any of its Subsidiaries or, to the Knowledge of Hurricane, any other party thereto is in violation of or in default under (nor does there exist any condition which upon the passage of time or the giving of notice or both would cause such a violation of or default by Hurricane or any of its Subsidiaries or, to the Knowledge of Hurricane, any other party thereto under) any Contract to which it is a party or by which it or any of its properties or other assets is bound, except for violations or defaults that individually or in the aggregate have not had and would not reasonably be expected to have a Material Adverse Effect. Neither Hurricane nor any of its Subsidiaries is a party to or otherwise bound by any Contract or covenant restricting Hurricane’s or any of its Subsidiaries’ ability to compete or by any Contract or covenant restricting in any material respect the research, development, distribution, sale, supply, license, marketing or manufacturing of products or services of Hurricane or any of its Subsidiaries.

Section 5.12 Compliance with Laws; Permits.

(a) Except with respect to regulatory compliance, Taxes, Environmental Laws, and ERISA, which are the subjects of Sections 5.13, 5.16, 5.17 and 5.19, respectively, each of Hurricane and its Subsidiaries is in compliance with all Applicable Laws applicable to it, its properties or other assets or its business or operations, except for failures to be in compliance that individually or in the aggregate have not had and would not reasonably be expected to have a Material Adverse Effect.

(b) Each of Hurricane and its Subsidiaries has in effect all Permits necessary for it to own, lease or operate its properties and other assets and to carry on its business and operations as currently conducted, except where the failure to have such Permits individually or in the aggregate has not had and would not reasonably be expected to have a Material Adverse Effect. Since January 1, 2004, there has occurred no default under, or violation of, any such Permit, except for any such default or violation that individually or in the aggregate has not had and would not reasonably be expected to have a Material Adverse Effect. The consummation of the Merger, in and of itself, would not cause the revocation or cancellation of any such Permit that individually or in the aggregate would reasonably be expected to have a Material Adverse Effect.

Section 5.13 Regulatory Compliance.

(a) As to each Medical Device developed, manufactured, tested, distributed and/or marketed by Hurricane or any of its Subsidiaries, each such Medical Device is being developed, manufactured, tested, distributed and/or marketed in compliance with all applicable requirements under the FDCA and similar Applicable Laws, including those relating to investigational use, premarket clearance or marketing approval to market a Medical Device, good manufacturing practices, labeling, advertising, record keeping, filing of reports and security, and in compliance with the Advanced Medical Technology Association Code of Ethics

on Interactions with Healthcare Professionals and the American Medical Association’s guidelines on gifts to physicians, except for failures in compliance that individually or in the aggregate have not had and would not reasonably be expected to have a Material Adverse Effect on Hurricane. Neither Hurricane nor any of its Subsidiaries has received any notice or other communication from the FDA or any other Governmental Authority (A) contesting the premarket clearance or approval of, the uses of or the labeling and promotion of any products of Hurricane or any of its Subsidiaries or (B) otherwise alleging any violation applicable to any Medical Device of any Applicable Law, in the case of (A) and (B), that individually or in the aggregate have had or would reasonably be expected to have a Material Adverse Effect on Hurricane.

(b) No Medical Device is under consideration by Hurricane or any of its Subsidiaries for recall, withdrawal, suspension, seizure or discontinuance, or has been recalled, withdrawn, suspended, seized or discontinued (other than for commercial or other business reasons) by, Hurricane or any of its Subsidiaries in the United States or outside the United States (whether voluntarily or otherwise), in each case since January 1, 2003. No proceedings in the United States or, to the Knowledge of Hurricane, outside of the United States seeking the recall, withdrawal, suspension, seizure or discontinuance of any Medical Device are pending, or, to the Knowledge of Hurricane, threatened against Hurricane or any of its Subsidiaries or any licensee of any Medical Device which individually or in the aggregate have had or would reasonably be expected to have a Material Adverse Effect on Hurricane.

(c) As to each Medical Device of Hurricane or any of its Subsidiaries for which a premarket approval application, premarket notification, investigational device exemption or similar state or foreign regulatory application has been approved, Hurricane and its Subsidiaries are in compliance with 21 U.S.C. §§ 360 and 360e or 21 C.F.R. Parts 812 or 814, respectively, and all similar Applicable Laws and all terms and conditions of such licenses or applications, except for any such failure or failures to be in compliance which individually or in the aggregate have not had and would not reasonably be expected to have a Material Adverse Effect on Hurricane. In addition, Hurricane and its Subsidiaries are in material compliance with all applicable registration and listing requirements set forth in 21 U.S.C. § 360 and 21 C.F.R. Part 807 and all similar Applicable Law, except for failures to be in compliance which individually or in the aggregate have not had and would not reasonably be expected to have a Material Adverse Effect on Hurricane.

(d) No article of any Medical Device manufactured and/or distributed by Hurricane or any of its Subsidiaries is (A) adulterated within the meaning of 21 U.S.C. § 351 (or similar Applicable Law), (B) misbranded within the meaning of 21 U.S.C. § 352 (or similar Applicable Law) or (C) a product that is in violation of 21 U.S.C. § 360 or § 360e (or similar Applicable Law), except for failures to be in compliance with the foregoing that individually or in the aggregate have not had and would not reasonably be expected to have a Material Adverse Effect.

(e) Neither Hurricane nor any of its Subsidiaries is the subject, officially or otherwise, of any pending or, to the Knowledge of Hurricane, threatened investigation by the FDA pursuant to its “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” Final Policy set forth in 56 Fed. Reg. 46191 (September 10, 1991) or any similar policy. Neither Hurricane nor any of its Subsidiaries, nor, to the Knowledge of Hurricane, any officer, employee or agent of Hurricane or any of its Subsidiaries, has made an untrue statement of a material fact or fraudulent statement to the FDA or any other Governmental Authority, failed to disclose a material fact required to be disclosed to the FDA or any other Governmental Authority, or committed an act, made a statement, or failed to make a statement that, at the time such disclosure was made, could reasonably be expected to provide a basis for the FDA or any other Governmental Authority to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” set forth in 56 Fed. Reg. 46191 (September 10, 1991) or any similar policy.

(f) Neither Hurricane nor any of its Subsidiaries, nor, to the Knowledge of Hurricane, any officer, employee or agent of Hurricane or any of its Subsidiaries, has been convicted of any crime or engaged in any conduct for which debarment is mandated by 21 U.S.C. § 335a(a) or any similar Applicable Law or authorized by 21 U.S.C. § 335a(b) or any similar Applicable Law. Neither Hurricane nor any of its Subsidiaries, nor, to the Knowledge of Hurricane, any officer, employee or agent of Hurricane or any of its Subsidiaries, has been convicted of any crime or engaged in any conduct for which such person or entity could be excluded from participating in the federal health care programs under Section 1128 of the Social Security Act or any similar Applicable Law.

(g) Since January 1, 2003, neither Hurricane nor any of its Subsidiaries has received any written notice that the FDA or any other Governmental Authority has (a) commenced, or threatened to initiate, any action to withdraw its approval or request the recall of any Medical Device, (b) commenced, or threatened to initiate, any action to enjoin production of any Medical Device or (c) commenced, or threatened to initiate, any action to enjoin the production of any Medical Device produced at any facility where any Medical Device is manufactured, tested or packaged, except for any such action that individually or in the aggregate has not had and would not reasonably be expected to have a Material Adverse Effect.

(h) To the Knowledge of Hurricane, there are no facts, circumstances or conditions that would reasonably be expected to form the basis for any investigation, suit, claim, action or proceeding against or affecting Hurricane or any of its Subsidiaries relating to or arising under (a) the FDCA or (b) the Social Security Act or regulations of the Office of the Inspector General of the Department of Health and Human Services, in each case individually or in the aggregate that has had or would reasonably be expected to have a Material Adverse Effect.

(i) Hurricane and its Subsidiaries are and at all times in the past three years have been in compliance with: (i) the FDCA; (ii) the provisions of the Health Insurance Portability and Accountability Act of 1996 relating to the privacy and security of individually identifiable health information, and all regulations thereunder; (iii) the federal healthcare programs antikickback statute (42 U.S.C. §1320a-7b(b)) and regulations promulgated thereunder; (iv) the federal health care fraud statute (18 U.S.C. §1347); the federal False Claims Act (31 U.S.C. §3729 et seq); and all state antikickback, false claims, and patient privacy laws and regulations, except for failures to be in compliance which individually or in the aggregate have not had and would not reasonably be expected to have a Material Adverse Effect on Hurricane. Neither Hurricane, nor any Subsidiary has received any written notice or other communication from any Governmental Authority regarding any actual or possible violation of, or failure to comply with, any legal requirement set forth in this Section 5.13(i), except for violations of, or failures to be in compliance, which individually or in the aggregate have not had and would not reasonably be expected to have a Material Adverse Effect on Hurricane.

(j) Neither Hurricane, nor any Subsidiary, nor any officer, director, or, to the Knowledge of Hurricane, any employee, of Hurricane or a Subsidiary, has been excluded from participation in any Federal health care program (including Medicare or Medicaid) or committed any offense in 42 U.S.C. §1320a-7 that would be the basis for such exclusion.

Section 5.14 Litigation. Except as disclosed in the Hurricane SEC Documents prior to the date of this Agreement, there are no claims, actions, suits, formal or informal investigations, inquiries or proceedings (or any reasonable basis therefor) pending against, or, to the Knowledge of Hurricane, threatened against or affecting, Hurricane, any of its Subsidiaries, any present or former Hurricane Designated Officer or director of Hurricane or any of its Subsidiaries or any Person for whom Hurricane or any Subsidiary may be liable or any of their respective properties before any court or arbitrator or before or by, before or with any Governmental Authority that, if determined or resolved adversely to Hurricane, would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Hurricane or that, as of the date of this Agreement, in any manner challenges or seeks to prevent, enjoin, alter or delay the Merger or any of the other transactions contemplated hereby. There has not been nor are there currently any internal investigations or inquiries being conducted by Hurricane, the Board of Directors (or any committee thereof) of Hurricane or any third party at the request of any of the foregoing concerning any financial, accounting, tax, conflict of interest, self-dealing, fraudulent or deceptive conduct or other misfeasance or malfeasance issues.

Section 5.15 Properties; Liens. Each of Hurricane and its Subsidiaries has valid title to, or valid leasehold or sublease interests or other comparable contract rights in or relating to all of its real properties and other tangible assets necessary for the conduct of its business as currently conducted, except as have been disposed of in the ordinary course of business and except for defects in title, easements, restrictive covenants and similar encumbrances that individually or in the aggregate have not had and would not reasonably be expected to have a Material Adverse Effect. Each of Hurricane and its Subsidiaries has complied with the terms of all leases or subleases to which it is a party and under which it is in occupancy, and all leases to which Hurricane is a party and under which it is in occupancy are in full force and effect, except for such failure to comply or be in full force and effect that individually or in the aggregate has not had and would not reasonably be expected to have a Material Adverse Effect. Neither Hurricane nor any of its Subsidiaries has received any written notice of any event or occurrence that has resulted or could result (with or without the giving of notice, the lapse of time or both) in a default with respect to any lease or sublease to which it is a party, which defaults individually or in the aggregate have had or would reasonably be expected to have a Material Adverse Effect.

Section 5.16 Taxes.

(a) Each of Hurricane and its Subsidiaries has filed or has caused to be filed in a timely manner (within any applicable extension period) all Tax Returns required to be filed, and all such Tax Returns are complete and accurate in all respects, except for any failure to file, error or omission that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each of Hurricane and its Subsidiaries has paid or caused to be paid (or Hurricane has paid on its behalf) all Taxes due and owing, and the most recent financial statements contained in the Hurricane SEC Documents filed as of the date hereof reflect an adequate reserve (determined in accordance with GAAP) (excluding any reserves for deferred Taxes established to reflect timing differences between book and Tax income) for all Taxes payable by Hurricane and its Subsidiaries for all taxable periods and portions thereof accrued through the date of such financial statements.

(b) No Tax Return of Hurricane or any of its Subsidiaries is, or with respect to income Tax Returns has been within the last five years, under audit or examination by any Taxing Authority, and no written notice has been received by Hurricane or any of its Subsidiaries that any audit, examination or similar proceeding is pending, proposed or asserted with regard to any Taxes or Tax Returns of Hurricane or any of its Subsidiaries. The relevant statute of limitations is closed with respect to the income Tax Returns of Hurricane and each of its Subsidiaries for all years through 2001. There is no deficiency, refund litigation, proposed adjustment or matter in controversy with respect to any material amount of Taxes due and owing by Hurricane or any of its Subsidiaries. Each deficiency resulting from any completed audit or examination relating to Taxes by any Taxing Authority has been timely paid or is being contested in good faith and has been reserved for on the books of Hurricane. There is no currently effective agreement or other document extending, or having the effect of extending, the period of assessment or collection of any Taxes of Hurricane or any of its Subsidiaries, nor has any request been made for any such extension, and no currently effective power of attorney (other than powers of attorney authorizing employees of Hurricane or any of its Subsidiaries to act on behalf of Hurricane or any of its Subsidiaries) with respect to any Taxes has been executed or filed with any Taxing Authority.

(c) Except as included in the determination of deferred income Tax or otherwise accrued or reserved for on the financial statements of Hurricane (or the notes thereto) included in the Hurricane SEC Documents filed as of the date hereof, none of Hurricane or any of its Subsidiaries will be required to include in a taxable period ending after the Effective Time taxable income attributable to income that accrued (for purposes of the financial statements of Hurricane included in Hurricane’s SEC Documents filed as of the date hereof) in a prior taxable period (or portion of a taxable period) but was not recognized for Tax purposes in any prior taxable period as a result of (A) an open transaction disposition made on or before the Effective Time, (B) a prepaid amount received on or prior to the Effective Time, (C) the installment method of accounting, (D) the completed contract method of accounting, (E) the long-term contract method of accounting, (F) the cash method of accounting or Section 481 of the Code or (G) any comparable provisions of state or local Tax law, domestic or foreign, or for any other reason.

(d) Hurricane and each of its Subsidiaries have complied with all Applicable Laws relating to the payment and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 3121 and 3402 of the Code and similar provisions under any Federal, state, local or foreign Tax laws) and have, within the time and the manner prescribed by law, withheld from and paid over to the proper Governmental Authorities all amounts required to be so withheld and paid over under Applicable Laws, except where the failure to comply, withhold or pay would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Hurricane.

(e) During the five-year period ending on the date hereof, neither Hurricane nor any of its Subsidiaries was a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Code.

(f) Neither Hurricane nor any of its Subsidiaries joins or has joined, for any taxable period in the filing of any affiliated, aggregated, consolidated, combined or unitary Tax Return other than consolidated Tax Returns for the consolidated group of which Hurricane is the common parent.

(g) Neither Hurricane nor any of its Subsidiaries has entered into a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(h) No written claim has ever been made by any authority in a jurisdiction where neither Hurricane nor any of its Subsidiaries file a Tax Return that Hurricane or any of its Subsidiaries is, or may be, subject to a material amount of Tax by that jurisdiction.

(i) Neither Hurricane nor any of its Subsidiaries is a party to or bound by any Tax Sharing Agreement, Tax indemnity obligation or similar agreement, arrangement or practice with respect to Taxes (including any advance pricing agreement, closing agreement or other agreement relating to Taxes with any Taxing Authority).

(j) No “ownership change” (as described in Section 382(g) of the Code) has occurred, or is expected to occur prior to the Effective Time, that would have the effect of limiting the use of “pre-change losses” (as described in Section 382(d) of the Code) of Hurricane and its Subsidiaries following the Effective Time.

(k) No Taxing Authority has asserted in writing any Liens for Taxes with respect to any assets or properties of Hurricane or any of its Subsidiaries, except for statutory liens for Taxes not yet due and payable.

(l) Neither Hurricane nor any of its Subsidiaries (other than any Subsidiary that is a member of Hurricane’s consolidated group for United States federal income Tax purposes) has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

Section 5.17 Employee Benefit Plans.

(a) For purposes of this Section 5.17, unless otherwise provided herein, “Hurricane Employee Plans” shall mean all Employee Benefit Plans maintained currently or at anytime in the last six years, or contributed to by Hurricane, any of Hurricane’s Subsidiaries or any of their respective ERISA Affiliates or to which Hurricane, any of Hurricane’s Subsidiaries or any of their respective ERISA Affiliates is obligated to contribute, or under which any of them has or may have any material liability for premiums or benefits. Section 5.17 of the Hurricane Disclosure Schedule sets forth a complete and accurate list of those Hurricane Employee Plans currently in effect.

(b) With respect to each Hurricane Employee Plan, Hurricane has made available to Cyclone complete and accurate copies of (i) such Hurricane Employee Plan (or a written summary of any unwritten plan) together with all amendments, (ii) in the case of any plan for which Forms 5500 are required to be filed, the annual reports (Form 5500) for the three most recent years with schedules attached, (iii) in the case of any plan that is intended to be qualified under Section 401(a) of the Code, the most recent determination letter from the Internal Revenue Service, (iv) each trust agreement, group annuity contract, administration and similar material agreements, investment management or investment advisory agreements, (v) the most recent summary plan descriptions and employee handbook, or other similar material employee communications relating to employee benefits matters, and (vi) the most recent financial statements for each Hurricane Employee Plan that is funded.

(c) Each Hurricane Employee Plan has been administered in all material respects in accordance with ERISA, the Code and all other Applicable Laws and in accordance with its terms, and each of Hurricane, Hurricane’s Subsidiaries and their respective ERISA Affiliates have in all material respects met their obligations with respect to each Hurricane Employee Plan and in all material respects have timely made (or timely will make) all required contributions thereto. All filings and reports as to each Hurricane Employee Plan required to have been submitted to the Internal Revenue Service or to the United States Department of Labor have been timely submitted. With respect to the Hurricane Employee Plans, no event has occurred, and, to Hurricane’s Knowledge, there exists no condition or set of circumstances in connection with which Cyclone, Hurricane or any of their respective Subsidiaries or any plan participant could be subject to any material liability (including penalties or taxes) under ERISA, the Code or any other Applicable Law, nor will the negotiation or consummation of the transactions contemplated by this Agreement give rise to any such material liability.

(d) With respect to the Hurricane Employee Plans, there are no material benefit obligations for which contributions have not been made or properly accrued and there are no material benefit obligations which have not been accounted for by reserves, or otherwise properly footnoted in accordance with the requirements of GAAP, on the financial statements of Hurricane. The assets of each Hurricane Employee Plan which is funded are reported at their fair market value on the books and records of such Employee Benefit Plan.

(e) No Hurricane Employee Plan (other than Hurricane Stock Plans) has assets that include securities issued by Hurricane, any of Hurricane’s Subsidiaries or any of their ERISA Affiliates.

(f) All Hurricane Employee Plans that are intended to be a Qualified Plan have received determination, opinion or advisory letters from the Internal Revenue Service to the effect that such Hurricane Employee Plans are qualified and the plans and trusts related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, or Hurricane has remaining a period of time under applicable U.S. Department of the Treasury regulations or Internal Revenue Service pronouncements in which to apply for such a letter and to make any amendments necessary to obtain a favorable determination as to the qualified status of each such Qualified Plan. To the Knowledge of Hurricane, no such determination, opinion or advisory letter has been revoked and revocation has not been threatened, and no such Hurricane Employee Plan has been amended or operated since the date of its most recent determination letter or application therefor in any respect, and no act or omission has occurred, that would reasonably be expected to adversely affect in any material respect its qualification or materially increase its cost. There has been no termination, partial termination or discontinuance of contributions to any Qualified Plan that will result in material liability to Hurricane. Each Hurricane Employee Plan which is required to satisfy Section 401(k)(3) or Section 401(m)(2) of the Code has been tested for compliance with, and satisfies in all material respects the requirements of Section 401(k)(3) and Section 401(m)(2) of the Code, as the case may be, for each plan year ending prior to the Closing Date for which testing is required to be completed.

(g) Neither Hurricane, any of Hurricane’s Subsidiaries nor any of their respective ERISA Affiliates has (i) ever maintained a Hurricane Employee Plan which was ever subject to Section 412 of the Code or Title IV of ERISA or (ii) ever been obligated to contribute to a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA). No Hurricane Employee Plan is funded by, associated with or related to a “voluntary employees’ beneficiary association” within the meaning of Section 501(c)(9) of the Code.

(h) To the extent permitted by Applicable Law, each Hurricane Employee Plan (other than Hurricane Stock Plans or an employment, severance, change in control or similar agreement with an individual) is amendable and terminable unilaterally by Hurricane and any of Hurricane’s Subsidiaries party thereto or covered thereby at any time without material liability to Hurricane or any of its Subsidiaries as a result thereof, other than for benefits accrued as of the date of such amendment or termination and routine administrative costs.

(i) Other than as required under Section 601 et seq. of ERISA, none of the Hurricane Employee Plans promises or provides health or other welfare benefits (excluding normal claims for benefits under

Hurricane’s group life insurance, accidental death and dismemberment insurance and disability plans and policies) or coverage to any person following retirement or other termination of employment. Section 5.17(i) of the Hurricane Disclosure Schedule lists each Hurricane Employee Plan which provides benefits after termination of employment (other than medical benefits required to be continued under Section 4980B of the Code and part 6 of Subtitle B of Title I of ERISA and normal claims for benefits under Hurricane’s group life insurance, accidental death and dismemberment insurance and disability plans and policies) and the present value of benefits accrued under each such Hurricane Employee Plan are fully funded, fully covered by insurance or reflected on the Hurricane Balance Sheet in accordance with GAAP.

(j) There is no action, suit, proceeding, claim, arbitration, audit or investigation pending or, to Hurricane’s Knowledge, threatened, with respect to any Hurricane Employee Plan, other than claims for benefits in the ordinary course. No Hurricane Employee Plan is or within the last three calendar years has been the subject of, or has received notice that it is the subject of, examination by a government agency or a participant in a government sponsored amnesty, voluntary compliance or similar program.

(k) Each Hurricane Employee Plan maintained or covering employees outside the United States, and the books and records thereof, is in material compliance with all Applicable Laws of each applicable jurisdiction. Section 5.17(k) of the Hurricane Disclosure Schedule lists each country in which Hurricane or any of its Subsidiaries or affiliates has operations and the approximate number of employees in each such country.

(l) Section 5.17(l) of Hurricane Disclosure Schedule sets forth a true, complete and correct list of (i) all employment agreements with employees of Hurricane or any of its Subsidiaries; (ii) all employees or former employees of Hurricane or any of its Subsidiaries who have executed a non-competition agreement with Hurricane or any of its Subsidiaries; (iii) all severance agreements, programs and policies of Hurricane or any of its Subsidiaries with or relating to its employees, excluding programs and policies required to be maintained by Applicable Law; and (iv) all plans, programs, agreements and other arrangements of Hurricane or any of its Subsidiaries pursuant to which payments (or acceleration of benefits or vesting of options or lapse of repurchase rights) may be required, or may become payable directly or indirectly as a result of or in connection with, the negotiation or consummation of the transactions contemplated by, or the execution of, this Agreement. True, complete and correct copies of each of the foregoing agreements to which any employee of Hurricane is a party have been made available to Cyclone.

(m) There are no pending, reasonably anticipated, or, to the Knowledge of Hurricane, threatened claims by or on behalf of any Hurricane Employee Plan, by any employee or beneficiary covered under any such Hurricane Employee Plan, or otherwise involving any such Hurricane Employee Plan (other than claims for benefits in the ordinary course).

(n) Section 5.17(n) of the Hurricane Disclosure Schedule lists each Hurricane Employee Plan or other Contract that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to Sections 280G (determined without regard to Section 280G(b)(4) of the Code) or 162(m) of the Code.

Section 5.18 Labor Relations. From the date of the most recent financial statements included in the Hurricane SEC Documents filed with the SEC through the date hereof, there has not been any adoption, material amendment or termination by Hurricane or any of its Subsidiaries of any collective bargaining or other labor union Contract to which Hurricane or any of its Subsidiaries is a party or by which Hurricane or any of its Subsidiaries is bound. There are no collective bargaining or other labor union Contracts to which Hurricane or any of its Subsidiaries is a party or by which Hurricane or any of its Subsidiaries is bound. As of the date of this Agreement, none of the employees of Hurricane or any of its Subsidiaries are represented by any union with respect to their employment by Hurricane or such Subsidiary. Since January 1, 2004, neither Hurricane nor any of its Subsidiaries has experienced any material labor disputes, union organization attempts or work stoppages, slowdowns or lockouts due to labor disagreements.

Section 5.19 Environmental Matters.

Except for those matters that individually or in the aggregate have not had and would not reasonably be expected to have a Material Adverse Effect:

(a) Each of Hurricane and its Subsidiaries is, and has been, in compliance with all applicable Environmental Laws which compliance includes, but is not limited to, the possession of all Environmental Permits required under applicable Environmental Laws and compliance with the terms and conditions thereof.

(b) There have been no Releases or threatened Releases of Hazardous Materials in, on, under or affecting any properties currently or formerly owned, leased or operated by Hurricane, any of its Subsidiaries or any of its former Subsidiaries.

(c) There is no investigation, suit, claim, action or proceeding pending, or to the Knowledge of Hurricane, threatened against or affecting Hurricane or any of its Subsidiaries relating to or arising under Environmental Laws, and neither Hurricane nor any of its Subsidiaries has received any notice of any such investigation, suit, claim, action or proceeding.

(d) Neither Hurricane nor any of its Subsidiaries has entered into or assumed by Contract or operation of law or otherwise, any obligation, liability, order, settlement, judgment, injunction or decree relating to or arising under Environmental Laws.

(e) To the Knowledge of Hurricane, there are no facts, circumstances or conditions that would reasonably be expected to form the basis for any investigation, suit, claim, action, proceeding, compliance obligation or liability against or affecting Hurricane or any of its Subsidiaries relating to or arising under Environmental Laws.

Section 5.20 Intellectual Property

(a) Section 5.20(a) of the Hurricane Disclosure Schedule sets forth as of the date hereof a true, complete and correct list of all Hurricane Registered Intellectual Property. All of the Hurricane Registered Intellectual Property is owned solely by Hurricane or one of its Subsidiaries. “Hurricane Registered Intellectual Property” means all Registered Intellectual Property owned by Hurricane or any of its Subsidiaries.

(b) Hurricane or one or more of its Subsidiaries owns, is validly licensed or has a valid right to use all of the material Intellectual Property that is used in the business of Hurricane and its Subsidiaries as currently conducted.

(c) The Registered Intellectual Property that is used in and material to the business of Hurricane or any of its Subsidiaries as currently conducted, is, to the Knowledge of Hurricane, subsisting (except with respect to applications), and has not expired or been cancelled, or abandoned.

(d) There is no pending or, to the Knowledge of Hurricane, threatened, and at no time within the three years prior to the date of this Agreement has there been pending any, material suit, arbitration or other adversarial proceeding before any court, government agency or arbitral tribunal or in any jurisdiction alleging that any activities or conduct of Hurricane’s or any of its Subsidiaries’ business infringes or will infringe upon, violate or constitute the unauthorized use of the material Intellectual Property of any third party or challenging the ownership, validity, enforceability or registerability of any Intellectual Property owned by Hurricane or any of its Subsidiaries. Neither Hurricane nor any of its Subsidiaries is a party to any settlements, covenants not to sue, consents, decrees, stipulations, judgments, or orders resulting from suits, actions or similar legal proceedings which (i) restrict Hurricane’s or any of its Subsidiaries’ rights to use any Intellectual Property owned by and material to the business of Hurricane or any of its Subsidiaries as currently conducted, (ii) restrict the conduct of the business of Hurricane or any of its Subsidiaries as currently conducted in order to accommodate any third party’s Intellectual Property rights, or (iii) permit third parties to use any Intellectual Property owned by and used in the business of Hurricane or any of its Subsidiaries as currently conducted.

(e) To the Knowledge of Hurricane, no third party is misappropriating, infringing, diluting or violating any Intellectual Property owned by Hurricane or any of its Subsidiaries that is material to the business of Hurricane and its Subsidiaries as currently conducted, and no Intellectual Property misappropriation, infringement dilution or violation suits, arbitrations or other adversarial proceedings have been brought before any court, government agency or arbitral tribunal against any third party by Hurricane or any of its Subsidiaries which remain unresolved.

(f) Neither Hurricane nor any of its Subsidiaries is in violation of any material license, sublicense, agreement or instrument to which Hurricane or any of its Subsidiaries is party or otherwise bound under which Hurricane or its Subsidiaries derive rights to Intellectual Property that is material to Hurricane’s or its Subsidiaries’ business as currently conducted, nor will the consummation by Hurricane of the transactions contemplated hereby result in any loss or impairment of ownership by Hurricane or any of its Subsidiaries of, or the right of any of them to use, any Intellectual Property that is material to the business of Hurricane and its Subsidiaries as currently conducted, nor, to the Knowledge of Hurricane, require the consent of any Governmental Authority or third party with respect to any such Intellectual Property. Neither Hurricane nor any of its Subsidiaries is a party to any agreement under which a third party would be entitled to receive or expand a license or any other right to any material Intellectual Property of Cyclone or any of Cyclone’s affiliates as a result of the consummation of the transactions contemplated by this Agreement.

(g) Hurricane and its Subsidiaries have taken reasonable measures to protect the proprietary nature of the Intellectual Property owned by Hurricane or such Subsidiary that is material to the business of Hurricane and its Subsidiaries as currently conducted.

Section 5.21 Broker’s Fees. No broker, finder, investment banker or other person (other than Goldman, Sachs & Co. and Jefferies & Company, Inc., each of whose brokerage, finder’s or other fees will be paid by Hurricane) is entitled to any brokerage, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Hurricane or any of its Subsidiaries. Hurricane has delivered to Cyclone complete and accurate copies of all agreements under which any such fees or expenses are payable and all indemnification and other agreements related to the engagement of the persons to whom such fees are payable.

Section 5.22 Opinion of Financial Advisor. Prior to the execution of this Agreement, the Board of Directors of Hurricane has received the opinion of each of Goldman Sachs & Co. and Jefferies & Company, Inc., financial advisors to Hurricane, to the effect that, as of the date of each such opinion, the Merger Consideration is fair, from a financial point of view, to Hurricane, a signed copy of such opinions have been, or will promptly be, delivered to Cyclone.

Section 5.23 Tax Treatment. Neither Hurricane nor any of its Affiliates has taken or agreed to take any action, or is aware of any fact or circumstance, that would prevent the Merger from qualifying as a 368 Reorganization.

Section 5.24 Antitakeover Statutes. Hurricane has taken all action necessary to exempt the Merger, this Agreement and the transactions contemplated hereby from the restrictions on business combinations set forth in Section 203 of Delaware Law, and, accordingly, neither the restrictions on business combinations set forth in such Section nor in any other antitakeover or similar statute or regulation applicable to Hurricane applies or purports to apply to Cyclone or with respect to or as a result of apply to the Merger or any other transactions contemplated by this Agreement. No other “control share acquisition,” “fair price,” “moratorium” or other antitakeover laws applicable to Hurricane impose restrictions enacted under U.S. state or federal laws that apply to this Agreement or any of the transactions contemplated hereby.

Section 5.25 Rights Agreement. Hurricane has taken all actions necessary to (i) render its Rights Agreement dated September 17, 2002 (the “Hurricane Rights Agreement”) inapplicable to this Agreement, the Merger and the other transactions contemplated by this Agreement, and (ii) ensure that (x) none of Cyclone or any other

Subsidiary of Cyclone is an Acquiring Person (as defined in the Hurricane Rights Agreement) pursuant to the Hurricane Rights Agreement, (y) a Distribution Date or a Shares Acquisition Date (as such terms are defined in the Hurricane Rights Agreement) does not occur and (z) the Hurricane Rights to purchase Hurricane Series A Junior Participating Preferred Stock issued under the Rights Agreement do not become exercisable, in the case of clauses (x), (y) and (z), solely by reason of the execution of this Agreement or the consummation of the Merger or the other transactions contemplated by this Agreement.

Section 5.26 Capital Resources. Hurricane has cash on hand and committed financing that, together, will at the Effective Time be sufficient to pay the aggregate Cash Merger Consideration. Hurricane has made available to Cyclone a copy of the commitment letter, dated as of May 20, 2007, setting forth the terms of the committed financing available to Hurricane in connection with the transactions contemplated by this Agreement (the “Commitment Letter”), which Commitment Letter is in full force and effect. All commitment and other fees required to be paid under the Commitment Letter prior to the date hereof have been paid. To the Knowledge of Hurricane, there is no state of facts existing as of the date of this Agreement that will preclude satisfaction as of the Effective Time of the conditions contemplated by the Commitment Letter.

Section 5.27 Ownership of Cyclone Stock. Neither Hurricane nor any of Hurricane’s “Affiliates” or “Associates” directly or indirectly “owns,” and at all times since May 1, 2004, neither Hurricane nor any of Hurricane’s Affiliates or Associates directly or indirectly has “owned,” beneficially or otherwise, 15% or more of the outstanding Cyclone Stock, as those terms are defined in Section 203 of Delaware Law.

ARTICLE 6

COVENANTS OF CYCLONE

Cyclone agrees that:

Section 6.01 Conduct of Cyclone. From the date hereof until the earlier of the Effective Time and the termination of this Agreement in accordance with Section 10.01, except as expressly contemplated by this Agreement and except as set forth in Section 6.01 of the Cyclone Disclosure Schedule or as consented to in writing by Hurricane, Cyclone shall, and shall cause each of its Subsidiaries to, conduct its business in the ordinary course and consistent with past practices and use all commercially reasonable efforts to (i) preserve intact its present business organization, (ii) maintain in effect all necessary foreign, federal, state and local licenses, permits, consents, franchises, approvals and authorizations, (iii) keep available the services of its directors, executive officers and key employees and (iv) maintain satisfactory relationships with its customers, lenders, suppliers and others having material business relationships with it. Without limiting the generality of the foregoing, except as expressly contemplated by this Agreement or as set forth in Section 6.01 of the Cyclone Disclosure Schedule or as consented to in writing by Hurricane (which consent shall not be unreasonably withheld or delayed), Cyclone shall not, nor shall it permit any of its Subsidiaries to:

(a) amend its certificate of incorporation, bylaws or other similar organizational documents (whether by merger, consolidation or otherwise), except, (i) in the case of Subsidiaries, for ordinary course amendments and (ii) in the case of mergers or consolidations between Cyclone and any of its Subsidiaries or between Cyclone Subsidiaries;

(b) amend the Indenture dated as of March 22, 2004 with respect to the Cyclone Debentures;

(c) split, combine or reclassify any shares of capital stock of Cyclone or any of its Subsidiaries or declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of the capital stock of Cyclone or its Subsidiaries, or redeem, repurchase or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any Cyclone Securities or any Cyclone Subsidiary Securities, except for (i) dividends by any of its Subsidiaries on a pro rata basis to the equity owners thereof, and (ii) any such transaction between Cyclone and any of its Subsidiaries or between Cyclone Subsidiaries;

(d)(i) issue, deliver or sell, or authorize the issuance, delivery or sale of, any shares of any Cyclone Securities or Cyclone Subsidiary Securities, other than the issuance of (A) any shares of Cyclone Stock upon the exercise of Cyclone Stock Options that are outstanding on the date of this Agreement in accordance with the terms of those options on the date of this Agreement, (B) Cyclone Subsidiary Securities to Cyclone or any of its other Subsidiaries, (C) shares of Cyclone Stock pursuant to the terms and conditions of its Employee Stock Purchase Plan in the form in which it exists on the date of this Agreement and (D) Cyclone Securities to officers, directors and employees listed on Section 6.01(d) of the Cyclone Disclosure Schedule or (ii) amend any term of any Cyclone Security or any Cyclone Subsidiary Security (in each case, whether by merger, consolidation or otherwise), other than in each case in connection with a transaction between Cyclone and any of its Subsidiaries or between Cyclone Subsidiaries;

(e) acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any assets, securities, properties, interests or businesses, other than (i) in the ordinary course of business of Cyclone and its Subsidiaries in a manner that is consistent with past practices, (ii) in a transaction (not including acquisitions of inventory and supplies in the ordinary course) with a purchase price (including assumed indebtedness) that does not exceed $25 million individually or $50 million in the aggregate, (iii) reasonable capital expenditures in connection with the business of Cyclone in the ordinary course and consistent with past practices or (iv) in a transaction between Cyclone and any of its Subsidiaries or between any Cyclone Subsidiaries;

(f) sell, lease or otherwise transfer, or create or incur any Lien on, any of Cyclone’s or its Subsidiaries’ assets, securities, properties, interests or businesses, other than (i) in the ordinary course of business and consistent with past practices or between Cyclone and any of its Subsidiaries or between Cyclone Subsidiaries or (ii) sales of assets (not including sales of inventory in the ordinary course), securities, properties, interests or businesses with a sale price (including any related assumed indebtedness) that does not exceed $25 million individually or $50 million in the aggregate;

(g) other than in connection with actions permitted by Section 6.01(e), make any loans, advances or capital contributions to, or investments in, any other Person, other than (i) in the ordinary course of business consistent with past practices or (ii) between Cyclone and any of its Subsidiaries or between any Cyclone Subsidiaries;

(h) create, incur, assume, suffer to exist or otherwise be liable with respect to any indebtedness for borrowed money or guarantees thereof, other than (i) in the ordinary course of business consistent with past practices, (ii) borrowings under existing lines of credit that do not exceed $25 million for purposes of making periodic Tax payments or (iii) between Cyclone and any of its Subsidiaries or between any Cyclone Subsidiaries;

(i) enter into any agreement or arrangement that limits or otherwise restricts in any material respect Cyclone or any of its Subsidiaries or any successor thereto or that would reasonably be expected to, after the Effective Time, limit or restrict in any material respect Hurricane or any of its Subsidiaries (including the Surviving Corporation or any of its Subsidiaries) from engaging or competing in any material line of business in which such Person or any Party hereto engages in as of the date hereof, in any location or with any Person, other than modifications, renewals or extensions of agreements or arrangements (provided that such modifications, renewals or extensions do not materially increase limitations or restrictions on business);

(j)(i) grant or increase any severance or termination pay or supplemental retirement or post employment benefit to (or amend any existing arrangement with) any director or Cyclone Designated Officer of Cyclone or any of its Subsidiaries, (ii) increase benefits payable under any existing severance or termination pay policies or employment agreements, (iii) enter into any employment, deferred compensation or other similar agreement (or amend any such existing agreement) with any director or Cyclone Designated Officer of Cyclone or any of its Subsidiaries, (iv) establish, adopt or amend (except as required by Applicable Law) any collective bargaining, bonus, profit-sharing, thrift, pension, retirement, deferred compensation, compensation, stock option, restricted stock or other benefit plan or arrangement covering any director or Cyclone Designated Officer of Cyclone or any of its Subsidiaries (v) grant or award of any compensation, bonus or other benefits payable to any director or Cyclone Designated Officer of Cyclone or any of its Subsidiaries or (vi) enter into or amend any provision of Cyclone’s certificate of incorporation, bylaws or indemnification Contract between any director or Cyclone Designated Officer of Cyclone or any of its Subsidiaries;

(k) change in any material respect Cyclone’s methods of financial accounting, except as required by concurrent changes in GAAP or in Regulation S-X of the 1934 Act, as agreed to by its independent public accountants;

(l) revalue any of its assets, including the write-down of inventory or write-off notes or accounts receivable other than in the ordinary course of business consistent with past practice;

(m) adopt or change accounting methods, principles or practices, except insofar as may have been required by a change in GAAP;

(n) adopt or change any material Tax election or any settle or compromise any material income Tax liability;

(o) settle, or offer or propose to settle, any litigation, arbitration, proceeding or dispute, in each case, that arises out of the transactions contemplated hereby;

(p) adopt or change any material method of Tax accounting, other than any such method adopted or changed pursuant to a request made to the applicable Taxing Authority prior to the date hereof or as required by Applicable Law;

(q) fail to use all commercially reasonable efforts to maintain in full force and effect insurance coverage substantially similar to insurance coverage maintained on the date hereof; or

(r) agree or commit to do any of the foregoing.

ARTICLE 7

COVENANTS OF HURRICANE

Hurricane agrees that:

Section 7.01 Conduct of Hurricane. From the date hereof until the earlier of the Effective Time and the termination of this Agreement in accordance with Section 10.01, except as expressly contemplated by this Agreement and except as set forth in Section 7.01 of the Hurricane Disclosure Schedule or as consented to in writing by Cyclone, Hurricane shall, and shall cause each of its Subsidiaries to, conduct its business in the ordinary course and consistent with past practices and use all commercially reasonable efforts to (i) preserve intact its present business organization, (ii) maintain in effect all necessary foreign, federal, state and local licenses, permits, consents, franchises, approvals and authorizations, (iii) keep available the services of its directors, executive officers and key employees and (iv) maintain satisfactory relationships with its customers, lenders, suppliers and others having material business relationships with it. Without limiting the generality of the foregoing, except as expressly contemplated by this Agreement or the Financing contemplated by this Agreement or as set forth in Section 7.01 of the Hurricane Disclosure Schedule or as consented to in writing by Cyclone (which consent shall not be unreasonably withheld or delayed), Hurricane shall not, nor shall it permit any of its Subsidiaries to:

(a) amend its certificate of incorporation, bylaws or other similar organizational documents (whether by merger, consolidation or otherwise), except, (i) in the case of Subsidiaries, for ordinary course amendments and (ii) in the case of mergers or consolidations between Hurricane and any of its Subsidiaries or between Hurricane Subsidiaries;

(b) split, combine or reclassify any shares of capital stock of Hurricane or any of its Subsidiaries or declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of the capital stock of Hurricane or its Subsidiaries, or redeem, repurchase or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any Hurricane Securities or any Hurricane Subsidiary Securities, except for (i) dividends by any of its Subsidiaries on a pro rata basis to the equity owners thereof, and (ii) any such transaction between Hurricane and any of its Subsidiaries or between any Hurricane Subsidiaries;

(c)(i) issue, deliver or sell, or authorize the issuance, delivery or sale of, any shares of any Hurricane Securities or Hurricane Subsidiary Securities, other than the issuance of (A) any shares of Hurricane Stock upon the exercise of Hurricane Stock Options that are outstanding on the date of this Agreement in accordance with the terms of those options on the date of this Agreement, (B) Hurricane Subsidiary Securities to Hurricane or any of its other Subsidiaries, (C) Hurricane Securities in connection with acquisitions permitted by Section 7.01(d) below and (D) Hurricane Securities to officers, directors and employees in the ordinary course consistent with past practice, provided that any grant or award after the date hereof that is subject to vesting, deferral or service will not be enhanced or accelerated as a result of the transactions contemplated hereby, or (ii) amend any term of any Hurricane Security or any Hurricane Subsidiary Security (in each case, whether by merger, consolidation or otherwise), other than in each case in connection with a transaction between Hurricane and any of its Subsidiaries or between any Hurricane Subsidiaries;

(d) acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any assets, securities, properties, interests or businesses, other than (i) in the ordinary course of business of Hurricane and its Subsidiaries in a manner that is consistent with past practices, (ii) in a transaction (not including acquisitions of inventory and supplies in the ordinary course) with a purchase price (including assumed indebtedness) that does not exceed $25 million individually or $50 million in the aggregate, (iii) reasonable capital expenditures in connection with the business of Hurricane in the ordinary course and consistent with past practices, (iv) in a transaction between Hurricane and any of its Subsidiaries or between any Hurricane Subsidiaries or (v) as set forth in Section 7.01(d) of the Hurricane Disclosure Schedule;

(e) sell, lease or otherwise transfer, or create or incur any Lien on, any of Hurricane’s or its Subsidiaries’ assets, securities, properties, interests or businesses, other than (i) in the ordinary course of business and consistent with past practices or between Hurricane and any of its Subsidiaries or between any Hurricane Subsidiaries, (ii) sales of assets (not including sales of inventory in the ordinary course), securities, properties, interests or businesses with a sale price (including any related assumed indebtedness) that does not exceed $25 million individually or $50 million in the aggregate, or (iii) as set forth in Section 7.01(e) of the Hurricane Disclosure Schedule;

(f) other than in connection with actions permitted by Section 7.01(d), make any loans, advances or capital contributions to, or investments in, any other Person, other than (i) in the ordinary course of business consistent with past practices or (ii) between Hurricane and any of its Subsidiaries or between any Hurricane Subsidiaries;

(g) create, incur, assume, suffer to exist or otherwise be liable with respect to any indebtedness for borrowed money or guarantees thereof, other than (i) in the ordinary course of business consistent with past practices, (ii) borrowings under existing lines of credit for purposes of paying any consideration, including, without limitation, earn-outs or deferred payments, in connection with acquisitions completed prior to the date hereof or otherwise permitted pursuant to Section 7.01(d), or (iii) between Hurricane and any of its Subsidiaries or between any Hurricane Subsidiaries;

(h) enter into any agreement or arrangement that limits or otherwise restricts in any material respect Hurricane or any of its Subsidiaries or any successor thereto or that would reasonably be expected to, after the Effective Time, limit or restrict in any material respect Hurricane or any of its Subsidiaries (including the Surviving Corporation or any of its Subsidiaries) from engaging or competing in any material line of business in which such Person or any Party hereto engages in as of the date hereof, in any location or with any Person, other than modifications, renewals or extensions of agreements or arrangements (provided that such modifications, renewals or extensions do not materially increase limitations or restrictions on business);

(i)(i) grant or increase any severance or termination pay or supplemental retirement or post employment benefit to (or amend any existing arrangement with) any director or Hurricane Designated Officer of Hurricane or any of its Subsidiaries, (ii) increase benefits payable under any existing severance or termination pay policies or employment agreements, (iii) enter into any employment, deferred compensation or other similar agreement (or amend any such existing agreement) with any director or Hurricane Designated Officer of Hurricane or any of its Subsidiaries, (iv) establish, adopt or amend (except as required by Applicable Law) any collective bargaining, bonus, profit-sharing, thrift, pension, retirement, deferred compensation, compensation, stock option, restricted stock or other benefit plan or arrangement covering any director or Hurricane Designated Officer of Hurricane or any of its Subsidiaries (v) grant or award of any compensation, bonus or other benefits payable to any director or Hurricane Designated Officer of Hurricane or any of its Subsidiaries or (vi) enter into or amend any provision of Hurricane’s certificate of incorporation, bylaws or indemnification Contract between any director or Hurricane Designated Officer of Hurricane or any of its Subsidiaries;

(j) change in any material respect Hurricane’s methods of financial accounting, except as required by concurrent changes in GAAP or in Regulation S-X of the 1934 Act, as agreed to by its independent public accountants;

(k) revalue any of its assets, including the write-down of inventory or write-off notes or accounts receivable other than in the ordinary course of business consistent with past practice;

(l) adopt or change accounting methods, principles or practices, except insofar as may have been required by a change in GAAP;

(m) adopt or change any material Tax election or any settle or compromise any material income Tax liability;

(n) settle, or offer or propose to settle, any litigation, arbitration, proceeding or dispute, in each case, that arises out of the transactions contemplated hereby;

(o) adopt or change any material method of Tax accounting, other than any such method adopted or changed pursuant to a request made to the applicable Taxing Authority prior to the date hereof or as required by Applicable Law;

(p) fail to use all commercially reasonable efforts to maintain in full force and effect insurance coverage substantially similar to insurance coverage maintained on the date hereof; or

(q) agree or commit to do any of the foregoing.

Section 7.02 Hurricane’s Undertaking in Respect of MergerSub. Hurricane shall cause to be performed when due all obligations of MergerSub under this Agreement.

ARTICLE 8

COVENANTS OF HURRICANE AND CYCLONE

The parties hereto agree that:

Section 8.01 Reasonable Best Efforts.

(a) Subject to the terms and conditions of this Agreement, each of Cyclone and Hurricane shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under Applicable Law to consummate the Merger and the other transactions contemplated by this Agreement, including (i) the taking of all acts necessary to cause the conditions to Closing to be satisfied as promptly as practicable, (ii) preparing and filing as promptly as practicable with any Governmental Authority or other Third Party all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents and (iii) obtaining and maintaining all approvals, consents, waivers, licenses, orders, registrations, permits, authorizations, clearances and other confirmations required to be obtained from any Governmental Authority or other Third Party that are necessary, proper or advisable to consummate the Merger and the other transactions contemplated by this Agreement; provided that the parties hereto understand and agree that in no event shall any party be required by this Section 8.01 or any other provision of this Agreement (i) to enter into any settlement, undertaking, consent decree, stipulation or agreement with any Governmental Authority in connection with the transactions contemplated hereby or (ii) to divest or otherwise hold separate (including by establishing a trust or otherwise), or take any other action (or otherwise agree to do any of the foregoing) with respect to any of its Subsidiaries or any of their respective Affiliates’ businesses, assets or properties in any such case in (i) or (ii) that would reasonably be expected to (x) materially and adversely diminish the benefits expected to be derived by the parties on the date of this Agreement from the combination of Hurricane and Cyclone via the Merger (such combined business to be taken as a whole), in such a manner that such party would not have entered into this Agreement in the face of such materially and adversely diminished benefits or (y) otherwise have a Material Adverse Effect after the Effective Time on Hurricane and its Subsidiaries (including the Surviving Corporation), taken as a whole, ignoring for this purpose only clause (vi) of the definition of Material Adverse Effect insofar as it relates to the matters under consideration with respect to the applicable provision of this Agreement (as described in this clause (y), a “Regulatory Material Adverse Effect”).

(b) In furtherance and not in limitation of the foregoing, each of Hurricane and Cyclone shall make an appropriate filing of a Notification and Report Form (“HSR Filing”) pursuant to the HSR Act with respect to the transactions contemplated hereby as promptly as practicable and to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act and to take all other actions necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable. Each party shall cooperate with the other party to the extent necessary to assist the other party in the preparation of its HSR Filing, to request early termination of the waiting period required by the HSR Act and, if requested, to promptly amend or furnish additional information thereunder. No party shall voluntarily extend any waiting period under the HSR Act and/or enter into any agreement with a Governmental Authority to delay or not to consummate the Merger or any of the other transactions contemplated by this Agreement except with the prior written consent of the other party (such consent not to be unreasonably withheld, delayed or conditioned and which reasonableness shall be determined in light of each party’s obligation to do all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement). If any objections are asserted with respect to the Merger or this Agreement under any applicable antitrust or competition law, or if any suit or proceeding is instituted by any Governmental Authority or any other person challenging the Merger or this Agreement as violative of any applicable antitrust or competition law, the parties shall use their commercially reasonable efforts to resolve such objections, suit or proceeding.

Section 8.02 Certain Filings.

(a) As soon as practicable following the date of this Agreement, Hurricane and Cyclone shall jointly prepare and file with the SEC the Joint Proxy Statement, and Hurricane shall prepare and file with the SEC the Registration Statement (in which the Joint Proxy Statement will be included). Each of Hurricane and Cyclone shall use all commercially reasonable efforts to have the Registration Statement declared effective under the 1933 Act as promptly as practicable after the filing thereof and to keep the Registration Statement effective as long as is necessary to consummate the Merger.

(b) Each of Cyclone and Hurricane shall provide the other parties and their respective counsel with (i) any comments or other communications, whether written or oral, that such party or its counsel may receive from time to time from the SEC or its staff with respect to the Joint Proxy Statement or the Registration Statement, as applicable, promptly after receipt of those comments or other communications and (ii) a reasonable opportunity to participate in the response to those comments.

(c) No amendment or supplement to the Joint Proxy Statement or the Registration Statement will be made by Hurricane or Cyclone without the approval of the other parties hereto, which approval shall not be unreasonably withheld or delayed. Each party will advise the other parties, promptly after it receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of Hurricane Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Joint Proxy Statement or the Registration Statement. If, at any time prior to the Effective Time, Hurricane or Cyclone discovers any information relating to any party, or any of their respective Affiliates, officers or directors, that should be set forth in an amendment or supplement to the Joint Proxy Statement or the Registration Statement, so that none of those documents would include any misstatement of a material fact or omit to state any material fact necessary to make the statements in any such document, in light of the circumstances under which they were made, not misleading, the party that discovers that information shall promptly notify the other party and an appropriate amendment or supplement describing that information shall be promptly filed with the SEC and, to the extent required by law or regulation, disseminated to the stockholders of Hurricane and Cyclone.

(d) Hurricane and Cyclone shall cooperate with one another in (i) determining whether any action by or in respect of, or filing with, any Governmental Authority is required, or any actions, consents, approvals or waivers are required to be obtained from any Governmental Authority, in connection with the consummation of the transactions contemplated by this Agreement, (ii) seeking any of those actions, consents, approvals or waivers or making any of those filings, furnishing information required in connection therewith and seeking promptly to obtain any of those actions, consents, approvals or waivers and (iii) setting a mutually acceptable date for the Hurricane Stockholder Meeting and Cyclone Stockholder Meeting, so as to enable them to occur, to the extent practicable, on the same date. Each party shall permit the other party to review any communication given by it to, and consult with each other in advance of any meeting or conference with, any Governmental Authority and to the extent permitted by the applicable Governmental Authority, give the other party the opportunity to attend and participate in those meetings and conferences, in each case in connection with the transactions contemplated by this Agreement.

Section 8.03 Public Announcements.

(a) Cyclone and Hurricane shall consult with each other before issuing any press release, making any other public statement or scheduling any press conference or conference call with investors or analysts with respect to this Agreement or the transactions contemplated by this Agreement and, except as may be required by Applicable Law, order of a court of competent jurisdiction or any listing agreement with or rule of any regulatory body, national securities exchange or association, shall not issue any such press release, make any such other public statement or schedule any such press conference or conference call before that consultation. The initial press release of the parties shall be a joint press release of Hurricane and Cyclone in the form that is mutually agreed.

(b) Before any Merger Communication of Hurricane, Cyclone or any of their respective “participants” (as defined in Rule 165 of the 1933 Act or Item 4 of Schedule 14A of the 1934 Act) is (i) disseminated to any investor, analyst, member of the media, employee, client, customer or other third-party or otherwise made accessible on the website of Hurricane, Cyclone or any such participant, as applicable (whether in written, video or oral form via webcast, hyperlink or otherwise), or (ii) utilized by any executive officer, key employee or advisor of Hurricane, Cyclone or any such participant, as applicable, as a script in discussions or meetings with any such third parties, Hurricane or Cyclone, as the case may be, shall (or shall cause any such participant to) cooperate in good faith with respect to any such Merger Communication for purposes of, among other things, determining whether that communication (x) is required to be filed under Rules 165 and 425 of the 1933 Act or (y) constitutes “soliciting material” that is required to be filed by Rule 14a-6(b) or Rule 14a-12(b) of the 1934 Act, as applicable. Hurricane, MergerSub or Cyclone, as applicable, shall (or shall cause any such participant to) give reasonable and good faith consideration to any comments made by the other such party or parties and their counsel on any such Merger Communication. For purposes of the foregoing, the term “Merger Communication” shall mean, with respect to any Person, any document or other written communication prepared by or on behalf of that Person, or any document or other material or information posted or made accessible on the website of that Person (whether in written, video or oral form via webcast, hyperlink or otherwise), that is related to any of the transactions contemplated by this Agreement and, if reviewed by a relevant stockholder, could reasonably be deemed to constitute either (x) an offer to sell such stock or a solicitation of an offer to buy Hurricane Stock or (y) a “solicitation” of “proxies” (in each case, as defined in Rule 14a-1 of the 1934 Act) in favor of the Merger.

Section 8.04 Stockholder Meetings.

(a) Cyclone shall use all commercially reasonable efforts in accordance with and subject to Delaware Law, its certificate of incorporation and bylaws and the rules of Nasdaq to cause a meeting of its stockholders (the “Cyclone Stockholder Meeting”) to be duly called and held as soon as reasonably practicable for the purpose of voting on the approval and adoption of this Agreement and the Merger. Subject to Section 8.07, the Joint Proxy Statement shall contain the recommendation of the Board of Directors of Cyclone that Cyclone’s stockholders approve and adopt this Agreement and the Merger (the “Cyclone Recommendation”). In connection with the Cyclone Stockholder Meeting, Cyclone shall (i) mail the Joint Proxy Statement and all other proxy materials for such meeting to its stockholders as promptly as practicable after the Registration Statement is declared effective under the 1933 Act, (ii) use all commercially reasonable efforts to obtain Cyclone Stockholder Approval and (iii) otherwise comply with all legal requirements applicable to such meeting. Without limiting the generality of the foregoing, unless this Agreement is otherwise terminated in accordance with the terms hereof, this Agreement and the Merger shall be submitted to Cyclone’s stockholders at the Cyclone Stockholder Meeting whether or not (x) Cyclone’s Board of Directors shall have effected an Adverse Recommendation Change or (y) any Acquisition Proposal shall have been publicly proposed or announced or otherwise submitted to Cyclone or any of its advisors.

(b) Hurricane shall use all commercially reasonable efforts in accordance with and subject to Delaware Law, its certificate of incorporation and bylaws and the rules of Nasdaq to cause a meeting of its stockholders (the “Hurricane Stockholder Meeting”) to be duly called and held as soon as reasonably practicable for the purpose of securing the Hurricane Stockholder Approval. Subject to Section 8.07, the Joint Proxy Statement shall contain the recommendation of the Board of Directors of Hurricane that Hurricane’s stockholders approve the Hurricane Share Issuance and the Hurricane Charter Amendment (the “Hurricane Recommendation”). In connection with the Hurricane Stockholder Meeting, Hurricane shall (i) mail the Joint Proxy Statement and all other proxy materials for such meeting to its stockholders as promptly as practicable after the Registration Statement is declared effective under the 1933 Act, (ii) use all commercially reasonable efforts to obtain Hurricane Stockholder Approval and (iii) otherwise comply with all legal requirements applicable to such meeting. Without limiting the generality of the foregoing, unless this Agreement is otherwise terminated in accordance with the terms hereof, the Hurricane Share Issuance and the Hurricane Charter Amendment shall be submitted to Hurricane’s stockholders at the Hurricane Stockholder Meeting whether or not (x) Hurricane’s Board of Directors shall have effected an Adverse Recommendation Change or (y) any Acquisition Proposal shall have been publicly proposed or announced or otherwise submitted to Hurricane or any of its advisors.

Section 8.05 Director and Officer Liability. Hurricane shall cause the Surviving Corporation, and the Surviving Corporation hereby agrees, to do the following:

(a) Hurricane shall cause the Surviving Corporation to assume the obligations with respect to all rights to indemnification and exculpation from liabilities, including advancement of expenses, for acts or omissions occurring at or prior to the Effective Time now existing in favor of the current or former directors or officers of Cyclone (or its Subsidiaries) (each an “Indemnified Person”) as provided under Cyclone’s certificate of incorporation, bylaws or any indemnification Contract between such directors or officers and Cyclone (in each case, as in effect on the date hereof), without further action, as of the Effective Time and such obligations shall survive the Merger and shall continue in full force and effect in accordance with their terms.

(b) For six years after the Effective Time, Hurricane shall, or shall cause the Surviving Corporation to, provide officers’ and directors’ liability insurance in respect of acts or omissions occurring prior to the Effective Time covering each such Indemnified Person currently covered by Cyclone’s officers’ and directors’ liability insurance policy on terms with respect to coverage and amount no less favorable than those of such policy in effect on the date hereof; provided, however, that Hurricane or the Surviving Corporation, as the case may be, may (i) substitute therefor policies of Hurricane or the Surviving Corporation, as the case may be, containing terms with respect to coverage (including as coverage relates to deductibles and exclusions) and amounts no less favorable to such directors and officers or (ii) request that Cyclone obtain such extended reporting period coverage under its existing insurance programs (to be effective as of the Effective Time); provided, further, that, in satisfying its obligation under this Section 8.05(b), neither Hurricane nor the Surviving Corporation shall be obligated to pay an aggregate annual premium in excess of the amounts described on Section 8.05(b) of the Hurricane Disclosure Schedule. It is understood and agreed that in the event such coverage cannot be obtained for such amount or less in the aggregate, Hurricane or the Surviving Corporation, as the case may be, shall only be obligated to provide such coverage as may be obtained for such aggregate amount. In lieu of the foregoing, Cyclone may obtain prepaid policies prior to the Effective Time, which policies may provide the Indemnified Persons with coverage of equivalent amount and on no more favorable terms than are provided by Cyclone’s current policy in effect on the date hereof for an aggregate period of at least six years with respect to claims arising from facts or events that occurred on or before the Effective Time, including in connection with the approval of this Agreement and the transactions contemplated hereby. If such prepaid policies have been obtained prior to the Effective Time, Hurricane and the Surviving Corporation shall be relieved of all further obligations under this Section 8.05(b); provided, that Hurricane and the Surviving Corporation shall maintain such policies in full force and effect, and continue to honor their obligations thereunder.

(c) Notwithstanding anything herein to the contrary and to the maximum extent permitted by Applicable Law, if any claim, action, suit, proceeding or investigation is made or brought against any Indemnified Person on or prior to the date that is the sixth anniversary of the Effective Time, the provisions of this Section 8.05 shall continue in effect until the final disposition of such claim, action, suit, proceeding or investigation.

(d) If Hurricane, the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Hurricane or such Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 8.05.

(e) The provisions of this Section 8.05 (i) are intended to be for the benefit of, and will be enforceable by, each Indemnified Person, his or her heirs and his or her representatives and (ii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by Contract or otherwise.

Section 8.06 Stock Exchange Listing. Hurricane shall use its all commercially reasonable efforts to cause the shares of Hurricane Stock to be issued in connection with the Merger to be listed on Nasdaq, subject to official notice of issuance.

Section 8.07 No Solicitation; Other Offers.

(a) General Prohibitions. Subject to the remainder of this Section 8.07, neither Cyclone nor Hurricane (either, a “No-Shop Party”) shall, and no such No-Shop Party shall authorize or permit any of its respective Subsidiaries or any of their respective officers, directors, employees, investment bankers, attorneys, accountants, consultants or other agents or advisors to, directly or indirectly, (i) solicit, initiate or take any action to knowingly facilitate or knowingly encourage the submission of any Acquisition Proposal, (ii) enter into, continue or otherwise participate in any discussions or negotiations with, furnish any information relating to that No-Shop Party or any of its Subsidiaries or afford access to the business, properties, assets, books or records of that No-Shop Party or any of its Subsidiaries to, otherwise cooperate in any way with, or knowingly assist, participate in, knowingly facilitate or knowingly encourage any effort by any Third Party that is seeking to make, or has made, an Acquisition Proposal, (iii) make an Adverse Recommendation Change, (iv) grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of that No-Shop Party or any of its Subsidiaries, (v) enter into any agreement in principle, letter of intent, term sheet or other similar instrument relating to an Acquisition Proposal (other than a confidentiality agreement of the sort and in the circumstances described in Section 8.07(b)) or (vi) propose publicly or agree to do any of the foregoing related to any Acquisition Proposal.

(b) Exception to Permit Discussions and/or Due Diligence. Notwithstanding the foregoing, the Board of Directors of a No-Shop Party, directly or indirectly through advisors, agents or other intermediaries, may, prior to Hurricane Stockholder Approval (in the case of Hurricane) or Cyclone Stockholder Approval (in the case of Cyclone), (i) engage in negotiations or discussions with any Third Party that, subject to such No-Shop Party’s compliance with Section 8.07(a), has made an unsolicited bona fide written Acquisition Proposal that such No-Shop Party’s Board of Directors has determined in good faith (after consultation with its outside legal counsel and financial advisors of nationally recognized reputation) constitutes or is reasonably likely to lead to a Superior Proposal (a “Takeover Response”) and (ii) after making such determination furnish to such Third Party non-public information relating to that No-Shop Party or any of its Subsidiaries pursuant to a confidentiality agreement with terms no less favorable to that No-Shop Party than those contained in the Confidentiality Agreement dated April 5, 2007 between Cyclone and Hurricane (the “Confidentiality Agreement”) (a copy of which shall be provided for informational purposes only to the other party), but in each case referred to in the foregoing clauses (i) and (ii) only if the Board of Directors of that No-Shop Party determines in good faith by a majority vote, after considering advice from outside legal counsel to that No-Shop Party, that failing to take that action would be inconsistent with its fiduciary duties under Applicable Law.

(c) Required Notices. The Board of Directors of a No-Shop Party shall not take any of the actions referred to in clauses (i) and (ii) of the preceding subsection unless that No-Shop Party shall have delivered to the other Party a prior written notice advising such other party that it intends to take such action. In addition, a No-Shop Party shall notify the other Party promptly (but in no event later than 24 hours) after receipt by that No-Shop Party, or any of its advisors) of any Acquisition Proposal, any indication that a Third Party is considering making an Acquisition Proposal or of any request for information relating to such No-Shop Party or any of its Subsidiaries or for access to the business, properties, assets, books or records of such No-Shop Party or any of its Subsidiaries by any Third Party that may be considering making, or has made, an Acquisition Proposal. Such No-Shop Party shall provide such notice orally and in writing and shall identify the Third Party making, and the terms and conditions of, any such Acquisition Proposal, indication or request. A No-Shop Party shall keep the other Party reasonably informed, on a current basis, of the status and details of any such Acquisition Proposal, indication or request.

(d) Ability to Change Recommendation.

(A) Notwithstanding anything in this Agreement to the contrary, a No-Shop Party and its Board of Directors shall be permitted, other than in response to an Acquisition Proposal, to effect an Adverse

Recommendation Change if (i) such No-Shop Party shall not have received the Cyclone Stockholder Approval (in the case of Cyclone) or the Hurricane Stockholder Approval (in the case of Hurricane) and (ii) in response to a material development or change in circumstances occurring or arising after the date hereof that was not known to the Board of Directors of the No-Shop Party as of or prior to the date hereof (which change or development does not relate to an Acquisition Proposal and which change or development is not, and does not result from, a change in the market price of the common stock of the other party primarily as a result of the announcement of the transactions contemplated hereby) (such material development or change in circumstances, an “Intervening Event”), the Board of Directors of such No-Shop Party has determined in good faith (after consultation with, and taking into account the advice of, its outside legal counsel) that, in light of such Intervening Event, the failure of the Board of Directors of such No-Shop Party to effect such an Adverse Recommendation Change would result in a breach of its fiduciary duties under Applicable Law; provided that, the Board of Directors of a No-Shop Party shall nevertheless not make such an Adverse Recommendation Change pursuant to this sentence unless (x) such No-Shop Party promptly notifies the other party, in writing, at least three (3) Business Days before taking that action (unless the Intervening Event arises fewer than six (6) Business Days prior to the Hurricane Stockholders’ Meeting or Cyclone Stockholders Meeting, as the case may be) advising the other party that the Board of Directors of the No-Shop Party intends to take such action and specifying the reasons therefor in reasonable detail and (y) during such three (3) Business Day period, if requested by the other party, engaged in good faith negotiations with such party to amend this Agreement in such a manner that obviates the need for a Adverse Recommendation Change as a result of the Intervening Event.

(B) Notwithstanding anything in this Agreement to the contrary (but subject to the following sentence), in response to an Acquisition Proposal from a Third Party, a No-Shop Party and its Board of Directors shall be permitted to effect an Adverse Recommendation Change and, subject to compliance with the provisions of Section 11.04, immediately terminate this Agreement in accordance with Section 10.01 if (i) such No-Shop Party shall not have received the Cyclone Stockholder Approval (in the case of Cyclone) or the Hurricane Stockholder Approval (in the case of Hurricane), (ii) it has received an unsolicited bona fide written Acquisition Proposal from a Third Party, (iii) its Board of Directors has determined in good faith (after consultation with its outside legal counsel and financial advisors of a nationally recognized reputation and taking into account any adjustments to the terms and conditions of this Agreement proposed by the other party in response to the notice contemplated by the next sentence) that such Acquisition Proposal constitutes a Superior Proposal and (iv) its Board of Directors, after consultation with its outside legal counsel, determines in good faith that the failure to take such action would be inconsistent with its fiduciary duties under Applicable Law. However, the Board of Directors of a No-Shop Party shall nevertheless not make such an Adverse Recommendation Change or terminate this Agreement in accordance with the foregoing, unless, (x) such No-Shop Party promptly notifies the other party, in writing at least three (3) Business Days before taking that action, of its intention to make an Adverse Recommendation Change (such notice, a “Notice of Superior Proposal”) and specifying the reasons therefor, including the terms and conditions of any Superior Proposal that is the basis of the proposed action by the Board of Directors of the No-Shop Party and the identity of the person making the proposal (it being understood and agreed that any amendment to the financial terms or any material amendment to any other material term of any such Superior Proposal shall require a new Notice of Superior Proposal and a new three (3) Business Day period), (y) during such three (3) Business Day period, if requested by the other party, engaged in good faith negotiations with such party to amend this Agreement in such a manner than any Acquisition Proposal which was determined to constitute a Superior Proposal no longer is a Superior Proposal; and (z) at the end of such three (3) Business Day period, determined that such Acquisition Proposal has not been withdrawn and continues to constitute a Superior Proposal (taking into account any changes to the financial terms of this Agreement proposed by the other party following a Notice of Superior Proposal, as a result of the negotiations between the No-Shop Party and the other party pursuant to clause (y) or otherwise).

(C) Any Adverse Recommendation Change shall not change the approval of this Agreement, or any other approval of the Board of Directors of Cyclone or Hurricane, as the case may be, including in any respect that would have the effect of causing any state (including Delaware) corporate takeover statute or other similar statute to be applicable to the transactions contemplated hereby or thereby, including the Merger.

(e) Obligation to Terminate Existing Discussions. Each No-Shop Party shall, and shall cause its Subsidiaries and the advisors, employees and other agents of such No-Shop Party to, cease immediately and cause to be terminated any and all existing activities, discussions or negotiations, if any, with any Third Party conducted prior to the date hereof with respect to any Acquisition Proposal and shall use all commercially reasonable efforts to cause any such Third Party (or its agents or advisors) in possession of confidential information about that No-Shop Party that was furnished by or on behalf of that No-Shop Party to return or destroy all such information.

(f) Definition of Superior Proposal. For purposes of this Agreement, “Superior Proposal” means any bona fide, unsolicited written Acquisition Proposal (which definition shall be read, for this purpose, without the word “inquiry” in clause (i) and (ii) thereof) for at least a majority of the outstanding shares of Cyclone Stock or Hurricane Stock (as the case may be) or a sale or purchase of all or substantially all the assets of Cyclone or Hurricane (as the case may be) on terms that the Board of Directors of a No-Shop Party determines in good faith by a majority vote, after consultation with its legal advisor and financial advisors of nationally recognized reputation and taking into account such matters deemed relevant in good faith by such Board of Directors, including among other things, all the terms and conditions of the Acquisition Proposal, including any break-up fees, expense reimbursement provisions, conditions to consummation and long-term strategic considerations, are more favorable from a financial point of view to the stockholders of such No-Shop Party than the Merger and for which (x) financing, if a cash transaction (whether in whole or in part), is then fully committed or reasonably determined to be available and (y) such proposed transaction is reasonably capable of being completed on the terms set forth in the Acquisition Proposal, each as determined by the Board of Directors of that No-Shop Party.

(g) Nothing contained in this Section 8.07 shall prohibit a No-Shop Party from (x) taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) under the 1934 Act or making a statement required under Rule 14a-9 under the 1934 Act or (y) making any disclosure of factual matters to the stockholders of the Company if, in the good faith judgment of the Board of Directors of such No-Shop Party (after consultation with its outside legal counsel) it is required to disclose in order to not breach its fiduciary duties to such No-Shop Party’s stockholders under Applicable Law; provided, however that (i) compliance with such rules shall in no way limit or modify the effect that any such action pursuant to such rules has under this Agreement and (ii) in no event shall such No-Shop Party or its Board of Directors or any committee thereof take, or agree or resolve to take, any action prohibited by Section 8.07(a), (b), (c) or (d).

Section 8.08 Accountant’s Letters.

(a) Hurricane shall use commercially reasonable efforts to cause to be delivered to Cyclone two letters from Hurricane’s independent public accountants, one dated approximately the date on which the Registration Statement shall become effective and one dated a date within two Business Days of the Closing Date, each addressed to Hurricane and Cyclone, in form reasonably satisfactory to Cyclone and customary in scope for comfort letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement.

(b) Cyclone shall use commercially reasonable efforts to cause to be delivered to Hurricane two letters from Cyclone’s independent public accountants, one dated approximately the date on which the Registration Statement shall become effective and one dated a date within two Business Days of the Closing Date, each addressed to Cyclone and Hurricane, in form reasonably satisfactory to Hurricane and customary in scope for comfort letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement.

Section 8.09 Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of Cyclone or MergerSub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of Cyclone or MergerSub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of Cyclone acquired or to be acquired by such Surviving Corporation as a result of, or in connection with, the Merger.

Section 8.10 Access to Information. From the date hereof until the Effective Time and subject to Applicable Law and the Confidentiality Agreement, Cyclone and Hurricane shall (i) give to the other party, its counsel, financial advisors, auditors and other authorized representatives reasonable access (including for the purpose of coordinating integration planning activities and transition planning with the employees of Cyclone and its Subsidiaries) during normal business hours and upon reasonable notice to the offices, properties, books and records of such party, (ii) furnish to the other party, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information as such Persons may reasonably request and (iii) instruct its employees, counsel, financial advisors, auditors and other authorized representatives to cooperate with the other party in its investigation. Any investigation pursuant to this Section shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the other party. No information or knowledge obtained in any investigation pursuant to this Section shall affect or be deemed to modify any representation or warranty made by any party hereunder. Notwithstanding the foregoing, none of the parties shall be required to provide access to or to disclose information to another party where such access or disclosure would jeopardize the attorney-client or other legal privilege of the disclosing party or contravene any Applicable Law or binding agreement entered into prior to the date of this Agreement (provided that the parties shall use commercially reasonable efforts to provide such information or access in a manner that does not cause such prohibition or violation).

Section 8.11 Notices of Certain Events. Each party shall promptly notify the others of:

(a) any material notice or other material communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement, which consent would be material to Hurricane and its Subsidiaries taken as a whole after giving effect to the Merger;

(b) any material notice or other material communication from any Governmental Authority in connection with the transactions contemplated by this Agreement;

(c) any actions, suits, claims, investigations or proceedings commenced or, to its knowledge, threatened against, relating to or involving or otherwise affecting Cyclone or any of its Subsidiaries or Hurricane and any of its Subsidiaries, as the case may be, that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to any of such party’s representations or warranties, as the case may be, or that relate to the consummation of the transactions contemplated by this Agreement;

(d) any inaccuracy of any representation or warranty contained in this Agreement at any time during the term hereof that would reasonably be expected to cause any condition set forth in Article 9 not to be satisfied; and

(e) any failure of that party to comply with or satisfy any covenant or agreement to be complied with or satisfied by it hereunder that would reasonably be expected to cause any condition set forth in Article 9 not to be satisfied;

provided that the delivery of any notice pursuant to this Section 8.11 shall not limit or otherwise affect the remedies available hereunder to the party receiving that notice.

Section 8.12 Tax Treatment. Hurricane and Cyclone intend the Merger to qualify as a reorganization under Section 368(a) of the Code and the parties hereby adopt this Agreement as a plan of reorganization within the meaning of Treasury Regulation Section 1.368-2(g) and 1.368-3T(a). Each of Hurricane and Cyclone, and each of their respective affiliates shall use their best efforts to cause the Merger to so qualify and to obtain the opinions of Hogan & Hartson LLP, counsel to Cyclone, and Brown Rudnick Berlack Israels LLP, counsel to

Hurricane referred to in Sections 9.02(d) and 9.03(c) of this Agreement. For purposes of the Tax opinions described in Sections 9.02(d) and 9.03(c) of this Agreement, each of Hurricane and Cyclone shall use their best efforts to provide representation letters substantially in the form of Exhibits E and F hereto (together with such amendments or additions to the representations as counsel may reasonably request), each dated on or about the date the Registration Statement shall become effective, and subsequently, on the Closing Date. Each of Hurricane, MergerSub and Cyclone and each of their respective affiliates shall use their best efforts not to take any action, or fail to take any action, or cause any action to be taken or not taken, or suffer to exist any condition, which action or failure to take action or condition would prevent, or would be reasonably likely to prevent, the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

Section 8.13 Affiliates. Cyclone shall deliver to Hurricane a letter identifying all known Persons who may be deemed affiliates of Cyclone under Rule 145 of the 1933 Act, and thereafter Cyclone shall use all commercially reasonable efforts to obtain a written agreement from each Person who may be so deemed as soon as practicable and, in any event, at least 30 days prior to the Effective Time, in a customary form to be agreed by the parties for purposes of Rule 145 of the 1933 Act (each, an “Affiliate Agreement”).

Section 8.14 Section 16 Matters. Prior to the Effective Time, each party shall take all such steps as may be required to cause any dispositions of Cyclone Stock (including derivative securities with respect to Cyclone Stock) or acquisitions of Hurricane Stock (including derivative securities with respect to Hurricane Stock) resulting from the transactions contemplated by Article 2 of this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the 1934 Act with respect to Cyclone will become subject to such reporting requirements with respect to Hurricane, to be exempt under Rule 16b-3 promulgated under the 1934 Act.

Section 8.15 Voting of Shares. Hurricane shall vote all shares of Cyclone Stock beneficially owned by it or any of its Subsidiaries as of the record date for the Cyclone Stockholder Meeting in favor of adoption of this Agreement. Cyclone shall vote all shares of Hurricane Stock beneficially owned by it or any of its Subsidiaries as of the record date for the Hurricane Stockholder Meeting in favor of the Hurricane Share Issuance and the Hurricane Charter Amendment.

Section 8.16 Certain Corporate Governance and Other Matters.

(a) Charter and Bylaws of Hurricane. Subject to receipt of the Hurricane Stockholder Approval, Hurricane shall take all actions necessary to cause (i) the Hurricane Charter Amendment to become effective at the Effective Time (Hurricane’s certificate of incorporation, as so amended, the “Amended Hurricane Charter”) and (ii) the bylaws of Hurricane at the Effective Time to be in the form of Exhibit G (the “New Hurricane Bylaws”).

(b) Headquarters and Name. The parties expect that at the Effective Time (i) the location of the headquarters and principal executive officers of Hurricane shall be 35 Crosby Drive, Bedford, MA, and (ii) as set forth in the New Hurricane Charter, the name of Hurricane shall be “Hologic, Inc.”

(c) Chairman; Chairman Emeritus and CEO of Hurricane. Mr. John W. Cumming, current Chairman and Chief Executive Officer of Hurricane shall be the Chief Executive Officer of Hurricane at the Effective Time. Mr. Patrick J. Sullivan, current Chairman, Chief Executive Officer and President of Cyclone, shall serve as Chairman of the Board of Directors of Hurricane at the Effective Time. Dr. Jay A. Stein, current Chairman Emeritus, director and Chief Technical Officer of Hurricane, shall serve as Chairman Emeritus and Chief Technical Officer of Hurricane and shall have such rights as set forth in the New Hurricane Bylaws.

(d) Board of Directors and Committees of Board of Directors of Hurricane. On or prior to the Effective Time, the Board of Directors of Hurricane shall cause the number of directors that will comprise the full Board of Directors of Hurricane at the Effective Time to be eleven (11). As of the Effective Time, the directors of Hurricane shall consist of (i) six (6) Continuing Hurricane Directors, consisting of four (4) persons designated by the Continuing Hurricane Directors, each of whom shall be “independent” (as defined under applicable Nasdaq listing standards) and two persons who are not independent and are set forth on Section 8.16(d) of the Hurricane Disclosure Schedule, and (ii) five (5) Continuing Cyclone Directors, consisting of three (3) persons designated by the Continuing Cyclone Directors, each of whom shall be independent (as defined under applicable Nasdaq listing standards) and two persons who are not independent and are set forth on Section 8.16(d) of the Cyclone Disclosure Schedule. From the Effective Time until immediately prior to the annual meeting of stockholders to be held in 2009 (the “2009 Annual Meeting”) (i) all vacancies on the Board of Directors of Hurricane created by the cessation of service of a Continuing Hurricane Director who is an independent director shall be filled by a nominee proposed to the Nominating and Corporate Governance Committee of the Board of Directors by a majority of the remaining Continuing Hurricane Directors; (ii) all vacancies on the Board of Directors of Hurricane created by the cessation of service of a Continuing Cyclone Director who is an independent director shall be filled by a nominee proposed to the Nominating and Corporate Governance Committee of the Board of Directors by a majority of the remaining Continuing Cyclone Directors, and (iii) all remaining vacancies on the Board of Directors of Hurricane created by the cessation of service of any other Continuing Hurricane Director or Continuing Cyclone Director shall be filled by a nominee proposed and selected by the Nominating and Corporate Governance Committee of the Board of Directors of Hurricane. The terms “Continuing Hurricane Directors” and “Continuing Cyclone Directors” shall for purposes of this Section 8.16 mean, respectively, the directors of Hurricane or Cyclone, as the case may be, as of the Effective Time who were selected to be directors of Hurricane as of the Effective Time by Hurricane or Cyclone, as the case may be, prior to the Effective Time, and any additional directors of Hurricane who take office after the Effective Time who are nominated, or proposed to the Nominating and Corporate Governance Committee of the Board of Directors, by a majority of the Continuing Hurricane Directors or the Continuing Cyclone Directors, as the case may be under clauses (i) or (ii) above. Any Continuing Hurricane Director or Continuing Cyclone Director who is then serving as a Hurricane director shall be nominated by the Nominating and Corporate Governance Committee of the Board of Directors of Hurricane for election as a Hurricane Director at Hurricane’s annual meeting of stockholders to be held in 2008, subject to the fiduciary duties of the members of the Nominating and Corporate Governance Committee. For the 2009 Annual Meeting and thereafter, the nominations for persons to serve on the Board of Directors of Hurricane shall be determined by the Nominating and Corporate Governance Committee of the Board of Directors of Hurricane. Prior to the 2009 Annual Meeting, any amendment of or change to Hurricane’s by-law provision relating to the foregoing terms of this Section 8.16(d) shall require the affirmative vote of at least 75% of the full Board of Directors of Hurricane. The composition of the committees of the Board of Directors of Hurricane at the Effective Time shall be as specified on Exhibit H.

(e) Continuing Director Designation. Hurricane shall take all actions necessary to ensure that each Continuing Cyclone Director and each Continuing Hurricane Director is deemed to be a “Continuing Director” as such term is defined in the Amended Hurricane Charter.

Section 8.17 Control of Operations. Notwithstanding anything in this Agreement that may be deemed to the contrary, nothing in this Agreement shall, directly or indirectly, give any party control over any other party’s operations, business or decision-making before the Effective Time, and control over all such matters shall remain in the hands of the relevant party, subject to the terms and conditions of this Agreement. Notwithstanding anything to the contrary set forth in this Agreement, no consent of any party will be required with respect to any matter set forth in the Agreement to the extent the requirement of such consent would violate Applicable Law.

Section 8.18 Employee Matters.

(a) From and after the Effective Time, the Cyclone Employee Plans and the Hurricane Employee Plans in effect at the Effective Time will remain in effect (except as provided in Section 2.06) with respect to employees and former employees of Cyclone or Hurricane and their Subsidiaries, as applicable, and the dependents of such employees covered by such plans at the Effective Time (the “Covered Employees”), until such time as Hurricane otherwise determines, subject to Applicable Law, the terms of such plans and this Section 8.18. Prior to the Effective Time, Hurricane and Cyclone acting in good faith will cooperate in reviewing, evaluating and analyzing the Cyclone Employee Plans and the Hurricane Employee Plans with a view towards developing appropriate employee benefit and compensation plans, programs and arrangements for Covered Employees after the Effective Time which, among other things, (i) will treat similarly situated Covered Employees on a substantially equivalent basis, taking into account all relevant factors, including duties, responsibilities, geographic location, tenure, and qualifications and (ii) will not discriminate between Covered Employees who at the Effective Time are covered by Cyclone Employee Plans, on the one hand, and those covered by Hurricane Employee Plans, on the other hand, and which Hurricane will adopt subject to customary rights to subsequently amend or terminate such plans as Hurricane thereafter deems appropriate (individually a “New Benefit Plan” and collectively the “New Benefits Plans”).

(b) Each New Benefit Plan will (i) provide all of the Covered Employees eligible to participate in such plans with service credit for purposes of eligibility, participation, vesting and levels of benefits (but not for benefit accruals under any defined benefit pension plan or any retiree medical or other post-retirement welfare plan or as would otherwise result in a duplication of benefits) for all periods of employment with Cyclone or Hurricane or any of their respective Subsidiaries (or their predecessor entities) prior to the Effective Time, (ii) cause any pre-existing conditions or limitations, eligibility, waiting periods or required physical examinations under any New Benefit Plan which is a welfare plan to be waived with respect to the Covered Employees and their eligible dependents, to the extent waived under the corresponding plan in which the applicable Covered Employees participated immediately prior to the Effective Time and, with respect to life insurance coverage, up to the Covered Employee’s current level of insurability, and (iii) give the Covered Employees and their eligible dependents credit for the plan year in which the Effective Time (or the date of commencement of participation in such New Benefit Plan) occurs towards applicable deductibles and annual out-of-pocket limits for expenses incurred prior to the Effective Time (or the date of commencement of participation in such New Benefit Plan).

(c) Immediately prior to the Effective Time, Cyclone shall make the payments set forth in the change of control agreements referred to in Section 8.18 of the Cyclone Disclosure Schedule. Section 8.18 of the Cyclone Disclosure Schedule also sets forth certain other employment arrangements to be entered into by Cyclone as of the Effective Time.

(d) Section 8.18 of the Hurricane Disclosure Schedule sets forth certain employment arrangements to be entered into by Hurricane as of the Effective Time.

(e) From and after the Effective Time, Hurricane will honor all accrued and vested benefit obligations to and contractual rights of current and former employees of Cyclone and Hurricane and their respective Subsidiaries under the Cyclone Employee Plans or Hurricane Employee Plans, as applicable, to the extent accrued and vested as of the Effective Time.

(f)(i) Nothing in this Section 8.18 shall be treated as an amendment of any Cyclone Employee Plan or any Hurricane Employee Plan (or an undertaking to amend any such plan), (ii) nothing in this Section 8.18 will prohibit Hurricane from amending, modifying or terminating any Cyclone Employee Plan or Hurricane Employee Plan pursuant to, and in accordance with, the terms thereof, and (iii) nothing in this Section 8.18 shall confer any rights or benefits including, without limitation third party beneficiary rights, on any person or employee other than Cyclone and Hurricane.

(g) From and after the Effective Time, Hurricane will enter into an indemnification agreement with each Continuing Cyclone Director, such indemnification agreement to be substantially in the form currently provided to Hurricane directors.

Section 8.19 Cyclone Debentures. Each of Cyclone, Hurricane and Merger Sub shall take each action required to be taken by such party pursuant to the Indenture dated as of March 22, 2004, between Cyclone and U.S. Bank Trust National Association, as trustee, with respect to the Cyclone Debentures, as necessary to consummate the Merger and the other transactions contemplated by this Agreement in compliance therewith.

Section 8.20 Cooperation With Respect to Financing. Except to the extent prohibited by Applicable Law, Cyclone shall provide on a timely basis, and shall use all commercially reasonable efforts to cause its officers, employees and advisers to provide on a timely basis, all reasonable cooperation in connection with the arrangement of the financing contemplated by the Commitment Letter, or any alternative financing Hurricane may seek in order to consummate the Merger and the other transactions contemplated by this Agreement, and to otherwise cooperate with Hurricane in complying with its covenants under the Commitment Letter, including (i) facilitating the pledge of collateral (effective as of the Closing), (ii) providing financial and other pertinent information regarding Cyclone as may be reasonably requested by Hurricane, including all financial statements and financial data of the type required by Regulation S-X and Regulation S-K under the 1933 Act in a registered offering of securities and by ratings and credit agencies, (iii) providing other reasonably requested certificates or documents, including a customary certificate of the chief financial officer of Cyclone with respect to solvency matters, (iv) requesting Cyclone’s independent auditors to provide customary consents and comfort letters and (v) requesting such customary legal opinions as may be reasonably requested by Hurricane. Notwithstanding the foregoing, nothing herein shall be deemed to require Cyclone to pay any fees to, or reimburse any expenses of, a Third Party in connection with the arrangement of the financing contemplated by the Commitment Letter, or any alternative financing Hurricane may seek in order to consummate the Merger and the other transactions contemplated by this Agreement.

Section 8.21 Rights Agreements.

(a) The Board of Directors of Cyclone shall take all further actions (in addition to those referred to in Section 4.25) reasonably requested by Hurricane in order to render the Cyclone Rights inapplicable to the Merger and the other transactions contemplated by this Agreement. In addition, if the Closing does not occur before September 5, 2007, Cyclone shall (i) amend the Cyclone Rights Agreement in order to extend the date on which such agreement expires to a date no earlier than the End Date (as such date may be extended pursuant to this Agreement), or (ii) adopt a new rights agreement containing substantially the same terms as the Cyclone Rights Agreement, except that such agreement shall expire on a date no earlier than the End Date (as such date may be extended pursuant to this Agreement). Except as provided above with respect to the Merger and the other transactions contemplated by this Agreement, the Board of Directors of Cyclone shall not, without the prior written consent of Hurricane, amend, take any action with respect to, or make any determination under the Cyclone Rights Agreement (including a redemption of the Cyclone Rights) to facilitate an Acquisition Proposal.

(b) The Board of Directors of Hurricane shall take all further actions (in addition to those referred to in Section 5.25) reasonably requested by Cyclone in order to (i) render the Hurricane Rights inapplicable to the Merger and the other transactions contemplated by this Agreement and (ii) ensure that each share of Hurricane Stock received as part of the Merger Consideration shall be accompanied by and issued together with an associated preferred share purchase right pursuant to and in accordance with the Hurricane Rights Agreement. Except as provided above with respect to the Merger and the other transactions contemplated by this Agreement, the Board of Directors of Hurricane shall not, without the prior written consent of Cyclone, amend, take any action with respect to, or make any determination under the Hurricane Rights Agreement (including a redemption of the Hurricane Rights) to facilitate an Acquisition Proposal.

ARTICLE 9

CONDITIONS TO THE MERGER

Section 9.01 Conditions to the Obligations of Each Party. The obligations of Cyclone, Hurricane and MergerSub to consummate the Merger are subject to the satisfaction of the following conditions:

(a) the Cyclone Stockholder Approval and the Hurricane Stockholder Approval shall have been obtained, in each case in accordance with Delaware Law;

(b) no Applicable Law shall prohibit or prevent the consummation of the Merger;

(c) any applicable waiting period (and any extensions thereof) under the HSR Act or under any similar foreign statutes or regulations applicable to the Merger shall have expired, terminated or where applicable, approval has been obtained (except where the failure of which to expire, terminate or be obtained would not reasonably be expected to, individually or in the aggregate, materially and adversely affect Cyclone and Hurricane, taken as a whole, or would not reasonably be expected to result in criminal liability);

(d) the Registration Statement shall have been declared effective by the SEC, no stop order suspending the effectiveness of the Registration Statement or any part thereof shall be in effect, and no proceedings for such purpose shall be pending before or, to the Knowledge of Cyclone or Hurricane, threatened by the SEC;

(e) the shares of Hurricane Stock to be issued in the Merger shall have been approved for listing on Nasdaq, subject to official notice of issuance;

(f) other than the filing of the Certificate of Merger and the filings pursuant to the HSR Act (which are addressed in Section 9.01(c)), all consents, approvals and actions of, filings with or notices to any Governmental Authority required of Cyclone or Hurricane or any of their respective Subsidiaries to consummate the Merger or the other transactions contemplated hereby shall have been obtained, except those that would not reasonably be expected to (x) materially and adversely diminish the benefits expected to be derived by the parties on the date of this Agreement from the combination of Hurricane and Cyclone via the Merger (such combined business to be taken as a whole), in such a manner that such party would not have entered into this Agreement in the face of such materially and adversely diminished benefits or (y) otherwise have a Regulatory Material Adverse Effect;

(g) there shall not have been any Applicable Law enacted, enforced, promulgated, issued or deemed applicable to the Merger, by any Governmental Authority, other than the application of the waiting period provisions of the HSR Act to the Merger, that would reasonably be expected to (x) materially and adversely diminish the benefits expected to be derived by the parties on the date of this Agreement from the combination of Hurricane and Cyclone via the Merger (such combined business to be taken as a whole), in such a manner that such party would not have entered into this Agreement in the face of such materially and adversely diminished benefits or (y) otherwise have a Regulatory Material Adverse Effect; and

(h) Hurricane and, if applicable, Cyclone shall have taken all actions that are necessary to (i) approve and adopt the New Hurricane Charter and the New Hurricane Bylaws and to make such documents effective at the Effective Time and (ii) ensure that the Board of Directors of Hurricane is consistent with Section 8.16.

Section 9.02 Conditions to the Obligations of Hurricane. The obligations of Hurricane to consummate the Merger are subject to the satisfaction of the following further conditions:

(a)(i) Cyclone shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Effective Time, (ii) the representations and warranties of Cyclone that are contained in this Agreement and in any certificate or other writing delivered by Cyclone pursuant hereto (which shall, for the purposes of this Section 9.02(a), be read without any qualification contained therein as to materiality or Cyclone Material Adverse Effect, except for the representation set forth in Section 4.09(a)) shall be true at and as of the Effective Time as if made at and as of such time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty (as so read) shall be true as of such earlier date), with such exceptions as have not had and would not reasonably be expected to have, whether individually or in the aggregate, a Cyclone Material Adverse Effect, and (iii) Hurricane shall have received a certificate signed by the chief executive officer of Cyclone to the foregoing effect; and

(b) No Cyclone Material Adverse Effect shall have occurred since the date hereof and be continuing; and

(c) Holders of no greater than 10% of the issued and outstanding shares of Cyclone Stock shall have demanded appraisal for such shares in accordance with Delaware Law (excluding such holders who have failed to perfect, withdrawn or otherwise lost such right to appraisal) prior to the Closing; and

(d) Hurricane shall have received from Brown Rudnick Berlack Israels LLP, counsel to Hurricane, on the Closing Date, a written opinion dated as of such date that the Merger will qualify as a reorganization within the meaning of 368(a) of the Code and Hurricane, Cyclone and MergerSub will qualify as parties to a reorganization within the meaning of 368(b) of the Code; provided that if Brown Rudnick Berlack Israels LLP does not render such opinion, this condition shall nonetheless be satisfied if Hogan & Hartson LLP renders such opinion to Hurricane). In rendering such opinion, counsel to Hurricane (or, Hogan & Hartson LLP, if this condition is satisfied by an opinion of Hogan & Hartson LLP) shall be entitled to require and rely upon representations and covenants, including those contained in certificates of officers of Hurricane and Cyclone, reasonably satisfactory in form and substance to such counsel and provided by Hurricane and Cyclone substantially in the form of Exhibits E and F (allowing for such amendments or additions to the representations and covenants as such counsel deems reasonably necessary).

Section 9.03 Conditions to the Obligations of Cyclone. The obligations of Cyclone to consummate the Merger are subject to the satisfaction of the following further conditions:

(a)(i) Hurricane shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Effective Time, (ii) the representations and warranties of Hurricane that are contained in this Agreement and in any certificate or other writing delivered by Hurricane pursuant hereto (which shall, for the purposes of this Section 9.03(a), be read without any qualification contained therein as to materiality or Hurricane Material Adverse Effect, except for the representation set forth in Section 5.09(a)) shall be true at and as of the Effective Time as if made at and as of such time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty (as so read) shall be true as of such earlier date), with such exceptions as have not had and would not reasonably be expected to have, whether individually or in the aggregate, a Hurricane Material Adverse Effect, and (iii) Cyclone shall have received a certificate signed by the chief executive officer of Hurricane to the foregoing effect; and

(b) No Hurricane Material Adverse Effect shall have occurred since the date hereof and be continuing; and

(c) Cyclone shall have received from Hogan & Hartson LLP, counsel to Cyclone, on the Closing Date, a written opinion dated as of such date that the Merger will qualify as a reorganization within the meaning of 368(a) of the Code and Hurricane, Cyclone and MergerSub will qualify as parties to a reorganization within the meaning of 368(b) of the Code; provided that if Hogan & Hartson LLP does not render such opinion, this condition shall nonetheless be deemed satisfied if Brown Rudnick Berlack Israels LLP renders such opinion to Cyclone. In rendering such opinion, counsel to Cyclone (or, Brown Rudnick Berlack Israels LLP, if this condition is satisfied by an opinion from Brown Rudnick Berlack Israels LLP) shall be entitled to require and rely upon representations and covenants, including those contained in certificates of officers of Hurricane and Cyclone, reasonably satisfactory in form and substance to such counsel and provided by Hurricane and Cyclone substantially in the form of Exhibits E and F (allowing for such amendments or additions to the representations and covenants as such counsel deems reasonably necessary).

ARTICLE 10

TERMINATION

Section 10.01 Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding Cyclone Stockholder Approval or Hurricane Stockholder Approval):

(a) by mutual written agreement of Cyclone and Hurricane;

(b) by either Cyclone or Hurricane, if:

(i) the Merger has not been consummated on or before November 16, 2007 (the “End Date”); provided that the right to terminate this Agreement pursuant to this Section 10.01(b)(i) shall not be available to any party whose breach of any provision of this Agreement results in the failure of the Merger to be consummated by such time;

(ii) there shall be any Applicable Law that (A) makes consummation of the Merger illegal or otherwise prohibited or (B) enjoins Cyclone or Hurricane from consummating the Merger and such enjoinment shall have become final and nonappealable; or

(iii)(A) at the Hurricane Stockholder Meeting (including any adjournment or postponement thereof), the Hurricane Stockholder Approval shall not have been obtained, or (B) at the Cyclone Stockholder Meeting (including any adjournment or postponement thereof), the Cyclone Stockholder Approval shall not have been obtained; or

(c) by Hurricane:

(i) if (A) Cyclone’s Board of Directors shall have made an Adverse Recommendation Change, or (B) a willful and material breach by Cyclone (directly or indirectly, through any director, officer, banker or counsel of Cyclone) of Section 8.07 or by Cyclone of the first sentence of Section 8.04(a) shall have occurred;

(ii) if a breach of any representation or warranty or failure to perform any covenant or agreement on the part of Cyclone set forth in this Agreement shall have occurred that (A) would cause the condition set forth in Section 9.02(a) not to be satisfied and (B) is not capable of being cured prior to the End Date or, if capable of being cured, shall not have been cured by Cyclone within 30 calendar days following receipt of written notice of such breach or failure to perform from Hurricane; or

(iii) immediately prior to it entering into a definitive agreement with respect to a Superior Proposal, provided that (A) Hurricane has not materially breached or violated the terms of Section 8.07(a) or (b) in connection with such Superior Proposal (or any Acquisition Proposal that was a precursor thereto), (B) the Board of Directors of Hurricane has determined to terminate this Agreement as permitted by and in accordance with Section 8.07(d)(B) and has authorized Hurricane to enter into a definitive agreement for a Superior Proposal (which authorization may be subject to termination of this Agreement), (C) immediately prior to the termination of this Agreement, Hurricane pays to Cyclone the Cyclone Rejection Fee payable pursuant to Section 11.04(c), and (D) immediately following the termination of this Agreement, Hurricane enters into such definitive agreement to effect such Superior Proposal.

(d) by Cyclone:

(i) if (A) Hurricane’s Board of Directors shall have made an Adverse Recommendation Change, or (B) a willful and material breach by Hurricane (directly or indirectly, through any director, officer, banker or counsel of Hurricane) of either Section 8.07 or by Hurricane of the first sentence of Section 8.04(b) shall have occurred;

(ii) if a breach of any representation or warranty or failure to perform any covenant or agreement on the part of the Hurricane or MergerSub set forth in this Agreement shall have occurred that (A) would cause the condition set forth in Section 9.03(a) not to be satisfied, and (B) is not capable of being cured prior to the End Date or, if capable of being cured, shall not have been cured by Hurricane within 30 days following receipt of written notice of such breach or failure to perform by Cyclone; or

(iii) immediately prior to it entering into a definitive agreement with respect to a Superior Proposal, provided that (A) Cyclone has not materially breached or violated the terms of Section 8.07(a) or (b) in connection with such Superior Proposal (or any Acquisition Proposal that was a precursor thereto), (B) the Board of Directors of Cyclone has determined to terminate this Agreement as permitted by and in accordance with Section 8.07(d)(B) and has authorized Cyclone to enter into a definitive agreement for a Superior Proposal (which authorization may be subject to termination of this Agreement), (C) immediately prior to the termination of this Agreement, Cyclone pays to Hurricane the Hurricane Rejection Fee payable pursuant to Section 11.04(b), and (D) immediately following the termination of this Agreement, Cyclone enters into such definitive agreement to effect such Superior Proposal.

The party desiring to terminate this Agreement pursuant to this Section 10.01 (other than pursuant to Section 10.01(a)) shall give notice of such termination to the other party.

Section 10.02 Effect of Termination. If this Agreement is terminated pursuant to Section 10.01, this Agreement shall become void and of no effect without liability of any party (or any stockholder, director, officer, employee, agent, consultant or representative of such party) to the other party hereto (except as provided in Section 11.04); provided that, if such termination shall result from the willful (i) failure of any party to fulfill a condition to the performance of the obligations of the other party or (ii) failure of any party to perform a covenant hereof, such party shall be fully liable for any and all liabilities and damages incurred or suffered by the other party as a result of such failure. The provisions of this Section 10.02 and Article 11 shall survive any termination hereof pursuant to Section 10.01.

ARTICLE 11

MISCELLANEOUS

Section 11.01 Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made if and when delivered personally or by overnight courier to the parties at the following addresses or sent by electronic transmission, with confirmation received, to the telecopy numbers specified below (or at such other address or telecopy number for a party as shall be specified by like notice):

if to Hurricane or MergerSub, to:

Hologic, Inc.

35 Crosby Drive

Bedford, MA 01730

Attention: Chief Financial Officer

Facsimile No: (781) 280-0669

with a copy to:

Brown Rudnick Berlack Israels LLP

One Financial Center

Boston, MA 02111

Attention: Philip J. Flink, Esq.

Facsimile No: (617) 856-8201

if to Cyclone, to:

Cytyc Corporation

250 Campus Drive

Marlborough, MA 01752

Attention: General Counsel

Facsimile No.: (508) 263-2959

with a copy to:

Hogan & Hartson LLP

Columbia Square

555 Thirteenth Street, N.W.

Washington, DC 2004

Attention: Joseph E. Gilligan

Facsimile No.: (202) 637-5910

Any such notice or communication shall be deemed to have been delivered and received (i) in the case of personal delivery, on the date of such delivery, (ii) in the case of facsimile, on the date sent if confirmation of receipt is received and such notice is also promptly mailed by registered or certified mail (return receipt requested), (iii) in the case of a nationally-recognized overnight courier in circumstances under which such courier guarantees next business day delivery, on the next Business Day after the date when sent and (iv) in the case of mailing, on the third business day following that on which the piece of mail containing such communication is posted.

Section 11.02 Survival of Representations and Warranties. The representations and warranties contained herein and in any certificate or other writing delivered pursuant hereto shall not survive the Effective Time. This Section 11.02 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

Section 11.03 Amendments and Waivers.

(a) Any provision of this Agreement may be amended prior to the Effective Time, by action taken or authorized by the parties respective Boards of Directors, if, but only if, such amendment is in writing and is signed by each party to this Agreement; provided that, after Hurricane Stockholder Approval or Cyclone Stockholder Approval is obtained, no such amendment shall, without the further approval of those stockholders, make any change that would require such approval under Delaware Law. Any provision of this Agreement may be waived prior to the Effective Time if, but only if, such waiver is in writing and is signed by each party against whom the waiver is to be effective.

(b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law.

Section 11.04 Fees and Expenses.

(a) Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense. Notwithstanding the foregoing, Hurricane and Cyclone each shall pay 50% of (i) any fees and expenses, other than attorneys’ and accounting fees and expenses, incurred in respect of the printing, filing and mailing of the Joint Proxy Statement and (ii) 50% of any and all filing fees due in connection with the filings required by or under the HSR Act.

(b) In the event that (i) Cyclone engages in a Takeover Response to an Acquisition Proposal that has been made directly to the stockholders of Cyclone generally or shall have otherwise become publicly known or any Person shall have publicly announced an intention (whether or not conditional and whether or not withdrawn) to make an Acquisition Proposal and (ii) this Agreement is terminated pursuant to Section 10.01(b)(iii)(B), Cyclone shall pay Hurricane (by wire transfer of immediately available funds) within two (2) Business Days after such termination, a fee equal to $50,000,000 (the “Hurricane Reduced Fee”); provided, however, that if within 12 months following the date of such termination any of the events set forth in clauses (1) – (4) of clause (B) of the second to last sentence of this Section 11.04(b) occurs, Cyclone shall pay Hurricane (by wire transfer of immediately available funds), within two (2) Business Days following such event, a fee of $150,000,000 less any previously paid Hurricane Reduced Fee. If a Cyclone Payment Event (as hereinafter defined) occurs, Cyclone shall pay Hurricane (by wire transfer of immediately available funds), within two (2) Business Days following such Cyclone Payment Event (except in the case of a termination pursuant to Section 10.01(d)(iii) in which case the Hurricane Rejection Fee must be paid prior to and as a condition to the effectiveness of the termination triggering the Cyclone Payment Event), a fee of $150,000,000 (the “Hurricane Rejection Fee”). “Cyclone Payment Event” means the termination of this Agreement pursuant to (x) Section 10.01(b)(iii)(B) (if there has been an Adverse Recommendation Change by the Board of Directors of Cyclone, whether or not such Adverse Recommendation Change has been withdrawn, modified or changed), Section 10.01(c)(i) or Section 10.01(d)(iii) or (y) Section 10.01(b)(i), Section 10.01(b)(iii)(B) or Section 10.01(c)(ii) but (in the

case of this clause (y)) only if (A) prior to Cyclone Stockholder Meeting an Acquisition Proposal shall have been made to Cyclone or shall have been made directly to the stockholders of Cyclone generally or shall have otherwise become publicly known or any Person shall have publicly announced an intention (whether or not conditional and whether or not withdrawn) to make an Acquisition Proposal and (B) within 12 months following the date of such termination: (1) Cyclone merges with or into, or is acquired, directly or indirectly, by merger or otherwise by, a Third Party; (2) a Third Party, directly or indirectly, acquires more than 50% of the total assets of Cyclone and its Subsidiaries, taken as a whole; (3) a Third Party, directly or indirectly, acquires more than 50% of the outstanding shares of Cyclone Stock or (4) Cyclone or any Cyclone Subsidiary(ies) shall have entered into any contract or agreement providing for any of the actions described in any of the immediately preceding clauses (1) through (3). Notwithstanding anything herein to the contrary, but subject to Section 11.04(e), in no event shall the total fees payable by Cyclone pursuant to this Section 11.04(b) exceed the Hurricane Rejection Fee.

(c) In the event that (i) Hurricane engages in a Takeover Response to an Acquisition Proposal that has been made directly to the stockholders of Hurricane generally or shall have otherwise become publicly known or any Person shall have publicly announced an intention (whether or not conditional and whether or not withdrawn) to make an Acquisition Proposal and (ii) this Agreement is terminated pursuant to Section 10.01(b)(iii)(A), Hurricane shall pay Cyclone (by wire transfer of immediately available funds) within two (2) Business Days after such termination, a fee equal to $33,000,000 (the “Cyclone Reduced Fee”); provided, however, that if within 12 months following the date of such termination any of the events set forth in clauses (1) – (4) of clause (B) of the second to last sentence of this Section 11.04(c) occurs, Hurricane shall pay Cyclone (by wire transfer of immediately available funds), within two (2) Business Days following such event, a fee of $100,000,000 less any previously paid Cyclone Reduced Fee. If a Hurricane Payment Event (as hereinafter defined) occurs, Hurricane shall pay Cyclone (by wire transfer of immediately available funds), within two (2) Business Days following such Hurricane Payment Event (except, in the case of a termination pursuant to Section 10.01(c)(iii) in which case the Cyclone Rejection Fee must be paid prior to and as a condition to the effectiveness of the termination triggering the Hurricane Payment Event, a fee of $100,000,000 (the “Cyclone Rejection Fee”). “Hurricane Payment Event” means the termination of this Agreement pursuant to (x) Section 10.01(b)(iii)(A) (if there has been an Adverse Recommendation Change by the Board of Directors of Hurricane, whether or not such Adverse Recommendation Change has been withdrawn, modified or changed), Section 10.01(c)(iii) or Section 10.01(d)(i) or (y) Section 10.01(b)(i), Section 10.01(b)(iii)(A) or Section 10.01(d)(ii) but (in the case of this clause (y)) only if (A) prior to the Hurricane Stockholder Meeting an Acquisition Proposal shall have been made to Hurricane or shall have been made directly to the stockholders of Hurricane generally or shall have otherwise become publicly known or any Person shall have publicly announced an intention (whether or not conditional and whether or not withdrawn) to make an Acquisition Proposal and (B) within 12 months following the date of such termination: (1) Hurricane merges with or into, or is acquired, directly or indirectly, by merger or otherwise by, a Third Party; (2) a Third Party, directly or indirectly, acquires more than 50% of the total assets of Hurricane and its Subsidiaries, taken as a whole; (3) a Third Party, directly or indirectly, acquires more than 50% of the outstanding shares of Hurricane Stock or (4) Hurricane or any Hurricane Subsidiary(ies) shall have entered into any contract or agreement providing for any of the actions described in any of the immediately preceding clauses (1) through (3). Notwithstanding anything herein to the contrary, but subject to Section 11.04(e), in no event shall the total fees payable by Hurricane pursuant to this Section 11.04(c) exceed the Cyclone Rejection Fee.

(d) Each of Hurricane and Cyclone acknowledges that the agreements contained in this Section 11.04 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, neither party would enter into this Agreement. Accordingly, if Hurricane or Cyclone fails promptly to pay any amount due to the other party pursuant to this Section 11.04, the non-paying party shall also pay any costs and expenses incurred by such other party in connection with a legal action to enforce this Agreement that results in a judgment against the non-paying party for that amount, together with interest on the amount of any unpaid fee and/or expense at the publicly announced prime rate of Citibank, N.A. from the date that fee was required to be paid to, but excluding, the payment date.

(e) Any payment by any other party under this Section 11.04 shall be the sole and exclusive remedy of the other such party and its Subsidiaries for damages against the other such party and any of its Subsidiaries and their respective Representatives with respect to the termination or breach giving rise to that payment; provided, however, that nothing herein shall relieve any party from any further liability for any willful or intentional breach of any material covenant or agreement of such party contained herein. For the avoidance of doubt, any payment to be made by any party under this Section 11.04 shall be payable only once to such other party with respect to this Section 11.04 and not in duplication even though such payment may be payable under one or more provisions hereof.

Section 11.05 Disclosure Schedule References. Notwithstanding anything in this Agreement that may be deemed to the contrary:

(a) Any reference in a particular Section of either the Cyclone Disclosure Schedule or the Hurricane Disclosure Schedule shall only be deemed to be an exception to (or, as applicable, a disclosure for purposes of) (i) the representations and warranties (or covenants, as applicable) of the relevant party that are contained in the corresponding Section of this Agreement and (ii) any other representations and warranties of such party that are contained in this Agreement, but only in each case if the relevance of that reference as an exception to (or a disclosure for purposes of) such representations and warranties would be readily apparent on its face to a reasonable person who has read that reference and such representations and warranties, without any independent knowledge on the part of the reader regarding the matter(s) so disclosed. The mere inclusion of an item in either the Cyclone Disclosure Schedule or the Hurricane Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had or would be reasonably expected to have a Material Adverse Effect on Cyclone or Hurricane, as applicable; and

(b) any information contained in any part of any Cyclone SEC Document or of any Hurricane SEC Document shall only be deemed to be an exception to (or, as applicable, a disclosure for purposes of) the representations and warranties of the relevant party if the relevance of that information as an exception to (or a disclosure for purposes of) such representations and warranties would be readily apparent on its face to a reasonable person who has read that information and such representations and warranties, without any independent knowledge on the part of the reader regarding the matter(s) so disclosed, provided that in no event shall any information contained in any part of any Cyclone SEC Document or of any Hurricane SEC Document entitled “Risk Factors” or “Forward-Looking Statements” be deemed to be an exception to (or, as applicable, a disclosure for purposes of) any representation(s) and warranty(ies) of Cyclone or Hurricane that is contained in this Agreement.

Section 11.06 Binding Effect; Benefit; Assignment.

(a) The provisions of this Agreement shall be binding upon and, except as provided in Section 8.05 and Section 8.18(g), shall inure to the benefit of the parties hereto and their respective successors and assigns. Except as provided in Section 8.05 and Section 8.18(g), no provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns.

(b) No party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the written consent of each other party hereto, except that any party may transfer or assign its rights and obligations under this Agreement, in whole or from time to time in part, to (i) one or more of their Affiliates at any time and (ii) after the Effective Time, to any Person; provided that such transfer or assignment shall not relieve such party of its obligations hereunder or enlarge, alter or change any obligation of any other party hereto or due to such party.

Section 11.07 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law rules of such state.

Section 11.08 Jurisdiction. The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in any federal court located in the State of Delaware or any Delaware state court, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 11.01 shall be deemed effective service of process on such party.

Section 11.09 Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 11.10 Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

Section 11.11 Entire Agreement. This Agreement, the Confidentiality Agreement and the exhibits, schedules and annexes hereto constitute the entire agreement between the parties with respect to their subject matter and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to that subject matter.

Section 11.12 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 11.13 Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof (and, more specifically, that irreparable damage would likewise occur if the Merger were not consummated and the affected party’s stockholders did not receive the aggregate Merger Consideration payable to them in accordance with the terms but subject to the conditions of this Agreement), and, accordingly, that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof (including the parties’ obligation to consummate the Merger and Hurricane’s obligation to pay, and the affected party’s stockholders’ right to receive, the aggregate Merger Consideration payable to them pursuant to the Merger, subject in each case to the terms and conditions of this Agreement) in any federal court located in the State of Delaware or any Delaware state court, in addition to any other remedy to which they are entitled at law or in equity.

Section 11.14 Matters Related to HSR. The parties acknowledge and agree that, for all purposes of this Agreement, no party makes any representation or warranty regarding the effect of the HSR Act or any foreign antitrust or competition law on such party’s ability to execute, deliver, or perform its obligations under this

Agreement or to consummate the Merger as a result of the enactment, promulgation, application, or threatened or actual judicial or administrative investigation or litigation under, or enforcement of, the HSR Act or any foreign antitrust or competition law with respect to the consummation of the Merger.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date first written above.

HOLOGIC, INC.

By:	/s/ JOHN W. CUMMING
Name:	John W. Cumming
Title:	Chairman and Chief Executive Officer

NOR’EASTER CORP.

By:	/s/ JOHN W. CUMMING
Name:	John W. Cumming
Title:	President

CYTYC CORPORATION

By:	/s/ PATRICK J. SULLIVAN
Name:	Patrick J. Sullivan
Title:	Chairman, Chief Executive Officer and President

Annex B

INFORMATION ABOUT CYTYC

Business

Cytyc Corporation is a diversified diagnostic and medical device company that designs, develops, manufactures, and markets innovative and clinically effective diagnostic and surgical products. Cytyc’s products cover a range of cancer and women’s health applications, including cervical cancer screening, pre-term birth risk assessment treatment of excessive menstrual bleeding, radiation treatment of early-stage breast cancer, and radiation treatment of patients with malignant brain tumors.

Cytyc’s goal is to become the market leader in providing innovative technologies that enable physicians and laboratories to improve patients’ lives throughout the world. To accomplish this, Cytyc’s strategy is to build and expand upon its existing capabilities in the fields of obstetrics and gynecology, breast cancer, and neurosurgery, which include a sales force of more than 400 people around the world, a clinically driven marketing approach and research and development experience in surgical devices and diagnostic products.

Cytyc operates its business in three reportable segments: domestic diagnostic products, domestic surgical products, and international.

Cytyc was incorporated in Delaware in 1987. Cytyc’s internet address is http://www.cytyc.com.

Domestic Diagnostic Products

Cytyc’s domestic diagnostic products division develops and markets the ThinPrep® System in the United States primarily for use in cytology testing applications, such as cervical cancer screening, and the FullTerm®, The Fetal Fibronectin Test, which offers clinical and cost benefits for the assessment of the risk of pre-term birth.

The ThinPrep System. The ThinPrep System is the most widely used method for cervical cancer screening in the United States. Cervical cancer is one of the most common cancers among women throughout the world. If detected in the pre-cancerous stage, virtually all cervical cancer cases are preventable. The ThinPrep System for cervical cancer screening is a covered benefit by most health insurance plans in the United States. The ThinPrep System consists of any one or more of the following: the ThinPrep 2000 Processor, ThinPrep 3000 Processor, ThinPrep Imaging System, and related reagents, filters and other supplies, such as the ThinPrep Pap Test and Cytyc’s proprietary ThinPrep PreservCyt® Solution.

The U.S. Food and Drug Administration (“FDA”) approved the ThinPrep Pap Test in 1996 as an effective replacement for the conventional Pap smear method for the detection of low grade and more severe lesions in a variety of patient populations. The FDA later allowed expanded labeling to include Cytyc’s clinical trial data, which indicated a 59.7% increase in the detection of high grade lesions with the ThinPrep System. The ThinPrep System offers significantly improved specimen quality over that of the conventional Pap smear method. Since the FDA approval, a number of studies have been published or presented that evaluate the performance of the ThinPrep Pap Test compared to the conventional Pap smear. These studies have been conducted in every region of the United States, as well as Canada, the United Kingdom, Europe, Asia, Central America and Australia and have consistently demonstrated improved detection of pre-cancerous cervical lesions compared to the conventional Pap smear. Of particular importance is the number of studies demonstrating statistically significant increases in the detection of high-grade cervical lesions, which are the immediate precursors to cervical cancer. These studies demonstrate a wide range of benefits including increased disease detection, reduction of equivocal diagnoses and false negatives, improved specimen adequacy, adjunctive molecular testing, morphology assessment, and cost effectiveness.

The ThinPrep System also serves as a platform for additional gynecological applications using residual patient specimen collected in ThinPrep PreservCyt Solution. Cytyc’s PreservCyt Solution has been approved by the FDA as a transport medium in testing for sexually transmitted infections due to Chlamydia trachomatis and

Neisseria gonorrhea directly from the ThinPrep Pap Test vial using Roche Diagnostics Corporation’s (“Roche”) COBAS Amplicor™ automated system, as well as using Gen-Probe Incorporated’s APTIMA Combo 2® assay. In addition, Cytyc’s PreservCyt Solution has been approved by the FDA as a transport medium for testing for the human papillomavirus (“HPV”) using Digene Corporation’s (“Digene”) Hybrid Capture® II HPV DNA Assay. Cytyc has also obtained approval of two pre-market approval supplements from the FDA: (i) one that allows for the removal of up to four milliliters from the PreservCyt sample vial before preparing the ThinPrep Pap Test slide to better facilitate ancillary testing, which improves the implementation of and provides broader application of molecular testing, particularly in high-volume laboratories and (ii) one related to the detection of endocervical and endometrial glandular lesions with the ThinPrep Pap Test.

The ThinPrep Imaging System is a device that uses computer imaging technology to assist in primary cervical cancer screening of ThinPrep Pap Test slides processed through the ThinPrep System. The system combines imaging technology to identify diagnostic fields of interest with an automated microscope to facilitate locating these fields. Cytyc’s clinical data indicates an increase in sensitivity in the detection of atypical squamous cells of undetermined significance and more severe lesions when using the ThinPrep Imaging System to review a ThinPrep Pap Test slide as compared to manual review. Additionally, cytotechnologists using the ThinPrep Imaging System are subject to higher workload limits compared to the workload limits applicable to manual review of slides. As a result, Cytyc believes the ThinPrep Imaging System increases, and is expected to continue to increase, a cytology laboratory’s screening productivity and diagnostic accuracy while leveraging the increased effectiveness of the ThinPrep Pap Test. Approximately 38% of all ThinPrep Pap Test slides were screened using the ThinPrep Imaging System by the end of 2006.

The ThinPrep Process. The ThinPrep process begins with the patient’s cervical sample being taken by the physician using a cervical sampling device that, rather than being smeared on a microscope slide as in a conventional Pap smear, is rinsed in a vial filled with Cytyc’s proprietary PreservCyt Solution. This enables virtually all of the patient’s cell sample to be preserved before the cells can be damaged by air drying. The ThinPrep specimen vial is then labeled and sent to a laboratory equipped with a ThinPrep Processor for slide preparation.

At the laboratory, the ThinPrep specimen vial is inserted into a ThinPrep Processor, a proprietary sample preparation device which automates the process of preparing cervical specimens. Once the vial is inserted into the ThinPrep Processor, a dispersion step breaks up blood, mucus, non-diagnostic debris and large sheets of cells and homogenizes the cell population. The cells are then automatically collected onto Cytyc’s proprietary ThinPrep Pap Test Filter, which incorporates a porous membrane specifically designed to collect cells. The ThinPrep Processor constantly monitors the rate of flow through the ThinPrep Pap Test filter during the cell collection process in order to prevent the cellular concentration from being too scant or too dense. A thin layer of cells is then transferred from the filter to a glass slide in a 20 mm-diameter circle and the slide is automatically deposited into a fixative solution. This slide is then available for microscopic examination.

The cytotechnologist manually screens each Pap test slide with a microscope to first determine the adequacy of the slide and to then differentiate diseased or abnormal cells from healthy cells. With the ThinPrep Imaging System, the screening process has been automated to combine the power of computer imaging technology and human interpretive skills. Prior to human review, the ThinPrep Imaging System rapidly scans and locates areas of interest for review. The cytotechnologist then places the imaged slide onto the ThinPrep Imaging System review scope which automatically presents each area of interest to the cytotechnologist in geographic order. The cytotechnologist evaluates each area of interest, selecting those areas which require further pathologist review, or the cytotechnologist may look beyond the identified areas of interest. Alternatively, the cytotechnologist can determine that the slide is negative and simply sign the case out. By directing the cytotechnologist to areas of interest on a slide, the system may increase a cytology laboratory’s screening productivity and diagnostic accuracy.

Additional Applications of the ThinPrep System. In addition to acting as a replacement for the conventional Pap smear, the ThinPrep System also offers significant improvements for non-gynecological cytology screening applications. Non-gynecological cytology applications include fine-needle aspiration specimens (e.g., breast, thyroid, lung or liver), lavage specimens (e.g., breast, gastrointestinal), body fluids (e.g., urine, pleural fluid, ascitic fluid, pericardial fluid), respiratory specimens (e.g., sputum, brushing of respiratory tracts) and ancillary testing (e.g., cell blocks, immunocytochemistry, special stains). The ThinPrep System provides significant improvements over other methods of non-gynecological cytology screening by optimizing cell preservation through use of Cytyc’s CytoLyt® and PreservCyt Solutions, standardizing preparation of specimens using the gentle dispersion and transfer process of the ThinPrep 2000 Processor, simplifying slide screening by offering one single, well-preserved slide per case and allowing laboratories to perform additional ancillary testing out of one PreservCyt Solution vial.

FullTerm, The Fetal Fibronectin Test and Gestiva. In connection with Cytyc’s acquisition of Adeza Biomedical Corporation, Cytyc acquired a patented diagnostic test, the Fetal Fibronectin Test, that utilizes a single-use, disposable cassette and is analyzed on Adeza’s patented instrument, the TLiIQ® System. This test is approved by the Food and Drug Administration, or FDA, for broad use in assessing the risk of preterm birth and is branded as FullTerm, The Fetal Fibronectin Test. FullTerm is designed to objectively determine a woman’s risk of preterm birth by detecting the presence of a specific protein, fetal fibronectin, in vaginal secretions during pregnancy. Adeza began selling its single-use, disposable FullTerm in 1999 and launched its second-generation system, the TLiIQ System, in 2001. Sales of TLiIQ Systems to hospital and clinical laboratories allow healthcare providers access to Adeza’s FullTerm, resulting in the potential for better patient care and for significant cost savings by avoiding unnecessary medical treatment. Cytyc has also acquired Gestiva™ (17 alpha-hydroxyprogesterone caproate injection 250 mg/ml), a pharmaceutical product candidate to prevent preterm birth in women at risk of preterm delivery. A New Drug Application, or NDA, has been submitted with the FDA for Gestiva. On January 31, 2007, Adeza announced that the Office of Orphan Products Development of the FDA has granted Orphan Drug designation covering Gestiva. If Gestiva is approved, Orphan Drug designation provides the opportunity for seven years of U.S. market exclusivity.

Customers and Competition of the Domestic Diagnostic Products Division.

Customers. Within the domestic diagnostic products division, no customer accounted for more than 10% of Cytyc’s consolidated net sales for the year ended December 31, 2006 or the three or six months ended June 30, 2007. One customer, Quest Diagnostics, Incorporated, accounted for 11% and 17% of Cytyc’s consolidated net sales for the years ended December 31, 2005 and 2004, respectively. These year-over-year decreases are primarily due to increased unit sales to new and existing customers, therefore resulting in net sales to Quest representing a smaller percentage of total consolidated net sales.

Competition. While Cytyc is the market leader in the sale of liquid-based slide preparation systems in the United States, it faces direct competition in the United States from Becton, Dickinson and Company (“Becton Dickinson”), who acquired TriPath Imaging, Inc. in the fourth quarter of 2006 and who also manufactures liquid-based slide preparation systems and slide imaging systems, and from other sample preparation systems on a worldwide basis. In addition, Cytyc competes with MonoGen, Inc. who uses a liquid-based slide preparation system. Cytyc also competes with the conventional Pap smear and other alternative methods for detecting cervical cancer and/or its precursors, such as that manufactured by Digene. Cytyc competes on the basis of a number of factors, including clinical performance, product quality, marketing and sales capabilities, manufacturing efficiency, price and customer service and support. The development, FDA approval and commercial marketing of competing systems for cervical cancer screening could have a material adverse effect on Cytyc’s business, financial condition and results of operations.

Cytyc is currently the only provider of FullTerm, a fetal fibronectin test for predicting the risk of preterm birth. However, it could experience competition for the preterm birth diagnostic products from companies that manufacture and market pregnancy-related diagnostic products and services. These companies may be significantly larger and have access to substantially more capital for new product development and sales and marketing. These companies may develop new diagnostic products or technologies that could compete with or entirely displace Cytyc’s products and technologies. For example, other biomarkers, including cytokines and other proteins indicative of infection, and proteomics are the subject of research that may yield new products or technologies.

In addition, healthcare providers use diagnostic techniques such as clinical examination and ultrasound to diagnose the likelihood of preterm birth. Healthcare providers may choose to continue using these techniques to assess their patients, rather than use FullTerm. They may also choose to use these techniques in conjunction with FullTerm to predict preterm birth.

Domestic Surgical Products

Cytyc’s domestic surgical products division develops and manufactures the NovaSure® System, the MammoSite® Radiation Therapy System and the GliaSite® Radiation Therapy System and markets these products in the United States. As a result of Cytyc’s acquisition of Adiana Inc., this segment also develops the Adiana Complete Transcervical Sterilization System® (“TCS”), which is a form of permanent female contraception intended as an alternative to tubal ligation and for which Cytyc is in the process of seeking a pre-market approval (“PMA”) from the FDA.

The NovaSure System. The NovaSure System allows physicians to treat women suffering from excessive menstrual bleeding in a minimally invasive manner to eliminate or reduce their bleeding. The FDA granted pre-market approval in September 2001 for the NovaSure System to treat excessive menstrual bleeding due to benign causes in women for whom childbearing is complete. The NovaSure System was commercially launched in the United States in early 2002.

Cytyc estimates that there are approximately seven million women in the United States that suffer from excessive menstrual bleeding who are generally considered beyond typical childbearing age and of these, approximately 2.5 million seek treatment. Industry sources estimate that one in five women worldwide is affected by excessive menstrual bleeding. Excessive menstrual bleeding can have a significant impact on a woman’s quality of life by disrupting family, social, personal and professional activities. Gynecologists typically diagnose excessive menstrual bleeding, determine the best treatment and prescribe or perform the therapy. Successful treatment of excessive menstrual bleeding is typically defined as a reduction of menstrual blood loss to a normal level, a state known as eumenorrhea. Treatment may also result in the complete cessation of menstrual bleeding, a state known as amenorrhea. Often treatment of excessive menstrual bleeding begins with drug therapy, which preserves a woman’s ability to bear children but may have significant side effects and/or contra-indications. Women who do not desire to have children may pursue alternative solutions including traditional surgeries, such as hysterectomy, dilation and curettage or rollerball ablation, or second generation minimally invasive endometrial ablation procedures like the NovaSure System.

The NovaSure System provides physicians and patients with a fast, simple, safe and effective treatment for excessive menstrual bleeding. The system consists of a disposable device and a controller that delivers radio frequency, or RF, energy to the endometrial wall of the uterus to ablate the endometrium. The NovaSure disposable device is a hand-held, single-use device that incorporates a flexible gold-plated mesh electrode used to deliver radiofrequency energy during the NovaSure procedure. The NovaSure RF Controller generates and delivers an amount of radiofrequency energy individually determined for each patient, monitors several critical treatment and safety parameters, and automatically controls other aspects of the procedure.

The NovaSure procedure is typically performed as an outpatient procedure in the hospital, ambulatory surgery center or physician’s office. Cytyc believes the NovaSure System offers significant benefits to physicians, patients, hospitals and outpatient surgery centers, including clinical efficacy, fast and efficient treatment, lack of a need for pre-treatment, minimal anesthesia requirements, convenience, ease of use, a variety of safety features and nationally available reimbursement. Based on pivotal clinical trial data used to obtain initial U.S. regulatory approval, the NovaSure System was demonstrated to have a success rate for treatment of 77.7% at twelve months after treatment, as compared to a success rate of 74.4% by rollerball ablation, a traditional “first generation” endometrial ablation treatment.

The NovaSure System is the only commercially available “second generation” endometrial ablation therapy approved by the FDA to be performed without drug or surgical pre-treatment. Pre-treatment can be time-consuming, expensive and inconvenient for both patients and physicians and can result in uncomfortable or painful side effects and complications. The NovaSure procedure is completed in a single outpatient visit. In addition, in Cytyc’s pivotal clinical trial, the mean procedure time, or the period from device insertion to device removal, for the NovaSure System was 4.2 minutes, as compared to 24.2 minutes for rollerball ablation. The NovaSure System has the shortest treatment time (average of 84 seconds of RF energy delivery), based on labeling indications for other FDA-approved second generation endometrial ablation therapies. In addition, patients have a median recovery room time of 85 minutes and most NovaSure patients return to normal activities within one to two days. In Cytyc’s pivotal clinical trial, general anesthesia was used in 27% of NovaSure cases as compared to 82% of cases using rollerball ablation. Therefore, Cytyc believes NovaSure is less expensive, avoids the risks associated with general anesthesia and permits faster patient recovery as compared to rollerball ablation. Also, in Cytyc’s experience, physicians and nursing personnel quickly understand how to use the NovaSure System effectively after proper training.

The MammoSite System. The MammoSite Radiation Therapy System is a single-use device for the treatment of early-stage breast cancer, which incorporates a patented balloon catheter that positions a therapeutic radiation source directly into the surgical cavity created after removal of a tumor from the breast. Industry sources estimate that one in eight women in the United States will eventually be diagnosed with breast cancer, which accounts for approximately one-third of all female cancers and is the second overall leading cause of cancer death. On a worldwide basis, over 1.2 million women are diagnosed with breast cancer annually. The MammoSite System positions a radiation source directly within the post-surgical cavity, delivering optimally dosed radiation to the tissue that is at the highest risk for cancer recurrence while minimizing radiation exposure to adjacent healthy tissue. Most importantly, the device allows for radiation treatment to be completed within five days as compared to six to seven weeks for traditional radiation therapy. Cytyc believes the MammoSite System also offers patients better cosmetic outcomes resulting in high patient satisfaction.

Over the past few decades, breast cancer diagnosis and treatment has been evolving from the radical mastectomy alone to lumpectomy, which is a less disfiguring, breast-conserving surgical therapy for early-stage cancer patients followed by a course of radiation. The MammoSite System provides partial-breast irradiation, which delivers high-dose radiation to the specific lumpectomy site for five days while minimizing radiation exposure to adjacent healthy tissue. The MammoSite System is an alternative to traditional radiation therapy during which the patient is exposed to external beam radiation for a period of six to seven weeks resulting in radiation exposure to healthy tissue in addition to the cancer site. Published data indicates that on an annual basis, approximately 25% of breast cancer patients who undergo lumpectomy surgery choose not to receive any form of post-surgical radiation as a result of the harmful effects of traditional radiation therapy and the hardship of an extended schedule of daily therapy.

There are few FDA restrictions on the use of the MammoSite System for patients undergoing lumpectomy; however, indications have shown that patients with tumors with a diameter of less than three centimeters and those at least 45 years of age are the most appropriate for the MammoSite procedure. The MammoSite System is comprised of an inflatable balloon catheter in which a radioactive source is introduced for therapy delivery. The inflatable balloon is inserted into the surgical cavity remaining after removal of the tumor. The catheter portion of the system allows the radioactive source to be added or withdrawn over the course of the therapy. This local placement of the balloon enhances therapeutic delivery of radiation to the tissue most likely to contain residual cancerous cells following surgery.

The GliaSite System. Each year, over 18,500 people in the United States are diagnosed with primary malignant brain tumors. Brain metastases occur approximately ten times more often than primary tumors and occur in approximately 20% to 40% of all cancer patients, most commonly in patients with primary lung or breast cancer. Malignant brain tumors recur frequently, often within one year and typically near the original tumor site. Industry sources estimate that most patients die within one year of diagnosis and within six months of recurrence.

The GliaSite System works in the same manner and utilizes similar technology as the MammoSite System. The GliaSite System provides a full course of post-surgical radiation therapy using Iotrex, a proprietary, liquid radiation source for which Cytyc has an exclusive license. In clinical trials, the GliaSite System has demonstrated equivalent, median survival time, preservation of cognitive function and quality of life compared to external beam whole brain irradiation. The GliaSite System allows for radiation treatment to be completed within three to six days and often as an outpatient therapy.

The Adiana Complete Transcervical Sterilization System. In connection with Cytyc’s acquisition of Adiana Inc., Cytyc acquired the TCS, which is a form of permanent female contraception intended as an alternative to tubal ligation and for which Cytyc is in the process of seeking a PMA from the FDA.

Customers and Competition of the Domestic Surgical Products Division Customers.

Customers. No customer within the domestic surgical products division accounted for more than 10% of Cytyc’s consolidated net sales for the years ended December 31, 2006, 2005 or 2004 or for the three or six months ended June 30, 2007.

Competition. Cytyc’s NovaSure System currently faces direct competition from Johnson & Johnson, Boston Scientific Corporation, American Medical Systems, Inc. and Microsulis Medical Limited, each of which currently markets an FDA-approved “second generation” endometrial ablation device for the treatment of excessive menstrual bleeding. In addition to these devices, there exist alternative treatments to Cytyc’s NovaSure System, such as drug therapy, hysterectomy, dilation and curettage and rollerball ablation. Rollerball ablation and the Johnson & Johnson endometrial ablation device have been in use for a longer time than Cytyc’s procedure for the treatment of excessive menstrual bleeding. Because drug therapy is an alternative to Cytyc’s NovaSure procedure, Cytyc’s competitors also include many major pharmaceutical companies that manufacture hormonal drugs for women.

As a result of the relatively short period of time the MammoSite and GliaSite Systems have been in the market, these products face competition from the more commonly-known alternatives, such as treatment using external beam radiation, which has longer-term data on patient outcome, and products such as Xoft Microtube, Inc.’s (“Xoft”) electronic brachytherapy.

Current or future competitors may develop technologies and products that demonstrate better safety or effectiveness, clinical results, ease of use or lower cost than Cytyc’s surgical products. Cytyc’s surgical products may be rendered obsolete or uneconomical by technological advances or entirely different approaches developed by one or more of its competitors. Cytyc believes the principal competitive factors in its market include: product safety and proven efficacy; reliability and ease of use; customer focus and service; effective training, marketing and distribution; patent protection; and reimbursement.

International

Cytyc’s international division markets its diagnostic and surgical products outside of the United States, with a presence in Canada, Europe, Australia and Hong Kong, all of which Cytyc believes represent significant market opportunities for all of its products. These operations have been established to manage sales, service, training and distribution in the Canadian, European and Asia/Pacific markets. Cytyc also utilizes a network of third-party distributors in various other countries throughout the world, including Japan and China. Cytyc’s international strategy is to establish sales channels appropriate for increasing its international customer base, taking into consideration factors such as government regulations and clinical practices of the particular country or region.

Cytyc continues to work with the healthcare system in the United Kingdom to convert to liquid-based cytology. The local United Kingdom governments are required by law to convert to liquid-based cytology by 2008. Cytyc has agreements in place that account for approximately 3.2 million of the estimated 4.5 million tests that are performed annually in the United Kingdom. As of June 30, 2007, Cytyc estimates that approximately 43% of the United Kingdom pap tests have been converted to the ThinPrep Pap Test.

In July 2005, Cytyc entered into an exclusive agreement with Olympus Corporation, Japan’s microscope market leader, appointing Olympus as the sole and exclusive distributor for the sale of Cytyc’s ThinPrep System in Japan. Cytyc officially launched the ThinPrep System in Japan with Olympus in June 2006 and subsequently has worked with Olympus to establish the ThinPrep System with key opinion leaders in the pathology and OB/Gyn community and at leading institutions across the country. Currently, there are approximately 10 million Pap tests performed annually in Japan.

During 2006, Cytyc placed its first ThinPrep Imaging Systems in Belgium, France, Italy, Spain and South Africa.

To support its introduction of Novasure in the international markets, Cytyc has expanded its sales team in several key areas and has experienced increased sales growth of its NovaSure product in the United Kingdom, as well as in other parts of Europe. In May 2006, the Australian government included Novasure in its list of technologies that can be reimbursed in the private insurance system. Since then, Cytyc has experienced increased physician adoption of Novasure within this market. In addition, Cytyc continues to experience increased NovaSure sales growth in Canada.

For MammoSite, Cytyc is actively working with key opinion leaders in Europe to introduce the MammoSite System into the European marketplace and Cytyc is working toward building its sales force where significant market opportunities exist. In 2006, several clinical studies of MammoSite were launched in the United Kingdom, Italy and Ireland. The goal of these studies is to demonstrate the value of MammoSite as a viable alternative to whole-breast radiation therapy and will add to the body of international clinical work already completed on MammoSite in France, Italy and other European countries.

Cytyc believes that international sales and marketing efforts will continue to involve a lengthy process, requiring Cytyc to educate healthcare providers, clinical laboratories, government entities and other third-party payors regarding the clinical benefits and cost-effectiveness of Cytyc’s current products, as well as any other new products and applications. In order to effectively market its current products and any other new products and applications on a worldwide basis, Cytyc will need to continue to increase its international marketing, sales, and service capabilities.

Customers and Competition of the International Division.

Customers. No customer within the international division accounted for more than 10% of Cytyc’s consolidated net sales for the years ended December 31, 2006, 2005 or 2004 or for the three or six months ended June 30, 2007.

Competition. Similar to the diagnostic products marketplace in the United States, in Europe Cytyc competes with the conventional Pap smear and other alternative methods for detecting cervical cancer and/or its precursors. In addition to Becton Dickinson, who acquired TriPath Imaging, Inc. in 2006, Cytyc competes with a variety of other companies and “off-market” (non-FDA-approved) tests, since fewer regulatory barriers exist in Europe as compared to the United States. In the endometrial ablation market, Cytyc competes with drug therapy, as well as the other endometrial ablation devices, including Johnson & Johnson’s Thermachoice, Boston Scientific Corporation’s HTA, the Microsulis Endometrial Ablation device and two other relatively small companies that market products that are not FDA approved. Cytyc’s MammoSite product faces competition from traditional mastectomy, whole breast radiation therapy after lumpectomy, and a more radical breast-conserving procedure called a quadrantectomy. Additional radiation therapy methods, such as intraoperative radiation therapy, are being explored in Europe by potential competitors; however, such alternative methods have not achieved widespread commercial use. In the Asia/Pacific region, the competition in the diagnostic business is composed of the conventional Pap smear, as well as many non-FDA-approved Pap tests, and in the surgical business, the competition is similar to that in Europe.

Third-Party Reimbursement

Laboratory customers bill most insurers (including Medicare) for the ThinPrep Pap Test using a Current Procedural Terminology (“CPT”) code specifically for liquid-based cervical cell specimen preparation. As of June 30, 2007, based on information provided to Cytyc, Cytyc believes that the ThinPrep Pap Test and the ThinPrep Imaging System is covered by Medicare and almost all third-party payors, thus allowing access for almost all women in the United States. Third-party reimbursement for Cytyc’s NovaSure System is well established in the United States. Cytyc’s NovaSure System is typically reimbursed by third-party payors and Medicare, with a majority of these third-party payors using Medicare reimbursement amounts, which are revised annually, as a benchmark in setting their reimbursement policies and rates, while other third-party payors do not follow the Medicare rates and may reimburse for only a portion of Cytyc’s procedure or not at all. Medicare also sets reimbursement rates annually for endometrial ablations performed in a physician’s office and those payment rates include the fees to the physician for performing the service, practice expense costs and professional liability insurance costs. The MammoSite System is generally used in hospital outpatient departments. Medicare’s reimbursement system for hospital outpatient services, groups procedures into payment categories based on clinical and cost similarity and assigns a single payment amount to each group. A number of services associated with use of the MammoSite System, including implantation of the catheters, are separately reimbursed under this system with Medicare reimbursement amounts, which are revised annually, often used as a benchmark. Payments by non-Medicare third-party payors can vary substantially depending on the reimbursement arrangements between the third-party payor and the physician or hospital.

Research and Development

Cytyc’s core research and development strategy is to enhance its existing product lines, such as the ThinPrep Imaging System, the NovaSure System, the MammoSite Radiation Therapy System and the GliaSite Radiation Therapy System through operational enhancements and cost reductions, as well as to continue to develop additional innovative medical diagnostic and surgical devices and therapeutic applications for women’s health. To implement this strategy, Cytyc is utilizing internal resources, sponsored and collaborative research agreements with leading medical institutions and acquisitions of intellectual property.

There can be no assurance that Cytyc will be successful in developing or marketing additional applications of the ThinPrep System, the NovaSure System, the MammoSite Radiation Therapy System, the GliaSite Radiation Therapy System, the Adiana Complete Transcervical Sterilization (“TCS”) System®, Gestiva™, the Cellient™ Automated Cell Block System or the Helica Thermal Coagulator System or that Cytyc will further enhance the ThinPrep Imaging System. Furthermore, additional applications may require additional approvals from the FDA prior to the marketing of such applications. There can be no assurance that the FDA would approve such submissions on a timely basis, if at all.

Cytyc’s research and development expenses totaled $11.4 million and $21.1 million for the three and six months ended June 30, 2007, respectively, and $44.1 million, $32.3 million and $20.8 million for the years ended December 31, 2006, 2005 and 2004, respectively.

Business Development

Cytyc is continually evaluating a variety of new business opportunities that would take advantage of its distribution channels, customer call points, and existing technology. Cytyc also evaluates opportunities that could provide new customer types, distribution channels and technology capabilities. Cytyc has been making investments in early-stage companies and expects to continue to make these investments in the future (See Note

2(j) “Other Assets” in the notes to Cytyc’s audited consolidated financial statements included in this joint proxy statement/prospectus). Cytyc believes there are new developments in diagnostic tests and therapeutics both within and outside of the women’s health sector that could represent promising growth opportunities which Cytyc might pursue through an array of potential transactions, including acquisitions, partnerships, collaborations, early-stage venture investing and direct funding of research projects, to provide access to new technologies and/or enhance product offerings. Cytyc expects that business development will continue to play an important role in the development and execution of its growth strategy.

Sales and Marketing

Cytyc’s sales and marketing objective is to achieve broad market acceptance of the ThinPrep System, including: the ThinPrep Imaging System, for cervical cancer screening and other diagnostic applications; the NovaSure System for treating excessive menstrual bleeding; the MammoSite and GliaSite Systems for the treatment of breast and malignant brain tumors; and the Fetal Fibronectin Test for assessing the risk of preterm birth. A critical element of Cytyc’s strategy in the United States is to utilize the results of its clinical trials and expanded FDA labeling to demonstrate the safety, efficacy and productivity improvements to patients, healthcare providers, clinical laboratories and third-party payors.

Cytyc plans to continue to expand its market reach through the efforts of its more than 400-person worldwide direct sales force focused on healthcare providers, clinical laboratories and third-party payors. Cytyc’s integrated sales force has been trained to cross-sell Cytyc’s product offerings, as appropriate. Cytyc is focusing significant sales and marketing efforts towards continued market adoption of the ThinPrep Imaging System, the NovaSure System, the MammoSite System, the GliaSite System and the Fetal Fibronectin Test. Cytyc expects to use its existing relationships with customers, healthcare providers and third-party payors to successfully market all of its products. Cytyc’s sales and marketing programs also focus on educating healthcare providers regarding the use of Cytyc’s products and on providing materials to help them educate their patients about Cytyc’s procedure. Cytyc’s international sales and marketing efforts involve educating healthcare providers, clinical laboratories, government entities and other third-party payors regarding the clinical benefits and cost-effectiveness of Cytyc’s current products, as well as any other new products and applications. Cytyc will continue to increase its international marketing and sales capabilities in order to effectively market Cytyc’s current and any other new products and applications.

Raw Materials and Manufacturing

Cytyc purchases many of the components and raw materials used in its products from numerous suppliers worldwide. In some cases, Cytyc has established long-term supply contracts with its suppliers. For reasons of quality assurance, sole source availability or cost effectiveness, certain components and raw materials are available only from a sole supplier. Cytyc works closely with its suppliers and develops contingency plans to assure continuity of supply while maintaining high quality and reliability. Due to the FDA’s requirements regarding manufacture of Cytyc’s products, Cytyc may not be able to quickly establish additional or replacement sources for certain components or materials. Generally, Cytyc has been able to obtain adequate supplies of such raw materials and components. In the event that Cytyc is unable to obtain sufficient quantities of raw materials or components on commercially reasonable terms or in a timely manner, Cytyc would not be able to manufacture its products on a timely and cost-competitive basis, which may have a material adverse effect on Cytyc’s business, financial condition and results of operations.

Cytyc assembles all ThinPrep Processors and ThinPrep Imaging Systems at its facility in Marlborough, Massachusetts. Cytyc fills all of the ThinPrep System vials at its facility in Londonderry, New Hampshire. Cytyc manufactures its ThinPrep System filters at both its Marlborough and Londonderry facilities. Cytyc manufactures the majority of the NovaSure disposable devices at its manufacturing facility in San Jose, Costa Rica and manufactures the remainder at its manufacturing facility in Mountain View, California. Additionally, Cytyc contracts with a leading global electronics contract manufacturer for production of the RF Controller component of Cytyc’s NovaSure System and Cytyc takes delivery of finished controllers at its Mountain View, California facility for testing and packaging. Cytyc contracts with several third-parties to manufacture portions of Cytyc’s MammoSite System and GliaSite System based on Cytyc’s specifications. Cytyc takes delivery of the finished MammoSite System and certain supplies for Cytyc’s GliaSite System at its Mountain View, California facility.

Quality Systems Management

Cytyc places significant emphasis on providing quality products and services to its customers. A major portion of Cytyc’s quality systems relate to the design and development, manufacturing, packaging, sterilization, handling, distribution and labeling of Cytyc’s products. These quality systems, including control procedures that are developed and implemented by technically trained professionals, result in rigid specifications for product design, raw materials, components, packaging materials, labels, sterilization procedures and overall manufacturing process control. Cytyc’s quality systems integrate the efforts of suppliers of raw materials, components and finished goods to ensure Cytyc meets customer and regulatory requirements. These systems are designed to ensure that appropriate standards and requirements are met before goods are released for distribution. Cytyc’s quality systems are also designed to ensure that appropriate standards and requirements are met in the post-production support of its products, including warehousing, servicing and monitoring.

Certain of Cytyc’s facilities are certified under ISO 13485:2003, an international quality standard. There can be no assurance that Cytyc will be able to maintain compliance with ISO requirements or that failure to maintain compliance with these requirements will not have a material adverse effect upon Cytyc’s business, financial condition and results of operations.

Government Regulation

The manufacture, sale, lease and service of medical diagnostic and surgical devices intended for commercial use are subject to extensive governmental regulation in the United States and in other countries. Cytyc’s existing products are regulated in the United States as medical devices by the FDA under the Federal Food, Drug, and Cosmetic Act (“FDC Act”). The ThinPrep System, ThinPrep Imaging System, FullTerm, The Fetal Fibronectin Test and NovaSure System required separate pre-market application (“PMA”) approval prior to commercial distribution, which demonstrated to the FDA that these devices are safe and effective for their intended uses. The devices which comprise the MammoSite System and the GliaSite System required the clearance of 510(k) submissions prior to commercial distribution, based upon a finding that the devices are substantially equivalent to legally marketed devices that are not subject to PMA approval. Pursuant to the FDC Act, the FDA regulates the research, testing, manufacture, safety, labeling, storage, record keeping, advertising, distribution, production and servicing of medical devices in the United States. Non-compliance with applicable requirements of the FDC Act can result in the failure of the government to allow 510(k) clearance or PMA approval for a device, withdrawal of clearances or approvals, total or partial suspension of production, fines, injunctions, civil penalties, recall or seizure of products, and criminal prosecution.

The FDA’s regulations may require agency approval of a PMA supplement or clearance of a new 510(k) notification for certain changes if they affect the safety, effectiveness or substantial equivalence of the device, respectively, as a result of: new indications for use; labeling changes; the use of a different facility or establishment to manufacture, process, or package the device; changes in manufacturing facilities, methods, or quality control systems; and changes in performance or design specifications.

The FDA regulatory process can be expensive, lengthy and uncertain for both original and supplemental clearance or approvals. There can be no assurance that Cytyc will be able to obtain necessary regulatory clearances or approvals for any proposed future products or modifications of existing products. The failure to obtain clearances or approvals, loss of previously received approvals, or failure to comply with existing or future regulatory requirements, would have a material adverse effect on Cytyc’s business, financial condition and results of operations.

Beginning in 1996, FDA and/or PMA approvals were obtained for the following:

•	the ThinPrep System for cervical cancer screening;

•

the expanded product labeling for the ThinPrep System to include the claim that the ThinPrep System is significantly more effective in detecting Low-Grade Squamous Intraepithelial Lesions and more severe lesions than the conventional Pap smear method in a variety of patient populations;

•	Cytyc’s PMA supplement application for use of a combination of an endocervical brush and spatula sampling devices;

•

Cytyc’s PMA supplement applications for the testing for HPV directly from a single vial of patient specimen collected in ThinPrep solution using Digene’s Hybrid Capture and Hybrid Capture II HPV DNA Assay, respectively;

•	the ThinPrep 3000 Processor, Cytyc’s batch processor for automated sample preparation;

•	Cytyc’s PMA supplement application for the inclusion of data describing the improved detection of High-Grade Squamous Intraepithelial Lesions with the ThinPrep Pap Test;

•

Cytyc’s PMA supplement applications to allow for testing for Chlamydia trachomatis and Neisseria gonorrhea directly from the ThinPrep Pap Test vial using Roche’s COBAS Amplicor automated system, as well as Gen-Probe Incorporated’s APTIMA Combo 2 Assay;

•	Cytyc’s PMA application for the ThinPrep Imaging System;

•

Cytyc’s PMA supplement that allows for the removal of up to four milliliters from the PreservCyt sample vial before preparing the ThinPrep Pap Test slide to better facilitate ancillary testing, which improves the implementation of and provides broader application of molecular testing, particularly in high-volume laboratories;

•	Cytyc’s PMA application related to the detection of endocervical and endometrial glandular lesions with the ThinPrep Pap Test; and

•	reprocessing specimens.

Cytyc anticipates that any other proposed uses for the ThinPrep System and ThinPrep Imaging System that impact safety or effectiveness would likely require approval of a PMA supplement or a new PMA application.

The PMA application for the NovaSure System, which Cytyc acquired in March 2004, was approved by the FDA in September 2001, authorizing commercialization of the NovaSure System for the treatment of excessive menstrual bleeding due to benign causes in pre-menopausal women who have completed childbearing. The PMA for FullTerm was approved on September 21, 2005 to detect fetal fibronectin in cervicovaginal secretions to be used as an aid to rapidly assess the risk of preterm delivery. The MammoSite System, which Cytyc acquired in March 2005, was cleared by the FDA in May 2002 for the delivery of intra-cavity radiation to the surgical margins following lumpectomy for breast cancer. Subsequent FDA clearances were received in May 2003, February 2004 and August 2004 relating to additional types of MammoSite catheters. The GliaSite System, which Cytyc also acquired in March 2005, received 510(k) clearance in April 2001, authorizing commercialization of the GliaSite System for radiation therapy in patients with any malignant brain tumor following resection surgery.

The ThinPrep, ThinPrep Imaging, FullTerm, NovaSure, MammoSite and GliaSite Systems are, and any other products Cytyc may manufacture or distribute pursuant to an approved PMA application or supplements or 510(k) clearance will be, subject to pervasive and continuing regulation by the FDA, including the Quality System Regulation, or QSR, which requires manufacturers to follow design, testing, control, documentation and other quality assurance procedures; labeling requirements; the FDA’s general prohibition against false or misleading statements in labeling or advertising products for unapproved or “off-label” uses; the Corrections and Removals regulation, which requires that manufacturers report to the FDA recalls and field corrective actions taken to reduce a risk to health or to remedy a violation of the FDC Act that may pose a risk to health; and the Medical Device Reporting regulation, which requires that manufacturers report to the FDA if their device may have caused or contributed to a death or serious injury or malfunctioned in a way that would likely cause or contribute to a death or serious injury if it were to recur. Cytyc is subject to inspection by the FDA to determine its compliance with regulatory requirements. Product labeling, advertising and promotional activities may be subject to scrutiny by the FDA and, in certain instances, by the Federal Trade Commission. Products may only be promoted by Cytyc and any of its distributors for their approved indications. No assurance can be given that modifications to the labeling that may be required by the FDA in the future will not adversely affect Cytyc’s ability to market or sell the ThinPrep, ThinPrep Imaging, FullTerm, NovaSure, MammoSite and GliaSite Systems, or any other products Cytyc has developed, may develop or acquire. Cytyc’s failure to comply with applicable regulatory requirements could result in possible legal actions by the FDA and other regulatory agencies. Such actions may include fines, product recalls, product seizures, injunctions to halt manufacture and distribution, and other civil and criminal sanctions.

Cytyc is also subject to various federal and state laws pertaining to healthcare fraud and abuse, including federal and state anti-kickback laws, as well as the Foreign Corrupt Practices Act. Anti-kickback laws make it illegal for an entity to solicit, offer, receive, or pay remuneration or anything of value in exchange for, or to induce, the referral of business or the purchasing, leasing, ordering, or arranging for or recommending the purchase, lease or order of any item or service paid for by Medicare, Medicaid or certain other federal healthcare programs. The statute has been broadly interpreted to cover a wide array of practices. Some states have passed similar laws. The federal government has published regulations that identify “safe harbors,” which if applicable will assure that certain arrangements will not be found to violate the federal anti-kickback statutes. Cytyc’s activities relating to the sale and marketing of its products may be subject to scrutiny under these laws. While Cytyc makes every effort to comply with the regulations, it is possible that Cytyc’s practices might be challenged under federal anti-kickback or similar laws due to the breadth of the statutory provisions and the absence of extensive guidance regarding compliance. Violations of these laws may be punishable by criminal and/or civil sanctions, including fines and civil monetary penalties, as well as the possibility of exclusion from federal healthcare programs (including Medicare and Medicaid). If the government were to raise questions about Cytyc’s behavior or find that Cytyc has violated these laws, there could be a material adverse effect on Cytyc’s business. Cytyc’s activities could be subject to challenge for the reasons discussed above, due to the broad scope of these laws and the increasing attention being given to them by law enforcement authorities.

Cytyc also is subject to numerous federal, state and local laws relating to such matters as safe working conditions, manufacturing practices, environmental protection, fire hazard control and disposal of hazardous or potentially hazardous substances. There can be no assurance that Cytyc will not be required to incur significant costs to comply with such laws and regulations in the future, or that such laws or regulations will not have a material adverse effect upon Cytyc’s business, financial condition and results of operations.

Sales of medical devices outside of the United States are subject to foreign regulatory requirements that vary widely from country to country. Cytyc meets the essential requirements of the European In Vitro Medical Devices Directive that apply to the ThinPrep Pap Test, ThinPrep Imaging System and FullTerm, as well as the essential requirements of the European Medical Devices Directive that apply to the NovaSure, MammoSite and GliaSite Systems. As a result, Cytyc’s products bear the CE mark and may be legally marketed in the countries of the European Union and the European Free Trade Association. The time required to obtain approval from a foreign country to market and sell Cytyc’s products may be longer or shorter than that required for FDA approval and the requirements may differ. No assurance can be given that such foreign regulatory approvals will be granted on a timely basis, or at all. In addition, there can be no assurance that Cytyc will meet the FDA’s export requirements or receive FDA export approval when such approval is necessary, or that countries to which the devices are to be exported will approve the devices for import. Cytyc’s failure to meet the FDA’s export requirements or obtain FDA export approval when required to do so, or to obtain approval for importation into various countries, could have a material adverse effect on Cytyc’s business, financial condition and results of operations.

The laboratories that purchase the ThinPrep System, ThinPrep Imaging System and FullTerm are subject to extensive regulation under the Clinical Laboratory Improvement Amendments of 1988 (“CLIA”), which require laboratories to meet specified standards in the areas of personnel qualifications, administration, participation in proficiency testing, patient test management, quality control, quality assurance and inspections. Cytyc believes that the ThinPrep System, including the ThinPrep Imaging System and FullTerm, operate in a manner that will allow laboratories purchasing the device to comply with CLIA requirements. However, there can be no assurance that adverse interpretations of current CLIA regulations or future changes in CLIA regulations would not have an adverse effect on sales of the ThinPrep System, ThinPrep Imaging System and FullTerm.

Patents, Trademarks, Copyrights, Licenses and Proprietary Rights

Cytyc relies on a combination of patents, trademarks, trade secrets, copyrights and confidentiality agreements to protect its proprietary technology, rights and know-how. Cytyc pursues patent protection in the United States and files corresponding patent applications in certain foreign jurisdictions. Cytyc holds approximately 120 issued United States patents, approximately 190 pending United States patent applications, and corresponding foreign patents or patent applications relating to various aspects of Cytyc’s products, including the ThinPrep System, ThinPrep Imaging System, NovaSure System, MammoSite System, GliaSite System and other related technologies.

There can be no assurance, however, that pending patent applications will ultimately issue as patents or that the claims allowed in any of Cytyc’s existing or future patents will provide competitive advantages for its products or will not be successfully challenged or circumvented by competitors. In addition, Cytyc cannot be sure that its products or technologies do not infringe patents that may be granted in the future pursuant to pending patent applications or that Cytyc’s products do not infringe any existing patents or proprietary rights of third parties. In the event that any relevant claims of third-party patents are successfully enforced against Cytyc, Cytyc could be prevented from selling its products or could be required to obtain licenses from the owners of such patents or be required to redesign Cytyc’s products to avoid infringement. There can be no assurance that such licenses would be available or, if available, would be on terms acceptable to Cytyc or that Cytyc would be successful in any attempts to redesign Cytyc’s products or processes to avoid infringement. Cytyc’s failure to obtain these licenses or to successfully redesign its products would have a material adverse effect on its business, financial condition and results of operations.

Cytyc’s employees and third parties with whom Cytyc has entered into confidentiality agreements are obligated to maintain the confidentiality of Cytyc’s trade secrets and proprietary information. There can be no assurance that such obligations will effectively prevent disclosure of Cytyc’s confidential information or provide meaningful protection for Cytyc’s confidential information if there is unauthorized use or disclosure. At the same time, technology similar to Cytyc’s may be independently developed by its competitors.

Cytyc holds an exclusive worldwide license from DEKA Products, LP (“DEKA”) related to certain elements of the ThinPrep System. In addition, Cytyc is the exclusive licensee of certain patented technology for use in the field of diagnosis and treatment of breast cancer and for technology related to Cytyc’s GliaSite System, for the life of the related patents. Cytyc currently is obligated to pay royalties in varying amounts. Cytyc’s failure to maintain rights to such technology could have a material adverse effect on its business, financial condition and results of operations.

Cytyc presently has several trademarks, some of which have been registered with the United States Patent and Trademark Office and other comparable agencies worldwide. There can be no assurance that any copyrights or trademarks Cytyc owns will provide competitive advantages for Cytyc’s products or will not be challenged or circumvented by its competitors. Cytyc also holds unregistered copyrights on internally developed documentation and operating software developed for the ThinPrep System and ThinPrep Imaging System.

Litigation may be necessary to defend against claims of infringement, or to enforce Cytyc’s patents, copyrights, trademarks or trade secrets which could result in substantial cost to Cytyc and diversion of focus away from its business. In addition, the laws of some foreign countries do not protect Cytyc’s proprietary rights to the same extent as do the laws of the United States, which may reduce the competitive advantage afforded by Cytyc’s intellectual property protection in certain jurisdictions.

Seasonality

Cytyc’s industry is subject to seasonal fluctuations in operating results and cash flows, which may reduce net sales and operating cash flows below annual averages. Cytyc experiences fluctuations in its business as a result of time of year, physicians’ vacation schedules and severe weather, which vary in severity from year to year. Therefore, comparison of the results of successive quarters may not accurately reflect trends or results for the full year.

Employees

As of June 30, 2007, Cytyc employed approximately 1,550 persons worldwide. Cytyc is not subject to any collective bargaining agreements, has never experienced a work stoppage and considers its relations with its employees to be good.

Financial Information Regarding Segment Reporting and Geographic Areas

Cytyc operates its business in three segments: domestic diagnostic products, domestic surgical products and international. Please refer to Note 2(t) “Segment and Enterprise-Wide Reporting” in the notes to Cytyc’s audited consolidated financial statements included in this joint proxy statement/prospectus.

Executive Officers and Directors of Cytyc Corporation

The executive officers of Cytyc are set forth below. Business experience for the past five years is provided and ages are as of June 1, 2007.

Patrick J. Sullivan (55).

Chief Executive Officer and Director (since March 1994). Concurrently serves as President of Cytyc Corporation (since July 2002, previously from March 1994 to January 2002). Chairman of the Board (since May 2002).

Daniel J. Levangie (56).

President, Cytyc Surgical Products division (since July 2006) and Director. Concurrently serves as Executive Vice President, Cytyc Corporation (since July 2002). Mr. Levangie has held several positions with Cytyc Corporation, including President, Executive Vice President, Chief Operating Officer, Senior Vice President and Vice President, Commercial Operations (December 1997 to July 2002), as well as Chief Executive Officer and President of Cytyc Health Corporation (July 2002 to December 2003). Mr. Levangie is a member of the board of directors of Dune Medical Devices Ltd.

Timothy M. Adams (47).

Senior Vice President (since January 2006). Concurrently serves as Chief Financial Officer and Treasurer (since November 2004). Vice President (November 2004 to January 2006). Chief Financial Officer, Modus International, Inc., (October, 2002 to August, 2004). Chief Operating and Chief Financial Officer, GeoTrust (March to September 2002).

Tony Kingsley (44).	President, Cytyc Diagnostic Products division and Senior Vice President of Cytyc Corporation (since July 2006). Partner and Associate with McKinsey & Company, Inc. (November 1991 to July 2006).

Ellen Sheets, M.D. (52).

Senior Vice President and Chief Medical Officer (since February 2006). Vice President, Clinical Affairs (May 2002 to February 2006). Held various positions at Brigham and Women’s Hospital, Dana Farber Cancer Institute, Mt. Auburn Hospital and South Shore Hospital (1987 to 2002).

A. Suzanne Meszner-Eltrich (54).

Senior Vice President (since March 2004). Concurrently serves as General Counsel and Secretary (since September 1997). Vice President (September 1997 to March 2004). Interim Vice President, Human Resources (since February 2006). Vice President, Human Resources (September 1997 to May 2002).

John P. McDonough (47).

President, Cytyc Development Company LLC (since July 2006). Concurrently serves as Senior Vice President of Corporate Development, Cytyc Corporation. Senior Vice President of Operations (March 2004 to July 2006). Vice President, Corporate Development (October 2003 to March 2004). Founder, Chief Executive Officer and President of Soundbite Communications (April 2000 to September 2003).

David P. Harding (42).

President of Cytyc International division and Senior Vice President of Cytyc Corporation (since October 2005). Vice President, Marketing (October 2004 to October 2005). Partner and Associate with McKinsey & Company, Inc. (October 1993 to October 2004).

Bradley Thomas (49).

Senior Vice President of Human Resources (since April 2007). Senior Human Resources consultant (January 2006 to April 2007). Managing Director, Human Resources, Citigroup Global Investment Management (May 2000 to December 2005).

The following biographical information discloses ages as of June 1, 2007 and the business experience in the past five years for each director of Cytyc and the year that each individual was first elected to the Cytyc board of directors. Unless otherwise noted, each person listed below has held his or her principal occupation or employment for at least the past five years.

Directors Whose Terms Expire in 2007

Walter E. Boomer (68) General Boomer became one of Cytyc’s directors in February 2000. From March 1997 until his retirement in April 2004, he served as President and Chief Executive Officer and, since April 2002, Chairman and Chief Executive Officer of Rogers Corporation, a specialty materials manufacturer. Prior to joining Rogers Corporation, Mr. Boomer was Executive Vice President of McDermott International, Inc., and President of its Babcock and Wilcox Power Generation Group. Mr. Boomer joined the Marine Corps in 1960, where he served until August 1994, achieving the rank of General in August 1986. From August 1992 to August 1994, Mr. Boomer served as Assistant Commandant, the second highest position in the Marine Corps. Mr. Boomer serves as a director of Baxter International Inc., Rogers Corporation and Taylor Energy Company.

Daniel J. Levangie (56) Mr. Levangie became one of Cytyc’s directors in July 2003. He has served as Cytyc’s Executive Vice President and President of Cytyc Surgical Products since July 2006. Prior to that,

Mr. Levangie served as Cytyc’s Executive Vice President, Commercial Operations. From August 2002 to July 2003, Mr. Levangie served as President and Chief Executive Officer of Cytyc Health Corporation, a former wholly-owned subsidiary of Cytyc. From January to July 2002, he served as Cytyc’s President and Chief Operating Officer. Prior to joining Cytyc, Mr. Levangie was employed in several sales and marketing positions for seventeen years by Abbott Laboratories, a diversified healthcare company. Mr. Levangie received a B.S. in Pharmacy from Northeastern University. Mr. Levangie serves as a director of Dune Medical Devices Ltd., a privately held medical device company, and ev3 Inc., a publicly traded medical device company.

Joseph B. Martin, M.D., Ph.D. (68) Dr. Martin became one of Cytyc’s directors in January 2002. Since 1997, he has served as the Dean of the Faculty of Medicine, Harvard University. From 1993 to 1997, Dr. Martin was the Chancellor for the University of California, San Francisco. Dr. Martin serves as a director of Scientific Learning Corporation and Baxter International, Inc.

Directors Whose Terms Expire in 2008

Brock Hattox (59) Mr. Hattox became one of Cytyc’s directors in July 2003. He served as Chairman, Chief Executive Officer and President of National Service Industries from December 2001 to June 2003, and as Chief Financial Officer from September 1996 to November 2001. Mr. Hattox also serves as a director of Stone Mountain Industrial Park, a privately held company.

William McDaniel (66) Mr. McDaniel became one of Cytyc’s directors in April 1987 and served as a consultant to Cytyc from March 1995 to February 1997. In January 2001, he was named Vice Chairman of the Cytyc board of directors and he serves as Lead Independent Director. Mr. McDaniel served as a consultant to and a director of CP Ventures, Inc., a venture capital firm, from April 1995 to April 1996 and June 1996, respectively. From 1987 to March 1995, Mr. McDaniel was the President and a director of CP Ventures, Inc.

Marla S. Persky (51) Ms. Persky became one of Cytyc’s directors in November 2003. She is Vice President, General Counsel and Corporate Secretary of Boehringer Ingelheim Corporation. Prior to joining Boehringer in May 2005, Ms. Persky was with Baxter International Inc. for nineteen years in a variety of legal and management positions, most recent of which was Acting General Counsel and Corporate Secretary.

Directors Whose Terms expire in 2009

Sally W. Crawford (53) Ms. Crawford became one of Cytyc’s directors in January 1998. From April 1985 until January 1997, Ms. Crawford served as Chief Operating Officer of Healthsource, Inc., a publicly held managed care organization headquartered in New Hampshire. During her tenure at Healthsource, Inc., Ms. Crawford held a variety of positions and responsibilities, including leading that company’s Northern Region operations and marketing efforts. Since January 1997, Ms. Crawford has been a health care consultant in New Hampshire. Ms. Crawford serves as a director of Exact Sciences Corporation, Chittenden Corporation and CombinatoRx, Inc.

Patrick J. Sullivan (55) Mr. Sullivan has served as Cytyc’s Chief Executive Officer and as one of Cytyc’s directors since March 1994. In January 2001, he was named Vice Chairman of the Cytyc board of directors and in January 2002 he was named Chairman-elect. In May 2002, Mr. Sullivan became Chairman of the Board. From March 1994 to January 2002, and from July 2002 to the present, Mr. Sullivan also has been serving as President, and from January 1991 to March 1994, Mr. Sullivan served as Vice President of Sales and Marketing. Prior to joining Cytyc, Mr. Sullivan was employed in several senior marketing positions for five years by Abbott Laboratories, a diversified healthcare company, and was a consultant with McKinsey and Company, an international management consulting firm. Mr. Sullivan is a graduate, with distinction, of the United States Naval Academy and received an M.B.A., with distinction, from Harvard University.

Wayne Wilson (58) Mr. Wilson became one of Cytyc’s directors in July 2003. A certified public accountant, Mr. Wilson has been an independent business advisor since September 2002. From January 1998 to September 2002, Mr. Wilson served as President and Chief Operating Officer, and from August 1995 to January 1998, he served as Senior Vice President, Chief Operating Officer and Chief Financial Officer, of PC Connection, Inc., a direct marketer of information technology products and services. From June 1986 to August 1995, he was a partner in the Assurance and Advisory Services practice of Deloitte & Touche LLP. Mr. Wilson also serves as a director of Edgewater Technology, Inc.

Director Independence

The Cytyc board of directors has a standing audit committee, compensation committee, nominating and corporate governance committee, finance committee and venture investment committee. The Cytyc board of directors is composed of a majority of “independent” directors, and all of the committees are composed entirely of “independent” directors, as such term is defined in the listing standards of The Nasdaq Stock Market. The Cytyc board of directors has determined that the following directors are “independent,” as such term is defined in the listing standards of The Nasdaq Stock Market: William McDaniel, Walter E. Boomer, Sally W. Crawford, Brock Hattox, Joseph B. Martin, M.D., Ph.D., Marla S. Persky and Wayne Wilson. In addition, the audit committee is composed entirely of “independent” directors as such term is defined in Section 10A(m)(3) of the Exchange Act.

Properties

Cytyc’s executive offices, as well as its administrative, research, and certain manufacturing and distribution operations are located in a leased facility consisting of approximately 216,000 square feet in Marlborough, Massachusetts for a term of 15 years, beginning January 2004. In July 2006, Cytyc entered into a 12-year lease agreement for a building with approximately 146,000 square feet also located in Marlborough, Massachusetts, to be principally used as an additional manufacturing facility and began occupying a portion of the facility effective June 1, 2007. Cytyc has an option to lease an additional 30,000 square feet in this facility in June 2011. Cytyc owns approximately 2.7 acres of land and 46,000 square feet of facilities housing additional manufacturing operations in Londonderry, New Hampshire. Cytyc also leases a distribution facility consisting of approximately 37,000 square feet in Methuen, Massachusetts. Certain manufacturing, administrative, sales and marketing, research and development and operations for Cytyc’s NovaSure, MammoSite and GliaSite products are conducted at its Mountain View, California facility consisting of approximately 62,000 square feet. This lease expires in August 2012 and will remain in effect despite Cytyc’s 2007 consolidation of its Mountain View operations into its Costa Rica and Massachusetts operations. Cytyc’s primary manufacturing and operations facility for the NovaSure single-use devices consists of approximately 26,500 square feet in San Jose, Costa Rica. The lease for this facility expires in 2008, with an option to renew for two additional five-year terms. In additon, in April 2007, Cytyc signed a non-cancelable ten-year lease agreement for a building with approximately 164,000 square feet located in Alajuela, Costa Rica, which will be used as an additional manufacturing facility and office building.

Legal Proceedings

On June 16, 2003, Cytyc filed a suit for Declaratory Judgment in United States District Court for the District of Massachusetts asking the court to determine and declare that certain of TriPath Imaging, Inc.’s (“TriPath”) patents are invalid and not infringed by Cytyc’s ThinPrep Imaging System. On June 17, 2003, TriPath announced that it had filed a lawsuit against Cytyc in the United States District Court for the Middle District of North Carolina alleging patent infringement, false advertising, defamation, intentional interference, unfair competition, and unfair and deceptive trade practices. In its complaint TriPath sought the issuance of a preliminary and permanent injunction enjoining Cytyc from infringing the asserted patents and to award unspecified damages, unspecified treble damages and attorneys’ fees, and the impounding and destruction of the alleged infringing products. As to the non-patent claims, TriPath sought unspecified damages, punitive damages and attorneys’

fees. The non-patent claims have been dismissed and the patent cases have since been consolidated into a single action. A hearing occurred on August 2, 2006 in the United States District Court for the District of Massachusetts to hear oral arguments on summary judgment motions. The Court has scheduled a trial start date of October 29, 2007. Cytyc continues to believe that the claims against it are without merit and intends to vigorously defend this suit. Given the stage and current status of the litigation, Cytyc is unable to reasonably estimate the ultimate outcome of this case.

Cytyc is subject to legal claims and assertions in the ordinary course of business. Although the outcomes of any other lawsuits and claims are uncertain, Cytyc does not believe that, individually or in the aggregate, any such lawsuits or claims will have a material adverse effect on its business, financial condition, results of operations or liquidity.

Risk Factors

If the merger is not completed, Cytyc will continue to be subject to the following risks:

Cytyc depends principally on the sale of a limited number of product lines.

Prior to Cytyc’s acquisitions of Novacept in March 2004, Proxima Therapeutics, Inc. (“Proxima”) in March 2005 and Adeza Biomedical Corporation (“Adeza”) in March 2007, Cytyc derived most of its revenues from sales of its ThinPrep processor, filters and other disposable supplies for use in gynecological and non-gynecological testing applications. As a result of the Novacept, Proxima and Adeza acquisitions, Cytyc manufactures and markets the NovaSure, MammoSite, GliaSite, FullTerm and TLiIQ Systems, which together represented 44% and 41% of worldwide consolidated net sales in the three and six months ended June 30, 2007, respectively. Nevertheless, Cytyc still relies heavily on sales of its ThinPrep products to generate a significant portion of its net sales and earnings. If Cytyc is unable to continue to successfully develop and commercialize its current products as well as other new or improved products, its business, sales and profits may be materially impaired.

In addition, in October 2003, an article in the New England Journal of Medicine suggested that the interval between screenings for cervical cancer could be extended from one year to three years for women over 30 who have had consistently negative results from previous screenings. If screening periods are extended as suggested, aggregate demand for testing is likely to decrease and if Cytyc is unable to successfully develop additional products, Cytyc’s business may be materially adversely affected. Furthermore, Cytyc may be required to obtain FDA approval for any other new or improved products that it is able to develop or acquire, and it may not be able to do so.

Cytyc’s sales are dependent on third-party reimbursement.

Widespread adoption of Cytyc’s ThinPrep, ThinPrep Imaging, NovaSure, MammoSite, GliaSite, FullTerm, The Fetal Fibronectin Test and TLiIQ Systems in the United States and other countries is dependent upon the ability of healthcare providers and laboratories to secure adequate reimbursement from third-party payors such as private insurance plans, managed care organizations, Medicare and Medicaid and foreign governmental healthcare agencies. Although a majority of managed care organizations in the United States have added the ThinPrep Pap Test, NovaSure, FullTerm and TLiIQ to their coverage and the MammoSite and GliaSite procedures are reimbursed by many private healthcare insurance and managed care payors, Cytyc cannot guarantee that reimbursement will increase or continue to be available, or that reimbursement levels will be adequate to enable healthcare providers and clinical laboratories in the United States and other countries to use Cytyc’s products instead of conventional methods or existing therapies, such as whole breast irradiation and brachy therapy, or the products of Cytyc’s competitors. Reimbursement and healthcare payment systems in international markets vary significantly by country and include both government-sponsored healthcare and private insurance. There can be no assurance that third-party payors will provide or continue to provide such coverage, that third-party reimbursement will be made available at an adequate level, if at all, for Cytyc’s products under any such overseas reimbursement system or that healthcare providers or clinical laboratories will use Cytyc’s products in lieu of other methods. Cytyc also will be required to secure adequate reimbursement for any new products it develops or acquires, and it may not be able to do so successfully.

Cytyc is dependent upon a relatively small number of large clinical laboratory customers in the United States for a significant portion of its sales of the ThinPrep System.

Cytyc is dependent upon a relatively small number of large clinical laboratory customers in the United States for a significant portion of its sales of the ThinPrep System, and its business may materially suffer if Cytyc is unable to increase sales to, or maintain its pricing levels with its existing customers and establish new customers both within and outside the United States. Due in part to a trend toward consolidation of clinical laboratories in recent years and the relative size of the largest United States laboratories, it is likely that a significant portion of ThinPrep System sales will continue to be concentrated among a relatively small number of large clinical laboratories.

Cytyc’s business faces intense competition from other companies.

Cytyc’s products face direct competition from a number of publicly-traded and privately-held companies. Some of Cytyc’s competitors are large companies that enjoy significant competitive advantages over Cytyc, including:

•	significantly greater name recognition;

•	established distribution networks;

•	additional lines of products, and the ability to offer rebates or bundle products to offer discounts or incentives to gain competitive advantage;

•	greater resources for product development, sales and marketing; and

•	well-established products for procedures such as the radical mastectomy or traditional radiation therapy.

The markets Cytyc sells in are intensely competitive, subject to rapid change and significantly affected by new product introductions and other market activities of industry participants. Other companies may develop products that are superior to Cytyc’s or less expensive, or both. Improvements in existing competitive products or the introductions of new competitive products may reduce Cytyc’s ability to compete for sales, particularly if those competitive products demonstrate better safety or effectiveness, clinical results, ease of use or lower costs. The development, FDA approval and commercial marketing of competitive systems for cervical cancer screening, treatment of excessive menstrual bleeding, radiation treatment of early-stage breast cancer, and radiation treatment of patients with malignant brain tumors could have a material adverse effect on Cytyc’s business and financial condition. If Cytyc is unable to compete effectively against existing and future competitors and existing and future alternative treatments, Cytyc’s sales could decline and its business could be adversely affected.

The success of Cytyc’s business depends on its ability to protect its intellectual property rights.

Cytyc relies on a combination of patents, trade secrets, copyrights, trademarks and confidentiality agreements to protect its products’ proprietary technology, rights and know-how. Cytyc also is the exclusive licensee of certain patented technology for use in the field of cytology related to the ThinPrep System and in the treatment of any proliferative disease relating to Cytyc’s GliaSite System.

Cytyc owns all intellectual property rights with respect to the NovaSure System, the MammoSite System and the GliaSite System. However, the medical device industry in general, and the therapeutic use of devices employing radiofrequency energy, such as the NovaSure System, in particular, have been subject to extensive litigation and administrative proceedings regarding patents and other intellectual property rights.

If Cytyc fails to protect, defend and maintain the intellectual property rights with respect to any of its products or if Cytyc is subject to a successful third-party claim of infringement, the competitive position of these products could be impaired. In addition, infringement, interference and other intellectual property claims and proceedings, with or without merit, are expensive and time-consuming to litigate and could adversely affect Cytyc’s business, financial condition and operating results.

If breast surgeons, radiation oncologists and patients do not continue to adopt the MammoSite System as a preferred treatment for early-stage breast cancer, the intended benefits of Cytyc’s commercializing this product may not be realized and the market price of its common stock could decline.

One of Cytyc’s products acquired as a result of its acquisition of Proxima is the MammoSite System, which is used to treat early-stage breast cancer. At the time of acquisition, the MammoSite System was supported by less than four years of patient follow-up studies from the initial 43-patient study that was designed to gain clearance from the FDA and the one-year follow-up study from a 1,600-patient registry following the FDA clearance. Some of the existing data has been produced in studies that involve relatively small patient groups, and such data may not be reproduced in wider patient populations. Currently, with respect to Cytyc’s MammoSite System, Cytyc is competing against breast cancer treatment using external beam radiation, which has longer-term data on patient outcome.

Cytyc may have difficulty gaining further acceptance of the MammoSite System among breast surgeons, radiation oncologists and patients for a number of reasons including:

•	the presence of competing products sold by companies with longer operating histories, more recognizable names and more established distribution networks;

•	the introduction or existence of competing products or technologies that may be more effective, safer or easier to use than the MammoSite System;

•	the results of long-term clinical studies relating to the effectiveness of the MammoSite System;

•	the availability of alternative treatments or procedures that provide comparable levels of improvement in breast cancer treatment at a lower cost than the MammoSite System;

•	breast surgeons, radiation oncologists and patient perceptions of the MammoSite System as compared to other treatments for breast cancer; and

•	the continued availability of satisfactory reimbursement from healthcare payors for breast cancer treatment procedures.

Cytyc believes that continued recommendation and support for the use of the MammoSite System by influential breast surgeons and radiation oncologists and treatment centers are essential for widespread market acceptance. If the MammoSite System does not continue to receive support from these key constituencies, or if longer-term data does not demonstrate continued support for the clinical efficacy of the MammoSite System, breast surgeons and radiation oncologists may not use, and hospitals and outpatient surgery centers may not purchase, the MammoSite System. If this occurs, the intended benefits of the acquisition, such as increased net sales, may not be realized and the market price of Cytyc’s common stock could decline.

Current levels of growth in the market for endometrial ablation procedures for the treatment of excessive menstrual bleeding may not be indicative of future growth.

Demand for newly introduced technologies or treatments can initially be exaggerated as supply increases to meet pre-existing demand. However, once the pre-existing demand is met, growth in the market may abruptly stop or significantly slow. Cytyc believes that some of the current growth in the market for new endometrial ablation procedures may be the result of a considerable pre-existing unmet demand for products of this nature. Cytyc cannot determine what portion of Novacept’s historical sales is attributable to this pre-existing demand, nor can Cytyc predict when, or at what rate, this demand may stop or decline in growth. Cytyc cannot assure you that it will be successful in continuing to attract physicians and women to use the NovaSure System, or whether or not evolving trends in the treatment of excessive menstrual bleeding will favor new endometrial ablation procedures as compared to traditional approaches. If the demand for treatments like the NovaSure System were to stop abruptly or begin to decline, Cytyc’s operating results and profitability could be adversely affected.

The success of Cytyc’s ThinPrep System depends upon the continued market acceptance of Cytyc’s ThinPrep System products.

Cytyc’s success and growth depends on the continued market acceptance of its ThinPrep System and ThinPrep Imaging System, including any follow-on applications of ThinPrep technology. The laboratory cost of using the ThinPrep System and ThinPrep Imaging System for cervical cancer screening, both together and individually, is higher than that of a conventional Pap smear and, Cytyc believes, competing liquid-based slide preparation systems. Due in part to increased competitive pressures in the healthcare industry to reduce costs, Cytyc’s ability to continue gaining market acceptance of the ThinPrep System and follow-on products depends on its ability to demonstrate that the higher cost of using the ThinPrep System is offset by (i) a reduction in costs often associated with conventional Pap smears or competing liquid-based slide preparation systems, such as inaccurate diagnoses and the need for repeat Pap smears, as well as (ii) the ability to conduct additional testing, such as testing for the HPV, Chlamydia trachomatis and Neisseria gonorrhea on samples collected in a ThinPrep vial of preservative. In particular, for the ThinPrep Imaging System, Cytyc needs to continue to work with healthcare providers, insurance companies and other third-party payors, and clinical laboratories to reinforce the known clinical efficacy and cost-effectiveness of the ThinPrep Imaging System products.

If Cytyc has difficulty in achieving and sustaining market acceptance of the products acquired as a result of Adeza, the intended benefits of Cytyc’s acquisition of such products may not be realized and the market price of its common stock could decline.

Cytyc’s products acquired as a result of its acquisition of Adeza is the FullTerm and the TLiIQ Systems. The commercial success of these products depends in large part on Cytyc’s ability to achieve and sustain market acceptance. Cytyc plans to expand sales of its TLiIQ System in hospitals and clinical laboratories and increase the related sales of the Fetal Fibronectin Test and other consumables used in conjunction with the TLiIQ System by convincing healthcare providers of the benefits of these products through various means, including through published papers, presentations at scientific conferences and additional clinical trials. If existing users of these products determine that these products do not satisfy their requirements, or if Cytyc’s competitors develop a product perceived to better satisfy their requirements, Cytyc’s sales of Fetal Fibronectin Tests and other consumables may decline.

Cytyc also acquired a product candidate called Gestiva. Even if the FDA approves Gestiva, physicians may adopt Gestiva only if they determine, based on experience, clinical data, side effect profiles and other factors, that it is preferable to other products or treatments then in use. Acceptance of Gestiva among influential practitioners will be essential for market acceptance of Gestiva. If Cytyc’s products acquired from Adeza are unable to achieve or maintain broad market acceptance, the intended benefits of the Adeza acquisition, such as increased net sales, may not be realized and the market price of Cytyc’s common stock could decline.

Cytyc’s success depends on its ability to manage growth effectively.

The scope of Cytyc’s operations and facilities, the number of Cytyc’s employees and the geographic area of Cytyc’s operations have grown rapidly. If Cytyc is not able to manage its growth effectively, its business and financial condition will materially suffer. Cytyc’s growth may significantly strain its managerial, operational and financial resources and systems. To manage Cytyc’s growth effectively, Cytyc will have to continue to implement and improve additional management and financial systems and controls, and to effectively expand, train and manage its employee base.

Cytyc may not be able to successfully integrate future acquisitions.

Cytyc continually explores opportunities to acquire related businesses, some of which could be material to Cytyc. Cytyc’s ability to continue to grow may depend upon identifying and successfully acquiring attractive companies, effectively integrating such companies, achieving cost efficiencies and managing these businesses as part of Cytyc. Cytyc may not be able to effectively integrate acquired companies and successfully implement appropriate operational, financial and management systems and controls to achieve the benefits expected to result from these acquisitions. Cytyc’s efforts to integrate these businesses could be affected by a number of factors beyond Cytyc’s control, such as regulatory developments, general economic conditions, increased competition, the loss of customers resulting from the acquisitions and the assumption of unknown liabilities. In addition, the process of integrating these businesses could cause an interruption of, or loss of momentum in, the activities of Cytyc’s existing business and the loss of key personnel and customers. The diversion of management’s attention and any delays or difficulties encountered in connection with the integration of these businesses could negatively impact Cytyc’s business if any of the above adverse effects were to occur. Further, the benefits that Cytyc anticipates from any future acquisitions may not develop.

Future acquisitions may also harm Cytyc’s operating results, dilute its stockholders’ equity and create other financial difficulties for Cytyc.

Cytyc may, in the future, pursue acquisitions that it believes could provide it with new technologies, products or service offerings, or enable it to obtain other competitive advantages.

Acquisitions by Cytyc may involve some or all of the following financial risks:

•	use of significant amounts of cash;

•	potential dilutive issuances of equity securities;

•	incurrence of debt or amortization expenses related to certain intangible assets; and

•	future impairment charges related to diminished fair value of businesses acquired as compared to the price Cytyc pays for them.

Cytyc may not be successful in overcoming the risks described above or any other problems associated with future acquisitions. Any of these risks and problems could materially harm Cytyc’s business, prospects and financial condition. Additionally, Cytyc cannot guarantee that any companies it may acquire will achieve anticipated revenues or operating results.

Cytyc is subject to the risk of product liability claims relating to its products.

Regardless of the technology employed, surgical procedures involve risk of complications, and companies that produce medical devices for use in surgical procedures are subject to risk of product liability litigation. Cytyc has become a party to legal proceedings involving injuries to patients that occurred when one of its products was used. Cytyc vigorously defends against any product liability claims that arise related to any of its products. However, there can be no assurance that any defense against alleged claims will be successful.

If one of Cytyc’s products is found to have caused or contributed to injuries or deaths, Cytyc could be held liable for substantial damages. Product liability insurance is in place for all of Cytyc’s products. However, Cytyc cannot assure that available insurance will be sufficient to cover damages from any possible claims. In addition, claims could adversely affect the reputation of the related product, which could damage its competitive position in the market. The sale and use of one of Cytyc’s diagnostic products could also lead to the filing of product liability claims if someone were to allege that one of Cytyc’s products contained a design or manufacturing defect that resulted in the failure to detect a disorder for which it was being used to screen or caused injuries to a patient. Any product liability claim brought against Cytyc, with or without merit, could result in the increase of

Cytyc’s product liability insurance rates or the inability to secure additional coverage in the future. Also, even a meritless or unsuccessful product liability claim could be time consuming and expensive to defend, which could result in a diversion of management’s attention from Cytyc’s business and could adversely affect the perceived safety and efficacy of Cytyc’s products, as well as Cytyc’s financial condition and operating results.

Cytyc’s quarterly operating results may fluctuate.

Cytyc’s operating results have fluctuated significantly in the past on a quarterly basis. Cytyc’s operating results may fluctuate significantly from quarter to quarter in the future and Cytyc may experience losses in the future depending on a number of factors, including the extent to which its products continue to gain or maintain market acceptance, the rate and size of expenditures incurred as Cytyc expands its domestic and establishes its international sales and distribution networks, the timing and level of reimbursement for Cytyc’s products by third-party payors, seasonality and other factors, many of which are outside Cytyc’s control.

Cytyc may not be successful in growing its international sales, which could have a material adverse effect on its business and financial condition.

Cytyc believes the growth in its international sales is a key element to its future success. Cytyc commenced sales in countries outside the United States in 1998 and has grown its international sales to 11% and 12% of consolidated net sales for the year ended 2006 and the six months ended June 30, 2007, respectively. However, Cytyc cannot guarantee that it will successfully continue to develop international sales channels or capabilities that will enable it to generate significant revenue from international sales. Even though Cytyc has established international sales capabilities and has experienced growth in the international markets, Cytyc may not be able to obtain favorable third-party reimbursements and required regulatory approvals in foreign countries. While Cytyc believes it has developed a comprehensive international patent filing strategy, it has not secured patents in all foreign countries in which it currently sells or plans to sell its products. In some cases Cytyc’s ability to pursue patents in certain countries has lapsed. In those countries where Cytyc does have patents covering its products, it cannot guarantee that such patents may be successfully enforced against infringing products. If Cytyc fails to continue to increase international sales, its business and financial condition may suffer materially.

The increase in Cytyc’s international operations exposes Cytyc to additional operational challenges that it might not otherwise face.

As Cytyc increases its international operations, it will have to confront and manage a number of risks and expenses that it would not face if it conducted its operations solely in the United States. Any of these risks or expenses could cause a material adverse effect on Cytyc’s operating results. These risks and expenses include:

•	difficulties in staffing, managing and operating an international operation as a result of, among other things, distance, language and cultural differences;

•	less flexible labor laws and regulations;

•	expenses associated with customizing Cytyc’s products for clients in foreign countries;

•	foreign currency exchange rate fluctuations;

•	protectionist laws and business practices that favor local companies;

•	political and economic instability in some international markets;

•

multiple, conflicting and changing government laws and regulations (including, among other things, antitrust and tax requirements, international trade regulations and the Foreign Corrupt Practices Act);

•	trade barriers;

•	reduced protection for intellectual property rights in some countries; and

•	potentially adverse tax consequences.

Cytyc’s operating results may be adversely affected by currency fluctuations.

Cytyc’s business outside the United States is conducted primarily in local currencies, except at its Costa Rica subsidiary, where the majority of business is conducted in U.S. dollars. Fluctuations in foreign currency exchange rates could affect Cytyc’s cost of goods and operating margins and could result in exchange losses. In addition, currency devaluation can result in a loss to Cytyc if it holds deposits of that currency. Hedging foreign currencies can be difficult, especially if the currency is not freely traded. Cytyc currently has no foreign exchange contracts, option contracts, or other foreign hedging arrangements. Cytyc currently estimates that risks associated with currency fluctuations are unlikely to have a material adverse effect on its operating results. However, Cytyc’s operating results may be adversely affected by currency fluctuations in the future, especially as Cytyc expands its international operations.

Cytyc’s operating results may be adversely affected as a result of restructuring operations and/or reductions in workforce.

In 2006, management approved restructuring plans designed to reduce future operating expenses by consolidating Cytyc’s Mountain View, California operations into Cytyc’s existing operations in Costa Rica and Massachusetts. This restructuring includes the elimination of positions and the incurrence of expenditures related to severance and facility-related costs, all of which have impacted Cytyc’s operating results in 2006 and during the six months ended June 30, 2007. There can be no assurance that Cytyc’s current restructuring, as well as any potential future restructurings, and related transition issues, will not adversely affect Cytyc’s operations or customer perceptions. The uncertainty caused by such restructurings and integration-related events could result in reduced productivity by Cytyc’s remaining employees, which in turn may affect Cytyc’s revenue in the future.

In addition, any decision to limit investment in, dispose of or otherwise exit business activities may result in the recording of special charges, such as technology write-offs, workforce reduction costs, or charges relating to consolidation of excess facilities. Cytyc’s estimates with respect to the useful life or ultimate recoverability of Cytyc’s carrying basis of assets, including intangible assets, could change as a result of such decisions. Further, Cytyc’s estimates related to the liabilities for excess facilities are affected by changes in real estate market conditions. Additionally, Cytyc is required to perform goodwill impairment tests on an annual basis and during the year in certain circumstances. There can be no assurance that future goodwill impairment tests will not result in a charge to earnings.

Cytyc is highly dependent on key personnel.

Cytyc is highly dependent on the principal members of its management staff. Loss of its key personnel would likely impede achievement of Cytyc’s research and development, operational, or strategic objectives. To be successful, Cytyc must retain key employees and attract additional qualified employees.

Cytyc’s reliance on single source or limited source suppliers could harm its business.

Cytyc currently obtains certain key components of its products, including the proprietary filter material and microscope slides used in the ThinPrep Pap Test, radioisotopes, certain balloons and other items used in the design and manufacture of the MammoSite System and the Iotrex liquid isotope used with the GliaSite System, from single or a limited number of sources due to technology, availability, price, quality and other considerations. Additionally, the NovaSure System utilizes several components that may become obsolete or no longer be manufactured. Cytyc also relies on a limited number of suppliers for both raw materials and components necessary for the manufacture of FullTerm, The Fetal Fibronectin Test, and TLiIQ System. Cytyc has no manufacturing capabilities for Gestiva and it may depend on third parties who are single source suppliers to manufacture Gestiva. Cytyc attempts to mitigate these risks by working closely with key suppliers regarding its supply needs and it has qualified backup vendors for several of its key components. Although Cytyc believes that alternative sources for these components are available, a supply interruption could harm its ability to manufacture its products until a new source of supply is identified and qualified. If Cytyc is unable to obtain sufficient quantities of key components that meet its quality and technical requirements at reasonable prices and in a timely manner, it will not be able to manufacture and sell its products on a timely and cost-competitive basis, which would materially and adversely affect its business and financial condition.

Cytyc’s lack of redundant manufacturing capabilities could harm Cytyc’s business.

Cytyc assembles all of its ThinPrep Processors, ThinPrep Imaging System, TLiIQ System and the single-use disposable devices in the NovaSure System, as well as performing final assembly and testing of its RF Controllers, MammoSite and GliaSite systems. In addition, Cytyc contracts with third-parties to manufacture its MammoSite System and GliaSite System. Cytyc has established a certain level of site redundancy on its core products, or has developed alternate sources. While Cytyc has made significant efforts to safeguard these core manufacturing processes, the loss or closure of any of these facilities, such as Cytyc’s closure of its Mountain View facility, or third-party manufacturing providers would impede Cytyc’s manufacturing and sales efforts, which would materially and adversely affect Cytyc’s business and financial condition.

Because the NovaSure and MammoSite Systems are manufactured in Costa Rica, Cytyc will be subject to the political and economic risks of doing business there.

Cytyc manufactures the Novasure System and MammoSite System in a facility in Costa Rica and recently signed a non-cancelable ten-year lease agreement for a building with approximately 164,000 square feet located in Alajuela, Costa Rica, which will be used as an additional manufacturing facility and office building. Cytyc cannot guarantee that the political, labor and economic climate in Costa Rica will remain sufficiently stable for uninterrupted manufacturing operations in that country. Cytyc’s operations relating to the NovaSure System and MammoSite System could be adversely affected by political unrest and Cytyc could also be harmed by strikes and other labor disruptions. Any of these events could result in increased costs or in disruptions of supply of the NovaSure and MammoSite disposable devices, or any other product or component Cytyc may elect to manufacture in Costa Rica in the future, which could harm Cytyc’s business, financial condition and operating results.

Cytyc is subject to numerous FDA laws and regulations, and non-compliance with such laws, as well as changes in such laws or future interpretations of such laws, could cause Cytyc to incur significant compliance costs and/or subject it to significant civil and criminal sanctions.

Cytyc’s products are subject to expansive FDA regulation. Complying with these requirements imposes significant expenses on Cytyc’s operations. If Cytyc fails to comply with applicable regulations, it could be subject to a wide range of civil and criminal enforcement sanctions, its promotional practices may be restricted, and its marketed products could be subject to recall or loss of FDA marketing claim approval.

Cytyc cannot guarantee that it will obtain or maintain necessary regulatory approvals for its products.

The FDA regulatory approval process can be expensive, lengthy and uncertain for both original and supplemental approvals.

There can be no assurance that Cytyc will be able to obtain necessary regulatory clearances or approvals for any proposed future products or modifications of existing products. The failure to obtain clearances or approvals, loss of previously received clearances or approvals, or a failure to comply with existing or future regulatory requirements, would have a material adverse effect on Cytyc’s business, financial condition and operating results.

Any modifications to a device that has received a pre-market approval that affect its safety or effectiveness require a pre-market approval supplement or possibly a separate pre-market approval, either of which is likely to be time-consuming, expensive and uncertain to obtain. The FDA requires the device manufacturer to make and document its determination whether or not a pre-market approval or supplement is required, but the FDA can review the manufacturer’s decision. If the FDA requires Cytyc to seek one or more pre-market approval supplements or new pre-market approvals for any modification to a previously approved device, Cytyc may be required to cease marketing or to recall the modified device until it obtains approval, and Cytyc may be subject to significant criminal and/or civic sanctions, including but not limited to, regulatory fines or penalties.

If Cytyc or its contract manufacturers fail to comply with the FDA’s Quality System Regulation, manufacturing operations could be interrupted, and Cytyc’s product sales and operating results could be adversely affected.

Cytyc’s design and manufacturing processes are required to comply with the FDA’s Quality System Regulation, which covers the procedures and documentation of the design, testing, production, control, quality assurance, labeling, packaging, sterilization, storage and shipping of Cytyc’s devices. The FDA enforces its Quality System Regulation through unannounced inspections. If one of Cytyc’s manufacturing facilities fails an inspection, operations and manufacturing could be disrupted. Failure to take adequate and timely corrective action in response to an adverse inspection could force a shutdown of these manufacturing operations or a recall of the product. If Cytyc shuts down manufacturing operations or recalls its products, it may lose customers and experience a decline in its revenues.

Cytyc’s products may be subject to recalls even after receiving FDA clearance or approval, and if a recall occurs, the reputation of Cytyc’s products and its operating results could be adversely affected.

The FDA and similar governmental bodies in other countries have the authority to require the recall of Cytyc’s products in the event of material deficiencies or defects in design or manufacture. A government mandated or voluntary recall by Cytyc could occur as a result of component failures, manufacturing errors or design defects, including defects in labeling. Any recall could harm the reputation of Cytyc’s products and adversely affect Cytyc’s financial condition and operating results.

Some of Cytyc’s activities may subject Cytyc to risks under federal and state laws prohibiting “kickbacks” and false or fraudulent claims.

Cytyc is subject to the provisions of a federal law commonly known as the “Medicare/Medicaid anti-kickback law,” and several similar state laws, which prohibit payments intended to induce physicians or others either to refer patients or to acquire or arrange for or recommend the acquisition of healthcare products or services. While the federal law applies only to referrals, products or services for which payment may be made by a federal healthcare program, state laws often apply regardless of whether federal funds may be involved. These laws constrain the sales, marketing and other promotional activities of manufacturers of medical devices, such as Cytyc, by limiting the kinds of financial arrangements, including sales programs, with hospitals, physicians, laboratories and other potential purchasers of medical devices. Other federal and state laws generally prohibit individuals or entities from knowingly presenting, or causing to be presented, claims for payment from Medicare, Medicaid, or other third-party payors that are false or fraudulent, or are for items or services that were not provided as claimed. Anti-kickback and false claims laws prescribe civil and criminal penalties for noncompliance that can be substantial. While Cytyc continually strives to comply with these complex requirements, interpretations of the applicability of these laws to marketing practices is ever evolving and even an unsuccessful challenge could cause adverse publicity and be costly to respond to, and thus could have a material adverse effect on Cytyc’s business, operating results and financial condition.

Certain provisions of Cytyc’s certificate of incorporation, bylaws and Delaware law may delay or prevent a change in control of Cytyc.

Cytyc’s certificate of incorporation, bylaws and Delaware law contain provisions that may enable Cytyc’s board of directors to resist a change in control of Cytyc. These provisions include:

•	a staggered board of directors;

•	limitations on persons authorized to call a special meeting of stockholders;

•	the authorization of undesignated preferred stock, the terms of which may be established and shares of which may be issued without stockholder approval;

•	advance notice procedures required for stockholders to nominate candidates for election as directors or to bring matters before an annual meeting of stockholders; and

•	a stockholder rights agreement or “poison pill.”

In addition, Cytyc is subject to the anti-takeover provisions of Section 203 of the DGCL, which may prohibit large stockholders, in particular those owning 15% or more of Cytyc’s outstanding voting stock, from merging or consolidating with Cytyc except under certain circumstances.

These anti-takeover defenses could discourage, delay or prevent a transaction involving a change in control of Cytyc. These provisions could also discourage proxy contests and make it more difficult for stockholders to elect directors of their choosing and cause Cytyc to take other corporate actions stockholders desire.

The implementation of SFAS No. 123R has reduced and may continue to reduce Cytyc’s reported earnings, which could result in a decline in Cytyc’s stock price.

As part of Cytyc’s compensation to employees, it issues equity awards, primarily in the form of stock options. Many of the companies within Cytyc’s industry and with whom Cytyc competes for skilled employees use stock-based compensation as a means to attain these employees. While Cytyc has structured the estimated cost of its equity program to be comparable to other companies within its industry and similar to its size, not all companies use equity awards as part of their compensation packages nor do they issue the same level of equity awards. In addition, if Cytyc unexpectedly hires additional employees or acquires another company, the impact of the implementation of Statement of Financial Accounting Standards (“SFAS”) No. 123R, Share-Based Payment, may be more significant for Cytyc than previously forecasted. To the extent investors believe the costs incurred for SFAS No. 123R are higher than those incurred by other companies, Cytyc’s stock price could be negatively impacted.

CYTYC MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion is provided by Cytyc’s management as its analysis of Cytyc’s financial condition and results of operations. This analysis should be read in conjunction with the following information included in this joint proxy statement/prospectus: (i) the audited consolidated financial statements of Cytyc and its subsidiaries as of December 31, 2006 and 2005 and for each of the three years ended December 31, 2006, 2005, and 2004, and the notes thereto; and (ii) the condensed consolidated financial statements (unaudited) of Cytyc and its subsidiaries as of June 30, 2007 and 2006 and for each of the three and six months ended June 30, 2007 and 2006, and the notes thereto.

Overview

Cytyc Corporation is a diversified diagnostic and medical device company that designs, develops, manufactures, and markets innovative and clinically effective diagnostic and surgical products. Cytyc’s products cover a range of cancer and women’s health applications, including cervical cancer screening, pre-term birth risk assessment, treatment of excessive menstrual bleeding, radiation treatment of early-stage breast cancer, and radiation treatment of patients with malignant brain tumors. Cytyc operates its business in three reportable segments: domestic diagnostic products, domestic surgical products and international. Cytyc’s domestic diagnostic products segment develops and markets the ThinPrep® System in the United States primarily for use in cytology testing applications, such as cervical cancer screening, and FullTerm®, The Fetal Fibronectin Test, acquired as part of Cytyc’s purchase of Adeza Biomedical Corporation (“Adeza”), which offers clinical and cost benefits for the assessment of the risk of pre-term birth. Cytyc’s domestic surgical products segment develops and markets the NovaSure® System, an innovative endometrial ablation device to treat menorrhagia, or excessive menstrual bleeding, the MammoSite® Radiation Therapy System, a device for the treatment of early-stage breast cancer that positions radiation sources directly into the post-lumpectomy site to optimize radiation treatment delivery while minimizing damage to healthy tissue, and the GliaSite® Radiation Therapy System for the treatment of malignant brain tumors. The domestic surgical segment, as part of Cytyc’s purchase of Adiana, Inc. (“Adiana”), acquired the Adiana Complete Transcervical Sterilization System® (“TCS”), which is a form of permanent female contraception intended as an alternative to tubal ligation and for which Cytyc is in the process of seeking a pre-market approval (“PMA”) from the Food and Drug Administration (“FDA”). The domestic surgical products segment markets these products in the United States. Cytyc’s international segment markets its diagnostic and surgical products outside of the United States.

On March 16, 2007, Cytyc acquired all of the fully-diluted equity of Adiana, and on March 19, 2007, purchased a majority of the outstanding common shares of Adeza and completed the acquisition as of April 2, 2007. Cytyc’s operating results include the results of Adiana and Adeza from March 17, 2007 and March 20, 2007, respectively.

Critical Accounting Estimates

Cytyc management’s discussion and analysis of Cytyc’s financial condition and results of operations are based upon Cytyc’s consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires Cytyc to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. A “critical accounting estimate” is one which is both important to the portrayal of Cytyc’s financial condition and results and requires management’s most difficult, subjective or complex judgments, often as a result of the need to make estimates about the effect of matters that are inherently uncertain. Cytyc continuously evaluates its critical accounting estimates. Cytyc bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

Valuation of Long-Lived Assets, Intangibles and Goodwill—Tangible and intangible assets acquired in a business combination, including acquired in-process research and development, are recorded under the purchase method of accounting at their estimated fair values at the date of acquisition. The fair values of acquired assets are determined by management using relevant information and assumptions and assisted, in certain situations, by independent appraisers. Fair value of acquired intangible assets is generally calculated as the present value of estimated future cash flows using a risk-adjusted discount rate, which requires significant management judgment with respect to revenue and expense growth rates, analyses of project accomplishments, assessment of overall contributions, project risks and the selection and use of an appropriate discount rate. Amortization of all of Cytyc’s intangible assets with defined lives, including those acquired individually, is calculated either using the straight-line or cash flow method. The cash flow method requires management’s estimate of net cash flows over the life of the intangible asset, reflecting the pattern in which the economic benefits of the intangible asset are expected to be consumed, and is subject to change.

Prior to 2007, Cytyc allocated amortization of all of its intangible assets to research and development within Cytyc’s condensed consolidated statements of income as the developed technology has benefited multiple line items (i.e., cost of sales and research and development) and any allocation that would have been made to cost of sales was not deemed to be material. During 2007, Cytyc acquired a significant amount of developed technology ($143.0 million) as part of its acquisition of Adeza and is including the amortization of such developed technology within cost of sales based upon its intended use. For the amortization of Cytyc’s other developed technology, beginning in 2007, Cytyc is allocating the majority to cost of sales based upon Cytyc’s determination that such developed technology is primarily being used to generate sales of Cytyc’s products. A portion of the amortization expense also will be allocated to research and development based upon Cytyc’s determination that such developed technology is primarily being utilized to support Cytyc’s research and development efforts (e.g., FirstCyte Breast Test).

Cytyc assesses the impairment of long-lived assets, identifiable intangible assets and goodwill whenever events or changes in circumstances indicate that the carrying value may not be recoverable and at least annually in the case of goodwill. If it is determined that the carrying value of long-lived assets, intangible assets or goodwill might not be recoverable based upon the existence of one or more indicators of impairment, Cytyc would measure any impairment based on a projected discounted cash flow method if the undiscounted cash flows did not exceed the carrying value of such assets. No significant impairment charges have been recorded to date. Cytyc is required to perform an impairment review for goodwill on an annual basis, or earlier if indicators of potential impairment exist. Based on Cytyc’s impairment review during 2006, the carrying amount of goodwill did not exceed its fair value and, accordingly, no impairment loss exists. Cytyc is in the process of updating its impairment review as of July 31, 2007, but does not expect any impairment loss. At June 30, 2007, Cytyc had $912.1 million of net intangible assets, of which $595.1 million represented goodwill. An impairment of Cytyc’s intangible assets could result in a material, non-cash expense in Cytyc’s consolidated statements of income (loss).

Income Taxes and Deferred Taxes—Cytyc files income tax returns in eleven countries as well as many states and other localities. Cytyc must estimate its income tax expense after considering, among other factors, differing tax rates between jurisdictions, allocation factors, tax credits, non-deductible items and changes in enacted tax rates. A 1% change in Cytyc’s 2007 effective income tax rate would have the effect of changing net income (loss) for the three and six months ended June 30, 2007 by approximately $0.5 million and $1.1 million, respectively, or less than $0.01 and zero per common share, respectively. The carrying value of Cytyc’s deferred tax assets assumes that Cytyc will be able to generate sufficient future taxable income in certain tax jurisdictions, based on estimates and assumptions, to fully recover the net carrying value of the assets. If these estimates and related assumptions change in the future, Cytyc may be required to record a valuation allowance against its deferred tax assets resulting in additional income tax expense in Cytyc’s consolidated statement of (loss) income.

Effective January 1, 2007, Cytyc adopted Financial Accounting Standards Board (“FASB”) Interpretation (“FIN”) No. 48, Accounting for Uncertainty in Income Taxes—An Interpretation of FASB Statement No. 109.

FIN No. 48 requires significant judgment as to what constitutes a tax position as well as assessing the outcome of each tax position. Changes in facts or judgments surrounding recognition or measurement will result in a tax benefit or charge to Cytyc’s consolidated statements of income (loss).

Legal Proceedings—Cytyc is involved in various legal actions, the outcomes of which are not within Cytyc’s complete control and may not be known for prolonged periods of time. In some actions, the claimants seek damages, as well as other relief, which, if granted, would require significant expenditures. Cytyc records a liability in its consolidated financial statements for these actions when a loss is known or considered probable and the amount can be reasonably estimated. Cytyc reviews these estimates each accounting period as additional information is known and adjusts the loss provision when appropriate. If the loss is not probable or cannot be reasonably estimated, a liability is not recorded in the consolidated financial statements. Cytyc’s significant legal proceedings are discussed above under “Information About Cytyc—Legal Proceedings.”

Stock-based Compensation—Stock-based compensation to employees, including grants of employee stock options, is recognized in the financial statements based on their fair values in accordance with SFAS No. 123R. In order to determine the fair value of Cytyc’s stock options and employee stock purchase plan shares, Cytyc is using the Black-Scholes option pricing model and is applying the multiple-option valuation approach to the stock option valuation. Cytyc is recognizing stock-based compensation expense on a straight-line basis over the requisite service period of the awards for options and restricted stock units granted following the adoption of SFAS No. 123R. For unvested stock awards outstanding as of January 1, 2006, Cytyc will continue to recognize stock-based compensation expense using the accelerated amortization method prescribed in FIN No. 28, Accounting for Stock Appreciation Rights and Other Variable Stock Option or Award Plans.

Cytyc’s estimates of the fair value of equity awards will be affected by the future market price of Cytyc’s common stock, as well as the actual results of certain assumptions used to value the equity awards. These assumptions include, but are not limited to, the related income tax impact, the expected volatility of the common stock, and the expected term of options granted.

As noted above, Cytyc determines the fair value of stock options and employee stock purchase plan shares by using the Black-Scholes option pricing model and applying the multiple-option valuation approach to the stock option valuation. The options have graded-vesting on an annual basis over an average vesting period of four years. In applying the multiple-option approach, Cytyc separately values each option “tranche” based on when the tranche vests. Cytyc estimates the expected option term by calculating the average period of time before the employees exercise their options and adds this to the vesting period of each tranche. Historically, this period of time has averaged one year from the date the options vest. The expected term of employee stock purchase plan shares is the average of the remaining purchase periods under each offering period. For equity awards granted prior to the adoption of SFAS No. 123R, Cytyc estimated the volatility of the common stock using historical volatility. For equity awards granted since January 1, 2006, Cytyc is estimating the volatility of the common stock using a combination of historical and implied volatility, as discussed in Staff Accounting Bulletin (“SAB”) No. 107, Considering the Information Between SFAS No. 123R and Certain Securities and Exchange Commissions Rules and Regulations. By using this combination, Cytyc is taking into consideration the historical realized volatility, as well as factoring in estimates of future volatility that it believes will differ from historical as a result of Cytyc’s product diversification over the last three years, the market performance of Cytyc’s common stock, the volume of activity of the underlying shares, the availability of actively traded options of Cytyc’s common stock, and overall market conditions.

Cytyc determines the risk-free interest rate used in the Black-Scholes option pricing model by looking at historical U.S. Treasury zero-coupon bond issues with remaining terms equal to the expected terms of the equity awards. In addition, Cytyc uses an expected dividend yield of zero in the option valuation model, because Cytyc does not expect to pay any cash dividends in the foreseeable future. Lastly, in accordance with SFAS No. 123R, Cytyc is required to estimate forfeitures at the time of grant and revise those estimates in subsequent periods if actual forfeitures differ from those estimates. In order to determine an estimated pre-vesting forfeiture rate for equity awards, Cytyc used historical forfeiture data. This estimated forfeiture rate has been applied to all unvested options outstanding as of January 1, 2006 and to all options and restricted stock units granted since January 1, 2006. Therefore, stock-based compensation expense is recorded for only those options and restricted stock units that are expected to vest.

In February 2007, Cytyc issued 160,700 performance-based restricted stock units (“Performance Shares”) that vest over a three-year period based upon specific future performance milestones. A grantee may also earn, over the course of three years, a total number of shares ranging from 0% to 175% of the number of shares equal to his or her initial grant of performance shares, which range is based on the actual achievement of the performance milestones. The market price of Cytyc’s common stock on date of grant was $30.44. Each period Cytyc will assess its estimate of the probability that such performance milestones will be met and, if necessary, will adjust the related stock-based compensation expense. Cytyc is recording stock-based compensation expense for these equity awards over the three-year vesting period for those Performance Shares that are expected to vest, assuming all future performance milestones will be met.

The statements of income (loss) classification of Cytyc’s stock-based compensation is consistent with the classification of Cytyc’s cash compensation expense related to the salaries of the employee equity award holders. Total stock-based compensation recognized in Cytyc’s condensed consolidated statements of income (loss) for the three and six months ended June 30, 2007 and 2006 was as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
	(in thousands)
Cost of sales	$290	$344	$551	$705
Research and development	677	803	1,286	1,647
Sales and marketing	2,129	2,525	4,044	5,176
General and administrative	1,742	2,066	3,309	4,235

Total stock-based compensation expense	$4,838	$5,738	$9,190	$11,763

As of June 30, 2007, total unrecognized stock-based compensation expense relating to unvested employee stock awards, adjusted for estimated forfeitures, was $44.1 million. This amount is expected to be recognized over a weighted-average period of 2.8 years. If actual forfeitures differ from current estimates, total unrecognized stock-based compensation expense will be adjusted for future changes in estimated forfeitures.

The above list is not intended to be a comprehensive list of all of Cytyc’s accounting estimates. In many cases, the accounting treatment of a particular transaction is specifically dictated by accounting principles generally accepted in the United States (“GAAP”), with little need for management’s judgment in their application. There are also areas in which management’s judgment in selecting any available alternative would not produce a materially different result. See Cytyc’s audited consolidated financial statements and notes thereto included in this joint proxy statement/prospectus which contain accounting policies and other disclosures required by GAAP.

Stock Option Review and Restatement of Financial Statements

During the first quarter of 2007, Cytyc became aware of a report prepared by an independent equity research firm suggesting that Cytyc was at an elevated risk for issues with the dating of stock option exercises prior to the effective date of the Sarbanes-Oxley Act of 2002. At the request of the General Counsel and the Chief Executive Officer, the audit committee (the “audit committee”) of the Cytyc board of directors, with the assistance of independent outside counsel and Cytyc’s internal audit department, conducted a voluntary review of circumstances relating to the exercising of employee stock options. As a result of that review, the audit committee concluded with respect to two current executives—the Chief Executive Officer and the General Counsel—that on several occasions during the period from 1996 through 2002, qualified incentive stock options granted under Cytyc’s stock option plans (the “Plans”) were reported as having been exercised before all of the actions required by the Plan to effect such an exercise were completed. To the extent an exercise can be reported as occurring before all the required actions are complete, an option holder has the opportunity to obtain an exercise date using hindsight (hereafter referred to as “exercise back-dating” or “look-back”) and thereby exercise on a date with a preferable market price. In connection with the above review, the Cytyc board of directors concluded that the affected executives did not understand the potential implications of their actions to Cytyc. The executives have reimbursed Cytyc for additional amounts which might have been due to Cytyc, as well as a portion of the costs of the audit committee’s review. The Cytyc board of directors continues to have full confidence in the integrity of the affected individuals.

Subsequent to the completion of Cytyc’s 2006 consolidated financial statements and the filing of its 2006 Annual Report on Form 10-K, Cytyc determined that variable award accounting should be considered for certain employee stock options as a result of the exercises described above. Based on additional research performed by Cytyc and accounting specialists engaged by counsel to the audit committee, Cytyc determined that all stock options granted to the Chief Executive Officer and General Counsel and still outstanding at any date following the first in a series of exercises by each of these executives reported as occurring before all the required actions were completed during the period 1996 through August 28, 2002 (the date the look-back practice was no longer available based on the change in the SEC’s filing requirements reducing the reporting window for equity share activity) are subject to variable award accounting because the exercise price of those options was not fixed on the date of grant. Under variable award accounting, non-cash, stock-based compensation expense is recognized based on the difference between the market price of Cytyc’s common stock for each affected period and the exercise price of the option. Accordingly, Cytyc has recorded stock-based compensation expense or benefit for each of the years ended December 31, 1996 through 2002 (noting there was no compensation expense or benefit for any years subsequent to 2002 related to these stock options) taking into consideration the vesting provisions of the award and the timing of exercise.

Cytyc has analyzed the circumstances surrounding exercises by other executives and other non-officer employees for purposes of determining whether any of the exercise activity under review would result in accounting consequences. Based on this analysis, Cytyc has concluded that single stock option grants to one current and one former executive (the “Two Other Executives”) were modified, from an accounting perspective, on the date of exercise in 2000. As a result, Cytyc has recorded a stock-based compensation charge during the year ended December 31, 2000, based on the excess of the quoted market price of Cytyc’s common stock as of the modification date over the option exercise price for those options.

The restatement impacts net income in the year ended December 31, 2002 (as presented in “Selected Historical Financial Data of Cytyc”) and impacts net (loss) income in the years ended December 31, 1996 through 2002 (as discussed in Note 15 to Cytyc’s audited consolidated financial statements). The cumulative impact to net (loss) income in the years ended December 31, 1996 through 2002 is reflected in an adjustment to retained earnings in Cytyc’s consolidated balance sheets, with a related tax impact on deferred tax assets. There was no restatement required for Cytyc’s consolidated statements of income for the years ended December 31, 2003, 2004, 2005 or 2006.

Separately, in light of the number of publicly-disclosed stock option grant back-dating activities at other companies, during 2006 Cytyc’s internal audit department, acting under the direction and supervision of the audit committee of the board of directors, reviewed Cytyc’s employee stock option granting practices and no inappropriate grant dates were identified. During 2007, such work of Cytyc’s internal audit department was reviewed by the independent outside counsel of the audit committee, which performed certain additional procedures and also did not identify any inappropriate grant dates.

Results of Operations

Comparison of Three and Six Months Ended June 30, 2007 and 2006

Net Sales

	Three Months Ended June 30,			Six Months Ended June 30,
	2007	2006	% Change	2007	2006	% Change
	($ in millions)
Domestic Diagnostic Products (1)	$100.3	$84.1	19%	$189.5	$164.8	15%
Domestic Surgical Products	65.9	50.0	32%	125.1	94.7	32%
International (2)	22.6	16.3	39%	43.1	31.4	37%

Total Company	$188.8	$150.4	26%	$357.7	$290.9	23%

(1)	Cytyc’s net sales for the three and six months ended June 30, 2007 include the results of Adeza from the date of acquisition (March 19, 2007, the date on which Cytyc owned the majority of Adeza’s outstanding shares).
(2)	The international segment includes international sales of Cytyc’s diagnostic products of $19.8 million and $14.9 million during the three months ended June 30, 2007 and 2006, respectively, and $37.9 million and $28.9 million during the six months ended June 30, 2007 and 2006, respectively. This segment also includes international sales of Cytyc’s surgical products of $2.8 million and $1.4 million during the three months ended June 30, 2007 and 2006, respectively, and $5.2 million and $2.5 million during the six months ended June 30, 2007 and 2006, respectively.

Net sales for each segment as a percentage of total consolidated net sales is as follows (dollars in millions) for the six months ended June 30, 2007 and 2006:

Cytyc’s domestic surgical net sales increased 32% during the three and six months ended June 30, 2007 as compared to the same periods of 2006, primarily reflecting growth in unit sales and increased average sales price of single-use disposable devices of both the NovaSure System and MammoSite Radiation Therapy System. Domestic net sales of Cytyc’s NovaSure System represented 86% and 85% of the domestic surgical products segment’s net sales during the three months ended June 30, 2007 and 2006, respectively, and represented 86%

and 84% of the domestic surgical products segment’s net sales during the six months ended June 30, 2007 and 2006, respectively. Net sales of the MammoSite Radiation Therapy System represented 13% of the domestic surgical products segment’s net sales during the three months ended June 30, 2007 and 2006, respectively, and 14% of the domestic surgical products segment’s net sales during the six months ended June 30, 2007 and 2006, respectively. During the three and six months ended June 30, 2007, no customer represented more than 10% of total domestic surgical net sales.

Cytyc’s domestic diagnostic net sales increased 19% and 15% during the three and six months ended June 30, 2007, respectively, as compared to the same periods of 2006, due primarily to the continued increase in adoption and utilization of the ThinPrep Imaging System across Cytyc’s customer base. In addition, net sales during the three and six months ended June 30, 2007 include $14.0 million and $17.6 million of net sales of FullTerm, The Fetal Fibronectin Test, acquired as part of Cytyc’s purchase of Adeza, from the date of acquisition. During the three months ended June 30, 2007, two customers represented 12% and 14%, respectively, of total domestic diagnostic net sales. During the six months ended June 30, 2007, two customers represented 13% and 14%, respectively, of total domestic diagnostic net sales.

Net sales in Cytyc’s international segment, which is comprised of net sales to customers outside the United States of both diagnostic and surgical products, increased 39% and 37% during the three and six months ended June 30, 2007, respectively, as compared to the same periods of 2006, primarily reflecting higher unit sales of the ThinPrep Pap Test and the NovaSure single-use disposable devices. During the three and six months ended June 30, 2007, no customer represented more than 10% of total international net sales.

During the three and six months ended June 30, 2007 and 2006, no customer represented 10% or more of Cytyc’s consolidated net sales.

Gross Margin

Cytyc’s gross margin was 74% and 78% during the three months ended June 30, 2007 and 2006, respectively, and was 75% and 78% during the six months ended June 30, 2007 and 2006, respectively. Cytyc’s gross margin decreased during the three and six months ended June 30, 2007, primarily as a result of: (i) slightly lower gross margins in Cytyc’s domestic diagnostic products segment as a result of increased placements of the ThinPrep Imaging System which generally carry lower gross margins than domestic sales of the ThinPrep Pap Test; (ii) Cytyc’s inclusion within cost of sales of $4.8 million and $8.0 million of non-cash amortization expense related to Cytyc’s intangible assets during the three and six months ended June 30, 2007, respectively; and (iii) growth in net sales at Cytyc’s international segment, which generally carries lower margins than sales in the United States, although there was an increase in gross margins within the international segment during the three and six months ended June 30, 2007 as compared to the same periods of 2006, reflecting product mix.

Operating Expenses

Total operating expenses increased to $86.6 million and $246.4 million for the three and six months ended June 30, 2007, respectively, an increase of 28% and 87%, respectively, as compared to $67.5 million and $131.9 million for the same periods of 2006, primarily as a result of the in-process research and development charges totaling $89.5 million associated with Cytyc’s March 2007 acquisitions of Adeza and Adiana Inc. (“Adiana”), incremental operating expense from these two subsidiaries, and fees of approximately $6.2 million related to Cytyc’s pending merger with Hologic. The following is a summary of operating expenses for the three and six months ended June 30, 2007 and 2006:

	Three Months Ended June 30,				Six Months Ended June 30,
	2007		2006		2007		2006
	$	% of Sales	$	% of Sales	$	% of Sales	$	% of Sales
	($ in millions)
Research and development	$11.4	6%	$10.7	7%	$21.1	6%	$21.0	7%
Sales and marketing	48.2	26%	42.0	28%	89.3	25%	82.1	28%
General and administrative	27.0	14%	14.8	10%	46.5	13%	28.8	10%
In-process research and development	—	—%	—	—%	89.5	25%	—	—%

Total operating expense	$86.6	46%	$67.5	45%	$246.4	69%	$131.9	45%

Research and Development

Cytyc’s core research and development strategy is to (i) enhance its existing product lines, such as the ThinPrep Imaging System, the NovaSure System, and the MammoSite Radiation Therapy System, through operational enhancements and cost reductions, and (ii) develop additional innovative medical diagnostic and surgical devices and therapeutic applications for cancer and women’s health, such as the Adiana Complete Transcervical Sterilization (“TCS”) System®, GestivaTM, CellientTM Automated Cell Block System and the Helica Thermal Coagulator System products. Cytyc’s research and development costs increased to $11.4 million and $21.1 million for the three and six months ended June 30, 2007, respectively, an increase of 6% and less than 1%, respectively, as compared to the same periods of 2006, primarily reflecting: (i) $2.4 million and $2.9 million of incremental expenses during the three and six months ended June 30, 2007, respectively, from the inclusion of the research and development activities of Adeza and Adiana in Cytyc’s consolidated results from the dates of acquisition, including continued development efforts surrounding the Gestiva product and the FDA approval process for the TCS System; and (ii) increased engineering costs to continue to improve the ThinPrep System, NovaSure System and the MammoSite Radiation Therapy System and to develop related technologies to grow Cytyc’s product lines. These costs were slightly offset by a $2.1 million and $4.2 million reduction of non-cash amortization as a result of recording this amortization within cost of sales during the three and six months ended June 30, 2007, respectively, where all such non-cash amortization had been included within research and development expenses in prior years.

In-Process Research and Development

As part of the allocation of the purchase prices of Adeza and Adiana from the dates of acquisition in March 2007, all intangible and tangible assets were identified and valued. It was determined that certain developed and in-development technology had ongoing value. As a result of this identification and valuation process, Cytyc allocated $43.5 million and $46.0 million, respectively, of the purchase prices to in-process research and development projects during the three months ended March 31, 2007. This allocation represents the estimated fair values based on risk-adjusted cash flows related to incomplete research and development activities associated with: (i) Adeza’s development of Gestiva, which is currently pending final approval from the FDA, as well as Adeza’s induction of labor diagnostic product which is in an earlier stage of development than Gestiva; and (ii) Adiana’s TCS System for which Cytyc is in the process of seeking a PMA from the FDA.

The rates utilized to discount the net cash flows to their present value was based on estimated weighted-average cost of capital calculations. A discount rate of 14% was used to value the in-process research and development projects purchased as part of the Adeza acquisition and a discount rate of 26% was used to value the in-process research and development projects purchased as part of the Adiana acquisition. These discount rates were higher than Cytyc’s weighted-average cost of capital due to, as applicable, the earlier-stage overall life cycles of the acquired products, the inherent uncertainties surrounding the outcome of the upgrade and development projects and successful commercialization and development of the acquired assets, the useful life of the acquired technology, the profitability levels of such technology and the uncertainty of technological advances that were unknown at that time.

As of the respective dates of acquisition of Adeza and Adiana, the acquired in-process research and development was charged to expense in the condensed consolidated statement of loss for the three months ended March 31, 2007.

Sales and Marketing

Sales and marketing costs increased to $48.2 million and $89.3 million for the three and six months ended June 30, 2007, respectively, an increase of 15% and 9%, respectively, as compared to the same period of 2006, due primarily to (i) $4.5 million and $5.4 million of incremental expenses during the three and six months ended June 30, 2007, respectively, from the inclusion of the sales and marketing activities of Adeza in Cytyc’s consolidated results from the date of acquisition, including costs associated with the integration of the Adeza sales force and (ii) incremental sales and marketing costs, primarily related to headcount to support the growth in sales and commissions on higher net sales in Cytyc’s domestic surgical products business. These higher sales and marketing costs were partially offset by a $0.4 million and $1.1 million reduction in non-cash stock-based compensation expense during the three and six months ended June 30, 2007, respectively, as compared to the same periods in 2006.

General and Administrative

General and administrative costs increased to $27.0 million and $46.5 million for the three and six months ended June 30, 2007, respectively, an increase of 83% and 61%, respectively, as compared to the same periods of 2006, primarily due to: (i) $6.2 million of costs incurred during the three months ended June 30, 2007 related to Cytyc’s pending merger with Hologic, (ii) $1.2 million and $1.6 million of incremental expenses during the three and six months ended June 30, 2007, respectively, from the inclusion of the general and administrative activities of Adeza in Cytyc’s consolidated results from the date of acquisition, (iii) increased personnel and facility costs to support the growth of Cytyc’s business; and (iv) increased efforts to enhance Cytyc’s management information systems. These increased costs were partially offset by $0.3 million and $0.9 million reduction in non-cash stock-based compensation expense during the three and six months ended June 30, 2007, respectively, as compared to the same periods in 2006.

Other (Expense) Income, net

Cytyc recorded interest expense of $3.8 million and $1.8 million for the three months ended June 30, 2007 and 2006, respectively, and $6.2 million and $3.6 million for the six months ended June 30, 2007 and 2006, respectively, related primarily to: (i) $1.8 million and $3.6 million of interest expense during both the three and six months ended June 30, 2007 and 2006, respectively, from Cytyc’s 2.25% convertible notes due 2024, which were issued on March 22, 2004, including amortization of $0.4 million and $0.8 million of deferred financing costs for both the three and six months ended June 30, 2007 and 2006, respectively, associated with the issuance of these notes; and (ii) $1.9 million and $2.5 million of interest expense during the three and six months ended June 30, 2007, related to Cytyc’s borrowing on its line of credit facility during the first quarter of 2007, to facilitate the purchases of Adiana and Adeza. Interest income decreased to $0.6 million and $3.3 million for the three and six months ended June 30, 2007, respectively, as compared to $1.8 million and $3.7 million for the same periods of 2006, respectively, as the average total balance of Cytyc’s cash, cash equivalents and investment securities was lower during the three and six months ended June 30, 2007 as compared to the same periods of 2006 due to the acquisitions of Adeza and Adiana.

Income Taxes

Cytyc’s effective tax rate for the three and six months ended June 30, 2007 was 34.1% and 193.6%, respectively. Exclusive of the effects of the non-deductible in-process research and development charges incurred in connection with Cytyc’s acquisitions of Adeza and Adiana in March 2007 Cytyc’s effective tax rate for the six months ended June 30, 2007 would have been 33.7%, including the impact of the recognition of a $1.6 million tax benefit related to a tax examination that closed during the first quarter of 2007, as well as the reversal during the second quarter of 2007 of $1.4 million of deferred tax liabilities related to permanently reinvesting the undistributed earnings realized by Cytyc’s Costa Rica subsidiary. The effective tax rate for the three and six months ended June 30, 2007 also reflected $4.4 million of non-deductible costs associated with Cytyc’s pending merger with Hologic incurred during the second quarter of 2007. The effective tax rate was 36.5% for both the three and six months ended June 30, 2006. Cytyc believes it has adequate liabilities for uncertain tax positions. If Cytyc ultimately determines that these liabilities are greater or less than the amounts paid, it will adjust the liabilities for uncertain tax positions and recognize a tax benefit or charge in the consolidated statement of income (loss) during the period in which Cytyc makes the determination or, if the adjustments relate to unrecognized tax benefits for deferred tax assets recorded in connection with an acquisition, Cytyc will adjust the carrying value of goodwill. Cytyc estimates its effective tax rate for 2007 will be in the range of 55% to 56% and, exclusive of the effects of the in-process research and development charges, Cytyc estimates its effective tax rate will be in the range of 35% to 36%.

Comparison of Years Ended December 31, 2006, 2005 and 2004

Net Sales

	Years Ended December 31,			Percent Change
	2006	2005	2004	2006/ 2005	2005/ 2004
	(in millions)
Domestic Diagnostic Products	$334.0	$311.3	$289.5	7%	8%
Domestic Surgical Products(1)	206.0	143.9	62.5	43%	130%
International(2)	68.3	53.1	41.6	29%	28%

Total Company	$608.3	$508.3	$393.6	20%	29%

(1)	Cytyc’s 2005 operating results include the results of Proxima from the date of acquisition (March 7, 2005). Cytyc’s 2004 operating results include the results of Novacept from the date of acquisition (March 24, 2004).
(2)	The international segment includes international sales of Cytyc’s diagnostic products of $62.3 million, $50.3 million and $40.5 million in 2006, 2005 and 2004, respectively. This segment also includes international sales of Cytyc’s surgical products of $6.0 million, $2.8 million, and $1.1 million in 2006, 2005, and 2004 respectively.

Net sales for each segment as a percentage of total consolidated net sales is as follows (dollars in millions):

Cytyc’s domestic surgical products net sales increased 43% in 2006 as compared to 2005 and increased 130% in 2005 as compared to 2004, primarily reflecting growth in unit sales and increased average sales price of single-use disposable devices of both the NovaSure System and MammoSite Radiation Therapy System. These increases also reflect the timing of Cytyc’s acquisitions of Proxima (March 7, 2005) and Novacept (March 24, 2004). Domestic net sales of Cytyc’s NovaSure System represented 85% and 86% of the domestic surgical products division’s net sales in 2006 and 2005, respectively, and net sales of the MammoSite Radiation Therapy System represented 14% and 12% of the domestic surgical products division’s net sales in 2006 and 2005, respectively. Cytyc’s 2005 operating results include the results of Proxima from the date of acquisition and Cytyc’s 2004 operating results include the results of Novacept from the date of acquisition.

Cytyc’s domestic diagnostic products net sales increased 7% in 2006 as compared to 2005 and 8% in 2005 as compared to 2004, due primarily to the continued increase in adoption and utilization of the ThinPrep Imaging System across Cytyc’s customer base.

Net sales in Cytyc’s international division, which is comprised of sales to customers outside the United States of both diagnostic and surgical products, increased 29% in 2006 as compared to 2005 and 28% in 2005 as compared to 2004. The increase in each year primarily reflects higher unit sales of the ThinPrep Pap Test and the NovaSure single-use disposable devices.

For the year ended December 31, 2006, no customer represented 10% or more of Cytyc’s consolidated net sales. Net sales to one customer within its domestic diagnostic division represented 11% and 17% of Cytyc’s consolidated net sales in 2005 and 2004, respectively.

Gross Margin

Cytyc’s gross margin was 78% in 2006 and was 79% in 2005 and 2004. The gross margin decreased during 2006, in part reflecting the inclusion of $1.3 million of stock-based compensation expense within cost of sales. Apart from this impact, gross margin reflected product mix, with increased placements of the ThinPrep Imaging System and growth in international sales of Cytyc’s diagnostic products, both of which generally have lower profit margins than sales of Cytyc’s disposable devices in the United States. The gross margin remained consistent in 2005 as compared to 2004, as the impact of domestic net sales of the ThinPrep Pap Test and increasing sales of the higher-margin NovaSure and MammoSite disposable devices were offset by increased placements of the ThinPrep Imaging System and growth in international sales of Cytyc’s diagnostic products, both of which generally have lower profit margins.

Operating Expenses

Total operating expenses increased to $272.4 million for 2006, an increase of 26% over 2005, as compared to an increase of 22% in 2005 over 2004. Operating expenses in 2006 include $19.9 million of stock-based compensation expense pursuant to the provisions of SFAS No. 123R. As a result of the adoption of SFAS No. 123R on January 1, 2006, as required, Cytyc began to recognize all stock-based compensation to employees, including grants of employee stock options, in the financial statements based on their fair values. Operating expenses in 2006 also include a restructuring charge of $2.9 million relating to Cytyc’s decision to consolidate its Mountain View, California operations into Cytyc’s existing operations in Costa Rica and Massachusetts. Operating expenses in 2005 include a $7.8 million charge as a result of an arbitration decision (see Note 10(e) to Cytyc’s audited consolidated financial statements), and Cytyc’s operating expenses in 2004 include a charge of $19.1 million to write off acquired in-process research and development costs related to its acquisition of Novacept in March 2004. The following is a summary of operating expenses for the years ended December 31, 2006, 2005 and 2004:

	Years Ended December 31,			Percent of Net Sales
	2006	2005	2004	2006	2005	2004
	(in millions)
Research and development (includes stock based compensation expense under SFAS No. 123R of $3.0 million for the year 2006)	$44.1	$32.3	$20.8	7%	6%	5%
Sales and marketing (includes stock based compensation expense under SFAS No. 123R of $9.3 million for the year 2006)	161.9	131.4	102.0	27%	26%	26%
General and administrative (includes stock based compensation expense under SFAS No. 123R of $7.6 million for the year 2006)	63.5	45.3	35.3	10%	9%	9%
Restructuring	2.9	—	—	1%	—	—
Arbitration decision	—	7.8	—	—	2%	—
In-process research and development	—	—	19.1	—	—	5%

Total operating expenses	$272.4	$216.8	$177.2	45%	43%	45%

Research and Development

Cytyc’s core research and development strategy is to enhance its existing product lines, such as the ThinPrep Imaging System, the NovaSure System, the MammoSite Radiation Therapy System and the GliaSite Radiation Therapy System, through operational enhancements and cost reductions, as well as to continue to develop additional innovative medical diagnostic and surgical devices and therapeutic applications for cancer and women’s health, through Cytyc’s existing intellectual property as well as the acquisition of new intellectual property. Cytyc’s research and development costs increased to $44.1 million in 2006, an increase of $11.8 million or 37%, over 2005, as compared to an increase of $11.5 million or 55% in 2005 over 2004, primarily reflecting: (i) $3.0 million of stock-based compensation expense recorded in 2006 pursuant to SFAS No. 123R; (ii) $4.1 million and $3.7 million of incremental non-cash amortization of Cytyc’s developed technology intangible assets during 2006 and 2005, respectively, specifically resulting from Cytyc’s acquisitions of Novacept in March 2004 and Proxima in March 2005, which are amortized using the cash flow method; (iii) incremental expenses supporting the MammoSite Radiation Therapy System which were included in Cytyc’s operating results for the full year of 2006 as compared to slightly more than nine months in 2005 and none in 2004; and (iv) increased engineering costs and clinical trial costs to continue to improve the NovaSure System and the MammoSite Radiation Therapy System and to develop related technologies to grow Cytyc’s product lines, as well as incremental clinical trial costs in support of the FirstCyte Breast Test.

In-Process Research and Development

As part of the allocation of the purchase price of Novacept in March 2004, all intangible assets were identified and valued. It was determined that certain developed and in-development technology had value. As a result of this identification and valuation process, Cytyc allocated $19.1 million of the purchase price to in-process research and development projects in 2004. This allocation represents the estimated fair value based on risk-adjusted cash flows related to incomplete research and development activities associated with an upgrade to the RF Controller. The RF Controller delivers radio frequency energy and is one of the two primary components of the NovaSure System. The upgrade to the RF Controller was necessary to replace the existing power supply, a critical component of the RF Controller which was being discontinued by its supplier.

The rate utilized to discount the net cash flows to their present value was based on estimated weighted-average cost of capital calculations. A discount rate of 20% was used to value the in-process research and development project. This discount rate was higher than Cytyc’s weighted-average cost of capital due to the early-stage life cycle of the acquired products, the inherent uncertainties surrounding the outcome of the upgrade project and successful commercialization and development of the acquired assets, the useful life of the acquired technology, the profitability levels of such technology and the uncertainty of technological advances that were unknown at that time.

As of the date of acquisition (March 24, 2004), the upgrade to the RF Controller was under design review, the remaining costs to complete the project were not material and the project was anticipated to be, and actually was, completed in late 2004 with net cash inflows commencing at that time. Accordingly, the acquired in-process research and development was charged to expense as of the date of the acquisition. There have been no variations from Cytyc’s underlying projections and assumptions as compared to actual operating results that would have had a material impact on the valuation of the in-process research and development. In addition, since that time, there have been no additional significant, ongoing activities associated with the in-process research and development and there were no other significant acquired projects. There were no in-process research and development charges in connection with Cytyc’s acquisition of Proxima in March 2005.

Sales and Marketing

Sales and marketing costs increased to $161.9 million for the year ended December 31, 2006, an increase of $30.6 million or 23% over 2005, as compared to a 29% increase in 2005 over 2004, primarily due to incremental sales and marketing costs of Cytyc’s domestic surgical products division. These costs reflect: (i) $9.3 million of stock-based compensation expense during the year ended December 31, 2006 pursuant to SFAS No. 123R; (ii) the continued growth in the sales force to support increased sales of Cytyc’s surgical products, including the expansion of its domestic sales force resulting from the acquisition of Proxima in March 2005; and (iii) customer training costs associated with increased sales of Cytyc’s surgical products to new customers. These incremental costs were slightly offset by a decrease in costs related to the integration and cross-training of Cytyc’s sales forces, as the majority of these costs were incurred during 2005 following the Proxima acquisition.

The 29% increase to $131.4 million for the year ended December 31, 2005 over 2004, was primarily due to sales and marketing costs at Cytyc’s domestic surgical products division. The increase of approximately $29.4 million in 2005 reflects the expansion of Cytyc’s domestic sales force resulting from the acquisitions of Novacept and Proxima in March 2004 and 2005, respectively, costs to integrate and cross-train Cytyc’s sales forces following the Proxima acquisition and costs associated with a direct-to-consumer marketing program launched during 2005 for Cytyc’s NovaSure product. In addition, Cytyc incurred incremental sales and marketing costs of approximately $3.4 million in 2005 as compared to 2004 to support its international expansion efforts.

Overall, Cytyc’s sales and marketing expense increased to 27% of net sales in 2006 as compared to 26% in both 2005 and 2004.

General and Administrative

General and administrative costs increased to $63.5 million for the year ended December 31, 2006, an increase of $18.2 million or 40% over 2005 and such costs increased 28% to $45.3 million for the year ended December 31, 2005 over 2004, primarily due to: (i) $7.6 million of stock-based compensation expense during the year ended December 31, 2006, pursuant to SFAS No. 123R; (ii) $3.6 million of costs associated with the acquisition and sale of shares of Vision Systems Limited; and (iii) increased costs during 2006 and 2005 to support the growth of Cytyc’s business, such as increases in personnel and facility costs, enhancements to Cytyc’s management information systems and increases in its product liability insurance coverage. The increases in general and administrative costs during 2006 were offset in part by a decrease in costs associated with litigation as compared to 2005 (See Note 10(e) to Cytyc’s audited consolidated financial statements).

As a percentage of net sales, general and administrative expenses were 10% in 2006 and 9% in both 2005 and 2004.

Restructuring

During the fourth quarter of 2006, Cytyc’s management approved a restructuring plan designed to reduce future operating expenses, by consolidating Cytyc’s Mountain View, California operations into its existing operations in Costa Rica and Massachusetts. In connection with this plan, Cytyc incurred $2.9 million of restructuring costs during the fourth quarter of 2006 related to severance expenses and expects to incur additional restructuring costs in 2007 of approximately $5 million to $6 million, primarily resulting from retention costs and incremental depreciation of leasehold improvements. None of the severance has been paid as of December 31, 2006 and all is expected to be paid during 2007.

Other Income (Expense), net

As a result of the sale of Cytyc’s shares of Vision Systems Limited in December 2006, Cytyc realized a gain of $11.2 million and included this gain within gain on strategic investments, net in its consolidated statement of income. In addition Cytyc recorded a realized foreign currency gain of $1.9 million related to this transaction and included such gain in other income (expense).

Cytyc recorded interest expense of $7.5 million, $7.2 million, and $5.4 million for the years ended December 31, 2006, 2005, and 2004, respectively, related primarily to its 2.25% convertible notes due 2024, which were issued on March 22, 2004, including amortization of $1.7 million, $1.5 million, and $1.2 million, respectively, of deferred financing costs, primarily associated with the issuance of these notes. Interest income increased to $7.2 million, $3.3 million, and $2.4 million in each of the years ended December 31, 2006, 2005 and 2004, respectively, as the average interest rate for Cytyc’s cash, cash equivalents and investment securities was higher in each year as compared to the immediately preceding year.

Income Taxes

During the year ended December 31, 2006, Cytyc completed tax audits that resulted in the recognition of a tax benefit in its consolidated statement of income of approximately $2 million and a decrease in its effective tax rate for 2006 to 35%. Cytyc’s effective tax rates for 2005 and 2004 were 36.5% and 43.6%, respectively. Exclusive of the effects of the non-deductible $19.1 million in-process research and development charge incurred in connection with the Novacept acquisition in March 2004, Cytyc’s effective tax rate for 2004 would have been 38%. The decrease from 2005 to 2006 was due to the completion of various tax audits and an increase in tax-exempt interest income. The decrease from 2004 to 2005 was due to savings from tax planning initiatives which began in 2003, as well as the impact in 2005 of the American Jobs Creation Act of 2004. Cytyc is undergoing various audits on the state level and expects these audits to conclude at various dates throughout 2007. Although Cytyc believes it has adequate reserves for potential assessments, Cytyc recognizes liabilities for potential tax audit issues in the United States and other tax jurisdictions based on its estimate of whether, and to the extent to which, additional taxes will be due. If Cytyc ultimately determines that these reserves are greater or less than the amounts paid, Cytyc will adjust the reserves and recognize a tax benefit or charge during the period in which it makes the determination or, if the adjustments to the reserves relate to deferred tax assets recorded in connection with an acquisition, Cytyc will adjust the carrying value of goodwill. Cytyc estimates that its effective tax rate for 2007 will be in the range of 35% to 35.5% as Cytyc continues to realize savings from tax planning initiatives, as well as the impact of the American Jobs Creation Act of 2004.

Liquidity and Capital Resources

At June 30, 2007, Cytyc had total cash, cash equivalents and investment securities of $33.3 million. Cash provided by operations was $85.1 million for the six months ended June 30, 2007, an increase of 17% compared to $72.6 million during the same period of 2006, primarily as a result of increased net sales as compared to the same period in the prior year and Cytyc’s $11.4 million payment to DEKA during the first quarter of 2006 relating to the arbitration panel decision. Cytyc’s net accounts receivable increased 20% to $113.7 million at June 30, 2007 as compared to $94.9 million at December 31, 2006, reflecting continued growth in net sales, the timing of cash collections, as well as the addition of receivables obtained in the acquisition of Adeza in March 2007. Cytyc’s Days Sales Outstanding (“DSO”) was 54 and 52 days at June 30, 2007 and December 31, 2006, respectively. Cytyc has had no significant issues of collectibility. The slight increase in DSO is largely the result of Cytyc’s acquisition of Adeza, which has generally had a higher DSO than Cytyc’s historical average. The term “Days Sales Outstanding”, which Cytyc calculates by dividing gross trade accounts receivable at the end of the quarter by its average consolidated daily net sales for the quarter, refers to the estimated number of days’ worth of sales that are outstanding and unpaid at any given time. Cytyc’s inventories increased 11% to $32.7 million at June 30, 2007 as compared to $29.5 million at December 31, 2006, primarily reflecting an increase in inventory to support the growth in net sales in Cytyc’s domestic diagnostic and surgical products businesses, as well as an increase as a result of Cytyc’s acquisition of Adeza during the first quarter of 2007.

At December 31, 2006, Cytyc had cash, cash equivalents and investment securities totaling $297.7 million. Cash provided by operations was $173.7 million for 2006, a decrease of 1%, as compared to cash from operations of $176.0 million in 2005, primarily as a result of Cytyc’s $11.4 million payment to DEKA during the first quarter of 2006 relating to the arbitration panel decision (see Note 10(e) to Cytyc’s audited consolidated financial statements), partially offset by increased net sales and timing of cash collections as compared to the prior year. Cash provided by operations in 2005 increased 28% as compared to cash from operations of $137.6 million in 2004, primarily as a result of increased net sales and the utilization of favorable tax attributes included in the Novacept and Proxima acquisitions. Cytyc’s net accounts receivable increased 15% to $94.9 million at December 31, 2006, as compared to $82.8 million at December 31, 2005, reflecting continued growth in net sales, as well as the timing of cash collections. DSO improved to 52 days at December 31, 2006 as compared to 53 days at December 31, 2005. Cytyc’s inventories increased 23% to $29.5 million at December 31, 2006, as compared to $24.0 million at December 31, 2005, primarily reflecting an increase in inventory to support growth in net sales across its business.

Cytyc’s investing activities used cash of $285.1 million during the six months ended June 30, 2007, primarily related to the acquisitions of Adeza and Adiana in March 2007. The total purchase prices for Adeza and Adiana were $457.3 million and $60.5 million (excluding future contingent payments), respectively, including acquisition-related costs (see Note 3 to Cytyc’s condensed consolidated financial statements). During the six months ended June 30, 2007, Cytyc paid $427.7 million and $58.4 million, respectively (net of cash acquired), related to these acquisitions using a combination of cash on hand and borrowings on its line of credit. Also during the six months ended June 30, 2007: Cytyc (i) paid $3.6 million to the former stockholders of Proxima Therapeutics, Inc. (“Proxima”), a company Cytyc acquired in 2005, for contingent earn-out payments relating to incremental sales growth in Cytyc’s breast-related products during 2006 (there will be no further contingent earn-out payments associated with the Proxima acquisition); (ii) invested $12.4 million in equipment under customer usage agreements, of which $10.8 million represented ThinPrep Imaging System units; and (iii) made

$9.5 million of capital expenditures related primarily to Cytyc’s investment in manufacturing processes to support the growth of its business. During 2007, Cytyc expects to invest between $45 million and $50 million for the manufacture of equipment to be placed at customer sites and capital expenditures, including an investment in systems and infrastructure improvements and other machinery and equipment purchases to support the growth in its business.

During the six months ended June 30, 2006, Cytyc’s investing activities used cash of $37.2 million, primarily related to the payment of $21.1 million to the former Proxima shareholders for the contingent earn-out payments relating to incremental sales growth in Cytyc’s breast-related products during 2005 pursuant to the terms of the related merger agreement. In addition, during the six months ended June 30, 2006, Cytyc invested $13.5 million in equipment under customer usage agreements, of which $11.5 million represented ThinPrep Imaging System units, and Cytyc made $8.6 million of capital expenditures.

Cytyc’s investing activities used cash of $120.6 million in 2006, primarily as a result of: (i) the March 2006 payment of $21.1 million to the former Proxima stockholders for the contingent earn-out payments relating to incremental sales growth in Cytyc’s breast-related products during 2005 (see Note 4(b) to Cytyc’s audited consolidated financial statements); (ii) Cytyc’s investment of $25.5 million in equipment under customer usage agreements, of which approximately $21.0 million represented ThinPrep Imaging Systems units; (iii) $22.3 million of capital expenditures during 2006, related primarily to Cytyc’s investment in manufacturing processes and information systems to support the growth of its business; and (iv) $48.5 million net purchases of investment securities, including proceeds of $11.2 million from the sale of Cytyc’s shares of Vision Systems Limited in December 2006 (see Note 4(d) to Cytyc’s audited consolidated financial statements).

Cytyc’s investing activities used cash of $152.4 million in 2005, primarily related to the purchase of Proxima in March 2005, partially offset by net proceeds from sales and maturities of investment securities. As of December 31, 2005, Cytyc paid $163.0 million of the Proxima purchase price using a combination of cash, cash equivalents and investment securities to fund the purchase. During 2005, Cytyc also invested $27.3 million in equipment used under customer usage agreements, of which approximately $22.0 million represented ThinPrep Imaging Systems for use at customer sites. Cytyc also made $13.4 million of capital expenditures during 2005, related primarily to its investment in manufacturing processes, facilities and information systems to support the growth of its business, as well as costs to manufacture the ThinPrep Imaging System units to be placed at customer sites under usage agreements.

Cytyc’s financing activities during the six months ended June 30, 2007 provided cash of $91.2 million, primarily reflecting its net borrowings of $55.0 million on its line of credit facility to facilitate its purchases of Adeza and Adiana, as well as $41.8 million and $2.3 million of proceeds from the exercise of stock options and employee purchases of Cytyc common stock under Cytyc’s employee stock purchase plan, respectively, along with related tax benefits of $8.6 million. Partially offsetting these cash inflows was the repurchase of $16.5 million of Cytyc common stock during the six months ended June 30, 2007 as part of Cytyc’s stock repurchase program. Cytyc’s financing activities during the six months ended June 30, 2006 used cash of $59.0 million, primarily reflecting Cytyc’s repurchase of $78.6 million of its common stock as part of Cytyc’s stock repurchase program, partially offset by proceeds and tax benefits of $16.8 million and $2.0 million from the exercise of stock options and employee purchases of Cytyc common stock under Cytyc’s employee stock purchase plan, respectively.

Cytyc’s financing activities in 2006 used cash of $36.7 million, primarily reflecting its repurchase of $108.6 million of Cytyc common stock as part of its stock repurchase program, partially offset by proceeds of $65.8 million and $3.8 million from the exercise of stock options and employee purchases of Cytyc common stock under the employee stock purchase plan, respectively. Cytyc’s financing activities in 2005 generated cash of $14.0 million, resulting from proceeds of $61.1 million and $2.9 million from the exercise of stock options and employee purchases of Cytyc common stock under the employee stock purchase plan, respectively, partially offset by its repurchase of $50.1 million of Cytyc common stock, including $0.1 million in commissions, as part of its stock repurchase program.

Long-Term Debt and Contractual Obligations

Convertible Notes—On March 22, 2004, Cytyc completed the sale (the “Offering”) of $250 million aggregate principal amount of its 2.25% convertible notes due 2024. The convertible notes were sold to qualified institutional buyers pursuant to an exemption from the registration requirements of the Securities Act of 1933, as amended. The notes bear interest at a rate of 2.25% per year on the principal amount, payable semi-annually in arrears in cash on March 15 and September 15 of each year, beginning September 15, 2004. The holders of the notes may convert the notes into shares of Cytyc’s common stock at a conversion price of $29.67 per share, subject to adjustment, prior to the close of business on March 15, 2024, subject to prior redemption or repurchase of the notes, under any of the following circumstances: (1) during any calendar quarter commencing after June 30, 2004 if the closing sale price of Cytyc’s common stock exceeds 120% of the conversion price for at least 20 trading days in the 30 consecutive trading days ending on the last trading day of the preceding calendar quarter (if the specified threshold is met, the notes will thereafter be convertible at any time at the option of the holder prior to the close of business on March 15, 2024); (2) during the five business day period after any five consecutive trading day period in which the trading price per $1,000 principal amount of notes for each day of such period was less than 98% of the product of the closing sale price of Cytyc’s common stock and the number of shares issuable upon conversion of $1,000 principal amount of the notes; (3) if the notes have been called for redemption; or (4) upon the occurrence of specified corporate events.

Holders may require Cytyc to repurchase the notes on March 15 of 2009, 2014 and 2019 at a repurchase price equal to 100% of their principal amount, plus accrued and unpaid interest, including contingent interest and liquidated damages, if any, to, but excluding, the repurchase date. Cytyc may redeem any of the notes beginning March 20, 2009, by giving holders at least 30 days’ notice.

On July 19, 2007, Cytyc announced that it is delivering a notice to the holders of the notes in connection with Section 15.01(a)(i) of the indenture between Cytyc and U.S. Bank Trust National Association, as trustee, under which the notes were issued (the “Indenture”). The notice advised that effective July 1, 2007, holders are entitled to convert the convertible notes into shares of the Cytyc’s common stock due to the closing sale price of Cytyc’s common stock exceeding 120% of the notes conversion price for at least twenty trading days out of the last thirty trading days in the quarter ended June 30, 2007. The conversion price of the notes is $29.67 under the Indenture. The notes will remain convertible into shares of Cytyc’s common stock at any time at the option of the holder through maturity.

As of August 10, 2007, none of the convertible notes have been converted into Cytyc’s common stock.

Credit Agreement—Cytyc has a five-year Credit Agreement (the “Credit Agreement”) with a syndicate of lenders, which provides for a $345 million senior unsecured revolving credit facility. Cytyc may request an increase in available borrowings under the Credit Agreement by an additional amount of up to $155 million (for a maximum amount of $500 million) upon satisfaction of certain conditions. The loan proceeds are available to be used by Cytyc and its subsidiaries to finance working capital needs and for general corporate purposes, including future business acquisitions, as defined. Four of Cytyc’s wholly-owned subsidiaries are guarantors under the Credit Agreement. On May 14, 2007, Cytyc and its related lenders amended the Credit Agreement in order to: (i) extend the delivery deadline for both the audited financial statements for the fiscal year ended December 31, 2006 and the unaudited financial statements for the fiscal quarter ended March 31, 2007; and (ii) amend the negative covenant concerning Indebtedness (as such term is defined in the Credit Agreement) to increase the maximum size of the receivables financing facility permitted thereunder from $50 million to $100 million.

Amounts under the Credit Agreement may be borrowed, repaid and re-borrowed by Cytyc from time to time until the maturity of the Credit Agreement on June 30, 2011. Voluntary prepayments and commitment reductions requested by Cytyc under the Credit Agreement are permitted at any time without penalty (other than customary breakage costs relating to the prepayment of any drawn loans) upon proper notice and subject to a minimum dollar requirement. Borrowings under the Credit Agreement bear interest at a floating rate, which will be, at Cytyc’s option, either LIBOR plus an applicable margin (which is subject to adjustment based on financial ratios), or a base rate.

The Credit Agreement requires Cytyc to comply with maximum leverage and minimum fixed charge coverage ratios. The Credit Agreement contains affirmative and negative covenants, including limitations on additional debt, liens, certain investments, and acquisitions outside of the healthcare business. The Credit Agreement also includes events of default customary for facilities of this type. Upon the occurrence of an event of default, all outstanding loans may be accelerated and/or the lenders’ commitments terminated.

As of June 30, 2007, Cytyc had $55.2 million outstanding under this Credit Agreement at an interest rate of 5.8%, of which $15.2 million was repaid in July 2007.

Adiana Earn-out Payments—As part of Cytyc’s acquisition of Adiana, Cytyc may be required to make contingent earn-out payments tied to future performance milestones (see Note 3(b) to Cytyc’s condensed consolidated financial statements).

Contractual Obligations—Cytyc’s future contractual cash obligations as of June 30, 2007 are as follows (in thousands):

	Payments Due by Period
	Total	2007	2008	2009	2010	2011	Thereafter
Contractual Obligations
Operating leases	$76,078	$4,530	$8,662	$7,575	$7,165	$7,144	$41,002
Finance lease obligation (1)	29,008	430	2,240	2,420	2,515	2,569	18,834
Inventory purchase commitments	18,000	2,000	4,000	3,000	3,000	3,000	3,000
Private equity investments (2)	2,950	2,950	—	—	—	—	—
Line of credit facility (3)	55,244	—	—	—	—	55,244	—
Convertible debt: (4)
Principal	250,000	—	—	250,000	—	—	—
Interest	11,250	2,812	5,625	2,813	—	—	—

Total contractual cash obligations (5)	$442,530	$12,722	$20,527	$265,808	$12,680	$67,957	$62,836

(1)	Represents: a) the lease of a facility located in Marlborough, Massachusetts to be used principally as a manufacturing facility. The lease was entered into on July 11, 2006. Total minimum payments due under the lease as of June 30, 2007 were $12.2 million; and b) the lease of a facility located in Alajuela, Costa Rica to be used as a manufacturing and office facility. The lease was entered into on April 23, 2007. Total minimum payments due under the lease as of June 30, 2007 were $16.8 million.
(2)	Primarily relates to the remainder of Cytyc’s $5 million private equity investment.
(3)	The line of credit borrowings bear a variable interest rate as such interest payments are not included in this table. Cytyc has included this amount in current liabilities in its condensed consolidated balance sheet as Cytyc expects to repay this amount within one year.
(4)	Relates to Cytyc’s $250 million aggregate principal amount of 2.25% convertible senior notes described above. The amounts in the table above include interest and principal payable assuming redemption at the earliest redemption date of March 5, 2009. In July 2007, these notes became convertible into Cytyc common stock at the option of the note holders (see Note 12 to Cytyc’s condensed consolidated financial statements).
(5)	Cytyc has not included $5.8 million of liabilities relating to uncertain tax positions within this schedule due to uncertainty of the payment date, if any. In addition, Cytyc has not included any contingent earn-out payments relating to Cytyc’s acquisition of Adiana as payment of such earn-outs, if any, are tied to future performance milestones (see Note 3(b) to Cytyc’s condensed consolidated financial statements).

Cytyc expects that its cash and cash equivalents, investment securities, cash flows from operating activities and funds available under its Credit Agreement will be sufficient to meet its projected operating cash needs for the next twelve months, including capital expenditures, lease and purchase commitments and tax payments. However, from time to time, Cytyc reviews its capital structure and financing arrangements. As a result of these reviews, Cytyc may periodically elect to pursue alternatives to its current structure, including the refinancing of its existing debt securities, the issuance of additional debt securities, the expansion of the existing credit facility, and the emplacement of an additional credit facility. In addition, if Cytyc makes future acquisitions, it may be required to seek additional capital.

Off-Balance Sheet Arrangements

Cytyc does not maintain any off-balance sheet financing arrangements apart from the operating leases described above.

Recent Accounting Pronouncements

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements. Among other requirements, SFAS No. 157 defines fair value and establishes a framework for measuring fair value and also expands disclosure requirements regarding fair value measurements. SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007 and interim periods within those years. Cytyc is evaluating the potential impact that adopting SFAS No. 157 will have on Cytyc’s consolidated financial statements.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities—Including an amendment of FASB Statement No. 115, which permits entities to measure various financial instruments and certain other items at fair value at specified election dates. The election must be made at initial recognition of the financial instrument, and any unrealized gains or losses must be reported at each reporting date. SFAS No. 159 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. Cytyc is evaluating the potential impact that adopting SFAS No. 159 will have on Cytyc’s consolidated financial statements.

Quantitative and Qualitative Disclosures About Market Risk

Derivative Financial Instruments, Other Financial Instruments, and Derivative Commodity Instruments

At June 30, 2007, Cytyc was not a party to any derivative financial instruments, other financial instruments for which the fair value disclosure would be required under SFAS No. 107, Disclosures about Fair Value of Financial Instruments, or derivative commodity instruments. At June 30, 2007, all of Cytyc’s investments were in municipal bonds that are carried at fair value on Cytyc’s books. Accordingly, Cytyc has no quantitative information concerning the market risk of participating in such investments.

Primary Market Risk Exposures

Cytyc’s primary market risk exposures are in the areas of interest rate risk and foreign currency exchange rate risk. Cytyc’s investment portfolio of cash equivalents and investment securities is subject to interest rate fluctuations, but Cytyc believes this risk is immaterial due to the short-term nature of these investments. Cytyc’s business outside the United States is conducted primarily in local currencies, except in Costa Rica, where the majority of business is conducted in the U.S. dollar. Cytyc has no foreign exchange contracts, option contracts, or other foreign hedging arrangements. Cytyc estimates that any market risk associated with its international operations is unlikely to have a material adverse effect on Cytyc’s business, financial condition or results of operations.

Interest Rate Risk and Management

As of June 30, 2007, Cytyc’s debt portfolio included both a fixed rate instrument ($250 million) and a floating rate instrument (approximately $55.2 million). The weighted average interest rate during the three and six months ended June 30, 2007 of the fixed instrument portfolio was 2.25% and the weighted average interest rate during the three and six months ended June 30, 2007 for the variable instrument portfolio was approximately 5.8%. While Cytyc’s fixed rate instrument guarantees that the impact on Cytyc’s consolidated statements of income (loss) and cash flows will be predictable, changes in interest rates can cause the value of Cytyc’s fixed rate debt to change. However, such a value change has no impact on either Cytyc’s consolidated statements of income (loss) or cash flows unless Cytyc determines that it wishes to retire a fixed rate debt obligation on the open market.

Alternatively, Cytyc’s future consolidated statements of income (loss) and future cash flows can fluctuate with its floating rate borrowings. However, the impact would be partially mitigated by the floating rate interest earned on excess cash. If there were a hypothetical 10% change in interest rates, the net impact to Cytyc’s consolidated statements of income (loss) and cash flows would not be material. The potential change in cash flows and earnings is calculated based on the change in the net interest expense over both one and two quarters due to an immediate 10% change in rates.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF CYTYC

The following table sets forth certain information regarding beneficial ownership of Cytyc common stock as of the close of business on August 10, 2007 (the Cytyc record date) by: (i) each person who is known by Cytyc’s management to own beneficially more than 5% of the outstanding shares of Cytyc common stock; (ii) each of Cytyc’s directors; (iii) each of Cytyc’s executive officers named in the Summary Compensation Table on page B-58; and (iv) all of Cytyc’s directors and executive officers as a group. Unless otherwise indicated, the address for each beneficial owner is c/o Cytyc Corporation, 250 Campus Drive, Marlborough, MA 01752.

Name and address of beneficial owner	Amount and nature of ownership(1)	Percentage of class(2)
Neuberger Berman Inc.(3) 605 Third Avenue New York, NY 10158	6,188,751	5.3%
Patrick J. Sullivan(4)	2,098,838	1.8
Timothy M. Adams(5)	200,778	*
Daniel J. Levangie(6)	936,423	*
John P. McDonough(7)	190,871	*
A. Suzanne Meszner-Eltrich(8)	98,591	*
Walter E. Boomer(9)	205,671	*
Sally W. Crawford(10)	283,740	*
Brock Hattox(11)	66,845	*
Joseph B. Martin, M.D., Ph.D.(12)	244,604	*
William McDaniel(13)	223,000	*
Marla S. Persky	17,184	*
Wayne Wilson(14)	79,417	*
All directors and executive officers as a group (16 persons)(15)	4,880,599	4.0

*	Less than one percent of the outstanding shares of Cytyc common stock.
(1)	The persons named in the table have, to the knowledge of Cytyc’s management, sole voting and investment power with respect to all shares shown as beneficially owned by them, except as noted in the footnotes below.
(2)

Applicable percentage ownership is based upon 117,153,776 shares of Cytyc common stock outstanding as of August 10, 2007. Beneficial ownership is determined in accordance with the rules and regulations of the SEC and includes voting and investment power with respect to shares. Shares of Cytyc common stock subject to options currently exercisable or exercisable within 60 days of August 10, 2007 (“presently exercisable stock options”) are deemed outstanding for computing the percentage ownership of the person holding such options, but are not deemed outstanding for computing the percentage ownership of any other person.

(3)	Information obtained from Schedule 13G filed with the SEC by Neuberger Berman Inc. (“NBI”) on February 13, 2007. The Schedule 13G discloses that, of these shares, NBI has (i) sole power to vote or direct the vote of 117,551 shares and sole power to dispose or to direct the disposition of zero shares and (ii) shared power to vote or direct the vote of 5,348,600 shares and shared power to dispose or direct the disposition of 6,188,751 shares with its affiliates.
(4)	Includes 1,923,294 shares issuable pursuant to presently exercisable stock options.
(5)	Includes 169,792 shares issuable pursuant to presently exercisable stock options.
(6)	Includes 867,347 shares issuable pursuant to presently exercisable stock options.
(7)	Includes 187,938 shares issuable pursuant to presently exercisable stock options.
(8)	Includes 75,053 shares issuable pursuant to presently exercisable stock options.
(9)	Includes 193,000 shares issuable pursuant to presently exercisable stock options.
(10)	Includes 238,000 shares issuable pursuant to presently exercisable stock options.
(11)	Includes 62,000 shares issuable pursuant to presently exercisable stock options.
(12)	Includes 231,000 shares issuable pursuant to presently exercisable stock options.
(13)	Includes 201,000 shares issuable pursuant to presently exercisable stock options.
(14)	Includes 76,000 shares issuable pursuant to presently exercisable stock options.
(15)	Includes 4,457,551 shares issuable pursuant to presently exercisable stock options.

CYTYC EXECUTIVE AND DIRECTOR COMPENSATION

Compensation Discussion & Analysis

This discussion should be read in conjunction with the tables and related discussion beginning on page B-58 of this joint proxy statement/prospectus.

Introduction

Cytyc’s executive compensation program is designed to attract, retain and motivate high-performing leaders to achieve strong business results and enhance stockholder value. To this end, Cytyc’s executive compensation program is strongly linked to the delivery of long-term returns to its stockholders, the achievement of short- and long-term strategic business objectives, individual performance, and the demonstration of competencies that are aligned with its values.

The compensation committee uses its business judgment to establish Cytyc’s executive compensation philosophy and policies, and oversees the implementation of Cytyc’s executive compensation programs, drawing on internal and external resources to provide necessary information and recommendations, as appropriate.

Executive Compensation Objectives and Considerations

The fundamental objective of Cytyc’s executive compensation program is to support the creation of long-term stockholder value. The executive officers named in the “—Summary Compensation Table” on page B-58 of this joint proxy statement/prospectus (“named executive officers” or “NEOs”) and other executive officers are critically important to Cytyc’s ability to create stockholder value. It is in the stockholders’ interests that the compensation of Cytyc’s executive officers be structured in a manner which encourages the efforts of Cytyc’s executive officers which will enable Cytyc to reach desired objectives. Cytyc believes that it is in the best interest of the company, its stockholders and Cytyc’s other important non-stockholder constituencies to employ highly-talented, able, high-performing leaders who are able to sustain and improve upon Cytyc’s strong performance.

In order to achieve this fundamental objective, Cytyc believes that it is appropriate to focus primarily on each executive officer’s total compensation opportunity, reviewed annually on a prospective basis, and that a significant portion of each executive officer’s total compensation opportunity should be performance-based, reflecting both upside potential and downside risk. In addition, as a means of ensuring that the interests of Cytyc’s executive officers are aligned with those of its stockholders, Cytyc believes that executive officers should build and maintain an equity interest in the company. To this end, Cytyc pays these officers a meaningful portion of their compensation in equity, and, in March 2007, adopted revised stock ownership guidelines for Cytyc’s executive and other officers.

General Considerations

Executive compensation, particularly incentive-based compensation, is material to the company because Cytyc believes it has a strong impact on the performance of its executive officers. The actions of Cytyc’s executive officers, both individually and as a group, are extremely important in shaping business outcomes in both the short- and the long-term. Therefore, it is important to strike a balance between rewarding short-term financial results while also rewarding actions that will lead to desired business results over a period of several years.

•

It is Cytyc’s objective to have a portion of each executive officer’s compensation contingent upon the achievement of specific pre-determined corporate objectives, as well as upon each executive officer’s individual level of performance.

•

The impact of the NEOs and other executive officers is not merely on matters that can be readily measured (e.g., financial performance indicators), but also on other important, subjective variables, including culture and values. Consequently, a focus on objective indicators, while important, must be balanced by other, broader considerations which impact Cytyc’s business.

•	No system can be perfect, and every executive compensation system, if rigidly applied, can have unintended consequences. Judgment in application is therefore important.

•

Proven, capable senior leaders who know the company, have industry knowledge, operational experience, and a track record of success are extremely valuable. Such individuals are commercially sophisticated, informed, attractive to competitors and have many other opportunities available to them, both in public companies and in other sectors of the economy. The cost of locating or developing alternative executives, whether internally or through external recruiting, is high.

•	The success of a complex organization such as the company is critically dependent upon effective teamwork at the executive officer level, as well as on individual capability.

•

Individuals vary in the value they attach to specific elements of compensation, but in general, the highest value is attributable to immediately available compensation. Cytyc seeks to balance the value of each element of compensation to the company against the perceived value of such element to the executive officer.

•

Individuals generally prefer a clear understanding of the factors that determine compensation, but a strictly formulaic approach can lead to undesired behaviors. Cytyc seeks to provide a high degree of clarity, ensuring that executive officers are focused on the key drivers of success, while also retaining a degree of discretion to recognize particular circumstances.

Major decisions affecting the long-term future of Cytyc’s business are a constant part of decision-making. It is difficult in the short-term to measure the precise impact that good and bad decisions in these areas will have on long-term prospects. As a result, Cytyc’s choice of performance objectives, as well as the specific values of the targeted objectives, are affected by the current and future needs of the business and may change from year-to-year. Cytyc seeks to encourage executive officers to make decisions that are designed to support long-term value creation balanced against the need to also deliver short-term results.

Compensation Consultant

From July 2004 through June 2006, Towers Perrin served as the compensation committee’s independent compensation consultant. In setting executive total compensation levels for 2006, the compensation committee utilized Towers Perrin as its executive compensation consultant. Towers Perrin provided data on executive compensation market trends and levels that were used to establish executive compensation for Cytyc’s NEOs.

In October 2006, the compensation committee engaged FW Cook as its independent compensation consultant and asked them to perform a comprehensive review of Cytyc’s approach to and delivery of executive compensation. The results of the study were used in refining Cytyc’s compensation strategy and setting executive officer compensation for 2007.

Committee Activity

Following FW Cook’s review of Cytyc’s executive compensation strategy, the compensation committee, in early 2007, approved the recommendations set forth by FW Cook. As a result, and among other considerations, the compensation committee decided to:

•

Update the peer group of companies (the peer groups for both 2006 and 2007 appear below under “—Competitive Considerations”) with respect to which executive compensation comparisons would be made, to more closely align the company with its market contemporaries;

•	Modify the definition of financial metrics employed in the performance-based cash incentive program;

•

Change the form of long-term equity awards from all options to a combination of options and performance shares (performance shares to be earned based upon achievement of certain performance measures over a three-year period);

•

Eliminate Cytyc’s supplemental executive health-care benefit effective January 1, 2007 for Cytyc executive officers, and effective January 1, 2008 for all vice presidents who are not executive officers; and

•	Adopt and implement the revised executive stock ownership guidelines.

Competitive Considerations

Determination by the Compensation Committee—Cytyc believes that it is critical to its long-term performance to offer its executive officers compensation opportunities that are broadly commensurate with their competitive alternatives. However, competitive alternatives vary from individual to individual and may extend beyond equivalent positions in Cytyc’s industry or at other publicly traded or similarly situated companies. As a result, the compensation committee sets each executive officer’s total compensation opportunity and each compensation element based primarily on a series of both subjective and objective factors, such as (i) Cytyc’s past performance and expectations of future performance, (ii) individual scope of responsibility, performance and experience, (ii) the executive compensation reports of independent consultants engaged by the compensation committee and (iv) past compensation levels.

Market Comparisons and Peer Group Selection—Cytyc obtains market comparison information from analyses of publicly-available information for a peer group comprised of companies from the medical device and diagnostics industry as well as and the pharmaceutical industry. The compensation committee selects the companies to be included in the peer group from the medical device, diagnostic and pharmaceutical companies because Cytyc’s business model takes into account certain aspects of these three life science sector markets, and employment opportunities for Cytyc’s executives as well as the talent pool from which Cytyc recruits, stem from similar companies. The peer companies are chosen based on their relative annual revenue, revenue growth, size, and relevance to Cytyc’s mix of businesses. They are generally publicly-traded companies of similar size and scope to Cytyc, and share some or all of the following characteristics with Cytyc: requisite skill bases, competitive intensity, degree of regulation and operating requirements. For 2006, the compensation committee approved the following peer group, which was chosen with the assistance of Towers Perrin:

Medical Devices & Diagnostic Companies:	Pharmaceutical Companies:

Affymetrix, Inc.

Arrow International, Inc.

Advanced Medical Optics, Inc.

The Cooper Companies, Inc.

Diagnostics Produce Corporation

Gen-Probe Incorporated

Haemonetics Corporation

IDEXX Laboratories, Inc.

Mentor Corporation

Respironics, Inc.

ResMed, Inc.

Waters Corporation

American Pharmaceuticals Partners, Inc

Cephalon, Inc.

Gilead Sciences, Inc.

K-V Pharmaceutical Company

Medicis Pharmaceutical Corporation

Millennium Pharmaceuticals, Inc.

Par Pharmaceutical Companies, Inc.

Sepracor, Inc.

With the assistance of FW Cook, the compensation committee revised the peer group peer group effective for 2007 by removing three medical devices and diagnostic companies (Diagnostics Produce Corporation, IDEXX Laboratories, Inc. and Mentor Corporation) and adding four new companies (Bio-Rad Laboratories, Inc.,

Conmed Corp., Hologic Inc and Millipore Corp.), and by removing three pharmaceuticals companies (American Pharmaceuticals Partners, Inc., Gilead Sciences, Inc. and Par Pharmaceutical Companies, Inc.) and adding Abraxis Bioscience Inc. The updated peer group effective for 2007 consists of:

Medical Devices & Diagnostic Companies:	Pharmaceutical Companies:

Affymetrix, Inc.

Arrow International, Inc.

Advanced Medical Optics, Inc.

Bio-Rad Laboratories Inc

Conmed Corp

The Cooper Companies, Inc.

Gen-Probe Incorporated

Haemonetics Corporation

Hologic Inc

Millipore Corp

Respironics, Inc.

ResMed, Inc.

Waters Corporation

Abraxis Bioscience Inc Cephalon, Inc. K-V Pharmaceutical Company Medicis Pharmaceutical Corporation Millennium Pharmaceuticals, Inc. Sepracor, Inc.

In light of Cytyc’s practice of making a relatively high portion of each executive officer’s compensation based on performance (i.e., at risk) as compared to its peers, and because most of Cytyc’s performance targets are set at the top quartile or higher (as compared to the performance of Cytyc’s peers on the targeted factors), the compensation committee generally examines peer company data at the 50th and 75th percentiles for the peer companies. The opportunity for compensation for NEO and other executive officers is generally available at the 75th percentile of peer practice in order to encourage performance that is equal to top quartile or higher performance among comparable peers and reasonably aligned with Cytyc’s strategic plan.

Elements of Executive Compensation

Focus on Total Compensation Opportunity—Cytyc’s annual executive compensation decisions begin with a determination of the appropriate total compensation opportunity to be made available to each NEO. The compensation committee reviews the combined value of all of the elements of compensation, considering proposed compensation, actual compensation for the previous year, and the balance among the elements. Cytyc believes that a significant portion of each NEO’s total compensation opportunity should be performance-based, reflecting both upside potential and downside risk, and, generally, that the higher an executive’s level within Cytyc’s executive structure, the greater the proportion of total compensation which should be at risk. Each NEO’s annual total compensation opportunity is comprised of a mix of compensation elements, consisting of base salary, annual performance-based cash incentive, longer-term equity incentives and certain personal benefits. Cytyc expects that this mix can and should be revised from time-to-time as its needs and objectives, as well as industry and peer group practices, change.

Balance Among the Elements—When determining the proportion of total compensation that will be comprised of each compensation element, the compensation committee reviews current market practices and industry trends. Within the performance-based compensation category, the compensation committee seeks to focus the efforts of the NEOs on company goals related to increasing stockholder value. In addition, the compensation committee considers the NEOs’ perceived value of the various elements of compensation and seeks input from the Chief Executive Officer (but only with respect to compensation for other NEOs), as well as the advice of its independent compensation consultant, to assist in maximizing cost efficiency and motivational value.

2006 Executive Compensation Components—For the fiscal year ended December 31, 2006, the principal components of compensation for the NEOs were:

•	base salary;

•	performance-based cash incentive compensation;

•	long-term equity incentive compensation; and

•	certain personal benefits.

Base Salary— Cytyc pays base salaries to compensate its executive officers for performing their basic responsibilities. Base salaries for each of Cytyc’s executive officers, including the Chief Executive Officer, are generally set within a range of salaries paid to executive officers at peer companies with comparable qualifications, experience, responsibilities and performance. In setting compensation levels, the compensation committee takes into account such factors as (i) Cytyc’s past performance and expectations of future performance; (ii) individual scope of responsibility, performance and experience; (iii) the reports of independent compensation consultants engaged by the compensation committee; (iv) past salary levels; and (v) the recommendations of the Chief Executive Officer, but only with respect to other NEOs. The compensation committee does not assign relative weights or rankings to these factors, but instead makes a determination based upon the consideration of all of these factors, as well as the progress made with respect to Cytyc’s long-term goals and strategies.

At its meeting in January 2006, the compensation committee considered base salary levels for the NEOs. Effective January 1, 2006, the compensation committee approved increases in NEO salaries as follows:

Name and Position	Annual Base Salary	Increase from Previous Year
Patrick J. Sullivan Chairman, Chief Executive Officer and President	$575,000	11.7%

Timothy M. Adams Senior Vice President, Chief Financial Officer and Treasurer	325,000	8.3

Daniel J. Levangie Executive Vice President and President, Cytyc Surgical Products	425,000	6.3

John P. McDonough Senior Vice President and President, Cytyc Development Company	325,000	8.3

A. Suzanne Meszner-Eltrich Senior Vice President, General Counsel and Secretary	285,000	9.6

Performance-Based Cash Incentive Compensation—

General. Cytyc’s 2006 Executive Incentive Plan (the “2006 Plan”) was intended to focus the NEO’s attention on shorter-term attainment of high levels of operating and financial performance. NEOs were eligible for annual cash incentive compensation under the 2006 Plan based primarily upon the level of achievement, both by the individual officer and the company, of performance targets established for each year, as well as on the compensation committee’s assessment of individual performance.

Cytyc’s annual incentive payments for NEOs are determined based on a combination of performance elements consisting of corporate financial objectives, corporate “stretch” goals and individual performance. “Baseline” incentive awards are determined by (i) corporate revenue and (ii) profit before interest and taxes, with each metric assigned equal weighting in order to support and balance the Company’s strategic focus on top-line and bottom-line growth .The “baseline” bonus targets range from 60% to 100% of base salary, depending on the NEO. An NEO can earn more than the target amount for superior performance. Corporate “stretch” goals, based on certain incremental predetermined operational goals, provide an NEO with the opportunity to earn an additional 10% (in total) of “baseline” bonus. Individual goals (Mr. Sullivan has only company goals) serve to modify the “baseline” bonus earned by +/-20% (in total). All metrics were approved by the compensation committee to provide the balanced measurement of current external results to stockholders, efficient and effective internal decisions to generate future stockholder returns, and strategic and operational initiatives.

The maximum incentive payment under the 2006 Plan was 155% of the “baseline” bonus, consisting of (i) a maximum of 125% of “baseline” bonus based on the company’s financial performance; (ii) a maximum of 10% of “baseline” bonus based on the company’s achievement of corporate “stretch” goals and (iii) a maximum of 20% of “baseline bonus” based on individual performance.

The incentive awards were structured to comply with the “performance-based” compensation rules of Section 162(m) of the Internal Revenue Code of 1986 (“Section 162(m)”) to ensure the tax deductibility of compensation paid to NEOs. See “—Tax and Accounting Considerations” below.

Setting Performance Targets. The compensation committee set minimum, target and maximum levels for each component of the corporate financial objective portion of 2006 Plan. As a general principle, Cytyc believes that performance targets should be set at levels that reflect excellent performance, superior to the results of typical companies in Cytyc’s industry, but that the targets should be achievable—that is, significant, sustained creative effort on the part of the executive team should be required in order to attain the targets, while at the same time the targets should represent a reasonable expectation of performance, assuming the team delivers the effort. Target levels that are set too low may fail to result in the best performance attainable, while target levels that are set too high can fail to serve as motivation. To achieve this, target levels are set in such a way to encourage performance that is equal to top quartile or higher performance among comparable peers and reasonably aligned with Cytyc’s strategic plan. In making the annual determination of the minimum, target and maximum levels, the compensation committee considers: (i) the specific circumstances facing the company in the current year; (ii) financial objectives of Cytyc’s strategic plan; and (iii) stockholders’ expectations regarding the company performance. Over time, the compensation committee seeks to maintain this basic principle.

2006 Performance-Based Incentive Awards for the Named Executive Officers. For Mr. Sullivan, President and Chief Executive Officer, the compensation committee considered only the company’s performance to derive his final incentive award. For each of the other NEOs, individual performance related to each of their areas of responsibility was also considered. In years where the company’s performance is above or substantially above the performance of its peers, Cytyc expects that annual incentive awards will be paid to the NEOs at a rate exceeding the targeted rate. For 2006, the NEOs annual incentive awards were as follows:

Named Executive Officer	2006 Base Salary	Incentive Target as % of Base Salary	Annual Incentive Achieved	2006 Incentive Award
Patrick J. Sullivan	$575,000	100%	126.1%	$725,000
Timothy M. Adams	325,000	60	69.2	225,000
Daniel J. Levangie	425,000	80	82.4	350,000
John P. McDonough	325,000	60	66.2	215,000
A. Suzanne Meszner-Eltrich	285,000	60	70.2	200,000

The amounts set forth above for the NEOs’ 2006 annual incentive awards are also set forth in the “Non-Equity Incentive Plan Compensation” column in the Summary Compensation Table on page B-58 of this joint proxy statement/prospectus.

While performance targets are established at levels that are intended to be achievable, a maximum bonus payout would require very high levels of both individual and company performance which Cytyc believes are possible to be achieved only with extraordinary effort. Generally, the compensation committee sets the target and maximum performance requirements such that relative difficulty of achievement is consistent from year to year.

Long-Term Equity Incentive Compensation—

General. The portion of the NEOs’ compensation comprised of equity-based compensation is designed to reward longer-term performance, retain executives and more closely align the interests of Cytyc’s executives with the interests of stockholders. Equity ownership by executive officers helps to balance the short-term focus of annual incentive compensation with a longer-term view and may help to retain executive talent. Cytyc has historically relied predominantly on stock options as the preferred form of long-term compensation. Cytyc believes that granting stock options is consistent with similarly high-growth oriented companies and competitive practices in that they reinforce long-term results and align Cytyc’s executives’ interests with those of its stockholders. However, in light of Cytyc’s evolving strategic goals, the stage of development of the Company, and the requirement for stock option expensing for financial statements beginning in 2006, Cytyc has decided to adjust the long-term incentive strategy for NEOs and other executives and grant both stock options and performance shares beginning in 2007.

The compensation committee generally grants options that become exercisable over a four- to five-year period as a means of encouraging executive officers to remain with Cytyc and promote its long term success. The compensation committee awards options with exercise prices equal to the closing market price of the common stock on the date of grant. As a result, executive officers will benefit from these stock option grants only to the extent that the price of Cytyc common stock increases and Cytyc stockholders have also benefited.

2006 Long Term Equity Incentive Compensation Awards for the Named Executive Officers. Stock options are granted to the NEOs and other executives early in each calendar year on the date of the compensation committee meeting that is set the previous year to review Cytyc’s performance in the prior year (the 2006 meeting held on January 24, 2006 was scheduled on February 9, 2005). The exercise price of options granted is equal to the closing market price of Cytyc’s common stock on the date of grant (for the 2006 option grants, January 24, 2006). Equity awards may also be made to new executive officers upon hire or promotion, effective upon the first date of employment in the position. The compensation committee does not time equity grants to take advantage of information, either positive or negative, about the company which has not been publicly announced. The number of stock options awarded is typically based on the recommendations of independent consultants engaged by the compensation committee, and an NEO’s individual performance and results. Individual grant of stock option awards can either increase or decrease depending on a subjective assessment of each NEO’s performance over the last year, as well as expected contribution in future years.

2007 Performance Share Grants. On January 23, 2007, the compensation committee approved the 2007 Long-Term Incentive Plan. Under this plan, certain executive officers, including the NEOs, became eligible to earn performance shares in addition to receiving stock option awards. The initial grant of performance shares will be earned based upon annual earnings per share (“EPS”) goals over a three-year period beginning in 2007. A grantee may also earn, over the course of three years, a total number of shares ranging from 0% to 175% of the number of shares equal to his or her initial grant of performance shares, which range is based on the actual achievement of the predetermined EPS goals. Provided annual EPS goals are achieved, fifty percent of the initial grant of performance shares may be earned as of 2007, an additional thirty percent as of 2008, and the remaining twenty percent as of 2009, and will be vested in 2010, subject to the executive’s continued employment through the third anniversary of the grant date. The NEOs received the following initial grant of performance shares:

Named Executive Officer	EPS Performance Shares Granted in 2007
Patrick J. Sullivan	30,000
Timothy M. Adams	12,000
Daniel J. Levangie	20,000
John P. McDonough	10,000
A. Suzanne Meszner-Eltrich	10,000

Guidelines for Stock Ownership—With the goal of encouraging long-term ownership of Cytyc common stock by executive management, the compensation committee adopted revised guidelines for target levels of stock ownership by executive officers in early 2007. The guidelines apply to vice presidents and above, and are in the process of implementation. To mitigate the need to place time restrictions on attaining the targets and avoid the need for executives to make significant out-of-pocket purchases or prematurely exercise options, executives are expected to retain a specified percent of the after-tax value of option exercises and vesting of restricted and performance shares until the stock ownership guideline is met.

The Company’s insider trading policy prohibits executives from engaging in certain transactions for the purpose of hedging the economic risk of his or her current or future ownership of shares.

Other Personal Benefits—The NEOs are eligible for the same health and welfare programs offered to exempt employees, including medical, dental and vision coverage, wellness programs, use of Cytyc’s employee assistance program, short and long-term disability, and paid time off in accordance with company policies. For programs to which employees contribute premiums, executives pay the same premiums as other exempt employees. In 2006, in addition to the benefits programs described above, which were available to all employees, Cytyc also provided to its executive officers and executives at the vice president level and above a financial services reimbursement plan, providing reimbursement for certain financial services not to exceed $3,000 per individual per calendar year, and an executive healthcare supplement program. Cytyc provided these additional benefits in order to maintain market competitiveness in its overall compensation and benefits packages. Effective January 1, 2007, Cytyc terminated the executive healthcare supplement program for its executive officers and increased the financial services reimbursement to $5,000 per individual. Effective January 1, 2008, Cytyc plans to terminate the executive healthcare supplement program for all executives at the vice president level and above who are not executive officers.

Post-Employment Compensation

Change of Control Agreements—Each of Cytyc’s executive officers, including NEOs, is party to a change of control severance agreement with the company. The compensation committee determined that such arrangements were appropriate based on their prevalence within the life science industry and the dynamic nature of mergers and acquisitions activity within this industry. Given the nature of the responsibilities of its executive officers, Cytyc believes they are likely to be involved in critical decisions relating to a potential change of control transaction and to be responsible for the successful implementation of such transactions, while being at risk of losing their job if a change of control transaction occurs. The change of control agreement is intended to provide sufficient protection for the executive officer to permit them to consider potential transactions that are in the best interest of Cytyc stockholders, without being unduly influenced by the effects of the transaction on their compensation. If an executive officer’s employment is terminated by him or her for good reason or by the company without cause following a change of control transaction, the executive officer will receive a lump sum payment equal to a specified number times the sum of salary and bonus (three times the sum of salary and bonus for Messrs. Sullivan and Levangie and 1.5 times for Messrs. Adams and McDonough and Ms. Meszner-Eltrich) if he or she is terminated within a certain period of the change of control transaction (two years for Messrs. Sullivan and Levangie and 18 months for Messrs. Adams and McDonough and Ms. Meszner-Eltrich). The change of control agreements are described in greater detail below under “Interests of Cytyc Executive Officers and Directors in the Merger.”
In addition, the stock options and performance shares held by the executive officers and executives at the vice president level and above provide for immediate acceleration of vesting upon a change of control transaction, without regard to continued employment.

Employee 401(k) Plan and Employee Stock Purchase Program —Cytyc maintains a retirement plan which is qualified for favorable tax treatment under the Internal Revenue Code—a defined contribution 401(k) plan.

Cytyc also maintains an employee stock purchase program. These plans are generally available to all company employees. Each of the NEOs participates in the 401(k) plan, and Messrs. Adams and McDonough participate in the employee stock purchase plan.

Tax and Accounting Considerations—The compensation committee carefully considers the tax impact of Cytyc’s compensation programs on the company as well as on the NEOs. However, the compensation committee believes that decisions regarding executive compensation should be primarily based on whether they result in positive long-term value for Cytyc’s stockholders, customers, employees and other important stakeholders. The compensation committee considers the impact of Section 162(m) in structuring Cytyc’s executive compensation program. Section 162(m) limits Cytyc’s annual income tax deduction for compensation paid to each of Cytyc’s NEOs to $1 million to the extent the compensation does not meet the “qualified performance-based compensation” requirements of Section 162(m). To the extent reasonably possible in light of Cytyc’s compensation goals and objectives, the compensation paid to the NEOs has been structured so as to qualify as performance-based and to be deductible under Section 162(m). However, in light of the competitive nature of the market for executive talent, the compensation committee believes that it is more important to encourage the NEOs to remain focused on building stockholder value than to use a particular compensation practice or structure solely to ensure tax deductibility, and thus retains discretion to address tax deductibility of executive compensation as one key element of compensation decisions.

Cytyc Compensation Committee Report

The compensation committee has reviewed and discussed the Compensation Discussion & Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussion, the compensation committee recommended to the board of directors that the Compensation Discussion & Analysis be included in this joint proxy statement/prospectus.

Respectfully submitted by the

compensation committee:

Sally W. Crawford (Chair)

Walter E. Boomer

Brock Hattox

Compensation Committee Interlocks and Insider Participation

The members of the compensation committee are Ms. Crawford and Messrs. Boomer and Hattox. No member of the compensation committee is or has ever been an executive officer or employee of the company (or any of its subsidiaries), and no “compensation committee interlocks” existed during fiscal year 2006.

Executive Compensation Summary

The following table sets forth the annual and long-term compensation for the fiscal year ended December 31, 2006 for Cytyc’s (i) Chief Executive Officer; (ii) Chief Financial Officer; and (iii) each of Cytyc’s three other most highly compensated executive officers who were serving as executive officers as of December 31, 2006 and whose total compensation exceeded $100,000 for fiscal year 2006 (collectively, the “named executive officers” or “NEOs”).

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Option Awards ($)(2)	Non- Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
Patrick J. Sullivan Chairman, Chief Executive Officer and President	2006	$575,000	—	$1,691,025	$725,000	$18,609	$3,009,634

Timothy M. Adams Senior Vice President, Chief Financial Officer and Treasurer	2006	325,000	—	963,064	225,000	18,609	1,531,673

Daniel J. Levangie, President, Cytyc Surgical Products division and Executive Vice President Cytyc Corporation	2006	425,000	—	1,268,269	350,000	15,184	2,058,453

John P. McDonough President, Cytyc Development Company and Senior Vice President, Corporate Development	2006	325,000	—	930,064	215,000	18,609	1,488,673

A. Suzanne Meszner-Eltrich, Senior Vice President, General Counsel and Secretary	2006	285,000	75,000	507,308	200,000	15,154	1,082,492

(1)	Ms. Meszner-Eltrich received a one-time bonus of $75,000 in recognition of her leadership of the Human Resources function, in addition to her duties as General Counsel and Secretary, for the majority of 2006.
(2)	Represents the amount recognized for financial statement reporting purposes with respect to fiscal year ended December 31, 2006 in accordance with SFAS No. 123R for awards of options under Cytyc’s 2004 Omnibus Stock Plan. The fair value of options is determined by using the Black-Scholes option pricing model and applying the multiple-option valuation approach to the stock option valuation. The underlying assumptions used in the Black-Scholes model are as follows for options granted during years ended December 31, 2006, 2005 and 2004:

	December 31
	2006	2005	2004
Risk-free interest rate.	4.7%	3.8%	2.8%
Expected dividend yield	—	—	—
Expected life (in years)	3.5	3.5	3.5
Expected volatility	31%	56%	69%
Forfeiture rate	13%	n/a	n/a

(3)	Reflects the amount paid under the 2006 Executive Incentive Plan. See the “—Compensation Discussion & Analysis” section of this joint proxy statement/prospectus for a discussion of how payment amounts under the plan were determined, and regarding the level of these payments in proportion to total compensation.
(4)	All other compensation represents matching contributions made by the company to the Cytyc Corporation 401(k) Retirement Plan, and the portion of health care insurance premiums paid by the company, on behalf of the named executive officers, which are benefits offered to all other employees.

Grants of Plan-Based Awards

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Option Awards: Number of Securities Underlying Options(#)(2)	Exercise or Base Price of Option Awards ($/Sh)(3)	Grant Date Fair Value of Stock and Option Awards ($/Sh)(4)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)
Patrick J. Sullivan	1/24/06	$287,500	$575,000	$891,250	200,000	$28.39	$8.46

Timothy M. Adams	1/24/06	97,500	195,000	302,250	110,000	28.39	8.46

Daniel J. Levangie	1/24/06	170,000	340,000	527,000	150,000	28.39	8.46

John P. McDonough	1/24/06	97,500	195,000	302,250	110,000	28.39	8.46

A. Suzanne Meszner-Eltrich	1/24/06	85,500	171,000	265,050	60,000	28.39	8.46

(1)	Represents the possible payments to each of the named executive officers upon grant of the annual incentive award under Cytyc’s 2006 Executive Incentive Plan, subject to achievements of the pre-established performance goals, as discussed in the “—Compensation Discussion & Analysis—Performance-Based Cash Incentive Compensation” section of this joint proxy statement/prospectus. Actual amounts earned by the named executive officers are set forth under “Non-Equity Incentive Plan Compensation” column of the Cytyc Summary Compensation Table.
(2)	These options, which were granted under Cytyc’s 2004 Omnibus Stock Plan, vest over a four year period, at a rate of 25 percent annually, until exercisable in full.
(3)	The exercise price per share of each option was determined by the Cytyc board of directors to be equal to the closing market price per share of Cytyc common stock as quoted on The Nasdaq Global Select Market on the date of grant.
(4)	Represents the grant date fair value, computed in accordance with SFAS No. 123R of the options granted in 2006.

The Grants of Plan-Based Awards table provides details on estimated non-equity incentive plan award possible payouts and stock option grants.

Cytyc provides annual incentives to its NEOs. This award is determined based on the following three components: (i) Company financial performance; (ii) corporate “stretch” performance goals; and (iii) individual performance. This program is described in the “—Compensation Discussion & Analysis—Elements of Executive Compensation—Performance-Based Cash Incentive Compensation” section of this joint proxy statement/prospectus.

Cytyc’s long-term incentive awards are provided in the form of stock options and, beginning in fiscal year 2007, performance shares. Details regarding this program, including criteria for determining amounts of awards, can be found in the “—Compensation Discussion & Analysis—Elements of Executive Compensation—Long-Term Equity Incentive Compensation” section of this joint proxy statement/prospectus.

Outstanding Equity Awards at Fiscal Year-End

Name	Option Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date
Patrick J. Sullivan	105,294 375,000 375,000 500,000 250,000 168,000 50,000 —	— — — — — 112,000 150,000 200,000	(1)(2)(3)	$11.29 20.75 21.92 24.46 10.80 12.65 24.31 28.39	2/9/10 1/23/11 1/30/11 1/10/12 8/19/09 11/20/09 2/9/11 1/24/12

Timothy M. Adams	135,417 5,000 —	114,583 15,000 110,000	(4)(2) (3)	26.10 24.31 28.39	10/25/14 2/9/11 1/24/12

Daniel J. Levangie	74,016 49,188 100,000 300,000 183,643 48,000 37,500 —	— — — — — 96,000 112,500 150,000	(1)(2)(3)	3.65 3.25 21.92 24.46 10.80 12.65 24.31 28.39	1/28/08 4/28/09 1/30/11 1/10/12 8/19/09 11/20/09 2/9/11 1/24/12

John P. McDonough	79,167 20,000 55,000 15,000 —	20,833 20,000 25,000 45,000 110,000	(5)(1)(6)(2)(3)	14.95 12.65 19.35 24.31 28.39	10/13/13 11/20/09 3/24/14 2/9/11 1/24/12

A. Suzanne Meszner-Eltrich	17,917 99,141 25,000 — 15,000 —	— — — 20,000 45,000 60,000	(1)(2)(3)	21.92 24.46 10.80 12.65 24.31 28.39	1/30/11 1/10/12 8/19/09 11/20/09 2/9/11 1/24/12

(1)	These options, which were granted under Cytyc’s 1995 Stock Option Plan on 11/20/03, vest in equal annual installments over a five year period, at a rate of 20 percent annually, until exercisable in full. These options have a term of 6 years.
(2)	These options, which were granted under Cytyc’s 2004 Omnibus Stock Plan on 2/9/05, vest in equal annual installments over a four year period, at a rate of 25 percent annually, until exercisable in full. These options have a term of 6 years.
(3)	These options, which were granted under Cytyc’s 2004 Omnibus Stock Plan on 1/24/06, vest in equal annual installments over a four year period, at a rate of 25 percent annually, until exercisable in full. These options have a term of 6 years.
(4)	These options, which were granted under Cytyc’s 2004 Omnibus Stock Plan on 10/25/04, vest in equal monthly installments over a four year period until exercisable in full. These options have a term of 6 years.
(5)	These options, which were granted under Cytyc’s 1995 Stock Option Plan on 10/3/03, vest in equal monthly installments over a four year period until exercisable in full. These options have a term of 10 years.
(6)	These options, which were granted under Cytyc’s 1995 Stock Option Plan on 3/24/04, vest in equal monthly installments over a four year period until exercisable in full. These options have a term of 10 years.

Option Exercises and Stock Vested

Name	Option Awards
	Number of Shares Acquired on Exercise(#)	Value Realized on Exercise($)(1)
Patrick J. Sullivan	39,349	$967,899
Timothy M. Adams	—	—
Daniel J. Levangie	450,000	3,905,377
John P. McDonough	15,000	225,867
A. Suzanne Meszner-Eltrich	106,500	1,090,837

(1)	Value realized calculated based on the difference between the market price of Cytyc common stock on the date of exercise and the exercise price.

Other Potential Post-Employment Payments

See the “Interests of Cytyc Executive Officers and Directors in the Merger” section of this joint proxy statement/prospectus for more information on Cytyc’s change of control agreements with its executive officers.

Compensation of Directors

Effective March 24, 2006, the Cytyc board of directors approved the following compensation program for non-employee directors, based on reports prepared by an independent compensation consultant, which reports include information on current director compensation data for companies of similar scope and scale in Cytyc’s industry:

	Annual Retainer Fee($)	Per in-person meeting($)	Per telephonic meeting($)
Board Meetings
Vice Chairman of the Board and Lead Independent Director	$51,000	$2,500	$1,250
Directors	36,000	1,500	750

Audit Committee Meetings
Committee Chair	10,000	2,000	1,000
Committee Members	—	1,500	1,000

Other Committee Meetings
Committee Chair	5,000	1,000	650
Committee Members	—	1,000	650

Patrick J. Sullivan and Daniel J. Levangie, employee directors of Cytyc, do not receive any compensation for services rendered as a director.

Cytyc’s non-employee directors are also eligible to participate in Cytyc’s 2004 Omnibus Stock Plan. Under the 2004 Omnibus Stock Plan, each non-employee director may be granted stock options and opportunities to make direct purchases of stock and other equity interests in Cytyc.

The Cytyc board of directors has currently approved an annual option grant to purchase up to 16,000 shares of common stock, which vests in one-twelfth increments on the first day of each calendar quarter for three years. Also, upon commencement of service as a director, each new non-employee director receives an option to purchase the same number of shares of common stock as the annual option grant in effect at that time. Each non-employee director is entitled, under Cytyc’s Amended and Restated Director Compensation Method Plan, to receive payment of the annual retainer fees for any calendar year either in cash or in shares of Cytyc common stock. Each non-employee director is also entitled to receive an annual stock award of 1,000 shares of Cytyc common stock, which is earned monthly based on service. Lastly, each non-employee director is paid a cash fee for every meeting attended as set forth above. Each non-employee director may elect to defer for tax purposes the payment of the annual retainer, annual stock award and meeting attendance fees.

Director Compensation

Name	Fees Earned or Paid in Cash ($)		Stock Awards($)(1)		Option Awards ($)(1)(2)	Total($)
Walter E. Boomer	$64,441		$28,230		$135,282	$227,953
Sally W. Crawford	65,941		28,230		135,282	229,453
Brock Hattox	76,341		28,230		135,282	239,853
Joseph B. Martin, M.D., Ph.D.	21,750	(3)	62,871	(4)	135,282	201,903
William McDaniel	80,291		28,230		135,282	243,803
Marla S. Persky	64,291		28,230		135,282	227,803
Wayne Wilson	76,841		28,230		135,282	240,353

(1)	Represents the amount recognized for financial statement reporting purposes in accordance with SFAS No. 123R. The full grant date fair value of each stock and option award made in 2006, computed in accordance with SFAS No. 123R is $28.23 and $8.46, respectively.

The fair value of options is determined by using the Black-Scholes option pricing model and applying the multiple-option valuation approach to the stock option valuation. The underlying assumptions used in the Black-Scholes model are as follows for options granted during years ended December 31, 2006, 2005 and 2004:

	December 31
	2006	2005	2004
Risk-free interest rate.	4.7%	3.8%	2.8%
Expected dividend yield	—	—	—
Expected life (in years)	3.5	3.5	3.5
Expected volatility	31%	56%	69%
Forfeiture rate	13%	n/a	n/a

(2)	The aggregate number of option awards outstanding at fiscal year-end appear below in the “Outstanding Director Equity Awards at Fiscal Year-End” table.
(3)	Pursuant to the terms of Cytyc’s Director Compensation Method Plan, Dr. Martin deferred the receipt of all his fees.
(4)	Pursuant to the terms of Cytyc’s Director Compensation Method Plan, Dr. Martin received payment for some fees in deferred shares of Cytyc stock.

Outstanding Director Equity Awards At Fiscal Year-End

Name	Stock Option Awards (exercisable/unexercisable)(#)
Walter E. Boomer	185,000 /44,000
Sally W. Crawford	230,000 /44,000
Brock Hattox	98,000 /44,000
Joseph B. Martin, M.D., Ph.D.	223,000 /44,000
William McDaniel	193,000 /44,000
Marla S. Persky	102,000 /44,000
Wayne Wilson	88,000 /44,000

CYTYC CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Cytyc has adopted a written policy that all transactions between the company and its officers, directors, principal stockholders and their affiliates will be on terms no less favorable to the company than could be obtained by the company from unrelated third parties, and will be approved by the audit committee.

CYTYC CORPORATION

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

INDEX

Page

Condensed Consolidated Balance Sheets as of June 30, 2007 and December 31, 2006	B-F-2

Condensed Consolidated Statements of Income (Loss) for the three and six months ended June 30, 2007 and 2006	B-F-3

Condensed Consolidated Statements of Cash Flows for the six months ended June 30, 2007 and 2006	B-F-4

Notes to Condensed Consolidated Financial Statements	B-F-5

B-F-1

CYTYC CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except share and per share amounts)

(unaudited)

	June 30, 2007	December 31, 2006
ASSETS
Current assets:
Cash and cash equivalents	$31,268	$140,680
Investment securities	2,055	157,030
Accounts receivable, net of allowance of $1,787 and $1,951 at June 30, 2007 and December 31, 2006, respectively	113,742	94,943
Inventories, net	32,653	29,503
Deferred tax assets, net	21,869	9,065
Prepaid expenses and other current assets	18,092	5,932

Total current assets	219,679	437,153

Property and equipment, net	161,001	149,007

Intangible assets:
Patents and developed technology, net of accumulated amortization of $32,682 and $23,914 at June 30, 2007 and December 31, 2006, respectively	316,959	182,477
Goodwill	595,100	386,533

Total intangible assets	912,059	569,010

Other assets, net	10,079	9,544

Total assets	$1,302,818	$1,164,714

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$13,766	$12,514
Accrued expenses	63,336	56,688
Deferred revenue	5,523	4,935
Line-of-credit	55,244	—

Total current liabilities	137,869	74,137

Deferred tax liabilities, net	92,570	64,145

Convertible debt	250,000	250,000

Other non-current liabilities	31,040	17,459

Commitments and contingencies (Note 12)

Stockholders’ equity:
Preferred stock, $0.01 par value—Authorized—5,000,000 shares No shares issued or outstanding	—	—
Common stock, $0.01 par value—Authorized—400,000,000 shares Issued— 138,733,815 and 136,305,345 shares in 2007 and 2006, respectively Outstanding— 116,581,045 and 114,726,133 shares in 2007 and 2006, respectively	1,387	1,363
Additional paid-in capital	739,952	673,168
Treasury stock, at cost: 22,152,770 and 21,579,212 shares in 2007 and 2006, respectively	(332,607)	(316,153)
Accumulated other comprehensive income	3,130	2,956
Retained earnings	379,477	397,639

Total stockholders’ equity	791,339	758,973

Total liabilities and stockholders’ equity	$1,302,818	$1,164,714

The accompanying notes are an integral part of these condensed consolidated financial statements.

B-F-2

CYTYC CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (LOSS)

(in thousands, except per share data)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
Net sales	$188,837	$150,397	$357,721	$290,937
Cost of sales	48,283	33,063	90,379	62,852

Gross profit	140,554	117,334	267,342	228,085

Operating expenses:
Research and development	11,371	10,681	21,063	20,992
Sales and marketing	48,183	41,989	89,352	82,122
General and administrative	27,042	14,809	46,490	28,834
In-process research and development	—	—	89,500	—

Total operating expenses	86,596	67,479	246,405	131,948

Income from operations	53,958	49,855	20,937	96,137
Other (expense) income, net:
Interest income	713	1,826	3,342	3,656
Interest expense	(3,765)	(1,792)	(6,159)	(3,584)
Other	(11)	—	761	(77)

Total other (expense) income, net	(3,063)	34	(2,056)	(5)

Income before provision for income taxes	50,895	49,889	18,881	96,132
Provision for income taxes	17,355	18,209	36,550	35,088

Net income (loss)	$33,540	$31,680	$(17,669)	$61,044

Net income (loss) per common share and potential common share:
Basic	$0.29	$0.28	$(0.15)	$0.53

Diluted	$0.27	$0.27	$(0.15)	$0.51

Weighted average common and potential common shares outstanding:
Basic	115,656	114,356	115,197	114,917
Diluted	127,398	123,582	115,197	125,014

The accompanying notes are an integral part of these condensed consolidated financial statements.

B-F-3

CYTYC CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

(unaudited)

	Six Months Ended June 30,
	2007	2006
Cash flows from operating activities:
Net (loss) income	$(17,669)	$61,044

Adjustments to reconcile net (loss) income to net cash provided by operating activities:

Revenue relating to license issued in exchange for preferred stock	—	(1,933)
Stock-based compensation expense	9,190	11,763
Compensation expense related to issuance of stock to directors and executives	220	395
Depreciation and amortization of property and equipment	17,119	10,820
Amortization of intangible assets	8,768	4,904
Amortization of deferred financing costs	930	772
Acquired in-process research and development	89,500	—
Gain on equity investments	(496)	—
Loss on disposal of fixed assets	947	91
(Benefit) provision for doubtful accounts	(43)	425
Tax benefit from exercise of stock options and employee stock purchase plan	4,770	1,682
Deferred tax expense	8,599	564
Changes in assets and liabilities, excluding effects of acquisitions:
Accounts receivable	(9,878)	(2,630)
Inventories	(2,070)	(2,374)
Prepaid expenses and other current assets	(12,120)	1,021
Accounts payable	(1,144)	1,149
Accrued expenses	(12,056)	(16,747)
Deferred revenue	506	1,661

Net cash provided by operating activities	85,073	72,607

Cash flows from investing activities:
Acquisition of Adeza Biomedical Corporation, net of cash acquired	(427,697)	—
Acquisition of Adiana, Inc., net of cash acquired	(58,385)	—
Acquisition of Proxima Therapeutics, Inc.	(3,613)	(21,074)
Increase in other assets	(291)	(981)
Increase in equipment under customer usage agreements	(12,400)	(13,458)
Purchases of property and equipment	(9,479)	(8,624)
Increase in patents and developed technology	(250)	(473)
Purchases of investment securities	(130,544)	(59,567)
Proceeds from sales and maturities of investment securities	357,568	66,973

Net cash used in investing activities	(285,091)	(37,204)

Cash flows from financing activities:
Net proceeds from line-of-credit	55,015	(609)
Purchase of treasury shares	(16,454)	(78,577)
Proceeds from issuance of shares under employee stock purchase plan	2,253	2,029
Proceeds from exercise of stock options	41,793	16,787
Excess tax benefit from exercise of stock options and employee stock purchase plan	8,582	1,386

Net cash provided by (used in) financing activities	91,189	(58,984)

Effect of exchange rate changes on cash	(583)	145

Net decrease in cash and cash equivalents	(109,412)	(23,436)
Cash and cash equivalents, beginning of period	140,680	123,468

Cash and cash equivalents, end of period	$31,268	$100,032

The accompanying notes are an integral part of these condensed consolidated financial statements.

B-F-4

CYTYC CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)

(1)	Basis of Presentation

The accompanying condensed consolidated financial statements of Cytyc Corporation and subsidiaries (the “Company” or “Cytyc”) have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission (the “SEC”). Certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States (“GAAP”) have been condensed or omitted pursuant to such rules and regulations. These financial statements should be read in conjunction with the financial statements and notes included in Amendment No. 2 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2006.

The notes and accompanying condensed consolidated financial statements are unaudited. The information furnished reflects all adjustments, which, in the opinion of management, are necessary for a fair presentation of results for the interim periods. Such adjustments consisted only of normal recurring items. The interim periods are not necessarily indicative of the results expected for the full year or any future period.

The preparation of these condensed consolidated financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of net sales and expenses during the reporting period. Actual results could differ from those estimates.

(2)	Plan of Merger with Hologic, Inc.

On May 20, 2007, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Hologic, Inc., a Delaware corporation (“Hologic”), and Nor’easter Corp. (“MergerSub”), a Delaware corporation and wholly-owned subsidiary of Hologic. The Merger Agreement provides that, upon the terms and subject to the conditions set forth in the Merger Agreement, the Company will merge with and into MergerSub, with MergerSub continuing as the surviving corporation under the name “Cytyc Corporation” and as a wholly-owned subsidiary of Hologic.

Subject to the terms and conditions of the Merger Agreement, which has been unanimously approved by the boards of directors of both companies, at the effective time and as a result of the merger, each share of the Company’s common stock, par value $0.01 per share, issued and outstanding immediately prior to the effective time of the merger will be cancelled and converted into the right to receive a combination of (i) 0.52 of a share of common stock of Hologic, par value $0.01 per share, and (ii) $16.50 in cash without interest. The combined company will not issue any fractional shares of Hologic common stock in the merger. Instead, the Company’s stockholders will receive cash in lieu of any fractional shares of Hologic common stock that they would have otherwise received in the merger. Based on Hologic’s closing stock price (as reported on the NASDAQ Global Select Market) of $57.61 per share on May 18, 2007 (the last trading day prior to the public announcement of the transaction), the transaction represents a value of $46.46 per share of the Company’s common stock, or a total consideration of approximately $6.2 billion. Under the Merger Agreement, the Company’s stockholders will receive an aggregate of an estimated 69 million shares of Hologic common stock and $2.2 billion in cash, assuming the conversion of the Company’s outstanding convertible notes.

The market prices of Hologic common stock and the Company’s common stock likely will fluctuate between the date of the Merger Agreement and the completion of the merger. No assurance can be given concerning the market prices of Hologic common stock or the Company’s common stock before the completion of the merger or the market price of Hologic common stock after the completion of the merger. The merger consideration is fixed in the Merger Agreement and will not be adjusted for changes in the market value of the common stock of Hologic or the Company.

B-F-5

CYTYC CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)—Continued

The Merger Agreement contains customary representations, warranties and covenants of the Company and Hologic, including, among others, covenants (i) to conduct their respective businesses in the ordinary course consistent with past practice during the interim period between the date of the execution of the Merger Agreement and the consummation of the merger, (ii) not to engage in certain kinds of transactions during such period, (iii) to use commercially reasonable efforts to convene and hold a meeting of their respective stockholders to consider and vote upon the approval of the transaction and (iv) that, subject to certain exceptions, the boards of directors of Hologic and the Company will each recommend that their respective stockholders approve the transaction. Each party has also agreed not to (a) solicit proposals relating to alternative business combination transactions or (b) subject to certain exceptions, enter into discussions or an agreement concerning or provide confidential information in connection with any proposals for alternative business combination transactions.

Consummation of the merger is subject to customary conditions, including (i) approval of the transaction by the common stockholders of both Hologic and the Company in accordance with Delaware law and the requirements of the NASDAQ Stock Market, (ii) absence of any applicable law prohibiting the merger, (iii) expiration or termination of the Hart-Scott-Rodino Act waiting period and certain other regulatory approvals, (iv) subject to certain exceptions, the accuracy of the representations and warranties of each party, (v) performance in all material respects of each party of its obligations under the Merger Agreement and (vi) the delivery of customary opinions from counsel to Hologic and counsel to the Company to the effect that the receipt of stock merger consideration by the Company’s stockholders will be a tax-free reorganization for federal income tax purposes, subject to the exceptions provided therein.

Under the Merger Agreement, upon completion of the merger, John W. Cumming, Chief Executive Officer of Hologic, will become Chief Executive Officer of the combined company, and Patrick J. Sullivan, Chairman, Chief Executive Officer and President of the Company, will become Chairman of the board of directors of the combined company. The combined company’s board of directors will be comprised of 11 members, with six nominated by Hologic and five nominated by the Company.

The Merger Agreement contains certain termination rights for both Hologic and the Company and further provides that, upon termination of the Merger Agreement under specified circumstances, the Company may be required to pay Hologic a termination fee of $50 million or $150 million or Hologic may be required to pay the Company a termination fee of $33 million or $100 million, in each case depending on the termination event.

The accompanying condensed consolidated financial statements have been prepared assuming the Company continues on a stand-alone basis and do not reflect any adjustments or disclosures that may be required upon consummation of the merger. Refer to the Registration Statement on Form S-4 (File No. 333- 144238), as may be amended from time to time, filed by Hologic with the SEC, for a more complete description of the merger and related agreements. The merger is expected to close in late September or early October of 2007.

(3)	Acquisition Activity

(a)	Acquisition of Adeza Biomedical Corporation

On February 11, 2007, the Company entered into an Agreement and Plan of Merger (“Plan of Merger”) with Augusta Medical Corporation, a Delaware corporation and a newly-formed wholly-owned subsidiary of Cytyc (the “Purchaser”), and Adeza Biomedical Corporation, a Delaware corporation (“Adeza”). Pursuant to the Plan of Merger, the Purchaser commenced a cash tender offer to purchase all outstanding shares of Adeza’s common stock (the “Shares”) in exchange for $24.00 per share in cash (the “Offer Price”). On March 19, 2007, the Purchaser acquired a majority of Adeza’s outstanding Shares through the tender offer. On April 2, 2007, pursuant

B-F-6

CYTYC CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)—Continued

to the terms of the Plan of Merger, Cytyc acquired Adeza through the merger (the “Merger”) of Purchaser with and into Adeza. The Merger was consummated without a meeting of the stockholders of Adeza in accordance with the Delaware General Corporation Law. In connection with the Merger, Adeza’s name was changed from “Adeza Biomedical Corporation” to “Cytyc Prenatal Products Corp.” As a result of the Merger, all remaining outstanding Shares were converted into the right to receive $24.00 per share in cash, without interest, other than Shares held by Cytyc or any of its subsidiaries or Shares held by Adeza stockholders that perfect their rights to appraisal in accordance with the Delaware General Corporation Law. The purchase price was paid out of the Company’s existing cash and the Company’s existing credit facility.

The aggregate purchase price for Adeza was $457.3 million, of which $452.3 million represented cash payable to Adeza shareholders and $5.0 million represented acquisition-related fees and expenses. As of June 30, 2007, the Company paid $427.7 million of the purchase price (net of $26.3 million of cash acquired) and has $3.3 million accrued related to the Adeza acquisition. The acquisition was accounted for as a purchase in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 141, Business Combinations, and accordingly, the results of operations of Adeza were included in the consolidated statements of income (loss) from the date of acquisition of March 19, 2007. The purchase price was supported by estimates of future sales and earnings of Adeza, as well as the value of sales force and other projected synergies.

Purchase Price Allocation

The following table summarizes the preliminary fair values of the assets acquired and liabilities assumed at the date of acquisition (“Original Amount”), for an aggregate purchase price of $457.3 million, including acquisition costs:

	Original Amount	Adjustments	Amount as of June 30, 2007
	(in thousands)
Cash and cash equivalents	$26,346	$—	$26,346
Investment securities	72,019	—	72,019
Other current assets	10,865	—	10,865
Property and equipment	431	—	431
Patents and developed technology	142,800	200	143,000
Goodwill	208,451	83	208,534
Other assets	72	—	72
Current liabilities	(19,676)	429	(19,247)
Non-current liabilities	(1,251)	—	(1,251)
Deferred tax liabilities, net	(26,881)	(80)	(26,961)
In-process research and development	43,500	—	43,500

	$456,676	$632	$457,308

As part of the purchase price allocation, all tangible and intangible assets and liabilities were identified and valued. Of the total purchase price, the Company allocated $62.3 million to acquired net tangible assets. The net deferred tax liabilities of $27.0 million are primarily comprised of deferred tax liabilities of $57.2 million relating to patents and developed technology, offset by $30.2 million of deferred tax assets relating to acquired net operating losses primarily related to net operating loss carry forwards and tax credits. The Company determined the fair value of Adeza’s tangible assets and liabilities based on a review of Adeza’s historical and then current financial statements and an understanding of the ongoing nature of the assets and liabilities.

B-F-7

CYTYC CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)—Continued

The Company also allocated $143.0 million to the acquired patents and developed technology. The acquired patents expire at various dates through 2018. Based on the average life of the patent portfolio, the remaining economic life of the developed technology is expected to be approximately 12-15 years. The Company is amortizing the patents and developed technology over this period using the cash flow method, under which amortization is calculated and recognized based upon the Company’s estimated net cash flows over the life of the intangible asset, reflecting the pattern in which the economic benefits of the intangible asset are consumed in accordance with SFAS No. 142, Goodwill and Other Intangible Assets. The Company believes the patents provide sufficient coverage for differentiated products to sustain some competitive advantage in the marketplace over the average remaining life of the patents.

The Company also allocated $43.5 million of the purchase price to in-process research and development projects. This allocation represents the estimated fair value based on risk-adjusted cash flows related to the incomplete research and development activities. The incomplete research and development activities primarily were associated with Adeza’s development of Gestiva™, a therapeutic drug, which is pending final approval from the Food and Drug Administration (“FDA”), as well as an induction of labor diagnostic product. The acquired in-process research and development was charged to expense as of the date of the acquisition and is included in the Company’s statement of loss for the six months ended June 30, 2007.

The Company valued the intangible assets acquired, including the portfolio of patents and technologies, and the in-process research and development projects, based on present value calculations of income using risk-adjusted cash flows for each product, an analysis of project accomplishments and remaining outstanding items, an assessment of overall contributions, as well as project risks. The value assigned to the in-process research and development projects was determined by estimating the costs to develop the acquired technology into commercially viable products, estimating the net cash flows resulting from the projects, and discounting the net cash flows to their present value. The Company expects to continue its efforts on the in-process research and development projects through the end of 2008.

The projections used to value the acquired intangible assets and the in-process research and development projects were based on estimates of relevant market sizes and growth factors, expected trends in technology, and the nature and expected timing of new product introductions by the Company and its competitors, as well as estimates of cost of sales, operating expenses, and income taxes resulting from the acquired products and the in-process research and development projects. In addition, the projections reflect the Company’s expectation that improvements to the current products will continue to be made over the life cycle of the product lines. As a result, the completed technology that existed as of the acquisition date was assumed to represent a declining percentage of the products’ technological composition over time. The rate utilized to discount the net cash flows to their present value was based on estimated weighted-average cost of capital calculations. A discount rate of 14% was used to value the acquired intangible assets and the in-process research and development projects. This discount rate was higher than the Company’s weighted-average cost of capital due to the earlier-stage life cycles of the acquired products, the inherent uncertainties surrounding the outcome of the projects and commercialization and development of the acquired intangible assets, the useful life of the acquired technology, the profitability levels of such technology, and the uncertainty of technological advances that were unknown at that time.

The adjustments recorded during the three months ended June 30, 2007 relate primarily to the finalization of the valuation of the acquired intangible assets, as well as adjustments to goodwill resulting from changes in the original severance accrual recorded. The allocation of the purchase price is substantially complete, with the remaining allocation to be completed primarily related to the resolution of tax matters, which the Company expects to record as adjustments to goodwill and deferred taxes.

B-F-8

CYTYC CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)—Continued

Goodwill

The excess of the purchase price over the fair value of tangible and identifiable intangible net assets, as well as the in-process research and development projects, was allocated to goodwill, which is non-deductible for tax purposes and totaled $208.5 million. In accordance with SFAS No. 142, this goodwill will not be systematically amortized. Instead, the Company will perform an annual assessment for impairment by applying a fair-value-based test.

(b)	Acquisition of Adiana Inc.

On March 16, 2007, the Company acquired Adiana, Inc. (“Adiana”), a privately-held company located in Redwood City, California, in a non-taxable transaction. As a result of the acquisition of Adiana, all of its fully-diluted equity immediately prior to the acquisition was automatically converted into the right to receive an initial cash payment of $60 million, plus milestone payments. The milestone payments include (i) payment of up to $25 million tied to the timing of certain FDA milestone achievements of the Adiana permanent contraception product and (ii) potential contingent payments tied to future revenue performance milestones. The contingent payments are based on incremental sales growth of the Adiana permanent contraception product during the four-year period following FDA approval of this product, are subject to an aggregate cap of $130 million, and will be recorded as additional goodwill when paid, if at all. No payments can be earned after December 31, 2012. According to the terms of the related merger agreement, total payments, including the initial cash payment, the potential FDA milestone payment and the four-year contingent payments, will not exceed $215 million.

The initial purchase price payment was paid out of the Company’s existing cash. Pursuant to the merger agreement, $3.0 million of the purchase price was placed in escrow to satisfy potential claims. The purchase price was supported by estimates of future sales and earnings of Adiana, as well as other projected synergies.

The aggregate purchase price for Adiana was $60.5 million, of which $59.4 million represented cash payable to Adiana shareholders and $1.1 million represented acquisition-related fees and expenses. As of June 30, 2007, the Company paid $58.4 million of the purchase price (net of $1.9 million of cash acquired) and has $0.2 million accrued related to the Adiana acquisition. The acquisition was accounted for as a purchase in accordance with SFAS No. 141, and accordingly, the results of operations of Adiana were included in the consolidated statement of loss from the date of acquisition.

Purchase Price Allocation

The following table summarizes the preliminary fair values of the assets acquired and liabilities assumed at the date of acquisition for an aggregate purchase price of $60.5 million, including acquisition costs:

Amount (in thousands)
Cash and cash equivalents	$1,931
Other current assets	210
Property and equipment	151
Other assets	18
Deferred tax assets, net	19,973
Current liabilities	(4,412)
Non-current liabilities	(3,401)
In-process research and development	46,000

$60,470

B-F-9

CYTYC CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)—Continued

As part of the purchase price allocation, all tangible assets and liabilities were identified and valued. Of the total purchase price, the Company allocated $14.5 million to acquired net tangible assets. The net deferred tax assets of $20.0 million primarily relate to acquired net operating losses and tax credits. The Company determined the fair value of Adiana’s tangible assets and liabilities based on a review of Adiana’s historical and then current financial statements and an understanding of the ongoing nature of the assets and liabilities.

The Company also allocated $46.0 million of the purchase price to an in-process research and development project. This allocation represents the estimated fair value based on risk-adjusted cash flows related to the incomplete research and development activities. The incomplete research and development activities are associated with the Adiana Complete Transcervical Sterilization (“TCS”) System®, a form of permanent female contraception intended as an alternative to tubal ligation, and primarily relate to activities to be performed in order to obtain FDA approval. The acquired in-process research and development was charged to expense as of the date of the acquisition and included in the Company’s statement of loss for the six months ended June 30, 2007.

The Company valued the in-process research and development project based on present value calculations of income using risk-adjusted cash flows, an analysis of project accomplishments and remaining outstanding items, an assessment of overall contributions, as well as project risks. The value assigned to the in-process research and development project was determined by estimating the costs to develop the acquired technology into a commercially viable product, estimating the net cash flows resulting from the project, and discounting the net cash flows to their present value. The Company expects to complete its efforts on the in-process research and development project in 2008.

The projections used to value the in-process research and development project were based on estimates of relevant market sizes and growth factors, expected trends in technology, and the nature and expected timing of new product introductions by the Company and its competitors, as well as estimates of cost of sales, operating expenses, and income taxes resulting from the in-process research and development project.

The rate utilized to discount the net cash flows to their present value was based on estimated weighted-average cost of capital calculations. A discount rate of 26% was used to value the in-process research and development project. The discount rate was higher than the Company’s weighted-average cost of capital due to the early-stage life cycle of the in-process research and development project, the inherent uncertainties surrounding the commercialization and development of TCS, the useful life of the future product, the profitability levels of such technology, and the uncertainty of technological advances that were unknown at that time.

The excess of the fair value of tangible net assets over the purchase price of $3.2 million was allocated to expected contingent earn-out payments related to future milestones in accordance with SFAS No. 142 and recorded in current liabilities.

The initial allocation of the purchase price is substantially complete, with the remaining allocation to be completed primarily related to the resolution of tax matters, which the Company expects to record as adjustments to goodwill and deferred taxes.

(c)	Pro Forma Results

The following unaudited pro forma financial information for the three and six months ended June 30, 2007 presents the combined results of operations of Cytyc, Adeza and Adiana as if the acquisitions had occurred as of January 1, 2007. The following unaudited pro forma financial information for the three and six months ended

B-F-10

CYTYC CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)—Continued

June 30, 2006 presents the combined results of operations of Cytyc, Adeza and Adiana as if the acquisitions had occurred as of January 1, 2006.

Pro forma results for the three and six months ended June 30, 2007 and 2006 are as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
	(in thousands, except per share data)
Net sales	$188,837	$163,426	$368,582	$314,759
Net income	$33,540	$26,604	$58,857	$50,297

Basic	$0.29	$0.23	$0.51	$0.44

Diluted	$0.27	$0.22	$0.49	$0.42

All periods presented include pro forma adjustments to reflect interest costs related to the borrowings on the line-of-credit facility (see Note 12). The pro forma results for the six months ended June 30, 2007 include $10.5 million of transaction fees and expenses incurred by Adeza and Adiana prior to the acquisitions related to the merger, but exclude $89.5 million of in-process research and development costs. The pro forma adjustments are based upon available information and certain assumptions that management believes are reasonable. The unaudited pro forma financial information is not intended to represent or be indicative of the consolidated results of operations or financial condition of the Company that would have been reported had the acquisition been completed as of the dates presented.

(4)	Amortization of Intangible Assets

Amortization expense related to identifiable intangible assets, which consists of the Company’s acquired patents and developed technology, was approximately $5.2 million and $2.5 million for the three months ended June 30, 2007 and 2006, respectively, and approximately $8.8 million and $4.9 million for the six months ended June 30, 2007 and 2006, respectively (see Note 11 for amortization expense by operating segment). Prior to 2007, the Company allocated amortization of all of its intangible assets to research and development within its condensed consolidated statements of income as the developed technology has benefited multiple line items (i.e., cost of sales and research and development) and any allocation that would have been made to cost of sales was not deemed to be material. During 2007, the Company acquired a significant amount of developed technology ($143.0 million) as part of its acquisition of Adeza and is including the amortization of such developed technology within cost of sales based upon its intended use. For the amortization of its other developed technology, beginning in 2007, the Company is allocating the majority to cost of sales based upon its determination that such developed technology is primarily being used to generate sales of its products. A portion of the amortization expense is also being allocated to research and development based upon the Company’s determination that such developed technology is primarily being utilized to support the Company’s research and development efforts (e.g., FirstCyte Breast Test).

B-F-11

CYTYC CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)—Continued

Amortization expense related to identifiable intangible assets, which is an estimate for each future year and subject to change, is as follows:

Amount
(in thousands)
Remaining six months ending December 31, 2007	$11,500
Year ending December 31, 2008	25,988
Year ending December 31, 2009	29,448
Year ending December 31, 2010	29,272
Year ending December 31, 2011	28,016
Thereafter	192,735

Total	$316,959

(5)	Investment Securities

Investment securities at June 30, 2007 and December 31, 2006 consist of municipal bonds, all of which are classified as available-for-sale. The fair value of available-for-sale securities was determined based on quoted market prices at the reporting date for those securities. Available-for-sale securities are shown in the consolidated financial statements at fair market value with unrealized gains or losses recorded as a component of other comprehensive income (loss).

At June 30, 2007 and December 31, 2006, the cost basis, aggregate fair value, and gross unrealized holding gains by major security type were as follows:

	Amortized Cost	Gross Unrealized Holding Gains	Fair Value
	(in thousands)
June 30, 2007
Municipal bonds (average maturity of 0.2 months)	$2,055	$—	$2,055

December 31, 2006
Municipal bonds (average maturity of 0.7 months)	$157,030	$—	$157,030

A significant portion of the Company’s investment portfolio was converted into cash and cash equivalents during the first quarter of 2007 to fund the Company’s acquisitions of Adeza and Adiana.

B-F-12

CYTYC CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)—Continued

(6)	Other Balance Sheet Information

Components of selected captions in the condensed consolidated balance sheets at June 30, 2007 and December 31, 2006 consisted of:

	June 30, 2007	December 31, 2006
	(in thousands)
Inventories, net
Raw material	$11,396	$10,305
Work-in-process	2,267	2,275
Finished goods	18,990	16,923

	$32,653	$29,503

Property and Equipment, net
Equipment	$47,657	$45,271
Equipment under customer usage agreements	103,115	92,136
Computer equipment and software	39,388	34,662
Furniture and fixtures	6,292	5,186
Building	20,960	20,401
Leasehold improvement	18,781	14,350
Land	6,268	3,224
Construction-in-process	12,787	12,178

	255,248	227,408
Less — accumulated depreciation and amortization	94,247	78,401

	$161,001	$149,007

Accrued Expenses
Accrued compensation	$31,143	$27,343
Accrued acquisitions (see Note 3)	7,029	3,613
Accrued transaction costs associated with Hologic merger (see Note 2)	5,854	—
Accrued sales and marketing	3,230	5,041
Accrued taxes	4,776	9,174
Other accruals	11,304	11,517

	$63,336	$56,688

B-F-13

CYTYC CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)—Continued

The Company records a liability for product warranty obligations at the time of sale based upon historical warranty experience. The term of the warranty is generally twelve months. Product warranty obligations are included in accrued expenses. Changes in the product warranty obligations for the six months ended June 30, 2007 and 2006 were as follows:

	Six Months Ended June 30,
	2007	2006
	(in thousands)
Balance, beginning of year	$381	$426
New warranties	401	241
Payments	(257)	(184)
Adjustments	39	(173)

Balance, June 30	$564	$310

(7)	Net Income (Loss) Per Common Share

Basic net income (loss) per share is computed by dividing net income by the weighted average number of common shares outstanding. Diluted net income per share is computed by dividing net income by the weighted average number of common shares and potential common shares from outstanding stock options, restricted stock units, and convertible debt. As a result of the Company’s net loss during the six months ended June 30, 2007, all potential common shares from outstanding stock options, restricted stock units and convertible debt, which totaled 11.0 million weighted average shares, were anti-dilutive and were excluded from the diluted net loss per share calculation. Potential common shares for outstanding stock options and restricted stock units are calculated using the treasury stock method and represent incremental shares issuable upon exercise of the Company’s outstanding stock options and vesting of the Company’s restricted stock units. The treasury stock method is affected by the amount of stock-based compensation attributable to future services and therefore not yet recognized. Restricted stock units with vesting subject to future performance milestones are not included in the calculation of diluted earnings per share until the performance milestones are achieved or if deemed to have been achieved for accounting purposes pursuant to the provisions of SFAS No. 128, Earnings Per Share. At June 30, 2007, there were 160,700 restricted stock units outstanding with vesting subject to future performance milestones, none of which were achieved or deemed to have been achieved. The 200,024 restricted stock units outstanding with vesting that is not contingent upon future performance milestones were included in the calculation of diluted earnings per share as of June 30, 2007.

B-F-14

CYTYC CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)—Continued

The following table provides a reconciliation of the net income (loss) and weighted average common shares used in calculating basic and diluted net income (loss) per share for the three and six months ended June 30, 2007 and 2006:

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
	(in thousands, except per share data)
Numerator:
Net income (loss), as reported, for basic earnings per share	$33,540	$31,680	$(17,669)	$61,044
Interest expense on convertible debt, net of tax	1,181	1,138	—	2,276

Net income (loss), as adjusted, for diluted earnings per share	$34,721	$32,818	$(17,669)	$63,320

Denominator:
Basic weighted average common shares outstanding	115,656	114,356	115,197	114,917
Dilutive effect of assumed exercise of stock options and restricted stock units	3,316	800	—	1,671
Dilutive effect of assumed conversion of convertible debt	8,426	8,426	—	8,426

Weighted average common shares outstanding assuming dilution	127,398	123,582	115,197	125,014

Basic net income (loss) per common share	$0.29	$0.28	$(0.15)	$0.53

Diluted net income (loss) per common and potential common share	$0.27	$0.27	$(0.15)	$0.51

Diluted weighted average common shares outstanding for the three months ended June 30, 2007 and 2006 excluded 23,499 and 4,544,854 potential common shares, respectively, from stock options outstanding and diluted weighted average common shares outstanding for the six months ended June 30, 2007 excluded interest expense on convertible debt, as well as the effect on weighted average diluted common stock outstanding of the assumed exercise of stock options and restricted stock units and the assumed conversion of convertible debt, as such amounts would have been anti-dilutive. Diluted weighted average common stock outstanding for the six months ended June 30, 2006 excluded 2,545,387 potential common shares from stock options outstanding, because the exercise prices of such stock options were higher than the average closing price of the Company’s common stock as quoted on The NASDAQ Global Select Market during the period and, accordingly, their effect would be anti-dilutive.

(8)	Stock-Based Compensation and Stock Incentive Plans

(a)	Stock-Based Compensation

Stock-based compensation to employees, including grants of employee stock options, is recognized in the financial statements based on their fair values in accordance with SFAS No. 123R, Share-Based Payment. In order to determine the fair value of stock options and employee stock purchase plan shares, the Company is using the Black-Scholes option pricing model and is applying the multiple-option valuation approach to the stock

B-F-15

CYTYC CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)—Continued

option valuation. The Company is recognizing stock-based compensation expense on a straight-line basis over the requisite service period of the awards for options and restricted stock units granted following the adoption of SFAS No. 123R. For unvested stock options outstanding as of January 1, 2006, the Company will continue to recognize stock-based compensation expense using the accelerated amortization method prescribed in the Financial Accounting Standards Board (“FASB”) Interpretation (“FIN”) No. 28, Accounting for Stock Appreciation Rights and Other Variable Stock Option or Award Plans.

Estimates of the fair value of equity awards will be affected by the future market price of the Company’s common stock, as well as the actual results of certain assumptions used to value the equity awards. These assumptions include, but are not limited to, the related income tax impact, the expected volatility of the common stock, and the expected term of options granted.

As noted above, the fair value of stock options and employee stock purchase plan shares is determined by using the Black-Scholes option pricing model and applying the multiple-option valuation approach to the stock option valuation. The options have graded-vesting on an annual basis over an average vesting period of four years. In applying the multiple-option approach, each option “tranche” is separately valued based upon when the tranche vests. The Company estimates the expected option term by calculating the average period of time before the employees exercise their options and adds this to the vesting period of each tranche. Historically, this period of time has averaged one year from the date the options vest. The expected term of employee stock purchase plan shares is the average of the remaining purchase periods under each offering period. For equity awards granted prior to the adoption of SFAS No. 123R, the volatility of the common stock was estimated using historical volatility. For equity awards granted since January 1, 2006, the volatility of the common stock is estimated using a combination of historical and implied volatility, as discussed in Staff Accounting Bulletin (“SAB”) No. 107, Considering the interaction between SFAS No. 123R and Certain Securities and Exchange Commission Rules and Regulations. By using this combination, the Company is taking into consideration the historical realized volatility, as well as factoring in estimates of future volatility that the Company believes will differ from historical volatility as a result of the Company’s product diversification over the last three years, the market performance of the common stock, the volume of activity of the underlying shares, the availability of actively traded common stock options, and overall market conditions.

The risk-free interest rate used in the Black-Scholes option pricing model is determined by looking at historical U.S. Treasury zero-coupon bond issues with remaining terms equal to the expected terms of the equity awards. In addition, an expected dividend yield of zero is used in the option valuation model, because the Company does not expect to pay any cash dividends in the foreseeable future. Lastly, in accordance with SFAS No. 123R, the Company is required to estimate forfeitures at the time of grant and revise those estimates in subsequent periods if actual forfeitures differ from those estimates. In order to determine an estimated pre-vesting forfeiture rate for equity awards, the Company used historical forfeiture data. This estimated forfeiture rate has been applied to all unvested options outstanding as of January 1, 2006 and to all options and restricted stock units granted since January 1, 2006. Therefore, stock-based compensation expense is recorded for only those options and restricted stock units that are expected to vest.

In February 2007, the Company issued 160,700 performance-based restricted stock units (“Performance Shares”) that vest over a three-year period based upon specific future performance milestones. A grantee may also earn, over the course of three years, a total number of shares ranging from 0% to 175% of the number of shares equal to his or her initial grant of Performance Shares, which range is based on the actual achievement of the performance milestones. The market price of the Company’s common stock on the date of grant of the Performance Shares was $30.44. Each period the Company will assess its estimate of the probability that such performance milestones will be met and, if necessary, will adjust the related stock-based compensation expense.

B-F-16

CYTYC CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)—Continued

The Company is recording stock-based compensation expense for these equity awards over the three-year vesting period for those Performance Shares that are expected to vest, assuming all future performance milestones will be met.

In May 2007, the Company issued 200,024 restricted stock units that vest over a four-year period and are not subject to any performance milestones. The market price of the Company’s common stock on the date of grant was $35.12. The Company is recording stock-based compensation expense for these equity awards over the four-year vesting period for the restricted stock units that are expected to vest.

Total stock-based compensation recognized in the Company’s condensed consolidated statements of income (loss) for the three and six months ended June 30, 2007 and 2006 was as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
	(in thousands)
Cost of sales	$290	$344	$551	$705
Research and development	677	803	1,286	1,647
Sales and marketing	2,129	2,525	4,044	5,176
General and administrative	1,742	2,066	3,309	4,235

Total stock-based compensation expense	$4,838	$5,738	$9,190	$11,763

The underlying assumptions used in the Black-Scholes model were as follows for options granted during the three and six months ended June 30, 2007 and 2006:

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
Risk-free interest rate	4.8%	5.0%	4.7%	4.6%
Expected dividend yield	—	—	—	—
Expected lives (in years)	3.5	3.5	3.5	3.5
Expected volatility	30%	32%	29%	32%

As of June 30, 2007, total unrecognized stock-based compensation expense relating to unvested employee stock awards, adjusted for estimated forfeitures, was $44.1 million. This amount is expected to be recognized over a weighted-average period of 2.8 years. If actual forfeitures differ from current estimates, total unrecognized stock-based compensation expense will be adjusted for future changes in estimated forfeitures.

(b)	Employee and Director Incentive Plans

The Cytyc Corporation 2004 Omnibus Stock Plan (the “2004 Omnibus Plan”), which is the Company’s primary plan for grants of equity, provides for the issuance of up to 12,250,000 shares of the Company’s common stock, no more than 8,200,000 of which shares may be issued as awards other than stock options or stock appreciation rights. The 2004 Omnibus Plan provides for grants of various incentives, including stock options and other stock-based awards. At June 30, 2007, 3,060,228 shares were available for future grant under the 2004 Omnibus Plan.

B-F-17

CYTYC CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)—Continued

The following table summarizes options outstanding, by stock plan, as of June 30, 2007:

2004 Omnibus Plan	8,294,205
1995 Stock Plan	5,806,721
1998 Stock Plan	5,307
1995 Non-Employee Director Stock Option Plan	180,000
2001 Non-Employee Director Stock Option Plan	898,000

15,184,233

The following schedule summarizes the activity under the Company’s stock option plans during the six months ended June 30, 2007:

	Number of Shares	Range of Exercise Prices			Weighted Average Exercise Price per share
Outstanding, December 31, 2006	15,755,150	$0.44	—	$30.11	$20.82
Granted	2,314,125	28.14	—	43.00	32.74
Exercised	(2,321,614)	2.33	—	30.11	18.00
Canceled	(563,428)	9.86	—	35.12	24.46

Outstanding, June 30, 2007	15,184,233	$0.44	—	$43.00	$22.94

Exercisable, June 30, 2007	7,794,694	$0.44	—	$35.08	$19.46

Exercisable, December 31, 2006	8,482,964	$0.44	—	$28.45	$18.12

The weighted average fair value per share of options granted during the three months ended June 30, 2007 and 2006 was $10.13 and $7.91, respectively and for the six months ended June 30, 2007 and 2006 was $9.25 and $8.41, respectively.

The total intrinsic value of options exercised during the three months ended June 30, 2007 and 2006 was $29.7 million and $1.1 million, respectively, and for the six months ended June 30, 2007 and 2006 was $43.8 million and $10.2 million, respectively. The intrinsic value is calculated as the difference between the market value of the Company’s common stock on date of exercise and the exercise price per share.

B-F-18

CYTYC CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)—Continued

The following table summarizes information about stock options outstanding at June 30, 2007:

	Options Outstanding			Options Exercisable
Range of Exercise Prices	Number of Shares	Weighted Average Remaining Contractual Life (in years)	Weighted Average Exercise Price per Share	Number of Shares	Weighted Average Exercise Price per share
$ 0.44 – $12.65	2,751,637	2.59	$11.19	2,067,233	$10.72
12.71 – 20.75	1,864,995	4.46	17.99	1,655,064	18.15
21.07 – 23.48	1,864,049	4.76	22.35	1,200,273	22.17
23.59 – 24.31	1,668,461	5.49	24.13	752,981	24.12
24.32 – 25.71	1,662,454	5.72	24.67	1,272,433	24.58
25.74 – 28.17	1,533,906	6.94	27.24	353,048	26.46
28.18 – 28.37	155,675	9.19	28.29	12,733	28.30
28.39 – 28.53	2,087,733	4.88	28.39	455,715	28.39
28.68 – 35.12	1,472,198	7.87	34.33	25,214	31.83
35.13 – 43.00	123,125	9.91	40.28	—	—

$ 0.44 – $43.00	15,184,233	5.14	$22.94	7,794,694	$19.46

The aggregate intrinsic value of dilutive options outstanding and options exercisable as of June 30, 2007 was $306.3 million and $184.3 million, respectively. The intrinsic value is calculated as the difference between the market value of the Company’s common stock as of June 30, 2007 and the exercise price per share. The market value as of June 30, 2007 was $43.11 per share as quoted on The NASDAQ Global Select Market.

The weighted average remaining contractual life for options exercisable as of June 30, 2007 was 4.2 years.

(9)	Comprehensive Income (Loss)

Comprehensive income (loss) for the three and six months ended June 30, 2007 and 2006 was as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
	(in thousands)
Net income (loss)	$33,540	$31,680	$(17,669)	$61,044
Other comprehensive income, net of tax:
Unrealized gain on investment securities	—	19	—	38
Foreign currency translation adjustments	60	488	174	596

Comprehensive income (loss)	$33,600	$32,187	$(17,495)	$61,678

(10)	Stock Repurchase Program

Under the current stock repurchase program, the Company is authorized to repurchase up to $200 million of its common stock through open market purchases or private transactions that will be made from time to time as market conditions allow. The stock repurchase program is expected to be in effect until November 15, 2009. Shares repurchased under this program will be held in the Company’s treasury. The stock repurchase program may be suspended or discontinued at any time without prior notice. During the three and six months ended

B-F-19

CYTYC CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)—Continued

June 30, 2007, the Company repurchased zero and 573,558 shares, respectively, with an aggregate cost of zero and $16.5 million, respectively. During the three and six months ended June 30, 2006, the Company repurchased 2,161,790 and 2,926,308 shares, respectively, with an aggregate cost of $56.3 million and $78.6 million, respectively.

(11)	Segment Information

SFAS No. 131, Disclosures About Segments of an Enterprise and Related Information, requires certain financial and supplementary information to be disclosed for each reportable operating segment of an enterprise, as defined. During the third quarter of 2006, the Company established the domestic diagnostic products and domestic surgical products divisions, each managed by a divisional president. Effective for the first quarter of 2007, as a result of the oversight of each segment by a divisional president, including review and ownership of discrete financial information, operating expenses are captured in the segment to which they relate, except for certain corporate expenses that benefit multiple operating segments and stock-based compensation expense (such expenses are included in “Corporate” below). Segment figures for 2006 have been restated to reflect the changes described above.

Financial information for the three segments is included below for all periods presented and each segment is described as follows:

Domestic Diagnostic Products— This segment develops and markets the ThinPrep® System in the United States primarily for use in diagnostic cytology testing applications focused on women’s health. The ThinPrep System is widely used for cervical cancer screening. The ThinPrep System consists of any one or more of the following: the ThinPrep 2000 Processor, ThinPrep 3000 Processor, ThinPrep Imaging System, and related reagents, filters, and other supplies, such as the ThinPrep Pap Test and the Company’s proprietary ThinPrep PreservCyt Solution. This segment also develops and markets the FullTerm® Fetal Fibronectin Test, which offers clinical and cost benefits for the assessment of the risk of pre-term birth.

Domestic Surgical Products— This segment develops and markets the NovaSure® System, an innovative endometrial ablation device to treat menorrhagia, or excessive menstrual bleeding, the MammoSite® Radiation Therapy System, a device for the treatment of early-stage breast cancer, and the GliaSite® Radiation Therapy System for the treatment of malignant brain tumors, and markets these products in the United States. This segment also develops the Adiana TCS System, which is a form of permanent female contraception intended as an alternative to tubal ligation and for which the Company is in the process of seeking a pre-market approval from the FDA.

International— This segment markets the Company’s diagnostic and surgical products outside of the United States through the Company’s subsidiaries, branch office and distributors. Products sold by the Company’s international segment are manufactured at domestic and international manufacturing locations.

The Company operates manufacturing facilities in the United States and Costa Rica and has several offices, primarily for sales and distribution, throughout the world. Property and equipment is primarily located within the domestic diagnostic products segment in the United States.

B-F-20

CYTYC CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)—Continued

The Company’s operating results, amortization of intangible assets, and intangible assets by segment, are as follows (in thousands):

Three Months Ended June 30, 2007	Domestic Diagnostic Products	Domestic Surgical Products	International	Corporate	Consolidated
Net sales	$100,336	$65,873	$22,628	$—	$188,837
Amortization of intangible assets	1,917	2,750	525	—	5,192
Income from operations	51,883	26,028	5,283	(29,236)	53,958

Six Months Ended June 30, 2007
Net sales	$189,512	$125,137	$43,072	$—	$357,721
In-process research and development	43,500	46,000	—	—	89,500
Amortization of intangible assets	2,478	5,376	914	—	8,768
Income from operations	56,273	4,469	10,380	(50,185)	20,937

As of June 30, 2007
Intangible assets:
Patents and developed technology, net	$139,517	$141,261	$36,181	$—	$316,959
Goodwill	275,287	261,225	58,588	—	595,100

Three Months Ended June 30, 2006
Net sales	$84,087	$50,024	$16,286	$—	$150,397
Amortization of intangible assets	361	1,912	233	—	2,506
Income from operations	47,292	18,684	2,365	(18,486)	49,855

Six Months Ended June 30, 2006
Net sales	$164,783	$94,728	$31,426	$—	$290,937
Amortization of intangible assets	723	3,737	444	—	4,904
Income from operations	93,943	33,578	4,932	(36,316)	96,137

During the first quarter of 2007, the Company acquired $143.0 million of patents and developed technology and $208.5 million of goodwill, as part of its acquisition of Adeza (see Note 3(a)), of which $129.9 million and $189.4 million is included in the domestic diagnostic products segment, respectively, and $13.1 million and $19.1 million, respectively, is included in the international segment as of June 30, 2007. There were no other material changes within the Company’s other operating segments during the three and six months ended June 30, 2007.

SFAS No. 131 also requires that certain enterprise-wide disclosures be made related to products and services, geographic areas and significant customers. During the three and six months ended June 30, 2007 and 2006, the Company derived its sales from the following geographies (as a percentage of net sales):

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
United States	88%	89%	88%	89%
International	12%	11%	12%	11%

	100%	100%	100%	100%

B-F-21

CYTYC CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)—Continued

During the three and six months ended June 30, 2007 and 2006, no customer represented 10% or more of consolidated net sales.

(12)	Long-Term Debt, Contractual Obligations, Commitments and Contingencies

Long-Term Debt and Contractual Obligations:

Credit Agreement— On June 30, 2006, the Company entered into a five-year Credit Agreement (the “Credit Agreement”) with a syndicate of lenders. The Credit Agreement provided for a $150 million senior unsecured revolving credit facility. On October 6, 2006, the Company and its related lenders amended the Credit Agreement in order to, among other items, increase the committed amount of the revolving credit facility to $345 million and to include one additional lender into the syndicate of lenders. The Company may request an increase in available borrowings under the Credit Agreement by an additional amount of up to $155 million (for a maximum amount of $500 million) upon satisfaction of certain conditions. These increased borrowings may be provided either by one or more existing lenders upon the Company obtaining the agreement of such lender(s) to increase commitments or by new lenders being added to the credit facility. The loan proceeds are available to be used by the Company and its subsidiaries to finance working capital needs and for general corporate purposes, including certain permitted business acquisitions. On May 14, 2007, the Company and its related lenders amended the Credit Agreement in order to: (1) extend the delivery deadline for both the audited financial statements for the fiscal year ended December 31, 2006 and the unaudited financial statements for the fiscal quarter ended March 31, 2007 and (2) amend the negative covenant concerning Indebtedness (as such term is defined in the Credit Agreement) to increase the maximum size of the receivables financing facility permitted thereunder from $50 million to $100 million.

Amounts under the Credit Agreement may be borrowed, repaid and re-borrowed by the Company from time to time until the maturity of the Credit Agreement on June 30, 2011. Voluntary prepayments and commitment reductions requested by the Company under the Credit Agreement are permitted at any time without penalty (other than customary breakage costs relating to the prepayment of any drawn loans) upon proper notice and subject to a minimum dollar requirement. Borrowings under the Credit Agreement bear interest at a floating rate, which will be, at the Company’s option, either LIBOR plus an applicable margin (which is subject to adjustment based on financial ratios), or a base rate.

The Credit Agreement requires the Company to comply with maximum leverage and minimum fixed charge coverage ratios. The Credit Agreement contains affirmative and negative covenants, including limitations on additional debt, liens, certain investments, and acquisitions outside of the healthcare business. The Credit Agreement also includes events of default customary for facilities of this type. Upon the occurrence of an event of default, all outstanding loans may be accelerated and/or the lenders’ commitments terminated.

As of June 30, 2007, the Company had $55.2 million outstanding under this Credit Agreement at an interest rate of 5.8%, of which $15.2 million was repaid in July 2007.

Convertible Notes— On March 22, 2004, the Company completed the sale (the “Offering”) of $250 million aggregate principal amount of its 2.25% convertible notes due 2024. The convertible notes were sold to qualified institutional buyers pursuant to an exemption from the registration requirements of the Securities Act of 1933, as amended. The notes bear interest at a rate of 2.25% per year on the principal amount, payable semi-annually in arrears in cash on March 15 and September 15 of each year, beginning September 15, 2004. The holders of the notes may convert the notes into shares of the Company’s common stock at a conversion price of $29.67 per share, subject to adjustment, prior to the close of business on March 15, 2024, subject to prior redemption or repurchase of the notes, under any of the following circumstances: (1) during any calendar quarter commencing

B-F-22

CYTYC CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)—Continued

after June 30, 2004 if the closing sale price of the Company’s common stock exceeds 120% of the conversion price for at least 20 trading days in the 30 consecutive trading days ending on the last trading day of the preceding calendar quarter (if the specified threshold is met, the notes will thereafter be convertible at any time at the option of the holder prior to the close of business on March 15, 2024); (2) during the five business day period after any five consecutive trading day period in which the trading price per $1,000 principal amount of notes for each day of such period was less than 98% of the product of the closing sale price of the Company’s common stock and the number of shares issuable upon conversion of $1,000 principal amount of the notes; (3) if the notes have been called for redemption; or (4) upon the occurrence of specified corporate events.

Holders may require the Company to repurchase the notes on March 15 of 2009, 2014 and 2019 at a repurchase price equal to 100% of their principal amount, plus accrued and unpaid interest, including contingent interest and liquidated damages, if any, to, but excluding, the repurchase date. The Company may redeem any of the notes beginning March 20, 2009, by giving holders at least 30 days’ notice.

On July 19, 2007, the Company announced that it is delivering a notice to the holders of the convertible notes in connection with Section 15.01(a)(i) of the indenture between the Company and U.S. Bank Trust National Association, as trustee, under which the convertible notes were issued (the “Indenture”). The notice advised that effective July 1, 2007, holders are entitled to convert the convertible notes into shares of the Company’s common stock due to the closing sale price of the Company’s common stock exceeding 120% of the convertible notes conversion price for at least 20 trading days out of the last 30 trading days in the quarter ended June 30, 2007. The conversion price of the convertible notes is $29.67 under the Indenture.

As of the filing of this Form 10-Q, none of the convertible notes have been converted into the Company’s common stock.

Commitments:

Earn-out Payments— As part of its acquisition of Adiana, the Company may be required to make contingent earn-out payments tied to future performance milestones (see Note 3(b)).

Finance Lease Obligations— On April 23, 2007, the Company signed a non-cancelable lease agreement for a building with approximately 164,000 square feet located in Alajuela, Costa Rica, to be used as a manufacturing and office facility to replace its current facility, the lease for which expires on December 31, 2008. The Company is responsible for a significant portion of the construction costs and therefore was deemed, for accounting purposes, to be the owner of the building during the construction period, in accordance with Emerging Issues Task Force (“EITF”) No. 97-10, The Effect of Lessee Involvement in Asset Construction. During the three months ended June 30, 2007, the Company recorded the $3.0 million fair market value of the land and the $2.7 million fair market value of the portion of the building constructed. The Company has recorded such fair market value within property and equipment on its consolidated balance sheet, with an offsetting increase to non-current liabilities. The Company will record the remainder of the building’s fair market value (estimated to have a total fair market value of $12.1 million), as well as the related leasehold improvements, as construction occurs. The term of the lease is for a period of approximately ten years with the option to extend for two consecutive five-year terms. The lease term will commence on or around February 2008 and the Company is expected to transfer most of its Costa Rica operations to this facility during the first half of calendar year 2008.

B-F-23

CYTYC CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)—Continued

Future minimum lease payments, including principal and interest, under this lease were as follows at June 30, 2007:

Amount
(in thousands)
Remaining six months ending December 31, 2007	$—
Year ending December 31, 2008	1,316
Year ending December 31, 2009	1,481
Year ending December 31, 2010	1,533
Year ending December 31, 2011	1,587
Thereafter	10,921

Total minimum payments	16,838
Less-amount representing interest	8,334

Total	$8,504

On July 11, 2006, the Company signed a non-cancelable lease agreement for a building with approximately 146,000 square feet located in Marlborough, Massachusetts, to be principally used as an additional manufacturing facility. In 2011, the Company will have an option to lease an additional 30,000 square feet. As part of the lease agreement, the lessor agreed to allow the Company to make significant renovations to the facility to prepare the facility for the Company’s manufacturing needs. The Company is responsible for a significant amount of the construction costs and therefore was deemed under Generally Accepted Accounting Principles to be the owner of the building during the construction period. During the year ended December 31, 2006, the Company recorded the fair market value of the facility of $13.2 million within property and equipment on its consolidated balance sheet, with an offsetting increase to current and non-current liabilities. The Company began occupying a portion of the facility effective June 1, 2007. The term of the lease is for a period of approximately 12 years commencing on November 14, 2006.

Future minimum lease payments, including principal and interest, under this lease were as follows at June 30, 2007:

Amount
(in thousands)
Remaining six months ending December 31, 2007	$430
Year ending December 31, 2008	924
Year ending December 31, 2009	939
Year ending December 31, 2010	982
Year ending December 31, 2011	982
Thereafter	7,913

Total minimum payments	12,170
Less-amount representing interest	5,596

Total	$6,574

Restructuring— During the fourth quarter of 2006, Company management approved a restructuring plan designed to reduce future operating expenses by consolidating its Mountain View, California operations into its existing operations in Costa Rica and Massachusetts. In connection with this plan, the Company incurred $2.9 million of restructuring costs during the fourth quarter of 2006 related to severance expenses and $0.3 million related to retention costs. During the three and six months ended June 30, 2007, the Company incurred additional

B-F-24

CYTYC CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)—Continued

restructuring costs of $0.5 million and $1.7 million, respectively, related to retention costs for employees. The Company does not expect to incur significant additional severance or retention costs related to this restructuring. Changes in the restructuring accrual for the six months ended June 30, 2007 were as follows:

Six Months Ended June 30, 2007
(in thousands)
Balance, beginning of year	$3,227
Additions	1,685
Payments	(2,556)

Balance, June 30	$2,356

During the three months ended June 30, 2007, the Company entered into an arrangement in which the Company is sub-leasing all of its Mountain View facility to a third party for a term of approximately five years, a period of time equivalent to the remainder of the Company’s lease of this facility. The sub-lease commenced on July 1, 2007. The Company will record the payments it will receive under the sub-lease as other income within its consolidated statement of income.

Contingencies:

On June 16, 2003, Cytyc filed a suit for Declaratory Judgment in United States District Court for the District of Massachusetts asking the court to determine and declare that certain of TriPath Imaging, Inc.’s (“TriPath”) patents are invalid and not infringed by the Company’s ThinPrep Imaging System. On June 17, 2003, TriPath announced that it had filed a lawsuit against the Company in the United States District Court for the Middle District of North Carolina alleging patent infringement, false advertising, defamation, intentional interference, unfair competition, and unfair and deceptive trade practices. The non-patent claims have been dismissed and the patent cases have since been consolidated into a single action. A hearing occurred on August 2, 2006 in the United States District Court for the District of Massachusetts to hear oral arguments on summary judgment motions. The Court has scheduled a trial start date of October 29, 2007. The Company continues to believe that the claims against it are without merit and intends to vigorously defend this suit. Given the current status of the litigation, the Company is unable to reasonably estimate the ultimate outcome of this case.

The Company is also involved in ordinary, routine litigation incidental to its business. Although the outcomes of these other lawsuits and claims are uncertain, management does not believe that, individually or in the aggregate, these other lawsuits and claims will have a material adverse effect on the Company’s business, financial condition, results of operations or liquidity.

(13)	Income Taxes

The Company’s effective tax rate for the three and six months ended June 30, 2007 was 34.1% and 193.6%, respectively. Exclusive of the effects of the non-deductible in-process research and development charges incurred in connection with the Company’s acquisitions of Adeza and Adiana in March 2007, the Company’s effective tax rate for the six months ended June 30, 2007 would have been 33.7%. This rate includes the impact of the recognition of a $1.6 million tax benefit related to a tax examination that closed during the first quarter of 2007, as well as the reversal during the second quarter of 2007 of $1.4 million of deferred tax liabilities related to the Company permanently reinvesting the undistributed earnings realized by its Costa Rica subsidiary in accordance with the Company’s election during the period to maintain cash generated from profits at its Costa Rica subsidiary outside the United States in accordance with Accounting Principles Board (“APB”) Opinion No. 23, Accounting for Income Taxes—Special Areas. The effective rate for the three and six months ended June 30,

B-F-25

CYTYC CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)—Continued

2007 also reflects $4.4 million of non-deductible costs associated with the Company’s pending merger with Hologic incurred during the second quarter of 2007. The effective tax rate was 36.5% for both the three and six months ended June 30, 2006.

On January 1, 2007, the Company adopted FIN No. 48, Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109, which clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with FASB Statement No. 109, Accounting for Income Taxes. FIN No. 48 prescribes a recognition threshold and measurement criteria for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN No. 48 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition and defines the criteria that must be met for the benefits of a tax position to be recognized. As a result of its adoption of FIN No. 48, the Company has recorded the cumulative effect of the change in accounting principle of $0.5 million as a decrease to opening retained earnings.

The Company had gross unrecognized tax benefits of approximately $12.8 million as of January 1, 2007. Of this amount, $6.8 million (net of federal benefit on state issues) represents the amount of unrecognized tax benefits as of January 1, 2007 that, if recognized, would result in a reduction of the Company’s effective tax rate. At March 31, 2007, the Company had $11.3 million of unrecognized tax benefits, $5.3 million of which, if recognized, would result in the reduction of the Company’s effective tax rate. The decrease during the three months ended March 31, 2007 in unrecognized tax benefits is primarily the result of the recognition of approximately $1.6 million of tax benefits related to an examination that closed during the first quarter of 2007. There were no significant changes during the second quarter of 2007.

The Company’s policy is to recognize accrued interest and penalties related to unrecognized tax benefits and income tax liabilities, when applicable, as part of income tax expense in its consolidated statements of income (loss). As of January 1, 2007, accrued interest was approximately $0.9 million, net of federal benefit. As of January 1, 2007, no penalties have been accrued.

The Company and its subsidiaries are subject to United Sates federal income tax, as well as income tax of multiple state income and foreign jurisdictions. The last years examined by the Internal Revenue Service and the Massachusetts Department of Revenue were 2004 and 2003, respectively, and all years up through and including those years are closed by examination.

(14)	Recent Accounting Pronouncements

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements. Among other requirements, SFAS No. 157 defines fair value and establishes a framework for measuring fair value and also expands disclosure requirements regarding fair value measurements. SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007 and interim periods within those years. The Company is evaluating the impact of adopting SFAS No. 157 on its consolidated financial statements.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities—Including an amendment of FASB Statement No.115, which permits entities to measure various financial instruments and certain other items at fair value at specified election dates. The election must be made at initial recognition of the financial instrument, and any unrealized gains or losses must be reported at each reporting date. SFAS No. 159 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. The Company is evaluating the potential impact that adopting SFAS No. 159 will have on its consolidated financial statements.

B-F-26

CYTYC CORPORATION

CONSOLIDATED FINANCIAL STATEMENTS (As Restated)

B-F-27

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

ON THE CONSOLIDATED FINANCIAL STATEMENTS

To the Board of Directors and Stockholders of

Cytyc Corporation

Marlborough, Massachusetts

We have audited the accompanying consolidated balance sheets of Cytyc Corporation and subsidiaries (the “Company”) as of December 31, 2006 and 2005, and the related consolidated statements of income, stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2006. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2006 and 2005, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2006 in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 15 to the consolidated financial statements, the accompanying consolidated financial statements as of December 31, 2006 and 2005 and for each of the three years in the period ended December 31, 2006 have been restated.

As discussed in Note 9 to the consolidated financial statements, the Company changed its method of accounting for stock-based compensation on January 1, 2006, as required by Statement of Financial Accounting Standards No. 123R, Share-Based Payment.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of the Company’s internal control over financial reporting as of December 31, 2006 (as revised), based on the criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated March 1, 2007 (May 18, 2007 as to the effect of the material weakness described in Management’s Report on Internal Control over Financial Reporting (As Revised)) included in the Company’s Annual Report on Form 10-K/A (Amendment No. 2) expressed an unqualified opinion on management’s assessment of the effectiveness of the Company’s internal control over financial reporting and an adverse opinion on the effectiveness of the Company’s internal control over financial reporting.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

March 1, 2007 (May 18, 2007 as to the effects

    of the restatement discussed in Note 15)

B-F-28

CYTYC CORPORATION

CONSOLIDATED BALANCE SHEETS

(in thousands, except share and per share amounts)

	December 31,
	2006	2005
	(As restated)	(As restated)
ASSETS
Current assets:
Cash and cash equivalents	$140,680	$123,468
Investment securities	157,030	97,151
Accounts receivable, net of allowance of $1,951 and $1,592 at December 31, 2006 and 2005, respectively	94,943	82,833
Inventories, net	29,503	24,033
Deferred tax assets, net	9,065	4,266
Prepaid expenses and other current assets	5,932	5,539

Total current assets	437,153	337,290

Property and equipment, net	149,007	113,610

Intangible assets:
Patents and developed technology, net of accumulated amortization of $23,914 and $13,018 at December 31, 2006 and 2005, respectively	182,477	192,572
Goodwill	386,533	389,385

Total intangible assets	569,010	581,957

Other assets, net	9,544	7,022

Total assets	$1,164,714	$1,039,879

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$12,514	$10,627
Accrued expenses	56,688	74,291
Deferred revenue	4,935	4,265

Total current liabilities	74,137	89,183

Deferred tax liabilities, net	64,145	70,101
Long-term debt	250,000	250,000
Other non-current liabilities	17,459	2,244
Commitments and contingencies (Note 10)
Stockholders’ equity:
Preferred stock, $0.01 par value—
Authorized—5,000,000 shares
No shares issued or outstanding	—	—
Common stock, $0.01 par value—
Authorized—400,000,000 shares
Issued— 136,305,345 and 132,743,281 in 2006 and 2005, respectively
Outstanding— 114,726,133 and 115,273,391 in 2006 and 2005, respectively	1,363	1,327
Additional paid-in capital	673,168	574,377
Treasury stock, at cost: 21,579,212 and 17,469,890 shares in 2006 and 2005, respectively	(316,153)	(207,503)
Accumulated other comprehensive income	2,956	2,048
Retained earnings	397,639	258,102

Total stockholders’ equity	758,973	628,351

Total liabilities and stockholders’ equity	$1,164,714	$1,039,879

The accompanying notes are an integral part of these consolidated financial statements.

B-F-29

CYTYC CORPORATION

CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except per share amounts)

	Years Ended December 31,
	2006	2005	2004
Net sales	$608,250	$508,251	$393,593
Cost of sales	134,184	107,149	82,523

Gross profit	474,066	401,102	311,070

Operating expenses:
Research and development	44,134	32,330	20,820
Sales and marketing	161,925	131,346	102,011
General and administrative	63,452	45,298	35,274
Restructuring	2,885	—	—
Arbitration decision	—	7,807	—
In-process research and development	—	—	19,100

Total operating expenses	272,396	216,781	177,205

Income from operations	201,670	184,321	133,865

Other income (expense), net:
Interest income	7,207	3,280	2,418
Interest expense	(7,506)	(7,168)	(5,376)
Gain on equity investments, net	10,766	—	—
Other	2,535	(1,715)	(510)

Total other income (expense), net	13,002	(5,603)	(3,468)

Income before provision for income taxes	214,672	178,718	130,397
Provision for income taxes	75,135	65,232	56,809

Net income	$139,537	$113,486	$73,588

Net income per common and potential common share:
Basic	$1.22	$1.00	$0.66

Diluted	$1.16	$0.94	$0.63

Weighted average common and potential common shares outstanding:
Basic	114,009	113,528	111,148
Diluted	123,759	125,446	121,922

The accompanying notes are an integral part of these consolidated financial statements.

B-F-30

CYTYC CORPORATION

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

Years Ended December 31, 2006, 2005, and 2004

(in thousands, except share amounts)

	Comprehensive Income	Common Stock		Additional Paid-in Capital (as restated)	Treasury Stock	Accumulated Other Comprehensive Income	Retained Earnings (as restated)	Total Stockholders’ Equity
		Number of Shares	Value
Balance, January 1, 2004, as previously reported	—	124,725,579	$1,247	$405,828	$(155,767)	$2,679	$99,644	$353,631
Prior period adjustments (see Note 15)	—	—	—	28,616	—	—	(28,616)	—

Balance, January 1, 2004 (as restated)	—	124,725,579	1,247	434,444	(155,767)	2,679	71,028	353,631
Exercise of common stock options	—	3,832,697	39	46,074	—	—	—	46,113
Issuance of shares under employee stock purchase plan	—	128,687	1	1,915	—	—	—	1,916
Issuance of shares under directors’ and executive stock plans	—	20,309	—	309	—	—	—	309
Repurchase of 135,000 shares of common stock	—	—	—	—	(1,680)	—	—	(1,680)
Tax benefit from stock options exercised	—	—	—	13,139	—	—	—	13,139
Comprehensive income :
Net income	$73,588	—	—	—	—	—	73,588	73,588
Other comprehensive income, net–Unrealized loss on securities	(322)	—	—	—	—	(322)	—	(322)
Translation adjustments	751	—	—	—	—	751	—	751

Comprehensive income	$74,017	—	—	—	—	—	—	—

Balance, December 31, 2004 (as restated)		128,707,272	1,287	495,881	(157,447)	3,108	144,616	487,445
Exercise of common stock options	—	3,942,453	40	62,326	—	—	—	62,366
Issuance of shares under employee stock purchase plan	—	146,555	1	2,936	—	—	—	2,937
Issuance of shares under directors’ and executive stock plans	—	19,247	—	473	—	—	—	473
Common stock received for exercise of stock options	—	(72,246)	(1)	(1,224)	—	—	—	(1,225)
Repurchase of 2,190,851 shares of common stock	—	—	—	—	(50,056)	—	—	(50,056)
Tax benefit from stock options exercised	—	—	—	13,985	—	—	—	13,985
Comprehensive income :
Net income	$113,486	—	—	—	—	—	113,486	113,486
Other comprehensive income, net–Unrealized gain on securities	208	—	—	—	—	208	—	208
Translation adjustments	(1,268)	—	—	—	—	(1,268)	—	(1,268)

Comprehensive income	$112,426	—	—	—	—	—	—	—

Balance, December 31, 2005 (as restated)		132,743,281	1,327	574,377	(207,503)	2,048	258,102	628,351
Exercise of common stock options	—	3,385,544	34	65,781				65,815
Issuance of shares under employee stock purchase plan	—	169,520	2	3,768	—	—	—	3,770
Issuance of options under employee stock option plan and shares under employee stock purchase plan	—	—	—	21,138	—	—	—	21,138
Issuance of shares under directors’ and executive stock plans	—	7,000	—	198	—	—	—	198
Repurchase of 4,109,322 shares of common stock	—	—	—	—	(108,650)	—	—	(108,650)
Tax benefit from stock options exercised and employee stock purchase plan	—	—	—	7,906	—	—	—	7,906
Comprehensive income :
Net income	$139,537	—	—	—	—	—	139,537	139,537
Other comprehensive income, net–Unrealized gain on securities	48	—	—	—	—	48	—	48
Translation adjustments	860	—	—	—	—	860	—	860

Comprehensive income	$140,445	—	—	—	—	—	—	—

Balance, December 31, 2006 (as restated)		136,305,345	$1,363	$673,168	$(316,153)	$2,956	$397,639	$758,973

The accompanying notes are an integral part of these consolidated financial statements.

B-F-31

CYTYC CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Years Ended December 31,
	2006	2005	2004
Cash flows from operating activities:
Net income	$139,537	$113,486	$73,588
Adjustments to reconcile net income to net cash provided by operating activities
Revenue relating to license issued in exchange for preferred stock	(1,933)	—	—
Stock-based compensation expense pursuant to SFAS No. 123R	21,138	—	—
Depreciation and amortization of property and equipment	23,277	17,250	13,271
Amortization of intangible assets	10,896	6,808	3,141
Amortization of deferred financing costs	1,673	1,543	1,157
Loss on disposals of fixed assets	1,153	187	—
Gain on equity investments, net	(10,766)	—	—
Provision (benefit) for doubtful accounts	458	608	(399)
Acquired in-process research and development	—	—	19,100
Compensation expense related to issuance of stock to directors and executives	198	473	309
Deferred tax expense	(3,861)	10,584	22,750
Tax benefit from exercise of stock options and employee stock purchase plan	4,206	13,985	13,139
Changes in assets and liabilities, excluding effects of acquisitions:
Accounts receivable	(11,155)	(18,497)	(13,785)
Inventories .	(5,236)	(5,863)	4,485
Prepaid expenses and other current assets	(323)	(322)	(1,242)
Accounts payable	1,849	152	(4,469)
Accrued expenses	8,732	20,718	5,787
Deferred revenue	297	2,140	793
Deferred income taxes	(6,424)	12,749	—

Net cash provided by operating activities	173,716	176,001	137,625

Cash flows from investing activities:
Acquisition of Helica	(1,271)	—	—
Acquisition of Proxima Therapeutics, Inc., net of cash acquired	(21,074)	(161,830)	—
Acquisition of Novacept, net of cash acquired	—	—	(309,330)
(Increase) decrease in other assets	(1,913)	60	(1,051)
Increase in equipment under customer usage agreements	(25,512)	(27,270)	(28,501)
Purchases of property and equipment	(22,259)	(13,360)	(32,753)
Purchases of investment securities	(462,036)	(72,143)	(141,008)
Proceeds from sales and maturities of investment securities	413,499	122,188	100,968

Net cash used in investing activities .	(120,566)	(152,355)	(411,675)

Cash flows from financing activities:
(Financing costs) proceeds from issuance of debt, net	(1,305)	—	242,284
Proceeds from exercise of stock options	65,815	61,141	46,113
Proceeds from issuance of shares under employee stock purchase plan	3,770	2,937	1,916
Purchase of treasury shares	(108,650)	(50,056)	(1,680)
Excess tax benefit from exercise of stock options and employee stock purchase plan	3,700	—	—

Net cash (used in) provided by financing activities	(36,670)	14,022	288,633

Effect of exchange rate changes on cash	732	(477)	97

Net increase in cash and cash equivalents	17,212	37,191	14,680
Cash and cash equivalents, beginning of year	123,468	86,277	71,597

Cash and cash equivalents, end of year	$140,680	$123,468	$86,277

Supplemental disclosure of cash flow information:
Cash paid for income taxes	$72,295	$26,662	$22,233

Cash paid for interest	$5,832	$5,625	$2,703

Supplemental disclosure of non-cash investing and financing items:
Increase in patents and developed technology included in accrued expenses	$—	$773	$—

Property and equipment acquired under finance lease obligation	$13,798	$—	$—

The accompanying notes are an integral part of these consolidated financial statements.

B-F-32

CYTYC CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2006

(1) The Company

Cytyc Corporation and subsidiaries (“Cytyc” or the “Company”) is a diversified diagnostic and medical device company that designs, develops, manufactures, and markets innovative and clinically effective diagnostic and surgical products. Cytyc products cover a range of cancer and women’s health applications, including cervical cancer screening, treatment of excessive menstrual bleeding, radiation treatment of early-stage breast cancer, and radiation treatment of patients with malignant brain tumors. The Company’s goal is to become the market leader in providing innovative technologies that enable physicians and laboratories to improve patients’ lives throughout the world.

Cytyc has three reportable segments: domestic diagnostic products, domestic surgical products, and international. Cytyc’s product lines primarily include: the ThinPrep® System, the NovaSure® System, the MammoSite® Radiation Therapy System and the GliaSite® Radiation Therapy System.

The ThinPrep System is an automated system for the preparation and screening of cervical specimens and non-gynecological samples on microscope slides. The ThinPrep System consists of any one or more of the following: the ThinPrep 2000 Processor, ThinPrep 3000 Processor, ThinPrep Imaging System, and related reagents, filters, and other supplies, such as the ThinPrep Pap Test and the Company’s proprietary ThinPrep PreservCyt® Solution.

The NovaSure System is an innovative endometrial ablation device to treat menorrhagia, or excessive menstrual bleeding. The NovaSure System primarily consists of a disposable, hand-held, single-use device and a controller that delivers radio frequency, or RF, energy to the endometrial wall of the uterus to ablate the endometrium. The NovaSure RF Controller generates and delivers the radiofrequency energy, monitors several critical treatment and safety parameters, and automatically controls other aspects of the procedure.

The MammoSite Radiation Therapy System is a single-use device for the treatment of early-stage breast cancer, which incorporates a patented balloon catheter that positions a therapeutic radiation source directly into the resection cavity created after removal of a tumor from the breast. The MammoSite System delivers optimally dosed radiation to the tissue that is at the highest risk for cancer recurrence while minimizing radiation exposure.

The GliaSite System is used for the treatment of malignant brain tumors and works in the same manner and utilizes similar technology as the MammoSite System, using Iotrex, a proprietary, liquid radiation source for which Cytyc has an exclusive license. The GliaSite System provides a full course of post-surgical radiation therapy that can be delivered even after a full course of external beam radiation therapy has been given to a patient.

As described in Note 9, on January 1, 2006, the Company changed its method of accounting for stock-based compensation, as required by Statement of Financial Accounting Standards (“SFAS”) No. 123R, Share-Based Payment.

(2) Summary of Significant Accounting Policies

The accompanying consolidated financial statements reflect the application of certain significant accounting policies, as discussed below and elsewhere in the notes to the consolidated financial statements. The preparation of these consolidated financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of net sales and expenses during the reporting period. Actual results could differ from those estimates.

B-F-33

CYTYC CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—Continued

December 31, 2006

(a) Principles of Consolidation

The accompanying consolidated financial statements include the accounts of the Company and its subsidiaries, all of which are wholly-owned. All intercompany transactions and balances have been eliminated in consolidation.

(b) Foreign Currency Translation

The accounts of the Company’s foreign subsidiaries are translated in accordance with SFAS No. 52, Foreign Currency Translation. The Company has determined that the functional currency of its subsidiaries should be their local currencies, with the exception of its subsidiary in Costa Rica, whose functional currency is the US dollar. For all except the Costa Rica subsidiary, assets and liabilities of the foreign subsidiaries are translated at the rates of exchange in effect at year-end. Revenues and expenses are translated using exchange rates in effect during the year. As a result, gains and losses from foreign currency translation are included in accumulated other comprehensive income within stockholders’ equity in the accompanying consolidated balance sheets. Foreign currency transaction gains or losses are recorded immediately to income. During the fourth quarter of 2006, the Company recorded a realized foreign currency gain of $1.9 million on the sale of its Vision Systems Limited shares (see Note 4(d)). The Company had total realized and unrealized net foreign currency transaction gains (losses) of $2.5 million, $(1.5) million and $0.1 million in 2006, 2005 and 2004, respectively.

(c) Financial Instruments

The estimated fair market values of the Company’s financial instruments, which include marketable securities, accounts receivable and accounts payable, approximate their carrying values due to the short-term nature of these instruments. Financial instruments that potentially subject the Company to concentrations of credit risk are principally cash, cash equivalents, investment securities and accounts receivable. Investments are placed in highly-rated financial institutions. Concentration of credit risk with respect to accounts receivable is limited to certain customers to whom the Company makes substantial sales. To reduce risk, the Company routinely assesses the financial strength of its customers and, as a consequence, believes that its accounts receivable credit risk exposure is limited. No customer represented more than 10% of the accounts receivable balance as of December 31, 2006 and 2005. The fair market value of the Company’s long-term debt, which consists of its $250 million Convertible Notes, is approximately $272 million based on quoted market prices as of December 31, 2006.

(d) Cash and Cash Equivalents

Cash equivalents consist of municipal bonds with maturities, at date of purchase, of three months or less.

(e) Investment Securities

The Company follows the provisions of SFAS No. 115, Accounting for Certain Investments in Debt and Equity Securities. Investment securities are classified as available-for-sale and recorded at fair market value with the unrealized gains and losses reported as a component of accumulated other comprehensive income in stockholders’ equity (see Note 2(s)). The Company would have the ability and intent to hold securities should fair value be less than cost. At December 31, 2006 investment securities consist of municipal bonds. At December 31, 2005, investment securities consisted of municipal bonds, as well as auction rate securities (“ARS”) totaling $65.1 million. Although the ARS generally have original maturities in excess of one year from date of purchase, the underlying interest rates on these securities typically reset within one month. Therefore,

B-F-34

CYTYC CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—Continued

December 31, 2006

these ARS are priced and subsequently traded as investment securities because of remarketing and the interest rate reset feature.

At December 31, 2006 and 2005, the cost basis, aggregate fair value, gross unrealized holding gains and losses and average months to maturity, by major security type, are as follows:

	Amortized Cost	Gross Unrealized Holding Gains	Gross Unrealized Holding Losses	Fair Value
	(in thousands)
December 31, 2006
Municipal Bonds (average maturity of 0.7 months)	$157,030	$—	$—	$157,030

December 31, 2005
Municipal Bonds (average maturity of 5.2 months)	$32,152	$—	$(76)	$32,076
Auction Rate Securities (average interest rate reset of 0.6 months)	65,075	—	—	65,075

	$97,227	$—	$(76)	$97,151

(f) Allowance for Doubtful Accounts

The Company maintains reserves for doubtful accounts for estimated losses resulting from the inability of its customers to make required payments. These reserves are determined based upon historical experience and any specific customer collection issues that have been identified. Historically, the Company has not experienced significant credit losses related to an individual customer or groups of customers in any particular industry or geographic area.

(g) Inventories

Inventories are stated at the lower of cost (first-in, first-out) or market and consist of materials, labor and manufacturing overhead.

(h) Property and Equipment

Property and equipment is stated at cost, less accumulated depreciation and amortization. Expenditures for repairs and maintenance are charged to expense when incurred and additions or improvements are capitalized. The Company provides for depreciation and amortization by charges to operations, on a straight-line basis, in amounts estimated to allocate the cost of the assets over their estimated useful lives as follows:

Asset Classification	Estimated Useful Life
Equipment	3-7 Years
Equipment under customer usage agreements	3-8 Years
Computer equipment and software	3-5 Years
Furniture and fixtures	3-10 Years
Building	40 Years
Leasehold improvements	Lesser of life or lease term

B-F-35

CYTYC CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—Continued

December 31, 2006

Leases—The Company evaluates and classifies its leases as operating or capital for financial reporting purposes. Minimum base rent for the Company’s operating leases, which generally have escalating rentals over the term of the lease, is recorded on a straight-line basis over the initial lease term and those renewal periods, if any, that have been exercised. All but one of the Company’s leases are classified as operating leases.

During 2006, the Company disbursed cash for property and equipment to build out and equip one of its leased facilities and pursuant to the provisions of Emerging Issues Task Force (“EITF”) 97-10, The Effect of Lessee Involvement in Asset Construction, the Company is deemed to be the owner of the facility during the construction period. As such, this lease is not classified as an operating lease and the Company recorded the fair market value of the facility within property and equipment on its consolidated balance sheet, with an offsetting increase to accrued expenses and other non-current liabilities. At the completion of the construction period, the Company will review the lease for potential sale-leaseback treatment.

(i) Intangible Assets

Goodwill and intangible assets with indefinite lives are not amortized but, instead, are measured for impairment at least annually, or whenever events indicate that there may be an impairment. Other identifiable intangible assets are amortized over their estimated useful lives and reviewed for impairment if circumstances warrant.

The Company has selected July in which to perform its annual evaluation of goodwill for impairment. As of July 31, 2006 and 2005, it was determined that the carrying amount of goodwill did not exceed its fair value and, accordingly, no impairment loss existed. There were no indicators of impairment subsequent to this annual review that require further assessment. Other intangible assets, such as acquired patents and developed technology, are being amortized over their estimated useful lives, which range from 3 years to 25 years. Impairment of these other intangible assets is determined as described in Note 2(k).

The intangible assets the Company acquired as part of its acquisitions, which primarily include patents and developed technology, are being amortized using the cash flow method over 15 years. Under the cash flow method, amortization is calculated and recognized based upon the Company’s estimated net cash flows over the life of the intangible asset, reflecting the pattern in which the economic benefits of the intangible asset are consumed in accordance with SFAS No. 142, Goodwill and Other Intangible Assets. The Company believes the patents provide sufficient coverage for differentiated products to sustain some competitive advantage in the marketplace over the average remaining life of the patents.

Amortization expense related to the identifiable intangible assets, which consists of the Company’s acquired patents and developed technology, was $10.9 million, $6.8 million and $3.1 million for 2006, 2005 and 2004, respectively (see Note 2(t) for amortization expense by operating segment). Amortization expense related to identifiable intangible assets, which is an estimate for each future year and subject to change, is as follows:

Amount
(in thousands)
2007	$14,602
2008	17,414
2009	19,695
2010	19,282
2011	18,005
Thereafter	93,479

Total	$182,477

B-F-36

CYTYC CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—Continued

December 31, 2006

(j) Other Assets

Other assets consist primarily of unamortized deferred financing costs of $4.6 million and $5.2 million as of December 31, 2006 and 2005, respectively, and private equity investments of $3.5 million and $1.2 million as of December 31, 2006 and 2005, respectively. The unamortized deferred financing costs related to the Company’s $250 million convertible notes are being amortized over the life of the expected five-year repayment period and the deferred financing costs related to the Company’s line of credit facility, entered into on June 30, 2006 and amended on October 6, 2006, are being amortized over the five-year life of the line of credit agreement (see Note 7).

During 2005, the Company entered into a $5.0 million private equity investment commitment with a limited liability partnership, which may be paid over the succeeding three years. As of December 31, 2006, approximately $1.6 million of this investment has been paid. The Company is accounting for this investment under the cost method, since it does not have the ability to exercise significant influence and, as of December 31, 2006 and 2005, holds less than three percent of the partnership’s voting stock, among other factors. In addition, in March 2006, the Company entered into a $1.9 million private equity investment agreement with a corporation, in which the Company received shares of preferred stock in exchange for granting a non-exclusive license to certain of the Company’s patents. The Company is accounting for this investment under the cost method, since it does not have the ability to exercise significant influence and, as of December 31, 2006, holds less than 20 percent of the corporation’s voting stock, among other factors. The Company’s determination of whether it has significant influence over an investment requires judgment. If at any time the private equity investment in the limited liability partnership exceeds three percent of the partnership’s voting stock, the private equity investment entered into in March 2006 exceeds 20 percent of the corporation’s voting stock, or the Company determines that it has the ability to exercise significant influence over either entity, among other factors, the Company will begin to account for the related investment under the equity method. In addition, the Company regularly reviews these investments for impairment indicators. To date, no impairment indicators have been identified relating to these investments.

(k) Long-lived Assets

The Company accounts for impairments of long-lived assets subject to amortization using SFAS No. 144, Accounting for Impairment or Disposal of Long-Lived Assets. SFAS No. 144 requires that companies (1) recognize an impairment loss only if the carrying amount of a long-lived asset is not recoverable based on its undiscounted future cash flows and (2) subsequently measure an impairment loss as the difference between the carrying amount and fair value of the asset.

(l) Product Warranty Obligations

The Company records a liability for product warranty obligations at the time of sale based upon historical warranty experience. The term of the warranty is generally twelve months. The Company also records an additional liability for specific warranty matters when they become known and are reasonably estimable. Product warranty obligations are included in accrued expenses.

(m) Restructuring

Restructuring is recognized and measured in accordance with the provisions of SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities. Under SFAS No. 146, restructuring charges include, but are not limited to, severance and related costs and contract termination costs, as well as costs associated with the exit from leased facilities (see Note 11).

B-F-37

CYTYC CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—Continued

December 31, 2006

(n) Revenue Recognition

The Company recognizes revenue when all of the following criteria are met: persuasive evidence of an arrangement exists, delivery has occurred or services have been rendered, the sales price is fixed or determinable, and collectibility of the resulting receivable is reasonably assured. Revenue for contracts which contain multiple deliverables is allocated among the separate units based upon their relative fair values. The Company generally recognizes revenue on product sales upon shipment or upon delivery, depending on the shipping terms of the transaction and when delivery is deemed to have occurred. Provisions for estimated discounts and rebates are recorded as a reduction of net sales in the same period revenue is recognized. For equipment sales where the Company is obligated to perform installation or training that is deemed critical to the equipment’s functionality, revenue is deferred until after installation or training has occurred.

The Company also sells disposable supplies under customer usage agreements. Under customer usage agreements, the Company installs its equipment (for example, a ThinPrep Processor or a ThinPrep Imaging System) at customer sites and customers commit to purchasing minimum quantities of disposable supplies at a stated price (generally including a usage fee for the equipment) over a defined contract term, which is typically between three and five years. Revenue is recognized over the term of the customer usage agreement as disposable supplies are delivered. Accordingly, no revenue is recognized upon delivery of the equipment.

Revenues from sales of service contracts are deferred and recognized ratably over the service period. The Company also rents its equipment to customers. Revenues from rental agreements are recorded over the terms of the rental agreements.

Freight revenue billed to customers is included in net sales and expenses incurred for shipping products to customers are included in cost of sales.

(o) Research and Development Costs

Research and development costs are charged to operations as incurred.

(p) Income Taxes

The Company records deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the financial statement and tax basis of assets and liabilities, as measured by enacted tax rates anticipated to be in effect in the periods when these differences are expected to reverse. A valuation allowance is provided to the extent realization of tax assets is not considered likely.

(q) Net Income Per Common Share

Basic net income per share is computed by dividing net income by the weighted average number of common shares outstanding. Diluted net income per share is computed by dividing net income by the weighted average number of common shares and potential common shares from outstanding stock options and convertible debt. Potential common shares for outstanding stock options are calculated using the treasury stock method and represent incremental shares issuable upon exercise of the Company’s outstanding stock options. The treasury stock method is affected by the amount of stock-based compensation attributable to future services and therefore not yet recognized. The Company’s adoption of SFAS No. 123R on January 1, 2006 resulted in an increase in unrecognized stock-based compensation expense relating to unvested employee stock awards, which reduced the dilutive effect of assumed exercises of stock options for the year ended December 31, 2006 by 1,690,635 shares.

B-F-38

CYTYC CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—Continued

December 31, 2006

The following table provides a reconciliation of the net income and weighted average common shares used in calculating basic and diluted net income per share for the years ended December 31, 2006, 2005 and 2004:

	Years Ended December 31,
	2006	2005	2004
	(in thousands, except per share amounts)
Numerator:
Net income, as reported, for basic earnings per share	$139,537	$113,486	$73,588
Interest expense on convertible debt, net of tax	4,493	4,552	3,333

Net income, as adjusted, for diluted earnings per share	$144,030	$118,038	$76,921

Denominator:
Basic weighted average common shares outstanding	114,009	113,528	111,148
Dilutive effect of assumed exercise of stock options	1,324	3,492	4,267
Dilutive effect of assumed conversion of convertible debt	8,426	8,426	6,507

Weighted average common shares outstanding assuming dilution	123,759	125,446	121,922

Basic net income per common share	$1.22	$1.00	$0.66

Diluted net income per common and potential common share	$1.16	$0.94	$0.63

Diluted weighted average common shares outstanding exclude 3,921,706, 2,595,931 and 4,219,596 potential common shares from stock options outstanding for the years ended December 31, 2006, 2005 and 2004, respectively, because the exercise prices of such stock options were higher than the average closing price of the Company’s common stock as quoted on The NASDAQ National Market during the periods mentioned and, accordingly, their effect would be anti-dilutive.

(r) Stock-Based Compensation

In December 2004, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 123R, which requires all stock-based compensation to employees, including grants of employee stock options, to be recognized in the financial statements based on their fair values. The Company adopted SFAS No. 123R on January 1, 2006 using the modified prospective method and accordingly, prior period amounts have not been restated. In order to determine the fair value of stock options and employee stock purchase plan shares, the Company is using the Black-Scholes option pricing model and is applying the multiple-option valuation approach to the stock option valuation. The Company is recognizing stock-based compensation expense on a straight-line basis over the requisite service period of the awards for options granted following the adoption of SFAS No. 123R. For unvested stock options outstanding as of January 1, 2006, the Company will continue to recognize stock-based compensation expense using the accelerated amortization method prescribed in FASB Interpretation (“FIN”) No. 28, Accounting for Stock Appreciation Rights and Other Variable Stock Option or Award Plans. Prior to January 1, 2006, the Company accounted for stock options using the intrinsic value method, pursuant to the provisions of Accounting Principles Board (“APB”) Opinion No. 25, Accounting for Stock Issued to Employees. Under this method, stock-based compensation expense was measured as the difference between the option’s exercise price and the market price of the Company’s common stock on the date of grant.

B-F-39

CYTYC CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—Continued

December 31, 2006

(s) Comprehensive Income

SFAS No. 130, Reporting Comprehensive Income, establishes standards for the reporting and display of comprehensive income and its components in the consolidated financial statements. Comprehensive income is the total of net income and all other non-owner changes in equity including such items as unrealized holding gains (losses) on securities classified as available-for-sale and foreign currency translation adjustments, reflected net of tax. The Company has chosen to disclose comprehensive income in the accompanying consolidated statements of stockholders’ equity.

The components of accumulated other comprehensive income are as follows:

	Cumulative Translation Adjustment	Unrealized Gain (Loss) on Available-for- Sale Securities	Accumulated Other Comprehensive Income
	(in thousands)
Balance as of January 1, 2004	$2,613	$66	$2,679
Comprehensive income changes during year, net of tax	751	(322)	429

Balance as of December 31, 2004	3,364	(256)	3,108
Comprehensive income changes during year, net of tax	(1,268)	208	(1,060)

Balance as of December 31, 2005	2,096	(48)	2,048
Comprehensive income changes during year, net of tax	860	48	908

Balance as of December 31, 2006	$2,956	$—	$2,956

(t) Segment and Enterprise-Wide Reporting

SFAS No. 131, Disclosures About Segments of an Enterprise and Related Information, requires certain financial and supplementary information to be disclosed for each reportable operating segment of an enterprise, as defined. Prior to the fourth quarter of 2005, the Company operated its business in two segments, worldwide diagnostic products and worldwide surgical products. In the fourth quarter of 2005, the Company modified its management structure to establish an international division, managed by a divisional president, as a result of the growth in its international operations and began to operate in three reportable segments: domestic diagnostic products, domestic surgical products and international. During the third quarter of 2006, the Company established the domestic diagnostic products division and domestic surgical products division, each managed by a divisional president. Based on its operating structure, the Company has determined that it has reportable segments which correspond directly to these three divisions. Financial information for the three segments is included below for all periods presented and each segment is described as follows:

Domestic Diagnostic Products—This segment develops and markets the ThinPrep System in the United States primarily for use in diagnostic cytology testing applications focused on women’s health. The ThinPrep System is widely used for cervical cancer screening. The ThinPrep System consists of any one or more of the following: the ThinPrep 2000 Processor, ThinPrep 3000 Processor, ThinPrep Imaging System, and related reagents, filters, and other supplies, such as the ThinPrep Pap Test and the Company’s proprietary ThinPrep PreservCyt Solution.

B-F-40

CYTYC CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—Continued

December 31, 2006

Domestic Surgical Products—This segment manufactures the NovaSure System, an innovative endometrial ablation device to treat menorrhagia, or excessive menstrual bleeding, the MammoSite Radiation Therapy System, a device for the treatment of early-stage breast cancer, and the GliaSite Radiation Therapy System for the treatment of malignant brain tumors and, markets these products in the Unites States.

International—This segment markets the Company’s diagnostic and surgical products outside of the United States through the Company’s subsidiaries, branch office and distributors. Products sold by the Company’s international segment are manufactured at domestic and international manufacturing locations.

The Company’s chief decision maker, who is the Chief Executive Officer, regularly evaluates the operating team of each segment on their ability to generate net sales and gross profit. Selling, general and administrative functions, as well as the treasury function, are administered on a global basis and therefore these expenses are recorded where disbursed. As such, the Company does not allocate these expenses across its three segments.

The Company’s operating results, by segment, are as follows:

	Years Ended December 31,
	2006	2005	2004
	(in thousands)
Net sales:
Domestic diagnostic products	$333,950	$311,318	$289,543
Domestic surgical products	206,009	143,870	62,479
International	68,291	53,063	41,571

Total net sales	$608,250	$508,251	$393,593

Gross profit and income from operations:
Domestic diagnostic products	$255,771	$243,573	$232,282
Domestic surgical products	173,015	120,543	48,547
International	45,280	36,986	30,241

Total gross profit	474,066	401,102	311,070
Corporate expenses	272,396	216,781	177,205

Income from operations	$201,670	$184,321	$133,865

SFAS No. 131 also requires that certain enterprise-wide disclosures be made related to products and services, geographic areas and significant customers. During 2006, 2005 and 2004, the Company derived its sales from the following geographies (as a percentage of net sales):

	Years Ended December 31,
	2006	2005	2004
United States	89%	90%	89%
International	11%	10%	11%

	100%	100%	100%

During the year ended December 31, 2006, no customer represented 10% or more of consolidated net sales. During the years ended December 31, 2005 and 2004, net sales to one customer within the Company’s domestic diagnostic products business represented 11% and 17%, respectively, of consolidated net sales. No other customer represented 10% or more of consolidated net sales during these periods.

B-F-41

CYTYC CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—Continued

December 31, 2006

The Company operates manufacturing facilities in the United States and Costa Rica and has several offices, primarily for sales and distribution, throughout the world. Property and equipment is primarily located within the domestic diagnostic products segment in the United States.

The following table summarizes the Company’s intangible assets, by segment:

	Patents and Developed Technology, net	Goodwill	Total Intangible Assets
	(in thousands)
December 31, 2006
Domestic diagnostic products	$11,818	$85,817	$97,635
Domestic surgical products	146,637	261,192	407,829
International	24,022	39,524	63,546

	$182,477	$386,533	$569,010

December 31, 2005
Domestic diagnostic products	$13,263	$85,817	$99,080
Domestic surgical products	154,194	263,819	418,013
International	25,115	39,749	64,864

	$192,572	$389,385	$581,957

During 2006, the Company acquired $0.8 million of patent and developed technology and $0.5 million of goodwill, as part of the acquisition of Helica Instruments Limited (“Helica”) (see Note 4(a)) and also recorded tax-related adjustments to the surgical goodwill balance (see Note 4(b)). During 2005, the Company recorded $101.9 million of patents and developed technology and $97.2 million of goodwill, as part of the Proxima acquisition. These amounts, net of amortization expense recorded during each year relating to the patents and developed technology, are included within the domestic surgical products balances above. In addition, during 2005, the Company acquired a patent and licensed patented technology for a total of $0.8 million, which is included within the domestic diagnostic products balance above.

Amortization expense related to identifiable intangible assets is as follows:

	Years Ended December 31,
	2006	2005	2004
	(in thousands)
Domestic diagnostic products	$1,445	$1,394	$1,394
Domestic surgical products	8,358	4,857	1,527
International	1,093	557	220

	$10,896	$6,808	$3,141

(u) Recent Accounting Pronouncements

In June 2006, the FASB issued FIN No. 48, Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109, which clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with FASB Statement No. 109, Accounting for Income Taxes. FIN No. 48 prescribes a recognition threshold and measurement criteria for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN No. 48 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition

B-F-42

CYTYC CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—Continued

December 31, 2006

and defines the criteria that must be met for the benefits of a tax position to be recognized. The cumulative effect of the change in accounting principle must be recorded as an adjustment to opening retained earnings. The Company has completed its initial evaluation of the impact of the January 1, 2007 adoption of FIN No. 48 and determined that such adoption is not expected to have a material impact on its financial statements.

In September 2006, the SEC issued Staff Accounting Bulletin (“SAB”) No. 108, Considering the Effects of Prior Year Misstatements When Quantifying Misstatements in Current Year Financial Statements, which provides interpretive guidance on how the effects of the carryover or reversal of prior year misstatements should be considered in quantifying a current year misstatement. The Company adopted the provisions of SAB No. 108 on December 31, 2006, as required and such adoption did not have any impact on the Company’s financial statements.

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements. Among other requirements, SFAS No. 157 defines fair value and establishes a framework for measuring fair value and also expands disclosure requirements regarding fair value measurements. SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007 and interim periods within those years. The Company is evaluating the impact of adopting SFAS No. 157 on its financial statements.

(3) Other Balance Sheet Information

Components of selected captions in the consolidated balance sheets at December 31 consist of:

	2006	2005
	(in thousands)
Inventories, net
Raw materials	$10,305	$9,000
Work-in-process	2,275	3,436
Finished goods	16,923	11,597

	$29,503	$24,033

Property and Equipment
Equipment	$45,271	$46,144
Equipment under customer usage agreements	92,136	66,832
Computer equipment and software	34,662	20,894
Furniture and fixtures	5,186	4,773
Building	20,401	8,573
Leasehold improvements	14,350	10,844
Land	3,224	579
Construction-in-process	12,178	9,797

	227,408	168,436
Less—accumulated depreciation and amortization	78,401	54,826

	$149,007	$113,610

Accrued Expenses
Accrued compensation	$27,343	$20,999
Accrued Proxima earn-out	3,613	20,906
Accrued sales and marketing	5,041	4,463
Accrued taxes	9,174	8,860
Accrued arbitration panel decision	—	9,098
Other accruals	11,517	9,965

	$56,688	$74,291

B-F-43

CYTYC CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—Continued

December 31, 2006

The Company records a liability for product warranty obligations at the time of sale based upon historical warranty experience. The term of the warranty is generally twelve months. Product warranty obligations are included in accrued expenses. Changes in product warranty obligations for the years ended December 31, 2006 and 2005 are as follows:

	2006	2005
	(in thousands)
Balance, beginning of year	$426	$397
New warranties	510	363
Payments	(391)	(290)
Adjustments	(164)	(44)

Balance, end of year	$381	$426

(4) Acquisition Activity

(a) Acquisition of Helica Instruments Limited

On October 25, 2006, the Company acquired the business of Helica Instruments Limited (“Helica”), net of certain assets. This acquisition included the Helica Thermal Coagulator (“HTC”) System, and all related intellectual property, developed and manufactured by Helica, a privately held company based in Edinburgh, Scotland. The HTC System is used by obstetricians and gynecologists for the treatment of endometriosis. The Company intends to develop a second-generation product for worldwide product launch anticipated to occur in 2008. Under the terms of the agreement, the Company made an up-front cash payment of $1 million to Helica. Within two years, but subject to commercialization by the Company of the second-generation product, the Company will be obligated to pay Helica an additional $2 million (“Commercialization Milestone Payment”). After making the Commercialization Milestone Payment, the Company will be obligated to make contingent earn-out payments tied to future performance milestones. The contingent earn-out payments are based on sales of the second-generation product for the two year period following the Commercialization Milestone Payment and will be recorded as additional goodwill when earned. Total consideration under the agreement will not exceed $9 million. The acquisition was accounted for as a purchase in accordance with SFAS No. 141, Business Combinations, and accordingly, the results of operations of Helica were included in the accompanying consolidated statement of income from the date of the acquisition. The operating results of Helica are not material to any periods presented and accordingly pro forma financial information is not presented.

The aggregate purchase price of approximately $1.3 million, including acquisition costs, was allocated to the estimated fair values of the assets acquired and liabilities assumed, at the date of acquisition. The Company did not acquire any of Helica’s tangible assets. Of the total purchase price, the Company allocated $0.8 million to the acquired patent and developed technology and $0.5 million to goodwill, which is non-deductible for tax purposes.

(b) Acquisition of Proxima

On March 7, 2005, the Company acquired Proxima Therapeutics, Inc. (“Proxima”), a privately held company located in Alpharetta, Georgia, in a non-taxable transaction (the “Merger”). As a result of the Merger, all of Proxima’s fully-diluted equity immediately prior to the Merger was automatically converted into the right to receive an initial cash payment of approximately $160 million, plus contingent earn-out payments tied to future performance milestones. The contingent earn-out payments were based on incremental sales growth in the

B-F-44

CYTYC CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—Continued

December 31, 2006

breast-related products during 2005 and 2006, were subject to an aggregate cap of $65 million and have been recorded as additional goodwill when earned. As of December 31, 2006, the Company has accrued $3.6 million for contingent earn-out payments relating to 2006 performance milestones that will be paid during the first quarter of 2007. In March 2006, the Company paid $21.1 million for contingent earn-out payments relating to 2005 performance milestones, of which $20.9 million was accrued at December 31, 2005.

The initial purchase price payment was paid with Cytyc’s available cash. Pursuant to the agreement for the Merger, $15.8 million of the purchase price was placed in escrow to satisfy potential claims. During the three months ended March 31, 2006, the Company released the $15.8 million, plus interest, from escrow to the former Proxima shareholders.

The aggregate purchase price for Proxima, including the contingent earn-out payments relating to 2006 and 2005 performance milestones, was $187.8 million, of which $184.7 million represented cash payable to Proxima shareholders and $3.1 million represented acquisition-related fees and expenses. The acquisition was accounted for as a purchase in accordance with SFAS No. 141 and accordingly, the results of operations of Proxima were included in the accompanying consolidated statement of income from the date of the acquisition. The purchase price was supported by estimates of future sales and earnings of Proxima, as well as the value of sales force and other projected synergies.

Purchase Price Allocation

The following table summarizes the fair values of the assets acquired and liabilities assumed at the date of acquisition (“Original Amount”) and includes the contingent earn-out payments relating to 2006 and 2005 performance milestones and subsequent adjustments, for an aggregate purchase price of approximately $187.8 million, including acquisition costs:

	Original Amount	2005 Contingent Earn-out	2006 Contingent Earn-out	2006 Adjustments	Amount as of December 31, 2006
	(in thousands)
Current assets	$6,622	$—	$—	$—	$6,622
Property and equipment	379	—	—	—	379
Patents and developed technology	101,900	—	—	—	101,900
Goodwill	76,279	20,906	3,613	(2,997)	97,801
Other assets	507	—	—	—	507
Current liabilities	(4,143)	—	—	114	(4,029)
Long-term liabilities	(587)	—	—	—	(587)
Net deferred tax liability and valuation allowance—long-term	(17,827)	—	—	3,051	(14,776)

	$163,130	$20,906	$3,613	$168	$187,817

As part of the purchase price allocation, all tangible and intangible assets and liabilities were identified and valued. Of the total purchase price, the Company allocated $2.9 million to acquired net tangible assets. The net deferred tax liability of $14.8 million is primarily comprised of $26.6 million of deferred tax assets, net of a $1.0 million valuation allowance, relating to acquired net operating losses and tax credits and deferred tax liabilities of $39.3 million relating to patents and developed technology. The Company determined the fair value of Proxima’s tangible assets and liabilities based on a review of Proxima’s historical and then current financial statements and an understanding of the ongoing nature of the assets and liabilities.

B-F-45

CYTYC CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—Continued

December 31, 2006

The Company also allocated $101.9 million to the acquired patents and developed technology (primarily associated with the MammoSite Radiation Therapy System (“MammoSite”)). The acquired patents expire at various dates through 2023. Based on the average life of the patent portfolio, the remaining economic life of the developed technology is expected to be approximately 15 years. The Company is amortizing the patents and developed technology over this period using the cash flow method, under which amortization is calculated and recognized based upon the Company’s estimated net cash flows over the life of the intangible asset, reflecting the pattern in which the economic benefits of the intangible asset are consumed in accordance with SFAS No. 142. The Company believes the patents provide sufficient coverage for differentiated products to sustain some competitive advantage in the marketplace over the average remaining life of the patents.

The Company valued the intangible assets acquired, including the portfolio of patents and technologies associated with the MammoSite and GliaSite products, based on present value calculations of income using risk-adjusted cash flows for each product, an analysis of company accomplishments, an assessment of overall contributions, as well as project risks. The projections used in the valuation are based on estimates of relevant market sizes and growth factors, expected trends in technology, and the nature and expected timing of new product introductions by the Company and its competitors, as well as estimates of cost of sales, operating expenses, and income taxes resulting from the acquired products. In addition, the projections reflect the Company’s expectation that improvements to the current devices will continue to be made over the life cycle of the product lines. As a result, the completed technology that existed as of the acquisition date was assumed to represent a declining percentage of the devices’ technological composition over time.

The rate utilized to discount the net cash flows to their present value was based on estimated weighted-average cost of capital calculations. A discount rate of 25% was used to value the acquired intangible assets. This discount rate is higher than the Company’s weighted-average cost of capital due to the early-stage life cycle of the acquired products and related inherent uncertainties surrounding the successful commercialization and development of the acquired intangible assets, the useful life of such technology, the profitability levels of such technology, and the uncertainty of technological advances that were unknown at that time.

The projections used to value the tangible assets and liabilities, as well as identifiable intangible assets, reflected no material change in historical pricing, margins or expense levels specifically associated with these acquired net assets. There have been no variations from the Company’s underlying projections and assumptions as compared to actual operating results that would have had a material impact on the valuation.

Goodwill

The excess of the purchase price, including contingent earn-out payments relating to 2006 and 2005 performance milestones, over the fair value of tangible and identifiable intangible net assets was allocated to goodwill, which is non-deductible for tax purposes and totaled $97.8 million. In accordance with SFAS No. 142, this amount will not be systematically amortized. Instead, the Company will perform an annual assessment for impairment by applying a fair-value-based test. As of December 31, 2005, the Company had recorded $97.2 million of goodwill relating to the Proxima acquisition. During 2006, the Company recorded additional goodwill related to the contingent earn-out payments for the 2006 performance milestones, as well as recorded adjustments to goodwill and deferred tax assets of $3.0 million primarily as a result of contingent earn-out payments relating to 2005 performance milestones and the finalization of net operating loss carryforwards.

B-F-46

CYTYC CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—Continued

December 31, 2006

(c) Acquisition of Novacept

On March 24, 2004, Cytyc acquired Novacept, a privately held California corporation, in a non-taxable transaction. The aggregate purchase price for Novacept was $325.8 million, of which $321.4 million represented cash payable to Novacept shareholders and $4.4 million represented acquisition-related fees and expenses. To satisfy certain claims as provided in the merger agreement, $27.5 million of the purchase price was placed in escrow. The acquisition was accounted for as a purchase in accordance with SFAS No. 141 and accordingly, the results of operations of Novacept were included in the consolidated statement of operations from the date of the acquisition.

Purchase Price Allocation

The following table summarizes the estimated fair values of the assets acquired and liabilities assumed, at the date of acquisition, for an aggregate purchase price of approximately $325.8 million including acquisition costs:

Amount
(in thousands)
Current assets	$27,418
Property and equipment	2,556
Patents and developed technology	83,700
Goodwill	201,102
Net deferred tax asset—long-term	1,007
Other assets	121
Current liabilities	(9,179)
In-process research and development	19,100

$325,825

As part of the purchase price allocation, all tangible and intangible assets and liabilities were identified and valued. Of the total purchase price, the Company allocated $20.9 million to acquired net tangible assets. The net deferred tax asset of $1.0 million is primarily comprised of $31.4 million of deferred tax assets, net of a $7.0 million valuation allowance, relating to acquired net operating losses and tax credits and deferred tax liabilities of $32.6 million relating to patents and developed technology. The Company determined the fair value of Novacept’s tangible assets and liabilities based on a review of Novacept’s historical and then current financial statements and an understanding of the ongoing nature of the assets and liabilities.

The Company also allocated $83.7 million to the acquired patents and developed technology. The acquired patents expire at various dates through 2022. Based on the average life of the patent portfolio, the remaining economic life of the developed technology is expected to be approximately 15 years. The Company is amortizing the patents and developed technology over this period using the cash flow method. The Company believes the patents provide sufficient coverage for differentiated products to sustain some competitive advantage in the marketplace over the average remaining life of the patents.

The Company allocated $19.1 million of the purchase price to an in-process research and development project. This allocation represents the estimated fair value based on risk-adjusted cash flows related to the complete and incomplete research and development activities. The incomplete research and development activities primarily were associated with an upgrade to the RF Controller. The RF Controller delivers radio

B-F-47

CYTYC CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—Continued

December 31, 2006

frequency energy and is one of the two primary components of the NovaSure System. The upgrade to the RF Controller was necessary to replace the existing power supply, a critical component of the RF Controller which was being discontinued by its supplier.

As of the date of acquisition, the upgrade to the RF Controller was under design review, the remaining costs to complete the project were not material and the project was anticipated to be, and actually was, completed in late-2004 with net cash inflows commencing at that time. Accordingly, the acquired in-process research and development was charged to expense as of the date of the acquisition and included in the Company’s statement of income in 2004. Since the acquisition date, there have been no additional significant, ongoing activities associated with the in-process research and development project and there were no other significant acquired projects.

The Company valued the intangible assets acquired, including the portfolio of patents and technologies and the in-process research and development project, based on present value calculations of income using a risk-adjusted cash flow, an analysis of project accomplishments and remaining outstanding items, an assessment of overall contributions, as well as project risks. The value assigned to the in-process research and development project was determined by estimating the costs to develop the acquired technology into a commercially viable product, estimating the net cash flows resulting from the project, and discounting the net cash flows to their present value, as well as determining the importance of the upgraded RF Controller to sustaining uninterrupted sales of the NovaSure System. As of the acquisition date, the remaining costs to complete the project were not material.

The projections used to value the acquired intangible assets and the in-process research and development project were based on estimates of relevant market sizes and growth factors, expected trends in technology, and the nature and expected timing of new product introductions by the Company and its competitors, as well as estimates of cost of sales, operating expenses, and income taxes from the acquired products and in-process research and development project. In addition, the projections reflect the Company’s expectation that improvements to the current devices would continue to be made over the life cycle of the product lines. As a result, the completed technology that existed as of the acquisition date was assumed to represent a declining percentage of the devices’ technological composition over time.

The rates utilized to discount the net cash flows to their present value were based on estimated weighted-average cost of capital calculations. Discount rates in the range of 15% to 20% were used to value the acquired intangible assets and the in-process research and development project. The discount rates were higher than the Company’s weighted-average cost of capital due to the early-stage life cycle of the acquired products, the inherent uncertainties surrounding the outcome of the upgrade project and successful commercialization and development of the acquired intangible assets, the useful life of the acquired technology, the profitability levels of such technology and the uncertainty of technological advances that were unknown at that time.

The projections the Company used to value the acquired tangible and intangible assets and liabilities, as well as the in-process research and development project, reflected no material change in historical pricing, margins or expense levels specifically associated with the acquired net assets and the upgrade project. There have been no variations from the Company’s underlying projections and assumptions as compared to actual operating results that would have had a material impact on the valuation of the in-process research and development project.

B-F-48

CYTYC CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—Continued

December 31, 2006

(d) Acquisition and Sale of Shares of Vision System Limited

In October 2006, the Company began acquiring shares of Vision Systems Limited (“Vision”), an Australia-based, worldwide developer and manufacturer of instruments and reagents for anatomical pathology, pursuant to a cash tender offer at a per share purchase price of 3.25 Australian dollars (approximately US$2.45). The Company acquired a total of 30.5 million shares of Vision at a total cost of US$74.3 million. In October 2006, another company offered Vision shareholders a price of 3.75 Australian dollars per share and in November 2006, Cytyc subsequently sold its shares of Vision to this company for total cash proceeds of US$87.4 million. As a result, the Company recorded a gain on the sale of its Vision shares of US$11.2 million and such gain is included in gain on strategic investments in the Company’s consolidated statement of income for the year ended December 31, 2006. In addition, during 2006, the Company recorded a realized foreign currency gain of US$1.9 million related to this transaction and included such gain in other income (expense). Deal costs associated with this transaction, totaling $3.6 million, are included in general and administrative expense.

(5) Allowance for Doubtful Accounts

A summary of the allowance for doubtful accounts activity is as follows:

	December 31,
	2006	2005	2004
	(in thousands)
Balance, beginning of year	$1,592	$1,152	$1,744
Provision (benefit)	458	608	(399)
Amounts written off	(99)	(168)	(193)

Balance, end of year	$1,951	$1,592	$1,152

(6) Income Taxes

The components of the provision for income taxes are as follows:

	Years Ended December 31,
	2006	2005	2004
	(in thousands)
Current:
Federal	$69,840	$48,415	$28,951
Foreign	929	440	218
State	8,227	5,793	4,890

	78,996	54,648	34,059

Deferred:
Federal	(3,713)	10,241	22,067
State	(148)	343	683

	(3,861)	10,584	22,750

Total provision for income taxes	$75,135	$65,232	$56,809

B-F-49

CYTYC CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—Continued

December 31, 2006

During 2006, the Company completed tax audits that resulted in the recognition of a tax benefit in the consolidated statement of income of approximately $2 million and a decrease in the Company’s effective tax rate for 2006. A reconciliation of the federal statutory rate to the Company’s effective income tax rate is as follows:

	Years Ended December 31,
	2006	2005	2004
Income tax provision at federal statutory rate	35.0%	35.0%	35.0%
In-process research and development write-off related to Novacept acquisition	—	—	5.1
State tax provision, net of federal benefit	2.5	2.2	2.8
Completion of various tax audits	(1.0)	—	—
Tax-exempt interest income	(1.0)	(0.4)	(0.3)
Other	(0.5)	(0.3)	1.0

Effective tax rate	35.0%	36.5%	43.6%

The approximate income tax effect of each type of temporary difference and carryforward is as follows:

	December 31,
	2006	2005
	(in thousands)
Deferred tax assets:
Net operating loss carryforwards	$20,916	$23,574
Research and development and other tax credit carryforwards	4,062	4,771
Stock-based compensation	5,890	—
Amortization of acquisition-related charges	554	—
Warranty reserve	66	74
Deferred income	530	342
Bad debt reserve	538	482
Inventory reserve	367	1,063
Employee benefit related reserves	1,842	508
Other temporary differences	1,939	1,797

	36,704	32,611

Deferred tax liabilities:
Acquired developed technology	(68,057)	(74,231)
Original issuance discount on convertible notes	(12,352)	(7,880)
Depreciation	(5,080)	(7,108)
Other	(1,994)	(1,177)

	(87,483)	(90,396)

	(50,779)	(57,785)
Valuation allowance	(4,302)	(8,050)

Net deferred tax liabilities	$(55,081)	$(65,835)

The Company has research and development tax credit carryforwards of approximately $3.7 million at December 31, 2006 that will expire at various dates beginning in 2007 and through 2021 if not utilized. The Company, through its acquisition of Novacept, has net operating losses for federal income tax purposes of approximately $32.9 million at December 31, 2006 that will expire at various dates beginning in 2009 and

B-F-50

CYTYC CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—Continued

December 31, 2006

through 2024 if not utilized. The Company, through its acquisition of Proxima, has net operating losses for federal income tax purposes of approximately $26.8 million at December 31, 2006 that will expire at various dates beginning in 2010 and through 2025 if not utilized. The net operating loss and research and development tax credit carryforwards are subject to review by the Internal Revenue Service. Ownership changes, as defined in the Internal Revenue Code, may limit the amount of these tax attributes that can be utilized annually to offset future taxable income or tax liabilities. The amount of the annual limitation is determined based on the value immediately prior to the ownership change.

(7) Indebtedness

(a) Convertible Notes

On March 22, 2004, the Company completed the sale (the “Offering”) of $250 million aggregate principal amount of its 2.25% convertible notes due 2024. Total proceeds from the private placement were $242.3 million, net of debt issuance costs of $7.7 million. The notes bear interest at a rate of 2.25% per year on the principal amount, payable semi-annually in arrears in cash on March 15 and September 15 of each year, beginning September 15, 2004. Beginning in 2009, the Company may owe contingent interest if certain events occur, as defined under the terms of the Offering. The holders of the notes may convert the notes into shares of the Company’s common stock at a conversion price of $29.67 per share, subject to adjustment, prior to the close of business on March 15, 2024, subject to prior redemption or repurchase of the notes, under any of the following circumstances: (1) during any calendar quarter commencing after June 30, 2004 if the closing sale price of the Company’s common stock exceeds 120% of the conversion price for at least 20 trading days in the 30 consecutive trading days ending on the last trading day of the preceding calendar quarter (if the specified threshold is met, the notes will thereafter be convertible at any time at the option of the holder prior to the close of business on March 15, 2024); (2) during the five business day period after any five consecutive trading day period in which the trading price per $1,000 principal amount of notes for each day of such period was less than 98% of the product of the closing sale price of the Company’s common stock and the number of shares issuable upon conversion of $1,000 principal amount of the notes; (3) if the notes have been called for redemption; or (4) upon the occurrence of specified corporate events.

Holders may require the Company to repurchase the notes on March 15 of 2009, 2014 and 2019 at a repurchase price equal to 100% of their principal amount, plus accrued and unpaid interest, including contingent interest and liquidated damages, if any, to, but excluding, the repurchase date. The Company may redeem any of the notes beginning March 20, 2009, by giving holders at least 30 days’ notice. The Company may redeem the notes either in whole or in part at a redemption price equal to 100% of their principal amount, plus accrued and unpaid interest, including contingent interest and liquidated damages, if any, to, but excluding, the redemption date.

The notes will be the Company’s senior unsecured obligations and will rank equally with all of the Company’s existing and future senior unsecured debt and prior to all future subordinated debt. The notes will be effectively subordinated to any future secured indebtedness to the extent of the collateral securing such indebtedness, and to all indebtedness and other liabilities (including trade payables) of the Company’s subsidiaries.

(b) Credit Agreement

On June 30, 2006, the Company entered into a five-year Credit Agreement (the “Credit Agreement”) with a syndicate of five lenders. The Credit Agreement provided for a $150 million senior unsecured revolving credit

B-F-51

CYTYC CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—Continued

December 31, 2006

facility. On October 6, 2006, the Company and its related lenders amended the Credit Agreement in order to, among other items, increase the committed amount of the revolving credit facility to $345 million and to include one additional lender into the syndicate of lenders. The Company may request an increase in available borrowings under the Credit Agreement by an additional amount of up to $155 million (for a maximum amount of $500 million) upon satisfaction of certain conditions. These increased borrowings may be provided either by one or more existing lenders upon the Company obtaining the agreement of such lender(s) to increase commitments or by new lenders being added to the credit facility. The loan proceeds are available to be used by the Company and its subsidiaries to finance working capital needs and for general corporate purposes, including certain permitted business acquisitions. Four of the Company’s wholly-owned subsidiaries are guarantors under the Credit Agreement.

Amounts under the Credit Agreement may be borrowed, repaid and re-borrowed by the Company from time to time until the maturity of the Credit Agreement on June 30, 2011. Voluntary prepayments and commitment reductions requested by the Company under the Credit Agreement are permitted at any time without penalty (other than customary breakage costs relating to the prepayment of any drawn loans) upon proper notice and subject to a minimum dollar requirement. Borrowings under the Credit Agreement bear interest at a floating rate, which will be, at the Company’s option, either LIBOR plus an applicable margin (which is subject to adjustment based on financial ratios), or a base rate.

The Credit Agreement requires the Company to comply with maximum leverage and minimum fixed charge coverage ratios. The Credit Agreement contains affirmative and negative covenants, including limitations on additional debt, liens, certain investments, and acquisitions outside of the healthcare business. The Credit Agreement also includes events of default customary for facilities of this type. Upon the occurrence of an event of default, all outstanding loans may be accelerated and/or the lenders’ commitments terminated.

As of December 31, 2006, the Company had no balance outstanding under this Credit Agreement.

(c) Finance Lease Obligation

On July 11, 2006, the Company signed a non-cancelable lease agreement for a building with approximately 146,000 square feet located in Marlborough, Massachusetts, to be principally used as an additional manufacturing facility. In 2011, the Company will have an option to lease an additional 30,000 square feet. As part of the lease agreement, the lessor agreed to allow the Company to make significant renovations to the facility to prepare the facility for the Company’s manufacturing needs. The Company is responsible for a significant amount of the construction costs and therefore was deemed under generally accepted accounting principles to be the owner of the building during the construction period, in accordance with EITF No. 97-10. During the third quarter of 2006, the Company recorded the fair market value of the facility of $13.2 million within property and equipment on its consolidated balance sheet, with an offsetting increase to accrued expenses and other non-current liabilities. The Company plans to begin occupying the facility during the first half of 2007. During the construction period, the Company is capitalizing the interest expense related to the lease obligation and amounts to be paid for construction are being recorded as construction in progress until construction is complete. As of December 31, 2006, the Company recorded $1.5 million as construction in progress related to this facility, including interest of $0.6 million.

At the completion of the construction period, the Company will review the lease for potential sale-leaseback treatment in accordance with SFAS No. 98, Accounting for Leases: Sale-Leaseback Transactions Involving Real Estate, Sales-Type Leases of Real Estate, Definition of the Lease Term, and Initial Direct Costs of Direct

B-F-52

CYTYC CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—Continued

December 31, 2006

Financing Leases—an amendment of FASB Statements No. 13, 66, and 91 and a rescission of FASB Statement No. 26 and Technical Bulletin No. 79-11. However, based on its preliminary analysis, the Company determined that the lease will not qualify for sale-leaseback treatment. Therefore, the building, improvements and associated liabilities will remain on the Company’s financial statements throughout the lease term. The building and tenant improvements will be depreciated on a straight line basis over their estimated useful lives.

The term of the lease is for a period of approximately 12 years commencing on November 14, 2006.

Future minimum annual lease payments, including principal and interest, under this lease are as follows:

Amount
(in thousands)
2007	$588
2008	924
2009	939
2010	982
2011	982
Thereafter	7,913

Total minimum lease payments	12,328
Less—amount representing interest	5,805

$6,523

There were no payments under this lease during 2006.

(8) Stockholders’ Equity

(a) Common Stock Reserved

As of December 31, 2006, the Company has reserved common stock for issuance as follows (in thousands):

Number of Shares
Employee and Director stock incentive plans	20,684
Employee stock purchase plan	1,684
Convertible debt	8,426

30,794

(b) Stock Repurchase Program

Under the current stock repurchase program, which was approved by the Company’s Board of Directors during the fourth quarter of 2005, the Company is authorized to repurchase up to $200 million of its common stock through open market purchases or private transactions that will be made from time to time as market conditions allow. The stock repurchase program is expected to be in effect until November 15, 2009. Shares repurchased under this program will be held in the Company’s treasury. The stock repurchase program may be suspended or discontinued at any time without prior notice. During 2006 and 2005, the Company repurchased 4,109,322 and 2,190,851 shares, respectively, with an aggregate cost of $108.6 million and $50.1 million, respectively. All of these shares are held in treasury.

B-F-53

CYTYC CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—Continued

December 31, 2006

(c) Preferred Stock

The Company’s charter authorizes 5,000,000 shares of $0.01 par value Preferred Stock, none of which was outstanding during the years ended December 31, 2006 and 2005. The Board of Directors has designated 200,000 shares of preferred stock as the Company’s Series A Junior Participating preferred stock. The Board of Directors has the authority to issue such shares in one or more series and to fix the relative rights and preferences without further vote or action by the stockholders.

(d) Stockholders’ Rights Plan

On August 6, 1997 the Board of Directors declared a dividend of one Preferred Stock purchase right for each outstanding share of the Company’s common stock to stockholders of record at the close of business on September 5, 1997. Each right entitles the holder to purchase from the Company a unit consisting of one one-hundredth of a share of Series A Junior Participating Preferred Stock, $0.01 par value, at a purchase price of $110 per unit, subject to adjustment. The rights are not exercisable or transferable apart from the common stock until: (a) 10 days after the public announcement that a person or group (an “Acquiring Person”) has acquired 15% or more of the Company’s common stock; (b) 10 business days after the commencement of, or the first public announcement of the intention to commence, a tender offer which would increase the beneficial ownership of a person or group to 15% or more of the Company’s common stock; or (c) 10 business days after the determination by the Company’s board of directors that a person is an Adverse Person. After any person or group has become an Acquiring Person or Adverse Person, except as provided in the Rights Agreement and amendments thereto (the “Rights Agreement”), each right entitles the holder (other than the Acquiring Person or the Adverse Person) to purchase, at the exercise price, that number of shares of common stock of the Company having a market price of two times the exercise price. If the Company is acquired in a merger or other business combination transaction, except as provided in the Rights Agreement, each exercisable right entitles the holder (other than the Acquiring Person or the Adverse Person) to purchase, at the exercise price, that number of shares of common stock of the acquiring company having a market price of two times the exercise price of the right.

The Board of Directors may redeem the rights for $0.01 per right at any time before the tenth day following the public announcement by either the Company or an Acquiring Person that a person or group has become an Acquiring Person. However, the rights may not be redeemed if the Board of Directors of the Company determines that a person or group has become an Adverse Person. The rights expire on September 5, 2007.

(9) Stock-Based Compensation and Stock Ownership Plans

(a) Stock-Based Compensation

In December 2004, FASB issued SFAS No. 123R, which requires all stock-based compensation to employees, including grants of employee stock options, to be recognized in the financial statements based on their fair values. The Company adopted SFAS No. 123R on January 1, 2006 using the modified prospective method and accordingly, prior period amounts have not been restated. In order to determine the fair value of stock options and employee stock purchase plan shares, the Company is using the Black-Scholes option pricing model and is applying the multiple-option valuation approach to the stock option valuation. The Company is recognizing stock-based compensation expense on a straight-line basis over the requisite service period of the awards for options granted following the adoption of SFAS No. 123R. For unvested stock options outstanding as of January 1, 2006, the Company will continue to recognize stock-based compensation expense using the accelerated amortization method prescribed in FIN No. 28.

B-F-54

CYTYC CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—Continued

December 31, 2006

Estimates of the fair value of future equity awards will be affected by the future market price of the Company’s common stock, as well as the actual results of certain assumptions used to value the equity awards. These assumptions include, but are not limited to, the expected volatility of the common stock, the number of stock options to be forfeited and exercised by employees, and the expected term of options granted.

As noted above, the fair value of stock options and employee stock purchase plan shares is determined by using the Black-Scholes option pricing model and applying the multiple-option valuation approach to the stock option valuation. The options have graded-vesting on an annual basis over an average vesting period of four years. In applying the multiple-option approach, each option “tranche” is separately valued based upon when the tranche vests. The Company estimates the expected option term by calculating the average period of time before the employees exercise their options and adds this to the vesting period of each tranche. Historically, this period of time has averaged one year from the date the options vest. The expected term of employee stock purchase plan shares is the average of the remaining purchase periods under each offering period. For equity awards granted prior to the adoption of SFAS No. 123R, the volatility of the common stock was estimated using historical volatility. For equity awards granted since January 1, 2006, the volatility of the common stock is estimated using a combination of historical and implied volatility, as discussed in SAB No. 107. By using this combination, the Company is taking into consideration the historical realized volatility, as well as factoring in estimates of future volatility that the Company believes will differ from historical volatility as a result of the Company’s product diversification over the last two years, the market performance of the common stock, the volume of activity of the underlying shares, the availability of actively traded common stock options, and overall market conditions.

The risk-free interest rate used in the Black-Scholes option pricing model is determined by looking at historical U.S. Treasury zero-coupon bond issues with remaining terms equal to the expected terms of the equity awards. In addition, an expected dividend yield of zero is used in the option valuation model, because the Company does not expect to pay any cash dividends in the foreseeable future. Lastly, in accordance with SFAS No. 123R, the Company is required to estimate forfeitures at the time of grant and revise those estimates in subsequent periods if actual forfeitures differ from those estimates. In order to determine an estimated pre-vesting option forfeiture rate, the Company used historical forfeiture data. This estimated forfeiture rate has been applied to all unvested options outstanding as of January 1, 2006 and to all options granted since January 1, 2006. Therefore, stock-based compensation expense is recorded only for those options that are expected to vest.

The income statement classification of the Company’s stock-based compensation is consistent with the classification of the Company’s cash compensation expense related to the salaries of the employee option holders. Total stock-based compensation recognized in the Company’s consolidated statement of income for the year ended December 31, 2006 is as follows:

Amount
(in thousands)
Cost of sales	$1,268
Research and development	2,959
Sales and marketing	9,301
General and administrative	7,610

Total stock-based compensation expense	$21,138

The tax benefit and deferred tax assets related to the $21.1 million of stock-based compensation expense recorded during the year ended December 31, 2006 were $6.1 million and $5.9 million, respectively.

B-F-55

CYTYC CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—Continued

December 31, 2006

The adoption of SFAS No. 123R in 2006 resulted in a $(0.13) and $(0.10) reduction of the Company’s basic and diluted earnings per share, respectively.

Prior to January 1, 2006, the Company accounted for stock options using the intrinsic value method, pursuant to the provisions of APB Opinion No. 25, Accounting for Stock Issued to Employees. Under this method, stock-based compensation expense was measured as the difference between the option’s exercise price and the market price of the Company’s common stock on the date of grant. Historically, under this method, the Company had no stock-based compensation from options granted to employees because stock options are granted at the market price of the common stock on the date of grant. However, as discussed further in Note 15, to correct errors related to stock-based compensation not previously recorded for certain stock options as a result of certain stock option exercise activities, the Company has restated its consolidated financial statements by recording an increase in additional paid-in capital and a decrease in retained earnings of $28.6 million as of January 1, 2004, reflecting the cumulative impact to net (loss) income in the years ended December 31, 1996 to December 31, 2002. While the errors had no effect on the statements of income or statements of cash flows for the years ended December 31, 2004, 2005 or 2006, they did have an effect on the calculation of stock-based compensation as would have been reported had the Company adopted SFAS No. 123.

Had the Company accounted for stock awards pursuant to the provisions of SFAS No. 123, Accounting for Stock-Based Compensation, net income and net income per share would have been as follows for the years ended December 31, 2005 and 2004, respectively (as restated — see Note 15):

	2005	2004
	(in thousands, except per share amounts)
Net income as reported	$113,486	$73,588
Stock-based employee compensation cost included in reported net income	473	309
Stock-based employee compensation cost determined under SFAS No. 123, net of tax	(24,775)	(36,520)

Pro forma net income	$89,184	$37,377

Net income per common share:
Basic — as reported	$1.00	$0.66

Basic — pro forma	$0.78	$0.33

Diluted — as reported	$0.94	$0.63

Diluted — pro forma	$0.74	$0.33

The underlying assumptions used in the Black-Scholes model are as follows for options granted during years ended December 31, 2006, 2005 and 2004:

	December 31
	2006	2005	2004
Risk-free interest rate.	4.7%	3.8%	2.8%
Expected dividend yield	—	—	—
Expected life (in years)	3.5	3.5	3.5
Expected volatility	31%	56%	69%

B-F-56

CYTYC CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—Continued

December 31, 2006

Prior to the adoption of SFAS No. 123R, the Company presented all tax benefits for deductions resulting from the exercise of stock options and disqualifying dispositions as operating cash flows in the consolidated statement of cash flows. SFAS No. 123R generally requires the benefits of tax deductions in excess of recognized compensation expense to be reported within cash flows from financing activities.

As of December 31, 2006, total unrecognized stock-based compensation expense relating to unvested employee stock awards, adjusted for estimated forfeitures, was $29.1 million. This amount is expected to be recognized over a weighted-average period of 3.0 years. If actual forfeitures differ from current estimates, total unrecognized stock-based compensation expense will be adjusted for future changes in estimated forfeitures.

(b) Employee and Director Stock Incentive Plans

The Cytyc Corporation 2004 Omnibus Stock Plan (the “2004 Omnibus Plan”), which is the Company’s primary plan for grants of equity, provides for the issuance of up to 12,250,000 shares of the Company’s common stock, no more than 8,200,000 of which shares may be issued as awards other than stock options or stock appreciation rights. The 2004 Omnibus Plan provides for grant of various incentives, including stock options and other stock-based awards. At December 31, 2006, 4,929,238 shares were available for future grant under the 2004 Omnibus Plan. Prior to the approval of the 2004 Omnibus Plan, the Company had various employee and director equity compensation plans, including the 1998 Stock Plan, the 1995 Stock Plan, the 1995 Non-Employee Director Stock Option Plan and the 2001 Non-Employee Director Stock Option Plan. These plans were terminated with the adoption of the 2004 Omnibus Plan and although awards are still outstanding under these plans, no further awards may be issued under these plans.

The following table summarizes options outstanding, by stock plan, as of December 31, 2006:

2004 Omnibus Plan	7,074,661
1995 Stock Plan	7,592,182
1998 Stock Plan	5,307
1995 Non-Employee Director Stock Option Plan	180,000
2001 Non-Employee Director Stock Option Plan	903,000

15,755,150

B-F-57

CYTYC CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—Continued

December 31, 2006

The following schedule summarizes the activity under the Company’s stock plans for the years ended December 31, 2006, 2005 and 2004:

	Number of Shares	Range of Exercise Prices	Weighted Average Exercise Price per share
Outstanding, January 1, 2004	21,005,188	$0.14 — $28.45	$15.99
Granted	3,459,647	0.00 — 28.20	21.32
Exercised	(3,832,697)	0.14 — 26.69	12.07
Canceled	(2,125,104)	7.09 — 27.52	17.69

Outstanding, December 31, 2004	18,507,034	0.14 — 28.45	17.61
Granted	3,492,450	21.20 — 28.45	24.08
Exercised	(3,942,453)	0.14 — 26.95	15.56
Canceled	(1,346,127)	7.30 — 28.20	20.48

Outstanding, December 31, 2005	16,710,904	0.44 — 28.45	19.20
Granted	3,749,227	22.96 — 30.11	27.44
Exercised	(3,385,544)	2.33 — 28.45	19.41
Canceled	(1,319,437)	8.00 — 30.11	22.72

Outstanding, December 31, 2006	15,755,150	$0.44 — $30.11	$20.82

Exercisable, December 31, 2006	8,482,964	$0.44 — $28.45	$18.12

Exercisable, December 31, 2005	9,206,763	$0.44 — $28.45	$18.70

Exercisable, December 31, 2004	10,303,340	$0.14 — $28.45	$17.97

The weighted average per share fair market value of the stock options as of the date of grant for the years ended December 31, 2006, 2005 and 2004, was $8.13, $10.53 and $10.76, respectively.

The total intrinsic value of options exercised during the years ended December 31, 2006 and 2005 was $28.0 million and $40.4 million, respectively. The intrinsic value is calculated as the difference between the market value of the Company’s common stock on date of exercise and the exercise price per share.

B-F-58

CYTYC CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—Continued

December 31, 2006

The following table summarizes information about stock options outstanding at December 31, 2006:

	Options Outstanding			Options Exercisable
Range of Exercise Prices	Number of Shares	Weighted Average Remaining Contractual Life (in years)	Weighted Average Exercise Price per Share	Number of Shares	Weighted Average Exercise Price per share
$ 0.44 – $11.07	1,647,215	2.82	$ 9.05	1,599,128	$ 9.01
11.20 – 11.92	159,116	4.08	11.38	138,146	11.35
12.17 – 12.65	1,662,125	2.98	12.62	954,121	12.60
12.71 – 19.35	1,610,999	5.65	16.25	1,152,298	15.87
19.38 – 21.90	1,712,304	4.73	21.00	1,334,286	20.81
21.92 – 23.48	1,694,651	5.54	22.66	951,798	22.29
23.51 – 24.31	1,864,656	5.95	24.12	623,575	24.07
24.32 – 25.27	1,617,079	6.19	24.61	1,215,618	24.53
25.28 – 28.37	1,374,255	8.21	26.51	493,390	26.37
28.39 – 30.11	2,412,750	5.51	28.43	20,604	28.43

$ 0.44 – $30.11	15,755,150	5.24	$20.82	8,482,964	$18.12

The aggregate intrinsic value of dilutive options outstanding and options exercisable as of December 31, 2006 was $118.1 million and $86.4 million, respectively. The intrinsic value is calculated as the difference between the market value of the Company’s common stock as of December 31, 2006 and the exercise price per share. The market value as of December 31, 2006 was $28.30 per share as quoted on The NASDAQ National Market.

(c) Employee Stock Purchase Plan

During the first half of 2004, the Board of Directors and the stockholders of the Company approved the 2004 Employee Stock Purchase Plan, pursuant to which 2,000,000 shares of common stock may be issued. As a result, the 1995 Employee Stock Purchase Plan, which existed at that time, terminated effective November 30, 2004. The purchase price under the 2004 Employee Stock Purchase Plan is determined by taking the lesser of 85% of the closing price on the first or last day of the period. During 2006, 169,520 shares of common stock were issued at purchase prices of $22.34 and $22.12 per share. At December 31, 2006, 1,683,925 shares were available for future issuance under the 2004 Employee Stock Purchase Plan. During 2005, 146,555 shares of common stock were issued at purchase prices of $19.90 and $20.17 per share. During 2004, 128,687 shares of common stock were issued under the 1995 Employee Stock Purchase Plan at purchase prices of $19.00 and $11.25 per share.

In 2006, pursuant to the Company’s adoption of SFAS No. 123R on January 1, 2006, the Company recorded $0.9 million of stock-based compensation expense equal to the fair value of the shares purchased under the 2004 Employee Stock Purchase Plan during 2006, as a result of the discounted purchase price of the common stock as compared to its fair value on date of grant.

B-F-59

CYTYC CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—Continued

December 31, 2006

(10) Commitments and Contingencies

(a) Lease Commitments

The Company leases its facilities and certain automobiles and office equipment under non-cancelable operating leases which have expiration dates ranging from 2007 through 2018. Many of the leases have lease renewal dates ranging from one to three years. Future minimum annual lease payments under these leases are as follows:

Amount
(in thousands)
2007	$8,960
2008	9,249
2009	9,045
2010	8,724
2011	8,812
Thereafter	40,040

$84,830

Rent expense under operating leases totaled approximately $6.7 million, $6.8 million and $4.0 million in 2006, 2005 and 2004, respectively.

(b) Long-Term Supply Contracts

For reasons of quality assurance, sole source availability or cost effectiveness, certain key components and raw materials are available only from a sole supplier. Working closely with its suppliers, the Company has entered into certain long-term supply contracts to assure continuity of supply while maintaining high quality and reliability. In certain of these contracts, a minimum purchase commitment has been established.

As part of the acquisition of Proxima in March 2005, the Company assumed a non-cancelable supply agreement with one of its vendors to provide the facility for the production of one of its products and its ongoing exclusive supply. The initial term of the agreement expires in 2008 and is subject to annual indexed price adjustments. As of December 31, 2006, the minimum annual commitments under the agreement are $1 million in each year through 2008.

Future supply commitments under the Company’s long-term supply contracts are as follows:

Amount
(in thousands)
2007	$4,011
2008	4,000
2009	3,000
2010	3,000
2011	3,000
Thereafter	3,000

$20,011

Payments under these contracts totaled approximately $4.9 million, $5.5 million and $8.0 million in 2006, 2005 and 2004, respectively.

B-F-60

CYTYC CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—Continued

December 31, 2006

(c) Royalties and Contingent Earn-Out Payments

The Company is the exclusive licensee of certain patented technology used in the ThinPrep System, NovaSure System, and the GliaSite System. In connection with these licenses, royalty expense totaled $5.0 million, $4.3 million and $1.7 million for the years ended December 31, 2006, 2005 and 2004, respectively.

Part of the purchase price for Proxima includes contingent earn-out payments tied to future performance milestones (see Note 4(b)). At December 31, 2006, $3.6 million was accrued for the contingent earn-out payments relating to incremental sales growth in the breast-related products during 2006.

Part of the purchase price for Helica includes payments within two years, subject to commercialization by the Company of the second-generation product and contingent earn-out payments tied to future performance milestones (see Note 4(a)). At December 31, 2006 no amounts were due under this agreement.

(d) Private Equity Investment

During the third quarter of 2005, the Company entered into a $5 million private equity investment commitment which may be paid over the succeeding three years. As of December 31, 2006, $1.6 million of this commitment was paid, which is recorded in Other Assets (see Note 2(j)).

(e) Litigation

On November 17, 2003, DEKA Products Limited Partnership (“DEKA”) initiated arbitration proceedings against Cytyc alleging that Cytyc underpaid royalties due to DEKA pursuant to a cross-license agreement entered into in 1993 (the “1993 DEKA Agreement”). The dispute concerned the method of calculating royalties on the sale of the single use disposable ThinPrep Pap Test kit. In March 2005, the arbitration panel issued a partial final award in which it agreed with DEKA’s interpretation of the 1993 DEKA Agreement and on April 26, 2005, issued its final decision which Cytyc appealed. Cytyc recorded a pre-tax charge in the first quarter of 2005 in the amount of $7.8 million, which was in addition to the $1.3 million previously recorded. Subsequently, each month, Cytyc recorded an accrual for the difference between the quarterly payments to DEKA and the amounts calculated pursuant to the arbitration panel decision. As a result of a final decision of the United States Court of Appeals for the First Circuit in February 2006, the Company paid DEKA $11.4 million. Prospectively, the Company will pay DEKA a one percent royalty on applicable net sales of ThinPrep Pap Test disposable components; however, this royalty is not expected to be material to the Company’s future operating results or financial position.

On June 16, 2003, Cytyc filed a suit for Declaratory Judgment in United States District Court for the District of Massachusetts asking the court to determine and declare that certain of TriPath Imaging, Inc.’s (“TriPath”) patents are invalid and not infringed by the Company’s ThinPrep Imaging System. On June 17, 2003, TriPath announced that it had filed a lawsuit against the Company in the United States District Court for the Middle District of North Carolina alleging patent infringement, false advertising, defamation, intentional interference, unfair competition, and unfair and deceptive trade practices. The non-patent claims have been dismissed and the patent cases have since been consolidated into a single action. A hearing occurred on August 2, 2006 in the United States District Court for the District of Massachusetts to hear oral arguments on summary judgment motions. A trial is expected to occur during April 2007. The Company continues to believe that the claims against it are without merit and intends to vigorously defend this suit. Given the stage and current status of the litigation, the Company is unable to reasonably estimate the ultimate outcome of this case.

B-F-61

CYTYC CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—Continued

December 31, 2006

The Company is also involved in ordinary, routine litigation incidental to its business. Although the outcomes of these other lawsuits and claims are uncertain, management does not believe that, individually or in the aggregate, these other lawsuits and claims will have a material adverse effect on the Company’s business, financial condition, results of operations or liquidity.

(11) Restructuring

During the fourth quarter of 2006, Company management approved restructuring plans designed to reduce future operating expenses by consolidating the Company’s Mountain View, California operations into its existing operations in Costa Rica and Massachusetts. In connection with this plan and pursuant to SFAS No. 146, the Company incurred $2.9 million of restructuring costs during the fourth quarter of 2006 related to severance and included such costs within operating expenses in the consolidated statement of income. The Company expects to incur additional restructuring costs in 2007 of approximately $5 million to $6 million, primarily resulting from retention costs and incremental depreciation of leasehold improvements. None of the severance has been paid as of December 31, 2006 and all is expected to be paid during 2007.

(12) Employee Benefit Plan

The Company maintains an employee benefit plan under Section 401(k) of the Internal Revenue Code. The plan allows for employees to defer a portion of their salary up to the maximum allowed under IRS rules. The Company made contributions to the plan totaling $2.7 million, $2.0 million and $1.9 million related to the years ended December 31, 2006, 2005 and 2004, respectively.

(13) Summary of Quarterly Data (Unaudited)

A summary of quarterly data follows (in thousands, except per share amounts):

	Fiscal Year 2006
	1st	2nd	3rd	4th
Net sales	$140,540	$150,397	$154,256	$163,057
Gross profit	110,751	117,334	119,173	126,808
Income from operations(1)	46,282	49,855	53,525	52,008
Net income(2)	29,364	31,680	36,080	42,413
Net income per share:
Basic	$0.25	$0.28	$0.32	$0.37
Diluted	$0.24	$0.27	$0.31	$0.35

	Fiscal Year 2005
	1st	2nd	3rd	4th
Net sales	$113,405	$125,381	$130,824	$138,641
Gross profit	89,478	99,275	102,901	109,448
Income from operations(3)	34,482	46,119	50,442	53,278
Net income	20,891	28,035	31,143	33,417
Net income per share:
Basic	$0.18	$0.25	$0.28	$0.29
Diluted	$0.18	$0.23	$0.26	$0.27

(1)	The Company recorded a pre-tax restructuring charge of $2.9 million in the fourth quarter of 2006 for severance resulting from the Company’s planned transition of its Mountain View, California operations to its operations in Costa Rica and Massachusetts (see Note 11).

B-F-62

CYTYC CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—Continued

December 31, 2006

(2)	The Company recorded a gain on the sale of its Vision shares of $13.1 million, including a realized foreign currency gain of $1.9 million during 2006, during the fourth quarter of 2006 (See Note 4(d)). The tax effect related to this gain was $4.6 million.

(3)	The Company recorded a pre-tax charge of $7.8 million in the first quarter of 2005 in connection with the DEKA Products Limited Partnership arbitration panel decision (see Note 10(e)).

(14) Subsequent Events

On February 11, 2007, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Augusta Medical Corporation, a Delaware corporation and a newly-formed wholly-owned subsidiary of Cytyc (the “Purchaser”), and Adeza Biomedical Corporation, a Delaware corporation (“Adeza”). Pursuant to the Merger Agreement, the Purchaser will commence a cash tender offer (within 10 business days) to purchase all outstanding shares of Adeza’s common stock (the “Shares”) in exchange for $24.00 per share in cash (the “Offer Price”). Subsequent to the successful completion of the tender offer and the satisfaction or waiver of the conditions set forth in the Merger Agreement, the Purchaser will be merged with and into Adeza (the “Adeza Merger”), with Adeza continuing as the surviving corporation and as a wholly-owned subsidiary of Cytyc. At the effective time of the Adeza Merger, each Share of Adeza then outstanding (other than certain shares, as defined in the Merger Agreement) will be converted into the right to receive in the Adeza Merger the same $24.00 per share cash Offer Price, without interest. Any options to purchase the Shares that remain outstanding immediately prior to the Adeza Merger will be entitled to an amount in cash equal to the excess, if any, of the Offer Price over the per Share exercise price of such option, multiplied by the number of unexercised Shares subject to the option.

The purchase price of $452 million will be paid out of Cytyc’s existing cash, the cash on Adeza’s balance sheet, and the Company’s existing credit facility. The acquisition will be accounted for as a purchase in accordance with SFAS No. 141.

On February 26, 2007, the Company entered into a definitive agreement (“Definitive Agreement”) with Adiana, Inc. (“Adiana”), a privately-held company, to acquire the outstanding shares of Adiana. All of Adiana’s fully-diluted equity immediately prior to the close of the acquisition (expected to occur March 2007), will automatically convert into the right to receive an initial cash payment of $60 million, plus milestone payments. The milestone payments include (i) payment of up to $25 million tied to potential FDA regulatory approval of the Adiana permanent contraception product and (ii) contingent payments tied to future revenue performance milestones. The contingent payments are based on incremental sales growth of the Adiana permanent contraception product during the four-year period following FDA approval of the Adiana permanent contraception product and are subject to an aggregate cap of $130 million. No payments can be earned after December 31, 2012. According to the terms of the Definitive Agreement, total payments, including the potential FDA milestone payment and the four-year contingent payments, will not exceed $215 million.

The purchase will be funded out of the Company’s existing cash and credit facility. The acquisition will be accounted for as a purchase in accordance with SFAS No. 141.

(15) Restatement of Consolidated Financial Statements

Subsequent to the issuance of the Company’s 2006 consolidated financial statements, the Company determined that previously issued financial statements should be restated to correct certain errors related to charges for stock-based compensation expense not previously recorded for certain stock options as a result of

B-F-63

CYTYC CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—Continued

December 31, 2006

certain stock option exercise activities. As a result, the Company has restated the accompanying consolidated financial statements to record an increase to additional paid-in capital and decrease to retained earnings to correct these errors.

During the first quarter of 2007, the Company became aware of a report prepared by an independent equity research firm suggesting that the Company was at an elevated risk for issues with the dating of stock option exercises prior to the effective date of the Sarbanes-Oxley Act of 2002. At the request of the General Counsel and the Chief Executive Officer, the Audit Committee (the “Audit Committee”) of the Company’s Board of Directors, with the assistance of independent outside counsel and the Company’s internal audit department, conducted a voluntary review of circumstances relating to the exercising of employee stock options. As a result of that review, the Audit Committee concluded with respect to two current executives — the Chief Executive Officer and the General Counsel — that on several occasions during the period from 1996 through 2002, qualified incentive stock options granted under the Company’s stock option plans (the “Plans”) were reported as having been exercised before all of the actions required by the Plan to effect such an exercise were completed. To the extent an exercise can be reported as occurring before all the required actions are complete, an option holder has the opportunity to obtain an exercise date using hindsight (i.e., “exercise back-dating”) and thereby exercise on a date with a preferable market price.

The Company determined that all stock options granted to the Chief Executive Officer and General Counsel and still outstanding at any date following the first in a series of exercises by each of these executives reported as occurring before all the required actions were completed during the period 1996 through August 28, 2002 (the date the look-back practice was no longer available based on the change in the SEC’s filing requirements reducing the reporting window for equity share activity) are subject to variable award accounting because the exercise price of those options was not fixed on the date of grant. The Company has determined variable award accounting is appropriate for these awards because there was a pattern in which the Chief Executive Officer and General Counsel received an exercise date with a more favorable market price as a result of the look-back. This pattern of exercise back-dating, when combined with the right to utilize a stock swap as consideration for the exercise, gave these individuals the ability to alter the exercise price of the options being exercised, resulting in an indirect reduction in the exercise price of the stock options by an amount that was unknown at the date of grant. Accordingly, the Company has recorded stock-based compensation expense (benefit) for each of the years ended December 31, 1996 through 2002 applying variable award accounting, which is based on the excess of the quoted market price of the Company’s common stock at the end of each period over the option exercise price for those options. Based on the Company’s review of the facts and circumstances, the Company concluded that the practice of exercise back-dating for these individuals ended in 2002 and therefore the terms of all outstanding awards became fixed at that time. As a result of a decline in the Company’s stock price during 2002, there was no intrinsic value of the awards at August 28, 2002, the date on which the terms of the awards became fixed.

The Company has analyzed the circumstances surrounding exercises by other executives and other non-officer employees for purposes of determining whether any of the exercise activity under review would result in accounting consequences. Based on this analysis, the Company concluded that single stock option grants to one current and one former executive (the “Two Other Executives”) were modified on the date of exercise in 2000 to allow for exercise back-dating. A pattern was not evident for the Two Other Executives and therefore the Company has concluded that the terms of all other awards granted for the Two Other Executives were fixed as of the grant date. As a result, the Company has recorded a stock-based compensation charge during the year ended December 31, 2000, based on the excess of the quoted market price of the Company’s common stock as of the modification date over the option exercise price for those options.

B-F-64

CYTYC CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—Continued

December 31, 2006

The following reflects the additional employee stock-based compensation expense (benefit) recorded by the Company for the restatement described above:

	Change in Stock- Based Compensation Expense (Benefit) Related to Restatement	Income Tax Expense (Benefit) Related to Restatement	Change in Stock- Based Compensation Expense (Benefit), Net of Tax	Stock-based Compensation Expense, Net of Tax, As Previously Reported(1)	Stock-based Compensation Expense, Net of Tax, As Restated
	(in thousands)
1996	$9,066	$—	$9,066	$—	$9,066
1997	790	—	790	—	790
1998	218	—	218	88	306
1999	7,830	—	7,830	121	7,951
2000	21,230	—	21,230	241	21,471
2001	9,968	(6,980)	2,988	139	3,127
2002	(17,205)	3,699	(13,506)	453	(13,053)
2003	—	—	—	624	624

	$31,897	$(3,281)	$28,616	$1,666	$30,282

(1)	Represents employee stock-based compensation expense as determined under APB No. 25 as previously included in the Company’s financial statements.

The cumulative impact to net (loss) income for the years ended December 31, 1996 through 2003 of $28.6 million is reflected as an increase to additional paid-in capital and a decrease to retained earnings as of January 1, 2004. There was no impact to the consolidated statements of income or statements of cash flows for the years ended December 31, 2004, 2005 or 2006. There was no income tax expense (benefit) related to the restatement prior to the year ended December 31, 2001 as the Company had a full valuation allowance recorded against its net deferred tax assets until 2001 due to the uncertainty relating to the future utilization of these deferred tax assets during those periods. In 2001, the Company reversed the valuation allowance against its deferred tax assets and as a result, the deferred tax assets recorded from 1996 through 2001 relating to the stock-based compensation expense discussed above resulted in a $7.0 million benefit in the Company’s consolidated statement of income during the year ended December 31, 2001.

The following summarizes the impact of the restatement discussed above on the Company’s previously reported consolidated balance sheets and consolidated statements of stockholders’ equity:

	As Previously Reported	Restatement Adjustments	As Restated
	(in thousands)
As of December 31, 2004
Additional paid-in-capital	$467,265	$28,616	$495,881
Retained earnings	$173,232	$(28,616)	$144,616

As of December 31, 2005
Additional paid-in-capital	$545,761	$28,616	$574,377
Retained earnings	$286,718	$(28,616)	$258,102

As of December 31, 2006
Additional paid-in-capital	$644,552	$28,616	$673,168
Retained earnings	$426,255	$(28,616)	$397,639

B-F-65

ADEZA BIOMEDICAL CORPORATION

AUDITED FINANCIAL STATEMENTS

INDEX

Page

Report of Independent Registered Public Accounting Firm	B-F-67

Balance Sheets as of December 31, 2006 and 2005	B-F-68

Statements of Income for the Years ended December 31, 2006, 2005 and 2004	B-F-69

Statements of Convertible Preferred Stock and Stockholders’ Equity for the Years ended December 31, 2006, 2005 and 2004	B-F-70

Statements of Cash Flows for the Years ended December 31, 2006, 2005 and 2004	B-F-71

Notes to Financial Statements	B-F-72

B-F-66

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders

Adeza Biomedical Corporation

We have audited the accompanying balance sheets of Adeza Biomedical Corporation as of December 31, 2006 and 2005, and the related statements of income, convertible preferred stock and stockholders’ equity (deficit), and cash flows for each of the three years in the period ended December 31, 2006. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Adeza Biomedical Corporation at December 31, 2006 and 2005, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2006, in conformity with U.S. generally accepted accounting principles.

As discussed in Note 6 to the consolidated financial statements, in fiscal year 2006 Adeza Biomedical Corporation changed its method of accounting for share-based payments.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of Adeza Biomedical Corporation’s internal control over financial reporting as of December 31, 2006, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated March 12, 2007 expressed an unqualified opinion thereon.

/s/ Ernst & Young LLP

Palo Alto, California

March 12, 2007

B-F-67

ADEZA BIOMEDICAL CORPORATION

BALANCE SHEETS

	December 31, 2006	December 31, 2005
	(In thousands, except par value)
ASSETS
Current assets:
Cash and cash equivalents	$45,921	$89,722
Short-term investments	52,857	—
Accounts receivable, net of allowance of $323 and $435 at December 31, 2006 and 2005, respectively	9,576	9,182
Inventories	983	849
Prepaid expenses and other current assets	951	292
Current deferred tax asset	4,939	4,929

Total current assets	115,227	104,974
Property and equipment, net	454	348
Non-current deferred tax asset	189	193
Intangible assets, net	80	128

Total assets	$115,950	$105,643

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$2,368	$1,994
Accrued compensation	2,577	2,216
Accrued royalties	1,628	1,427
Other accrued liabilities	1,527	1,246
Taxes payable	703	1,322
Deferred revenue	46	33

Total current liabilities	8,849	8,238
Stockholders’ equity:
Common stock, $0.001 par value; 100,000 shares authorized; 17,548 and 17,376 shares issued and outstanding at December 31, 2006 and December 31, 2005, respectively	17	17
Additional paid-in capital	136,988	132,432
Deferred compensation	—	(2,604)
Accumulated other comprehensive income	9	—
Accumulated deficit	(29,913)	(32,440)

Total stockholders’ equity	107,101	97,405

Total liabilities and stockholders’ equity	$115,950	$105,643

See accompanying notes to financial statements.

B-F-68

ADEZA BIOMEDICAL CORPORATION

STATEMENTS OF INCOME

	Years Ended December 31,
	2006	2005	2004
	(In thousands, except per share amounts)
Product sales	$51,983	$43,603	$33,596
Cost of product sales	7,924	6,134	2,195

Gross profit	44,059	37,469	31,401
Operating costs and expenses:
Sales and marketing	27,689	19,761	15,907
General and administrative	8,131	7,489	3,997
Research and development	6,903	5,092	2,451

Total operating costs and expenses	42,723	32,342	22,355
Income from operations	1,336	5,127	9,046
Interest income	4,693	2,689	233

Income before provision for income taxes	6,029	7,816	9,279
Provision for (benefit from) income taxes	3,502	(4,512)	410

Net income	$2,527	$12,328	$8,869

Net income per share:
Basic	$0.14	$0.73	$8.05

Diluted	$0.14	$0.69	$0.65

Shares used to compute net income per share:
Basic	17,476	16,883	1,102

Diluted	18,170	17,863	13,649

See accompanying notes to financial statements.

B-F-69

ADEZA BIOMEDICAL CORPORATION

STATEMENTS OF CONVERTIBLE PREFERRED STOCK AND

STOCKHOLDERS’ EQUITY (DEFICIT)

	Convertible Preferred Stock		Common Stock		Additional Paid-In Capital	Deferred Compen- sation	Accumulated Other Comprehensive Income	Accum- ulated Deficit	Total Stockholders’ Equity (Deficit)
	Shares	Amount	Shares	Amount
Balances at December 31, 2003	15,409	$61,484	182	$—	$2,358	$—	$—	$(53,637)	$(51,279)
Deferred compensation related to stock options issued to employees	—	—	—	—	3,625	(3,625)	—	—	—
Stock-based compensation related to stock options issued to nonemployees	—	—	—	—	356	—	—	—	356
Amortization of deferred compensation related to stock options issued to employees	—	—	—	—	—	393	—	—	393
Exercise of stock options at $0.32 to $10.00 per share for cash	—	—	9	—	23	—	—	—	23
Shares issued in initial public offering, net of offering costs of $7,135	—	—	4,313	5	61,860	—	—	—	61,865
Conversion of preferred stock to common stock	(15,409)	(61,484)	11,957	11	61,473	—	—	—	61,484

Net and comprehensive income	—	—	—	—	—	—	—	8,869	8,869

Balances at December 31, 2004	—	$—	16,461	$16	$129,695	$(3,232)	$—	$(44,768)	$81,711
Deferred compensation related to stock options issued to employees	—	—	—	—	411	(411)	—	—	—
Stock-based compensation related to stock options issued to nonemployees	—	—	—	—	50	—	—	—	50
Amortization of deferred compensation related to stock options issued to employees	—	—	—	—	—	1,039	—	—	1,039
Exercise of stock options and warrants at $0.32 to $13.55 per share for cash	—	—	915	1	2,016	—	—	—	2,017
Tax benefit of disqualifying dispositions	—	—	—	—	260	—	—	—	260

Net and comprehensive income	—	—	—	—	—	—	—	12,328	12,328

Balances at December 31, 2005	—	$—	17,376	$17	$132,432	$(2,604)	$—	$(32,440)	$97,405

Deferred compensation related to stock options issued to employees	—	—	—	—	(2,604)	2,604	—	—	—
Stock-based compensation related to stock options issued to nonemployees	—	—	—	—	37	—	—	—	37
Stock-based compensation related to stock options issued to employees	—	—	—	—	3,303	—	—	—	3,303
Exercise of stock options and warrants at $0.97 to $17.17 per share for cash	—	—	172	—	573	—	—	—	573
Tax benefit of disqualifying dispositions	—	—	—	—	3,247	—	—	—	3,247
Components of Comprehensive income:

Net income	—	—	—	—	—	—	—	2,527	2,527
Unrealized gain on available-for-sale investments, net of tax	—	—	—	—	—	—	9	—	9

Comprehensive income									2,536

Balances at December 31, 2006	—	$—	17,548	$17	$136,988	$—	$9	$(29,913)	$107,101

See accompanying notes.

B-F-70

ADEZA BIOMEDICAL CORPORATION

STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2006	2005	2004
	(In thousands)
Cash flows from operating activities:
Net income	$2,527	$12,328	$8,869
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	220	192	169
Stock-based compensation expense	3,340	1,089	749
Tax benefit from share-based payments	(2,910)	260	—
Other non-cash charges	—	—	7
Changes in operating assets and liabilities:
Accounts receivable	(394)	(2,554)	(1,334)
Inventories	(134)	(182)	(77)
Prepaid expenses and other assets	(650)	(21)	(7)
Deferred tax asset	(6)	(5,122)	—
Accounts payable	374	(756)	322
Accrued compensation	361	353	188
Accrued royalties	201	420	(2,442)
Other accrued liabilities	2,909	1,816	207
Deferred revenue	13	(12)	(369)

Net cash provided by operating activities	5,851	7,811	6,282

Cash flows from investing activities:
Purchases of short-term investments	(52,857)	—	—
Purchases of property and equipment	(278)	(224)	(144)

Net cash used in investing activities	(53,135)	(224)	(144)

Cash flows from financing activities:
Tax benefit from share-based payments	2,910	—	—
Net proceeds from issuances of common stock	573	2,017	61,888

Net cash provided by financing activities	3,483	2,017	61,888

Net increase (decrease) in cash and cash equivalents	(43,801)	9,604	68,026
Cash and cash equivalents at beginning of year	89,722	80,118	12,092

Cash and cash equivalents at end of year	$45,921	$89,722	$80,118

Supplemental cash flow information
Cash paid for income taxes	$205	$634	$312

See accompanying notes to financial statements.

B-F-71

ADEZA BIOMEDICAL CORPORATION

NOTES TO FINANCIAL STATEMENTS

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization and Business

Adeza Biomedical Corporation (“Adeza” or the “Company”) is a Delaware corporation which was originally incorporated in the state of California on January 3, 1985 and reincorporated in Delaware in 1996. Adeza is engaged in the design, development, manufacturing, sales, and marketing of products for women’s health markets worldwide. The Company’s initial focus is on reproductive healthcare, using its proprietary technologies to predict preterm birth and assess infertility. The Company’s products consist of:

•	The TLi(IQ) System and FullTerm, The Fetal Fibronectin Test, which are used to assess the risk of preterm birth in pregnant women.

•	The E-tegrity Test, which is used to determine the feasibility of embryo implantation in patients with infertility who are candidates for in vitro fertilization (“IVF”).

All of the Company’s assets are located in the U.S.

The Company entered into a Merger Agreement with Cytyc and Augusta Medical Corporation on February 11, 2007 whereby Augusta Medical Corporation commenced a tender offer to purchase all of the outstanding shares of the Company’s common stock at a price of $24.00 per share. Following the completion of the tender offer, which is scheduled to expire at 12:00 midnight, New York City time, on March 16, 2007, subject to the satisfaction or waiver of the conditions set forth in the Merger Agreement and in accordance with the relevant portions of the Delaware General Corporation Law (the “DGCL”), it is anticipated that Augusta Medical Corporation will be merged with and into Adeza with Adeza as the surviving corporation, whereby each issued and outstanding share of our common stock not directly or indirectly owned by Cytyc, Augusta Medical Corporation or Adeza will be converted into the right to receive the offer price of $24.00 per share. The purchase price is expected to be approximately $450 million, which will be paid by Cytyc at closing in cash. The acquisition is expected to close in the first half of 2007 and possibly as early as the end of March 2007.

A number of factors could prevent the Company from completing the merger with Cytyc, including but not limited to the failure to satisfy the conditions set forth in the Merger Agreement. If the Company does not complete the proposed merger with Cytyc for any reason, the Company’s business may be negatively impacted due to (i) the payment of a $13.35 million termination fee to Cytyc upon certain circumstances; (ii) the diversion of the Company’s management’s focus toward the proposed merger rather than its core business and other potential business opportunities; (iii) a change in the price of the Company’s common stock to the extent that the current market price reflects an assumption that the proposed merger will be completed; (iv) uncertainty about the effect of the termination of the proposed merger upon the Company’s employees and customers; and (v) negative publicity and/or negative impression of the Company in the investment community.

In connection with the proposed merger, the Company has incurred and will continue to incur certain expenses, including fees and/or expenses of its legal, accounting and financial advisors. Even if the Company does not complete the proposed merger, it must pay for services rendered by these advisors, which total approximately $1.5 million as of February 28, 2007. The Company’s discussion below assumes that it will continue forward as a separate corporate entity. If the proposed merger is consummated, the Company will be operated as a wholly owned subsidiary of Cytyc, and some of the Company’s expenses may be reduced through integration of the operations of both companies.

B-F-72

ADEZA BIOMEDICAL CORPORATION

NOTES TO FINANCIAL STATEMENTS—(Continued)

Basis of Presentation

The Company operates in one business segment, women’s health products. In the year ended December 31, 2006, the Company reported shipping costs billed to its customers as product sales and the related expense as cost of products sold. In the years ended December 31, 2005 and 2004, the Company reported $0.2 million and $0.1 million, respectively, in net shipping costs as cost of products sold.

Use of Estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Revenue Recognition

Revenue from product sales is recognized when there is persuasive evidence an arrangement exists, delivery to the customer has occurred, the price is fixed or determinable and collectibility is reasonably assured. Revenue from laboratory services is recognized as tests are performed.

Effective July 1, 2002, the Company entered into a services agreement with a national laboratory that performed diagnostic tests. Under the terms of the agreement, the laboratory provided certain domestic product distribution and testing services for the Company. Through September 30, 2005, the Company recognized revenue upon the shipment of products to the end user from the national laboratory as the title, risks and rewards of ownership of the products pass from the Company to the end user at that time. On October 1, 2005, the Company discontinued using this national laboratory for fulfillment purposes and the Company began to recognize revenue upon shipment of our products from the Company’s manufacturing facilities.

During 2006, revenue on the Company’s product sales was recognized upon shipment to distributors or customers as the title, risks, and rewards of ownership of the products pass to the distributors or customers, and the selling price of the Company’s products was fixed and determinable at that point. Any advance payments received in excess of revenue recognized are classified as deferred revenue on the accompanying balance sheets. Customers have the right to return products that are defective. There are no other return rights.

During the years ended December 31, 2006, 2005 and 2004, 97%, 98%, and 97%, respectively, of the Company’s product revenues were derived from customers located in the US. Our product sales are derived primarily from the sale of our disposable Fetal Fibronectin Test cassettes.

Warranty Policy

The Company records a liability for product warranty obligations at the time of sale based upon historical warranty experience. The term of the warranty is generally twelve months. The Company also records any additional liability required for specific warranty matters when they become known and are reasonably estimable. The Company’s product warranty obligations are included in other accrued liabilities as follows (in thousands):

	Year Ended December 31,
	2006	2005
Balance at beginning of year	$30	$31
Charges to cost of product sales	36	30
Warranty costs incurred	(32)	(34)
Change in estimate related to accrued warranty costs	5	3

Balance at end of year	$39	$30

B-F-73

ADEZA BIOMEDICAL CORPORATION

NOTES TO FINANCIAL STATEMENTS—(Continued)

Research and Development

Research and development expenses consist of costs incurred for Company-sponsored research and development activities. These costs include direct and research-related allocated overhead expenses such as facilities costs, salaries and benefits, and material and supply costs in addition to costs associated with clinical trials. The Company expenses research and development costs as such costs are incurred.

Concentrations of Risk

Cash, cash equivalents, short-term investments and accounts receivable are financial instruments which potentially subject Adeza to concentrations of credit risk. Adeza primarily invests in money market funds, and, by policy, limits the amount in any one type of investment, other than securities issued or guaranteed by the U.S. government. Adeza has not experienced any material credit losses and does not generally require collateral on receivables. For the year ended December 31, 2006 and 2005, no single customer represented greater than 5% of total revenues.

Cash Equivalents and Short-Term Investments

Cash equivalents consist of highly liquid financial instruments with original maturities of three months or less at the time of purchase. Short-term investments consist of financial instruments with original maturities ranging from 91 days to less than one year. Cash equivalents and short-term investments consist of commercial paper, corporate debt and money market funds held by a high-credit quality financial institution. Short-term investments are comprised of available-for-sale securities, which are carried at fair value, based on quoted market prices. Unrealized gains (losses) on available-for-sale securities are reflected as a component of accumulated other comprehensive income within shareholders’ equity.

Available-for-sale securities had maturities of less than one year and consisted of the following:

	Cost	Gross Unrealized Gains	Estimated Fair Value
	(In thousands)
As of December 31, 2006:
Short-term marketable securities:
Commercial paper	$48,874	$6	$48,880
Corporate debt	3,976	1	3,977

Total	$52,850	$7	$52,857

As of December 31, 2005:
Short-term marketable securities	—	—	—

Total	$—	$—	$—

Property and Equipment

Property and equipment are stated at cost and reviewed for impairment whenever indicators are present. Depreciation is calculated using the straight-line method, and the cost is amortized over the estimated useful lives of the assets, generally three to seven years. Leasehold improvements are amortized using the straight-line method over the estimated useful lives of the assets or the term of the lease, whichever is shorter.

B-F-74

ADEZA BIOMEDICAL CORPORATION

NOTES TO FINANCIAL STATEMENTS—(Continued)

Intangible Assets

Intangible assets are comprised entirely of purchased patents. The following table sets forth the carrying amount of amortizable intangible assets (in thousands):

	As of December 31, 2006	As of December 31, 2005
Gross carrying amount	$240	$240
Less: accumulated amortization	(160)	(112)

Net carrying amount	$80	$128

Intangible assets are amortized on a straight line basis over their estimated useful lives of five years. Amortization expense is expected to be $48,000 for the year ending December 31, 2007 and $32,000 for the year ending December 31, 2008.

Long-Lived Assets

The Company reviews long-lived assets, including property and equipment, and intangible assets for impairment whenever events or changes in business circumstances indicate that the carrying amounts of the assets may not be fully recoverable. An impairment loss would be recognized when estimated undiscounted future cash flows expected to result from the use of the asset and its eventual disposition are less than its carrying amount. Impairment, if any, is assessed using discounted cash flows. Through December 31, 2006, there have been no such impairment losses.

Income Taxes

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis, and operating loss and tax credit carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the period that includes the enactment date.

Stock-Based Compensation

Beginning January 1, 2006, the Company accounted for its employee stock option plans under the provisions of SFAS No. 123R. SFAS No. 123R requires the recognition of the fair value of stock-based compensation in net income. The fair value of the Company’s stock options was estimated using a Black-Scholes option valuation model. This model requires the input of highly subjective assumptions and elections in adopting and implementing SFAS No. 123R, including expected stock price volatility and the estimated life of each award. The fair value of stock-based awards is amortized over the vesting period of the award. The Company has elected to use the straight-line amortization method for awards granted after the adoption of SFAS No. 123R and continues to use a graded vesting amortization method for awards granted prior to the adoption of SFAS No. 123R.

The Company’s financial statements for the year ended December 31, 2006 reflect the impact of SFAS 123R using the modified prospective transition method. In accordance with the modified prospective

B-F-75

ADEZA BIOMEDICAL CORPORATION

NOTES TO FINANCIAL STATEMENTS—(Continued)

transition method, the Company’s financial statements for prior periods have not been restated to reflect, and do not include, the impact of SFAS 123R. Share-based compensation expense is based on the value of the portion of share-based payment awards that is ultimately expected to vest. Share-based compensation expense recognized in the Company’s Financial Statements for the year ended December 31, 2006 included compensation expense for share-based payment awards granted prior to, but not yet vested as of, December 31, 2005 based on the grant date fair value estimated in accordance with the pro forma provisions of SFAS No. 123, Accounting for Stock-Based Compensation (“SFAS 123”), and compensation expense for the share-based payment awards granted subsequent to December 31, 2005 based on the grant date fair value estimated in accordance with the provisions of SFAS 123R.

Upon adoption of SFAS No. 123R, the Company has elected the “long form” method for calculating the tax effects of stock-based compensation pursuant to SFAS No. 123R, paragraph 81. Under the “long form” method, the Company determines the beginning balance of the additional paid-in capital pool (“APIC pool”) related to the tax effects of the employee stock-based compensation “as if” the Company had adopted the recognition provisions of SFAS No. 123 since its effective date of January 1, 1995. The Company also determines the subsequent impact on the APIC pool and Consolidated Statement of Cash Flows of the tax effect of employee stock—based compensation awards that were issued after the adoption of SFAS No. 123R and outstanding at the adoption date.

Consistent with prior years, the Company uses the “with and without” approach as described in EITF Topic No. D-32 in determining the order in which our tax attributes are utilized. The “with and without” approach results in the recognition of the windfall stock option tax benefits only after all other tax attributes of the Company’s have been considered in the annual tax accrual computation. SFAS 123R prohibits the recognition of a deferred tax asset for an excess tax benefit that has not yet been realized. As a result, the Company will only recognize a benefit from stock-based compensation in paid-in-capital if an incremental tax benefit is realized after all other tax attributes currently available to the Company have been utilized. In addition, the Company has elected to account for the indirect benefits of stock-based compensation on items such as the research tax credit or the domestic manufacturing deduction through the consolidated statement of income (continuing operations) rather than through paid-in-capital.

See Note 6 of our Financial Statements for further information regarding stock-based compensation.

Allowance for Doubtful Accounts

The Company maintains an allowance for doubtful accounts related to the estimated losses that may result from the inability of its customers to make required payments. This allowance is determined based upon historical experience and any specific customer collection issues that have been identified. Historically, the Company has not experienced significant credit losses related to an individual customer or groups of customers in any particular industry or geographic area.

The Company’s allowance for doubtful accounts is included in accounts receivable as follows (in thousands):

	Year Ended December 31,
	2006	2005	2004
Balance at beginning of year	$355	$236	$164
Charges to bad debt expense	127	194	75
Bad debt costs realized	(239)	(75)	(3)

Balance at end of year	$243	$355	$236

B-F-76

ADEZA BIOMEDICAL CORPORATION

NOTES TO FINANCIAL STATEMENTS—(Continued)

The Company’s allowance for sales returns is included in accounts receivable as follows (in thousands):

	Year Ended December 31,
	2006	2005	2004
Balance at beginning of year	$80	$80	$100
Charges to product sales	85	—	—
Sales returns incurred	(85)	—	—
Change in estimate	—	—	(20)

Balance at end of year	$80	$80	$80

Inventories and Cost of Product Sales

Inventories are stated at the lower of standard cost determined on a FIFO basis or market value. Cost of product sales represents the cost of materials, direct labor and overhead associated with the manufacture of our products, delivery charges, lab services and royalties.

Advertising Expense

The cost of advertising is expensed as incurred. Advertising expense for the years ended December 31, 2006, 2005, and 2004 was approximately $2,436,000, $1,369,000, and $1,057,000, respectively. The cost of advertising was included in selling and marketing expenses in the statements of income. The balance of capitalized advertising expense on the balance sheet was approximately $0.1 million as of December 31, 2006. There was no capitalized advertising expense on the balance sheet as of December 31, 2005.

Shipping and Handling Costs

The Company records shipping and handling costs billed to its customers as product sales and the related expense as cost of products sold.

Net Income Per Share

Basic net income per share is calculated by dividing net income by the weighted-average number of common shares outstanding for the period. Diluted net income per share is computed by dividing net income by the weighted-average number of common shares and dilutive potential common shares outstanding for the period. For purposes of this calculation, options, and warrants are considered to be potential common shares and are only included in the calculation of diluted net income per share when their effect is dilutive.

B-F-77

ADEZA BIOMEDICAL CORPORATION

NOTES TO FINANCIAL STATEMENTS—(Continued)

The following table sets forth the computation of basic and diluted net income per share (in thousands, except per share amounts):

	Year Ended December 31,
	2006	2005	2004
	(In thousands, except per share data)
Numerator:
Net income	$2,527	$12,328	$8,869

Denominator:
Weighted-average number of common shares used in basic earnings per share	17,476	16,883	1,102
Effect of dilutive securities:
Stock options	615	871	1,121
Warrants	79	109	157
Convertible preferred stock	—	—	11,269

Dilutive potential common shares	694	980	12,547

Weighted-average number of common shares and dilutive potential common shares used in diluted earnings per share	18,170	17,863	13,649

Net income per share:
Basic	$0.14	$0.73	$8.05
Diluted	$0.14	$0.69	$0.65

For the years ended December 31, 2006, 2005 and 2004 options to purchase approximately 0.4 million, 0.1 million and 0.3 million shares, respectively, of common stock with exercise prices greater than the average fair market value of the Company’s stock of $16.91, $15.76 and $13.37, respectively, were excluded from the diluted net loss per share calculation because the effect would have been antidilutive.

Recent Accounting Pronouncements

In September 2006, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 157, “Fair Value Measurements” (“FAS 157”). SFAS 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. SFAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and is effective for the Company as of January 1, 2008. The Company does not believe that the adoption of SFAS 157 will materially impact its results of operations, financial position or cash flows.

In July 2006, the FASB issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes—an Interpretation of FASB Statement No. 109” (FIN 48). FIN 48 applies to all tax positions related to income taxes subject to FASB Statement 109, Accounting for Income Taxes. Under FIN 48, a company would recognize the benefit from a tax position only if it is more-likely-than-not that the position would be sustained upon audit based solely on the technical merits of the tax position. FIN 48 clarifies how a company would measure the income tax benefits from the tax positions that are recognized, provides guidance as to the timing of the derecognition of previously recognized tax benefits and describes the methods for classifying and disclosing the liabilities within the financial statements for any unrecognized tax benefits. FIN 48 also addresses when a company should record interest and penalties related to tax positions and how the interest and penalties may be classified within the income statement and presented in the balance sheet. FIN 48 is effective for fiscal years beginning after December 15, 2006. The Company expects to adopt FIN 48 at the beginning of its fiscal year

B-F-78

ADEZA BIOMEDICAL CORPORATION

NOTES TO FINANCIAL STATEMENTS—(Continued)

2007. Differences between the amounts recognized in the statements of operations prior to and after the adoption of FIN 48 would be accounted for as a cumulative effect adjustment to the beginning balance of retained earnings. The Company does not expect the adoption of FIN 48 to have a material impact on its financial position, results of operations or cash flows.

2. LICENSE ARRANGEMENTS

Adeza has entered into license, clinical trial, supply, and sponsored research and development agreements with universities, research organizations, and commercial companies. Certain of these agreements require payments of royalties on future sales of products resulting from such agreements and may subject Adeza to minimum annual royalty payments to such contract partners. During the years ended December 31, 2006, 2005, and 2004, the total of such royalty costs recorded were approximately $3,116,000, $2,695,000 and $1,900,000, respectively, excluding the effect of a non-recurring reduction in accrued royalties and related royalty costs of $2.7 million that was recorded in the year ended December 31, 2004. Royalty costs are included in cost of product sales. The non-recurring reduction of $2.7 million was primarily related to significant new information that Adeza received in October 2004 which allowed Adeza to conclude that no royalties were due or are required under a license agreement.

3. INVENTORIES

Inventories consist of the following (in thousands):

	December 31,
	2006	2005
Raw materials	$597	$386
Work in process	193	197
Finished goods	193	266

	$983	$849

4. PROPERTY AND EQUIPMENT

Property and equipment consists of the following (in thousands):

	December 31,
	2006	2005
Laboratory and other equipment	$2,637	$2,411
Furniture and fixtures	158	157
Leasehold improvements	140	131

	2,935	2,699
Less accumulated depreciation and amortization	(2,481)	(2,351)

Net property and equipment	$454	$348

B-F-79

ADEZA BIOMEDICAL CORPORATION

NOTES TO FINANCIAL STATEMENTS—(Continued)

5. COMMITMENTS AND OBLIGATIONS

Leases

The Company leases facilities and office equipment under non-cancelable operating leases. The future minimum lease obligations are as follows (in thousands):

	Payments Due in
Contractual Obligations	Total	2007	2008	2009	2010 and thereafter
Operating leases	$269	$219	$25	$13	$12

The facility lease obligations are comprised of a facility lease with one-year terms expiring on September 30, 2007. The Company also maintains several office equipment leases which expire on December 31, 2011.

Rent expense was approximately $224,000, $204,000 and $203,000 for the years ended December 31, 2006, 2005, and 2004, respectively.

6. STOCK-BASED COMPENSATION

Effective January 1, 2006, the Company adopted the provisions of SFAS No. 123R. SFAS No. 123R establishes accounting for stock-based awards exchanged for employee services. Accordingly, stock-based compensation cost is measured on the grant date, based on the fair value of the award and is recognized as an expense over the employee requisite service period. Prior to January 1, 2006, the Company accounted for its stock-based awards under the recognition and measurement provisions of Accounting Principles Board Opinion No. 25 “Accounting for Stock Issued to Employees” and related Interpretations as permitted by SFAS No. 123.

Prior to the Adoption of SFAS No. 123R

Prior to the adoption of SFAS No. 123R, the Company provided disclosures required under SFAS No. 123, “Accounting for Stock-Based Compensation,” (“SFAS No. 123”) as amended by SFAS No. 148, “Accounting for Stock-Based Compensation—Transition and Disclosures.” $1.0 million of employee stock-based compensation expense was reflected in net income for the year ended December 31, 2005, respectively.

B-F-80

ADEZA BIOMEDICAL CORPORATION

NOTES TO FINANCIAL STATEMENTS—(Continued)

During the preparation of the notes to the consolidated condensed financial statements for the three months ended March 31, 2006, the Company determined that the calculation of its pro forma net income reported under SFAS 123 for the year ended December 31, 2005, as previously reported, was understated primarily as a result of an incorrect change in the fair value calculation (and, therefore, the amortization expense related to) options granted in August 2004. Accordingly, pro forma net income reported under SFAS 123 for the year ended December 31, 2005, presented in the tables below, was revised. These revisions had no effect on the Company’s previously reported results of operations or financial condition. The stock-based employee and director compensation expense previously reported for the year ended December 31, 2005 was $2.6 million, and the pro forma net income previously reported for the year ended December 31, 2005 was $10.8 million.

Year Ended December 31, 2005
(In thousands, except per share amounts)
Net income:
As reported	$12,328
Add: Total stock based employee and director compensation expense determined under intrinsic value method for all awards, net of taxes	1,039
Less: Total stock based employee and director compensation expense determined under the fair value method for all awards, net of taxes	(4,856)

Pro forma net income	$8,511

Reported net income per share:
Basic	$0.73
Diluted	$0.69
Pro forma net income per share:
Basic	$0.50
Diluted	$0.48
Shares used to compute net income per share:
Basic	16,883
Diluted	17,863

Impact of Adoption of SFAS No. 123R

The Company elected to adopt the modified prospective application method as provided by SFAS No. 123R. Under that transition method, compensation costs recognized in the year ended December 31, 2006, include (a) compensation cost for all share-based payments granted prior to, but not yet vested as of January 1, 2006, based on the grant-date fair value estimated in accordance with the original provisions of SFAS No. 123, and (b) compensation costs for all share-based payments granted subsequent to January 1, 2006, based on the grant-date fair value estimated in accordance with the provisions of SFAS No. 123R.

In the year ended December 31, 2006, we recognized compensation expense in connection with the adoption of FAS 123R of $3.3 million. Diluted earnings per share was reduced by $0.07 for the year ended December 31, 2006, respectively, as a result of the Company’s adoption of FAS 123R. As of December 31, 2006 the stock-based compensation capitalized as inventory was minimal.

As a result of adoption FAS 123R, the Company’s income before income taxes and net income for the year ended December 31, 2006 are $2.4 million and $1.0 million lower, respectively, than if the Company had continued to account for share-based compensation under Opinion 25.

B-F-81

ADEZA BIOMEDICAL CORPORATION

NOTES TO FINANCIAL STATEMENTS—(Continued)

Equity Incentive Program

The Company’s equity incentive program is a long-term retention program that is intended to attract and retain qualified management and technical employees and align stockholder and employee interests. At December 31, 2006, the equity incentive program consisted of the 2004 Equity Incentive Plan (the 2004 Plan). Under the 2004 Plan, options, stock appreciation rights, stock purchase rights and restricted stock may be issued to employees, officers, directors, and consultants of Adeza. The 2004 Plan permits the grant of share options for up to 1,875,000 shares of common stock. The maximum number of shares shall be increased annually on January 1 of each year by a number of shares equal to the lesser of (a) three percent of the number of shares issued and outstanding on the immediately preceding December 31, (b) 525,000 Shares, and (c) a number of Shares set by the Board. The 2004 Plan provides that the exercise price for incentive stock options will be no less than 100% of fair value of Adeza’s common stock on the date of grant. Generally, these options vest ratably over four years and have a term of 10 years. No restricted stock, stock appreciation or purchase rights have been issued as of September 30, 2006.

The following table provides certain information with respect to the 2004 Plan, which was in effect as of December 31, 2006:

	Number of Securities to be Issued upon Exercise of Outstanding Options (a)	Weighted-Average Exercise Price of Outstanding Options (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plan (Excluding Securities Reflected in Column (a)) (c)
Equity compensation plan approved by security holders	1,112,702	$15.71	1,834,517

Upon adoption of SFAS 123(R), the Company used a blended historical volatility in deriving the expected volatility assumption as allowed under SFAS 123(R) and Staff Accounting Bulletin No. 107, or SAB 107. The blended historical volatility was based on a blend of the Company’s own historical experience and the Company’s peer group historical experience. The risk-free interest rate assumption was based upon observed interest rates appropriate for the term of our stock options. The expected term of stock options was based on a blend of the Company’s own historical experience and the Company’s peer group historical experience. As stock-based compensation expense recognized in the Statements of Income for the year ended December 31, 2006 was based on awards ultimately expected to vest, it has been reduced for estimated forfeitures. SFAS 123(R) requires forfeitures to be estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates. Forfeitures were estimated based on the Company’s historical experience.

The fair value of stock options granted to employees in the years ended December 31, 2006, 2005 and 2004 was estimated at the date of grant using the Black-Scholes model using the following weighted-average assumptions:

	Year Ended December 31,
	2006	2005	2004
Expected volatility	60%	72%	85%
Risk-free interest rate	4.83%	4.1%	3.3%
Expected term (in years)	4.9	4.6	4.0
Dividends	—	—	—

B-F-82

ADEZA BIOMEDICAL CORPORATION

NOTES TO FINANCIAL STATEMENTS—(Continued)

SFAS No. 123R requires the use of option pricing models that were not developed for use in valuing employee stock options. The Black-Scholes option-pricing model was developed for use in estimating the fair value of short-lived exchange traded options that have no vesting restrictions and are fully transferable. In addition, option-pricing models require the input of highly subjective assumptions, including the option’s expected life and the price volatility of the underlying stock.

Stock option plans

2004 Equity Incentive Plan

In August 2004, the Company’s board of directors and stockholders approved the 2004 Equity Incentive Plan (the 2004 Plan), which became effective upon the completion of the Company’s initial public offering in December 2004. The Company has reserved a total of 1,875,000 shares of its common stock for issuance under the 2004 Plan, all of which are available for future grant. Under the 2004 Plan options, stock appreciation, stock purchase rights and restricted stock can be issued to employees, officers, directors, and consultants of Adeza. The 2004 Plan provides that the exercise price for incentive stock options will be no less than 100% of the fair value of Adeza’s common stock on the date of grant. Generally, these options vest ratably over four years and have a term of 10 years. There were no shares subject to repurchase as of December 31, 2006. No restricted stock, stock appreciation or purchase rights had been issued as of December 31, 2006.

1995 Stock Option and Restricted Stock Plan

In August 2004, the Company’s Board of Directors and stockholders approved amendments to the Company’s 1995 Stock Option and Restricted Stock Plan (the 1995 Plan) so that, upon completion of the Company’s initial public offering, the shares that were available for future grant under the 1995 Plan were allocated to the 2004 Plan. Additionally, any shares that are issuable upon exercise of options outstanding under the 1995 Plan that are forfeited after the completion of the Company’s initial public offering, are allocated to the 2004 Plan.

Under the 1995 Plan options and purchase rights were issuable to employees, officers, directors, consultants, and promotional representatives of Adeza. The 1995 Plan provided that the exercise price for incentive stock options would be no less than 100% of the fair value of Adeza’s common stock (no less than 85% of the fair value for nonqualified stock options), as determined by the Board of Directors on the date of grant. Generally, these options are immediately exercisable, subject to repurchase rights which lapse ratably over four years and have a term of 10 years. There were no shares subject to repurchase as of December 31, 2006 and 2005. No restricted stock purchase rights had been issued as of December 31, 2006.

B-F-83

ADEZA BIOMEDICAL CORPORATION

NOTES TO FINANCIAL STATEMENTS—(Continued)

The following table summarizes the combined activity under the equity incentive plans for the indicated periods:

	Available for Grant	Options Outstanding	Weighted- Average Exercise Price	Weighted- Average Remaining Contract Term (in years)	Aggregate Intrinsic Value
	(In thousands)
Balance at December 31, 2005	2,035,208	1,668,688	$8.53	—	—
Shares authorized	521,290	—	—	—	—
Options granted	(784,775)	784,775	15.35	—	—
Options exercised	—	(171,376)	3.34	—	—
Options forfeited	62,794	(62,794)	15.65	—	—

Balance at December 31, 2006	1,834,517	2,219,293	$11.14	7.8	$9,444

Vested and expected to vest at December 31, 2006		2,114,405	$10.96	7.8	$9,378

Exercisable at December 31, 2006		990,847	$7.21	6.1	$7,972

The aggregate intrinsic value in the table above represents the total pretax intrinsic value, based on the Company’s closing stock price of $14.91 as of December 31, 2006, which would have been received by the option holders had all option holders with in-the-money options exercised their options as of that date. Stock options that expired during the year ended December 31, 2006 were minimal.

The weighted average grant date fair value of options granted during the year ended December 31, 2006 was $7.26 per share. The total intrinsic value of options exercised during the year ended December 31, 2006 was approximately $2.4 million. The total cash received from employees as a result of stock option exercises during the year ended December 31, 2006 was approximately $0.6 million. In connection with these exercises, the tax benefits realized by the Company for the year ended December 31, 2006 was $3.2 million.

The Company settles employee stock option exercises with newly issued common shares.

As of December 31, 2006, the unrecorded deferred stock-based compensation balance related to stock options was $8.3 million, and that amount will be recognized over an estimated weighted average amortization period of 2.0 years.

The following summarizes options outstanding and exercisable as of December 31, 2006:

Range of Exercise Prices	Number Outstanding	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Number Exercisable	Weighted Average Exercise Price
$ 0.97 - $ 0.97	103,471	1.58 years	$0.97	103,471	$0.97
$ 3.33 - $ 3.33	418,775	5.31 years	$3.33	412,049	$3.33
$ 8.51 - $ 8.51	58,625	7.59 years	$8.51	34,836	$8.51
$10.00 - $10.00	525,720	7.59 years	$10.00	296,389	$10.00
$12.08 - $14.79	159,850	8.61 years	$13.69	53,731	$13.43
$15.11 - $15.11	669,175	9.96 years	$15.11	0	$0.00
$15.88 - $17.17	135,973	8.81 years	$17.13	41,611	$17.10
$19.70 - $19.70	75,000	7.94 years	$19.70	37,500	$19.70
$20.09 - $20.09	14,700	8.96 years	$20.09	5,380	$20.09
$22.20 - $22.20	28,004	9.16 years	$22.20	5,880	$22.20

	2,219,293			990,847

B-F-84

ADEZA BIOMEDICAL CORPORATION

NOTES TO FINANCIAL STATEMENTS—(Continued)

During the year ended December 31, 2005 several consultants became employees of the Company and the Company recorded deferred stock-based compensation for the excess of the estimated fair value of its common stock over the option exercise prices at the dates of the changes in status of $546,000 related to option grants held by non employees which converted to employees during the year. Stock-based compensation expense is being recognized over the remaining option vesting period.

During the year ended December 31, 2004, the Company recorded deferred stock compensation for the excess of the estimated fair value of its common stock over option exercise prices at the date of grant of $3,625,000 related to options granted to employees and directors. Stock-based compensation expense is being recognized over the option vesting period of four years using the straight-line method.

For options granted to non employees, the Company determined the estimated fair value of the options using the Black-Scholes option pricing model. Compensation expense is generally being recognized over the option vesting period. For the years ended December 31, 2006, 2005 and 2004, the Company recorded stock-based compensation expense of approximately $37,000, $50,000 and $356,000, respectively, in connection with options granted to nonemployees.

7. CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ EQUITY (DEFICIT)

Convertible preferred stock

All shares of convertible preferred stock converted into common stock upon the closing of the Company’s initial public offering on December 10, 2004. Convertible preferred stock consisted of the following (in thousands, except share information):

	December 31, 2003
	Shares Authorized	Shares Issued and Outstanding	Liquidation Preference
Series 1	1,880,572	1,654,719	$3,971
Series 2	3,591,087	3,496,750	8,392
Series 3	5,084,676	4,807,077	14,037
Series 4	2,700,000	2,203,108	20,401
Series 5	3,260,000	3,247,408	30,071

Total	16,516,335	15,409,062	$76,872

Warrants

In conjunction with a loan and security agreement with MMC/GATX Partnership No. 1 and Transamerica Business Credit Corporation, Adeza issued warrants to purchase 236,301 shares of Series 3 convertible preferred stock at an exercise price of $2.92 per share. The warrants are scheduled to expire on the later of ten years from the date of the grant or five years after the closing of a public offering. The fair value assigned to these warrants, as determined using the Black-Scholes valuation model, was approximately $475,000. In determining the fair value of the warrants the following assumptions were used: expected volatility of 50%; expected life of 10 years; expected dividend yield of 0%; risk-free interest rate of 6%; stock price at date of grant and exercise price of $2.92 per share. The fair value of these warrants was netted against the related debt and was amortized to interest expense over the terms of the various notes. The Company amortized $24,000 as interest expense in the year ended December 31, 2003 related to these warrants. No interest was amortized in the years ended December 31, 2005 and 2006 related to these warrants. As a result of the completion of the Company’s initial public offering

B-F-85

ADEZA BIOMEDICAL CORPORATION

NOTES TO FINANCIAL STATEMENTS—(Continued)

the warrants were exercisable for 196,915 shares of common stock. During 2005 MMC/GATX Partnership exercised in full the warrant it held on a net, or cashless, basis pursuant to which the warrant holder received 78,413 shares of common stock. Warrants to purchase 99,884 shares of common stock at an exercise price of $3.50 per share are outstanding and exercisable at December 31, 2006.

Common stock

The Company has reserved the following shares of common stock for the issuance of options and rights granted under the Company’s stock option plans, as follows:

	December 31,
	2006	2005
Options outstanding	2,219,293	1,668,688
Shares reserved for future option grants	1,834,517	2,035,208
Warrants outstanding	99,884	99,884

	4,153,694	3,803,780

8. INCOME TAXES

For financial reporting purposes, “Income before income taxes” was $6,029,000, 7,816,000, and $9,279,000 for the years ended December 31, 2006, 2005 and 2004, respectively.

The provision for (benefit from) income taxes consists of the following:

	Years Ended December 31,
	2006	2005	2004
	(In thousands)
Current:
Federal	$3,299	$180	$210
State	423	430	200

Total current	3,722	610	410

Deferred:
Federal	(416)	(4,488)	—
State	196	(634)	—

Total deferred	(220)	(5,122)	—

Total provision	$3,502	$(4,512)	$410

B-F-86

ADEZA BIOMEDICAL CORPORATION

NOTES TO FINANCIAL STATEMENTS—(Continued)

The Company’s income tax provision (benefit) differs from the amounts computed by applying the federal statutory income tax rate of 34% to pretax income (loss) for the years ended December 31, 2004 and 2005 and 35% to pretax income (loss) for the year ended December 31, 2006 as follows:

	Years Ended December 31,
	2006	2005	2004
	(In thousands)
U.S. federal taxes at federal statutory rate	$2,110	$2,657	$3,155
State taxes, net of federal benefit	403	(135)	132
Net operating losses not benefitted (benefitted)	—	(7,407)	(3,091)
Non deductible stock compensation	784	215	—
Other individually immaterial items	205	158	214

Total provision (benefit)	$3,502	$(4,512)	$410

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company’s net deferred tax assets are as follows:

	December 31,
	2006	2005
	(In thousands)
Deferred tax assets:
Net operating losses	$1,976	$5,054
Research credits	1,646	1,531
Capitalized research and development	171	156
Other, net	652	691
Non-deductible stock compensation	683	—

Total deferred tax assets	5,128	7,432
Valuation allowance	—	(2,310)

Net deferred tax assets	$5,128	$5,122

Realization of deferred tax assets is dependent upon future earnings, if any, the timing and amount of which are uncertain. In December 2006, based upon the level of historical taxable income and projections for future taxable income, we concluded that it was more likely than not that our deferred tax assets would be realized with the exception of deferred tax assets related to stock option benefits. The valuation allowance decreased by $2,310,000 and $6,960,000, and increased by $8,070,000 during the years ended December 31, 2006, 2005 and 2004, respectively.

The Company is tracking the portion of its deferred tax assets attributable to stock option benefits in a separate memo account pursuant to SFAS No. 123R. Therefore, these amounts are no longer included in the Company’s gross or net deferred tax assets. Pursuant to SFAS No. 123R, footnote, 82, the benefit of these stock option benefits will only be recorded to equity when they reduce cash taxes payable. As a result, $1,715,000 of the change in the valuation allowance in 2006 related to amounts accounted for in the memo account.

The Company’s income taxes payable for federal and state tax purposes has been reduced by the tax benefits associated with the exercise of stock option in the current year. The benefits applicable to stock options were credited to equity during the years ended December 31, 2006 and 2005 were $3,247,000 and $260,000, respectively.

B-F-87

ADEZA BIOMEDICAL CORPORATION

NOTES TO FINANCIAL STATEMENTS—(Continued)

As of December 31, 2006, the Company had federal net operating loss carry forwards of approximately $9,970,000. The Company also has state net operating loss carryforwards of approximately $3,690,000. The Company also had federal and state research and development tax credit carry forwards of approximately $600,000 and $1,100,000, respectively. The federal net operating loss and tax credit carry forwards will expire at various dates beginning in 2007 through 2024, if not utilized. The state net operating losses expires at various dates beginning in 2007. The state research and development tax credit carry forward indefinitely. The Company also has alternative minimum tax credit carryforwards of $270,000 which have no expiration date.

As of December 31, 2006, the portion of the federal net operating loss carry forward which relate to stock option benefits is approximately $4,200,000. The portion of the state net operating loss carry forward which relate to stock option benefits is approximately $3,690,000. Pursuant to SFAS No 123R, the benefit of these net operating loss carry forwards will only be recorded to equity when they reduce cash taxes payable.

The Company has reviewed whether the utilization of its net operating losses and research credits were subject to a substantial annual limitation due to the ownership change limitations provided by the Internal Revenue Code and similar state provisions. We do not expect the disclosed net operating losses and research credits carryovers to expire before utilization.

9. BENEFIT PLAN

The Company’s 401(k) Plan allows eligible employees to make contributions of their qualified compensation subject to IRS limits. The Company has the discretion to make matching contributions each year. The Company had not made any matching contributions through January 31, 2007. Effective February 1, 2007, the Company began matching 50% up to a maximum of $3,000 per employee. Employees become eligible for participation in the 401(k) Plan after completing 30 days of employment with the Company.

10. RELATED PARTY TRANSACTIONS

In 2000, a loan offer was made to an officer of the Company. The agreement to the loan was ratified by the Board of Directors on April 21, 2001, for an amount of $183,000, with the minimum interest rate allowed by the internal revenue service. According to the terms agreed upon, 20% of the loan would be forgiven in principal and accrued interest at the end of each twelve months of employment. The loan would be due and payable within 30 days following termination by Adeza for cause. In the event of a change of control or merger with another company or of termination without cause, the loan and accumulated interest would be forgiven. The loan contemplated was executed on February 28, 2003 for $109,800, which was issued to the officer at that time. All other terms were in accordance with the original loan offer. Subject to the officer’s continued employment, the loan and related interest would have been forgiven in 2003 to 2006. On August 4, 2004, the Company, upon approval of its Board of Directors, forgave the remaining balance of the loan. In the year ended December 31, 2004, $76,250 of the principal was forgiven and recorded to general and administrative expenses.

B-F-88

ADEZA BIOMEDICAL CORPORATION

NOTES TO FINANCIAL STATEMENTS—(Continued)

11. SELECTED QUARTERLY INFORMATION (UNAUDITED)

	2006			2005
	Fourth	Third	Second	First	Fourth		Third	Second	First
	(In thousands)
Total sales	$14,690	$13,471	$13,029	$10,793	$11,940		$11,419	$10,634	$9,610
Gross profit	12,389	11,510	11,122	9,038	10,365		9,716	9,205	8,183
Income before income taxes	3,088	1,855	1,074	12	2,062		2,286	1,931	1,537
Provision for (benefit from) income taxes	1,855	1,104	537	6	(4,831	)(1)	136	102	81
Net income	1,233	751	537	6	6,893		2,150	1,829	1,456
Basic net income per share	$0.07	$0.04	$0.03	$0.00	$0.40		$0.13	$0.11	$0.09
Diluted net income per share	$0.07	$0.04	$0.03	$0.00	$0.38		$0.12	$0.10	$0.08

(1)	Provision for (benefit from) income taxes in the fourth quarter of 2005 includes a non-recurring benefit from income taxes of $5.1 million primarily related to a reversal in our valuation allowance for deferred tax assets.

12. SUBSEQUENT EVENT (UNAUDITED)

On February 11, 2007, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”), with Cytyc Corporation, a Delaware corporation (“Cytyc”) and Augusta Medical Corporation, a Delaware corporation and a direct wholly-owned subsidiary of Cytyc (“Purchaser”), under which Purchaser will acquire all of the shares of the Company’s common stock for a purchase price of $24.00 per share, net to the holders thereof, in cash. Pursuant to the Merger Agreement, and upon the terms and subject to the conditions thereof, Purchaser will commence a tender offer to acquire all the outstanding Shares as promptly as practicable (and in any event within 10 business days). The purchase price is expected to be approximately $450 million, which will be paid by Cytyc at closing in cash. The acquisition is subject to satisfying a number of closing conditions, including shareholder and regulatory approvals, and is expected to close before the end of March 2007.

B-F-89

ANNEX C

PERSONAL AND CONFIDENTIAL

May 20, 2007

Board of Directors

Hologic, Inc.

35 Crosby Drive

Bedford, MA 01730

Ladies and Gentlemen:

You have requested our opinion as to the fairness from a financial point of view to Hologic, Inc. (the “Company”) of the Consideration (as defined below) in the aggregate to be paid by the Company in respect of each share of the common stock, par value $0.01 per share (the “Cytyc Common Stock”), of Cytyc Corporation (“Cytyc”) pursuant to the Agreement and Plan of Merger, dated as of May 20, 2007 (the “Agreement”), among the Company, Nor’easter Corp., a wholly owned subsidiary of the Company (“Merger Sub”), and Cytyc. Pursuant to the Agreement, Cytyc will be merged with and into Merger Sub (the “Merger”) and each outstanding share of Cytyc Common Stock will be converted into $16.50 in cash (the “Cash Consideration”) and 0.520 of a share of common stock, par value $0.01 per share (the “Company Common Stock”), of the Company (the “Stock Consideration”). The Stock Consideration, together with the Cash Consideration, is hereinafter referred to as the “Consideration”.

Goldman, Sachs & Co. and its affiliates, as part of their investment banking business, are continually engaged in performing financial analyses with respect to businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and other transactions as well as for estate, corporate and other purposes. We have acted as financial advisor to the Company in connection with, and have participated in certain of the negotiations leading to, the transaction contemplated by the Agreement (the “Transaction”). We expect to receive fees for our services in connection with the Transaction, all of which are contingent upon consummation of the Transaction, and the Company has agreed to reimburse our expenses and indemnify us against certain liabilities arising out of our engagement. We provided certain investment banking services to the Company and Cytyc from time to time, for which we have received, and may receive, compensation. We also may provide investment banking services to the Company in the future for which we may receive compensation.

Goldman, Sachs & Co. is a full service securities firm engaged, either directly or through its affiliates, in securities trading, investment management, financial planning and benefits counseling, risk management, hedging, financing and brokerage activities for both companies and individuals. In the ordinary course of these activities, Goldman, Sachs & Co. and its affiliates may provide such services to the Company, Cytyc and their respective affiliates, may actively trade the debt and equity securities (or related derivative securities) of the Company and Cytyc for their own account and for the accounts of their customers and may at any time hold long and short positions of such securities.

In connection with this opinion, we have reviewed, among other things, the Agreement, annual reports to stockholders and Annual Reports on Form 10-K of the Company and Cytyc for the five fiscal years ended on the Saturday closest to September 30, 2006 for the Company, and December 31, 2006 for Cytyc; certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company and Cytyc; certain other communications from the Company and Cytyc to their respective stockholders; certain internal financial analyses and forecasts for Cytyc prepared by its management, as reviewed by the management of the Company, certain internal financial analyses and forecasts for the Company prepared by its management and certain internal pro forma analyses and forecasts for the Company and Cytyc prepared by the management of the Company (the “Forecasts”), including certain cost savings and operating synergies projected by the managements of the

C-1

Board of Directors

Hologic, Inc.

May 20, 2007

Company and Cytyc to result from the Transaction (the “Synergies”). We also have held discussions with members of the senior managements of the Company and Cytyc regarding their assessment of the strategic rationale for, and the potential benefits of, the Transaction and the past and current business operations, financial condition and future prospects of the Company and Cytyc. In addition, we have reviewed the reported price and trading activity for the shares of Company Common Stock and the shares of Cytyc Common Stock, compared certain financial and stock market information for Cytyc and the Company with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the medical device and diagnostics industry specifically and in other industries generally and performed such other studies and analyses, and considered such other factors, as we considered appropriate.

For purpose of rendering this opinion, we have relied upon and assumed, without assuming any responsibility for independent verifications, the accuracy and completeness of all of the financial, accounting, legal, tax and other information discussed with or reviewed by us and have assumed such accuracy and completeness for purposes of rendering this opinion. In that regard, we have assumed with your consent that the Forecasts, including Synergies, have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the Company and Cytyc. In addition, we have not made an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or off-balance-sheet assets and liabilities) of the Company or Cytyc or any of their respective subsidiaries and we have not been furnished with any such evaluation or appraisal. We also have assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the Company or Cytyc or on the expected benefits of the Transaction in any way meaningful to our analysis.

Our opinion does not address the underlying business decision of the Company to engage in the Transaction, nor are we expressing any opinion as to the prices at which shares of Company Common Stock will trade at any time. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the Transaction, and such opinion does not constitute a recommendation as to how any holder of Company Common Stock should vote with respect to such Transaction.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Consideration in the aggregate to be paid by the Company in respect of each share of Cytyc Common Stock pursuant to the Agreement is fair from a financial point of view to the Company.

Very truly yours,

/s/ Goldman, Sachs & Co.
(GOLDMAN, SACHS & CO.)

C-2

Annex D

May 20, 2007

Board of Directors

Hologic, Inc.

35 Crosby Drive

Bedford, Massachusetts 01730

Members of the Board of Directors:

We understand that Hologic, Inc. (the “Company”), Nor’easter Corp., a wholly-owned subsidiary of the Company (“Merger Sub”), and Cytyc Corporation (“Cytyc”) propose to enter into an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which Cytyc will merge with and into the Merger Sub (the “Merger”) in a transaction in which each outstanding share of common stock, par value $0.01 per share, of Cytyc, other than shares of Cytyc common stock held in the treasury of Cytyc or owned by the Company or a subsidiary of the Company, all of which shares will be canceled, or as to which dissenters rights have been properly exercised, will be converted into the right to receive (a) $16.50 in cash, without interest (the “Cash Merger Consideration”), and (b) 0.52 shares of the common stock, par value $0.01 per share, of the Company (the “Stock Merger Consideration,” and together with the Cash Merger Consideration and cash in lieu of fractional shares of Company common stock as described in the Merger Agreement, the “Merger Consideration”). The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

You have asked for our opinion as to whether the Merger Consideration to be paid by the Company pursuant to the Merger Agreement is fair, from a financial point of view, to the Company.

In arriving at our opinion, we have, among other things:

(i)	reviewed a draft of the Merger Agreement, dated May 19, 2007;

(ii)	reviewed certain publicly available financial and other information about the Company and Cytyc;

(iii)	reviewed certain information furnished to us by the Company’s management, including financial forecasts and analyses, relating to the business, operations and prospects of the Company;

(iv)	reviewed certain information furnished to us by Cytyc’s management, including financial forecasts and analyses, relating to the business, operations and prospects of Cytyc;

(v)	held discussions with members of senior management of the Company concerning the matters described in clauses (ii), (iii) and (iv) above;

(vi)	held discussions with members of senior management of Cytyc concerning the matters described in clause (ii) and (iv) above;

(vii)	reviewed certain publicly available information, including share trading price history and valuation multiples, of certain publicly traded companies that we deemed comparable to Cytyc;

The Board of Directors of Hologic, Inc.

(viii)	compared the proposed financial terms of the Merger with the financial terms of certain other transactions that we deemed relevant; and

(ix)	conducted such other financial studies, analyses and investigations as we deemed appropriate.

In our review and analysis and in rendering this opinion, we have assumed and relied upon, but have not assumed any responsibility to independently investigate or verify, the accuracy and completeness of all financial and other information that was supplied or otherwise made available by the Company or Cytyc or that was publicly available to us (including, without limitation, the information described above), or that was otherwise reviewed by us. In our review, we did not obtain any independent evaluation or appraisal of any of the assets or liabilities of, nor did we conduct a physical inspection of any of the properties or facilities of, the Company or Cytyc, nor have we been furnished with any such evaluations or appraisals of such physical inspections, nor do we assume any responsibility to obtain any such evaluations or appraisals.

With respect to the financial forecasts provided to and examined by us, we note that projecting future results of any company is inherently subject to uncertainty. The Company and Cytyc have informed us, however, and we have assumed, that such financial forecasts were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of the Company and Cytyc as to the future financial performance of the Company and Cytyc, respectively. We express no opinion as to such financial forecasts or the assumptions on which they are made.

Our opinion is based on economic, monetary, regulatory, market and other conditions existing and which can be evaluated as of the date hereof. We expressly disclaim any undertaking or obligation to advise any person of any change in any fact or matter affecting our opinion of which we become aware after the date hereof.

We have made no independent investigation of any legal or accounting matters affecting the Company or Cytyc, and we have assumed the correctness in all respects material to our analysis of all legal and accounting advice given to the Company and its Board of Directors, including, without limitation, advice as to the legal, accounting and tax consequences of the terms of, and transactions contemplated by, the Merger Agreement to the Company and its stockholders. In addition, in preparing this opinion, we have not taken into account any tax consequences of the transaction to the Company. We have assumed that the final form of the Merger Agreement will be substantially similar to the last draft reviewed by us. We have also assumed that in the course of obtaining the necessary regulatory or third party approvals, consents and releases for the Merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on the Company, Cytyc or the contemplated benefits of the Merger.

It is understood that our opinion is for the use and benefit of the Board of Directors of the Company in its consideration of the Merger, and our opinion does not address the relative merits of the transactions contemplated by the Merger Agreement as compared to any alternative transaction or opportunity that might be available to the Company, nor does it address the underlying business decision by the Company to engage in the Merger or the terms of the Merger Agreement or the documents referred to therein. Our opinion does not constitute a recommendation as to how any holder of shares of Company common stock should vote on the Merger or any matter related thereto. In addition, you have not asked us to address, and this opinion does not address, the fairness to, or any other consideration of, the holders of any class of securities, creditors or other constituencies of the Company.

We express no opinion as to the price at which shares of Company common stock will trade at any time.

The Board of Directors of Hologic, Inc.

We have been engaged by the Company to deliver this opinion and will receive a fee for our services that is payable upon delivery of this opinion. We also will be reimbursed for expenses incurred. The Company has agreed to indemnify us against liabilities arising out of or in connection with the services rendered and to be rendered by us under such engagement. We maintain a market in the securities of the Company, and in the ordinary course of our business, we and our affiliates may trade or hold securities of the Company and its affiliates for our own account and for the accounts of our customers and, accordingly, may at any time hold long or short positions in those securities. In addition, we may seek to, in the future, provide financial advisory and financing services to the Company or entities that are affiliated with the Company, for which we would expect to receive compensation.

Except as otherwise expressly provided in our engagement letter with the Company, our opinion may not be used or referred to by the Company, or quoted or disclosed to any person in any matter, without our prior written consent; provided, however, that this opinion may be included in its entirety in any document to be distributed to the holders of Company common stock in connection with the Merger.

Based upon and subject to the foregoing, we are of the opinion that, as of the date hereof, the Merger Consideration to be paid by the Company pursuant to the Merger Agreement is fair, from a financial point of view, to the Company.

Very truly yours,

JEFFERIES & COMPANY, INC.

ANNEX E

May 20, 2007

Mr. Patrick J. Sullivan

Chairman and Chief Executive Officer

Cytyc Corporation

250 Campus Drive

Marlborough, MA 01752

Members of the Board

We understand that Cytyc Corporation (“Cytyc” or the “Company”), Hologic, Inc. (“Hologic”) and Nor’easter Corp., a wholly owned subsidiary of Hologic (“Merger Sub”) propose to enter into an Agreement and Plan of Merger, in the form dated May 20, 2007 (the “Merger Agreement”), which provides, among other things, for the merger (the “Merger”) of Cytyc with and into Merger Sub at which time the separate existence of Cytyc shall cease and Merger Sub shall be a wholly owned subsidiary of Hologic. Each outstanding share of common stock, par value $0.01 per share of Cytyc (the “Cytyc Common Stock”), other than shares held in treasury or held by Hologic, any Subsidiary (as defined in the Merger Agreement) of Hologic or Merger Sub, or dissenting shares as defined in the Merger Agreement will be converted into the right to receive (i) 0.52 shares of Hologic Stock (as defined in the Merger Agreement) plus (ii) $16.50 in cash. The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

You have asked for our opinion as to whether the consideration to be received by the holders of shares of Cytyc Common Stock pursuant to the Merger Agreement is fair from a financial point of view to such holders.

For purposes of the opinion set forth herein, we have:

i)	reviewed certain publicly available financial statements and other business and financial information of the Company and Hologic;

ii)	reviewed certain internal financial statements and other financial and operating data concerning the Company and Hologic, respectively;

iii)	reviewed certain financial projections prepared by the managements of the Company and Hologic, respectively;

iv)	discussed the past and current operations and financial condition and the prospects of the Company and Hologic, including information relating to certain strategic, financial and operational benefits anticipated from the Merger, with senior executives of the Company and Hologic, respectively;

v)	reviewed the reported prices and trading activity for the Cytyc Common Stock and the Hologic Common Stock;

vi)	reviewed the pro forma impact of the Merger on Hologic’s earnings per share, cash flow, consolidated capitalization and financial ratios;

vii)	compared the financial performance of the Company and Hologic and the prices and trading activity of the Cytyc Common Stock and Hologic Common Stock with that of certain other comparable publicly-traded companies and their securities, respectively;

viii)	reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

ix)	participated in discussions and negotiations among representatives of the Company and Hologic and certain other parties and their financial and legal advisors;

x)	reviewed the Merger Agreement and certain related documents; and,

xi)	performed such other analyses and considered such other factors as we have deemed appropriate.

E-1

We have assumed and relied upon without independent verification the accuracy and completeness of the information reviewed by us for the purposes of this opinion. With respect to the financial projections, including information relating to certain strategic, financial and operational benefits anticipated from the Merger, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of the Company and Hologic. In addition, we have assumed that the Merger will be consummated in accordance with the terms set forth in the Merger Agreement without any waiver, amendment or delay of any terms or conditions, including, among other things, that the Merger will be treated as a tax-free reorganization and/or exchange, each pursuant to the Internal Revenue Code of 1986, as amended. We have relied upon, without independent verification, the assessment by the managements of the Company and Hologic of: (i) the strategic, financial and other benefits expected to result from the Merger; (ii) the timing and risks associated with the integration of the Company and Hologic; (iii) their ability to retain key employees of the Company and Hologic, respectively and (iv) the validity of, and risks associated with, the Company and Hologic’s existing and future technologies, intellectual property, products, services and business models. We are not legal, tax or regulatory advisors. We are financial advisors only and have relied upon, without independent verification, the assessment of Hologic and the Company and their legal, tax or regulatory advisors with respect to such matters. We have not made any independent valuation or appraisal of the assets or liabilities of the Company, nor have we been furnished with any such appraisals. Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of the date hereof. Events occurring after the date hereof may affect this opinion and the assumptions used in preparing it, and we do not assume any obligation to update, revise or reaffirm this opinion.

In arriving at our opinion, we were not authorized to solicit, and did not solicit, interest from any party with respect to the acquisition, business combination or other extraordinary transaction, involving the Company or any of its assets, nor did we negotiate with any party other than Hologic.

We have acted as financial advisor to the Board of Directors of the Company in connection with this transaction and will receive a fee for our services, which is contingent upon the closing of the Merger. In the past, Morgan Stanley & Co. Incorporated and its affiliates have provided financial advisory and financing services for the Company and have received fees for the rendering of these services. Morgan Stanley may also seek to provide such services to Hologic and the Company in the future and will receive fees for the rendering of these services. In the ordinary course of our trading, brokerage, investment management and financing activities, Morgan Stanley or its affiliates may at any time hold long or short positions, and may trade or otherwise effect transactions, for our own account or the accounts of customers, in debt or equity securities or senior loans of Hologic, the Company or any other company or any currency or commodity that may be involved in this transaction.

It is understood that this letter is for the information of the Board of Directors of the Company and may not be used for any other purpose without our prior written consent, except that a copy of this opinion may be included in its entirety in any filing the Company is required to make with the Securities and Exchange Commission in connection with this transaction if such inclusion is required by applicable law. In addition, this opinion does not in any manner address the prices at which the Hologic Stock will trade following consummation of the Merger and Morgan Stanley expresses no opinion or recommendation as to how the shareholders of the Company and Hologic should vote at the shareholders’ meetings to be held in connection with the Merger.

Based on and subject to the foregoing, we are of the opinion on the date hereof that the consideration to be received by the holders of shares of the Cytyc Common Stock pursuant to the Merger Agreement is fair from a financial point of view to such holders.

Very truly yours,

MORGAN STANLEY & CO. INCORPORATED

By:	/s/ MICHAEL BOUBLIK
Michael Boublik Managing Director

E-2

ANNEX F

May 20, 2007

The Board of Directors

Cytyc Corporation

250 Campus Drive

Marlborough, MA 01752

Members of the Board of Directors:

You have requested our opinion as to the fairness, from a financial point of view, to the holders of common stock, par value $0.01 per share (the “Company Common Stock”), of Cytyc Corporation (the “Company”) of the consideration to be received by such holders in the proposed merger (the “Merger”) of the Company with a wholly-owned subsidiary of Hologic, Inc. (the “Merger Partner”). Pursuant to the Agreement and Plan of Merger, dated as of May 20, 2007 (the “Agreement”), among the Company, the Merger Partner and Nor’easter Corp. (“Merger Subsidiary”), the Company will become a wholly-owned subsidiary of the Merger Partner, and each outstanding share of Company Common Stock, other than shares of Company Common Stock held in treasury or owned by the Merger Partner and its subsidiaries, will be converted into the right to receive consideration equal to 0.52 shares (the “Stock Consideration”) of the Merger Partner’s common stock, par value $0.01 per share (the “Merger Partner Common Stock”) and $16.50 per share in cash, without interest, (the “Cash Consideration”, and, together with the Stock Consideration, the “Consideration”).

In arriving at our opinion, we have (i) reviewed the Agreement; (ii) reviewed certain publicly available business and financial information concerning the Company and the Merger Partner and the industries in which they operate; (iii) compared the proposed financial terms of the Merger with the publicly available financial terms of certain transactions involving companies we deemed relevant and the consideration received for such companies; (iv) compared the financial and operating performance of the Company and the Merger Partner with publicly available information concerning certain other companies we deemed relevant and reviewed the current and historical’ market prices of the Company Common Stock and the Merger Partner Common Stock and certain publicly traded securities of such other companies; (v) reviewed certain internal financial analyses and forecasts prepared by the management of the Merger Partner relating to the business of the Merger Partner; (vi) reviewed certain internal financial analyses and forecasts prepared by the management of the Company relating to the businesses of the Company and the Merger Partner, as well as the estimated amount and timing of the cost savings and related expenses and synergies expected to result from the Merger (the “Synergies”); and (vii) performed such other financial studies and analyses and considered such other information as we deemed appropriate for the purposes of this opinion.

In addition, we have held discussions with certain members of the management of the Company and the Merger Partner with respect to certain aspects of the Merger, and the past and current business operations of the Company and the Merger Partner, the financial condition and future prospects and operations of the Company and the Merger Partner, the effects of the Merger on the financial condition and future prospects of the Company and the Merger Partner, and certain other matters we believed necessary or appropriate to our inquiry.

In giving our opinion, we have relied upon and assumed, without assuming responsibility or liability for independent verification, he accuracy and completeness of all information that was publicly available or was furnished to or discussed with us by the Company and the Merger Partner or otherwise reviewed by or for us. We have not conducted or been provided with any valuation or appraisal of any assets or liabilities, nor have we evaluated the solvency of the Company or the Merger Partner under any state or federal laws relating to bankruptcy, insolvency or similar matters. In relying on financial analyses and forecasts provided to us, including the Synergies, we have assumed that they have been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management of the Company as to the expected future

F-1

results of operations and financial condition of the Company and the Merger Partner to which such analyses or forecasts relate. We express no view as to such analyses or forecasts (including the Synergies) or the assumptions on which they were based. We have also assumed that the Merger will qualify as a tax-free reorganization for United States federal income tax purposes, and that the other transactions contemplated by the Agreement will be consummated as described in the Agreement. We have also assumed that the representations and warranties made by the Company and the Merger Partner in the Agreement and the related agreements are and will be true and correct in all ways material to our analysis. We are not legal, regulatory or tax experts and have relied on the assessments made by advisors to the Company with respect to such issues. We have further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the Merger will be obtained without any adverse effect on the Company or the Merger Partner or on the contemplated benefits of the Merger.

Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise, or reaffirm this opinion. Our opinion is limited to the fairness, from a financial point of view, of the Consideration to be received by the holders of the Company Common Stock in the proposed Merger and we express no opinion as to the fairness of the Merger to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors or other constituencies of the Company or as to the underlying decision by the Company to engage in the Merger. We are expressing no opinion herein as to the price at which the Company Common Stock or the Merger Partner Common Stock will trade at any future time.

In addition, we were not requested to and did not provide advice concerning the structure, the specific amount of the Consideration, or any other aspects of the Merger, or to provide services other than the delivery of this opinion. We were not authorized to and did not solicit any expressions of interest from any other parties with respect to the sale of all or any part of the Company or any other alternative transaction. We also note that we did not participate in negotiations with respect to the terms of the Merger and related transactions.

We will receive a fee from the Company for the delivery of this opinion. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement. We and our affiliates have performed in the past, and may continue to perform, certain services for the Company, the Merger Partner and their respective affiliates, all for customary compensation, including our representation of the Company in its 2007 acquisition of Adeza Biomedical Corporation and our representation of Merger Partner in connection with its 2006 acquisition of R2 Technology, Inc. In the ordinary course of our businesses, we and our affiliates may actively trade the debt and equity securities of the Company or the Merger Partner for our own account or for the accounts of customers and, accordingly, we may at any time hold long or short positions in such securities.

On the basis of and subject to the foregoing, it is our opinion as of the date hereof that the Consideration to be received by the holders of the Company Common Stock in the proposed Merger is fair, from a financial point of view, to such holders.

This letter is provided to the Board of Directors of the Company in connection with and for the purposes of its evaluation of the Merger. This opinion does not constitute a recommendation to any shareholder of the Company as to how such shareholder should vote with respect to the Merger or any other matter. This opinion may not be disclosed, referred to, or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written approval. This opinion may be reproduced in full in any proxy or information statement mailed to shareholders of the Company but may not otherwise be disclosed publicly in any manner without our prior written approval.

Very truly yours,

/s/ J.P. MORGAN SECURITIES INC.

F-2

ANNEX G

CHAPTER 1. DELAWARE GENERAL CORPORATION LAW

Subchapter IX. Merger, Consolidation or Conversion

§ 262. Appraisal rights.

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

ANNEX H

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

Hologic, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

FIRST: That at a meeting of the Board of Directors of Hologic, Inc. held on May 19, 2007, resolutions were duly adopted setting forth a proposed amendment to the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

RESOLVED: That it is advisable and in the best interests of the corporation to amend the Certificate of Incorporation of the corporation so that the first paragraph of Article Fourth shall read in its entirety as follows:

(a) The total number of shares of all classes of stock which the Corporation shall have authority to issue is (i) 300,000,000 shares of Common Stock, $.01 par value per share (“Common Stock”), and (ii) 1,622,685 shares of Preferred Stock, $.01 par value per share (“Preferred Stock”), of which 30,000 shares have been designated Series A Junior Participating Preferred Stock (“Series A Preferred Stock”).

SECOND: That thereafter, pursuant to resolution of its Board of Directors, a special meeting of the stockholders of said corporation was duly called and held, on June 25, 2007, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said Hologic, Inc. has caused this Certificate to be signed by Glenn P. Muir, its Executive Vice President, this              day of                 , 2007.

HOLOGIC, INC.

By:
Name: Glenn P. Muir Title: Executive Vice President

H-1

ANNEX I

SECOND AMENDED AND RESTATED BY-LAWS

of

HOLOGIC, INC.

A Delaware Corporation

Adopted: January 18, 1990

As amended and restated on: March 1, 2004

As amended on June 20, 2007

As amended and restated on:                     , 2007

Assistant Secretary

AMENDED AND RESTATED BY-LAWS

i

ii

SECOND AMENDED AND RESTATED BY-LAWS

OF

HOLOGIC, INC.

(A Delaware Corporation)

Article I.

Stockholders

Section 1.1 Annual Meeting. The annual meeting of the stockholders of the corporation shall be held on such date as shall be fixed by the board of directors, at such time and place within or without the State of Delaware as may be designated in the notice of meeting. The Board may, in its sole discretion, determine that the annual meeting of stockholders shall not be held at any place, but may instead be held solely by means of remote communication as authorized by the General Corporation Law of the State of Delaware (the “DGCL”). If the day fixed for the annual meeting shall fall on a legal holiday, the meeting shall be held on the next succeeding day not a legal holiday. If the annual meeting is omitted on the day herein provided, a special meeting may be held in place thereof, and any business transacted at such special meeting in lieu of annual meeting shall have the same effect as if transacted or held at the annual meeting.

Section 1.2 Special Meetings. Special meetings of the stockholders may be called at any time only by the president, chief executive officer or the board of directors. Special meetings of the stockholders shall be held at such time, date and place within or outside of the State of Delaware as may be designated in the notice of such meeting. The Board may, in its sole discretion, determine that a special meeting of stockholders shall not be held at any place, but may instead be held solely by means of remote communication as authorized by the DGCL.

Section 1.3 Notice of Meeting. A written notice stating the place, if any, date, and hour of each meeting of the stockholders, the means of remote communication, if any, by which stockholders and proxy holders may be deemed present in person and vote at such meeting, and, in the case of a special meeting, the purposes for which the meeting is called, shall be given to each stockholder entitled to vote at such meeting, and to each stockholder who, under the Certificate of Incorporation or these by-laws, is entitled to such notice, by delivering such notice to such person or leaving it at their residence or usual place of business, or by mailing it, postage prepaid, and addressed to such stockholder at his address as it appears upon the books of the corporation or by giving notice by electronic transmission as permitted by Section 8.10 of these by-laws, at least ten (10) days and not more than sixty (60) before the meeting. Such notice shall be given by the secretary, an assistant secretary, or any other officer or person designated either by the secretary or by the person or persons calling the meeting.

The requirement of notice to any stockholder may be waived (i) by a written waiver of notice, signed by the person entitled to notice, or a waiver by electronic transmission by the person entitled to notice, whether executed or transmitted before or after the meeting by the stockholder or his attorney thereunto duly authorized, and filed with the records of the meeting, (ii) if communication with such stockholder is unlawful, (iii) by attendance at the meeting without protesting prior thereto or at its commencement the lack of notice, or (iv) as otherwise excepted by law. A waiver of notice or electronic transmission of any regular or special meeting of the stockholders need not specify the business to be transacted or the purposes of the meeting unless so required by the Certificate of Incorporation or these by-laws.

If a meeting is adjourned to another time or place, notice need not be given of the adjourned meeting if the time and place, if any, thereof, and the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such adjourned meeting are announced at the meeting at which the adjournment is taken, except that if the adjournment is for more than thirty days, or if after the adjournment a new record date is fixed for the adjourned meeting, notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. At the adjourned meeting, the corporation may transact any business which might have been transacted at the original meeting.

Section 1.4 Notice of Stockholder Business and Nominations.

(A) Annual Meetings of Stockholders.

(1) Nominations of persons for election to the board of directors and the proposal of business to be considered by the stockholders may be made at an annual meeting of stockholders only (a) pursuant to the corporation’s notice of meeting (or any supplement thereto), (b) by or at the direction of the nominating and corporate governance committee of the board of directors or (c) by any stockholder of the corporation who was a stockholder of record of the corporation at the time the notice provided for in this Section 1.4 is delivered to the secretary of the corporation, who is entitled to vote at the meeting and who complies with the notice procedures set forth in this Section 1.4.

(2) For nominations or other business to be properly brought before an annual meeting of stockholders by a stockholder pursuant to clause (c) of paragraph (A)(1) of this Section 1.4, the stockholder must have given timely notice thereof in writing to the secretary of the corporation and any such proposed business other than the nominations of persons for election to the board of directors must constitute a proper matter for stockholder action. To be timely, a stockholder’s notice shall be delivered to the secretary at the principal executive offices of the corporation not later than the close of business on the ninetieth day nor earlier than the close of business on the one hundred twentieth day prior to the first anniversary of the preceding year’s annual meeting (provided, however, that in the event that the date of the annual meeting is more than thirty days before or more than seventy days after such anniversary date, notice by the stockholder must be so delivered not earlier than the close of business on the one hundred twentieth day prior to such annual meeting and not later than the close of business on the later of the ninetieth day prior to such annual meeting or the tenth day following the day on which public announcement of the date of such meeting is first made by the corporation). In no event shall the public announcement of an adjournment or postponement of an annual meeting of stockholders commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above. Such stockholder’s notice shall set forth: (a) as to each person whom the stockholder proposes to nominate for election as a director (i) all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to and in accordance with Regulation 14A under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and (ii) such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected; (b) as to any other business that the stockholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend the by-laws of the corporation, the language of the proposed amendment), the reasons for conducting such business at the meeting and any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made; and (c) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (i) the name and address of such stockholder, as they appear on the corporation’s books, and of such beneficial owner, (ii) the class and number of shares of capital stock of the corporation which are owned beneficially and of record by such stockholder and such beneficial owner, (iii) a representation that the stockholder is a holder of record of stock of the corporation entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such business or nomination, and (iv) a representation whether the stockholder or the beneficial owner, if any, intends or is part of a group which intends (a) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the corporation’s outstanding capital stock required to approve or adopt the proposal or elect the nominee and/or (b) otherwise to solicit proxies from stockholders in support of such proposal or nomination. The foregoing notice requirements of this Section 1.4 shall be deemed satisfied by a stockholder if the stockholder has notified the corporation of his or her intention to present a proposal or nomination at an annual meeting in compliance with applicable rules and regulations promulgated under the Exchange Act and such stockholder’s proposal or nomination has been included in a proxy statement that has been prepared by the corporation to solicit proxies for such annual meeting. The corporation may require any proposed nominee to furnish such other information as it may reasonably require to determine the eligibility of such proposed nominee to serve as a director of the corporation.

(B) Special Meetings of Stockholders. Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the corporation’s notice of meeting. Nominations of persons for election to the board of directors may be made at a special meeting of stockholders at which directors are to be elected pursuant to the corporation’s notice of meeting (1) by or at the direction of the board of directors or (2) provided that the board of directors has determined that directors shall be elected at such meeting, by any stockholder of the corporation who is a stockholder of record at the time the notice provided for in this Section 1.4 is delivered to the secretary of the corporation, who is entitled to vote at the meeting and upon such election and who complies with the notice procedures set forth in this Section 1.4. In the event the corporation calls a special meeting of stockholders for the purpose of electing one or more directors to the board of directors, any such stockholder entitled to vote in such election of directors may nominate a person or persons (as the case may be) for election to such position(s) as specified in the corporation’s notice of meeting, if the stockholder’s notice required by paragraph (A)(2) of this Section 1.4 shall be delivered to the secretary at the principal executive offices of the corporation not earlier than the close of business on the one hundred twentieth day prior to such special meeting and not later than the close of business on the later of the ninetieth day prior to such special meeting or the tenth day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the board of directors to be elected at such meeting. In no event shall the public announcement of an adjournment or postponement of a special meeting commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above.

(C) General.

(1) Only such persons who are nominated in accordance with the procedures set forth in this Section 1.4 shall be eligible to be elected at an annual or special meeting of stockholders of the corporation to serve as directors and only such business shall be conducted at a meeting of stockholders as shall have been brought before the meeting in accordance with the procedures set forth in this Section 1.4. Except as otherwise provided by law, the chairman of the meeting shall have the power and duty (a) to determine whether a nomination or any business proposed to be brought before the meeting was made or proposed, as the case may be, in accordance with the procedures set forth in this Section 1.4 (including whether the stockholder or beneficial owner, if any, on whose behalf the nomination or proposal is made solicited (or is part of a group which solicited) or did not so solicit, as the case may be, proxies in support of such stockholder’s nominee or proposal in compliance with such stockholder’s representation as required by clause (A)(2)(c)(iv) of this Section 1.4) and (b) if any proposed nomination or business was not made or proposed in compliance with this Section 1.4, to declare that such nomination shall be disregarded or that such proposed business shall not be transacted. Notwithstanding the foregoing provisions of this Section 1.4, unless otherwise required by law, if the stockholder (or a qualified representative of the stockholder) does not appear at the annual or special meeting of stockholders of the corporation to present a nomination or proposed business, such nomination shall be disregarded and such proposed business shall not be transacted, notwithstanding that proxies in respect of such vote may have been received by the corporation. For purposes of this Section 1.4, to be considered a qualified representative of the stockholder, a person must be authorized by a writing executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as proxy at the meeting of stockholders and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the meeting of stockholders.

(2) For purposes of this Section 1.4, “public announcement” shall include disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed by the corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act.

(3) Notwithstanding the foregoing provisions of this Section 1.4, a stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in this Section 1.4. Nothing in this Section 1.4 shall be deemed to affect any rights (a) of stockholders to request inclusion of proposals or nominations in the corporation’s proxy statement pursuant to applicable rules and regulations promulgated under the Exchange Act or (b) of the holders of any series of Preferred Stock to elect directors pursuant to any applicable provisions of the certificate of incorporation.

Section 1.5 Quorum. The holders of a majority in interest of all stock issued, outstanding and entitled to vote at a meeting shall constitute a quorum. Any meeting may be adjourned from time to time by a majority of the votes properly cast upon the question, whether or not a quorum is present.

Section 1.6 Voting and Proxies. Stockholders shall have one vote for each share of stock entitled to vote owned by them of record according to the books of the corporation, unless otherwise provided by law or by the Certificate of Incorporation. Stockholders may vote either in person or by proxy (whether in writing, by means of electronic transmission or such other means permitted under Delaware law), but no proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period. Proxies shall be filed with the secretary of the meeting, or of any adjournment thereof. Except as otherwise limited therein, proxies shall entitle the persons authorized thereby to vote at any adjournment of such meeting. A proxy purporting to be executed by or on behalf of a stockholder shall be deemed valid unless challenged at or prior to its exercise and the burden of proving invalidity shall rest on the challenger. A proxy with respect to stock held in the name of two or more persons shall be valid if executed by one of them unless at or prior to exercise of the proxy the corporation receives a specific written notice to the contrary from any one of them.

Section 1.7 Action at Meeting. When a quorum is present at any meeting, a plurality of the votes properly cast for election to any office shall elect to such office, and a majority of the votes properly cast upon any question other than election to an office shall decide such question, except where a larger vote is required by law, the Certificate of Incorporation or these by-laws. No ballot shall be required for any election unless requested by a stockholder present or represented at the meeting and entitled to vote in the election.

Section 1.8 Action Without Meeting. Any action required or permitted to be taken at any meeting of the stockholders may be taken without a meeting without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of the minimum number of votes necessary to authorize or take such action at a meeting at which shares entitled to vote thereon were present and voted and copies are delivered to the corporation in the manner prescribed by law.

Section 1.9 Voting of Shares of Certain Holders. Shares of stock of the corporation standing in the name of another corporation, domestic or foreign, may be voted by such officer, agent, or proxy as the by-laws of such corporation may prescribe, or, in the absence of such provision, as the board of directors of such corporation may determine.

Shares of stock of the corporation standing in the name of a deceased person, a minor ward or an incompetent person, may be voted by his administrator, executor, court-appointed guardian or conservator without a transfer of such shares into the name of such administrator, executor, court appointed guardian or conservator. Shares of capital stock of the corporation standing in the name of a trustee or fiduciary may be voted by such trustee or fiduciary.

Shares of stock of the corporation standing in the name of a receiver may be voted by such receiver, and shares held by or under the control of a receiver may be voted by such receiver without the transfer thereof into his name if authority so to do be contained in an appropriate order of the court by which such receiver was appointed.

A stockholder whose shares are pledged shall be entitled to vote such shares unless in the transfer by the pledgor on the books of the corporation he expressly empowered the pledgee to vote thereon, in which case only the pledgee or its proxy shall be entitled to vote the shares so transferred.

Shares of its own stock belonging to this corporation shall not be voted, directly or indirectly, at any meeting and shall not be counted in determining the total number of outstanding shares at any given time, but shares of its own stock held by the corporation in a fiduciary capacity may be voted and shall be counted in determining the total number of outstanding shares.

Section 1.10 Stockholder Lists. The secretary (or the corporation’s transfer agent or other person authorized by these by-laws or by law) shall prepare and make, at least ten days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting, arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. The corporation shall not be required to include electronic mail addresses or other electronic contact information on such list. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting for a period of at least ten days prior to the meeting, (i) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting or (ii) during ordinary business hours, at the corporation’s principal executive office. In the event that the corporation determines to make the list available on an electronic network, the corporation may take reasonable steps to ensure that such information is available only to stockholders of the corporation. If the meeting is to be held at a place, then the list shall be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present. If the meeting is to be held solely by means of remote communication, then the list shall also be open to the examination of any stockholder during the whole time of the meeting on a reasonably accessible network, and the information required to access such list shall be provided with the notice of the meeting.

Article II.

Board of Directors

Section 2.1 Powers. Except as reserved to the stockholders by law or by the Certificate of Incorporation, the business of the corporation shall be managed under the direction of the board of directors, who shall have and may exercise all of the powers of the corporation. In particular, and without limiting the foregoing, the board of directors shall have the power to issue or reserve for issuance from time to time the whole or any part of the capital stock of the corporation which may be authorized from time to time to such person, for such consideration and upon such terms and conditions as they shall determine, including the granting of options, warrants or conversion or other rights to stock.

Section 2.2 Number of Directors; Qualifications. The board of directors shall consist of such number of directors (which shall not be less than three) as shall be fixed initially by the incorporator(s) and thereafter by the board of directors before each annual meeting of the stockholders. No director need be a stockholder.

Section 2.3 [Reserved]

Section 2.4 Election of Directors. The initial board of directors shall be designated in the certificate of incorporation, or if not so designated, elected by the incorporator(s) at the first meeting thereof. Thereafter, directors shall be elected by the stockholders at their annual meeting or at any special meeting the notice of which specifies the election of directors as an item of business for such meeting.

Section 2.5 Vacancies. Except as otherwise provided in Section 2.16 hereof, in the case of any vacancy in the board of directors from death, resignation, disqualification or other cause, including a vacancy resulting from enlargement of the board, the appointment or election of a director to fill such vacancy shall be only by vote of a majority of the directors then in office, whether or not constituting a quorum. The director thus appointed or elected shall hold office until his successor is chosen and qualified or his earlier resignation or removal.

Section 2.6 Change in Size of the Board. Subject to Section 2.16 hereof, the number of the board of directors may be changed by vote of a majority of the directors then in office or by the stockholders by vote of eighty percent (80%) of the shares of voting stock outstanding.

Section 2.7 Tenure and Resignation. Except as otherwise provided by law, by the Certificate of Incorporation or by these by-laws, directors shall hold office until the next annual meeting of stockholders and thereafter until their successors are chosen and qualified. Any director may resign by delivering or mailing postage prepaid a written resignation to the corporation at its principal office or to the chairman of the board, if any, president, secretary or assistant secretary, if any. Such resignation shall be effective upon receipt unless it is specified to be effective at some other time or upon the happening of some other event.

Section 2.8 Removal. A director may be removed from office only for cause by vote of the holders of eighty percent (80%) of the voting stock then outstanding.

Section 2.9 Meetings. Regular meetings of the board of directors may be held without call or notice at such times and such places within or without the State of Delaware as the Board may, from time to time, determine, provided that notice of the first regular meeting following any such determination shall be given to directors absent from such determination. A regular meeting of the board of directors shall be held without notice immediately after, and at the same place as, the annual meeting of the stockholders or the special meeting of the stockholders held in place of such annual meeting, unless a quorum of the directors is not then present. Special meetings of the board of directors may be held at any time and at any place designated in the call of the meeting when called by the chairman of the board, the chief executive officer, the president, or a majority of the directors. Members of the board of directors or any committee elected thereby may participate in a meeting of such board or committee by means of a conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other at the same time, and participation by such means shall constitute presence in person at the meeting.

Section 2.10 Notice of Meeting. It shall be sufficient notice to a director to send or give notice (i) by mail at least seventy-two (72) hours before the meeting addressed to such person at his usual or last known business or residence address or (ii) in person, by telephone, facsimile or electronic transmission to the extent provided in Section 2.10 of these by-laws, at least twenty-four (24) hours before the meeting. Notice shall be given by the secretary, or in his absence or unavailability, may be given by any of an assistant secretary, if any, or by the officer or directors calling the meeting. The requirement of notice to any director may be waived by a written waiver of notice signed by the person entitled to notice or a waiver by electronic transmission by the person entitled to notice, executed or transmitted by such person before or after the meeting or meetings, and filed with the records of the meeting, or by attendance at the meeting without protesting prior thereto or at its commencement the lack of notice. A notice or waiver of notice or any waiver of electronic transmission of a directors’ meeting need not specify the purposes of the meeting.

Section 2.11 Agenda. Any lawful business may be transacted at a meeting of the board of directors, notwithstanding the fact that the nature of the business may not have been specified in the notice or waiver of notice of the meeting.

Section 2.12 Quorum. At any meeting of the board of directors, a majority of the directors then in office shall constitute a quorum for the transaction of business. Any meeting may be adjourned by a majority of the votes cast upon the question, whether or not a quorum is present, and the meeting may be held as adjourned without further notice.

Section 2.13 Action at Meeting. Any motion adopted by vote of the majority of the directors present at a meeting at which a quorum is present shall be the act of the board of directors, except where a different vote is required by law, by the Certificate of Incorporation or by these by-laws.

Section 2.14 Action Without Meeting. Any action required or permitted to be taken at any meeting of the Board, or any committee thereof, may be taken without a meeting if all of the members of the Board or committee, as the case may be, consent to the action in writing or by electronic transmission and the writing(s) or electronic transmission(s) are filed with the minutes of proceedings of the Board or committee. Such filing shall be in paper form if the minutes are in paper form and shall be in electronic form if the minutes are maintained in electronic form. Such consent shall be treated for all purposes as a vote of the Board or committee, as the case may be, at a meeting.

Section 2.15 Committees. The board of directors may, by the affirmative vote of a majority of the directors then in office, appoint an executive committee or other committees consisting of one or more directors and may by vote delegate to any such committee some or all of their powers except those which by law, the Certificate of Incorporation or these by-laws they may not delegate. In addition to other committees that the board of directors may designate from time to time, the board of directors shall designate a compensation committee, an audit committee and a nominating and corporate governance committee. In the absence or disqualification of a member of a committee, the members of the committee present and not disqualified, whether or not they constitute a quorum, may by unanimous vote appoint another member of the board of directors to act at the meeting in place of the absence or disqualified member. A committee may create one or more subcommittees, each subcommittee to consist of one or more members of the committee, and delegate to such subcommittee any or all of the powers of the committee. Unless the board of directors shall otherwise provide, any such committee may make rules for the conduct of its business, but unless otherwise provided by the board of directors or such rules, its meetings shall be called, notice given or waived, its business conducted or its action taken as nearly as may be in the same manner as is provided in these by-laws with respect to meetings or for the conduct of business or the taking of actions by the board of directors. The board of directors shall have power at any time to fill vacancies in, change the membership of, or discharge any such committee at any time. The board of directors shall have power to rescind any action of any committee, but no such rescission shall have retroactive effect.

Section 2.16 Continuing Directors. As of the Effective Time (as defined in the Agreement and Plan of Merger, dated May 20, 2007, by and among the corporation, Nor’easter Corp. and Cytyc Corporation (“Cytyc”)), as the same may be amended from time to time (the “Merger Agreement”), the directors of Hologic shall consist of (i) six (6) Continuing Hologic Directors, consisting of four (4) persons designated by the Continuing Hologic Directors, each of whom shall be “independent” (as defined in the rules and regulations governing the requirements of companies listing on the NASDAQ Global Select Market) and two persons who are not independent, and (ii) five (5) Continuing Cytyc Directors, consisting of three (3) persons designated by the Continuing Cytyc Directors, each of whom shall be independent (as defined in the rules and regulations governing the requirements of companies listing on the NASDAQ Global Select Market) and two persons who are not independent. From the Effective Time until immediately prior to the annual meeting of stockholders to be held in 2009 (the “2009 Annual Meeting”): (i) all vacancies on the board of directors created by the cessation of service of a Continuing Hologic Director who is an independent director shall be filled by a nominee proposed to the nominating and corporate governance committee of the board of directors by a majority of the remaining Continuing Hologic Directors; (ii) all vacancies on the board of directors created by the cessation of service of a Continuing Cytyc Director who is an independent director shall be filled by a nominee proposed to the nominating and corporate governance committee of the board of directors by a majority of the remaining Continuing Cytyc Directors, and (iii) all remaining vacancies on the board of directors created by the cessation of service of any other Continuing Hologic Director or Continuing Cytyc Director shall be filled by a nominee proposed and selected by the nominating and corporate governance committee of the board of directors. The terms “Continuing Hologic Directors” and “Continuing Cytyc Directors” shall for purposes of this Section 2.16 mean, respectively, the directors of Hologic or Cytyc, as the case may be, as of the Effective Time who were selected to be directors of Hologic as of the Effective Time by Hologic or Cytyc, as the case may be, prior to the Effective Time, and any additional directors of Hologic who take office after the Effective Time who are nominated, or proposed to the nominating and corporate governance committee of the board of directors, by a majority of the Continuing Hologic Directors or the Continuing Cytyc Directors, as the case may be under clauses (i) and (ii) above. Any Continuing Hologic Director or Continuing Cytyc Director who is then serving as a Hologic director shall be nominated by the nominating and corporate governance committee of the board of directors of Hologic for election as a Hologic Director at Hologic’s annual meeting of stockholders to be held in 2008, subject to the fiduciary duties of the members of the nominating and corporate governance committee. For the 2009 Annual Meeting and thereafter, the corporation’s nominations for persons to serve on the board of directors shall be determined by the nominating and corporate governance committee of the board of directors. Prior to the 2009 Annual Meeting, any amendment of or change to Section 2.16 of these by-laws shall require the affirmative vote of at least 75% of the full board of directors.

Article III.

Officers

Section 3.1 Enumeration. The officers shall consist of a president, a treasurer, a secretary and such other officers and agents (including a chairman of the board, a chief executive officer, one or more vice-presidents, assistant treasurers and assistant secretaries), as the board of directors may, in their discretion, determine.

Section 3.2 Election. The president, treasurer and secretary shall be elected annually by the directors at their first meeting following the annual meeting of the stockholders or any special meeting held in lieu of the annual meeting. Other officers may be chosen by the directors at such meeting or at any other meeting.

Section 3.3 Qualification. An officer may, but need not, be a director or stockholder. Any two or more offices may be held by the same person. Any officer may be required by the directors to give bond for the faithful performance of his duties to the corporation in such amount and with such sureties as the directors may determine. The premiums for such bonds may be paid by the corporation.

Section 3.4 Tenure. Except as otherwise provided by the Certificate of Incorporation or these by-laws, the term of office of each officer shall be for one year or until his successor is elected and qualified or until his earlier resignation or removal.

Section 3.5 Removal. Any officer may be removed from office, with or without cause, by the affirmative vote of a majority of the directors then in office; provided, however, that an officer may be removed for cause only after reasonable notice and opportunity to be heard by the board of directors prior to action thereon.

Section 3.6 Resignation. Any officer may resign by delivering or mailing postage prepaid a written resignation to the corporation at its principal office or to the president, secretary, or assistant secretary, if any, and such resignation shall be effective upon receipt unless it is specified to be effective at some other time or upon the happening of some event.

Section 3.7 Vacancies. A vacancy in any office arising from any cause may be filled for the unexpired portion of the term by the board of directors.

Section 3.8 Chairman of the Board. The board of directors may appoint a chairman of the board. If the board of directors appoints a chairman of the board, he shall perform such duties and possess such powers as are assigned to him by the board of directors.

Section 3.9 Chief Executive Officer. The board of directors may appoint a chief executive officer, who may be a person other than the chairman of the board or the president. Unless a chairman of the board is so designated or except as otherwise voted by the board of directors, the chief executive officer shall preside at all meetings of the stockholders and of the board of directors at which present. The chief executive officer shall have such duties and powers as are commonly incident to the office and such duties and powers as the board of directors shall from time to time designate.

Section 3.10 President. The president shall be the chief executive officer of the corporation, unless another person is so designated. The president shall have such duties and powers as are commonly incident to the office and such duties and powers as the board of directors shall from time to time designate.

Section 3.11 Vice-President(s). The vice-president(s), if any, shall have such powers and perform such duties as the board of directors may from time to time determine.

Section 3.12 Treasurer and Assistant Treasurers. The treasurer, subject to the direction and under the supervision and control of the board of directors, shall have general charge of the financial affairs of the corporation. The treasurer shall have custody of all funds, securities and valuable papers of the corporation, except as the board of directors may otherwise provide. The treasurer shall keep or cause to be kept full and accurate records of account which shall be the property of the corporation, and which shall be always open to the inspection of each elected officer and director of the corporation. The treasurer shall deposit or cause to be deposited all funds of the corporation in such depository or depositories as may be authorized by the board of directors. The treasurer shall have the power to endorse for deposit or collection all notes, checks, drafts, and other negotiable instruments payable to the corporation. The treasurer shall perform such other duties as are incidental to the office, and such other duties as may be assigned by the board of directors.

Assistant treasurers, if any, shall have such powers and perform such duties as the board of directors may from time to time determine.

Section 3.13 Secretary and Assistant Secretaries. The secretary shall record, or cause to be recorded, all proceedings of the meetings of the stockholders and directors (including committees thereof) in the book of records of this corporation. The record books shall be open at reasonable times to the inspection of any stockholder, director, or officer. The secretary shall notify the stockholders and directors, when required by law or by these by-laws, of their respective meetings, and shall perform such other duties as the directors and stockholders may from time to time prescribe. The secretary shall have the custody and charge of the corporate seal, and shall affix the seal of the corporation to all instruments requiring such seal, and shall certify under the corporate seal the proceedings of the directors and of the stockholders, when required. In the absence of the secretary at any such meeting, a temporary secretary shall be chosen who shall record the proceedings of the meeting in the aforesaid books.

Assistant secretaries, if any, shall have such powers and perform such duties as the board of directors may from time to time designate.

Section 3.14 Chairman Emeritus. The board of directors may appoint one or more positions designated as a “director emeritus” or “chairman emeritus” for former directors of the corporation. Any such person designated as a director or chairman emeritus shall function in an advisory role to the members of the board of directors, be entitled to attend all meetings of the board of directors as if such person were a director of the corporation, but shall not have the right to vote as a director on any matter.

Section 3.15 Other Powers and Duties. Subject to these by-laws and to such limitations as the board of directors may from time to time prescribe, the officers of the corporation shall each have such powers and duties as generally pertain to their respective offices, as well as such powers and duties as from time to time may be conferred by the board of directors.

Article IV.

Capital Stock

Section 4.1 Stock Certificates. The shares of the corporation shall be represented by certificates in such form as shall, in conformity to law, be prescribed from time to time by the board of directors, provided that the board of directors may provide by resolution or resolutions that some or all of any or all classes or series of stock shall be uncertificated shares. Any such resolution shall not apply to shares represented by a certificate until such certificate is surrendered to the corporation. Each certificate shall be signed by the president or vice-president and treasurer or assistant treasurer or such other officers designated by the board of directors from time to time as permitted by law, shall bear the seal of the corporation, and shall express on its face its number, date of issue, class, the number of shares for which, and the name of the person to whom, it is issued. The corporate seal and any or all of the signatures of corporation officers may be facsimile.

If an officer, transfer agent or registrar who has signed, or whose facsimile signature has been placed on, a certificate shall have ceased to be such before the certificate is issued, it may be issued by the corporation with the same effect as if he were such officer, transfer agent or registrar at the time of its issue.

Section 4.2 Transfer of Shares. Title to a certificate of stock and to the shares represented thereby shall be transferred only on the books of the corporation by delivery to the corporation or its transfer agent of the certificate properly endorsed, or by delivery of the certificate accompanied by a written assignment of the same, or a properly executed written power of attorney to sell, assign or transfer the same or the shares represented thereby. Upon surrender of a certificate for the shares being transferred, a new certificate or certificates shall be issued according to the interests of the parties.

Section 4.3 Record Holders. Except as otherwise may be required by law, by the Certificate of Incorporation or by these by-laws, the corporation shall be entitled to treat the record hold of stock as shown on its books as the owner of such stock for all purposes, including the payment of dividends and the right to vote with respect thereto, regardless of any transfer, pledge or other disposition of such stock, until the shares have been transferred on the books of the corporation in accordance with the requirements of these by-laws.

It shall be the duty of each stockholder to notify the corporation of his post office address.

Section 4.4 Record Date. In order that the corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournments thereof, the board of directors may fix a record date, which record date shall not precede the date on which the resolution fixing the record date is adopted by the board of directors and which record date shall, unless otherwise required by law, not be more than sixty (60) nor less than ten (10) days before the date of such meeting. If no record date is fixed, the record date for determining stockholders entitled to receive notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held.

(b) In order that the corporation may determine the stockholders entitled to express consent to corporate action in writing without a meeting, the board of directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the board of directors, and which record date shall not be more that 10 days after the date upon which the resolution fixing the record date is adopted by the board of directors. Any stockholder of record seeking to have the stockholders authorize or take corporate action by written consent shall, by written notice to the Secretary of the Corporation, request the Board of Directors to fix a record date. The board of directors shall promptly, but in all events within 10 days after the date on which such a request is received, adopt a resolution fixing the record date. If no record date has been fixed by the board of directors within 10 days after the date on which such a request is received, the record date for determining stockholders entitled to consent to corporate action in writing without a meeting, when no prior action by the board of directors is required by applicable law, shall be the first date on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the Corporation. If no record date has been fixed by the board of directors and prior action by the board of director is required by applicable law, the Certificate of Incorporation, or these Bylaws, the record date for determining stockholders entitled to consent to corporate action in writing without a meeting shall be at the close of business on the date on which the board of directors adopts the resolution taking such prior action.

(c) In order that the corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights, or to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the board of directors may fix a record date, which record date shall not be more than sixty (60) days prior to such action. If no record date is fixed, the record date for determining stockholders for such purpose shall be at the close of business on the day on which the board of directors adopts the resolution relating thereto.

A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the board may fix a new record date for the adjourned meeting.

Section 4.5 Transfer Agent and Registrar for Shares of Corporation. The board of directors may appoint a transfer agent and a registrar of the certificates of stock of the corporation. Any transfer agent so appointed shall maintain, among other records, a stockholders’ ledger, setting forth the names and addresses of the holders of all issued shares of stock of the corporation, the number of shares held by each, the certificate numbers representing such shares, and the date of issue of the certificates representing such shares. Any registrar so appointed shall maintain, among other records, a share register, setting forth the total number of shares of each class of shares which the corporation is authorized to issue and the total number of shares actually issued. The stockholders’ ledger and the share register are hereby identified as the stock transfer books of the corporation; but as between the stockholders’ ledger and the share register, the names and addresses of stockholders, as they appear on the stockholders’ ledger maintained by the transfer agent shall be the official list of stockholders of record of the corporation. The name and address of each stockholder of record, as they appear upon the stockholders’ ledger, shall be conclusive evidence of who are the stockholders entitled to receive notice of the meetings of stockholders, to vote at such meetings, to examine a complete list of the stockholders entitled to vote at meetings, and to own, enjoy and exercise any other property or rights deriving from such shares against the corporation. Stockholders, but not the corporation, its directors, officers, agents or attorneys, shall be responsible for notifying the transfer agent, in writing, of any changes in their names or addresses from time to time, and failure to do so will relieve the corporation, its other stockholders, directors, officers, agents and attorneys, and its transfer agent and registrar, of liability for failure to direct notices or other documents, or pay over or transfer dividends or other property or rights, to a name or address other than the name and address appearing in the stockholders’ ledger maintained by the transfer agent.

Section 4.6 Loss of Certificates. In case of the loss, destruction or mutilation of a certificate of stock, a replacement certificate may be issued in place thereof upon such terms as the board of directors may prescribe, including, in the discretion of the board of directors, a requirement of bond and indemnity to the corporation.

Section 4.7 Restrictions on Transfer. Every certificate for shares of stock which are subject to any restriction on transfer, whether pursuant to the Certificate of Incorporation, the by-laws or any agreement to which the corporation is a party, shall have the fact of the restriction noted conspicuously on the certificate and shall also set forth on the face or back either the full text of the restriction or a statement that the corporation will furnish a copy to the holder of such certificate upon written request and without charge.

Section 4.8 Multiple Classes of Stock. The amount and classes of the capital stock and the par value, if any, of the shares, shall be as fixed in the Certificate of Incorporation. At all times when there are two or more classes of stock, the several classes of stock shall conform to the description and the terms and have the respective preferences, voting powers, restrictions and qualifications set forth in the Certificate of Incorporation and these by-laws. Every certificate issued when the corporation is authorized to issue more than one class or series of stock shall set forth on its face or back either (i) the full text of the preferences, voting powers, qualifications and special and relative rights of the shares of each class and series authorized to be issued, or (ii) a statement of the existence of such preferences, powers, qualifications and rights, and a statement that the corporation will furnish a copy thereof to the holder of such certificate upon written request and without charge.

Article V.

Dividends

Section 5.1 Declaration of Dividends. Except as otherwise required by law or by the Certificate of Incorporation, the board of directors may, in its discretion, declare what, if any, dividends shall be paid from the surplus or from the net profits of the corporation for the current or preceding fiscal year, or as otherwise permitted by law. Dividends may be paid in cash, in property, in shares of the corporation’s stock, or in any combination thereof. Dividends shall be payable upon such dates as the board of directors may designate.

Section 5.2 Reserves. Before the payment of any dividend and before making any distribution of profits, the board of directors, from time to time and in its absolute discretion, shall have power to set aside out of the surplus or net profits of the corporation such sum or sums as the board of directors deems proper and sufficient as a reserve fund to meet contingencies or for such other purpose as the board of directors shall deem to be in the best interests of the corporation, and the board of directors may modify or abolish any such reserve.

Article VI.

Powers of Officers to Contract

with the Corporation

Any and all of the directors and officers of the corporation, notwithstanding their official relations to it, may enter into and perform any contract or agreement of any nature between the corporation and themselves, or any and all of the individuals from time to time constituting the board of directors of the corporation, or any firm or corporation in which any such director may be interested, directly or indirectly, whether such individual, firm or corporation thus contracting with the corporation shall thereby derive personal or corporate profits or benefits or otherwise; provided, that (i) the material facts of such interest are disclosed or are known to the board of directors or committee thereof which authorizes such contract or agreement; (ii) if the material facts as to such person’s relationship or interest are disclosed or are known to the stockholders entitled to vote thereon, and the contract is specifically approved in good faith by a vote of the stockholders; or (iii) the contract or agreement is fair as to the corporation as of the time it is authorized, approved or ratified by the board of directors, a committee thereof, or the stockholders. Any director of the corporation who is interested in any transaction as aforesaid may nevertheless be counted in determining the existence of a quorum at any meeting of the board of directors which shall authorize or ratify any such transaction. This Article shall not be construed to invalidate any contract or other transaction which would otherwise be valid under the common or statutory law applicable thereto.

Article VII.

Indemnification

Section 7.1 Right to Indemnification. Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he is or was a director or officer of the corporation or, while a director or officer of the corporation, is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an “indemnitee”), where the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent, shall be indemnified and held harmless by the corporation to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the corporation to provide broader indemnification rights than permitted prior thereto), against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith and such indemnification shall continue as to an indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the indemnitee’s heirs, executors and administrators; provided, however, that, except as provided in Section 7.3 hereof with respect to proceedings to enforce rights to indemnification, the corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the board of directors of the corporation.

Section 7.2 Right to Advancement of Expenses. The right to indemnification conferred in Section 7.1 shall include the right to be paid by the corporation the expenses incurred in defending any proceeding for which such right to indemnification is applicable in advance of its final disposition (hereinafter an “advancement of expenses”); provided, however, that, if the Delaware General Corporation Law requires, an advancement of expenses incurred by an indemnitee in his capacity as a director or officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the corporation of an undertaking (hereinafter an “undertaking”), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a “final adjudication”) that such indemnitee is not entitled to be indemnified for such expenses under this Section or otherwise.

Section 7.3 Right of Indemnitee to Bring Suit. The rights to indemnification and to the advancement of expenses conferred in Section 7.1 and Section 7.2, respectively, shall be contract rights. If a claim under Section 7.1 or Section 7.2 is not paid in full by the corporation within sixty days after a written claim has been received by the corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be twenty days, the indemnitee may at any time thereafter bring suit against the corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall be entitled to be paid also the expense of prosecuting or defending such suit. In (A) any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (B) in any suit by the corporation to recover an advancement of expenses pursuant to the terms of an undertaking the corporation shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met any applicable standard for indemnification set forth in the Delaware General Corporation Law. Neither the failure of the corporation (including its board of directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the corporation (including its board of directors, independent legal counsel, or its stockholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee, be a defense to such suit. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or by the corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Section or otherwise shall be on the corporation.

Section 7.4 Non-Exclusivity. The rights of indemnification and to receive advancement of expenses as provided by this Article shall not be deemed exclusive of any other rights to which an indemnitee may at any time be entitled under applicable law, the Certificate of Incorporation, these by-laws, any agreement, a vote of stockholders or a resolution of the board of directors, or otherwise. No amendment, alteration, rescission or replacement of this Article or any provision hereof shall be effective as to an indemnitee with respect to any action taken or omitted by such indemnitee in his or her capacity as a director or officer or with respect to any state of facts then or previously existing or any proceeding previously or thereafter brought or threatened based in whole or to the extent based in part upon any such state of facts existing prior to such amendment, alteration, rescission or replacement.

Section 7.5 Insurance. The corporation may maintain, at its expense, an insurance policy or policies to protect itself and any indemnitee, officer, employee or agent of the corporation or another enterprise against liability arising out of this Article or otherwise, whether or not the corporation would have the power to indemnify any such person against such liability under the Delaware General Corporation Law.

Section 7.6 No Duplicative Payment. The corporation shall not be liable under this Article to make any payment of amounts otherwise indemnifiable hereunder if and to the extent that an indemnitee has otherwise actually received such payment under any insurance policy, contract, agreement or otherwise.

Section 7.7 Severability. If any provision or provisions of this Article shall be held to be invalid, illegal or unenforceable for any reason whatsoever:

(a) the validity, legality and enforceability of the remaining provisions of this Article (including without limitation, each portion of any Section of this Article containing any such provision held to be invalid, illegal or unenforceable, that is not itself invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby; and

(b) to the fullest extent possible, the provisions of this Article (including, without limitation, each portion of any Section of this Article containing any such provision held to be invalid, illegal or unenforceable, that is not itself invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.

Article VIII.

Miscellaneous Provisions

Section 8.1 Certificate of Incorporation. All references in these by-laws to the Certificate of Incorporation shall be deemed to refer to the Certificate of Incorporation of the corporation, as amended and in effect from time to time.

Section 8.2 Fiscal Year. Except as from time to time otherwise provided by the board of directors, the fiscal year of the corporation shall end on the Saturday closest to September 30 of each year.

Section 8.3 Corporate Seal. The board of directors shall have the power to adopt and alter the seal of the corporation.

Section 8.4 Execution of Instruments. All deeds, leases, transfers, contracts, bonds, notes, and other obligations authorized to be executed by an officer of the corporation on its behalf shall be signed by the president or the treasurer except as the board of directors may generally or in particular cases otherwise determine.

Section 8.5 Voting of Securities. Unless the board of directors otherwise provides, the president or the treasurer may waive notice of and act on behalf of this corporation, or appoint another person or persons to act as proxy or attorney in fact for this corporation with or without discretionary power and/or power of substitution, at any meeting of stockholders or shareholders of any other corporation or organization, any of whose securities are held by this corporation.

Section 8.6 Evidence of Authority. A certificate by the secretary or any assistant secretary as to any action taken by the stockholders, directors or any officer or representative of the corporation shall, as to all persons who rely thereon in good faith, be conclusive evidence of such action. The exercise of any power which by law, by the Certificate of Incorporation, or by these by-laws, or under any vote of the stockholders or the board of directors, may be exercised by an officer of the corporation only in the event of absence of another officer or any other contingency shall bind the corporation in favor of anyone relying thereon in good faith, whether or not such absence or contingency existed.

Section 8.7 Corporate Records. Any books or records maintained by the Corporation in the regular course of its business, including its stock ledger, books of account, and minute books, may be kept on, or by means of, or be in the form of, any information storage device or method; provided, however, that the books and records so kept can be converted into clearly legible paper form within a reasonable time. The Corporation shall so convert any books or records so kept upon the request of any person entitled to inspect such records pursuant to the Certificate of Incorporation, these Bylaws, or the provisions of the General Corporation Law of the State of Delaware.

Section 8.8 Charitable Contributions. The board of directors from time to time may authorize contributions to be made by the corporation in such amounts as it may determine to be reasonable to corporations, trusts, funds or foundations organized and operated exclusively for charitable, scientific or educational purposes, no part of the net earning of which inures to the private benefit of any stockholder or individual.

Section 8.9 Communications of Notices. Any notice required to be given under these by-laws may be given by (i) delivery in person, (ii) mailing it, postage prepaid, first class, (iii) mailing it by nationally or internationally recognized second day or faster courier service, or (iv) electronic transmission, in each case, to the addressee; provided however that facsimile transmission or electronic transmission may only be used if the addressee has consented to such means.

Section 8.10 Electronic Transmissions. Notwithstanding any reference in these by-laws to written instruments, all notices, meetings, consents and other communications contemplated by these by-laws may be conducted by means of an electronic transmission, to the extent permitted by law, if specifically authorized by the board of directors of the corporation.

Article IX.

Amendments

Section 9.1 Amendment by Stockholders. These by-laws may be amended altered or repealed by the stockholders at any annual or special meeting by vote or a majority of all shares outstanding and entitled to vote, except that where the effect of the amendment would be to reduce any voting requirement otherwise required by law, the Certificate of Incorporation or these by-laws, such amendment shall require the vote that would have been required by such other provision. Notice and a copy of any proposal to amend these by-laws must be included in the notice of meeting of stockholders at which action is taken upon such amendment.

Section 9.2 Amendment by Board of Directors. These by-laws may be amended or altered by the board of directors at a meeting duly called for the purpose by majority vote of the directors then in office, except that directors shall not amend the by-laws in a manner which:

(a) changes the stockholder voting requirements for any action;

(b) alters or abolishes any preferential right or right of redemption applicable to a class or series of stock with shares already outstanding;

(c) alters the provisions of Article IX hereof; or

(d) permits the board of directors to take any action which under law, the Certificate of Incorporation, or these by-laws is required to be taken by the stockholders.

Any amendment of these by-laws by the board of directors may be altered or repealed by the stockholders at any annual or special meeting of stockholders.

ANNEX J

HOLOGIC, INC.

SENIOR EXECUTIVE SHORT-TERM INCENTIVE PLAN

ARTICLE 1

GENERAL

Section 1.1 Purpose.

The purpose of the Hologic, Inc. Executive Short-Term Incentive Plan (the “Plan”) is to benefit and advance the interests of Hologic, Inc., a Delaware corporation (the “Company”), by (i) granting performance-based awards (“Awards”) to selected senior executives of the Company and its subsidiaries and divisions for the contributions of such executives to the Company’s financial success and (ii) thereby motivating them to continue to make such contributions in the future.

Section 1.2 Administration of the Plan.

The Plan shall be administered by the Compensation Committee (the “Compensation Committee”) appointed by the Board of Directors of the Company (the “Board”), consisting of at least such number of directors as is required from time to time to satisfy the requirements of the exception under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), for “qualified performance-based compensation.” In addition, each such Compensation Committee member shall satisfy the qualification requirements of Section 162(m) of the Code (“Section 162(m)”), as it may be amended from time to time. The Compensation Committee shall adopt such rules as it may deem appropriate in order to carry out the purpose of the Plan. All questions of interpretation, administration and application of the Plan shall be determined by a majority of the members of the Compensation Committee then in office, except that the Compensation Committee may authorize any one or more of its members, or any officer of the Company, to execute and deliver documents on behalf of the Compensation Committee. The determination of such majority shall be final and binding in all matters relating to the Plan. Subject to the terms of this Plan, the Compensation Committee shall have authority to determine the terms and conditions of all Awards granted under the Plan.

With respect to any restrictions in the Plan that are based on the requirements of Section 162(m) or any other applicable law, rule or restriction, to the extent that any such restrictions are no longer required, the Compensation Committee shall have the sole discretion and authority to grant Awards that are not subject to such restrictions and/or to waive any such restrictions with respect to outstanding Awards.

Section 1.3 Eligibility.

The Compensation Committee may designate as participants, and may grant Awards to, employees of the Company or one of its subsidiaries or divisions, including without limitation those employees that are “covered employees” as such term is defined under Section 162(m) and the regulations and other interpretative guidance issued thereunder. As currently defined, a “covered employee” is the Company’s Chief Executive Officer (or an individual acting in such capacity) and the three other most highly compensated executive officers of the Company (other than its principal financial officer) for the Company’s taxable year.

ARTICLE 2

AWARDS

Section 2.1 Terms of Awards.

The Compensation Committee shall designate Plan participants and establish in writing (i) performance goals and objectives (“Performance Targets”) for the Company (and/or any of its subsidiaries or divisions, if applicable) and (ii) target awards (“Target Awards”) for each participant, which shall be a percentage of the participant’s Salary (as defined in Section 2.2 below). The Performance Targets shall relate to the achievement of financial goals based on the attainment, during a specified performance period, of specified levels of one or more of the following measures: Economic Value Added; Earnings Before Interest, Taxes, Depreciation and Amortization; Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization; Earnings Before Interest and Taxes; Cash Flow; Earnings Per Share; Operating Income; Adjusted Operating Income; Operating Income Before Income Taxes; Adjusted Income Before Income Taxes; Net Income; Adjusted Net Income; Operating Margin; Ratio of Debt to Stockholder’s Equity; Return on Equity; Return on Assets; Revenue; and Total Shareholder Return, each as defined on Exhibit A. In addition, geographical expansion and clinical and product developments or regulatory milestones may be utilized as Performance Targets. A “performance period” shall be a calendar year or other fiscal year of the Company or other longer or shorter period designated by the Compensation Committee. The Compensation Committee shall designate Plan participants and establish the Performance Targets and the Target Awards for each performance period not later than ninety days after the start of such period; provided, however, that, Performance Targets and Target Awards shall in no event be established after 25% of a performance period has elapsed

Section 2.2 Limitation on Awards.

The aggregate amount of all Awards to be received by any participant under the Plan for any performance period shall not exceed the amount determined by multiplying such participant’s Salary by a factor of four (4).

Section 2.3 Determination of Award.

The Compensation Committee shall, promptly after the date on which the necessary financial or other information for a particular performance period becomes available, certify whether the Performance Targets have been achieved in the manner required by Section 162(m). If the Performance Targets have been achieved, the Awards for such performance period shall have been earned, except that the Compensation Committee may, in its sole and absolute discretion, reduce the amount of any Award to reflect the Compensation Committee’s assessment of the participant’s individual performance or for any other reason. Subject to Section 2.4, such Awards shall become payable in cash as promptly as practicable thereafter.

Section 2.4 Employment Requirement.

To be eligible to receive an Award, a participant must have remained in the continuous employ of the Company or one of its subsidiaries or divisions through the end of the applicable performance period. If (i) the Company or any subsidiary terminates a participant’s employment other than for “cause,” (ii) a participant terminates his or her employment for “good reason,” (iii) a participant becomes “permanently disabled” or (iv) a participant dies during a performance period, such participant or his or her estate, if applicable, shall be awarded, unless his or her employment agreement provides otherwise, a pro rata portion of the amount of the Award earned for such performance period, except that the Compensation Committee may, in its sole discretion, reduce the amount of such Award to reflect the Compensation Committee’s assessment of such participant’s individual performance prior to the applicable termination event or for any other reason. Unless otherwise specifically defined by an employment agreement or a benefit plan document, determinations with respect to whether a participant’s employment has been terminated for cause, for good reason or due to permanent disability shall be made by the Compensation Committee in its sole discretion

ARTICLE 3

ADJUSTMENT OF AWARDS

In the event that, during a performance period, any recapitalization, reorganization, merger, acquisition, divestiture, consolidation, spin-off, combination, liquidation, dissolution, sale of assets, or other similar corporate transaction or event, or any other extraordinary event, occurs, or any other event or circumstance occurs that has the effect, as determined by the Compensation Committee in its sole and absolute discretion, of distorting the applicable Performance Targets, including, without limitation, changes in accounting standards, the Compensation Committee may, to the extent consistent with Section 162(m), adjust or modify, as determined by the Compensation Committee in its sole and absolute discretion, the calculation of Economic Value Added; Earnings Before Interest, Taxes, Depreciation and Amortization; Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization; Earnings Before Interest and Taxes; Cash Flow; Earnings Per Share; Operating Income; Adjusted Operating Income; Operating Income Before Income Taxes; Adjusted Income Before Income Taxes; Net Income; Adjusted Net Income; Operating Margin; Ratio of Debt to Stockholder’s Equity; Return on Equity; Return on Assets; Revenue; and Total Shareholder Return, each as defined on Exhibit A, to the extent necessary to prevent reduction or enlargement of participants’ Awards under the Plan for such performance period attributable to such transaction, circumstance or event. Such adjustments shall be conclusive and binding for all purposes of the Plan. In addition, geographical expansion and clinical and product developments or regulatory milestones may be utilized as Performance Targets.

ARTICLE 4

MISCELLANEOUS

Section 4.1 No Rights to Awards or Continued Employment.

No employee shall have any claim or right to participate in, or to receive an Award under, the Plan. Neither the Plan nor any action taken hereunder shall be construed as giving any employee any right to be retained by the Company or any of its subsidiaries.

Section 4.2 Restriction on Transfer.

The rights of a participant with respect to any Award under the Plan shall not be transferable otherwise than by will or the laws of descent and distribution.

Section 4.3 Tax Withholding.

The Company or any subsidiary or division thereof, as appropriate, shall have the right to deduct from all payments made under the Plan to a participant, or to a participant’s beneficiary or beneficiaries if applicable, any federal, state, local or other taxes required by law to be withheld with respect to such payments.

Section 4.4 No Restriction on Right of Company to Effect Changes.

The Plan shall not affect in any way the right or power of the Company or its stockholders to make or authorize any recapitalization, reorganization, merger, acquisition, divestiture, consolidation, spin-off, combination, liquidation, dissolution, sale of assets, or other similar corporate transaction or event involving the Company or any subsidiary or division thereof or any other event or series of events, whether of a similar character or otherwise.

Section 4.5 Source of Payments.

The Company shall not have any obligation to establish any separate fund or trust or other segregation of assets to provide for payments under the Plan. To the extent any person acquires any rights to receive payments hereunder from the Company, such rights shall be no greater than those of an unsecured creditor.

Section 4.6 Amendment and Termination.

The Board may at any time and from time to time alter, amend, suspend or terminate the Plan in whole or in part; provided, however, that no alteration or amendment will be effective without stockholder approval if such approval is required by law. No termination or amendment of the Plan may, without the consent of the participant to whom an Award has been made, adversely affect the rights of such participant in such Award.

Section 4.7 Governmental Regulations.

The Plan, and all Awards hereunder, shall be subject to all applicable rules and regulations of governmental or other authorities.

Section 4.8 Headings.

The headings of articles and sections herein are included solely for convenience of reference and shall not affect the meaning of any of the provisions of the Plan.

Section 4.9 Governing Law.

The Plan and all rights and Awards hereunder shall be construed in accordance with and governed by the laws of the State of Delaware without regard to conflicts of law principles and applicable federal law.

Section 4.10 Effective Date.

The Original Plan remains effective for performance periods ending on or before fifth anniversary of the date approved by Company’s Stockholders.

EXHIBIT A

PERFORMANCE TARGET MEASURES

GAAP Based Performance Target Measures:

The following Performance Target Measures are to be determined in accordance with accounting principles generally accepted in the United States (“GAAP”):

Cash Flow;

Earnings Before Interest, Taxes, Depreciation and Amortization;

Earnings Before Interest and Taxes;

Earnings per Share;

Operating Income Before Income Taxes;

Operating Income;

Operating Margin;

Net Income; and

Revenue.

Non-GAAP Based Performance Target Measures:

The following Performance Target Measures are based on non-GAAP financial measures and are defined as follows:

“Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization” means EBITDA, adjusted for cash and non-cash charges. Non-cash charges may include, without limitation, the impacts to income before income taxes of changes in accounting principles, equity compensation expenses or estimates or other extraordinary, unusual, infrequent cash and non-cash items.

“Adjusted Operating Income” is defined as operating income plus intangible amortization and depreciation expenses, adjusted for extraordinary, unusual or infrequent cash and non-cash items.

“Adjusted Income Before Income Taxes” means income before income taxes, adjusted for extraordinary, unusual or infrequent charges. Extraordinary, unusual or infrequent charges may include, without limitation, the impacts to income before income taxes of changes in accounting principles or estimates or other unusual, infrequent cash and non-cash items.

“Adjusted Net Income” means net income, adjusted for extraordinary, unusual or infrequent charges. Extraordinary, unusual or infrequent charges may include, without limitation, the impacts to net income of changes in accounting principles or estimates or other unusual, infrequent cash and non-cash items.

“Economic Value Added” means profit remaining after deduction of the cost of the capital employed.

“Return on Assets” means net income plus interest divided by average total assets.

“Return on Equity” means net income divided by average equity.

“Ratio of Debt to Stockholder’s Equity” means debt divided by equity.

“Total Shareholder Return” means change in capital value of common stock plus dividends paid, if any.

ANNEX K

AMENDMENT NO. 1

TO

HOLOGIC, INC.

SECOND AMENDED AND RESTATED 1999 EQUITY INCENTIVE PLAN

The following amendment to the Hologic, Inc. (the “Corporation”) Second Amended and Restated 1999 Equity Incentive Plan (the “Plan”), upon recommendation of the Compensation Committee, was approved by the Board of Directors of the Corporation on June 25, 2007, subject to the approval of the stockholders of the Corporation:

1. Section 5, Paragraph (a) is amended by deleting the first sentence of this paragraph and replacing it with the following:

“Effective on the effective time of the merger between the Corporation and Cytyc Corporation pursuant to that certain Agreement and Plan of Merger, dated as of May 20, 2007, by and among the Corporation, Cytyc Corporation and Nor’easter Corp., subject to adjustment under subsection (b), the maximum aggregate number of shares of common stock available for issuance under the Plan is 600,000 shares, plus (A) an annual increase to be made on the first day of each fiscal year equal to the lesser of (i) 2 1/2% of the Issued Shares (as defined below) on the last day of the immediately preceding fiscal year, (ii) 1,000,000 shares, or (iii) an amount determined by the board of directors, plus (B) 4,000,000 shares.”

2. Except as amended hereby, the Second Amended and Restated 1999 Equity Incentive Plan shall remain in full force and effect in accordance with its original terms.

Approved by Board of Directors: June 25, 2007

Approved by Stockholders:                     , 2007

K-1

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers.

Section 145 of the General Corporation Law of the State of Delaware, or the DGCL, generally provides that all directors and officers (as well as other employees and individuals) may be indemnified against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement in connection with certain specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation, or a derivative action), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard of care is applicable in the case of derivative actions, except that indemnification extends only to expenses (including attorneys’ fees) incurred in connection with defense or settlement of an action, and the DGCL requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. Hologic’s certificate of incorporation currently provides, that Hologic may indemnify to the fullest extent permitted by the DGCL any director or officer who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding. Article 10 of Hologic’s certificate of incorporation eliminates the personal liability of Hologic’s directors to Hologic or Hologic’s stockholders for monetary damages for breach of fiduciary duty to the extent permitted by the DGCL. Article VII of Hologic’s current bylaws provides that Hologic may indemnify its officers and directors to the extent permitted by Delaware General Corporation Law. Hologic has also entered into indemnification agreements with each of its directors. The indemnification agreements are intended to provide the maximum protection permitted by Delaware law with respect to indemnification of directors. Hologic may also enter into similar agreements with certain of its officers who are not also directors. The effect of these provisions is to permit indemnification by Hologic for liabilities arising under the Securities Act of 1933, as amended. Hologic also maintains directors and officers liability insurance. Upon completion of the merger, Hologic’s bylaws will provide that Hologic shall indemnify its directors and officers for any proceedings in which they are involved by reason of the fact that they are or were a director or officer of the corporation to the fullest extent permitted by Delaware law.

Section 145 of the DGCL also provides that the rights conferred thereby are not exclusive of any other right to which any person may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, and permits a corporation to advance expenses to or on behalf of a person entitled to be indemnified, subject to, in the case of officers and directors, receipt of an undertaking to repay the amounts advanced if it is determined that the person is not entitled to be indemnified.

Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for any breach of the director’s duty of loyalty to the corporation or its stockholders, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions, or for any transaction from which the director derived an improper personal benefit. Hologic’s certificate of incorporation provides that no director will be liable to Hologic or its stockholders for monetary damages for breach of fiduciary duty as a director, subject to the statutory exceptions.

Item 21. Exhibits and Financial Statement Schedules.

The following exhibits are filed herewith or incorporated herein by reference:

Exhibit No.	Document
2.1	Agreement and Plan of Merger dated as of May 20, 2007 among Hologic, Inc., Cytyc Corporation and Nor’easter Corp. (included in Annex A to the joint proxy statement/prospectus, which is part of this registration statement).	*

3.1	Certificate of Amendment of Certificate of Incorporation of Hologic (included in Annex H to the joint proxy statement/prospectus, which is part of this registration statement).	*

3.2	Amended and Restated Bylaws of Hologic (included in Annex I to the joint proxy statement/prospectus, which is part of this registration statement).	*

4.1	Description of Capital Stock (contained in the Certificate of Amendment of Certificate of Incorporation of Hologic, filed as Exhibit 3.1).	*

4.2	Form of Affiliate Letter Agreement.	*

5.1	Opinion of Brown Rudnick Berlack Israels LLP regarding validity of the shares of Hologic common stock registered hereunder.	filed herewith

8.1	Opinion of Brown Rudnick Berlack Israels LLP regarding material federal income tax consequences relating to the merger.	filed herewith

8.2	Opinion of Hogan & Hartson LLP regarding material federal income tax consequences relating to the merger.	filed herewith

10.1	Amendment to Hologic’s Second Amended and Restated 1999 Equity Incentive Plan (included in Annex K to the joint proxy statement/prospectus, which is part of this registration statement).	*

10.2	Hologic, Inc. Senior Executive Short-Term Incentive Plan (included in Annex J to the joint proxy statement/prospectus, which is part of this registration statement).	*

10.3	Amended and Restated Change of Control Agreement by and between Hologic, Inc. and Patrick J. Sullivan.	filed herewith

10.4	Amended and Restated Change of Control Agreement by and between Hologic, Inc. and Daniel J. Levangie.	filed herewith

10.5	Amended and Restated Retention and Severance Agreement by and between Hologic, Inc. and Patrick J. Sullivan.	filed herewith

10.6	Amended and Restated Retention and Severance Agreement by and between Hologic, Inc. and Daniel J. Levangie.	filed herewith

23.1	Consent of Ernst & Young LLP with respect to Hologic.	filed herewith

23.2	Consent of Deloitte & Touche LLP with respect to Cytyc.	filed herewith

23.3	Consent of Ernst & Young LLP with respect to Adeza Biomedical Corporation.	filed herewith

23.4	Consent of Ernst & Young LLP with respect to R2 Technology, Inc.	filed herewith

23.5	Consent of KPMG LLP with respect to Suros Surgical Systems, Inc.	filed herewith

23.6	Consent of Brown Rudnick Berlack Israels LLP (contained in Exhibit 5.1).	filed herewith

Exhibit No.	Document
23.7	Consent of Brown Rudnick Berlack Israels LLP (contained in Exhibit 8.1).	filed herewith

23.8	Consent of Hogan & Hartson LLP (contained in Exhibit 8.2).	filed herewith

24.1	Powers of Attorney (included in the signature page to this registration statement).	*

99.1	Form of Proxy Card of Hologic.	filed herewith

99.2	Form of Proxy Card of Cytyc.	filed herewith

99.3	Consent of Goldman, Sachs & Co.	filed herewith

99.4	Consent of Jefferies & Company, Inc.	*

99.5	Consent of Morgan Stanley & Co. Incorporated.	*

99.6	Consent of J.P. Morgan Securities Inc.	*

*	Previously filed.

Item 22. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post- effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference into the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) (1) The undersigned registrant undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(2) The undersigned registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(d) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(e) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first-class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(f) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Hologic, Inc. has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bedford, Commonwealth of Massachusetts, on August 20, 2007.

Hologic, Inc.

By:	/s/ John W. Cumming
Name: John W. Cumming
Title: Chairman and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
* JOHN W. CUMMING	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)	August 20, 2007

* GLENN P. MUIR	Director, Executive Vice President Finance and Administration and Treasurer (Principal Financial Officer)	August 20, 2007

* JAY A. STEIN	Chairman Emeritus and Chief Technical Officer	August 20, 2007

* ROBERT H. LAVALLEE	Senior Vice President, Chief Accounting Officer (Principal Accounting Officer)	August 20, 2007

* LAURIE FAJARDO	Director	August 20, 2007

* IRWIN JACOBS	Director	August 20, 2007

* DAVID R. LAVANCE, JR.	Director	August 20, 2007

* NANCY L. LEAMING	Director	August 20, 2007

* ARTHUR G. LERNER	Director	August 20, 2007

* LAWRENCE M. LEVY	Director	August 20, 2007

*By:	/S/ GLENN P. MUIR
GLENN P. MUIR ATTORNEY-IN-FACT

EXHIBIT INDEX

Exhibit No.	Document
2.1	Agreement and Plan of Merger dated as of May 20, 2007 among Hologic, Inc., Cytyc Corporation and Nor’easter Corp. (included in Annex A to the joint proxy statement/prospectus, which is part of this registration statement).	*

3.1	Certificate of Amendment of Certificate of Incorporation of Hologic (included in Annex H to the joint proxy statement/prospectus, which is part of this registration statement).	*

3.2	Amended and Restated Bylaws of Hologic (included in Annex I to the joint proxy statement/prospectus, which is part of this registration statement).	*

4.1	Description of Capital Stock (contained in the Certificate of Amendment of Certificate of Incorporation of Hologic, filed as Exhibit 3.1).	*

4.2	Form of Affiliate Letter Agreement.	*

5.1	Opinion of Brown Rudnick Berlack Israels LLP regarding validity of the shares of Hologic common stock registered hereunder.	filed herewith

8.1	Opinion of Brown Rudnick Berlack Israels LLP regarding material federal income tax consequences relating to the merger.	filed herewith

8.2	Opinion of Hogan & Hartson LLP regarding material federal income tax consequences relating to the merger.	filed herewith

10.1	Amendment to Hologic’s Second Amended and Restated 1999 Equity Incentive Plan (included in Annex K to the joint proxy statement/prospectus, which is part of this registration statement).	*

10.2	Hologic, Inc. Senior Executive Short-Term Incentive Plan (included in Annex J to the joint proxy statement/prospectus, which is part of this registration statement).	*

10.3	Amended and Restated Change of Control Agreement by and between Hologic, Inc. and Patrick J. Sullivan.	filed herewith

10.4	Amended and Restated Change of Control Agreement by and between Hologic, Inc. and Daniel J. Levangie.	filed herewith

10.5	Amended and Restated Retention and Severance Agreement by and between Hologic, Inc. and Patrick J. Sullivan.	filed herewith

10.6	Amended and Restated Retention and Severance Agreement by and between Hologic, Inc. and Daniel J. Levangie.	filed herewith

23.1	Consent of Ernst & Young LLP with respect to Hologic.	filed herewith

23.2	Consent of Deloitte & Touche LLP with respect to Cytyc.	filed herewith

23.3	Consent of Ernst & Young LLP with respect to Adeza Biomedical Corporation.	filed herewith

23.4	Consent of Ernst & Young LLP with respect to R2 Technology, Inc.	filed herewith

23.5	Consent of KPMG LLP with respect to Suros Surgical Systems, Inc.	filed herewith

23.6	Consent of Brown Rudnick Berlack Israels LLP (contained in Exhibit 5.1).	filed herewith

Exhibit No.	Document
23.7	Consent of Brown Rudnick Berlack Israels LLP (contained in Exhibit 8.1).	filed herewith

23.8	Consent of Hogan & Hartson LLP (contained in Exhibit 8.2).	filed herewith

24.1	Powers of Attorney (included in the signature page to this registration statement).	*

99.1	Form of Proxy Card of Hologic.	filed herewith

99.2	Form of Proxy Card of Cytyc.	filed herewith

99.3	Consent of Goldman, Sachs & Co.	filed herewith

99.4	Consent of Jefferies & Company, Inc.	*

99.5	Consent of Morgan Stanley & Co. Incorporated.	*

99.6	Consent of J.P. Morgan Securities Inc.	*

*	Previously filed.